As filed with the Securities and Exchange Commission on January 31, 2024
Registration Statement No. 333-274418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JEPLAN Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Japan (Jurisdiction of Incorporation or Organization)	5093 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
12-2 Ogimachi
Kawasaki-ku, Kawasaki-shi,
Kanagawa, Japan
Tel: +81 44-223-7898
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Barbara A. Jones, Esq. Greenberg Traurig LLP Suite 1900 1840 Century Park Blvd. Los Angeles, CA 90067 Tel: 310-586-7773	Koji Ishikawa, Esq. Greenberg Traurig Tokyo Law Offices Meiji Yasuda Seimei Bldg., 21F 2-1-1 Marunouchi, Chiyoda-Ku Tokyo 100-0005 Japan Tel: +81(0)3-4510-2200	Jesse Sheley, Esq. Joseph Raymond Casey, Esq. Kirkland & Ellis LLP 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong SAR Tel: +852-3761-3300	Steve Lin Kirkland & Ellis International LLP 58th Floor, China World Tower A No. 1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-5737-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF AP ACQUISITION CORP AND PROSPECTUS FOR COMMON SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, AND WARRANTS, OF JEPLAN HOLDINGS, INC.
SUBJECT TO COMPLETION, DATED JANUARY 31, 2024
PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF
AP ACQUISITION CORP
PROSPECTUS FOR
41,749,456 COMMON SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
8,625,000 WARRANTS TO PURCHASE COMMON SHARES AND
8,625,000 COMMON SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON THE
EXERCISE OF WARRANTS OF
JEPLAN HOLDINGS, INC.
Dear AP Acquisition Corp Shareholders:
You are cordially invited to attend an extraordinary general meeting of the shareholders of AP Acquisition Corp, a Cayman Islands exempted company limited by shares, which we refer to as “we,” “us,” “our,” “SPAC” or “APAC,” to be held at [      ] Eastern Time, on [        ] 2024 (the “Extraordinary General Meeting”). The Extraordinary General Meeting will be held virtually, at [       ]. For the purposes of our amended and restated memorandum and articles of association (the “SPAC Articles”), the physical location of the Extraordinary General Meeting shall be [        ].
At the Extraordinary General Meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal” or “Proposal No. 1” by ordinary resolution to approve and adopt the business combination agreement, dated June 16, 2023 (as it may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among (i) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“PubCo”), (ii) APAC, (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), and (iv) JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“JEPLAN” or the “Company”), and the transactions contemplated by the Business Combination Agreement (the “Business Combination”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.
Pursuant to the Business Combination Agreement, PubCo and the Company shall, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Companies Act of Japan (Act No. 86 of 2005) (the “Japan Act”) and other applicable laws, implement and consummate (i) the statutory share for share exchange (kabushiki-koukan) of PubCo and JEPLAN (the “Share Exchange”) whereby (a) PubCo will acquire from holders of JEPLAN’s common shares, no par value per share (each, a “JEPLAN Common Share,” and such holders, “JEPLAN Shareholders”) each JEPLAN Common Share issued and outstanding immediately prior to the effective time of the Share Exchange (the “Share Exchange Effective Time”) in consideration of such fraction of a newly issued common share of PubCo, no par value per share (each, a “PubCo Common Share”) that is equal to the Exchange Ratio (as defined in the accompanying proxy statement/prospectus), provided that each JEPLAN Shareholder may elect to receive, in lieu of PubCo Common Shares, American depositary shares, each representing one PubCo Common Share (each, an “ADS”) and (b) each unexercised option to purchase JEPLAN Common Shares issued and outstanding immediately prior to the Share Exchange Effective Time will be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio; (ii) the allotment and issuance to Merger Sub, prior to the Share Exchange Effective Time, a number of PubCo Common Shares equal to the aggregate number of ADSs to be issued to holders of APAC’s ordinary shares pursuant to the Business Combination Agreement and a number of warrants of PubCo equal to the aggregate number of PubCo Warrants to be distributed to holders of APAC’s warrants pursuant to the Business Combination Agreement; and (iii) certain other pre-merger transactions (collectively, the “Pre-Merger Reorganization”). At the Share Exchange Effective Time, JEPLAN Shareholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Common Shares, and JEPLAN shall become a direct, wholly-owned subsidiary of PubCo.
Immediately following the Pre-Merger Reorganization, Merger Sub will merge with and into APAC (the “Merger”), with APAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”). Immediately prior to the time when the Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Islands Companies Act as may be agreed by Merger Sub and APAC in writing and specified in the Plan of Merger (the “Merger Effective Time”), each Class B ordinary share of APAC, par value $0.0001 per share (“Founder Share”) shall be automatically converted into one Class A ordinary share of APAC, par value $0.0001 per share (“Public Share”). At the Merger Effective Time, (i) each unit of APAC (“SPAC Unit”) issued in its initial public offering (the “IPO”) issued and outstanding immediately prior to the Merger Effective Time will be automatically detached and the holder thereof will be deemed to hold one Public Share and one-half of one public warrant of APAC (“Public Warrant”); (ii) each Public Share issued and outstanding immediately prior to the Merger Effective Time, including Public Shares held as a result of the separation of SPAC Units or the conversion of Founder Shares and excluding treasury shares of APAC, if any, Public Shares in respect of which an eligible holder has validly exercised its redemption rights and Public Shares for which the holder has validly exercised its dissenter’s rights, shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS, and each APAC shareholder shall cease to have any other rights in and to their shares of APAC, except as expressly provided in the Business Combination Agreement; (iii) each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Units, shall automatically cease to exist in exchange for a PubCo Series 1 warrant (“PubCo Series 1 Warrant”); (iv) each warrant of APAC issued in a private placement in connection with its IPO (each, a

“Private Placement Warrant”) outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 warrant (“PubCo Series 2 Warrant”); and (v) all shares of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of APAC as the surviving entity, which ordinary share shall constitute the only issued and outstanding share in the capital of APAC. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to Public Warrants and Private Placement Warrants immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively.
In addition to the Business Combination Proposal, APAC shareholders are being asked to:
•
consider and vote upon a proposal by special resolution at the Extraordinary General Meeting to approve the Merger and authorize, approve and confirm the Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, independently of the proposal by ordinary resolution to approve the Business Combination (the “Merger Proposal”) (Proposal No. 2);

•
consider and vote upon, as a special resolution, a proposal (the “NTA Proposal”) to approve and adopt an amendment to the SPAC Articles, which amendment (the “NTA Amendment”) shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the SPAC Articles the requirements that APAC shall have at least $5,000,001 of net tangible assets pursuant to Articles 49.2, 49.4, 49.5 and 49.8 of the SPAC Articles. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by APAC shareholders. A copy of the NTA Amendment to the SPAC Articles is attached to the accompanying proxy statement/prospectus as Annex C (Proposal No. 3); and

•
consider and vote upon, if presented, by ordinary resolution at the Extraordinary General Meeting to approve a proposal to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition (as defined below) in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares (the “Adjournment Proposal”) (Proposal No. 4).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully.
The Public Shares, Public Warrants and SPAC Units are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “APCA,” “APCA.WS,” and “APCA.U,” respectively. Upon the closing of the Business Combination (“Closing”), the Public Shares, Public Warrants and SPAC Units will be delisted from the NYSE, and the ADSs and PubCo Series 1 Warrants are expected to trade on the NYSE under the symbols “JPL” and “JPL WS,” respectively. It is a condition of the consummation of the Business Combination that PubCo’s initial listing application with NYSE in connection with the Business Combination shall have been conditionally approved and the ADSs to be issued in connection with the Business Combination shall have been approved for listing on the NYSE, subject to official notice of issuance, but such condition can be waived by the parties. The parties have not made a determination as to whether or not to waive this condition. There can be no assurance such listing condition will be met and, at the time you are asked to vote on the Business Combination, you will have no assurance that the ADSs or PubCo Series 1 Warrants will be listed on a national securities exchange in the United States following the completion of the Business Combination. See “Risk Factors — Risks Related to PubCo — There can be no assurance that the PubCo Common Shares represented by ADSs that will be issued in connection with the Business Combination will be approved for listing on the NYSE or, if approved, will continue to be so listed following the closing of the Business Combination, or that PubCo will be able to comply with the continued listing standards of the NYSE” on page 94 for more information.
Pursuant to the SPAC Articles, APAC is providing holders of its Public Shares that were offered as part of the IPO (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares in connection with the Business Combination at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in a United States-based trust account established in connection with the IPO (the “Trust Account”), as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to APAC to pay its taxes, divided by the number of then outstanding Public Shares. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of October 30, 2023, the estimated per-share redemption price would have been approximately $10.96. Public Shareholders may elect to redeem their shares even if they vote for the Business Combination. A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares (i.e., in excess of 1,695,380 Public Shares) in connection with any vote on a business combination. APAC has no specified maximum redemption threshold under the SPAC Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Public Shareholders will reduce the amount in the Trust Account. Under the terms of the Business Combination Agreement, to the extent that the NTA Proposal has not been passed, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after deducting the aggregate amount payable with respect to all Public Shares in respect of which the eligible holder has validly exercised (and not validly revoked, withdrawn or lost) his, her or its redemption right (the “Net Tangible Assets Condition”). Holders of outstanding Public Warrants and Private Placement Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of the Public Shareholders exercise their redemption rights with respect to their Public Shares.
The holders of Founder Shares, which include AP Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), and APAC’s independent directors (collectively, and together with the Sponsor, the “Initial Shareholders”), currently own 27.6% of APAC’s issued and outstanding ordinary shares. Pursuant to a letter agreement dated December 16, 2021 by and among APAC, the

Initial Shareholders and certain other directors of APAC (the “Letter Agreement”), the execution and delivery of which is a condition precedent to the obligations of APAC’s IPO underwriter under the underwriting agreement dated December 16, 2021, between Credit Suisse Securities (USA) LLC and APAC (the “Underwriting Agreement”), the Initial Shareholders and APAC’s other directors and officers have agreed, for no consideration, to (i) vote any ordinary shares of APAC that they hold in favor of the Business Combination (including any proposals recommended by the board of directors of APAC (the “APAC Board”) in connection with such Business Combination); (ii) waive their redemption rights with respect to such shares in connection with the consummation of the Business Combination; and (iii) waive their interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to their Founder Shares. In addition, pursuant to a sponsor support agreement and deed entered concurrently with the execution and delivery of the Business Combination Agreement by and among APAC, PubCo, JEPLAN, the Initial Shareholders and certain other directors and officers of APAC (as amended and restated on September 8, 2023, and as may be further amended, supplemented and/or restated from time to time, the “Sponsor Support Agreement”), as a material inducement to JEPLAN to enter into the Business Combination Agreement, the Initial Shareholders and APAC’s other directors and officers have agreed, for no consideration, to (i) vote all of the Founder Shares held by such person as of the date of the Sponsor Support Agreement and any ordinary shares of APAC acquired by such person after the date of the Sponsor Support Agreement (collectively, the “Sponsor Party Subject Shares”) in favor of the transactions contemplated by the Business Combination Agreement and related documents and proposals, (ii) vote against any transactions, proposals or amendment of the organizational documents of APAC that would be reasonably likely to in any material respect, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by APAC of, prevent or nullify any provision of the Business Combination Agreement or any other related transaction document or transaction, or change the voting rights of any class of APAC’s share capital in any manner, (iii) waive or not otherwise perfect any anti-dilution or similar protection with respect to any Sponsor Party Subject Shares, (iv) not exercise such person’s redemption rights with respect to any Sponsor Party Subject Shares in connection with the Business Combination and (v) not exercise any dissenters’ rights with respect to any share of APAC in connection with the Business Combination, among other things.
APAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by APAC’s shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all APAC shareholders are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the accompanying financial statements of JEPLAN and APAC and the unaudited pro forma financial information of PubCo. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 75 of the accompanying proxy statement/prospectus.
After careful consideration, the APAC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that APAC shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to APAC shareholders in the accompanying proxy statement/prospectus. When you consider the APAC Board’s recommendation of these proposals, you should keep in mind that certain APAC directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. The approval of each of the Merger Proposal and the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. The APAC Board unanimously recommends that you vote “FOR” each of these proposals.
Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Business Combination Agreement, including the Merger, will be consummated only if the Business Combination Proposal and the Merger Proposal are approved at the Extraordinary General Meeting. The Business Combination Proposal and the Merger Proposal are cross-conditioned on each other. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals to be presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT APAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT NO LATER THAN [           ], 2024 (TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING). YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the APAC Board, I would like to thank you for your support of AP Acquisition Corp and look forward to a successful completion of the Business Combination.
Sincerely,
Keiichi Suzuki
Chief Executive Officer
[           ], 2024
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.
The accompanying proxy statement/prospectus is dated [        ], 2024, and is expected to be first mailed or otherwise delivered to APAC shareholders on or about [        ], 2024.

AP ACQUISITION CORP
10 COLLYER QUAY,
#37-00 OCEAN FINANCIAL CENTER
SINGAPORE
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [           ], 2024
PROXY STATEMENT
To the Shareholders of AP Acquisition Corp:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of AP Acquisition Corp, a Cayman Islands exempted company limited by shares, which we refer to as “we,” “us,” “our,” “SPAC” or “APAC,” will be held at, Eastern Time, on [           ], 2024 (the “Extraordinary General Meeting”). The Extraordinary General Meeting will be held virtually, at [           ]. For the purposes of our amended and restated memorandum and articles of association (the “SPAC Articles”), the physical location of the Extraordinary General Meeting shall be [           ].
At the Extraordinary General Meeting, you will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal” or “Proposal No. 1,” by ordinary resolution to approve and adopt the business combination agreement, dated June 16, 2023 (as it may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among (i) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“PubCo”), (ii) APAC, (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), and (iv) JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“JEPLAN” or the “Company”), and the transactions contemplated by the Business Combination Agreement (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A.
Pursuant to the Business Combination Agreement, PubCo and the Company shall, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Companies Act of Japan (Act No. 86 of 2005) (the “Japan Act”) and other applicable laws, implement and consummate (i) the statutory share for share exchange (kabushiki-koukan) of PubCo and the Company (the “Share Exchange”) whereby (a) PubCo will acquire from holders of JEPLAN’s common shares, no par value per share (each, a “JEPLAN Common Share,” and such holders, “JEPLAN Shareholders”) each JEPLAN Common Share issued and outstanding immediately prior to the effective time of the Share Exchange (the “Share Exchange Effective Time”) in consideration of such fraction of a newly issued common share of PubCo, no par value per share (each, a “PubCo Common Share”) that is equal to the Exchange Ratio (as defined in this proxy statement/prospectus), provided that each JEPLAN Shareholder may elect to receive, in lieu of PubCo Common Shares, American depositary shares, each representing one PubCo Common Share (each, an “ADS”) and (b) each unexercised option to purchase JEPLAN Common Shares issued and outstanding immediately prior to the Share Exchange Effective Time will be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio; (ii) the allotment and issuance to Merger Sub, prior to the Share Exchange Effective Time, a number of PubCo Common Shares equal to the aggregate number of ADSs to be issued to holders of APAC’s ordinary shares pursuant to the Business Combination Agreement and a number of warrants of PubCo equal to the aggregate number of PubCo Warrants to be distributed to holders of APAC’s warrants pursuant to the Business Combination Agreement; and (iii) certain other pre-merger transactions (collectively, the “Pre-Merger Reorganization”). At the Share Exchange Effective Time, JEPLAN Shareholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Common Shares, and JEPLAN shall become a direct, wholly-owned subsidiary of PubCo.
Immediately following the Pre-Merger Reorganization, Merger Sub will merge with and into APAC (the “Merger”), with APAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”). Immediately prior to the time when the Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, is registered by the Registrar of

Companies of the Cayman Islands or at such later time permitted by the Cayman Islands Companies Act as may be agreed by Merger Sub and APAC in writing and specified in the Plan of Merger (the “Merger Effective Time”), each Class B ordinary share of APAC, par value $0.0001 per share (“Founder Share”) shall be automatically converted into one Class A ordinary share of APAC, par value $0.0001 per share (“Public Share”). At the Merger Effective Time, (i) each unit of APAC issued in its initial public offering (“SPAC Unit”) issued and outstanding immediately prior to the Merger Effective Time will be automatically detached and the holder thereof will be deemed to hold one Public Share and one-half of one public warrant of APAC (“Public Warrant”); (ii) each Public Share issued and outstanding immediately prior to the Merger Effective Time, including Public Shares held as a result of the separation of SPAC Units or the conversion of Founder Shares and excluding treasury shares of APAC, if any, Public Shares in respect of which an eligible holder has validly exercised its redemption rights and Public Shares for which the holder has validly exercised its dissenter’s rights, shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS, and each APAC shareholder shall cease to have any other rights in and to their shares of APAC, except as expressly provided in the Business Combination Agreement; (iii) each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Units, shall automatically cease to exist in exchange for a PubCo Series 1 warrant (“PubCo Series 1 Warrant”); (iv) each warrant of APAC issued in a private placement in connection with its IPO (each, a “Private Placement Warrant”) outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 warrant (“PubCo Series 2 Warrant”); and (v) all shares of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of APAC as the surviving entity, which ordinary share shall constitute the only issued and outstanding share in the capital of APAC. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to Public Warrants and Private Placement Warrants immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively.
In addition to the Business Combination Proposal, APAC shareholders are being asked to:
(i)
consider and vote upon a proposal by special resolution at the Extraordinary General Meeting to approve the Merger and authorize, approve and confirm the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, independently of the proposal by ordinary resolution to approve the Business Combination (the “Merger Proposal”) (Proposal No. 2);

(ii)
consider and vote upon, as a special resolution, a proposal (the “NTA Proposal”) to approve and adopt an amendment to the SPAC Articles, which amendment shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the SPAC Articles the requirements that APAC shall have at least $5,000,001 of net tangible assets pursuant to Articles 49.2, 49.4, 49.5 and 49.8 of the SPAC Articles. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by APAC shareholders. A copy of the NTA Amendment to the SPAC Articles is attached to the accompanying proxy statement/prospectus as Annex C (Proposal No. 3); and

(iii)
consider and vote upon, if presented, by ordinary resolution at the Extraordinary General Meeting to approve a proposal to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares (the “Adjournment Proposal”) (Proposal No. 4).

The above matters are more fully described in this proxy statement/prospectus. You are urged to carefully read this proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements of APAC and JEPLAN and the unaudited pro forma financial information of PubCo.
The record date for the Extraordinary General Meeting is [           ], 2024. Only APAC shareholders of record at the close of business on that date may vote at the Extraordinary General Meeting or any postponement or adjournment thereof.

Pursuant to the SPAC Articles, APAC is providing holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares in connection with the Business Combination at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the trust account established in connection with the IPO (the “Trust Account”), as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to APAC to pay its taxes, divided by the number of then outstanding Public Shares. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of January 24, 2024, the estimated per-share redemption price would have been approximately $11.16. Public Shareholders may elect to redeem their shares even if they vote for the Business Combination. A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares (i.e., in excess of 1,695,380 Public Shares) in connection with any vote on a business combination. APAC has no specified maximum redemption threshold under the SPAC Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Public Shareholders will reduce the amount in the Trust Account. Under the terms of the Business Combination Agreement, to the extent that the NTA Proposal has not been passed, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after deducting the aggregate amount payable with respect to all Public Shares in respect of which the eligible holder has validly exercised (and not validly revoked, withdrawn or lost) his, her or its redemption right (the “Net Tangible Assets Condition”). Holders of outstanding Public Warrants and Private Placement Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of the Public Shareholders exercise their redemption rights with respect to their Public Shares.
The holders of Founder Shares, which include AP Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), and APAC’s independent directors (collectively, the “Initial Shareholders”), currently own 27.6% of APAC’s issued and outstanding ordinary shares. Pursuant to a letter agreement dated December 16, 2021 by and among APAC, the Initial Shareholders and certain other directors and officers of APAC, the execution and delivery of which is a condition precedent to the obligations of APAC’s IPO underwriter under the Underwriting Agreement (the “Letter Agreement”), the Initial Shareholders and APAC’s other directors and officers have agreed, for no consideration, to (i) vote any ordinary shares of APAC that they hold in favor of the Business Combination (including any proposals recommended by the board of directors of APAC (the “APAC Board”) in connection with such Business Combination); (ii) waive their redemption rights with respect to such shares in connection with the consummation of the Business Combination; and (iii) waive their interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to their Founder Shares. In addition, pursuant to a sponsor support agreement and deed entered concurrently with the execution and delivery of the Business Combination Agreement by and among APAC, PubCo, JEPLAN, the Initial Shareholders and certain other directors and officers of APAC (as amended and restated on September 8, 2023, and as may be further amended, supplemented and/or restated from time to time, the “Sponsor Support Agreement”), as a material inducement to JEPLAN to enter into the Business Combination Agreement, the Initial Shareholders and APAC’s other directors and officers have agreed, for no consideration, to (i) vote all of the Founder Shares held by such person as of the date of the Sponsor Support Agreement and any ordinary shares of APAC acquired by such person after the date of the Sponsor Support Agreement (collectively, the “Sponsor Party Subject Shares”) in favor of the transactions contemplated by the Business Combination Agreement and related documents and proposals, (ii) vote against any transactions, proposals or amendment of the organizational documents of APAC that would be reasonably likely to in any material respect, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by APAC of, prevent or nullify any provision of the Business Combination Agreement or any other related transaction document or transaction, or change the voting rights of any class of APAC’s share capital in any manner, (iii) waive or not otherwise perfect any anti-dilution or similar protection with respect to any Sponsor Party Subject Shares, (iv) not exercise such person’s redemption rights with respect to any Sponsor Party Subject Shares in connection with the Business Combination and (v) not exercise any dissenters’ rights with respect to any share of APAC in connection with the Business Combination, among other things.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal, which are cross-conditioned on each other. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Extraordinary General Meeting. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you are a holder of Public Shares, you may also cast your vote virtually at the Extraordinary General Meeting.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. The approval of each of the Merger Proposal and the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. The APAC Board unanimously recommends that you vote “FOR” each of these proposals.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200. Banks and brokerage firms may call collect at (203) 658-9400.
By Order of the Board of Directors
Keiichi Suzuki
Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus and under similar headings or in any amendment or supplement to this proxy statement/prospectus.
This proxy statement/prospectus is dated [           ], 2024, and is expected to be first mailed or otherwise delivered to APAC shareholders on or about [           ], 2024.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the SEC by JEPLAN Holdings, Inc., a joint stock corporation with limited liability organized under the laws of Japan (“PubCo”), constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the PubCo Common Shares represented by ADSs and PubCo Warrants to be issued to the holders of Public Shares and Public Warrants, respectively, and the issuance of PubCo Common Shares and options exercisable for PubCo Common Shares to the equityholders of JEPLAN in connection with the Share Exchange, if the Business Combination described herein is consummated. With respect to APAC and the holders of Public Shares, this proxy statement/prospectus also serves as and constitutes a notice of extraordinary general meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Extraordinary General Meeting of APAC shareholders being held on [           ], 2024, where APAC shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the Business Combination Proposal, the Merger Proposal, the NTA Proposal and, if presented, the Adjournment Proposal.
This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.
Financial Statement Presentation
The functional currency and reporting currency of each of PubCo and JEPLAN is the Japanese yen (“JPY” or “¥”). The functional currency of APAC is the U.S. dollar (“USD” or “$”); however, certain U.S. dollar amounts have been converted to Japanese yen for the purposes of this proxy statement/prospectus. Convenience translations with respect to financial information as of September 30, 2023 included in this proxy statement/prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of ¥149.430 = $1.00, which was the foreign exchange rate on September 29, 2023 as reported by the U.S. Federal Reserve in its weekly release on October 2, 2023, at https://www.federalreserve.gov/releases/h10/20231002/. Convenience translations with respect to financial information as of June 30, 2023 included in this proxy statement/prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of ¥144.470 = $1.00, which was the foreign exchange rate on June 30, 2023 as reported by the U.S. Federal Reserve in its weekly release on July 3, 2023, at https://www.federalreserve.gov/releases/h10/20230703/. All other convenience translations included in this proxy statement/prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of ¥131.810 = $1.00, which was the foreign exchange rate on December 30, 2022 as reported by the U.S. Federal Reserve in its weekly release on January 3, 2023, at https://www.federalreserve.gov/releases/h10/20230103/.
The historical financial statements of JEPLAN are prepared in accordance with the International Financial Reporting Standards (“IFRS”). JEPLAN’s fiscal year ends on December 31 of each year, as does its reporting year. JEPLAN’s most recent fiscal year ended on December 31, 2022. See Note 2 to JEPLAN’s audited financial statements as of and for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus, for a discussion of the basis of presentation, functional currency, and translation of JEPLAN’s financial statements.
Trademarks, Tradenames, and Service Marks
This proxy statement/prospectus includes trademarks, tradenames, service marks and other intellectual properties, certain of which belong to APAC or JEPLAN (or one of its subsidiaries) and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that APAC or JEPLAN will not assert their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Neither APAC nor JEPLAN intend that their use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of APAC or JEPLAN by, these other parties.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains estimates, projections, and other information concerning JEPLAN’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by JEPLAN’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which JEPLAN operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, JEPLAN obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, JEPLAN does not expressly refer to the sources from which this data is derived. In that regard, when JEPLAN refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that JEPLAN paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

FREQUENTLY USED TERMS
In this document:
“Acquisition Entities” means PubCo and Merger Sub.
“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration, mediation, or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory, or criminal, and whether at law or in equity, or otherwise under any applicable Laws.
“Additional Shareholder Lock-Up Agreement” means each shareholder lock-up agreement in substantially the same form as the Initial Shareholder Lock-Up Agreement, entered into by one or more JEPLAN Shareholders after the execution and delivery of the Business Combination Agreement with APAC, PubCo and JEPLAN, as may be amended, modified, or supplemented from time to time.
“Additional Shareholder Support Agreement” means each shareholder support agreement in substantially the same form as the Initial Shareholder Support Agreement, entered into by one or more JEPLAN Shareholders after the execution and delivery of the Business Combination Agreement with APAC, PubCo and JEPLAN, as may be amended, modified, or supplemented from time to time.
“Adjournment Proposal” means the proposal by ordinary resolution to, if necessary, adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares.
“ADSs” means American Depositary Shares representing PubCo Common Shares, each ADS representing one PubCo Common Share.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 16, 2023, as may be amended, by and among APAC, JEPLAN, PubCo, and Merger Sub.
“Business Combination Deadline” means the date by which APAC must complete a business combination, i.e., June 21, 2024, or such earlier date as determined by APAC’s board of directors or such later date that APAC’s shareholders may approve.
“Business Combination Proposal” means the proposal by ordinary resolution to approve the adoption of the Business Combination Agreement, the Business Combination and the Transaction Documents to which APAC is or will be a party.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York in the United States of America, the Cayman Islands, or Tokyo, Japan.
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date upon which the Closing is to occur.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” or “JEPLAN” means JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan.
“Company Acquisition Proposal” means, subject to certain exceptions, (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of JEPLAN or of more than 10% of the consolidated total assets, equity securities or businesses of JEPLAN and its controlled affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) other than the Transactions, (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting equity securities representing more than 10%, by voting power, of (x) JEPLAN (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (y) JEPLAN’s controlled affiliates that comprise more than 10% of the consolidated total assets, revenues or earning power of JEPLAN and its controlled affiliates taken as a whole, in each case, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 10% of the consolidated total assets, revenues or earning power of JEPLAN and its controlled affiliates taken as a whole, other than by APAC or its affiliates or pursuant to the Transactions or (d) the issuance by JEPLAN of more than 10% of its voting equity securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), other than the Transactions.
“Company Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations, or financial condition of JEPLAN and its subsidiaries, taken as a whole or (ii) the ability of JEPLAN, any of its subsidiaries, or any of the Acquisition Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic or pandemic, acts of nature, or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions, riots, or insurrections, (f) any failure in and of itself of the Company and any of its subsidiaries to meet any projections or forecasts; provided, however, that the exception in (f) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in, or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company or any of its subsidiaries operate, or (h) the announcement of the Business Combination Agreement and the Transactions, including any termination of, reduction in, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties, or other person; provided, however, that in the case of each of (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its subsidiaries relative to other similarly situated participants in the industries and geographies in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
“Company Organizational Documents” means the Articles of Incorporation of JEPLAN, as amended, modified, or supplemented from time to time.
“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by JEPLAN, any of its subsidiaries or affiliates, or any of the Acquisition Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation, of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees, and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers, including consultants and public relations firms and (b) any and all filing fees payable by JEPLAN or any of its subsidiaries to Governmental Authorities in connection with the Transactions, provided that JEPLAN shall only be responsible for 50% of all printer fees, costs and expenses in connection with the preparation of Transactions-related filings to be made by APAC or PubCo with the SEC (excluding (i) fees and expenses incurred in connection with APAC’s ongoing reporting obligations under the Exchange Act and (ii) the printing and mailing costs associated with the distribution of this proxy statement, including amendments or supplements thereto, to the APAC shareholders).
“Computershare” means Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company and an affiliate of Computershare Inc.

“Continental” means Continental Stock Transfer & Trust Company, APAC’s transfer agent and warrant agent.
“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic, or disease outbreaks.
“Deferred Discount Waiver” means the waiver of Credit Suisse Securities (USA) LLC (“Credit Suisse”), the underwriter of the IPO, pursuant to a letter agreement between Credit Suisse and APAC, dated April 12, 2023, whereby Credit Suisse waived its right to receive a deferred underwriting fee in the amount of $6,037,500 (the “Deferred Discount”) under the Underwriting Agreement, dated December 16, 2021, between Credit Suisse and APAC, provided that the Merger is consummated.
“Deposit Agreement” means that certain Deposit Agreement to be entered into at the Closing, by and among the Depositary, PubCo, and the holders and beneficial owners of the ADSs.
“Depositary” means The Bank of New York Mellon, as depositary bank under the Deposit Agreement.
“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing (A) the result of dividing (x) $300,000,000 by (y) the amount equal to, without duplication, (a) the aggregate number of JEPLAN Common Shares (i) that are issued and outstanding immediately prior to the Share Exchange Effective Time and (ii) that are issuable upon the exercise or settlement of all JEPLAN Options, warrants, convertible notes and other equity securities of JEPLAN that are issued and outstanding immediately prior to the Share Exchange Effective Time, after subtracting (b) the JEPLAN Common Shares held JEPLAN or any of its subsidiaries as treasury shares; by (B) $10.00.
“Extension Option” means APAC’s option, if requested by the Sponsor and upon deposit of an additional $0.10 per Public Share (a total of $1,725,000) into the Trust Account, to extend the available time to consummate its initial business combination for up to two times by an additional three months each time.
“Extraordinary General Meeting” means the Extraordinary General Meeting of APAC with respect to the Proposals.
“Founder Shares” mean the Class B ordinary shares of APAC, par value $0.0001 per share.
“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, any government, regulation or compliance, or any arbitrator, mediator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority, and any company, businesses, enterprise, or other entities owned or controlled by the above Governmental Authorities.
“IASB” means the International Accounting Standards Board.
“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and adopted by the IASB.
“Initial Shareholders” mean holders of Founder Shares, which include (i) AP Sponsor LLC, with such limited liability company member interests being beneficially owned by Richard Lee Folsom, (ii) Shankar Krishnamoorthy, (iii) Henrik Baek Jorgensen and (iv) Helena Anderson.
“Initial Shareholder Lock-Up Agreement” means that certain shareholder lock-up agreement, entered concurrently with the execution and delivery of the Business Combination Agreement, by and among JEPLAN, PubCo, APAC, and certain JEPLAN Shareholders, as may be amended, modified, or supplemented from time to time.

“Initial Shareholder Support Agreement” means the shareholder support agreement, entered concurrently with the execution and delivery of the Business Combination Agreement, by and among APAC, PubCo, JEPLAN and certain JEPLAN Shareholders, as may be amended, modified, or supplemented from time to time.
“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in: (a) Patents, (b) Trademarks, (c) copyrights and copyrightable works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in (a)-(f), and (h) all rights in the foregoing.
“Interim Period” means the period from the date of the Business Combination Agreement through the earlier of the Closing or valid termination of the Business Combination Agreement.
“IPO” means APAC’s initial public offering of SPAC Units, consummated on December 21, 2021.
“JEPLAN Common Shares” means JEPLAN’s common shares, no par value per share, representing the entire share capital of JEPLAN.
“JEPLAN Disclosure Schedule” means the disclosure schedule delivered by JEPLAN in connection with the Business Combination Agreement.
“JEPLAN Option” means each outstanding and unexercised option to purchase JEPLAN Common Shares granted pursuant to certain option allocation agreements.
“JEPLAN Shareholder Approval” means (i) the approval by the shareholders meeting of JEPLAN pursuant to the terms and subject to the conditions of the articles of incorporation of JEPLAN in effect and applicable Laws and (ii) the separate consent from one major shareholder of JEPLAN which has approval rights on the Business Combination, with respect to the Pre-Merger Reorganization and the other Transactions.
“JEPLAN Shareholders” means the holders of JEPLAN Common Shares.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Merger” means the merging of Merger Sub with and into APAC pursuant to the Cayman Islands Companies Act, with APAC surviving the Merger as a wholly-owned subsidiary of PubCo.
“Merger Consideration” means, collectively, all ADSs issued by PubCo to holders of Public Shares in connection with the Merger and all PubCo Common Shares issued to certain holders of Public Shares issued as a result of the SPAC Class B Conversion in connection with the Merger.
“Merger Effective Time” means the date to be specified by the Plan of Merger when the Merger shall become effective in accordance with sections 233 and 234 of the Cayman Islands Companies Act.
“Merger Proposal” means the proposal by special resolution to approve and confirm the Plan of Merger.
“Merger Sub” means JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo.
“Minimum Cash Condition” means the amount of cash available in the Trust Account following the Extraordinary General Meeting (after deducting (i) the aggregate amount payable to APAC’s shareholders exercising their redemption rights, (ii) all out-of-pocket fees and expenses paid or payable by APAC, Sponsor or their respective affiliates in connection with the Business Combination or otherwise in connection with any ordinary course business activities and operations of APAC and (iii) all out-of-pocket fees and expenses paid or payable by the Company or its affiliates in connection with the Business Combination), plus cash proceeds from any PIPE Investment that have been funded to, or that will be funded in connection with the closing of the Merger, in the aggregate equaling no less than $30,000,000.

“Net Tangible Assets Condition” means the condition to each party’s obligation to consummate the Business Combination that, to the extent that the NTA Proposal has not been passed, after deducting the aggregate amount payable with respect to all Public Shares in respect of which the eligible holder has validly exercised (and not validly revoked, withdrawn or lost) his, her or its redemption rights, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
“NTA Amendment” means the proposed amendment to remove from the SPAC Articles the requirements that APAC shall have at least $5,000,001 of net tangible assets pursuant to Articles 49.2, 49.4, 49.5 and 49.8 of the SPAC Articles.
“NTA Proposal” means the proposal by special resolution to approve and authorize the NTA Amendment.
“NYSE” means the New York Stock Exchange.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“PFIC” means passive foreign investment company.
“PIPE” or “PIPE Investment” means purchases of PubCo Common Shares or ADSs on the Closing Date and immediately prior to the Closing by one or more investors.
“Plan of Merger” means the Plan of Merger in the form attached hereto as Annex B.
“Pre-Merger Contribution” means the series of transactions prescribed in Section 3.3(c) of the Business Combination Agreement.
“Pre-Merger Reorganization” means (i) a series of transactions (including the Share Exchange) prescribed in the Pre-Merger Reorganization Schedule and (ii) the Pre-Merger Contribution.
“Pre-Merger Reorganization Schedule” means Section 2.1 of the disclosure letter delivered to APAC by the Company on the date of the Business Combination Agreement.
“Private Placement Warrants” means the warrants to purchase Public Shares purchased in a private placement in connection with the IPO.
“Proposals” means the Business Combination Proposal, the Merger Proposal, the NTA Proposal and, if presented, the Adjournment Proposal.
“PubCo” means JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan, and its consolidated subsidiaries after giving effect to the Business Combination.
“PubCo Board” means the board of directors of PubCo.
“PubCo Common Shares” means the common shares of PubCo, no par value per share.
“PubCo Exchange Options” means the options exercisable for PubCo Common Shares issued to the equityholders of JEPLAN in connection with the Share Exchange.
“PubCo Exchange Shares” means the PubCo Common Shares issued to the equityholders of JEPLAN in connection with the Share Exchange.
“PubCo Organizational Documents” means the Articles of Incorporation of PubCo as amended, modified, or supplemented from time to time.
“PubCo Warrant” means a warrant (i.e., a stock acquisition right) to purchase one PubCo Common Share that may be deposited with the ADS Depositary for an ADS.
“PubCo Warrant Agreement” means the Amended and Restated Warrant Agreement to be entered into by PubCo and its warrant agent Computershare and effective at the Merger Effective Time, substantially in the form of Exhibit 10.6 to APAC’s Current Report on Form 8-K filed with the SEC on June 16, 2023.

“Public Share” means APAC’s Class A ordinary share, par value $0.0001 per share.
“Public Shareholders” means the holders of Public Shares that were originally issued as part of the SPAC Units sold in the IPO.
“Public Warrant” means a SPAC Warrant issued as part of a SPAC Unit in the IPO.
“Redemption Rights” means the redemption rights provided for in Articles 8 and 49 of the SPAC Articles.
“Registration Rights Agreement” means that certain registration rights agreement to be entered into by and among PubCo, the Initial Shareholders and certain JEPLAN Shareholders at Closing, substantially in the form of Exhibit 10.4 to APAC’s Current Report on Form 8-K filed with the SEC on June 16, 2023.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Share Exchange” means the statutory share for share exchange (kabushiki-koukan) of PubCo and JEPLAN.
“Share Exchange Agreement” means the share exchange agreement to be entered into by and between the Company and PubCo pursuant to the Japan Act regarding the Share Exchange.
“Share Exchange Effective Time” means such date and time where the Share Exchange becomes effective as provided in the Share Exchange Agreement, or such other date and time mutually agreed in writing by JEPLAN and SPAC.
“Shareholder Lock-Up Agreement” means each of the Initial Shareholder Lock-Up Agreement and the Additional Shareholder Lock-Up Agreements.
“Shareholder Support Agreement” means each of the Initial Shareholder Support Agreement and the Additional Shareholder Support Agreements.
“SPAC” or “APAC” means AP Acquisition Corp, a Cayman Islands exempted company limited by shares.
“SPAC Acquisition Proposal” means (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under APAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving APAC or involving all or a material portion of the assets, equity securities or businesses of APAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in APAC or any of its controlled affiliates; in each case, other than the Transactions.
“SPAC Articles” means the Amended and Restated Memorandum and Articles of Association of APAC, as amended, modified, or supplemented from time to time.
“SPAC Class B Conversion” means the automatic conversion of each Founder Share into one Public Share, in accordance with the terms of the SPAC Articles.
“SPAC Disclosure Schedule” means the disclosure schedule delivered by APAC in connection with the Business Combination Agreement.
“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of APAC or (ii) the ability of APAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement; (b) any change in interest rates or economic, political, business, or financial market conditions generally; (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic or pandemic, acts of nature, or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions, riots, or insurrections; (f) any Events that are cured by APAC prior to the Closing; (g) the announcement of the Business Combination Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on APAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties, or other person; (h) the number of APAC shareholders who exercise their Redemption Right, the number of shares held by such APAC shareholders who do wish to exercise dissenter rights or the failure to obtain the SPAC Shareholders’ Approval or (i) any change in the trading price or volume of the SPAC Units, Public Shares, or Public Warrants (provided that the underlying causes of such changes referred to in (i) may be considered in determining whether there is a SPAC Material Adverse Effect, except to the extent such cause is within the scope of any other exception within this definition); provided, however, that in the case of each of (b), (d) and (e), any such Event to the extent it disproportionately affects APAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to have, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to APAC, the number of APAC shareholders who exercise their Redemption Right or the failure to obtain the SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect.
“SPAC ordinary shares” means either the Public Shares or the Founder Shares.
“SPAC Shareholders’ Approval” means the vote of APAC shareholders required to approve the Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Articles.
“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by APAC, Sponsor or their respective affiliates (whether or not billed or accrued for) (a) as a result of or in connection with the negotiation, documentation and consummation of the Transactions or (b) otherwise in connection with any business activities and operations of APAC consistent with its final prospectus, dated as of December 16, 2021 and filed with the SEC on December 20, 2021 (Registration No. 333-261440), including (i) the Extension Expenses, (ii) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers, (iii) any loan made to APAC by any of the Sponsor, an affiliate of the Sponsor, or any of APAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination, (iv) all amounts payable by APAC pursuant to the Letter Agreement and (v) any and all filing fees to Governmental Authorities in connection with the Transactions, provided that APAC shall only be responsible for 50% of all printer fees, costs and expenses in connection with the preparation of Transactions-related filings to be made by SPAC or PubCo with the SEC.
“SPAC Unit” means a unit comprising one Public Share and one half of one Public Warrant.
“SPAC Unit Separation” means the detachment of each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time and the holder thereof shall be deemed to hold one Public Share and one-half of one Public Warrant in accordance with the terms of the applicable SPAC Unit.
“SPAC Warrant Agreement” means that certain warrant agreement, dated as of December 16, 2021, by and between SPAC and Continental, as amended, modified or supplemented from time to time.
“SPAC Warrants” means warrants to purchase Public Shares as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of Public Shares at an exercise price per Public Share of $11.50.
“Sponsor” means AP Sponsor LLC, a Cayman Islands limited liability company.
“Sponsor Subscription Agreement” means the Subscription Agreement dated as of September 8, 2023, by and among PubCo, APAC and the Sponsor.

“Sponsor Support Agreement” means the sponsor support agreement and deed, entered concurrently with the execution and delivery of the Business Combination Agreement, by and among APAC, PubCo, JEPLAN, the Initial Shareholders and certain other officers and directors of APAC, as amended and restated on September 8, 2023 and as may be further amended, supplemented and/or restated from time to time.
“Subscription Agreement” means a subscription agreement executed by an investor in a PIPE.
“Transactions” means the transactions contemplated by the Transaction Documents, including the Share Exchange and the Merger.
“Transaction Documents” means, collectively, the Business Combination Agreement, the Share Exchange Agreement, any Subscription Agreements, the Sponsor Support Agreement, the Shareholder Support Agreements, the Shareholder Lock-Up Agreements, the Registration Rights Agreement, the Warrant Assumption Agreement, the PubCo Warrant Agreement (including the exhibits thereto), the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Company Act or by any other applicable Laws to make the Business Combination effective and any other agreements, documents or certificates entered into or delivered pursuant thereto.
“Transaction Proposal” or “Proposal” means each proposal presented at the Extraordinary General Meeting in connection with the consummation of the Transactions.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the simultaneous sale of the Private Placement Warrants.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 16, 2021, by and between APAC and Continental.
“Warrant Assumption Agreement” means the Warrant Assignment and Assumption Agreement to be entered into by and among PubCo, APAC, Computershare and Continental and effective at the Merger Effective Time, substantially in the form of Exhibit 10.5 to APAC’s Current Report on Form 8-K filed with the SEC on June 16, 2023.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to APAC shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held virtually, at [    ]. For the purposes of the SPAC Articles, the physical location of the Extraordinary General Meeting shall be the offices of [    ] located at [    ].
Q:
Why am I receiving this proxy statement/prospectus?

A:
APAC has entered into the Business Combination Agreement with PubCo, Merger Sub and JEPLAN, which provides for the Business Combination in which, among other transactions, Merger Sub will merge with and into APAC, with APAC surviving such merger and becoming a direct wholly-owned subsidiary of PubCo, and JEPLAN will become a direct, wholly owned subsidiary of PubCo. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. As a result of the Business Combination, APAC’s shareholders and JEPLAN Shareholders who receive PubCo Common Shares in the Business Combination will become PubCo shareholders. Please see “The Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

APAC shareholders are being asked to consider and vote upon a proposal by ordinary resolution to approve and adopt the Business Combination Agreement and approve the Transactions contemplated thereby, among other proposals. You are receiving this proxy statement/prospectus because you hold SPAC ordinary shares as of the record date for the Extraordinary General Meeting.
The Public Shares, Public Warrants and SPAC Units are currently listed on the NYSE under the symbols “APCA,” “APCA.WS” and “APCA.U,” respectively. PubCo intends to apply to list the ADSs and PubCo Series 1 Warrants on the NYSE in connection with the Closing under the symbols “JPL” and “JPL WS,” respectively. All outstanding SPAC Units will be separated into their component securities immediately prior to the Closing. Accordingly, PubCo will not have units outstanding following the consummation of the Business Combination.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of PubCo with respect to the PubCo Common Shares underlying the ADSs and the PubCo Warrants issuable in the Merger.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Q:
When and where is the Extraordinary General Meeting?

A:
The Extraordinary General Meeting will be held virtually, at [         ]. For the purposes of the SPAC Articles, the physical location of the Extraordinary General Meeting shall be [         ].

Q:
How can I attend the Extraordinary General Meeting virtually?

APAC is pleased to conduct the Extraordinary General Meeting virtually via the Internet through a live webcast and online shareholder tools. APAC believes a virtual format facilitates shareholder attendance and participation by leveraging technology to allow APAC to communicate more effectively and efficiently with its shareholders. This format empowers shareholders around the world to participate at no cost. APAC will use the virtual format to enhance shareholder access and participation and protect shareholder rights.

Meeting Admission
If you plan to attend the Extraordinary General Meeting virtually, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Extraordinary General Meeting virtually, you will not be able to participate in the Extraordinary General Meeting. Shareholders may participate in the Extraordinary General Meeting per the below instructions:
AP Acquisition Corp Virtual Shareholder Extraordinary General Meeting Information:
Meeting Date: [        ], 2024
Meeting Time:
Extraordinary General Meeting webpage (information, webcast, and replay): [       ]
Telephone access (listen-only): [       ]
Within the U.S. and Canada: [       ] (toll-free)
Outside of the U.S. and Canada: [       ] (standard rates apply)
Passcode for telephone access:
[       ]#
To attend virtually and participate in the Extraordinary General Meeting, shareholders of record must use their control number on their Notice of Internet Availability or proxy card to log into [      ]. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Extraordinary General Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank or other nominee.
APAC encourages you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at [          ]. APAC will have technicians ready to assist if you have difficulties accessing the virtual meeting during the check-in time or during the Extraordinary General Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Extraordinary General Meeting, please call [       ].
Voting Before or During the Meeting
Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Extraordinary General Meeting. APAC encourages shareholders to vote well before the Extraordinary General Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Shareholders who attend the virtual Extraordinary General Meeting should follow the instructions at [       ] to vote or submit questions during the meeting.
Voting online during the meeting will replace any previous votes, and the online polls will close at approximately [       ] on [       ], 2024.
Revoking Your Proxy or Changing Your Vote
Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote during the Extraordinary General Meeting via the Internet, by telephone, by mail, or by delivering instructions to APAC before the Extraordinary General Meeting commences. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank or other nominee that holds their shares or by voting online during the meeting.
Q:
What are the specific proposals on which I am being asked to vote at the Extraordinary General Meeting?

A:
APAC shareholders are being asked to approve the following proposals at the Extraordinary General Meeting:

•
Business Combination Proposal — a proposal by ordinary resolution to adopt the Business Combination Agreement and approve the transactions contemplated thereby (Proposal No. 1);

•
Merger Proposal — a proposal by special resolution to approve the Merger and authorize, approve and confirm the Plan of Merger (Proposal No. 2);

•
NTA Proposal — a proposal by special resolution to approve and authorize the NTA Amendment, which, if approved, shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the SPAC Articles the requirements that APAC shall have at least $5,000,001 of net tangible assets pursuant to Articles 49.2, 49.4, 49.5 and 49.8 of the SPAC Articles (Proposal No. 3); and

•
Adjournment Proposal — a proposal by ordinary resolution to approve, if presented, the adjournment of the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares (Proposal No. 4).

Q:
What will happen in the Business Combination?

A:
Pursuant to the Business Combination Agreement, PubCo and the Company shall, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Japan Act and other applicable laws, implement and consummate (i) the Share Exchange, whereby (a) PubCo will acquire from JEPLAN Shareholders each JEPLAN Common Share issued and outstanding immediately prior to the Share Exchange Effective Time in consideration of such fraction of a PubCo Common Share that is equal to the Exchange Ratio (as defined in the accompanying proxy statement/prospectus), provided that each JEPLAN Shareholder may elect to receive, in lieu of PubCo Common Shares, ADSs, each representing one PubCo Common Share and (b) each unexercised option to purchase JEPLAN Common Shares issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio, (ii) the allotment and issuance to the Merger Sub, prior to the Share Exchange Effective Time, a number of PubCo Common Shares equal to the aggregate number of ADSs to be issued to holders of APAC’s ordinary shares pursuant to the Business Combination Agreement and a number of warrants of PubCo equal to the aggregate number of PubCo Warrants to be distributed to holders of APAC’s warrants pursuant to the Business Combination Agreement, and (iii) certain other pre-merger transactions. At the Share Exchange Effective Time, JEPLAN Shareholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Common Shares, and JEPLAN shall become a direct, wholly-owned subsidiary of PubCo.

Immediately following the Pre-Merger Reorganization, Merger Sub will merge with and into APAC, with APAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Islands Companies Act. Immediately prior to the Merger Effective Time, each Founder Share shall be automatically converted into one Public Share. At the Merger Effective Time, (i) each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time will be automatically detached and the holder thereof will be deemed to hold one Public Share and one-half of one Public Warrant; (ii) each Public Share issued and outstanding immediately prior to the Merger Effective Time, including Public Shares held as a result of the separation of SPAC Units or the conversion of Founder Shares and excluding treasury shares of APAC, if any, Public Shares in respect of which an eligible holder has validly exercised its redemption rights and Public Shares for which the holder has validly exercised its dissenter’s rights, shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS, and each APAC shareholder shall cease to have any other rights in and to their shares of APAC, except as expressly provided in the Business Combination Agreement; (iii) each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Units, shall automatically cease to exist in exchange for a PubCo Series 1 Warrant; (iv) each Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant; and (v) all shares of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of APAC as the surviving entity, which ordinary share shall constitute the only issued and outstanding share in the capital of APAC. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to Public Warrants and Private Placement Warrants immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively.
Please see the section entitled “The Business Combination” for additional information.
Q:
Are the proposals conditioned on one another?

A:
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal, which are cross-conditioned on each other. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that, in the event that any of the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, APAC will not consummate the Business Combination. Pursuant to Article 49.7 of the SPAC Articles, if APAC does not consummate the Business Combination and fails to complete an initial business combination by the Business Combination Deadline, APAC shall: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to APAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of APAC’s remaining shareholders and the directors of APAC, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable Law.

Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Business Combination Agreement, including the approval by APAC shareholders of the Business Combination Proposal and the Merger Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination.”

Q:
Why is APAC proposing the Business Combination?

A:
APAC is a Cayman Islands exempted company incorporated on April 22, 2021, as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While APAC may pursue a business combination with a private or public target in any business, industry or geographic location, it has focused on opportunities to capitalize on the extensive networks and experience of its management team to identify, acquire and operate a business in the de-carbonization / renewable energy sectors, with a particular focus in Japanese / Asian (excluding China) and European markets. In the prospectus for the IPO dated December 16, 2021, APAC identified the following general criteria and guidelines that are believed to be critical to evaluating prospective companies within its targeted sub-sectors:

•
companies in the energy transition sector with a potential high impact on de-carbonization and sustainability;

•
ability to be a globally competitive business with the opportunity to expand in high-growth Asian and global markets;

•
opportunities for growth, organically or through add-on acquisitions, in a short to medium term time horizon;

•
the quality, track record, capabilities and entrepreneurial drive of the company’s management, dynamic corporate culture and demonstrated leadership in target markets; and

•
ability and readiness to benefit from access to the public market.

As disclosed in APAC’s prospectus, these criteria and guidelines are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may or may not be based, to the extent relevant, on these general criteria and guidelines as well as other considerations, factors, criteria and guidelines that APAC’s management may deem relevant. Based on its due diligence investigations of JEPLAN and the industry in which it operates, including the financial and other information provided by JEPLAN in the course of negotiations, APAC believes that JEPLAN’s business meets APAC’s investment criteria listed above.
The APAC Board considered this wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by APAC’s management and APAC’s advisors, and concluded that a business combination with JEPLAN would be in the best interests of APAC and its shareholders. Please see the section entitled “The Business Combination — APAC’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.
Q:
Why is APAC providing shareholders with the opportunity to vote on the Business Combination?

A:
Under the SPAC Articles, APAC must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed in connection with its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote on its business combination. For business and other reasons, APAC has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, APAC is seeking to obtain the approval of its shareholders for the Business Combination Proposal to allow its Public Shareholders to effectuate redemptions of their Public Shares in connection with the Closing. The approval of the Business Combination is required under the SPAC Articles, and the Merger requires the approval of APAC shareholders under the SPAC Articles and the Cayman Islands Companies Act. In addition, such approvals are also conditions to the Closing under the Business Combination Agreement.

Q:
What is JEPLAN?

A:
JEPLAN is a joint stock company incorporated in 2007 under the Japan Act, with its headquarters and registered office at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan. JEPLAN utilizes its commercialized proprietary polyethylene terephthalate (“PET”) chemical recycling technology to produce recycled PET (“r-PET”) resin and Bis(2-Hydroxyethyl) terephthalate (“r-BHET”) resin from waste food packaging, plastic PET bottles, and waste polyester fiber, which can then be used for the manufacture and distribution of r-PET products, including PET bottles, textiles, and other plastic-based materials and products. JEPLAN’s aim is to realize a “circular economy” in which waste products are collected, recycled, and distributed back into the market for continued use. JEPLAN believes that listing on the NYSE through the Business Combination with APAC will enable JEPLAN to access capital from a wider base of global investors, enhance its corporate brand and attract additional talent to drive its further growth, which it believes will result in global expansion of its business and enable it to achieve its goals. Deloitte Tohmatsu Consulting, LLC (“Deloitte”) was commissioned by Japan’s Ministry of the Environment to conduct a Life Cycle Assessment as part of a “Report on the Results of Evaluation and Verification Work on the Carbon Dioxide Reduction Effects of Chemical Recycling and Decarbonized Society System” published in 2020. The Life Cycle Assessment was performed on data gathered in 2015 with respect to the PRT Plant, which preceded JEPLAN’s acquisition of the PRT Plant, and certain design information regarding the KHP Plant, as the KHP Plant was not yet built. The assessment found that the PRT Plant’s and the KHP Plant’s chemical recycling of discarded PET into new PET products may achieve a 45% and 28% reduction, respectively, in greenhouse gas (“GHG”) emissions as compared to the incineration of discarded PET and subsequent production of virgin PET products. Based on this finding and more recent management data from 2019 and 2020 regarding the PRT Plant’s and KHP Plant’s chemical recycling processes, respectively, including with respect to updated sourcing of electricity, management believes it is reasonable to expect that GHG reductions of 47% and 49% may be achievable at the PRT Plant and KHP Plant, respectively.

In support of this conclusion, management observed that, the Life Cycle Assessment concluded that 25% of the PRT Plant’s GHG emissions and 45% of the KHP Plant’s GHG emissions were due to electricity usage at each of the plants. After the publication of the Life Cycle Assessment, JEPLAN changed the power supply source at both plants to a source that did not emit as much GHG, resulting in an additional 2% decrease in GHG emissions at the PRT Plant and a 21% further decrease in GHG emissions at the KHP Plant.
Q:
What revenues and profits/losses has JEPLAN generated in the last two years?

A:
For the six months ended June 30, 2023 and 2022 and the fiscal years ended December 31, 2022 and 2021, JEPLAN had revenues of ¥3,206,421 thousand, ¥3,002,455 thousand, ¥6,324,223 thousand and ¥2,520,587 thousand, and net losses of ¥1,325,805 thousand, ¥685,106 thousand, ¥2,041,760 thousand and ¥1,299,040 thousand, respectively. For additional information, please see the sections entitled “Selected Historical Financial Data of JEPLAN” and “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:
How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:
On June 16, 2023, the last trading date before the public announcement of the Business Combination, the Public Shares closed at $10.72 per share. On January 23, 2024, the Public Shares closed at $11.19 per share.

Q:
Following the Business Combination, will APAC’s securities continue to trade on a stock exchange?

A:
No. APAC anticipates that, following the consummation of the Business Combination, the SPAC Units, Public Shares and the Public Warrants will be delisted from the NYSE and APAC will be deregistered under the Exchange Act. Upon the Closing, the ADSs and PubCo Series 1 Warrants will be listed on the NYSE under the symbols “JPL” and “JPL WS,” respectively.

Q:
Is the Business Combination the first step in a “going private” transaction?

A:
No. APAC does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for JEPLAN to access the U.S. public markets. Accordingly, holders of Public Shares that elect not to redeem their shares will have such shares exchanged on a one-for-one basis for PubCo Common Shares underlying the ADSs.

Q:
What will the management of PubCo be following the Business Combination?

A:
Following the Business Combination, the PubCo Board is expected to comprise six members, including Michihiko Iwamoto, Masaki Takao, Masayuki Fujii, Tsubasa Kurose, Akikazu Ida and Keiichi Suzuki. PubCo’s executive management team will be led by the current management of JEPLAN. See the sections entitled “Management of JEPLAN” and “Management of PubCo After the Business Combination” for more information.

Q:
What will APAC shareholders receive in the Business Combination?

A:
At the Merger Effective Time, each Public Share issued and outstanding immediately prior to the Merger Effective Time, including Public Shares held as a result of the separation of SPAC Units or the conversion of Founder Shares and excluding treasury shares of APAC, if any, Public Shares in respect of which an eligible holder has validly exercised its redemption rights and Public Shares for which the holder has validly exercised its dissenter’s rights, shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS, and each APAC shareholder shall cease to have any other rights in and to their shares of APAC, except as expressly provided in the Business Combination Agreement. As of the Merger Effective Time, each APAC shareholder shall cease to have any other rights in and to such Public Shares, except as expressly provided herein.

Q:
What will SPAC Warrant holders receive in the Business Combination?

A:
At the Merger Effective Time, each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Units, shall automatically cease to exist in exchange for a PubCo Series 1 Warrant; and each Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to Public Warrants and Private Placement Warrants immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions).

Q:
What are the risks for holders of Public Warrants following the Business Combination?

A:
Following the consummation of the Business Combination, PubCo has the ability to redeem outstanding PubCo Series 1 Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of PubCo Common Shares (as represented by ADSs) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date it sends the notice of such redemption to the warrant holders. If and when the warrants become redeemable by PubCo, it may not exercise its redemption right if the issuance of the PubCo Common Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or if it is unable to effect such registration or qualification. PubCo will use its commercially reasonable efforts to register or qualify such PubCo Common Shares under the blue sky laws of the state of such residence in those states in which the warrants were offered by it in this offering.

Redemption of the warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (iii) to accept the nominal redemption price that, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
For context regarding the thresholds above, historical trading prices for Public Shares have varied between a low of approximately $9.86 per share on February 7, 2022 to a high of approximately $11.29 per share on January 12, 2024, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). PubCo has no obligation to notify holders of the warrants that they have become eligible for redemption.
However, pursuant to the PubCo Warrant Agreement, in the event PubCo decides to redeem the warrants, a notice of redemption shall be mailed by PubCo by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the warrant register. Any notice mailed in such manner shall be conclusively presumed to have been duly given. In addition, beneficial owners of the warrants will be notified of such redemption by PubCo’s posting of the redemption notice to DTC.
In addition, the PubCo Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against PubCo arising out of or relating in any way to the agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) PubCo irrevocably submits to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. PubCo will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. If any action, the subject matter of which is within the scope of the forum provisions of the PubCo Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This exclusive forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo and may result in increased costs to bring a claim, which may further limit warrant holders’ ability to bring a claim and discourage such lawsuits. Notwithstanding the foregoing, these provisions of the PubCo Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Q:
What will unitholders receive in the Business Combination?

A:
In connection with the consummation of the Business Combination and at the Merger Effective Time, the SPAC Units will automatically separate into their component parts, and holders of SPAC Units will have the right to receive one PubCo Common Share for each Public Share represented by ADS and one PubCo Warrant for each Public Warrant.

Q:
What equity stake will the current shareholders of APAC and JEPLAN hold in PubCo after the Closing?

A:
The following table presents the anticipated share ownership of various shareholders of PubCo upon the Closing without and after giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options under the following redemption scenarios, and based on the following additional assumptions: (i) no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), and (ii) there are no dissenting shareholders of APAC. If the actual facts are different than these assumptions, the ownership percentages in PubCo will be different. Certain figures included in this table have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

On July 7, 2023, APAC entered into a deed of non-redemption (the “Deed”) with Tokyo Century Corporation, a Japanese corporation incorporated under the laws of Japan and an unaffiliated strategic partner of the Sponsor (“Tokyo Century”). As of the date of this proxy statement/prospectus, Tokyo Century holds 500,000 Public Shares, representing approximately 4.4% of the total outstanding Public Shares and approximately 3.2% of the total outstanding SPAC ordinary shares. Pursuant to the Deed, Tokyo Century irrevocably and unconditionally agreed that it will not elect to redeem, tender or submit for redemption or otherwise exercise its right to redeem Public Shares held by it under the SPAC Articles in connection with the Proposals or in connection with any other meeting of APAC shareholders or any other event which would enable Tokyo Century to exercise its Redemption Rights at any time prior to the Closing with respect to 500,000 Public Shares (the “NRA Subject Shares”), subject to the terms and conditions set forth in the Deed. In addition, the Deed imposes certain transfer restrictions on the NRA Subject Shares prior to the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written consent of APAC and Tokyo Century and (iii) the Merger Effective Time.
No Redemption Scenario:   This scenario assumes that none of APAC’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares (the “No Redemption Scenario”).
Interim Redemption Scenario:   This scenario assumes that 5,651,267 Public Shares (representing approximately 50% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥9,301 million based on an assumed redemption price of ¥1,645.88 per share (the “Interim Redemption Scenario”).
Maximum Redemption Scenario:   This scenario assumes that 7,604,586 Public Shares (representing approximately 67.28% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥12,516 million based on an assumed redemption price of ¥1,645.88 per share. The number of shares redeemed reflects the maximum number of the Public Shares that can be redeemed, having taken into account the 500,000 NRA Subject Shares, while still allowing for the Minimum Cash Condition to be met, assuming that the NTA Proposal is approved or, to the extent the NTA Proposal is not approved, the Net Tangible Assets Condition is waived (the “Maximum Redemption Scenario”). The Minimum Cash Condition takes into account the sum of (a) the amount of cash available in the Trust Account following the Extraordinary General Meeting (after deducting (i) the amount required to satisfy the SPAC Shareholder Redemption Amount, (ii) the amount of all Company Transaction Expenses and (iii) the amount of all SPAC Transaction Expenses) and (b) the aggregate amount of Permitted Equity Financing Proceeds that have been funded to, or that will be funded in connection with the Closing, and assumes that the amount of all Company Transaction Expenses and all SPAC Transaction expenses is equal to ¥2,372 million. If APAC’s Public Shareholders redeem more than 7,604,586 Public Shares and no additional funds are raised by APAC or PubCo through other permitted financing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), then we expect that the Minimum Cash Condition will not be satisfied and the Business Combination will not be consummated unless the Minimum Cash Condition is waived.
In addition, the table does not take into account the Deferred Discount in each redemption scenario because Credit Suisse, the sole underwriter of the IPO, has waived the Deferred Discount provided that the Merger is consummated.
	No Redemption		Interim Redemption		Maximum Redemption
Shareholders of PubCo Post Business Combination	Number of PubCo Common Shares	% of Total	Number of PubCo Common Shares	% of Total	Number of PubCo Common Shares	% of Total
Public Shareholders	11,302,534	17.2%	5,651,267	9.4%	3,697,948	6.3%
Sponsor(1)	3,878,000	5.9%	3,878,000	6.5%	3,878,000	6.7%
Other Initial Shareholders(2)	90,000	0.1%	90,000	0.1%	90,000	0.2%
JEPLAN Shareholders(3)	30,000,000	45.7%	30,000,000	49.9%	30,000,000	51.6%
Potential Sources of Dilution(4)
Sponsor Earn-in shares(1)	844,500	1.3%	844,500	1.4%	844,500	1.5%
PubCo Warrants Issued in Exchange for Public Warrants(5)	8,625,000	13.1%	8,625,000	14.4%	8,625,000	14.8%
PubCo Warrants Issued in Exchange for Private Placement Warrants(6)	10,625,000	16.2%	10,625,000	17.7%	10,625,000	18.3%
PubCo Exchange Options(3)	345,751	0.5%	345,751	0.6%	345,751	0.6%
Total Fully Diluted Shares Outstanding	65,710,785	100%	60,059,518	100%	58,106,199	100%

(1)
Includes 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Excludes 844,500 Earn-In Shares subject to vesting provisions and included under potentially dilutive shares. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — The Business Combination — Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for additional information.

(2)
Includes Shankar Krishnamoorthy, Henrik Bæk Jorgensen and Helena Anderson.

(3)
Assumes an estimated Exchange Ratio of approximately 285.74. Includes PubCo Common Shares to be issued in exchange for outstanding Series E common shares. See the section entitled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Series E Financing” for more information.

(4)
The Percentage of Total with respect to each additional dilution source set forth below, including with respect to Total Fully Diluted Shares Outstanding, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(5)
All Public Warrants will be converted into PubCo Warrants notwithstanding redemptions of Public Shares. Based on the closing price of $0.03 per Public Warrant on the NYSE on January 18, 2024, the

PubCo Warrants to be issued in exchange for Public Warrants will have an aggregate market value of approximately $258,750. For more information on related risks, see “— Q: What are the risks for holders of Public Warrants following the Business Combination?”

(6)
Based on the closing price of $0.03 per Public Warrant on the NYSE on January 18, 2024, the PubCo Warrants to be issued in exchange for Private Placement Warrants will have an aggregate market value of approximately $318,750.

The table below represents the pro forma ownership information assuming vesting of the Sponsor’s Earn-In Shares.
	No Redemption		Interim Redemption		Maximum Redemption
Shareholders of PubCo Post Business Combination	Number of PubCo Common Shares	% of Total	Number of PubCo Common Shares	% of Total	Number of PubCo Common Shares	% of Total
Public Shareholders	11,302,534	17.2%	5,651,267	9.4%	3,697,948	6.3%
Sponsor(1)	4,722,500	7.2%	4,722,500	7.9%	4,722,500	8.2%
Other Initial Shareholders(2)	90,000	0.1%	90,000	0.1%	90,000	0.2%
JEPLAN Shareholders(3)	30,000,000	45.7%	30,000,000	49.9%	30,000,000	51.6%
Potential Sources of Dilution(4)
PubCo Warrants Issued in Exchange for Public Warrants(5)	8,625,000	13.1%	8,625,000	14.4%	8,625,000	14.8%
PubCo Warrants Issued in Exchange for Private Placement Warrants(6)	10,625,000	16.2%	10,625,000	17.7%	10,625,000	18.3%
PubCo Exchange Options(3)	345,751	0.5%	345,751	0.6%	345,751	0.6%
Total Fully Diluted Shares Outstanding	65,710,785	100%	60,059,518	100%	58,106,199	100%

(1)
Includes 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Assumes vesting of the Sponsor’s 844,500 Earn-In Shares. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — The Business Combination — Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for additional information.

(2)
Includes Shankar Krishnamoorthy, Henrik Bæk Jorgensen and Helena Anderson.

(3)
Assumes an estimated Exchange Ratio of approximately 285.74. Includes PubCo Common Shares to be issued in exchange for outstanding Series E common shares. See the section entitled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Series E Financing” for more information.

(4)
The Percentage of Total with respect to each additional dilution source set forth below, including with respect to Total Fully Diluted Shares Outstanding, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(5)
All Public Warrants will be converted into PubCo Warrants notwithstanding redemptions of Public Shares. Based on the closing price of $0.03 per Public Warrant on the NYSE on January 18, 2024, the PubCo Warrants to be issued in exchange for Public Warrants will have an aggregate market value of approximately $258,750. For more information on related risks, see “— Q: What are the risks for holders of Public Warrants following the Business Combination?”

(6)
Based on the closing price of $0.03 per Public Warrant on the NYSE on January 18, 2024, the PubCo Warrants to be issued in exchange for Private Placement Warrants will have an aggregate market value of approximately $318,750.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Based on the pro forma value of total equity of the combined company as of June 30, 2023 of ¥20,128,594,000 in the No Redemption Scenario (calculated as the sum of ¥19,886,742,000 total equity and ¥241,852,000 non-controlling interests), ¥10,827,297,000 in the Interim Redemption Scenario

(calculated as ¥19,886,742,000 total equity in the no redemption scenario, less ¥9,301,297,000 in equity assuming that 5,651,267 Public Shares, which represent approximately 50% of the total Public Shares outstanding, are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥9,301 million based on an assumed redemption price of ¥1,645.88 per share, and adding ¥241,852,000 non-controlling interests), and ¥7,612,372,000 in the Maximum Redemption Scenario (calculated as the sum of ¥7,370,520,000 total equity and ¥241,852,000 non-controlling interests), the shares owned by non-redeeming Public Shareholders following the Business Combination would have the following per share value in the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario and assuming no and full exercise of outstanding options and warrants and Earn-in shares are unvested:
	No Exercise of Warrants and Options			Full Exercise of Warrants and Options
	No Redemption	Interim Redemption	Maximum Redemption	No Redemption	Interim Redemption	Maximum Redemption
Equity Value per Share (JPY)	445	273	202	310	183	133
For illustrative purposes, assuming the vesting of the Sponsor’s 844,500 Earn-In Shares and the pro forma value of total equity of the combined company as of June 30, 2023 as stated above (which might vary upon vesting of such Earn-In Shares), the shares owned by non-redeeming Public Shareholders following the Business Combination would have the following per share value in the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario and assuming no and full exercise of outstanding options and warrants:
	No Exercise of Warrants and Options			Full Exercise of Warrants and Options
	No Redemption	Interim Redemption	Maximum Redemption	No Redemption	Interim Redemption	Maximum Redemption
Equity Value per Share (JPY)	436	268	198	306	180	131

Q:
Will my rights as a shareholder of PubCo be different from my rights as a shareholder of APAC?

A:
Yes, there are certain material differences between your rights as a shareholder of APAC and your rights as a shareholder of PubCo. You are urged to read the sections entitled “Description of PubCo’s Securities” and “Comparison of Shareholder Rights.”

Q:
Will APAC obtain new financing in connection with the Business Combination?

A:
APAC and PubCo do not expect to enter into any debt financing in connection with the Business Combination, nor is PubCo expected to have any indebtedness following the completion of the Business Combination. The Business Combination Agreement permits APAC and PubCo to enter into Subscription Agreements with investors for the purchase for cash of PubCo Common Shares or ADSs from PubCo on the Closing Date and immediately prior to the Closing. Unless otherwise agreed by APAC and JEPLAN in writing, no such Subscription Agreement shall provide for a purchase price of PubCo Common Share or ADSs at a price less than $10.00 per PubCo Common Share or ADS (including any discounts, rebates, equity kickers or promote). Each of APAC, PubCo and JEPLAN shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of PIPE Investment as may be reasonably requested by each other.

JEPLAN is currently conducting a Series E private placement of JEPLAN Common Shares to investors mainly in Japan for an aggregate amount of up to JPY1.6 billion, which is expected to be consummated through the first quarter of 2024.
Q:
Why its APAC proposing the Merger Proposal?

A:
As part of the Business Combination, Merger Sub will merge with and into APAC, with APAC continuing as the surviving company in such merger. Under the SPAC Articles and the Cayman Islands Companies Act, APAC must obtain the affirmative vote by special resolution of a majority of at least two-thirds of shareholders of APAC that are entitled to vote and who attend and vote at the

Extraordinary General Meeting to effect the Merger. Therefore, APAC is seeking to obtain the approval of its shareholders for the Merger Proposal. The approval of the Merger Proposal is also a condition to the Closing under the Business Combination Agreement. For additional information, please see the section entitled “Proposal No. 2 — The Merger Proposal.”
Q:
Why is APAC proposing the NTA Proposal?

A:
The adoption of the proposed NTA Amendment is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions of Public Shares even if such redemptions would result in APAC having net tangible assets of less than $5,000,001 and the consummation of the Business Combination even if APAC does not have net tangible assets of at least $5,000,001 immediately prior to or upon the consummation of the Business Combination. APAC does not believe that the adoption of the NTA Amendment would result in PubCo Common Shares being deemed as “penny stocks” pursuant to Rule 3a51-1 under the Exchange Act. To the extent that the NTA Proposal has not been passed, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after deducting the aggregate amount payable with respect to all the Public Shares in respect of which an eligible holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its redemption right. For additional information, please see the section entitled “Proposal No. 3 — The NTA Proposal.”

Q:
Why is APAC proposing the Adjournment Proposal?

A:
APAC is proposing the Adjournment Proposal to allow the APAC Board to, if necessary, adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares. Please see the section entitled “Proposal No. 4 — The Adjournment Proposal” for additional information.

Q:
What happens if I sell my Public Shares before the Extraordinary General Meeting?

A:
The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to deliver your share certificates (if any) and other redemption forms for cancellation upon consummation of the Business Combination and you will not be entitled to receive any ADSs or the underlying PubCo Common Shares following the Closing because only APAC’s shareholders on the date of the Closing will be entitled to receive ADSs in connection with the Closing. If you transfer your Public Shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:
What vote is required to approve the proposals to be presented at the Extraordinary General Meeting?

A:
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. Accordingly, an APAC shareholder who does not vote by proxy or in person (or virtually) at the Extraordinary General Meeting will not be counted towards the number of SPAC ordinary shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on such proposals. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals.

The approval of each of the Merger Proposal and the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General

Meeting. Accordingly, an APAC shareholder’s failure to vote by proxy or in person (including virtually) at the Extraordinary General Meeting will not be counted towards the number of SPAC ordinary shares required to validly establish a quorum and, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Merger Proposal or the NTA Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals, including the Merger Proposal and the NTA Proposal.
Currently, the Initial Shareholders, including the Sponsor and APAC’s independent directors, own 27.6% of APAC’s issued and outstanding SPAC ordinary shares, including all of the Founder Shares. The Sponsor and APAC’s directors and officers have agreed, for no consideration, to vote any SPAC ordinary shares owned by them in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination).
Q:
What happens if the Business Combination Proposal is not approved?

A:
Pursuant to Section 49.7 of the SPAC Articles, if the Business Combination Proposal is not approved and APAC does not consummate a business combination by the Business Combination Deadline, APAC shall: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to APAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of APAC’s remaining shareholders and the directors of APAC, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable Law.

Q:
How many votes do I have at the Extraordinary General Meeting?

A:
APAC shareholders are entitled to one vote on each proposal presented at the Extraordinary General Meeting for each SPAC ordinary share held of record as of [          ], 2024, the record date for the Extraordinary General Meeting. As of the close of business on the record date, there were 15,615,034 SPAC ordinary shares outstanding.

Q:
What constitutes a quorum at the Extraordinary General Meeting?

A:
The holders of at least one-third of the issued and outstanding SPAC ordinary shares entitled to vote as of the record date for the Extraordinary General Meeting must be present, in person (including virtually) or represented by proxy, at the Extraordinary General Meeting to constitute a quorum and to conduct business at the Extraordinary General Meeting. Abstentions and broker nonvotes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals. The Initial Shareholders, who currently own 27.6% of the issued and outstanding SPAC ordinary shares, will count towards this quorum. As of the record date for the Extraordinary General Meeting, holders of 5,205,012 SPAC ordinary shares would be required to achieve a quorum.

Q:
How will the Initial Shareholders and APAC’s other current directors and officers vote?

A:
Pursuant to the Sponsor Support Agreement and the Letter Agreement, as applicable, each of the Initial Shareholders and APAC’s other current directors and officers have agreed, for no consideration, to vote their Founder Shares and any other Public Shares acquired during or after the IPO in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination). Currently, the Initial Shareholders and APAC’s other current directors and officers hold approximately 27.6% of the issued and outstanding SPAC ordinary shares.

Q:
Does the APAC Board, including the independent members thereof, recommend that APAC’s shareholders approve the Business Combination Proposal and the related Proposals?

A:
Yes. The APAC Board, including the independent members thereof, recommends that APAC shareholders vote “FOR” each of the proposals. When you consider the recommendation of the APAC

Board in favor of each of the proposals, you should keep in mind that certain of APAC’s directors and officers have interests in the Business Combination that may conflict with your interests as an APAC shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Q:
What interests do the Initial Shareholders and APAC’s other current directors and officers have in the Business Combination?

A:
The Initial Shareholders and APAC’s other directors and officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•
the fact that the Sponsor (i) currently holds (a) 4,222,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of $24,640, or approximately $0.006 per share, and (b) 10,625,000 Private Placement Warrants, which were acquired concurrently with the closing of the IPO for an aggregate purchase price of $10,625,000, or $1.00 per warrant; and (ii) has entered into the Sponsor Subscription Agreement, pursuant to which the Sponsor has agreed to subscribe for and from PubCo 500,000 ADSs at a subscription price of $10.00 per ADS at a subscription price of $10.00 per ADS contingent upon and substantially concurrently with the Closing. Richard Lee Folsom, the Chairman and a director of APAC, is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by and/or issuable to the Sponsor.

If APAC does not complete a business combination within the Business Combination Deadline, these Founder Shares will become worthless as the Sponsor has waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares, and the Private Placement Warrants also will become worthless because they will not be exercisable. If the Business Combination is consummated, PubCo will, at the Merger Effective Time, issue to the Sponsor the same number of PubCo Common Shares in exchange for its Founder Shares and the same number of PubCo Series 2 Warrants in exchange for its Private Placement Warrants. Immediately after Closing, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC, and:

•
excluding 844,500 Earn-In Shares that are subject to vesting provisions, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 8.5%, 9.8% and 10.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 25.9%, 28.9% and 30.0% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Excluding the 844,500 Earn-In Shares that are subject to vesting provisions, the Founder Shares held by the Sponsor have an aggregate market value of approximately $37,799,820 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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assuming the 844,500 Earn-In Shares fully vest, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 10.2%, 11.7% and 12.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 27.0%, 30.0% and 31.2% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum

Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Including the 844,500 Earn-In Shares as fully vested, the Founder Shares held by the Sponsor have an aggregate market value of approximately $47,249,775 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.
The Private Placement Warrants have an aggregate market value of approximately $318,750, based on the closing price of the Public Warrants of $0.03 per warrant on the NYSE on January 18, 2024.
In addition, the terms of PubCo Series 2 Warrants are more favorable than the PubCo Series 1 Warrants issuable upon the conversion of the Public Warrants in that (i) PubCo Series 2 Warrants are not redeemable, while PubCo Series 1 Warrants may be redeemed by PubCo if the last sales price of the PubCo Common Share (as represented by ADS) equals or exceeds $18.00 per share (subject to adjustment) on each of the 20 trading days within any 30 trading day period on or after the date that is 30 days after Closing and ending on the third trading day prior to the date on which such redemption notice is given; and (ii) after PubCo Warrants become exercisable, PubCo Series 2 Warrants may be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis at the holder’s option, while the ability of holders of PubCo Series 1 Warrants to exercise these warrants or otherwise receive PubCo Common Shares in exchange for these warrants is subject to additional conditions and limitations. Specifically, PubCo Series 1 Warrants may only be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis in connection with the aforementioned redemption notice or when a registration statement covering the PubCo Common Shares deliverable upon the exercise or the redemption of the warrants for cash or a registration statement covering the PubCo ADSs is not effective under the Securities Act and current within 60 business days after Closing, and no PubCo Warrant may be exercised for cash unless (a) a registration statement covering the delivery of the PubCo Common Shares upon exercise and a registration statement covering the ADSs representing the PubCo Common Shares are effective under the Securities Act and (b) a prospectus thereunder relating to such PubCo Common Shares and ADSs is current. For a more detailed description, see “Description of PubCo’s Securities — Warrants.”

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the fact that Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson, the independent directors of APAC, each holds 30,000 Founder Shares, which were purchased at a price of $120, or $0.004 per share, prior to the IPO. If APAC does not complete a business combination within the Business Combination Deadline, the Founder Shares will become worthless as these individuals have waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares. If the Business Combination is consummated, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, PubCo will, at the Merger Effective Time, issue to these individuals the same number of PubCo Common Shares in exchange for their Founder Shares, which are expected to represent:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

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assuming the 844,500 Earn-In Shares fully vest, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

These Founder Shares have an aggregate market value of approximately $1,007,100, based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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the fact that each of the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $1,725,000 on June 16, 2023, the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $160,000 on September 19, 2023, the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $300,000 on November 3, 2023 and the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $500,000 on January 12, 2024 (the latter three notes, the “Working Capital Notes”) mature upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so.

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the fact that APAC issued a non-convertible promissory note (the “Extension Note”) in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor.

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the fact that APAC’s Sponsor, officers and directors, and their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred by them on APAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus, less than $35,000 of out-of-pocket expenses, which were denominated in Japanese yen and Hong Kong dollars and converted into U.S. dollars at the exchange rate of ¥130.00 = $1.00 and HK$7.80 = $1.00, respectively, had been incurred by APAC’s Sponsor, officers and directors and their respective affiliates, incident to identifying, investigating and consummating a business combination. In addition to these out-of-pocket expenses, the aggregate dollar amount that APAC’s Sponsor, officers and directors have at risk depending on the completion of a business combination is $14,335,000 as of the date of this proxy statement/prospectus, consisting of $25,000 for the Founder Shares, $10,625,000 for the Private Placement Warrants and $1,725,000 for the promissory note, $960,000 for the Working Capital Notes and $1,000,000 under the Extension Note. In addition, pursuant to the Administrative Services Agreement entered into between APAC and the Sponsor contemporaneous to the IPO, APAC agreed to pay the Sponsor $10,000 per month for providing certain office space, secretarial and administrative services as may be required by APAC from time to time, commencing on the effective date of the registration statement for the IPO and continuing until the earlier of the Business Combination and APAC’s liquidation. An aggregate of $215,333 was due to the Sponsor under the Administrative Services Agreement as of September 30, 2023, and APAC expects that additional amounts will be accrued through Closing. Pursuant to the Administrative Services Agreement, the Sponsor has waived any right, title, interest or claim of any kind in or to any monies in the Trust Account and will not seek recourse against the Trust Account. As such, APAC expects that the amounts due to the Sponsor under the Administrative Services Agreement will be forgiven if a business combination is not consummated, except to the extent there are funds available to APAC outside of the Trust Account.

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the fact that the Initial Shareholders, including the Sponsor, can benefit from the completion of a business combination and earn a positive rate of return on their investment, even if APAC’s Public Shareholders experience a negative rate of return on their investment, and may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

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the fact that if APAC is unable to complete a business combination within the Business Combination Deadline, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced to below the lesser of (i) $10.00 per Public Share and

(ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay APAC’s tax obligations, by the claims of target businesses or claims of vendors or other entities that are owed money by APAC for services rendered or contracted for or for products sold to APAC. If APAC consummates a business combination, PubCo will be liable for all such claims instead.
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the fact that APAC’s officers and directors are not required to, and will not, commit their full time to APAC’s affairs, which may result in a conflict of interest in allocating their time between APAC’s operations and the proposed Business Combination and their other businesses and obligations. In addition, the Sponsor and APAC’s officers and directors may in the future participate in the formation of, or become an officer or director of, other blank check companies prior to the completion of the Business Combination and could therefore have conflicts of interest in determining whether to present business combination opportunities to other blank check companies with which they may become involved, subject to APAC’s officers’ and directors’ fiduciary duties under Cayman law. APAC does not believe that such waiver of the corporate opportunities doctrine had any material impact on the identification of companies that may be appropriate acquisition targets.

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the fact that the Business Combination Agreement contemplates that the board of directors of PubCo shall consist of one director designated in writing by the Sponsor and reasonably acceptable to JEPLAN, and such individual may receive cash, fees and/or equity-based compensation from PubCo in connection with his or her directorship at PubCo.

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the continued indemnification of current directors and officers of APAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence APAC’s directors in making their recommendation to vote in favor of each of the Proposals, subject to their fiduciary duties under Cayman Islands law. At each meeting of the APAC Board in connection with the Business Combination until the Business Combination was approved by the APAC Board on June 16, 2023, each director of APAC declared his/her interests (if any) in the Business Combination. The APAC Board considered all such interests, among other matters, when it determined to proceed with the Business Combination and recommended that APAC shareholders vote in favor of the Proposals. The APAC Board determined that the overall benefits expected to be received by APAC and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the APAC Board determined that these interests could be adequately disclosed to its shareholders in this proxy statement/prospectus and that its shareholders could take them into consideration when deciding whether to vote in favor of the Proposals. Please also read the section entitled “The Business Combination — Interests of APAC’s Directors and Officers in the Business Combination.”
Q:
Did the APAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The APAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In making this determination, the APAC Board took into account that Mr. Richard Folsom (as the Chairman and a Director of APAC) and Mr. Keiichi Suzuki (as the Chief Executive Officer and Director) of APAC have substantial experience in evaluating companies from a wide range of industries, and that Mr. Shankar Krishnamoorthy, Mr. Henrik Baek Jorgensen and Ms. Helena Anderson (each an Independent Director) of APAC are seasoned experts in the renewable energy sector. Specifically, (i) Mr. Folsom has devoted his time to the development of the private equity investment practice since Advantage Partners launched its first buyout fund in Japan in 1997, and he possesses an established track record in Japan and Asia with more than 100 investments and more than $5 billion of total funds deployed; (ii) Mr. Suzuki has over 29 years of experience in alternative investments including real estate, private equity, and infrastructure, especially in the renewable energy space at Mitsubishi Corporation, a leading Japanese trading and investment company; (iii) Mr. Krishnamoorthy has over 39 years of experience in the energy and renewable energy sector, including in structuring and negotiating complex contracts about joint ventures, mergers and acquisitions and financing in this sector; (iv) Mr. Jorgensen has over 14 years of experience in the renewable energy sector and ample experience in product management and engineering; and (v) Ms. Anderson has over 13 years of experience in the energy and infrastructure sector, and she is also a leading expert on the Equator Principles and other standards related to mitigating environmental and social risk in lending. For more details regarding their relevant experience, please see the section entitled “Business of APAC and Certain Information about APAC — Directors and Executive Officers” in this proxy statement/prospectus. Accordingly, the APAC Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination is fair from a financial perspective to its shareholders and is advisable for and in the best interests of its shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that JEPLAN’s fair market value was at least 80% of APAC’s net assets. Accordingly, investors will be relying on the judgment of the APAC Board as described above in valuing JEPLAN’s business and assuming the risk that the APAC Board may not have properly valued such business.
Q:
What happens if I vote against the Business Combination Proposal?

A:
If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Merger Proposal and the satisfaction or waiver of the other conditions to Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement. If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting, then the Business Combination Proposal will fail and APAC will not consummate the Business Combination. If APAC does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until the Business Combination Deadline. Pursuant to Section 49.7 of the SPAC Articles, if APAC fails to complete an initial business combination by the Business Combination Deadline. APAC shall (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to APAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of APAC’s remaining shareholders and the directors of APAC, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable Law.

Q:
Do I have redemption rights?

A:
If you are a Public Shareholder, you may redeem all or a portion of your Public Shares in connection with the Business Combination at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account and not previously released to APAC to pay its taxes, divided by the number of then outstanding Public Shares; provided that, if the NTA Proposal is not approved and the Net Tangible Assets Condition is not waived, APAC will not redeem any Public Shares issued in the IPO to the extent that such redemption would result in APAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares sold in the IPO in connection with any vote on a business combination. Holders of outstanding SPAC Warrants do not have redemption rights in connection with the Business Combination. The Initial Shareholders and APAC’s other current directors and officers have agreed, for no consideration, to waive their redemption rights with respect to any Public Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of January 24, 2024, the estimated per-share redemption price would have been approximately $11.16. This is greater than the $10.00 IPO price of the SPAC Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest earned on the funds held in the Trust Account and not previously released to APAC to pay franchise and income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account, unless APAC completes an alternative business combination prior to the Business Combination Deadline.
Q:
Can the Initial Shareholders and other directors and officers of APAC redeem their SPAC ordinary shares in connection with the consummation of the Business Combination?

A:
No. The Initial Shareholders and APAC’s other current directors and officers have agreed, for no consideration, to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.

Q:
Is there a limit on the number of Public Shares I may redeem?

A:
Yes. A Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash. On the other hand, a Public Shareholder or group who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q:
Is there a limit on the total number of Public Shares that may be redeemed?

A:
Yes. The SPAC Articles provide that APAC may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Other than this limitation, the SPAC Articles do not provide a specified maximum redemption threshold. The Business Combination Agreement provides that, to the extent that the NTA Proposal has not been passed, each party’s obligation to consummate the Business Combination is conditioned on APAC having at least $5,000,001 of net tangible assets following redemptions. If the NTA Proposal is not approved and the Net Tangible Assets Condition is not met or is not waived, then APAC may elect not to consummate the Business Combination.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Proposals. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:
How do I exercise my redemption rights?

A:
To exercise your redemption rights (i) if you hold SPAC Units, separate the underlying shares and warrants, and (ii) prior to [            ], Eastern Time on [       ], 2024 (two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that APAC redeem your Public Shares for cash to Continental at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: spacredemptions@continentalstock.com
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares included in the SPAC Units, which is referred to herein as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.
APAC shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is APAC’s understanding that APAC shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, APAC does not have any control over this process and it may take longer than two weeks. APAC shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
APAC shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to Continental two business days prior to the vote on the proposal by ordinary resolution to approve the Business Combination at the Extraordinary General Meeting, or to deliver their share certificates (if any) and other redemption forms to Continental electronically using Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. Transfer agent will typically charge a tendering broker a fee, and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver share certificates (if any) and other redemption forms is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights with respect to my Public Shares?

A:
The receipt of cash by a U.S. holder (as defined below) of SPAC ordinary shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights — Redemption of SPAC ordinary shares” for additional information. U.S. holders of SPAC ordinary shares considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Q:
If I am a SPAC Warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of SPAC Warrants have no redemption rights with respect to their Public Warrants.

Q:
If I hold SPAC Warrants, what are the U.S. federal income tax consequences of my SPAC Warrants converting into PubCo Warrants?

A:
A U.S. holder (as defined below) that owns only SPAC Warrants but not SPAC ordinary shares and whose SPAC Warrants convert into PubCo Warrants should be treated as exchanging such SPAC Warrants for “new” warrants. If so treated, a U.S. holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by it immediately following the Merger and the adjusted tax basis of the SPAC Warrant held by it immediately prior to the Merger. A U.S. holder’s tax basis in PubCo Warrants received in the Merger will equal the fair market value of such PubCo Warrants. A U.S. holder’s holding period in such U.S. holder’s PubCo Warrants should begin on the day after the Merger.

U.S. holders of SPAC Warrants are urged to consult with their tax advisors regarding the treatment of their SPAC Warrants in connection with the Merger.

For an additional discussion of the U.S. federal income tax treatment of SPAC Warrants in connection with the Merger, including the treatment of a U.S. holder that owns SPAC ordinary shares in addition to SPAC Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders,” which qualifies the summary above in its entirety.
Q:
Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:
With respect to the Merger, the Cayman Islands Companies Act provides for a right of dissenting from the Merger.

Dissenter or appraisal rights are not available to holders of ADSs or the underlying PubCo Common Shares in connection with the Business Combination.
Holders of SPAC Units and SPAC Warrants do not have appraisal rights in respect of their SPAC Units and SPAC Warrants in connection with the Business Combination under the Cayman Islands Companies Act.
Holders of Public Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act have the right, under certain circumstances, to object to the Merger and exercise statutory appraisal (“dissenter”) rights, including rights to seek payment of the fair value of their Public Shares. These statutory appraisal rights are separate to the right of Public Shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the SPAC Articles. It is possible that, if shareholders of APAC exercise their statutory dissenter rights, the fair value of the Public Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than what such shareholders would obtain if they exercise their redemption rights as described herein. However, it is APAC’s view that such fair market value would equal the amount that its shareholders would obtain if they exercise their redemption rights as described herein and in accordance with the SPAC Articles. Shareholders need not vote against any of the Proposals at the Extraordinary General Meeting in order to exercise their statutory dissenter rights under the Cayman Islands Companies Act.
Shareholders who do wish to exercise dissenter rights, if applicable (and the shares held by such shareholders, the “Dissenting Shares”), will be required to deliver notice to APAC prior to the Extraordinary General Meeting and follow the process prescribed in Section 238 of the Cayman Islands Companies Act. This is a separate process with different deadline requirements to the process that shareholders must follow if they wish to exercise their redemption rights in accordance with the SPAC Articles.
At the Merger Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Islands Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost its rights under Section 238 of the Cayman Islands Companies Act or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Islands Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Islands Companies Act shall cease, and such Public Shares shall no longer be considered Dissenting Shares for purposes hereof, and such holder’s Public Shares shall thereupon be deemed to have been converted as of the Merger Effective Time into the right to receive one PubCo Common Share represented by an ADS.
Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be used to pay APAC shareholders who have properly exercised their redemption rights in accordance with the SPAC Articles and will then be used for general corporate purposes following the Business Combination. On February 14, 2023 and following up on earlier preliminary discussions between representatives of APAC and Credit Suisse beginning in December 2022 regarding Credit Suisse’s involvement in a potential PIPE investment in connection with the potential business combination transaction involving APAC and JEPLAN (the “Proposed Business Combination”), representatives of APAC contacted representatives of Credit Suisse and the parties discussed concerns around Credit Suisse’s ability to act as the placement agent for any potential PIPE investment due to Credit Suisse’s inability to commit an appropriate level of resources. Representatives of APAC further requested that, if Credit Suisse ultimately did not serve as placement agent for the potential PIPE investment, Credit Suisse should follow market practice and waive the Deferred Discount as well. Credit Suisse neither agreed nor objected to such request during this discussion. On February 17, 2023, representatives of Credit Suisse notified representatives of APAC about the waiver by Credit Suisse of its right to receive the Deferred Discount, without explanation as to why such waiver was being provided. Later that day, APAC sent Credit Suisse an initial draft of a letter agreement with respect to such waiver. Pursuant to a letter agreement, by and between Credit Suisse and APAC, dated as of April 12, 2023, contemplating the waiver by Credit Suisse of its right to receive the Deferred Discount (the “Credit Suisse Waiver Letter”), Credit Suisse, the sole underwriter of the IPO, waived the $6,037,500 Deferred Discount, provided that the Merger is consummated. As of the date of the Deferred Discount Waiver, Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain the Deferred Discount and is therefore gratuitously waiving its right to receive the Deferred Discount.
Credit Suisse did not provide APAC its reasons for waiving the Deferred Discount, nor did it communicate to APAC that such waiver was the result of any dispute or disagreement between Credit Suisse and APAC with respect to the scope of Credit Suisse’s engagements, its ability to complete such engagements, or any matter relating to APAC’s or JEPLAN’s operations, prospects, policies, procedures or practices. APAC did not correspond with Credit Suisse about the reasons for its waiver of the Deferred Discount or otherwise seek out the reasons why Credit Suisse was waiving deferred fees despite having already completed its services. While APAC will not speculate as to Credit Suisse’s reasons or motivations for waiving the Deferred Discount, as such waiver was a unilateral act of Credit Suisse, APAC does not believe that such waiver was the result of any dispute or disagreement between Credit Suisse and APAC with respect to the scope of Credit Suisse’s engagements, its ability to complete such engagements, or any matter relating to APAC’s or JEPLAN’s operations, prospects, policies, procedures or practices. It is APAC’s understanding that other companies have received similar waivers from investment banks in connection with other business combination transactions involving special purpose acquisition companies. However, investors should be aware that a fee waiver for services already rendered is unusual. For more information on related risks, see “Risk Factors — Risks Related to APAC and the Business Combination — Credit Suisse, the sole underwriter of the IPO, was to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO, yet it waived such compensation without any consideration from APAC, provided that the Merger is consummated, and has affirmatively disclaimed any responsibility for any of the disclosure in the registration statement of which this proxy statement/prospectus forms a part. Such a fee waiver for services already rendered is unusual and may adversely affect market perception of the Business Combination, which could result in an increased number of Public Shareholders voting against the Business Combination or seeking to redeem their shares for cash.”
Following the IPO APAC had no, and it does not currently have, any ongoing relationship with Credit Suisse, including any financial or merger-related advisory services conducted by Credit Suisse. Credit Suisse has not performed any additional services for APAC after the IPO for any contingent fees and is not expected to perform any additional services following the consummation of the Business Combination. Credit Suisse also had no role in the identification or evaluation of potential targets for the Business Combination. In addition, Credit Suisse was not involved in the preparation of any disclosure included in this proxy statement/prospectus, any analysis underlying disclosure included in this proxy statement/prospectus, or the related registration statement, and APAC is not aware of any disagreement with Credit Suisse regarding the disclosure herein. Further, Credit Suisse did not assist in the preparation or review of any materials for APAC in connection with the Business Combination and did not participate in any other aspect of the Business Combination.
As a result of the Deferred Discount Waiver, Credit Suisse claims no role in the Business Combination, has affirmatively disclaimed any responsibility for any of the disclosure in the registration statement of which this proxy statement/prospectus forms a part and will not be associated with the disclosure related to the Business Combination. Further, Credit Suisse did not assist in the preparation or review of any materials for APAC in connection with the Business Combination and did not participate in any other aspect of the Business Combination. As such, the Deferred Discount Waiver did not impact APAC’s evaluation of the Business Combination.
Q:
What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Unlike some other blank check companies that require their public shareholders to vote against a business combination to exercise their redemption rights, the Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by the Public Shareholders. If APAC’s Public Shareholders redeem more than 7,604,586 Public Shares and no additional funds are raised by APAC or PubCo through other permitted financing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), then we expect that the Minimum Cash Condition will not be satisfied and the Business Combination will not be consummated unless the Minimum Cash Condition is waived.

The Initial Shareholders have agreed, for no consideration, to vote their Founder Shares, which represent approximately 27.6% of the issued and outstanding Public Shares, and any Public Shares acquired during or after the IPO in favor of the Business Combination Proposal. Also, with fewer Public Shares and Public Shareholders, the trading market for the ADSs may be less liquid than the market for Public Shares was prior to the Business Combination. PubCo may not be able to meet the listing standards for the NYSE. It is a condition to the consummation of the Business Combination that PubCo’s initial listing application with NYSE in connection with the Business Combination shall have been conditionally approved and the ADSs to be issued in connection with the Business Combination shall have been approved for listing on the NYSE, subject to official notice of issuance. APAC, PubCo, Merger Sub and JEPLAN have certain obligations under the Business Combination Agreement to use reasonable best efforts to consummate the Business Combination, including with respect to satisfying the NYSE listing condition. Unless waived in accordance with the Business Combination Agreement, if the NYSE listing condition in the Business Combination Agreement is not met, the Business Combination will not be consummated.
Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

Pursuant to Article 49.7 of the SPAC Articles, APAC has exercised its option to extend the date by which APAC must complete a business combination from June 21, 2023 to September 21, 2023, and $1,725,000 was deposited into the Trust Account on June 21, 2023 following the issuance of a non-interest bearing, unsecured and non-convertible promissory note in the aggregate principal amount of $1,725,000 by APAC to the Sponsor dated June 16, 2023. The promissory note matures upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so. On August 29, 2023, APAC filed a definitive proxy statement, as supplemented on August 31, 2023, with the SEC, seeking shareholder approval to extend the date by which APAC must complete a business combination from September 21, 2023 to June 21, 2024 or such earlier date as determined by the APAC Board or such later time as its shareholders may approve in accordance with the SPAC Articles. APAC obtained the requisite shareholder approval at an extraordinary general meeting of its shareholders on September 15, 2023 and filed an amendment to the SPAC Articles to reflect the new Business Combination Deadline on September 20, 2023. In connection with the shareholder vote, holders of 5,947,466 Public Shares properly exercised their redemption right. There can be no assurance that APAC will be able to further extend the Business Combination Deadline to such later time as its shareholders may approve in accordance with the SPAC Articles. On September 19, 2023, APAC issued the Extension Note in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor.
If APAC has not consummated an initial business combination by the Business Combination Deadline, then, pursuant to Section 49.7 of the SPAC Articles, APAC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to APAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of APAC’s remaining shareholders and the APAC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per SPAC Unit in the IPO. Please see the section entitled “Risk Factors — Risks Related to APAC and the Business Combination” for additional information. Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares.
In addition, there are no redemption rights and will be no liquidating distributions with respect to the SPAC Warrants, which will expire worthless if APAC fails to complete an initial business combination by the Business Combination Deadline.
Q:
When is the Business Combination expected to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing the Business Combination.”
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of SPAC ordinary shares on [       ], 2024, the record date for the Extraordinary General Meeting, you may vote with respect to the proposals in person (or virtually) at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.   By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by       Eastern time on [     ], 2024.
Voting in Person at the Meeting.   If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares, or if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “The Extraordinary General Meeting” elsewhere in this proxy statement/prospectus.
Q:
What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:
At the Extraordinary General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, abstentions and broker nonvotes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by APAC without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders.

The proxyholders may use their discretion to vote on any other matters that properly come before the Extraordinary General Meeting.
Q:
If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A:
Yes. Whether or not you plan to attend the Extraordinary General Meeting, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. APAC believes that all of the proposals to be presented to the shareholders at this Extraordinary General Meeting will be considered non-discretionary and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals to be presented at the Extraordinary General Meeting. If you do not provide instructions with your proxy card, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by delivering a later-dated proxy so that it is received prior to the Extraordinary General Meeting, or you may attend the Extraordinary General Meeting in person (or virtually) and vote. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC (“Morrow”) at the address listed below, which notice must be received by Morrow prior to the Extraordinary General Meeting.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:
APAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. APAC has engaged Morrow to assist in the solicitation of proxies for the Extraordinary General Meeting. APAC has agreed to pay Morrow $30,000 its customary fee, plus associated disbursements and will indemnify Morrow and its affiliates against certain losses, damages, expenses, liabilities and claims. APAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. The directors, officers and employees of APAC may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

AP Acquisition Corp
10 Collyer Quay,
#37-00 Ocean Financial Center
Singapore
Telephone: +65 6808 6510
You may also contact the proxy solicitor for APAC at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400)
Email: APCA.info@investor.morrowsodali.com
To obtain timely delivery, APAC shareholders must request the materials no later than            , 2024, or five business days prior to the Extraordinary General Meeting.
You may also obtain additional information about APAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to tender your shares physically or electronically and submit a request in writing that APAC redeem your Public Shares for cash to Continental at the following address. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact Continental at the following address.
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation, and as a result, percentages may not sum to 100%.
Parties to the Business Combination
APAC
APAC is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more business entities on April 22, 2021.
The SPAC Units, Public Shares and Public Warrants trade on the NYSE under the symbols “APCA.U,” “APCA” and “APCA.WS,” respectively. At the Closing, each SPAC Unit will automatically separate into its component parts, and the Public Shares and the SPAC Warrants will be converted into PubCo Common Shares and PubCo Warrants, respectively.
The mailing address of APAC’s principal executive office is 10 Collyer Quay, #37-00 Ocean Financial Center, Singapore, and its telephone number is +65 6808 6510.
JEPLAN, Inc.
JEPLAN is a Japanese corporation (kabushiki kaisha) incorporated in 2007 under the Japan Act and domiciled in Japan, with its principal executive and registered office at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan.
JEPLAN uses recycling services intended to promote a “circular economy.” JEPLAN, through its subsidiaries, recycles polyethylene terephthalate (PET) using chemical recycling technology to produce and sell recycled polyester and plastic raw materials to third-party businesses and end users, and also to license its recycling technology to third-party businesses. JEPLAN’s principal business activities involve: (1) the processing and sale of r-PET and r-BHET, (2) a collaboration with France’s Axens Group (“Axens”) and IFP Energies nouvelles (“IFPEN”) through a Joint Development Cooperation and Commercialization Agreement, dated June 30, 2020, as amended to date (the “Axens Agreement”), which contemplates the potential initiation through Axens of licensing arrangements of our jointly-developed REWIND® PET technology, (3) the marketing and sale of our used clothing collection services, and (4) the sale of our consulting and marketing services. Although JEPLAN still considers its consulting and marketing services to be an important business activity, JEPLAN has materially reduced its focus on these services. Substantially all of JEPLAN’s revenues for fiscal years 2022 and 2021 are attributable to its resin sales and recycling activities. To date, JEPLAN has not received any revenues from licensing arrangements arising out of Axens Agreement or with other collaboration partners.
JEPLAN expects REWIND® PET, once fully validated, to accommodate a more diverse set of recycling needs — and, therefore, offer a broader potential licensing market — than JEPLAN’s existing chemical recycling technology, in part due to the enhanced ability of REWIND® PET in removing impurities from raw materials. Axens has been retained, pursuant to the Axens Agreement, as the exclusive licensor of REWIND® PET and JEPLAN’s proprietary chemical recycling technology on behalf of JEPLAN and IFPEN and is expected to exploit its extensive relationships with various chemical companies to explore potential licensing arrangements. Pursuant to the Axens Agreement, each of Axens and IFPEN, on the one hand, and JEPLAN, on the other, share the licensing revenue after taking into account an upfront fee and a contracting fee. No licenses have been marketed or sold to date, but the parties intend to market and sell licenses once REWIND® PET is fully validated, although agreements may be obtained earlier in select cases where appropriate. In furtherance of JEPLAN’s ongoing efforts to validate REWIND® PET, JEPLAN has constructed a REWIND® PET semi-industrial unit as part of an expansion of its KHP Plant to demonstrate to potential licensees how REWIND® PET can be integrated into potential licensees’ own recycling facilities and to ensure that the process and logistics chain comply with such potential licensees’ safety, quality, and cost standards. Upon validation and in connection with certain licenses of REWIND® PET, JEPLAN intends to establish wide-scale industrial projects by taking part in the manufacturing process through formation of joint ventures with licensees. JEPLAN intends to establish such joint ventures with respect to its proprietary technology, as well.
JEPLAN continues to produce r-PET resin and r-BHET at its PRT Plant and, to a lesser extent, its KHP Plant, using its existing proprietary technology. In 2022, the PRT Plant was in operation for 6,792 hours by seven skilled operators working two rotating shifts and produced approximately 19,000 metric tons of r-PET and r-BHET in the aggregate (comprised of approximately 95% r-PET resin and 5% r-BHET), of which 97.5% was able to be utilized and sold as final product. JEPLAN derives substantially all its revenues from sales of its r-PET resin to two customers of PRT, Nishino Kinryo Co., Ltd. and Toyota Tsusho Corporation (“Toyota Tsusho”), which together accounted for approximately 66.7% and 61.9% of JEPLAN’s revenues for the years ended December 31, 2022 and 2021, respectively. The revenues derived from Toyota Tsusho depend entirely on JEPLAN and PRT’s negotiations with Asahi Softdrinks Co., Ltd. (“Asahi”) and Suntory Beverage & Food Limited, as end users. See “Business of JEPLAN and Certain Information About JEPLAN — Key Customers” for more information.
Asahi has the right to purchase the entire resin output of the PRT Plant at certain preferential prices through 2026. Resin purchases are effected on Asahi’s behalf through purchase orders from Toyota Tsusho to PRT. PRT may only sell resin to a third party in any given year for the balance of output not committed to Asahi. However, Asahi benefits from “most favored nation” rights in the event pricing and volume terms agreed with a third party are more favorable. Asahi’s aforementioned rights expire at the end of 2026. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources — Credit Facilities and Loans — Bank Loans to JEPLAN” for more information on these rights. Accordingly, JEPLAN’s resin sales revenue may be adversely impacted if Asahi decides to purchase an increasing share of the PRT Plant’s total output at substantially lower prices than what JEPLAN could otherwise obtain from a third-party purchaser. Sales revenue may also be limited if JEPLAN is unable to find a buyer for the remaining available resin. For information on related risks, see “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which resin is distributed to three main end users.”
In August 2023, an equipment malfunction occurred at the PRT Plant during the melt polymerization process start-up preparation work, which related to an unexpected noise present during agitation and rotation of one of the polymerization tanks. Production of r-PET was halted on August 3, 2023 to allow for an initial investigation of the issue. The investigation found that, although an abnormal noise could be heard, the agitator shaft was secure and no abnormality was found pursuant to the applicable metrics observed. Based on these results, management decided to initiate a test operation of the plant on August 17, 2023. For two weeks, the plant was able to maintain steady-state daily production of 68 metric tons of r-PET resin with no negative effect on quality. Accordingly, management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full time. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that, although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management intends to address during a previously scheduled pause in production for routine refurbishment purposes during June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent, and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. Any such further delays could have a material adverse effect on JEPLAN’s revenues, business, financial condition, and results of operations. JEPLAN expects that the initial halt in production at the PRT Plant will adversely affect Consolidated Revenue, Consolidated Gross Profit, and Consolidated EBITDA for the fiscal year ended December 31, 2023.
JEPLAN incurred a net loss of ¥1,325,805 thousand and ¥2,041,760 thousand for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, and an accumulated deficit of ¥7,070,289 thousand and ¥5,773,589 thousand from its inception through June 30, 2023 and December 31,

2022, respectively. JEPLAN expects to continue to incur operating and net losses each quarter until at least the time that (i) it successfully launches its licensing business and generates substantial revenue, (ii) PRT has remained party to resin purchase agreements, certain of which include purchase volume commitments, for at least the next two years, and/or (iii) we become more cost-competitive by (A) diversifying the raw materials, or feedstock, used in production by collaborating with mechanical recyclers and increasing the ratios of residuals used, as well as by converting raw materials to film and sheets derived from non-PET bottles and (B) improving our efficiency in collecting raw materials, including with respect to monoethylene glycol (MEG) (recovered from the prior recycling of PET and is currently purchased from private suppliers), by implementing, among other things, advanced sorting, washing, distillation, and crystallization processes, which serve to more efficiently remove contaminants from MEG. For more information on JEPLAN’s diversification of its raw materials, see “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operation — Trend Information — Raw Materials.”
For more information about JEPLAN, see the sections entitled “Business of JEPLAN and Certain Information about JEPLAN” and “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
PubCo
JEPLAN Holdings, Inc. was incorporated under the Japan Act on May 29, 2023 as a Japanese corporation (kabushiki kaisha), having its executive and registered office at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan. PubCo owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole representative director of PubCo is Masaki Takao and the sole shareholder of PubCo is JEPLAN.
PubCo expects to apply to list its ADSs and PubCo Series 1 Warrants on the NYSE under the symbols “JPL” and “JPL WS,” respectively.
PubCo qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which means that it can take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, PubCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.
As a foreign private issuer, PubCo will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by the NYSE for U.S. domestic issuers.
Merger Sub
JEPLAN MS, Inc. is an exempted company limited by shares incorporated under the laws of the Cayman Islands with registration number 400484 and a direct wholly-owned subsidiary of PubCo. Merger

Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.
The mailing address of Merger Sub’s principal executive office is Mourant Nominees (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands.
The Business Combination
The Business Combination Agreement and Merger Consideration
Under the Business Combination Agreement, PubCo, APAC, Merger Sub and JEPLAN intend to effect a business combination transaction whereby (a) PubCo and JEPLAN will, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Japan Act and other applicable Laws, implement and consummate the Pre-Merger Reorganization and (b) following the Pre-Merger Reorganization and at the Merger Effective Time, Merger Sub will merge with and into APAC with APAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo.
On the Closing Date, immediately prior to the Merger Effective Time, the SPAC Class B Conversion shall be effected and pursuant to such conversion each Founder Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Founder Shares shall thereafter cease to have any rights with respect to such securities.
At the Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Public Share and one-half of one Public Warrant in accordance with the terms of the applicable SPAC Unit.
Immediately following the SPAC Class B Conversion and the SPAC Unit Separation in accordance with the terms of the Business Combination Agreement, (i) each Public Share issued and outstanding immediately prior to the Merger Effective Time, including Public Shares held as a result of the SPAC Unit Separation or the SPAC Class B Conversion and excluding treasury shares of APAC, if any, Public Shares in respect of which an eligible holder has validly exercised its redemption rights and Public Shares for which the holder has validly exercised its dissenter’s rights, shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS, and each APAC shareholder shall cease to have any other rights in and to their shares of APAC, except as expressly provided in the Business Combination Agreement; (ii) each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Unit Separation, shall automatically cease to exist in exchange for a PubCo Series 1 Warrant; (iii) each Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to Public Warrants and Private Placement Warrants immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively; and (iv) all shares of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of APAC as the surviving entity, which ordinary share shall constitute the only issued and outstanding share in the capital of the surviving entity.
As of January 24, 2024, the Price per Share, as defined in the Business Combination Agreement, with respect to the Share Exchange between JEPLAN Shareholders and PubCo as part of the Business Combination is equal to $2,857.40.
For more information, see the section entitled “The Business Combination Agreement — The Structure of the Business Combination and Consideration to be received in the Business Combination.”
Closing and Conditions to the Closing
The Closing shall take place remotely by conference call and exchange of documents and signatures in accordance with the Business Combination Agreement on the first date on which all conditions set forth in the Business Combination Agreement that are required thereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or in such other manner as shall be agreed upon by APAC and JEPLAN in writing.
Conditions to the Obligations of Each Party
Under the Business Combination Agreement, the obligations of the parties thereto to consummate the Transactions, including the Merger, are conditioned on the satisfaction or waiver (where legally permissible) of the following conditions at or prior to the Closing:
(a)
each of the SPAC Shareholders’ Approval and the JEPLAN Shareholder Approval shall have been obtained;

(b)
the proxy statement/prospectus and the Form F-6 shall each have become effective under the Securities Act and no stop order suspending the effectiveness of the proxy statement/prospectus or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)
(i) PubCo’s initial listing application with NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the ADSs to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d)
to the extent that the NTA Proposal has not been passed, after deducting the APAC shareholder redemption amount, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(e)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

All of these closing conditions, with the exception of the closing conditions described in the foregoing paragraph (c) and paragraph (d) (to the extent that the NTA Proposal has been passed), cannot be waived as they represent legal requirements that must be satisfied in order to close the Business Combination. JEPLAN, APAC, PubCo and Merger Sub must unanimously consent to any waiver of the closing conditions described in paragraph (c) and paragraph (d) (to the extent that the NTA Proposal has been passed).
Conditions to the Obligations of APAC
The obligations of APAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver of the following additional conditions at or prior to the Closing:
(a)
the representations and warranties contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization of the Company), Section 4.4 (Capitalization of Subsidiaries), Section 4.5 (Authorization), Section 4.18 (Brokers), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification), Section 6.2 (Capitalization and Voting Rights), Section 6.4 (Authorization), Section 6.8 (Brokers) and Section 6.10 (Business Activities) of the Business Combination Agreement (collectively, the “Specified Company Representations”) that are (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of JEPLAN or the Acquisition Entities contained in Article IV and Article VI of the Business Combination Agreement (other than the

Specified Company Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)
each of the covenants of JEPLAN and the Acquisition Entities to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)
since the date of the Business Combination Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d)
the Pre-Merger Reorganization shall have been consummated pursuant to the terms and conditions of the Business Combination Agreement (including the Pre-Merger Reorganization Schedule); and

(e)
JEPLAN shall have delivered to APAC a certificate, signed by an authorized officer of JEPLAN and dated as of the Closing Date, certifying that certain conditions set forth in the Business Combination Agreement have been fulfilled.

APAC has the right to waive any of these closing conditions.
Conditions to the Obligations of JEPLAN and the Acquisition Entities
The obligations of JEPLAN and the Acquisition Entities to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver of the following additional conditions at or prior to the Closing:
(a)
the representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure; Subsidiaries), Section 5.4 (Authorization), Section 5.10 (Brokers) and Section 5.15 (Business Activities) of the Business Combination Agreement (collectively, the “Specified SPAC Representations”) that are (i) qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of SPAC contained in Article V of the Business Combination Agreement (other than the Specified SPAC Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)
each of the covenants of APAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)
since the date of the Business Combination Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured;

(d)
APAC shall deliver or cause to be delivered to JEPLAN a certificate signed by an authorized officer of APAC, dated as of the Closing Date, certifying that certain conditions specified in the Business Combination Agreement have been fulfilled; and

(e)
the satisfaction of the Minimum Cash Condition.

JEPLAN has the right to waive any of these closing conditions.
Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Share Exchange Effective Time, as follows:
(a)
by mutual written consent of JEPLAN and APAC;

(b)
by written notice from either JEPLAN or APAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)
by written notice from either JEPLAN or APAC to the other if APAC shareholders’ approval of the Proposals has not been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement, provided that such termination right shall not be exercisable by APAC if APAC has materially breached any of its obligations with respect to certain covenants;

(d)
by written notice from APAC to JEPLAN if there is any breach of any representation, warranty, covenant or agreement on the part of JEPLAN or any Acquisition Entity set forth in the Business Combination Agreement, such that the conditions specified therein would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by JEPLAN or such Acquisition Entity, then, for a period of up to 30 days after receipt by JEPLAN of written notice from APAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided that such termination right shall not be exercisable by APAC if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement;

(e)
by written notice from JEPLAN to APAC if there is any breach of any representation, warranty, covenant or agreement on the part of APAC set forth in the Business Combination Agreement, such that the conditions specified therein would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by APAC then, for a period of up to 30 days after receipt by APAC of written notice from JEPLAN of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, provided that such termination right shall not be exercisable by JEPLAN if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement;

(f)
by written notice from APAC to JEPLAN if the required JEPLAN Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the JEPLAN Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement;

(g)
by written notice from APAC to JEPLAN if any shareholder of Merger Sub revokes, or seeks to revoke, the Merger Sub written resolution;

(h)
by written notice from either APAC or JEPLAN to the other, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the Business Combination Deadline, provided such termination right shall not be exercisable by any party whose breach of any provision of the Business Combination Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; or

(i)
by written notice from JEPLAN to SPAC, if, after the Extraordinary General Meeting and based upon the final amount of redemptions by the Public Shareholders in connection with the Merger, JEPLAN reasonably determines in good faith that the Minimum Cash Condition is unlikely to be satisfied by the Business Combination Deadline.

For more information, see the section entitled “The Business Combination Agreement — Termination of the Business Combination Agreement.”
Other Agreements Related to the Business Combination Agreement
Shareholder Support Agreements
Concurrently with the execution of the Business Combination Agreement, APAC, PubCo, JEPLAN and certain JEPLAN Shareholders entered into the Initial Shareholder Support Agreement. Following the execution of the Business Combination Agreement and on each of June 23, 2023 and September 7, 2023, APAC, PubCo, JEPLAN and certain major shareholders of JEPLAN entered into Additional Shareholder Support Agreements. Between July 6, 2023 and December 15, 2023, investors who participated in JEPLAN’s Series E financing also entered into an Additional Shareholder Support Agreement with APAC, PubCo and JEPLAN. Pursuant to each Shareholder Support Agreement, each relevant JEPLAN Shareholder has agreed to, among other things, (i) vote all JEPLAN Common Shares held by such shareholder as of the date of the Shareholder Support Agreement and JEPLAN Common Shares acquired by such person after the date, and during the term, of the Shareholder Support Agreement (collectively, the “Shareholder Subject Shares”) in favor of granting the JEPLAN Shareholder Approval or, if there are insufficient votes in favor of granting the JEPLAN Shareholders’ Approval at JEPLAN Shareholders’ meeting, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date; (ii) vote against all of its Shareholders Subject Shares (a) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement, the Pre-Merger Reorganization and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by JEPLAN or any public offering of any equity securities of JEPLAN, any of its subsidiaries or any successor entity of JEPLAN or such subsidiary (other than any such transaction permitted under the Business Combination Agreement), (b) any Company Acquisition Proposal, and (c) any amendment of the Company Organizational Documents or other proposal or transaction involving JEPLAN or any of its subsidiaries, which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by JEPLAN of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Pre-Merger Reorganization, the Merger, or any other Transaction, and (iii) not Transfer any Shareholder Subject Share until termination of the relevant Shareholder Support Agreement, subject to certain exceptions.
Each Shareholder Support Agreement also provides that each relevant JEPLAN Shareholder, from the date of such Shareholder Support Agreement and until the earlier of (x) termination of such Shareholder Support Agreement and (y) the termination of the investment agreement to which such JEPLAN Shareholder is a party, agrees that (i) such JEPLAN Shareholder shall not, nor shall such JEPLAN Shareholder agree to, amend, modify or vary the investment agreements listed in the JEPLAN Disclosure Schedule to which such shareholder is a party; and (ii) in accordance with the terms thereof, (a) the investment agreements, any rights of such JEPLAN Shareholder thereunder and any rights under any other agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the JEPLAN Shareholders shall be terminated effective as of the Share Exchange Effective Time and thereupon shall be of no further force or effect, without any further action on the part of any of the JEPLAN Shareholders or JEPLAN, (b) neither JEPLAN, such JEPLAN Shareholder, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations thereunder and (c) such JEPLAN Shareholder and JEPLAN release in full any and all claims with respect thereto with effect on and from the Share Exchange Effective Time.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, JEPLAN, APAC, PubCo and certain directors and officers of APAC listed thereto entered into the Sponsor Support

Agreement, pursuant to which each of the Sponsor and APAC’s independent directors has agreed, for no consideration, to, among other things, (i) vote all of the Founder Shares held by such person as of the date of the Sponsor Support Agreement and any ordinary shares of APAC acquired by such person after the date of the Sponsor Support Agreement (collectively, the “Sponsor Party Subject Shares”) in favor of the Transactions contemplated by the Business Combination Agreement and related Transaction Documents and Transaction Proposals, (ii) vote against any Transactions, proposals or amendment of the organizational documents of APAC that would be reasonably likely to in any material respect, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by APAC of, prevent or nullify any provision of the Business Combination Agreement or any other related Transaction Document, the Merger or any other Transaction contemplated by the Business Combination Agreement and related Transaction Documents, or change the voting rights of any class of APAC’s share capital in any manner, (iii) not sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Sponsor Party Subject Shares or warrants of APAC held by such person until termination of the Sponsor Support Agreement, subject to certain exceptions, (iv) waive or not otherwise perfect any anti-dilution or similar protection with respect to any Sponsor Party Subject Shares, (v) not exercise such person’s redemption rights with respect to any Sponsor Party Subject Shares in connection with the Business Combination, and (vi) not exercise any dissenters’ rights with respect to any share of APAC in connection with the Business Combination.
During the Interim Period, Sponsor will use its commercially reasonable efforts to (i) retain funds in the Trust Account and minimize and mitigate the redemption amount by the Public Shareholders in connection with their redemption right, including entering into non-redemption agreements with certain APAC shareholders and (ii) raise the PIPE Investment, including cooperating with APAC and JEPLAN as required and necessary in connection with the PIPE Investment; provided, however, that, in each case, Sponsor will be under no obligation to cancel or transfer any of its Sponsor shares or otherwise fund incentives in connection with such commercially reasonable efforts.
In addition, each of the Sponsor and the Initial Shareholders has also agreed, for no consideration, for the period commencing on the Merger Effective Time and ending on the earliest of (a) the date falling 12 months after the Closing Date; (b) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date; and (c) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar Transaction that results in all shareholders of PubCo having the right to exchange their PubCo Common Shares (including PubCo Common Shares represented by ADSs) for cash, securities, or other property, not to Transfer the PubCo Common Shares (including PubCo Common Shares in the form of ADSs) or ADSs acquired by such person in connection with the Merger (and, with respect to the Sponsor, including the 500,000 ADSs acquired pursuant to the Sponsor Subscription Agreement), subject to certain exceptions. In addition, they have agreed, for no consideration, that, for the period commencing on the Merger Effective Time and ending on the date falling 30 days after the Closing, not to Transfer the PubCo Warrants acquired by each such person in connection with the Merger and any PubCo Common Shares (including any PubCo Common Shares represented by ADSs) received by them upon the exercise of these PubCo Warrants, subject to certain exceptions.
Finally, Sponsor has also agreed that, to the extent that at an amount equal to the sum of (i) the committed proceeds from the PIPE Investment (excluding the PIPE Investment of $5,000,000 to be funded by the Sponsor pursuant to the Sponsor Subscription Agreement), and (ii) the amount equal to the product of (x) the aggregate number of Public Shares with respect to which the respective holders thereof have entered into one or more contracts with APAC agreeing not to exercise their SPAC Shareholder Redemption Rights in connection with the Merger (excluding the 500,000 Public Shares that are subject to the deed of non-redemption dated as of July 7, 2023 by Tokyo Century in favor of APAC) and (y) $10.00 is less than $30,000,000 as of 11:59 p.m., New York time on December 15, 2023, then (a) immediately after the Merger Effective Time, twenty percent (20%) of the ADSs exchanged for the cancellation of the Founder Shares held of record by the Sponsor (the “Earn-In Shares”) immediately prior to the Merger Effective Time will become unvested ADSs and will vest if the VWAP of the ADSs is equal to or greater than $12.00 per ADS for any twenty (20) trading days within any thirty (30) trading day period (the “Earn-In Event”) during the period commencing from the Merger Effective Time and ending on (and including) the fifth (5th) anniversary of the Closing Date (the “Earn-In Period”). If the Earn-In Event has not occurred as of the end of the Earn-In Period, all of the Earn-In Shares shall, at the end of the Earn-In Period, be automatically forfeited by Sponsor to PubCo for no consideration and the Sponsor shall surrender and shall promptly instruct the Depositary to transfer such Earn-In Shares to PubCo, upon which forfeiture PubCo shall surrender such Earn-In Shares to the Depositary and withdraw the PubCo Common Shares underlying these Earn-In Shares and cancel those PubCo Common Shares, subject to applicable laws.
All agreements in effect as of the Merger Effective Time between APAC (or any of its subsidiaries), on the one hand, and the Initial Shareholders or any of their respective affiliates (other than APAC or any of APAC’s subsidiaries), on the other hand (but excluding any Transaction Document and the Letter Agreement) (such agreements, collectively, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Merger Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any party. On and from the Merger Effective Time, neither APAC, the Initial Shareholders, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements, and each of APAC and the Initial Shareholders (for and on behalf of its affiliates and subsidiaries) releases in full any and all claims with respect thereto with effect on and from the Merger Effective Time. Additionally, each of APAC and the Initial Shareholders agrees that the transfer restrictions described in the preceding paragraph shall supersede and replace the Initial Shareholders’ obligations in respect of lock-up and transfer provisions in the Letter Agreement, which shall terminate and be of no further force or effect, in each case effective upon the Merger Effective Time.
Registration Rights Agreement
At Closing, PubCo, the Initial Shareholders and certain JEPLAN Shareholders (such JEPLAN Shareholders and the Initial Shareholders are collectively referred to as the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, effective upon the Closing, PubCo will grant the Holders customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, PubCo will undertake to, within 30 calendar days after the Closing Date, it will file with the SEC (at PubCo’s sole cost and expense) a registration statement registering the resale of the following securities held by the Holders and to use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the initial filing thereof (a) PubCo Series 2 Warrants (including any PubCo Common Shares issuable upon the exercise of any such warrants); (b) any outstanding PubCo Common Shares or any other equity security (including PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of PubCo held by a Holder as of the date of the Registration Rights Agreement; (c) any PubCo equity securities (including the PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any such equity security) of PubCo issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to PubCo by the Initial Shareholders, if applicable; and (d) any other equity security of PubCo issued or issuable with respect to any such PubCo Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.
Shareholder Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, APAC, PubCo, JEPLAN and certain JEPLAN Shareholders entered into the Initial Shareholder Lock-Up Agreement. Following the execution of the Business Combination Agreement and on June 23, 2023, APAC, PubCo, JEPLAN and a major shareholder of JEPLAN entered into an Additional Shareholder Lock-Up Agreement. Pursuant to each Shareholder Lock-Up Agreement, each relevant JEPLAN Shareholder has agreed to, among other things, not offer, contract to sell, or Transfer, or make a public announcement of any intention to effect such offer, contract to sell, or Transfer in, any PubCo Common Shares (including PubCo Common Shares represented by ADSs) or ADSs acquired by such person in connection with the Pre-Merger Reorganization and any PubCo Common Shares (including PubCo Common Shares represented by ADSs) that such person may acquire upon the exercise or settlement of any PubCo Options in connection with the Pre-Merger Reorganization, without the prior written consent of the board of directors of PubCo (subject to certain exceptions) during the period commencing on the Closing Date and ending on the earliest of: (i) the date falling 12 months or 6 months (as applicable) after the Closing Date, (ii) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all of the shareholders of PubCo having the right to exchange their PubCo Common Shares (including PubCo Common Shares represented by ADSs) for cash, securities, or other property.
In addition, on September 7, 2023, APAC, PubCo, JEPLAN and another major shareholder of JEPLAN, JAFCO SV4 Investment Fund (“JAFCO”), entered into an Additional Shareholder Lock-Up Agreement, pursuant to which JAFCO has agreed to, among other things, not offer, contract to sell, or Transfer, or make a public announcement of any intention to effect such offer, contract to sell, or Transfer in, any PubCo Common Shares (including PubCo Common Shares represented by ADSs) or ADSs acquired by such person in connection with the Pre-Merger Reorganization and any PubCo Common Shares (including PubCo Common Shares represented by ADSs) that JAFCO may acquire upon the exercise of any PubCo Options in connection with the Pre-Merger Reorganization, without the prior written consent of the board of directors of PubCo (subject to certain exceptions), (i) with respect to 50% of JAFCO’s lock-up shares, the period commencing on the Closing Date and ending on the earliest of (x) the date falling 6 months after the Closing Date, (y) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading day period commencing at least one 150 days after the Closing Date, and (z) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all shareholders of PubCo shareholders having the right to exchange their PubCo Common Shares (including PubCo Common Shares in the form of ADSs) for cash, securities, or other property; and (ii) with respect to the other 50% of JAFCO’s lock-up shares, the period commencing on the Closing Date and ending on the earliest of (x) the date falling 6 months after the Closing Date, (y) the date on which the last reported sale price of the PubCo ADSs equals or exceeds $12.00 per PubCo ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading day period commencing at least 60 Business Days after the Closing Date, and (z) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all shareholders of PubCo shareholders having the right to exchange their PubCo Common Shares (including PubCo Common Shares in the form of PubCo ADSs) for cash, securities, or other property.
Waiver and Consent
On September 7, 2023, APAC, JEPLAN, and JAFCO entered into a Waiver and Consent (the “Consent”) pursuant to which, among other things, each of JEPLAN and APAC agreed to waive the application to JAFCO of Section 5.2(a)(i) of its Shareholder Support Agreement, with effect from the date of the initial public filing by PubCo of this Proxy/Registration Statement on Form F-4 with the SEC through the earlier of (x) the consummation of the Pre-Merger Reorganization or (y) the termination of the Business Combination Agreement, and in so doing consent to the transfer by JAFCO of all or part of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent), subject to the following terms and conditions: (i) JAFCO will resign, or cause its nominee to resign, with immediate effect from the position as an “Observer” to the JEPLAN Board (and any board of directors or advisory board of any affiliate or subsidiary of JEPLAN) and will forego any further right (other than rights available to all JEPLAN shareholders) to receive copies of any further information from JEPLAN regarding JEPLAN’s business, operations or financial affairs or to participate in any discussions, negotiations, or conversations with JEPLAN, any of its subsidiaries, and their respective management and boards of directors; (ii) prior to contacting any potential purchasers, JAFCO will consult with JEPLAN in good faith and provide JEPLAN with the names of any potential purchasers of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) that it wishes to solicit, directly or indirectly, or who have otherwise contacted JAFCO with respect to same; (iii) JEPLAN agrees to make its senior management reasonably available to any potential purchaser, if requested by JAFCO, to facilitate such potential purchaser’s due diligence investigation in connection with a potential acquisition of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent), in whole or in part; (iv) in the event that JAFCO agrees to sell the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) to a potential purchaser, JAFCO will promptly notify JEPLAN of the name of such potential purchaser and material terms of such purchase, including but not limited to the number of its JEPLAN Common Shares to be sold and the associated purchase price; (v) JAFCO will ensure that the definitive transaction documents and sales agreement executed by each of JAFCO and the potential purchaser will provide, among other things, (w) that the transfer and sale will be subject to applicable Japanese and U.S. laws and regulations; (x) confidentiality obligations and restrictions on trading consistent with the Confidentiality Agreement entered into by JAFCO and JEPLAN, dated June 7, 2023; (y) if the potential purchaser acquires 3% or more of the voting rights of JEPLAN’s outstanding share capital as of the date of the completion of such purchase, the potential purchaser will, concurrently with the execution and delivery of such definitive transaction documents and sales agreement, execute and deliver to JEPLAN a shareholder lock-up agreement in substantially the same form as the Shareholder Lock-Up Agreement entered into by JAFCO; and (z) that in the event the aggregate voting rights under all Shareholder Support Agreements entered into in conjunction with the Business Combination Agreement is less than 66-2/3% (whether as a result of JAFCO’s sale of all or part of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) or otherwise) at the time of the consummation of the such definitive transaction documents and sales agreement, the potential purchaser will execute and deliver, concurrently with the completion of such sale, to JEPLAN the Shareholder Support Agreement, and if the potential purchaser requires and seeks registration rights with respect to the JEPLAN Common Shares it holds, JEPLAN and APAC will take such actions so as to provide such rights as are consistent with the Registration Rights Agreement under the Business Combination Agreement; (vi) JAFCO acknowledges and agrees that it has had an opportunity to consult with such counsel as it has considered necessary and appropriate to inform it of the U.S. and Japanese legal restrictions, including applicable securities laws, imposed on JEPLAN and APAC with respect to the Business Combination, including with respect to any related public communication, and JAFCO further agrees that it will (x) offer and sell the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent), including any marketing and other activities related thereto, only in compliance with applicable Japanese and U.S. securities laws and (y) take no action that may obstruct, delay, or diminish the prospects for the successful consummation of the transactions and will conduct any marketing and other activities with respect to a potential sale of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) consistent therewith; (vii) JAFCO agrees not to make any public announcement with respect to the proposed or actual sale of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent); (viii) JAFCO acknowledges that any sale or transfer of all or part of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) is subject to (x) prior consultation with JEPLAN and its Executive Chairman of any proposed sale or transfer and (y) the prior written approval of the JEPLAN Board; and (ix) the price at which the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) may be sold will be negotiated between JAFCO and the potential purchasers.
Warrant Assumption Agreement
At Closing, PubCo, SPAC, Computershare and Continental and effective at the Merger Effective Time, pursuant to which Continental will be replaced by Computershare to serve as the warrant agent and PubCo will assume APAC’s obligations under the SPAC Warrant Agreement to give effect to the conversion of SPAC Warrants to PubCo Warrants at the Merger Effective Time.
PubCo Warrant Agreement
At Closing, PubCo and Computershare will enter into the PubCo Warrant Agreement to amend and restate the SPAC Warrant Agreement, which will provide, among other things, that from and after the Merger Effective Time, each outstanding PubCo Warrant exchanged from warrants of APAC at the closing of the Merger shall be exercisable for PubCo Common Shares represented by ADSs, subject to the terms and conditions of the PubCo Warrant Agreement. For a more detailed description of the terms of the PubCo Warrant Agreement, see the section entitled “Description of PubCo’s Securities.”
For more information, see the section entitled “Certain Agreements Related to the Business Combination.”

Sponsor Subscription Agreement
The Business Combination Agreement permits APAC and PubCo to enter into Subscription Agreements with investors for the purchase for cash of PubCo Common Shares or ADSs from PubCo during the Interim Period. Unless otherwise agreed by APAC and JEPLAN in writing, no such Subscription Agreement shall provide for a purchase price of PubCo Common Share or ADSs at a price less than $10.00 per PubCo Common Share or ADS (including any discounts, rebates, equity kickers or promote).
On September 8, 2023, PubCo, APAC and the Sponsor entered into a Subscription Agreement (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase from PubCo 500,000 ADSs (the “PIPE Shares”) at a subscription price of $10.00 per ADS, contingent upon and substantially concurrently with the Closing. The Sponsor Subscription Agreement also provides certain registration rights for the Sponsor, pursuant and subject to the terms and conditions of which, PubCo is required to file with the SEC, within forty-five (45) calendar days after the Closing Date, a registration statement covering the resale of the PubCo Common Shares underlying the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. PubCo must also use commercially reasonable efforts to keep such registration statement or another shelf registration statement that includes the PubCo Common Shares underlying the PIPE Shares effective until the earliest of: (i) the second anniversary of the Closing Date; (ii) the date on which the Sponsor ceases to hold any PIPE Shares; and (iii) the first date on which the Sponsor is able to sell all of the PIPE Shares (or shares received in exchange therefor) under Rule 144 without the public information, volume or manner of sale limitations of such rule.
Additionally, pursuant to the Sponsor Subscription Agreement, the Sponsor, on behalf of itself and its affiliates, agreed to waive any claims that it may have at the Closing or in the future, as a result of, or arising out of, the Sponsor Subscription Agreement against the Trust Account and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of the Sponsor Subscription Agreement or any other agreement with APAC or its affiliates). Notwithstanding the foregoing, such waiver shall not affect any rights the Sponsor or its affiliates may have to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of APAC if it does not consummate a business combination prior to the Business Combination Deadline.
The Sponsor Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) the mutual written agreement of each of the parties thereto to terminate the Sponsor Subscription Agreement, and (iii) thirty (30) days after the Business Combination Deadline if the closing of the Sponsor’s subscription for the PIPE Shares has not occurred by such date, other than as a result of a breach of the Sponsor’s obligations under the Sponsor Subscription Agreement.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the APAC Board’s to vote in favor of each of the Proposals, APAC’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and APAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders and warrant holders generally. The directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination, subject to their fiduciary duties under Cayman Islands law. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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the fact that the Sponsor (i) currently holds (a) 4,222,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of $24,640, or approximately $0.006 per share, and (b) 10,625,000 Private Placement Warrants, which were acquired concurrently with the closing of the IPO for an aggregate purchase price of $10,625,000, or $1.00 per warrant; and (ii) has entered into the Sponsor Subscription Agreement, pursuant to which the Sponsor has agreed to subscribe for and from PubCo 500,000 ADSs at a subscription price of $10.00 per ADS at a subscription price of $10.00 per ADS contingent upon and substantially concurrently with the Closing. Richard Lee

Folsom, the Chairman and a director of APAC, is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by and/or issuable to the Sponsor.
If APAC does not complete a business combination within the Business Combination Deadline, these Founder Shares will become worthless as the Sponsor has waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares, and the Private Placement Warrants also will become worthless because they will not be exercisable. If the Business Combination is consummated, PubCo will, at the Merger Effective Time, issue to the Sponsor the same number of PubCo Common Shares in exchange for its Founder Shares and the same number of PubCo Series 2 Warrants in exchange for its Private Placement Warrants. Immediately after Closing, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC, and:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 8.5%, 9.8% and 10.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 25.9%, 28.9% and 30.0% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Excluding the 844,500 Earn-In Shares that are subject to vesting provisions, the Founder Shares held by the Sponsor have an aggregate market value of approximately $37,799,820 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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assuming the 844,500 Earn-In Shares fully vest, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 10.2%, 11.7% and 12.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 27.0%, 30.0% and 31.2% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Including the 844,500 Earn-In Shares as fully vested, the Founder Shares held by the Sponsor have an aggregate market value of approximately $47,249,775 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

The Private Placement Warrants have an aggregate market value of approximately $318,750, based on the closing price of the Public Warrants of $0.03 per warrant on the NYSE on January 18, 2024.
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In addition, the terms of PubCo Series 2 Warrants are more favorable than the PubCo Series 1 Warrants issuable upon the conversion of the Public Warrants in that (i) PubCo Series 2 Warrants are not redeemable, while PubCo Series 1 Warrants may be redeemed by PubCo if the last sales price of the PubCo Common Share (as represented by ADS) equals or exceeds $18.00 per share (subject to adjustment) on each of the 20 trading days within any 30 trading day period on or after the date that is 30 days after Closing and ending on the third trading day prior to the date on which such redemption notice is given; and (ii) after PubCo Warrants become exercisable, PubCo Series 2 Warrants may be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis at the holder’s option, while the ability of holders of

PubCo Series 1 Warrants to exercise these warrants or otherwise receive PubCo Common Shares in exchange for these warrants is subject to additional conditions and limitations. Specifically, PubCo Series 1 Warrants may only be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis in connection with the aforementioned redemption notice or when a registration statement covering the PubCo Common Shares deliverable upon the exercise or the redemption of the warrants for cash or a registration statement covering the PubCo ADSs is not effective under the Securities Act and current within 60 business days after Closing, and no PubCo Warrant may be exercised for cash unless (a) a registration statement covering the delivery of the PubCo Common Shares upon exercise and a registration statement covering the ADSs representing the PubCo Common Shares are effective under the Securities Act and (b) a prospectus thereunder relating to such PubCo Common Shares and ADSs is current. For a more detailed description, see “Description of PubCo’s Securities — Warrants.”

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the fact that Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson, the independent directors of APAC, each holds 30,000 Founder Shares, which were purchased at a price of $120, or $0.004 per share, prior to the IPO. If APAC does not complete a business combination within the Business Combination Deadline, the Founder Shares will become worthless as these individuals have waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares. If the Business Combination is consummated, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, PubCo will, at the Merger Effective Time, issue to these individuals the same number of PubCo Common Shares in exchange for their Founder Shares, which are expected to represent:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

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assuming the 844,500 Earn-In Shares fully vest, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

These Founder Shares have an aggregate market value of approximately $1,007,100, based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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the fact that each of the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $1,725,000 on June 16, 2023 and the non-interest bearing, unsecured and non-convertible Working Capital Notes issued by APAC to the Sponsor in the aggregate principal amount of $960,000 on September 19, 2023, November 3, 2023 and January 12, 2024 mature upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so.

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the fact that APAC issued the Extension Note in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor.

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the fact that APAC’s Sponsor, officers and directors, and their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred by them on APAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus, less than $35,000 of out-of-pocket expenses, which were denominated in Japanese yen and Hong Kong dollars and converted into U.S. dollars at the exchange rate of ¥130.00 = $1.00 and HK$7.80 = $1.00, respectively, had been incurred by APAC’s Sponsor, officers and directors and their respective affiliates, incident to identifying, investigating and consummating a business combination. In addition to these out-of-pocket expenses, the aggregate dollar amount that APAC’s Sponsor, officers and directors have at risk depending on the completion of a business combination is $14,335,000 as of the date of this proxy statement/prospectus, consisting of $25,000 for the Founder Shares, $10,625,000 for the Private Placement Warrants and $1,725,000 for the promissory note, $960,000 for the Working Capital Notes and $1,000,000 under the Extension Note. In addition, pursuant to the Administrative Services Agreement entered into between APAC and the Sponsor contemporaneous to the IPO, APAC agreed to pay the Sponsor $10,000 per month for providing certain office space, secretarial and administrative services as may be required by APAC from time to time, commencing on the effective date of the registration statement for the IPO and continuing until the earlier of the Business Combination and APAC’s liquidation. An aggregate of $215,333 was due to the Sponsor under the Administrative Services Agreement as of September 30, 2023, and APAC expects that additional amounts will be accrued through Closing. Pursuant to the Administrative Services Agreement, the Sponsor has waived any right, title, interest or claim of any kind in or to any monies in the Trust Account and will not seek recourse against the Trust Account. As such, APAC expects that the amounts due to the Sponsor under the Administrative Services Agreement will be forgiven if a business combination is not consummated, except to the extent there are funds available to APAC outside of the Trust Account.

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the fact that the Initial Shareholders, including the Sponsor, can benefit from the completion of a business combination and earn a positive rate of return on their investment, even if APAC’s Public Shareholders experience a negative rate of return on their investment, and may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

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the fact that if APAC is unable to complete a business combination within the Business Combination Deadline, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay APAC’s tax obligations, by the claims of target businesses or claims of vendors or other entities that are owed money by APAC for services rendered or contracted for or for products sold to APAC. If APAC consummates a business combination, PubCo will be liable for all such claims instead.

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the fact that APAC’s officers and directors are not required to, and will not, commit their full time to APAC’s affairs, which may result in a conflict of interest in allocating their time between APAC’s operations and the proposed Business Combination and their other businesses and obligations. In addition, the Sponsor and APAC’s officers and directors may in the future participate in the formation of, or become an officer or director of, other blank check companies prior to the completion of the Business Combination and could therefore have conflicts of interest in determining whether to present business combination opportunities to other blank check companies with which they may become involved, subject to APAC’s officers’ and directors’ fiduciary duties under Cayman law. APAC does not believe that such waiver of the corporate opportunities doctrine had any material impact on the identification of companies that may be appropriate acquisition targets.

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the fact that the Business Combination Agreement contemplates that the board of directors of PubCo shall consist of one director designated in writing by the Sponsor and reasonably acceptable to JEPLAN, and such individual may receive cash, fees and/or equity-based compensation from PubCo in connection with his or her directorship at PubCo.

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the continued indemnification of current directors and officers of APAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence APAC’s directors in making their recommendation to vote in favor of each of the Proposals, subject to their fiduciary duties under Cayman Islands law. At each meeting of the APAC Board in connection with the Business Combination until the Business Combination was approved by the APAC Board on June 16, 2023, each director of APAC declared his/her interests (if any) in the Business Combination. The APAC Board considered all such interests, among other matters, when it determined to proceed with the Business Combination and recommended that APAC shareholders vote in favor of the Proposals. The APAC Board determined that the overall benefits expected to be received by APAC and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the APAC Board determined that these interests could be adequately disclosed to its shareholders in this proxy statement/prospectus and that its shareholders could take them into consideration when deciding whether to vote in favor of the Proposals. You should also read the section entitled “The Business Combination — Interests of APAC’s Directors and Officers in the Business Combination.”
Reasons for the Approval of the Business Combination
After careful consideration, the APAC Board recommends that APAC’s shareholders vote “FOR” each proposal being submitted to a vote of APAC’s shareholders at the Extraordinary General Meeting. For a description of APAC’s reasons for the approval of the Business Combination and the recommendation of the APAC Board, see the section entitled “The Business Combination — APAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Redemption Rights
Pursuant to the SPAC Articles, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the SPAC Articles. As of January 24, 2024, this would have amounted to approximately $11.16 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own ADSs or PubCo Common Shares following the Closing. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its share certificates (if any) and other redemption forms (either physically or electronically) to Continental in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares included in the SPAC Units sold in the IPO in connection with any vote on a business combination. Accordingly, all Public Shares in excess of the aforementioned 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.
APAC has no specified maximum redemption threshold under the SPAC Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Public Shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that, to the extent that the NTA Proposal has not been passed, each party’s obligation to consummate the Business Combination is conditioned on APAC having at least $5,000,001 of net tangible assets following redemptions. If the NTA Proposal is not approved and the Net Tangible Assets Condition is not met or is not waived, then APAC may elect not to consummate the Business Combination. APAC shareholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “The Extraordinary General Meeting — Redemption Rights” to properly redeem their Public Shares.
Impact of the Business Combination on PubCo’s Public Float
The following table presents the share ownership of various shareholders of PubCo upon the Closing, taking into account the subscription by the Sponsor of 500,000 ADSs at Closing pursuant to the Sponsor Subscription Agreement and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options under the following redemption scenarios, and based on the following additional assumptions: (i) no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), and (ii) there are no dissenting shareholders of APAC. If the actual facts are different than these assumptions, the ownership percentages in PubCo will be different. Certain figures included in this table have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
No Redemption Scenario:   This scenario assumes that none of APAC’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares.
Interim Redemption Scenario:   This scenario assumes that 5,651,267 Public Shares (representing approximately 50% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥9,301 million based on an assumed redemption price of ¥1,645.88 per share.
Maximum Redemption Scenario:   This scenario assumes that 7,604,586 Public Shares (representing approximately 67.3% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥12,516 million based on an assumed redemption price of ¥1,645.88 per share. The number of shares redeemed reflects the maximum number of the Public Shares that can be redeemed, having taken into account the 500,000 NRA Subject Shares, while still allowing for the Minimum Cash Condition to be met, assuming that the NTA Proposal is approved or, to the extent the NTA Proposal is not approved, the Net Tangible Assets Condition is waived. The Minimum Cash Condition takes into account the sum of (a) the amount of cash available in the Trust Account following the Extraordinary General Meeting (after deducting (i) the amount required to satisfy the SPAC Shareholder Redemption Amount, (ii) the amount of all Company Transaction Expenses and (iii) the amount of all SPAC Transaction Expenses) and (b) the aggregate amount of Permitted Equity Financing Proceeds that have been funded to, or that will be funded in connection with the Closing, and assumes that the amount of all Company Transaction Expenses and all SPAC Transaction expenses is equal to ¥2,372 million. If APAC’s Public Shareholders redeem more than 7,604,586 Public Shares and no additional funds are raised by APAC or PubCo through other permitted financing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), then we expect that the Minimum Cash Condition will not be satisfied and the Business Combination will not be consummated unless the Minimum Cash Condition is waived.
	No Redemption		Interim Redemption		Maximum Redemption
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Public Shareholders	11,302,534	25.0%	5,651,267	14.3%	3,697,948	9.9%
Sponsor(1)	3,878,000	8.5%	3,878,000	9.8%	3,878,000	10.3%
Other Initial Shareholders(2)	90,000	0.2%	90,000	0.2%	90,000	0.2%
JEPLAN Shareholders(3)	30,000,000	66.3%	30,000,000	75.7%	30,000,000	79.6%
Total	45,270,534	100%	39,619,267	100%	37,665,948	100%

(1)
Includes 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Excludes 844,500 shares that are now subject to vesting provisions under the Earn-In Shares. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — The Business Combination — Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for additional information.

(2)
Includes Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson.

(3)
Assuming an estimated Exchange Ratio of approximately 285.74. Includes PubCo Common Shares to be issued in exchange for outstanding Series E common shares. See the section entitled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Series E Financing” for more information.

The table below represents the pro forma ownership information assuming vesting of the Sponsor’s Earn-In Shares.
	No Redemption		Interim Redemption		Maximum Redemption
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Public Shareholders	11,302,534	24.5%	5,651,267	14.0%	3,697,948	9.6%
Sponsor(1)	4,722,500	10.2%	4,722,500	11.7%	4,722,500	12.3%
Other Initial Shareholders(2)	90,000	0.2%	90,000	0.2%	90,000	0.2%
JEPLAN Shareholders(3)	30,000,000	65.1%	30,000,000	74.1%	30,000,000	77.9%
Total	46,115,034	100%	40,463,767	100%	38,510,448	100%

(1)
Includes 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Assumes vesting of the Sponsor’s 844,500 Earn-In Shares. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — The Business Combination — Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for additional information.

(2)
Includes Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson.

(3)
Assuming an estimated Exchange Ratio of approximately 285.74. Includes PubCo Common Shares to be issued in exchange for outstanding Series E common shares. See the section entitled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Series E Financing” for more information.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Organizational Structure
Prior to the Business Combination
The following diagram shows the current ownership structure of APAC (excluding the impact of the shares underlying the SPAC Warrants). For more information about the ownership interests of our Initial Shareholders, including the Sponsor, prior to the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

The following diagram shows the current structure of JEPLAN. For more information about the ownership interests of JEPLAN prior to the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.” The diagram below omits Sojitz Corporation, which holds 25% of the equity interests of PRT.
The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the Public Warrants, Private Placement Warrants and PubCo Exchange Options) and structure of PubCo immediately following the consummation of the Business Combination. These relative percentages assume that (i) none of APAC’s existing Public Shareholders exercise their redemption or dissenter rights in connection with the Business Combination with respect to their Public Shares, (ii) no additional equity securities of APAC, JEPLAN, or PubCo are issued at or prior to Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), and (iii) 844,500 shares that are now subject to vesting provisions as Earn-In Shares are excluded.

JEPLAN Shareholders
Other Initial Shareholders
Sponsor
Public Shareholders
66.3%
0.2%
8.5%
25.0%
JEPLAN Holdings, Inc. (PubCo)
100.0%
100.0%
JEPLAN, Inc. (JEPLAN)
APAC
75.0%
PET Refine Technology Co., Ltd. (PRT)

If 844,500 shares that are now subject to vesting provisions as Earn-In Shares are assumed to be vested, the pro forma ownership percentages (excluding the impact of the shares underlying the Public Warrants, Private Placement Warrants and PubCo Exchange Options) for JEPLAN Shareholders, Other Initial Shareholders, Sponsor, and Public Shareholders would be 65.1%, 0.2%, 10.2%, and 24.5%, respectively.
Board of Directors of PubCo Following the Business Combination
At the Merger Effective Time, the PubCo Board is expected to comprise six members, including Michihiko Iwamoto, Masaki Takao, Masayuki Fujii, Tsubasa Kurose, Akikazu Ida and Keiichi Suzuki.
Material Tax Consequences
For a detailed discussion of certain U.S. federal income tax consequences, Cayman Islands tax consequences and Japanese tax consequences of the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Considerations,” “Material Cayman Islands Tax Considerations” and“Material Japanese Income Tax Considerations” in this proxy statement/prospectus.
Accounting Treatment
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, APAC will be treated as the “acquired” company for financial reporting purposes, and JEPLAN will be the accounting “acquirer.” This determination was primarily based on the assumption that JEPLAN Shareholders will hold a majority of the voting power of PubCo, JEPLAN’s operations will substantially comprise the ongoing operations of PubCo, JEPLAN’s designees are expected to comprise a majority of the board of PubCo, and JEPLAN’s senior management will comprise the senior management of PubCo. However, APAC does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of APAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by JEPLAN, which represents the fair value of the shares that JEPLAN would have had to issue for the ratio of ownership interest in PubCo to be the same as if the Business Combination had taken the legal form of JEPLAN acquiring shares of APAC, in excess of the net assets of APAC will be accounted for as stock-based compensation under IFRS 2 Share-Based Payment.
Other Shareholder Proposals
In addition to the Business Combination Proposal, APAC shareholders will be asked to vote on the Merger Proposal, the NTA Proposal and, if presented, the Adjournment Proposal. For more information about these proposals, see the sections entitled “Proposal No. 2 — The Merger Proposal,” “Proposal No. 3 — The NTA Proposal” and “Proposal No. 4 — The Adjournment Proposal.”
Appraisal or Dissenters’ Rights
With respect to the Merger, the Cayman Islands Companies Act provides for a right of dissenting APAC shareholders to be paid the fair value of their shares upon their dissenting to the merger set out in such law.
Dissenter or appraisal rights are not available to holders of PubCo Common Shares in connection with the Business Combination.
Holders of SPAC Units and SPAC Warrants do not have appraisal rights in respect to their SPAC Units and SPAC Warrants in connection with the Business Combination under the Cayman Islands Companies Act.
Holders of Public Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act have the right, under certain circumstances, to object to the Merger and exercise statutory appraisal (“dissenter”) rights, including rights to seek payment of the fair value of their Public Shares. These statutory appraisal rights are separate to the right of Public Shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the SPAC Articles. It is possible that, if shareholders of APAC exercise their statutory dissenter rights, the fair value of the Public Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than what such shareholders would obtain if they exercise their redemption rights as described herein and in accordance with the SPAC Articles. However, it is APAC’s view that such fair market value would equal the amount which shareholders of APAC would obtain if they exercise their redemption rights as described herein. Shareholders need not vote against any of the Proposals at the Extraordinary General Meeting in order to exercise their statutory dissenter rights under the Cayman Islands Companies Act.
Shareholders who do wish to exercise dissenter rights, if applicable (and the shares held by such shareholders, the “Dissenting Shares”), will be required to deliver notice to APAC prior to the Extraordinary General Meeting and follow the process prescribed in Section 238 of the Cayman Islands Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the SPAC Articles.
At the Merger Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to be paid the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Islands Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Islands Companies Act or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Islands Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Islands Companies Act shall cease and such Public Shares shall no longer be considered Dissenting Shares for purposes hereof. With respect to such holder’s Public Shares, each Public Share held shall thereupon be automatically cancelled and cease to exist in exchange for the right to receive one PubCo Common Share represented by ADS.
All ADSs issued by PubCo to holders of Public Shares in connection with the Merger and all PubCo Common Shares issued to certain holders of Public Shares issued as a result of the SPAC Class B Conversion in connection with the Merger shall form the Merger Consideration.
Date, Time and Place of the Extraordinary General Meeting
The Extraordinary General Meeting will be held virtually, at [     ], at [      ], Eastern Time, on [      ], 2024. For the purposes of the SPAC Articles, the physical location of the Extraordinary General Meeting shall be [      ].
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned SPAC ordinary shares at the close of business on [      ], 2024, which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each SPAC ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 15,615,034 SPAC ordinary shares outstanding.
Currently, the Initial Shareholders own 27.6% of APAC’s issued and outstanding SPAC ordinary shares, including all of the Founder Shares, and the Initial Shareholders, along with the other directors and officers of APAC, have agreed, for no consideration, to vote any SPAC ordinary shares owned by them in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination). APAC’s issued and outstanding warrants do not have voting rights at the Extraordinary General Meeting.
Proxy Solicitation
Proxies may be solicited by mail. APAC has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary

General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting — Revocability of Proxies.”
Quorum and Vote Required for Proposals for the Extraordinary General Meeting
The holders of at least one third of the issued and outstanding SPAC ordinary shares entitled to vote as of the record date for the Extraordinary General Meeting must be present, in person (including virtually) or represented by proxy, at the Extraordinary General Meeting to constitute a quorum and to conduct business at the Extraordinary General Meeting.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. Accordingly, an APAC shareholder’s failure to vote by proxy or in person (including virtually) at the Extraordinary General Meeting will not be counted towards the number of SPAC ordinary shares required to validly establish a quorum and, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on such proposals. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals. The Initial Shareholders and the other current directors and officers of APAC have agreed, for no consideration, to vote their Founder Shares and any Public Shares purchased by them during or after the IPO in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination).
The approval of each of the Merger Proposal and the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. Accordingly, an APAC shareholder’s failure to vote by proxy or in person (including virtually) at the Extraordinary General Meeting will not be counted towards the number of SPAC ordinary shares required to validly establish a quorum and, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Merger Proposal or the NTA Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals, including the Merger Proposal and the NTA Proposal.
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal, which are cross-conditioned on each other. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation to APAC Shareholders
The APAC Board believes that each of the Business Combination Proposal, the Merger Proposal, the NTA Proposal and, if presented, the Adjournment Proposal, is in the best interests of APAC and its shareholders and recommends that its shareholders vote “FOR” each of the proposals to be presented at the Extraordinary General Meeting.
Summary Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to APAC and JEPLAN are summarized below:
APAC
•
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for our unaffiliated investors.

•
Changes in SEC regulations or policies may adversely impact our ability to negotiate and complete the Business Combination.

•
APAC may not be able to complete its initial business combination prior to the Business Combination Deadline, in which case APAC would cease all operations except for the purpose of winding up and APAC would redeem its Public Shares and liquidate, in which case the Public Shareholders may only receive their pro rata portion of the Trust Account, and its warrants will expire worthless.

•
The ability of the Public Shareholders to exercise redemption rights with respect to a large number of Public Shares could increase the probability that the Business Combination will be unsuccessful and that APAC’s shareholders will have to wait for liquidation in order to redeem their Public Shares.

•
Were APAC to be considered to be a “foreign person,” it might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or is ultimately prohibited.

•
If a shareholder fails to receive notice of APAC’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•
You will not have any rights or interests in the funds from the Trust Account except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your APAC securities, potentially at a loss.

•
Certain insiders may elect to purchase shares or warrants prior to the consummation of the Business Combination, which may influence the vote on the Business Combination.

•
If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of Public Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of Public Shares.

•
If, before distributing the proceeds in the Trust Account to the Public Shareholders, APAC files a voluntary liquidation petition or an involuntary liquidation petition is filed against APAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of APAC’s shareholders, and the per-share amount that would otherwise be received by APAC’s shareholders in connection with APAC’s liquidation may be reduced.

•
APAC’s shareholders may be held liable for claims by third parties against APAC to the extent of distributions received by them upon redemption of their shares.

•
APAC’s shareholders cannot be sure of the market value of the ADSs to be issued upon completion of the Business Combination.

•
The PubCo Common Shares underlying the ADSs to be received by APAC’s shareholders as a result of the Business Combination will have different rights from the Public Shares.

•
APAC’s Sponsor, officers and directors have agreed, for no consideration, to vote in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination), regardless of how the Public Shareholders vote.

•
The exercise of discretion by APAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of APAC securityholders.

•
The APAC Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Shareholders.

•
The Sponsor and APAC’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

•
Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, or restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
•
Public Shareholders at the time of the Business Combination who purchased their SPAC Units in APAC’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

•
APAC’s shareholders will have a reduced ownership and voting interest after the consummation of the Business Combination and will exercise less influence over management.

•
If APAC is deemed to be an investment company for purposes of the Investment Company Act of 1940, as amended, APAC may be forced to abandon its efforts to complete a business combination and instead be required to liquidate. To mitigate the risk of that result, APAC has instructed Continental to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in a bank deposit account. If APAC only receives minimal interest, if any, on the funds held in the Trust Account, the dollar amount that its Public Shareholders would receive upon any redemption or liquidation of APAC will be reduced.

•
Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

•
APAC’s officers and directors may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

JEPLAN
•
The development of new recycling technology is a complex, risky, and lengthy process involving significant financial, research and development, and other resources, which may be delayed due to various factors. Such delays can result in increased costs or the emergence of competing products, which may have a material adverse effect on JEPLAN’s business, financial condition, and results of operations.

•
JEPLAN has entered into a strategic partnership with Axens Group and relies upon it heavily for licenses of its jointly developed REWIND® PET technology.

•
JEPLAN’s receipt of cash in connection with licensing revenue of REWIND® PET technology might be delayed or might not occur.

•
JEPLAN’s proprietary technology and trade secrets may be inadvertently shared with a licensee under a license pursuant to the Axens Agreement.

•
There are risks related to JEPLAN’s planned expansion of its recycling operations.

•
JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which are distributed to three main end users.

•
Raw materials needed for JEPLAN’s recycling process may be scarce or poorly collected.

•
JEPLAN may enter into joint venture arrangements that prove unsuccessful or strain or divert its resources.

•
We participate in a highly competitive market, and increased competition may adversely affect our business, financial condition and results of operations.

•
Our success is dependent on the work and expertise of our key personnel.

•
An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.

•
JEPLAN may not be able to realize the benefits of business acquisitions and divestitures it enters into, including being unable to successfully and efficiently integrate acquisitions or execute on dispositions, which could have a material adverse effect on its business, financial condition, and results of operations.

•
PRT is currently in breach of a financial covenant under the Green Finance Organization Agreement, and if Green Finance Organization demands the redemption of the bonds issued thereunder, repayment obligations under the SMBC-PRT Loan Agreement would be triggered.

•
We may not be able to comply with the financial covenants related to our bank borrowings, syndicated loans and/or revolving credit facility with the financial institutions and we may not be able to obtain extensions of the maturity of the outstanding loans.

•
JEPLAN’s independent registered public accounting firm has included an explanatory paragraph relating to JEPLAN’s ability to continue as a going concern in its report on JEPLAN’s audited consolidated financial statements included in this proxy statement/prospectus.

•
JEPLAN may have a deficiency of current cash flow, and may need to raise additional capital to achieve its goals; however, it may be unavailable to it or, even if capital is obtained, may cause dilution or place significant restrictions on its ability to operate its business.

•
If the REWIND® PET-related patent applications are approved and patents are granted, we will jointly own these patent rights with Axens and IFPEN, and after the expiration or termination of the Axens Agreement, our rights to license and earn revenue from these patents may be limited.

•
Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

•
We are subject to extensive regulation which may be modified or amended, or new regulations could be adopted, that adversely impact our ability to operate without increased costs, including significant changes to our processes and facilities.

•
JEPLAN is subject to environmental, health, and safety laws and regulations, which could increase its costs and restrict its operations in the future.

•
JEPLAN’s operations are subject to economic, political, and regulatory risks, including the risks of changing regulatory standards or changing interpretations of existing standards that could affect its financial condition and results of operation or require costly changes to its business.

•
Tax legislative or regulatory initiatives, new interpretations or developments concerning existing tax laws, or challenges to JEPLAN’s tax positions could adversely affect its results of operations and financial condition.

•
If JEPLAN fails to implement and maintain an effective system of internal controls, it may be unable to accurately or timely report its results of operations or prevent fraud, and investor confidence and the market price of its ADSs may be materially and adversely affected.

SELECTED HISTORICAL FINANCIAL DATA OF APAC
The following tables summarize the relevant financial data for APAC’s business and should be read in conjunction with the section entitled “APAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and APAC’s audited financial statements as of and for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021, and unaudited financial statements as of and for the nine months ended September 30, 2023, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period.
	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Period From April 22, 2021 (Inception) Through December 31, 2021
	(Unaudited)
Income Statement Data:
Loss from operations	$(3,526,699)	$(958,205)	$(37,157)
Total other income (expense), net	$6,197,841	$2,184,637	$(16,323)
Net income (loss)	$2,671,142	$1,226,432	$(53,480)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	17,250,000	17,250,000	747,047
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.12	$0.06	$(0.01)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	4,312,500	4,312,500	4,312,500
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.12	$0.06	$(0.01)
	September 30, 2023	December 31, 2022
	(Unaudited)
Balance Sheet Data:
Total current assets	$198,997	$457,263
Cash and investments held in Trust Account	$188,643,526	$180,237,929
Total assets	$188,842,523	$180,695,192
Total current liabilities	$5,607,980	$414,547
Total liabilities	$11,645,480	$6,452,047
Class A ordinary shares subject to possible redemption, 17, 250,000 (including 5,947,466 shares that have been redeemed) shares at $10.94 and $10.45 redemption value at September 30, 2023 and December 31, 2022, respectively	$188,643,526	$180,237,929
Total shareholders’ deficit	$(11,446,483)	$(5,994,784)
Total liabilities, ordinary shares subject to possible redemption and shareholders’ deficit	$188,842,523	$180,695,192

	Nine Months Ended September 30, 2023	Year Ended December 31 2022	Year Ended December 31 2021
	(Unaudited)
Cashflow Data:
Net cash used in operating activities	$(332,324)	$(757,906)	$(26,888)
Net cash used in investing activities	$(1,925,000)	$—	$(177,675,000)
Net cash used in financing activities	$2,085,000	$—	$178,774,023

SELECTED HISTORICAL FINANCIAL DATA OF JEPLAN
The information presented below is derived from JEPLAN’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the six months ended June 30, 2023 and 2022 and from JEPLAN’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the fiscal years ended December 31, 2022 and 2021 (the “Consolidated Financial Statements”). The information presented below should be read alongside JEPLAN’s Consolidated Financial Statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Risks Related to JEPLAN” and “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The following table highlights key measures of JEPLAN’s results of operations (in thousands of Japanese yen and U.S. dollars, except for per share amounts):
	For the six months ended June 30,
	2023($)	2023(¥)	2022(¥)
Consolidated Statements of Profit or Loss:
Revenues	22,194	3,206,421	3,002,455
Cost of sales	(20,163)	(2,912,886)	(2,781,435)
Gross profit	2,031	293,535	221,020
Selling, general and administrative expenses	(10,672)	(1,541,851)	(877,490)
Other operating income	403	58,265	47,222
Other operating expenses	(929)	(134,255)	(5,417)
Operating (loss)	(9,167)	(1,324,306)	(614,665)
Finance income	656	94,726	25
Finance expenses	(629)	(90,919)	(56,799)
(Loss)before tax	(9,140)	(1,320,499)	(671,439)
Income tax (expense) benefit	(37)	(5,306)	(13,667)
Loss for the period	(9,177)	(1,325,805)	(685,106)
Attributable to:
Owners of the Company	(8,976)	(1,296,700)	(656,570)
Non-controlling interests	(201)	(29,105)	(28,536)
Earnings (loss) per share
Basic and diluted loss per share attributed to owners of the Company	(91.29)	(13,188.84)	(7,211.17)
	For the Year ended December 31,
	2022($)	2022(¥)	2021(¥)
Consolidated Statements of Profit or Loss:
Revenues	47,980	6,324,223	2,520,587
Cost of sales	(45,668)	(6,019,447)	(2,295,081)
Gross profit	2,312	304,776	225,506
Selling, general and administrative expenses	(17,565)	(2,315,235)	(1,536,778)
Other operating income	617	81,307	89,887
Other operating expenses	(262)	(34,531)	(6,321)
Operating (loss)	(14,898)	(1,963,683)	(1,227,706)
Finance income	0	57	77
Finance expenses	(850)	(112,150)	(98,349)
(Loss) before tax	(15,748)	(2,075,776)	(1,325,978)
Income tax (expense) benefit	258	34,016	26,938
Loss for the year	(15,490)	(2,041,760)	(1,299,040)
Attributable to:
Owners of the Company	(14,750)	(1,944,151)	(1,299,040)
Non-controlling interests	(740)	(97,609)	—
Earnings (loss) per share
Basic and diluted loss per share attributed to owners of the Company	(156.57)	(20,637.89)	(15,100.20)
The following table highlights key measures of JEPLAN’s financial condition (in thousands of Japanese yen and U.S. dollars, except for per share amounts):

	June 30,		December 31,
	2023($)	2023(¥)	2022(¥)
Consolidated Statements of Financial Position:
Assets:
Current assets	33,039	4,773,210	4,768,574
Non-current assets	48,787	7,048,106	6,767,140
Total assets	81,826	11,821,316	11,535,714
Liabilities and Equity Liabilities:
Current liabilities	36,960	5,339,668	3,752,400
Non-current liabilities	29,496	4,261,239	4,513,700
Total liabilities	66,456	9,600,907	8,266,100
Equity:
Equity attributable to owner of the Company	17,044	2,462,261	3,482,361
Non-controlling interests	(1,674)	(241,852)	(212,747)
Total equity	15,370	2,220,409	3,269,614
Total liabilities and equity	81,826	11,821,316	11,535,714
	December 31,
	2022($)	2022(¥)	2021(¥)
Consolidated Statements of Financial Position:
Assets:
Current assets	36,177	4,768,574	3,436,984
Non-current assets	51,340	6,767,140	6,334,347
Total assets	87,517	11,535,714	9,771,331
Liabilities and Equity Liabilities:
Current liabilities	28,468	3,752,400	2,184,940
Non-current liabilities	34,244	4,513,700	5,483,844
Total liabilities	62,712	8,266,100	7,668,784
Equity:
Equity attributable to owner of the Company	26,419	3,482,361	2,102,547
Non-controlling interests	(1,614)	(212,747)	—
Total equity	24,805	3,269,614	2,102,547
Total liabilities and equity	87,517	11,535,714	9,771,331
The following table highlights key measures of JEPLAN’s cash flows (in thousands of Japanese yen and U.S. dollars, except for per share amounts):
	For the six months ended June 30,
	2023($)	2023(¥)	2022(¥)
Consolidated Statements of Cash Flows:
Net cash (used in) operating activities	(8,041)	(1,161,701)	(381,799)
Net cash (used in) investing activities	(1,935)	(279,508)	(254,820)
Net cash provided by financing activities	6,010	868,250	240,463
Net (decrease) in cash and cash equivalents	(3,966)	(572,959)	(396,156)

	For the Year ended December 31,
	2022($)	2022(¥)	2021(¥)
Consolidated Statements of Cash Flows:
Net cash (used in) operating activities	(6,363)	(838,642)	(2,301,990)
Net cash (used in) investing activities	(4,939)	(651,056)	(101,865)
Net cash provided by financing activities	18,165	2,394,268	2,673,241
Net increase in cash and cash equivalents	6,863	904,570	269,386

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
JEPLAN is providing the following summary unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.
The following selected unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of APAC as of September 30, 2023 with the historical consolidated balance sheet of JEPLAN as of June 30, 2023, giving pro forma effect to the Business Combination, as if it had occurred as of June 30, 2023.
The following selected unaudited pro forma condensed combined statement of operations for the six months period ended June 30, 2023 combines the historical statement of operations of APAC for the six months period from April 1, 2023 through September 30, 2023 (derived from the nine months ended September 30, 2023 less the three months ended March 31, 2023), and the historical consolidated statement of operations of JEPLAN for six months ended June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the period presented.
The following selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical statement of operations of APAC for the year ended December 31, 2022, and the historical consolidated statement of operations of JEPLAN for year ended December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the period presented.
The selected unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Public Shares into cash:
•
No Redemption Scenario:   This scenario assumes that none of APAC’s existing Public Shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares; and

•
Maximum Redemption Scenario:   This scenario assumes that 7,604,586 Public Shares (representing approximately 67.3% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥12,516 million based on an assumed redemption price of ¥1,645.88 per share. The number of shares redeemed reflects the maximum number of the Public Shares that can be redeemed, having taken into account the 500,000 NRA Subject Shares, while still allowing for the Minimum Cash Condition to be met, assuming that the NTA Proposal is approved or, to the extent the NTA Proposal is not approved, the Net Tangible Assets Condition is waived. The Minimum Cash Condition takes into account the sum of (a) the amount of cash available in the Trust Account following the Extraordinary General Meeting (after deducting (i) the amount required to satisfy the SPAC Shareholder Redemption Amount, (ii) the amount of all Company Transaction Expenses and (iii) the amount of all SPAC Transaction Expenses) and (b) the aggregate amount of Permitted Equity Financing Proceeds that have been funded to, or that will be funded in connection with the Closing, and assumes that the amount of all Company Transaction Expenses and all SPAC Transaction expenses is equal to ¥2,372 million. If APAC’s Public Shareholders redeem more than 7,604,586 Public Shares and no additional funds are raised by APAC or PubCo through other permitted financing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), then we expect that the Minimum Cash Condition will not be satisfied and the Business Combination will not be consummated unless the Minimum Cash Condition is waived.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions and are factually supportable. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo upon consummation of the transactions.
The historical financial statements of JEPLAN have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Japanese yen (“JPY” or “¥”). The historical financial statements of APAC have been prepared in accordance with GAAP in its presentation currency of the U.S.

dollar (“USD” or “$”). The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, PubCo, except for the accounting treatment of the warrants and the Class A ordinary shares disclosed, and no material accounting policy difference is identified in converting APAC’s historical financial statements to IFRS and currency translation from USD to JPY. The adjustments presented in the selected unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination. APAC and JEPLAN did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
This information should be read together with APAC’s and JEPLAN’s financial statements and related notes, “APAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the summary unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience.
Statement of Operations
	JEPLAN (Historical for the six months ended 6/30/23)	APAC (Historical for the six months ended 9/30/23)	Pro Forma Combined
(in thousands of JPY, except for share and per share information)			No Redemption Scenario	Maximum Redemption Scenario
Revenue	¥3,206,421	¥—	¥3,206,421	¥3,206,421
Cost of sales	(2,912,886)	—	(2,912,886)	(2,912,886)
Gross profit	293,535	—	293,535	293,535
Selling, general and administrative expenses	(1,541,851)	(272,003)	(1,813,854)	(1,813,854)
Other operating income	58,265	—	58,265	58,265
Other operating expense	(134,255)	—	(134,255)	(134,255)
Finance income	94,726	—	94,726	94,726
Finance expenses	(90,919)	—	(90,919)	(90,919)
Stock compensation expense	—	(26,714)	(26,714)	(26,714)
Change in fair value of Class A ordinary shares subject to possible redemption	—	—	(915,165)	(915,165)
Change in fair value of warrant liabilities	—	—	(165,230)	(165,230)
Interest earned on investments held in Trust Account	—	643,851	—	—
Profit (loss) before income tax	(1,320,499)	345,134	(2,699,611)	(2,699,611)
Income tax (expense) benefit.	(5,306)	—	(5,306)	(5,306)
Net income (loss)	¥(1,325,805)	¥345,134	¥(2,704,917)	¥(2,704,917)
Net loss attributed to non-controlling interest	(29,105)	—	(29,105)	(29,105)
Net income (loss) attributable to shareholders	¥(1,296,700)	¥345,134	¥(2,675,812)	¥(2,675,812)
Weighted average number of shares outstanding	98,318
Basic and diluted loss per share	¥(13,188.84)

	JEPLAN (Historical for the six months ended 6/30/23)	APAC (Historical for the six months ended 9/30/23)	Pro Forma Combined
(in thousands of JPY, except for share and per share information)			No Redemption Scenario	Maximum Redemption Scenario
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption		17,250,000
Basic and diluted net income per share, redeemable Class A ordinary shares		¥16.01
Basic and diluted weighted average shares outstanding, Class B ordinary shares		4,312,500
Basic and diluted net income per share, Class B ordinary shares		¥16.01
Pro forma weighted average number of shares outstanding – basic and diluted			45,270,534	37,665,948
Pro forma loss per share – basic and diluted			¥(59.11)	¥(71.04)
Statement of Operations
	JEPLAN (Historical for the year ended 12/31/22)	APAC (Historical for the year ended 12/31/22)	Pro Forma Combined
(in thousands of JPY, except for share and per share information)			No Redemption Scenario	Maximum Redemption Scenario
Revenue	¥6,324,223	¥—	¥6,324,223	¥6,324,223
Cost of sales	(6,019,447)	—	(6,019,447)	(6,019,447)
Gross profit	304,776	—	304,776	304,776
Selling, general and administrative expenses	(2,315,235)	(125,965)	(10,530,415)	(10,819,451)
Other operating income	81,307	—	81,307	81,307
Other operating expense	(34,531)	—	(34,531)	(34,531)
Finance income	57	—	57	57
Finance expenses	(112,150)	—	(112,150)	(112,150)
Stock compensation expense	—	(49,697)	(49,697)	(49,697)
Change in fair value of Class A ordinary shares subject to possible redemption	—	—	(3,986,088)	(3,986,088)
Change in fair value of warrant liabilities	—	—	1,953,611	1,953,611
Interest earned on investments held in Trust Account	—	336,887	—	—
Profit (loss) before income tax	(2,075,776)	161,225	(12,373,130)	(12,662,166)
Income tax benefit	34,016	—	34,016	34,016
Net income (loss)	¥(2,041,760)	¥161,225	¥(12,339,114)	¥(12,628,150)
Net loss attributed to non-controlling interest	(97,609)	—	(97,609)	(97,609)
Net income (loss) attributable to shareholders	¥(1,944,151)	¥161,225	¥(12,241,505)	¥(12,530,541)
Weighted average number of shares outstanding	94,203
Basic and diluted loss per share	¥(20,637.89)

	JEPLAN (Historical for the year ended 12/31/22)	APAC (Historical for the year ended 12/31/22)	Pro Forma Combined
(in thousands of JPY, except for share and per share information)			No Redemption Scenario	Maximum Redemption Scenario
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption		17,250,000
Basic and diluted net income per share, redeemable Class A ordinary shares		¥7.48
Basic and diluted weighted average shares outstanding, Class B ordinary shares		4,312,500
Basic and diluted net income per share, Class B ordinary shares		¥7.48
Pro forma weighted average number of shares outstanding – basic and diluted			45,270,534	37,671,899
Pro forma loss per share – basic and diluted			¥(270.41)	¥(332.68)
Balance Sheet Data
	JEPLAN (Historical As of 6/30/23)	APAC (Historical As of 9/30/23)	Pro Forma Combined
(in thousands of JPY, except for share and per share information)			No Redemption Scenario	Maximum Redemption Scenario
Total current assets	¥4,773,210	¥29,736	¥22,499,858	¥9,983,636
Total non-current assets	¥7,048,106	¥28,189,002	¥7,048,106	¥7,048,106
Total assets	¥11,821,316	¥28,218,738	¥29,547,964	¥17,031,742
Total current liabilities	¥5,339,668	¥838,001	¥5,256,157	¥5,256,157
Total non-current liabilities	¥4,261,239	¥902,184	¥4,405,065	¥4,405,065
Total temporary equity	¥—	¥28,189,002	¥—	¥—
Total equity	¥2,220,409	¥(1,710,449)	¥19,886,742	¥7,370,520
Total equity, temporary equity and liabilities	¥11,821,316	¥28,218,738	¥29,547,964	¥17,031,742

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding APAC’s, JEPLAN’s, or PubCo’s future financial position, results of operations, business strategy and plans and objectives of their respective management teams for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.
Forward-looking statements include, without limitation, JEPLAN’s, APAC’s, or their respective management teams’ expectations concerning the outlook for their or PubCo’s business, productivity, plans, and goals for future operational improvements and capital investments, operational performance, future market conditions, or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of PubCo as set forth in the sections of this proxy statement/prospectus. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.
The forward-looking statements are based on the current expectations of the respective management teams of APAC and JEPLAN, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by APAC and the following important factors:
•
APAC’s ability to complete the Business Combination, or, if APAC does not consummate the Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Business Combination, including the Minimum Cash Condition;

•
approval of the Business Combination and the relevant agreements by APAC’s shareholders and JEPLAN Shareholders;

•
the lack of a third-party valuation in determining whether or not to pursue the proposed transaction;

•
the occurrence of any other event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•
the outcome of any legal proceedings that may be instituted against APAC, JEPLAN, PubCo or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of PubCo to grow and manage growth and profitability, maintain relationships with customers and suppliers and retain its management team and key employees;

•
costs related to the Business Combination;

•
PubCo’s ability to meet listing requirements and maintain the listing of PubCo Securities on the NYSE following the Business Combination;

•
the potential liquidity and trading of public securities of PubCo;

•
the ability to raise financing in the future by PubCo;

•
APAC’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with APAC’s business or in approving the Business Combination;

•
the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•
the benefits of the Business Combination;

•
the future financial and operational performance of, and anticipated financial impact on, PubCo following the Business Combination;

•
JEPLAN’s growth plans and opportunities;

•
changes in applicable laws or regulations;

•
the possibility that APAC or JEPLAN may be adversely affected by other economic, business, and/or competitive factors;

•
the impact of natural disasters or health epidemics/pandemics, including the ongoing COVID-19 pandemic, and the consequent impact on the demand for JEPLAN’s products and services; and

•
geopolitical and economic risk, including the impacts of the ongoing conflict between Russia and Ukraine, the recent outbreak of hostilities in Israel, inflationary trends, and potential recessionary factors.

As a result of a number of known and unknown risks and uncertainties, JEPLAN’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ, in addition to the above risks applicable to JEPLAN, include:
•
the ability of JEPLAN to consummate the Business Combination and to secure the expected benefits from it;

•
JEPLAN’s ability to successfully retain and expand its services, operations, and customer base domestically and internationally, and manage such growth;

•
the risk of a change in demand for JEPLAN products and services, consumer preferences, and the possibility of rapid technological change in the industry in which JEPLAN operates;

•
changes in JEPLAN’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

•
the risk that JEPLAN, or its customers, is unable to secure or protect its intellectual property or that JEPLAN or its customers may infringe on the intellectual property rights of others;

•
JEPLAN’s ability to successfully and efficiently integrate future acquisitions or execute on dispositions;

•
JEPLAN’s product development timeline and estimated R&D costs;

•
JEPLAN’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
consumer and industrial trends away from the manufacture and use of plastic containers;

•
JEPLAN’s ability to execute its business plan and to perform well financially following the Business Combination;

•
the risk of disruption at any of JEPLAN’s recycling facilities, including any continuing impact from the equipment malfunction at its PRT Plant discovered in early August 2023;

•
skepticism by the market, including prospective customers and potential investors, with respect to JEPLAN’s products and services;

•
exchange rate instability;

•
expiration, revocation of or JEPLAN’s inability to re-qualify for any of the tax benefits granted to JEPLAN;

•
the identified material weaknesses in JEPLAN’s internal control over financial reporting, which, if not corrected, could adversely affect the reliability of JEPLAN’s and PubCo’s financial reporting;

•
the risk that the proposed Business Combination disrupts current plans and operations of JEPLAN as a result of the announcement and consummation of the transactions described herein, or that JEPLAN does not recognize the anticipated benefits of the Business Combination;

•
JEPLAN’s success in finding and maintaining future strategic partnerships and inorganic opportunities;

•
changes in applicable laws or regulations; and

•
the outcome of any known and unknown litigation and regulatory proceedings.

In addition, as a result of a number of known and unknown risks and uncertainties, including those listed above, PubCo’s actual results or performance may be materially different from those expressed or implied by certain forward-looking statements.
These risks and uncertainties include, but are not limited to, those factors described herein under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management teams of APAC and JEPLAN prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
Before any APAC shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the Extraordinary General Meeting, such APAC shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect JEPLAN and/or APAC.
Forward-looking statements reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Accordingly, forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus.
Neither APAC nor JEPLAN undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that APAC or JEPLAN will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in APAC’s or PubCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

RISK FACTORS
In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on PubCo’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the PubCo Common Shares represented by ADSs could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to the JEPLAN business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of PubCo.
References in this section to “we,” “our,” “us” or “JEPLAN” generally refer to JEPLAN, INC.
Risks Related to JEPLAN
Risks Related to JEPLAN’s Business and Financial Condition
The development of new recycling technology is a complex, risky, and lengthy process involving significant financial, research and development, and other resources, which may be delayed due to various factors. Such delays can result in increased costs or the emergence of competing products, which may have a material adverse effect on our business, financial condition, and results of operations.
JEPLAN invests significant amounts in product research and development (“R&D”). During the course of an R&D project and in its various upscaling phases, it is not certain that the products under development will be launched commercially. It is also possible that JEPLAN will not invest in the most promising technologies or products that will be required, and as a result, it may be unable to launch new products or build a solid portfolio of products to meet customer needs.
Technical, industrial, regulatory, or commercial difficulties with these processes could have an impact on JEPLAN’s growth and profitability, including the following risks:
•
The launch of new processes, technologies, or products may require greater investments than planned, in terms of research and development and marketing, as well as sales force and sales support, and customer or licensee training.

•
It may be too costly or there may be technical difficulties in manufacturing certain new products on an industrial scale or finding the necessary supplies to manufacture and market them. The difficulties encountered in obtaining sufficient volumes of PET waste to supply an industrial plant could generate costs such that the economic viability of the technology developed by JEPLAN could be called into question.

•
Technical, industrial, regulatory, or intellectual property issues could delay the commercial launch of our products and adversely affect the commercial success of the systems proposed.

•
Our products may not be sufficiently responsive to customers’ needs with respect to cost and quality. Our business is dependent on the risks associated with the development of innovative technologies or products that may lead to discrepancies between the studies carried out and the reality of the target market.

•
We may decide to abandon all or part of a project.

Significant delays in the development and anticipated launch dates of new processes or products could hinder our achievement of development targets, adversely affect the reputation of our R&D capabilities and allow our competitors to bring competing processes or products to the market before we do, which could materially and adversely affect our business, financial condition and results of operations.

We have incurred losses in the operation of our business and anticipate that we will continue to incur losses in the future. We may never achieve or sustain profitability.
We incurred a net loss of ¥1,325,805 thousand and ¥2,041,760 thousand for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, and an accumulated deficit of ¥7,070,289 thousand and ¥5,773,589 thousand from our inception through June 30, 2023 and December 31, 2022, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time that (i) we successfully launch our licensing business and it generates substantial revenue, (ii) PRT has remained party to resin purchase agreements, certain of which include purchase volume commitments, for at least the next two years, and/or (iii) JEPLAN becomes more cost-competitive by (A) diversifying the raw materials, or feedstock, used in production by collaborating with mechanical recyclers and increasing the ratios of residuals used, as well as by converting raw materials to film and sheets derived from non-PET bottles and (B) improving its efficiency in collecting raw materials, including with respect to monoethylene glycol (MEG) (recovered from the prior recycling of PET and is currently purchased from private suppliers), by implementing, among other things, advanced sorting, washing, distillation, and crystallization processes, which serve to more efficiently remove contaminants from MEG. For more information on JEPLAN’s diversification of its raw materials, see “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operation — Trend Information — Raw Materials.”
We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and production of r-PET; as we expand our R&D activities; invest in recycling capabilities; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.
In addition, our primary product r-PET competes directly with virgin PET, which may be produced more cheaply than r-PET. We believe that global beverage and consumer goods brands are reducing their use of petroleum-based, virgin PET, and increasing their use of r-PET, despite its higher price point, because (i) r-PET contributes to these customers’ sustainability commitments, such as reducing CO2 emissions and using recycled material, (ii) government policies around the world are increasingly mandating the reduction of CO2 emissions and the increased use of recycled materials by industry players, and (iii) consumer purchasing behavior is increasingly in favor of recycled goods. Our continued and increased sales will depend upon customers’ continued purchase of our products notwithstanding the availability of cheaper non-recycled products. We can give no assurance that customers will continue to buy our products in order to meet their sustainability commitments, that government policies will continue to mandate the reduction of reduced CO2 emissions or the increased use of recycled materials, or that consumer purchasing trends will continue towards recycled goods.
Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements included in this proxy statement/prospectus.
Our audited consolidated financial statements were prepared assuming that we will continue as a going concern. However, the report of our independent registered public accounting firm included elsewhere in this proxy statement/prospectus contains an explanatory paragraph on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, meaning that we may not be able to continue in operation for the foreseeable future or be able to realize assets and discharge liabilities in the ordinary course of operations. Such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to raise additional funds or operate our business due to concerns about our ability to meet our contractual obligations.
We expect that the net proceeds from the Business Combination, including any PIPE Investment contemplated under the Business Combination Agreement, if received, will satisfy our requirements for the next 12 months following the date of this proxy statement/prospectus. However, until those net proceeds are received, if at all, we believe we will require additional capital over the next 12 months through our Series E financing or otherwise, the receipt of which there can be no assurance, due to the August 2023 equipment malfunction at our PRT Plant that has negatively impacted, and will likely continue to negatively impact, our financial performance for fiscal year 2023. See “— An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.” and “— Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” Accordingly, in the event the Business Combination is not completed as expected, we may need to consider alternative arrangements and such arrangements could have a potentially significant negative impact on our ability to continue our operations.
We have entered into a strategic partnership with Axens Group and intend to rely upon it for licenses of our jointly developed REWIND® PET technology.
We entered into a Joint Development Cooperation and Commercialization Agreement, dated June 30, 2020, as amended to date, with Axens Group (“Axens”) and IFP Energies nouvelles (“IFPEN”) (the “Axens Agreement”), pursuant to which we have jointly developed and are currently validating a chemical recycling technology called REWIND® PET, with an aim to license such technology to other companies. See “Business of JEPLAN and Certain Information about JEPLAN —  Our Products and Services — Technology Development and Licensing” for information on the Axens Agreement.”
We intend to rely on our partnership with IFPEN and Axens with respect to the development of REWIND® PET and Axens with respect to the licensing of REWIND® PET, and the development and licensing of REWIND® PET are highly dependent on the success and continuation of these strategic partnerships. Any termination, deterioration, or change in the terms of our partnership with IFPEN or Axens could have a material adverse effect on the continued development and licensing of REWIND® PET, all of which would negatively affect our revenue and results of operations.
Pursuant to the Axens Agreement, the parties covenant to enter into a license agreement for a license from Axens to PRT for its use of its recycling technology, but no license agreement has yet been consummated for such use.
Under the Axens Agreement, JEPLAN has granted an exclusive license for the commercialization of its proprietary chemical recycling technology to Axens, including any use of such technology as necessary for such commercialization, such that any other use of this technology, including by JEPLAN or PRT, must be governed by a license from Axens. PRT has been using this technology amid ongoing negotiations of such a license from Axens to PRT, which is expected to be on different terms than such licenses to third parties. There is no definitive time period by which the terms of such license must be agreed. Further, pursuant to the Business Combination Agreement, PRT’s entry into such license agreement prior to the Closing would require the prior written consent of APAC, which could delay the consummation of such agreement.
Revenues from PRT’s use of such chemical recycling technology constituted a significant portion of our revenues for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021. If the consummation of such license agreement is delayed or is upon terms that are unfavorable to PRT or JEPLAN, JEPLAN’s financial condition and results of operations could be negatively affected.
We may enter into joint venture arrangements that prove unsuccessful or strain or divert its resources.
JEPLAN may consider entering into joint ventures to optimize r-PET and r-BHET resin production and sales, with an intention to expand its service offerings, increase its market share or offer access to other asset classes, technology or service offerings that it does not currently have. JEPLAN has limited experience in forming joint ventures, and joint ventures may place additional constraints on JEPLAN’s resources by diverting the attention of its management from its business operations towards forming and maintaining such joint ventures. Additionally, JEPLAN may experience difficulties in developing or maintaining controls and procedures related to a joint venture arrangement. A joint venture may also require additional infusions of capital, which JEPLAN may not have or be able to obtain on terms favorable to it.

Through joint venture arrangements, JEPLAN may enter areas in which it has no or limited experience, and a joint venture may be unsuccessful in accomplishing the intended benefits of the transaction. Two or more joint ventures that JEPLAN is part of may compete with each other. In addition, we cannot predict market reactions to any joint venture arrangements. While we will strive to conduct appropriate due diligence in connection with any joint venture opportunity, there may be risks or liabilities that such due diligence efforts fail to disclose or that JEPLAN inadequately assesses. The discovery of material liabilities associated with joint venture opportunities, economic risks faced by joint venture partners, or any failure of joint venture partners to perform their obligations could adversely affect our business, results of operations and financial condition. Moreover, any joint venture arrangement may result in substantial transaction-related expenses, a potentially dilutive issuance of equity securities, the incurrence of debt, or amortization of expenses and related intangible assets, all of which could have an adverse effect on JEPLAN’s business and results of operations.
Any joint venture formed could be subject to domestic and international law, including environmental law and regulations, the compliance with which could impose substantial costs on the joint venture and the violation of which could result in penalties and other liabilities.
Laws dealing with protection of the environment provide for penalties and other liabilities for the violation of such laws and establish, in certain circumstances, obligations to remediate facilities and locations where operations are conducted. Any joint venture formed for resin and production sales would incur substantial costs in the future as part of continued efforts to comply with these environmental laws and to avoid violations of them. Further, depending on the domicile of the licensee under such license arrangements, the joint venture might be formed and be subject to the laws of a foreign jurisdiction. Compliance with international law could materially increase costs to JEPLAN, especially if joint ventures are formed in multiple different countries with different legal regimes.
Any amendments to domestic or international laws, including environmental laws, to which the joint venture is subject, could require a joint venture to make significant expenditures to ensure compliance. Moreover, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require the joint venture company to make significant additional expenditures, including with respect to new equipment, which may adversely affect the business, results of operations and financial condition of JEPLAN.
We may be unable to identify acquisition opportunities and successfully execute and close acquisitions, which could limit our potential for growth.
We expect to actively seek new acquisitions that management believes will provide meaningful opportunities for growth by increasing our existing capabilities and expanding into new areas and markets of operations. However, we may not be able to identify suitable acquisition candidates or complete acquisitions on acceptable terms and conditions. Other companies in our industry have similar investment and acquisition strategies to ours, and competition for acquisitions may intensify. If we are unable to identify acquisition candidates that meet our criteria, or complete acquisitions on acceptable terms and condition, our potential for growth may be restricted. Additionally, because we may pursue acquisitions around the world and may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays in connection with identifying or acquiring suitable acquisition targets.
We may not be able to realize the benefits of business acquisitions and divestitures we enter into, including being unable to successfully and efficiently integrate acquisitions or execute on dispositions, which could have a material adverse effect on our business, financial condition, and results of operations.
We may engage from time to time in acquisitions and other transactions that may complement or expand our business or in divestments of non-strategic businesses or assets. These transactions are accompanied by risks, many of which are beyond our control, and any one of them could result in increased cost, decreased net sales, and diversion of management’s time and energy, any or all of which could materially impact our business, financial condition, and results of operations. Such risks include, among others, risks relating to our ability to successfully and efficiently integrate acquisitions or execute on dispositions and realize anticipated benefits therefrom.

In order to implement our growth strategy, we evaluate opportunities to buy or otherwise acquire rights to other businesses or technologies, enter into joint ventures, or otherwise enter into strategic arrangements with business partners that could complement, enhance, or expand our current business or offerings and services or that might otherwise offer us growth opportunities, or divest assets or an ongoing business. We may face competition from other companies in pursuing acquisitions and similar transactions in the recycling industry. Our ability to complete transactions may also be limited by applicable antitrust and trade laws and regulations in the jurisdictions in which we or the operations or assets we seek to acquire carry on business. To the extent that we are successful in making acquisitions, we expend substantial amounts of cash, incur debt, or assume loss-making divisions as consideration. We or the purchaser of a divested asset or business may not be able to complete a desired transaction for any number of reasons, including a failure to secure financing.
Any acquisition that we are able to identify and complete may involve a number of risks, including, but not limited to, the diversion of management’s attention to integrate the acquired businesses or joint ventures, the possible adverse effects on our operating results during the integration process, the potential loss of customers or employees in connection with the acquisition, delays or reduction in realizing expected synergies, unexpected liabilities, and our potential inability to achieve our intended objectives for the transaction.
To the extent that we are not successful in completing desired divestitures, as such may be determined by future strategic plans and business performance, we may have to expend substantial amounts of cash, incur debt, or continue to absorb the costs of loss-making or under-performing assets. Any divestiture, whether we are able to complete it or not, may involve a number of risks, including diversion of management’s attention, a negative impact on our customer relationships, costs associated with maintaining the business of the targeted divestiture during the disposition process, and the costs of closing and disposing of the affected business or transferring remaining portions of the operations of the business to other facilities.
JEPLAN’s receipt of cash in connection with licensing revenue of REWIND® PET technology might be delayed or might not occur.
Pursuant to the Axens Agreement, Axens is entitled to retain a certain amount of cash in connection with JEPLAN’s portion of future licensing revenue with respect to REWIND® PET technology, reflecting reimbursement to Axens of the Upfront Fee of €7,825,000 paid or deemed paid to JEPLAN, as reduced by €115,000 for expenses incurred by JEPLAN, which amount may be subject to further adjustment by the parties, including based on the final operational expenditures incurred by each party (the “Retained Amount”). The Retained Amount, or portion thereof, retained by Axens would be reflected as revenue of JEPLAN on an accrual basis from an accounting perspective. As of December 20, 2023, the effective date of the third amendment to the Axens Agreement, the Retained Amount equals €7,710,000. Work in connection with the development of REWIND® PET technology is expected to be completed by the end of 2024. Management currently expects that, for the Retained Amount as of December 20, 2023 to be retained by Axens, aggregate licensing revenue of up to approximately €22,000,000 would be required, subject to whether allocation of credit for the marketing fee for identifying prospective licensees is earned by JEPLAN or Axens, and any additional amounts for further operational expenditures. If Axens is able to secure licensing agreements during the first half of 2024, management estimates that the Retained Amount may be substantially earned prior to the end of 2024. However, there can be no certainty as to when the Retained Amount will be reached, and accordingly, no certainty as to when JEPLAN will receive any portion of cash in connection with such future licensing revenue, if any. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Trend Information — Capital and Operational Expenditures for Demonstration Manufacturing Capabilities” for more information on the calculation of the Retained Amount and management’s expectations with respect thereto.
If JEPLAN does not receive any licensing revenue or if such receipt is delayed, it may negatively affect JEPLAN’s results of operations and financial condition.
JEPLAN’s proprietary technology and trade secrets may be inadvertently shared with a licensee under a license pursuant to the Axens Agreement.
In order for the consummation and performance of the licensing arrangements pursuant to the Axens Agreement to occur, the licensee must gain access to sufficient confidential information and proprietary technology owned by JEPLAN. This information and technology could be used for the licensees’ own commercial benefit, or shared with competitors, despite the language of the relevant intellectual property license. This could result in a loss of competitive advantage for JEPLAN and damage to its reputation, and such risks may increase as the level of confidential information and proprietary technology required for performance of the license increases.
Additionally, if the licensee is located in a jurisdiction with weaker intellectual property protection laws, there may be an increased risk of infringement or unauthorized use of JEPLAN’s intellectual property. This could lead to costly litigation and damage to our brand and business operations.
There are risks related to JEPLAN’s planned expansion of its recycling operations.
JEPLAN has constructed a REWIND® PET semi-industrial unit as part of an expansion of its KHP Plant, in order to validate the REWIND® PET process by demonstrating to potential licensees how REWIND® PET can be integrated into their own recycling facilities. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Trend Information — Capital and Operational Expenditures for Demonstration Manufacturing Capabilities” for more information. As part of JEPLAN’s validation process, JEPLAN may encounter significant obstacles, including project synchronization issues with dependent projects, such as the supply of key raw materials, or the proper functioning or integration of the semi-industrial-unit as part of the KHP Plant.
Such obstacles could hinder the successful implementation of JEPLAN’s strategy and could also prevent it from having the necessary and sufficient data to build new facilities within anticipated deadlines. They could also prevent Axens from entering into licensing agreements for JEPLAN’s owned or jointly-owned technology. More specifically, certain technical, industrial, administrative, regulatory, or intellectual property related obstacles encountered by JEPLAN could cause complications in the further execution of its expansion and construction plans.
In such a case, any delay in meeting expansion deadlines could prevent JEPLAN from meeting the needs for recycled PET expressed by end-users according to the schedule that it has set and thus jeopardize its commitments and sustainability. Further, the abandonment of a project for which significant human and financial resources have been invested could have an adverse effect on JEPLAN or its business, financial position, or results of operations.
JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which resin is distributed to three main end users.
JEPLAN derives substantially all its revenues from sales of its r-PET resin to two customers of PRT, Nishino Kinryo Co., Ltd. (“Nishino Kinryo”) and Toyota Tsusho Corporation (“Toyota Tsusho” and, together with Nishino Kinryo, the “Customers”), which together accounted for approximately 66.7% and 61.9% of JEPLAN’s revenues for the years ended December 31, 2022 and 2021, respectively. The revenues derived from Toyota Tsusho depend entirely on JEPLAN and PRT’s negotiations with Asahi Softdrinks Co., Ltd. (“Asahi”) and Suntory Beverage & Food Limited (“Suntory”). Sales to Nishino Kinryo are negotiated directly with Nishino Kinryo, and the resin sold is used by YOSHINOKOGYOSHO CO., LTD. (“Yoshino Kogyosho” and, together with Asahi and Suntory, the “End Users”). For the years ended December 31, 2022 and 2021, sales to each End User comprised approximately 10% or more of JEPLAN’s consolidated revenue. The Customers purchase and store the r-PET resin and then resell and deliver the resin to the End Users. See “Business of JEPLAN and Certain Information About JEPLAN — Key Customers” for more information.
Further, pursuant to a loan agreement between JEPLAN and Asahi, dated July 21, 2020 (the “Asahi Loan Agreement”), Asahi has the right to purchase the entire resin output of the PRT Plant at certain preferential prices during the term of the agreement, subject to the execution of separate agreements memorializing such terms. The Asahi Loan Agreement sets forth price ceilings for the years 2022 through 2026, which decrease yearly from 2023 to 2026, resulting in an aggregate 16% price reduction over that period with the potential for further reductions in 2025 and 2026. Definitive terms, including pricing, for 2022, 2023, and 2024 are set forth in the initial master purchase agreement, dated May 18, 2021, among Asahi, JEPLAN, and PRT, as amended (the “Asahi Purchase Agreement”), with pricing subject to an approximate

20% variation based on price fluctuations in the crude oil and liquefied natural gas markets, and sets the quantity purchased by Asahi during this period ranging from approximately 40% to 68% of the total output of the PRT Plant, subject to compliance with Asahi’s separate specifications. Resin purchases are effected through purchase orders from Toyota Tsusho to PRT. Under the Asahi Loan Agreement, PRT may only sell resin to a third party in any given year for the balance of output not committed to Asahi and at a price greater than the 2022 price set forth in the Asahi Loan Agreement. However, Asahi benefits from a “most favored nation” clause in the agreement in the event pricing and volume terms agreed with a third party are more favorable. Asahi’s aforementioned rights under the Asahi Loan Agreement expire at the end of 2026. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities and Loans — Bank Loans to JEPLAN” for more information on the Asahi Loan Agreement.
Accordingly, JEPLAN’s resin sales revenue may be adversely impacted if Asahi decides to purchase an increasing share of the PRT Plant’s total output at substantially lower prices than what JEPLAN could otherwise obtain from a third-party purchaser. Sales revenue may also be limited if JEPLAN is unable to find a buyer for the remaining available resin. If one or more of these events occur in the future, JEPLAN’s results of operation and financial condition may be adversely effected.
Additionally, the aggregate volume of JEPLAN’s resin sales to its Customers may vary significantly from year to year, which may be based in whole or in part on PRT’s and JEPLAN’s relationships with, and the needs of, the End Users. For example, Nishino Kinryo’s purchase agreement with PRT expired December 31, 2023 and Nishino Kinryo is expected to continue to purchase resin in 2024 on terms consistent with the prior agreement. Consequently, any factor adversely affecting JEPLAN’s sales of r-PET resin to its customers, within this market, or ultimate resales to the End Users, including with respect to compliance with End User specifications, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, could adversely affect our business and results of operations. In addition, any unfavorable change in JEPLAN’s business relationship with any customer or any End User, or any delay in customer implementation and deployment of its resin, could have a material adverse effect on JEPLAN’s results of operation and financial condition.
There may be consolidation in our customer or end-user markets, and we may be unable to maintain adequately high levels of customer service, which may adversely affect our results of operation and financial condition.
Our customers are located in Japan. If some of them merge or consolidate, they could have additional purchasing leverage, and consequently may increase the pricing pressures we face, adversely affecting our results of operation and financial condition. The emergence of large buying groups may enable those groups to extract price discounts on our products. Further, each of our customers are generally susceptible to fluctuations in the condition of the Japanese market, resulting in JEPLAN’s exposure to a concentration of risk regarding such market.
Additionally, if we are unable to maintain adequately high levels of customer service over time, customers may choose to obtain alternate sources for products and/or end their relationships with us.
We may have a deficiency of current cash flow, and may need to raise additional capital to achieve our goals; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business.
We may be unable to generate sufficient cash flow to fund our operations for the foreseeable future, and may need to seek additional equity or debt financing to provide the capital required to maintain or expand our operations.
We expect that the net proceeds from the Business Combination, including any PIPE Investment contemplated under the Business Combination Agreement, if received, will satisfy our requirements for the next 12 months following the date of this proxy statement/prospectus. However, until those net proceeds are received, if at all, we believe we will require additional capital over the next 12 months through our Series E financing or otherwise, the receipt of which there can be no assurance, due to the August 2023 equipment malfunction at our PRT Plant that has negatively impacted, and will likely continue to negatively impact, our financial performance for fiscal year 2023. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through equity or debt financings or other capital sources, including potentially collaborations, licenses and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.
There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, we may be required to delay, limit or eliminate the development of business opportunities, and our ability to achieve our business objectives, our competitiveness, and our business, financial condition and results of operations may be materially and adversely affected.
Any additional capital efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our recycling processes. Moreover, if we raise additional capital by issuing equity securities, the percentage ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of JEPLAN Common Shares.
Given our current need for cash and that equity issuances are the most common type of fundraising for similarly situated companies, the risk of dilution is particularly significant for our stockholders. Furthermore, the incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our recycling processes or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.
Further, most of our operations are conducted by our 75%-owned subsidiary, PRT. PRT is currently restricted from transferring funds to us in the form of cash dividends, loans, or advances pursuant to the Stockholder Agreement, dated January 22, 2021, by and between JEPLAN, PRT, and Sojitz Corporation (the “Sojitz Agreement”). Under the Sojitz Agreement, PRT may only make a dividend to its shareholders out of surplus funds if there is an amount of JPY 400,000 thousand or more that can be distributed after accounting for PRT’s obligations to repay all of its indebtedness, and if such surplus exists, dividends equal to the amount, if any, in excess of JPY 400,000 thousand will be distributed. PRT has outstanding indebtedness under the Committed Syndicated Loan Agreement, dated August 28, 2020, as amended on January 26, 2021, February 24, 2022 and May 8, 2023, by and between Sumitomo Mitsui Banking Corporation (“SMBC”), PRT, and JEPLAN as guarantor (the “SMBC-PRT Loan Agreement”) and the loan agreement with JEPLAN, and currently does not have a surplus. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities and Loans — Bank loans to PRT and guarantees by JEPLAN” and “— Intercompany arrangements between JEPLAN and PRT” for more information on these agreements.
Accordingly, until such sufficient surplus exists, PRT may not distribute dividends to JEPLAN. As management expects a substantial portion of PubCo’s consolidated revenue to be generated by PRT, this dividend restriction on PRT may significantly limit the amount of distributable assets held at JEPLAN and PubCo, and accordingly, may indirectly impact PubCo’s ability to pay dividends to its shareholders. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary upon liquidation is generally subordinate to the claims of creditors of our subsidiary.
Certain fundamental actions by PRT require the approval of Sojitz, which if withheld could limit PRT’s and JEPLAN’s ability to execute their business plan.
The PRT Plant, JEPLAN’s main commercial facility, is 75%-owned by JEPLAN and 25%-owned by Sojitz Corporation (“Sojitz”), pursuant to the Stockholders Agreement, dated as of January 22, 2021 (the “Sojitz Agreement”). Pursuant to the Sojitz Agreement, JEPLAN and Sojitz are obligated to operate PRT as a joint venture for the (a) collection and regeneration of waste related to polyester resin, polyester film, and polyester fiber, and sales of the resulting materials, (b) manufacturing and sale of polyester resin, and (c) manufacturing, sale, and purchase of, and mediation for, synthetic resin.
Under the Sojitz Agreement, Sojitz has the right to participate in decisions with respect to the procurement of raw materials used by the PRT Plant and the subsequent sale of its r-PET and r-BHET resin. PRT is obligated to preferentially purchase certain chemical auxiliary materials from Sojitz, provided that the transaction terms are not inferior to those of third party offers. Further, certain actions by PRT require unanimous approval from both JEPLAN and Sojitz, including a change in PRT’s charter; issuances of new securities; changes in capital structure; establishment of a subsidiary; real estate transactions; public offerings; entry into or changes to agreements with JEPLAN or Sojitz; merger; payment of dividends; dissolution; establishment or change of business plan or budget; interested transactions of directors; capital investment, asset transactions, or incurrence of debt beyond stated monetary thresholds; provision of guarantees or collateral for debt; entry into priority or exclusivity arrangements or agreements for a duration of two or more years, in each case regarding raw material procurement or product sales; and the initiation or settlement of a lawsuit, among other items. The above unanimous approval requirements, including for mergers, concern actions related to PRT only. For the sake of clarity, Sojitz’s approval of the Business Combination is not required under the terms of the Sojitz Agreement.
To date, there have been no disagreements between the parties with respect to the foregoing matters. However, to the extent any of the above actions is necessary or optimal for PRT and Sojitz does not approve such action, PRT’s, and, in turn, JEPLAN’s, results of operations and financial condition could be adversely affected.
Raw materials needed for JEPLAN’s recycling process may be scarce or poorly collected.
As part of the glycolysis recycling process we have developed, plastic or textile waste composed mainly of PET or polyester fibers is the main raw material required for large scale operations. Household plastic packaging waste is currently recycled using mainly mechanical technologies, and the quantities collected and available are limited. The textile waste today is somewhat poorly collected. See “Business of JEPLAN and Certain Information about JEPLAN — Raw Materials and Material Sourcing” for more information.
The volumes of waste required for future industrial units are substantial and will, therefore, require an efficient collection system that is expanded both geographically and to all types of PET waste packaging waste that is currently not collected and textile waste. We and our partners could encounter difficulties in supplying industrial units with the required quantities of raw materials or have to bear costs and quality levels and sourcing supplies that would hinder the competitiveness of our process. Additionally, like all companies developing an industrial process, we have to deal with volatility in terms of prices and the availability of all the raw materials involved in our process. Ongoing inflationary pressures and rising crude oil prices could lead to an increase in our costs of raw materials and production, which we may not be able to pass to our customers. The prices of such raw materials may increase during peaks in prices of crude oil or virgin PET due to a correlated rise in demand for r-PET. In July 2022, JEPLAN revised its resin-pricing formula by taking into account price fluctuations in the crude oil and liquefied natural gas markets, due to rising costs of energy and raw materials caused by inflation and exacerbated by the ongoing conflict in Ukraine. JEPLAN reviews its pricing formula and arrangements with suppliers periodically as circumstances require to mitigate the potential impact on its financial model and ensure its continued access to the raw materials necessary for its business. JEPLAN does not believe that inflation has had a material effect on its business, financial condition or results of operations since July 2022. However, there can be no assurance that inflationary pressures, the continuing conflict in Ukraine, the recent outbreak of hostilities in Israel, and other geopolitical events will ease in the near term and may result in further price increases. If JEPLAN’s costs were to become subject to significant inflationary pressures, it may further revise its pricing formula, but it may not be able to fully offset such higher costs through price increases. JEPLAN’s inability or failure to do so could harm its business, financial condition or results of operations.
Further, based on guidelines promulgated by the Japanese Ministry of Health, Labor, and Welfare, the timeline for which certain chemical raw materials are confirmed as safe, especially with respect to food packaging, can be lengthy, delaying JEPLAN’s recycling and sale of such materials.

In fiscal year 2022, three suppliers each accounted for over 10% of the raw materials purchased by JEPLAN on a cost basis. The failure of one or more of these suppliers to fulfill its contractual commitments might have a material negative impact on JEPLAN’s ability to secure a sufficient quantity of raw materials of a sufficient quality.
The licensees’ sufficient access to raw materials is necessary for the successful implementation of such licenses. The type, quantity, and quality of raw materials, as well as the risks and other factors affecting raw material procurement discussed above, may vary by country or region. Such variance could pose difficulty in scaling a uniform licensing process, impeding the growth of the contemplated licensing business, and could negatively affect JEPLAN’s financial condition and results of operations.
We participate in a highly competitive market, and increased competition may adversely affect our business, financial condition and results of operations.
The market in which we operate is the target of growing environmental and industrial interests, which in practice gives rise to growing competition. Furthermore, projects such as ours, whose purpose is to promote a circular economy, are strongly encouraged. The development of competing technologies, and in particular those that may be based on a chemical recycling process such as ours, have been emerging over recent years and certain plants are in development. We cannot guarantee that technically, environmentally, or economically better solutions other than our technologies will not be developed and marketed in the near future. Such events could have a material adverse effect on our business, financial results or results of operations.
Management considers JEPLAN’s main competitors to be Loop Industries Inc., Carbios SAS, Zhejiang Jiaren New Materials Co., Ltd., Eastman Chemical Company, and Ioniqa Technologies B.V. Some of JEPLAN’s competitors have generated revenue from sales of r-PET resin using chemical recycling technologies.
If our access to the technologies, expertise and know-how of our industrial partners is impeded, we may be forced to stop or delay our projects.
Our business depends on our collaboration with academic laboratories and industrial partners, which give us access to technologies, expertise and know how. If that access was to be impeded, we may be forced to stop or delay the projects involved. We continue to look for partnerships in order to carry out our industrial strategy. If we were unable to find suitable partners, our industrial strategy could be called into question or delayed.
Our success is dependent on the work and expertise of our key personnel.
Our success, including with respect to our proposed licensing business, depends largely on the work and expertise of our executives and our key scientific and business development personnel, and in particular, our chief executive officer, Mr. Masaki Takao. The loss of their skills could affect our negatively ability to achieve our objectives.
JEPLAN’s and PRT’s headcounts increased from 61 employees and 12 employees, respectively, in 2018, to 84 employees and 66 employees, respectively, by December 31, 2022. We anticipate significant growth in our business. Although not all growth of our business will correlate directly with the need for additional employees, we will need to recruit additional employees to expand our operational activities, in particular qualified scientific and technical employees to assist in our growth and pre-industrialization. We are in competition with other companies, groups, research organizations and academic institutions for the recruitment and retention of highly qualified scientific, technical and management personnel. In this context we may not be able to attract or retain these key employees under economically acceptable conditions. We may therefore not be able to compete with reputable companies, groups or organizations with greater financial strength.
Our inability to retain these key individuals could prevent us from achieving our growth objectives, and we may not be able to manage our growth in may encounter unexpected difficulties as we expand. In such a case, our business, financial condition, and results of operations may be negatively affected.

An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.
We lease our PRT Plant and own our KHP Plant. Furthermore, we have recently constructed new infrastructure next to our KHP Plant and may consider adding new facilities or expanding existing ones as it expands its operations. However, our facilities, along with all the equipment on-site, are susceptible to errors, instability, and other operational issues. They may also be vulnerable to natural or man-made disasters, such as earthquakes, flooding, fire, power outages, terrorism, or cyberattacks. In the event of such incidents, it may become difficult or even impossible for us to continue our operations for a certain period, which could significantly harm our business. Notably, our facilities in Japan are particularly at risk due to the possibility of earthquakes. Presently, the majority of our revenue comes from our PRT Plant. The facilities and equipment used in our operations are costly to repair or replace and could require substantial lead time for replacement and qualification. If the PRT Plant becomes fully or partially inoperable, even for a short period, it may lead to a backlog of operations or loss of customers, thereby negatively impacting our reputation.
For example, an equipment malfunction at our PRT Plant during the melt polymerization process start-up preparation work was investigated in August 2023 related to an unexpected noise occurring during agitation and rotation of one of the polymerization tanks, and production of r-PET was halted on August 3, 2023 to allow for an initial investigation of the issue. During the initial investigation, JEPLAN manually and electrically rotated the agitator section of the facility in question to (i) reproduce the abnormal noise, (ii) observe whether the agitator shaft was secure, and (iii) observe certain metrics to determine whether excessive load torque was being applied due to internal foreign matter or equipment damage. As a result, although abnormal noise could be heard, the agitator shaft was secure and no abnormality was found pursuant to the applicable metric observed. Based on these results, management decided to initiate a test operation of the plant on August 17, 2023. For two weeks, the plant was able to maintain steady-state daily production of 68 metric tons of r-PET resin with no negative effect on quality. Accordingly, management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full time. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that, although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management intends to address during a previously scheduled pause in production for routine refurbishment purposes during June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent, and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. Any such further delays could have a material adverse effect on our revenues, business, financial condition, and results of operations. The Company expects that the initial halt in production at the PRT Plant will adversely effect Consolidated Revenue, Consolidated Gross Profit, and Consolidated EBITDA for the fiscal year ended December 31, 2023. For more information, see “— Risks Related to APAC and the Business Combination —  JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.”
Additionally, regulatory authorities routinely inspect our recycling facilities for compliance with applicable laws, rules, regulations, and practices. While our recycling site is compliant, if a regulatory authority were to identify serious adverse findings not corrected upon follow-up inspections, we may be required to shut down our recycling facility and take other remedial actions. If our recycling facility were forced to cease or limit production, our business, financial condition, and results of operations could be materially and adversely affected. For instance, a full or partial closure of our facilities for any reason may impact our revenue, potentially leading to challenges in meeting our financial targets under our debt financing documents and triggering a default.
Our business, financial condition, and results of operations may be adversely affected by global health epidemics, including the COVID-19 pandemic.
Our business, financial condition, and results of operations may be adversely affected by global health epidemics, including the COVID-19 pandemic.

Our operations could be disrupted if our employees become ill or are otherwise absent from work as a result of COVID-19 or other global health pandemics. Governmental restrictions, including travel restrictions, quarantines, shelter-in-place orders, business closures, new safety requirements or regulations, or restrictions on the import or export of certain materials, or other operational issues related to pandemics may have an adverse effect on our business, financial condition and results of operations. We continue to monitor our operations and governmental recommendations and have made modifications for an indefinite period to our normal operations because of the COVID-19 pandemic. Additionally, while the potential economic impacts brought by and the duration of pandemics are difficult to assess or predict, the impact of any pandemic on the global financial markets may reduce our ability to access capital, which could negatively affect our short- and long-term liquidity.
In addition, the impact of pandemics could exacerbate other risks we face, including those described elsewhere in “Risk Factors.” For more information on the impact of the COVID-19 pandemic on JEPLAN, see “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Performance.”
PRT is currently in breach of a financial covenant under the Green Finance Organization Agreement, and if Green Finance Organization demands the redemption of the bonds issued thereunder, repayment obligations under the SMBC-PRT Loan Agreement would be triggered.
Under the Corporate Bonds Underwriting Agreement, dated August 31, 2021, by and between PRT and Green Finance Organization as underwriter (the “Green Finance Underwriting Agreement”), if PRT is insolvent at a fiscal year end on or after fiscal year end 2021 and remains insolvent, or recognizes an operating loss for two consecutive fiscal years beginning with fiscal year 2022 onward, then Green Finance Organization may demand immediate redemption by PRT of the corporate bonds issued under the Green Finance Underwriting Agreement (the “Green Finance Financial Covenant”). Because PRT was insolvent at the end of fiscal years 2021 and 2022, it violated the Green Finance Financial Covenant, and because PRT has remained insolvent thereafter, Green Finance Organization was entitled to request immediate redemption. However, on April 22, 2022, September 12, 2022, April 19, 2023, and September 14, 2023, PRT submitted requests to Green Finance Organization asking it to waive its right to demand redemption, and on April 26, 2022, September 13, 2022, April 25, 2023, and September 26, 2023, Green Finance Organization agreed to waive its right to demand redemption until September 30, 2022, April 30, 2023, September 29, 2023, and April 30, 2024, respectively. If PRT remains insolvent on April 30, 2024, Green Finance Organization will again have the right to demand redemption, unless waived again. Should a waiver again be necessary, PRT intends to seek such waiver to be effective April 30, 2024 until September 30, 2024.
If the waiver expires and Green Finance Organization demands redemption of the bonds in writing, then under the Committed Syndicated Loan Agreement, dated August 28, 2020, as amended on January 26, 2021, February 24, 2022 and May 8, 2023, by and between Sumitomo Mitsui Banking Corporation (“SMBC”), PRT, and JEPLAN as guarantor (the “SMBC-PRT Loan Agreement”), SMBC may demand that PRT repay the outstanding balance and accrued interest under the SMBC-PRT Loan Agreement.
If Green Finance Organization regains the right to demand redemption and does so after April 30, 2024, PRT’s redemption obligation will be ¥201,288 thousand pursuant to the Green Finance Underwriting Agreement, and if SMBC then exercises its right to demand the early repayment of amounts due under the SMBC-PRT Loan Agreement, PRT will have an additional repayment obligation of ¥1,008,682 thousand, which is the total amount of outstanding principal plus interest that will remain under the SMBC-PRT Loan Agreement as of April 30, 2024. If PRT fails to satisfy the repayment obligation under the SMBC-PRT Loan Agreement, JEPLAN will be responsible for the balance of any payment due, as guarantor under the SMBC-PRT Loan Agreement. To avoid Green Finance Organization regaining and exercising the right to demand redemption and SMBC obtaining the right to demand prepayment as a result, (i) PRT intends to seek Green Finance Organization’s further waiver of its right to demand redemption as of April 30, 2024, and (ii) PRT may voluntarily redeem the bonds under the Green Finance Underwriting Agreement in April 2024, before Green Finance Organization regains and exercises the right to demand such redemption; however, there is no guarantee that these measures will be effected, or if effected, on terms that are favorable to JEPLAN or PRT.

If redemption and repayment obligations of PRT or JEPLAN, as applicable, are triggered under the Green Finance Underwriting Agreement and the SMBC-PRT Loan Agreement, respectively, it could materially and adversely affect JEPLAN’s business, financial condition, and results of operations.
We may not be able to comply with the financial covenants related to our bank borrowings, syndicated loans and/or revolving credit facility with the financial institutions and we may not be able to obtain extensions of the maturity of the outstanding loans.
We have a significant amount of short-term and long-term bank borrowings that provide us with important sources of funds for acquisitions of business, capital equipment and working capital needs to support our business growth and technology development.
There are restrictive covenants related to these borrowings, including requirements to maintain a minimum level of net assets and operating income in the stand-alone and consolidated financial statements of JEPLAN and PRT, measured under Japanese GAAP. For example, if Green Finance Organization obtains and exercises the right to demand redemption of bonds pursuant to the Green Finance Underwriting Agreement, then pursuant to the SMBC-PRT Loan Agreement, SMBC may demand repayment of the loan with interest. See also “— PRT is currently in breach of a financial covenant under the Green Finance Organization Agreement, and if Green Finance Organization demands the redemption of the bonds issued thereunder, repayment obligations under the SMBC-PRT Loan Agreement would be triggered.” for more information on financial covenants in other agreements with PRT.
If we fail to comply with these financial covenants, the lending institutions may not be willing to extend the maturity of the outstanding loans and may accelerate the amounts we have borrowed under the various loan agreements. Additionally, a failure to satisfy any resulting payment obligations may constitute a default under certain of our other bond subscription agreements. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities and Loans — Bank Loans to JEPLAN” for more information.
Risks Related to JEPLAN’s Intellectual Property
If the REWIND® PET-related patent applications are approved and patents are granted, we will jointly own these patent rights with Axens and IFPEN, and after the expiration or termination of the Axens Agreement, our rights to license and earn revenue from these patents may be limited.
We jointly own the REWIND® PET-related patent applications with Axens and IFPEN, and if the REWIND® PET-related patent applications are approved and patents are granted, we will jointly own these patent rights with Axens and IFPEN. Upon the expiration of the Axens Agreement in June 2025, or if we extend the term of the Axens Agreement or enter into another agreement with Axens and IFPEN on similar terms, Axens’ exclusive right to license REWIND® PET will survive, as will the related fee sharing arrangement. Under that arrangement, each of Axens and IFPEN, on the one hand, and JEPLAN, on the other, share the licensing revenue after a marketing fee, which is payable to Axens if it is recognized as finding the prospective licensee, and a contracting fee, which is payable to Axens in all circumstances, are taken into account, which could limit the license fee otherwise payable to JEPLAN.
If the Axens Agreement is terminated due to the breach, insolvency, bankruptcy, or other related occurrence by a party, we may be subject to certain default laws and regulations pertaining to joint ownership of intellectual property, subject to certain provisions of the Axens Agreement that survive termination. For example, certain countries require the consent of all joint owners to exploit, license or assign jointly owned patents. If applicable, we may not be able to sufficiently exploit such intellectual property or license or assign our rights under these patents and patent applications if we are unable to obtain appropriate consent from Axens or IFPEN. In certain other countries, including the United States, Axens or IFPEN could exploit or license its rights under these patents and patent applications to another party without our consent and without any duty of accounting to us, subjecting us to competition from Axens or IFPEN’s use of REWIND® PET.
If the Axens Agreement is breached, litigated, or relations between JEPLAN and Axens or IFPEN deteriorate, development of REWIND® PET technology could be halted and the value of the related patent portfolio may decrease, negatively affecting JEPLAN’s financial condition and results of operations.

We and our customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate, concerning the chemical recycling technology used by PRT or otherwise.
We rely on a combination of know-how, trade secrets, patents, copyrights, trademarks, and other intellectual property laws, nondisclosure and other contractual provisions, and technical measures to protect many of our products, services and intangible assets. These proprietary rights are important to our ongoing operations. There can be no assurance that these protections will provide uniqueness or meaningful competitive differentiation in our offerings or otherwise be commercially valuable or that we will be successful in obtaining additional intellectual property or enforcing our intellectual property rights against unauthorized users. Our exclusive rights under certain of our products and services are protected by patents, some of which will expire in the near term.
The patent underlying PRT’s use of our chemical recycling technology has already expired. When patents covering a product or service expire, loss of exclusivity may occur, which may force us to compete with third parties, thereby negatively affecting our revenue and profitability. However, we believe that certain trade secrets and know-how that we possess are required to adequately monetize PRT’s use of our chemical recycling technology, and accordingly, we do not currently expect any material loss of revenue to occur as a result of the expiration of the patent underlying PRT’s use of our chemical recycling technology or any other patent currently protecting our business.
Our proprietary rights may be invalidated, circumvented, or challenged. We may in the future be subject to proceedings seeking to oppose or limit the scope of our patent applications or issued patents. In addition, in the future, we may need to take legal actions to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity or scope of the proprietary rights of others. Legal proceedings are inherently uncertain, and the outcome of such proceedings may be unfavorable to us.
Any legal action regardless of outcome might result in substantial costs and diversion of resources and management attention. Although we use reasonable efforts to protect our proprietary and confidential information, there can be no assurance that our confidentiality and non-disclosure agreements will not be breached, our trade secrets will not otherwise become known by competitors, or that we will have adequate remedies in the event of unauthorized use or disclosure of proprietary information. Even if the validity and enforceability of our intellectual property is upheld, an adjudicator might construe our intellectual property not to cover the alleged infringement. In addition, intellectual property enforcement may be unavailable or practically ineffective in some countries. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or that third parties will not design around our intellectual property claims to produce competitive offerings. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales, or otherwise harm our business.
We have applied in France, Taiwan, and certain other countries for registration of a number of trademarks, service marks, and patents, some of which have been registered or issued, and also claim common law rights in various trademarks and service marks. In the past, third parties have occasionally opposed our applications to register intellectual property, and there can be no assurance that they will not do so in the future. It is possible that in some cases we may be unable to obtain the registrations for trademarks, service marks, and patents for which we have applied, and a failure to obtain trademark and patent registrations in France, Taiwan or other countries could limit our ability to protect our trademarks and proprietary technologies and impede our marketing efforts in those jurisdictions.
License agreements with third parties control our rights to use certain patents, software, and information technology systems and proprietary technologies owned by third parties, some of which are important to our business. Termination of these license agreements for any reason could result in the loss of our rights to this intellectual property, causing an adverse change in our operations or the inability to commercialize certain offerings.
Our products and services, or our customers’ products, may infringe on the intellectual property rights of third parties and any such infringement could have a material adverse effect on our business.
From time to time, third parties have asserted intellectual property infringement claims against us and our customers, and there can be no assurance that third parties will not assert infringement claims against either us or our customers in the future. While we believe that our products and services do not infringe in any material respect upon proprietary rights of other parties, and that meritorious defenses would exist with respect to any assertion to the contrary, there can be no assurance that we could successfully avoid being found to infringe on the proprietary rights of others. Patent applications in certain countries are generally not publicly disclosed until the patent is issued or published, and we and our customers may not be aware of currently filed patent applications that relate to our or their products, services, or processes. If patents later issue on these applications, we or they may be found liable for subsequent infringement. There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use, and sale of products that are the subject of conflicting patent rights.
Any claim that our products, services or processes infringe third-party intellectual property rights (including claims arising through our contractual indemnification of our customers), regardless of the claim’s merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail against any such claim given the complex technical issues and inherent uncertainties in intellectual property matters. If any such claim results in an adverse outcome, we could, among other things, be required to:
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pay substantial damages (potentially including treble damages in the United States);

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cease the manufacture, use, or sale of the infringing offerings or processes;

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discontinue the use of the infringing technology;

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expend significant resources to develop non-infringing technology;

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license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms or at all; and

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lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

In addition, our customers’ products may be subject to claims of intellectual property infringement and such claims could materially affect our business if their products cease to be manufactured or they have to discontinue the use of the infringing technology.
Our success will also depend on our ability, and that of its partners, to use our exclusive technologies without infringing upon, misappropriating or otherwise violating any third-party intellectual property rights or exclusive rights. However, despite the efforts made, that we may not be aware of all of the intellectual property rights held by third parties and potentially linked to our technology. Therefore, we cannot guarantee that our processes do not infringe on patents held by third parties, or that we will not be accused of such infringement.
Any litigation or claim against us, regardless of the outcome, could result in substantial costs and compromise or reputation. Any such litigation could also force us to stop developing, selling or using the products or processes that would depend on the allegedly infringing intellectual property. It could also require us to obtain a license from the holder of the intellectual property rights which may not be obtained on reasonable terms, if at all.
Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition, and results of operations.
Risks Related to Cybersecurity
Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.
We rely on computer systems and network infrastructure throughout our operations. We use the server of a third-party hosting service provider. Our operations depend on our ability to protect our computer equipment and systems from damage from physical theft, fire, power outages, telecommunications failures, and other catastrophic events, as well as from internal and external security breaches, viruses, worms, and other destructive problems. Any disruption to our operations due to damage to or failure of our computer systems, network infrastructure or servers could have a material adverse effect on our business and could subject us to regulatory action or litigation. A significant network breach in the security of these systems because of ineffective operation of these systems, maintenance issues, upgrades, or migrations to new platforms, or cyberattacks or other failures to maintain an ongoing and secure cyber network could result in further damage, delays in customer service, and reduced efficiency in our operations. This could include the theft of our intellectual property and trade secrets, improper use of personal information, and other forms of identity theft. While we utilize our own personnel and various hardware and software to monitor our systems, controls, firewalls, and encryption, and intend to maintain and upgrade our security technology and operating procedures to prevent damage, breaches and other disruptions, there is no guarantee that these security measures will be successful. Any such claims, proceedings or actions by regulatory authorities, or adverse publicity resulting from such claims, could adversely affect our business and results of operations.
We use information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technology increases, cyber incidents, including intentional attacks and unauthorized access attempts to computer systems and networks, are becoming more frequent and sophisticated. These threats pose a risk to the security of our systems and networks, and to the confidentiality, availability and integrity of data that is critical to our business and business strategy. There can be no assurance that we will be successful in preventing cyberattacks or successfully mitigating their effects.
Despite the implementation of security measures, our computer systems and our current and future third- party service providers are susceptible to damage or interruption due to hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war, telecommunications, equipment, and electrical failures. There is no guarantee that we will be able to promptly detect such events. If such an event occurs, we will have a difficult time responding to it. Unauthorized access, loss, or dissemination could disrupt our operations, including our research and development activities, the processing and preparation of our financial information, and our ability to manage various general and administrative aspects of our business. To the extent that such disruptions or security breaches result in loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential, proprietary, or personal information, we could be subject to liability, reputational damage, poor performance, or regulatory action by the government authorities where we operate. Any of these could have an adverse effect on our business.
In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures and viruses. If we are unable to execute our disaster recovery and business if our plans prove insufficient for a particular situation or take longer than expected to implement in a crisis situation, it could have a material adverse effect on our business, financial condition, and results of operations, and our business interruption insurance may not adequately compensate us for losses that may occur.
Any breach, disruption, or misuse of our external business partners’ information systems or cybersecurity efforts could have a material adverse effect on our business, financial condition, and results of operations.
Our systems, information and operations are highly complex and interrelated with our external business partners. These systems may contain confidential information (including personal data, trade secrets or other intellectual property, or proprietary business information). The nature of these external digital systems makes them potentially vulnerable to disruption or damage from human error and/or security breaches, which include, but are not limited to, ransomware, data theft, denial of service attacks, sabotage, industrial espionage, and computer viruses. Such events may be difficult to detect, and once detected, their impact may be difficult to assess and address.
Our external business partners have been subject to cyberattacks. If such attacks occur in the future, it could, with respect to both us and them: (i) cause system issues, (ii) cause the loss, misappropriation or unauthorized access, use or disclosure of confidential information, (iii) impair operations, (iv) cause a loss of customers or decrease sales volume, or (v) causes significant liabilities or expenses to remediate such risks, which, individually or collectively, could result in financial, legal, business or reputational harm to us and could have a material adverse effect on our business, financial condition and results of operations.

Cybersecurity breaches and other disruptions or failures in our information technology systems could compromise our information, result in the unauthorized disclosure of confidential customer, employee, Company and business partners’ information, damage our reputation, and expose us to liability, which could negatively impact our business.
In the normal course of our business, we may collect, process, and store sensitive data, including our own business information; information about our customers, suppliers, and business partners; and personally identifiable information about our customers and employees that resides in our data centers and on our networks. The secure processing, maintenance and transmission of this information is essential to our business operations. We also depend on the information technology systems of third parties for the analysis, data storage, and communication. We currently do not have redundant information technology systems.
We rely on commercially available systems, software, tools, and monitoring to provide security for the processing, transmission, and storage of sensitive information. Despite the security measures and ongoing vigilance, we have in place to protect sensitive information, our systems and those of our third-party service providers may be vulnerable to security breaches, hacker attacks, vandalism, computer viruses, loss or misplacement of data, human error, or other malfunctions and attacks. Such breaches may compromise our network and information stored therein may be accessed, disclosed, lost, or stolen. Advances in computer and software capabilities and encryption technology, new tools, and other developments may increase the risk of a breach or compromise. Technological interruptions would also disrupt our operations, including our ability to timely deliver and track product or service orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers or disrupt our customers’ ability to use our products or services. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner and such events may disrupt or reduce the efficiency of our entire operation for a prolonged period. The occurrence of these incidents could result in diminished internal and external reporting capabilities, impaired ability to process transactions, harm to our control environment, diminished employee productivity, and unanticipated increases in costs, including substantial legal costs in connection with the defending of any lawsuits that may arise from such incidents.
We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect, and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could negatively affect our business, financial condition and results of operations.
Risks Related to Laws and Regulations
We are subject to extensive regulation which may be modified or amended, or new regulations could be adopted, that adversely impact our ability to operate without increased costs, including significant changes to our processes and facilities.
As JEPLAN seeks to further develop and commercialize its technology, it will be subject to extensive and frequently developing national, provincial and local laws and regulations. Compliance with current and future regulations, including food packaging regulations, could increase our operational costs. Further, if the r-PET resin we sell is not in compliance with applicable food safety regulations, or contains contaminants, JEPLAN may be liable for any damages caused. See “Business of JEPLAN and Certain Information About JEPLAN — Regulatory Matters” for more information on these laws and regulations. Such laws and regulation may be modified or amended, or new laws or regulations could be adopted, that adversely impact our ability to operate without increased costs, including significant changes to our processes and facilities. Failure to comply with present or future laws or regulations could have a material adverse effect on our operations and, consequently, on our financial results.
We are subject to product and other liability risks that could exceed our anticipated costs or adversely affect our results of operations, financial condition, liquidity, and cash flows.
We are subject to potentially significant product liability and other liability risks that are inherent in the design, development, manufacture, and marketing of our products and services. We may be named as a defendant in product liability lawsuits, which may allege that our products and services have resulted or could result in an unsafe condition or injury to consumers. Such lawsuits could be costly to defend and could result in reduced sales, significant liabilities, and diversion of management’s time, attention, and resources. Even claims without merit could subject us to adverse publicity and require us to incur significant legal fees.
Furthermore, product liability claims and lawsuits, regardless of their ultimate outcome, could have a material adverse effect on our business operations, financial condition, and reputation and on our ability to attract and retain customers. We have historically sought to manage this risk through the combination of product liability insurance and contractual indemnities and liability limitations in our agreements with customers and vendors. We maintain product liability insurance with annual aggregate limits in excess of ¥500,000 thousand. There can be no assurance that a successful product liability or other claim would be adequately covered by our applicable insurance policies or by any applicable contractual indemnity or liability limitations.
We are subject to environmental, health, and safety laws and regulations, which could increase our costs and restrict our operations in the future.
Our operations are subject to a variety of environmental, health, and safety laws and regulations. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling, and disposal of hazardous substances and wastes, soil and groundwater contamination, and employee health and safety. Any failure by us to comply with environmental, health, and safety requirements could result in the limitation or suspension of production or subject us to monetary fines, civil or criminal sanctions, or other future liabilities in excess of our reserves. We are also subject to laws and regulations governing the destruction and disposal of raw materials and non-compliant products, the handling of regulated material included in our products, and the disposal of our products or their components at the end of their useful lives. In addition, compliance with environmental, health, and safety requirements could restrict our ability to expand our facilities or require us to acquire costly environmental or safety control equipment, incur other significant expenses, or modify our manufacturing processes. Our manufacturing facilities may use, in varying degrees, hazardous substances in their processes. Any contamination at our current facilities, or at formerly owned or operated properties, can result in liability to us. In the event of the discovery of new or previously unknown contamination either at our facilities or at third-party locations, including facilities we formerly owned or operated, or the imposition of cleanup obligations for which we are responsible, we may be required to take additional, unplanned remedial measures for which we have not recorded reserves, which could have a material adverse effect on our business, financial condition, and results of operations.
Failure to meet regulatory or ethical expectations on environmental impact, including climate change, could affect our ability to market and sell our products and services if other products with a better carbon footprint are available.
Environmental issues will become more material in the marketplace as the wider plastics industry embraces net-zero climate targets. The environmental targets and performance of our business will come under increased scrutiny by investors, governments, and non-governmental organizations. Environmental considerations have become embedded in the public procurement of goods and services, including for PET products. Producers of PET resins and other plastics are coming under increased regulation and some may be subject to time-limited exemptions or potential phase-out. The physical impacts of climate change could impact the resilience of our business operations and supply chain.
Our global operations are subject to economic, political, and regulatory risks, including the risks of changing regulatory standards or changing interpretations of existing standards that could affect our financial condition and results of operation or require costly changes to our business.
Global and regional economic and regulatory developments affect businesses such as ours in many ways. Our operations are subject to the effects of global and regional competition. Local jurisdiction risks include regulatory risks arising from local laws. Our global operations are also affected by local economic environments, including inflation and recession. Political changes, some of which may be disruptive, and related hostilities can interfere with our supply chain, our customers, and some or all of our activities in a particular location. While some of these risks can be hedged using derivatives or other financial instruments and some are insurable, such mitigating measures may be unavailable, costly, or unsuccessful.

We are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations in the future.
As of December 31, 2022, JEPLAN and PRT had 84 employees and 66 employees, respectively. Our management believes that our employee relations are exemplary. However, further organizing activities, collective bargaining, or changes in the regulatory framework for employment may increase our employment-related costs or may result in work stoppages or other labor disruptions. Moreover, as employers are subject to various employment-related claims, such as individual and class actions relating to alleged employment discrimination and wage-hour and labor standards issues, such actions, if brought against us and successful in whole or in part, may affect our ability to compete or have a material adverse effect on our business, financial condition, and results of operations.
We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws.
Our recycled products may be subject to export control and import laws and regulations. Exports of our products must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.
In addition, changes in our recycled products or changes in applicable export or import laws and regulations may create delays in the introduction, provision, or sale of our products in international markets, prevent customers from using our products or, in some cases, prevent the export or import of our products to certain countries, governments, or persons. Any limitation on our ability to export, provide, or sell our recycled products could adversely affect our business, financial condition, and results of operations.
Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws in Japan and elsewhere associated with our activities could subject us to penalties and other adverse consequences.
Substantially all of our revenues are currently from Japan. Consequently, we face significant risks if we fail to comply with applicable provisions of Japan’s Unfair Competition Prevention Act (“UCPA”), the U.S. Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payment to governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business. In many countries, particularly in countries with developing economies, some of which represent significant markets in which we operate, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the UCPA, the FCPA, or other laws and regulations. In addition, we cannot guarantee the compliance by our partners, resellers, suppliers, and agents with applicable laws. Therefore, there can be no assurance that none of our employees or agents will take actions in violation of our policies or of applicable laws, for which we may be ultimately held responsible. Any violation of the UCPA, the FCPA or related laws and policies could result in severe criminal or civil sanctions, which could have a material and adverse effect on our reputation, business, financial condition, and results of operations.
Risks Related to PubCo
PubCo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If PubCo completes the Business Combination and becomes a public company, it will incur significant legal, accounting, and other expenses that it did not incur as a private company, and these expenses may increase even more after PubCo is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, PubCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. PubCo’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, PubCo expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase PubCo’s net loss. For example, these rules and regulations could make it more difficult and more expensive for PubCo to obtain director and officer liability insurance and as a result, PubCo may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. PubCo cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for PubCo to attract and retain qualified persons to serve on its board of directors or as executive officers.
PubCo’s management has limited experience in operating a U.S. public company.
PubCo’s executive officers have limited experience in the management of a publicly traded company. PubCo’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of PubCo. PubCo may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices, or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for PubCo to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that PubCo will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
There can be no assurance that the PubCo Common Shares represented by ADSs that will be issued in connection with the Business Combination or the PubCo Warrants will be approved for listing on the NYSE or, if approved, will continue to be so listed following the closing of the Business Combination, or that PubCo will be able to comply with the continued listing standards of the NYSE.
PubCo’s eligibility for listing may depend on, among other things, the number of Public Shares that are redeemed. PubCo intends to apply for the listing of the ADSs and PubCo Warrants on the NYSE. If the NYSE denies its application for failure to meet the listing standards, PubCo and its shareholders could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that the ADSs are a “penny stock” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the PubCo Common Shares and the PubCo Warrants of PubCo are listed on the NYSE, they will be covered securities. Although the states are preempted from regulating the sale of PubCo’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While PubCo is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if PubCo was not listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding PubCo Series 1 Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of PubCo Common Shares (as represented by ADSs) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of the PubCo Common Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or if we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such PubCo Common Shares under the blue sky laws of the state of such residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (iii) to accept the nominal redemption price that, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
For context regarding the thresholds above, historical trading prices for Public Shares have varied between a low of approximately $9.86 per share on February 7, 2022 to a high of approximately $11.29 per share on January 12, 2024, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). We have no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the PubCo Warrant Agreement, in the event we decide to redeem the warrants, a notice of redemption shall be mailed by PubCo by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the warrant register. Any notice mailed in such manner shall be conclusively presumed to have been duly given. In addition, beneficial owners of the warrants will be notified of such redemption by our posting of the redemption notice to DTC.
The PubCo Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
The PubCo Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) we irrevocably submit to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the PubCo Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in the agreement. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
If any action, the subject matter of which is within the scope of the forum provisions of the PubCo Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This exclusive forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company and may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo and may result in increased costs to bring a claim, which may further limit warrant holders’ ability to bring a claim and discourage such lawsuits. Alternatively, if a court were to find this provision of the PubCo Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, and such costs could materially and adversely affect our business, financial condition and results of operations and could result in a diversion of the time and resources of our management and board of directors.
It is not expected that PubCo will pay dividends in the foreseeable future after the Business Combination.
It is expected that PubCo will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future.
Following the consummation of the Business Combination, PubCo’s board of directors will have discretion as to whether to distribute dividends. Even if the board of directors intends to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by PubCo from subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the PubCo ADSs will appreciate in value after the Business Combination or that the trading price of the PubCo ADSs will not decline.
Moreover, PubCo is a holding company that will conduct substantially all of its business through its subsidiaries, and thus will rely on dividends paid by its subsidiaries for its cash needs, including the funds necessary to pay dividends and other cash distributions to PubCo’s shareholders. Accordingly, any limitation on the ability of PubCo’s subsidiaries to make dividend payments to PubCo, or any tax implications of making dividend payments to PubCo, could limit PubCo’s ability to pay dividends to PubCo’s shareholders. Any limitation on the ability of PubCo’s subsidiaries to pay dividends or make other distributions to PubCo could materially and adversely limit PubCo’s ability to pay dividends to PubCo’s shareholders. For example, because management expects a substantial portion of PubCo’s consolidated revenue to be generated by PRT, the dividend restrictions on PRT (for example, under the Sojitz Agreement) may significantly limit the amount of distributable assets held at JEPLAN and PubCo, and accordingly, may indirectly impact PubCo’s ability to pay dividends to its shareholders. For more information, see “—We may have a deficiency of current cash flow, and may need to raise additional capital to achieve our goals; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business.”
Additional Risks Related to the Business Combination
APAC has no operating or financial history and its results of operations and those of PubCo may differ significantly from the unaudited pro forma financial data included in this proxy statement.
APAC has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for PubCo. The unaudited pro forma condensed combined statement of operations of PubCo combines the historical audited results of operations of APAC for the fiscal year ended December 31, 2022, with the historical audited results of operations of JEPLAN for the year ended December 31, 2022 and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2022. The unaudited pro forma condensed combined balance sheet of PubCo combines the historical balance sheets of APAC as of December 31, 2022 and of JEPLAN as of December 31, 2022 and gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2022.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of PubCo. Accordingly, PubCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
A market for PubCo’s securities may not continue, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of PubCo’s securities after the Business Combination can vary due to general economic conditions and forecasts, its general business condition, and the release of its financial reports. Additionally, if its securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding the ADSs adversely, then the price and trading volume of ADSs could decline.
The trading market for the ADSs will be influenced by the research and reports that industry or securities analysts may publish about PubCo, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on APAC or PubCo. If no securities or industry analysts commence coverage of PubCo, the ADS price and trading volume would likely be negatively impacted. If any of the analysts who may cover PubCo change their recommendation regarding the ADSs adversely, or provide more favorable relative recommendations about PubCo’s competitors, the price of the ADSs would likely decline. If any analyst who may cover APAC were to cease coverage of PubCo or fail to regularly publish reports on it, PubCo could lose visibility in the financial markets, which could cause the price or trading volume of the ADS to decline.
The right of holders of ADSs to participate in any future rights offerings may be limited, which may cause dilution to their holdings and holders of ADSs may not receive cash dividends if it is impractical to make them available to them.
We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to the ADS holders in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the Deposit Agreement provides that the depositary bank will not make rights available to ADS holders unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act.
The depositary has agreed to pay ADS holders the cash dividends or other distributions it or the custodian receives on our common shares or other deposited securities after deducting its fees and expenses. However, because of these deductions, ADS holders may receive less, on a per share basis with respect to their ADSs than they would if they owned the number of shares or other deposited securities directly. ADS holders will receive these distributions in proportion to the number of common shares the ADSs represent.

In addition, the depositary may, at its discretion, decide that it is not lawful or practical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and ADS holders will not receive such distribution.
Holders of ADSs may be subject to limitations on transfer of their ADSs.
ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason.
We may amend the Deposit Agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or withdrawing the underlying common shares.
We may agree with the depositary to amend the Deposit Agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a material right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended Deposit Agreement. If holders of ADSs do not agree with an amendment to the Deposit Agreement, their choices will be limited to selling the ADSs or withdrawing the underlying common shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances.
Holders of ADSs may not receive distributions on our common shares or any value for them if it is illegal or impractical to make them available to such holders.
The depositary of the ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on common shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our Common Shares that such ADSs represent. However, the depositary is not responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended (the “Securities Act”), but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our common shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our common shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of the ADSs.
If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.
Prior to this offering, we were a private company with limited accounting personnel resources. Furthermore, prior to this offering, our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud.

Our internal controls relating to financial reporting have not kept pace with the expansion of our business. Our financial reporting function and system of internal controls may be less developed in certain respects than those of similar companies that operate in fewer or more developed markets and may not provide our management with as much or as accurate or timely information. The PCAOB has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”
Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, we identified material weaknesses in the design and operating effectiveness over financial reporting with respect to the Internal Control — Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The material weaknesses identified were (i) our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of IFRS accounting standards and financial reporting requirements set forth by the SEC to address complex IFRS accounting issues and to prepare and review our consolidated financial statements, including disclosure notes, in accordance with IFRS and SEC financial reporting requirements, and (ii) our lack of period end financial closing policies and procedures for preparation of consolidated financial statements, including disclosure notes, which are in compliance with IFRS and relevant SEC financial reporting requirements.
We are undertaking measures to remediate the material weaknesses identified above by hiring additional qualified accounting and reporting personnel, including technical specialists to provide us with expertise in IFRS and SEC financial reporting requirements. We have also retained the services of an external accounting consulting firm to provide additional depth and breadth to its technical accounting and financial reporting capabilities. Furthermore, in an effort to improve our financial closing policies and procedures for the preparation of consolidated financial statements and disclosure notes in accordance with IFRS and relevant SEC financial reporting requirements, we intend to undertake the following remediation initiatives over the next 12 to 24 months: (i) implement regular and continuous IFRS accounting and financial reporting training programs for the accounting and financial reporting personnel; (ii) engage external accounting consulting firm to support design effective internal controls related to Financial Statements Closing Process (“FSCP’’); and (iii) formalize and standardize the financial reporting control procedures and policy manuals to improve the quality and accuracy of the period end financial closing process.
We can give no assurance that our planned remediation will be properly implemented or will be sufficient to eliminate such material weaknesses or that material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we are listed, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the ADSs.
We could be subject to securities class action litigation.
In the past, securities class action lawsuits have often been filed against companies after the market price of their securities has declined. If the Company were to face such a lawsuit, it could result in significant costs and require diversion of management’s attention and resources, which could adversely affect the Company’s business.
ADS holders may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The Deposit Agreement governing the ADSs representing our common shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the Deposit Agreement, which may include any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the Deposit Agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the Deposit Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the Deposit Agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the Deposit Agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the Deposit Agreement with a jury trial. No condition, stipulation or provision of the Deposit Agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs (including purchasers of the ADSs in the secondary market) or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.
The JOBS Act permits “emerging growth companies” like PubCo to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
PubCo currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, PubCo takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, PubCo shareholders may not have access to certain information they deem important.
PubCo cannot predict if investors will find its ADSs less attractive because it relies on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market and share price for the ADSs may be more volatile. PubCo does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting, and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.
Risks Related to Investment in a Japanese Company and PubCo’s Status as a Foreign Private Issuer
As a foreign private issuer, PubCo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of ADSs.
PubCo will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, PubCo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, PubCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, PubCo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of PubCo’s securities. For example, some of PubCo’s key executives may sell a significant amount of ADSs and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of the ADSs may decline significantly. Moreover, PubCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. PubCo will also not be subject to Regulation FD under the Exchange Act, which would prohibit PubCo from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning PubCo than there is for U.S. public companies.
As a foreign private issuer, PubCo will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after PubCo publicly announces these events. However, because of the above exemptions for foreign private issuers, which PubCo intends to rely on, PubCo shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.
PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject PubCo to GAAP reporting requirements which may be difficult for it to comply with.
As a “foreign private issuer,” PubCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to PubCo on June 30, 2024.
In the future, PubCo could lose its foreign private issuer status if a majority of its voting securities are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although PubCo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, PubCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to PubCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If PubCo is not a foreign private issuer, PubCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, PubCo would become subject to Regulation FD, aimed at preventing issuers from making selective disclosures of material information. PubCo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, PubCo may lose its ability to rely upon exemptions from certain corporate governance requirements of the NYSE that are available to foreign private issuers. For example, the NYSE’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, PubCo would be permitted to follow home country practice in lieu of the above requirements. As long as PubCo relies on the foreign private issuer exemption to certain of the NYSE’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its remuneration committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating and corporate governance committee. Also, if PubCo loses its foreign private issuer status, PubCo would be required to change its basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for it to comply with. If PubCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, PubCo may have to de-list from the NYSE and could be subject to investigation by the SEC, the NYSE and other regulators, among other materially adverse consequences.
PubCo is incorporated in Japan, and it may be more difficult to enforce judgments against PubCo that are obtained in courts outside of Japan.
PubCo is incorporated in Japan as a joint stock corporation (kabushiki kaisha) with limited liability. All of its directors are non-U.S. residents, and substantially all of our assets and the personal assets of our directors are located in Japan. As a result, when compared to a U.S. company, it may be more difficult for investors to effect service of process upon us in the United States, or to enforce against us, or our directors or executive officers, judgments obtained in U.S. courts predicated upon civil liability provisions of U.S. federal or state securities laws or similar judgments obtained in other courts outside of Japan. There is doubt as to the enforceability in Japanese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal and state securities laws.
An increase of PubCo’s international presence could expose it to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.
PubCo’s functional currency and reporting currency is Japanese yen. An increase in PubCo’s business activities internationally could expose it to fluctuations in foreign currency exchange rates. If non-Japanese revenues or expenses increase substantially in the future, any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could adversely affect our financial condition and operating performance due to conversion of exchange rates and transactional differences.
We are actively expanding in Japan and are planning to expand to overseas markets in the future, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate.
We are actively expanding in Japan and plan to expand our business overseas in the future, especially in the United States and Southeast Asia. As a result, our financial condition and results of operations may be significantly affected by general economic conditions and the economic and financial conditions in Japan and internationally. Factors affecting these conditions include fiscal and monetary policies, laws, regulations and other policies of Japan and any other relevant countries. In addition, we may be affected by labor shortages in Japan and any other relevant countries. As a result, our sales may fall short of our expectations, our liquidity and capital position could deteriorate and our cost of credit could increase, which in turn could adversely affect our results of operations and financial condition and may result in a material adverse effect to our business.
Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.
Our Articles of Incorporation and the Japan Act govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ fiduciary duties and obligations, and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries. For example, under the Japan Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than that in other jurisdictions.
Holders of ADSs have fewer rights than shareholders under Japanese law, and their voting rights are limited by the terms of the Deposit Agreement.
The rights of shareholders under Japanese law to take actions, including with respect to voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian agents, is the record holder of our common shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. ADS holders will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights through the depositary.
Holders of ADSs may exercise their voting rights only in accordance with the provisions of the Deposit Agreement. Upon receipt of voting instructions from the ADS holders in the manner set forth in the Deposit Agreement, the depositary will make efforts to vote the common shares underlying the ADSs in accordance with the instructions of the ADS holders. The depositary and its agents may not be able to send voting instructions to ADS holders or carry out their voting instructions in a timely manner. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote.
Dividend payments will be affected by fluctuations in the exchange rate between the U.S. dollar and the Japanese yen.
Cash dividends, if any, in respect of our common shares represented by the ADSs will be paid to the depositary in Japanese yen and then converted by the depositary into U.S. dollars, subject to certain conditions. Accordingly, fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends.
Risks Related to APAC and the Business Combination
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for our unaffiliated investors.
An IPO involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company, such as APAC, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.
In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a target company in a business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for PubCo’s securities after closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.
Changes in SEC regulations or policies may adversely impact our ability to negotiate and complete the Business Combination.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, enhancing disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively eliminating the safe harbor relating to the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a special purpose acquisition company’s duration, asset composition, business purpose, and activities. These rules, if adopted, whether in the form proposed or in revised form, may materially increase the costs and time needed to complete the Business Combination or impair our ability to complete the Business Combination.

APAC may not be able to complete its initial business combination prior to the Business Combination Deadline, in which case APAC would cease all operations except for the purpose of winding up and APAC would redeem its Public Shares and liquidate, in which case the Public Shareholders may only receive their pro rata portion of the Trust Account, and its warrants will expire worthless.
If APAC has not consummated the initial Business Combination within the Business Combination Deadline, then, pursuant to Section 49.7 of the SPAC Articles, APAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to APAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of APAC’s remaining shareholders and the APAC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such case, Public Shareholders may only receive their pro rata portion of the Trust Account, and APAC’s warrants will expire worthless.
Pursuant to Article 49.7 of the SPAC Articles, APAC has already exercised its option to extend the date by which APAC must complete a business combination from June 21, 2023 to September 21, 2023, and $1,725,000 was deposited into the Trust Account on June 21, 2023 following the issuance of a non-interest bearing, unsecured and non-convertible promissory note in the aggregate principal amount of $1,725,000 by APAC to the Sponsor dated June 16, 2023. The promissory note matures upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so. On August 29, 2023, APAC filed a definitive proxy statement, as supplemented on August 31, 2023, with the SEC, seeking shareholder approval to extend the date by which APAC must complete a business combination from September 21, 2023 to June 21, 2024 or such earlier date as determined by the APAC Board or such later time as its shareholders may approve in accordance with the SPAC Articles. APAC obtained the requisite shareholder approval at an extraordinary general meeting of its shareholders on September 15, 2023 and filed an amendment to the SPAC Articles to reflect the new Business Combination Deadline on September 20, 2023. In connection with the shareholder vote, holders of 5,947,466 Public Shares properly exercised their redemption right. On September 19, 2023, APAC issued the Extension Note in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor. There can be no assurance that APAC will be able to further extend the Business Combination Deadline to such later time as its shareholders may approve in accordance with the SPAC Articles.
The ability of the Public Shareholders to exercise redemption rights with respect to a large number of Public Shares could increase the probability that the Business Combination will be unsuccessful and that APAC’s shareholders will have to wait for liquidation in order to redeem their Public Shares.
Under the terms of the Business Combination Agreement, to the extent that the NTA Proposal has not been passed, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after deducting the aggregate amount payable with respect to all Public Shares in respect of which the eligible holder has validly exercised (and not validly revoked, withdrawn or lost) his, her or its redemption right. If the Business Combination is unsuccessful, the Public Shareholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Public Shareholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the Public Shares may trade at a discount to the pro rata per-share amount in the Trust Account. In either situation, APAC’s shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until APAC is liquidated or APAC’s shareholders are able to sell their Public Shares in the open market.
Were APAC to be considered to be a “foreign person,” it might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or is ultimately prohibited.
Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by CFIUS and may be ultimate prohibited. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”
APAC is a Cayman Islands exempted company controlled by the Sponsor, a Cayman Islands limited liability company that is controlled by APAC’s Chairman Richard Lee Folsom, a United States citizen. In addition, a substantial portion of the capital contributions made to the Sponsor are from non-U.S. persons. Except as disclosed herein, the Sponsor has no other substantial ties with a non-U.S. person. If APAC were considered to be a “foreign person,” foreign ownership and control limitations, and the potential impact of CFIUS and similar non-U.S. national security regulators, may limit the attractiveness of a transaction with APAC or prevent APAC from pursuing certain initial business combination opportunities that it believes would otherwise be beneficial to APAC and its shareholders. As a result, the pool of potential targets with which it could complete an initial business combination could be limited and it could be adversely affected in terms of competing with other SPACs that do not have similar foreign ownership and control issues.
JEPLAN is a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan, and JEPLAN is controlled by, and has substantial ties with, non-U.S. persons. However, if APAC were to be considered to be a “foreign person” and if it were to pursues an initial business combination with a U.S. business, such initial business combination could fall within CFIUS’s jurisdiction and APAC may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. If CFIUS has jurisdiction over APAC’s initial business combination, CFIUS may decide to make inquiries regarding, block or delay such initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order APAC to divest all or a portion of a U.S. business of the combined company if APAC had proceeded without first obtaining CFIUS clearance. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because APAC only has a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require APAC to liquidate. If it liquidates, the Public Shareholders may only receive their pro rata share of the Trust Account and its warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in PubCo.
In addition, if PubCo were to be considered to be a “foreign person” under the CFIUS regulations and if CFIUS were to determine that a future investment or acquisition by PubCo or any portion thereof is within its jurisdiction, it might request PubCo to submit a filing with respect to such investment or acquisition. A CFIUS review of such investment or acquisition could delay the completion of such investment or acquisition. And, if CFIUS identifies unresolved national security concerns as part of its review, and even if a filing has been made by PubCo, CFIUS could impose conditions with respect to such investment or acquisition, recommend that the President of the United States prohibit such investment or acquisition, or if the closing of such investment or acquisition has occurred, recommend that the President of the United States order PubCo to divest all or a portion of shares that Sponsor acquired pursuant to such investment or acquisition without first obtaining CFIUS approval. Moreover, should CFIUS determine that any parties to such investment or acquisition were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty on the parties it determines were subject to a mandatory filing requirement.
If a shareholder fails to receive notice of APAC’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Shareholder to validly redeem its Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
You will not have any rights or interests in the funds from the Trust Account except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your APAC securities, potentially at a loss.
The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (a) the completion of APAC’s initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the SPAC Articles (i) to modify the substance or timing of each party’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of our Public Shares if it does not complete its initial business combination by the Business Combination Deadline or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if APAC is unable to complete its business combination by the Business Combination Deadline, subject to applicable law. Shareholders who do not exercise their rights to the funds in connection with an amendment to the SPAC Articles would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.
Certain insiders may elect to purchase shares or warrants prior to the consummation of the Business Combination, which may influence the vote on the Business Combination.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding APAC’s securities, the Sponsor, APAC’s directors or officers, JEPLAN Shareholders, or their respective affiliates (the “Insider Purchasers”) may purchase Public Shares from other investors, execute agreements to purchase such shares or warrants from such investors in the future, or enter into transactions with such investors or others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. If the selling shareholders have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions could be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met, or otherwise limit the number of Public Shares electing to redeem.
In the event that the Insider Purchasers purchase Public Shares from other investors, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
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This proxy statement/prospectus discloses the possibility that the Insider Purchasers may purchase shares, rights or warrants from public shareholders outside the redemption process, along with the purpose of such purchases;

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If the Insider Purchasers were to purchase Public Shares, they would do so at a price no higher than the price offered through the redemption process;

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This proxy statement/prospectus includes a representation that any Public Shares purchased by the Insider Purchasers would not be voted in favor of approving the Business Combination;

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The Insider Purchasers purchasing Public Shares would not possess any redemption rights with respect to the shares or, if they do possess redemption rights, they would waive such rights; and

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APAC would file a Current Report on Form 8-K prior to the Extraordinary General Meeting providing the following information: (i) the amount of Public Shares purchased by the Insider Purchasers outside of the redemption offer, along with the purchase price; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of APAC security holders who made such sales (if not through the open market) or the nature of APAC security holders (e.g., 5% security holders) who made such sales; and (v) the number of Public Shares for which APAC has received redemption requests pursuant to its redemption offer.

Any purchases by the Sponsor, APAC’s directors or officers, JEPLAN Shareholders, or their respective affiliates may result in the completion of the Business Combination that may not otherwise have been possible, and the public “float” and number of beneficial holders and our round lot holders of the Public Shares may be reduced, possibly making it difficult for PubCo to obtain the quotation, listing or trading of its securities on a national securities exchange.
If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of Public Shares, such shareholders or group will lose the ability to redeem all such shares in excess of 15% of Public Shares.
The SPAC Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, which APAC refers to as the “Excess Shares.” However, APAC would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a shareholder to redeem the Excess Shares will reduce its influence over APAC’s ability to complete its business combination and such shareholder could suffer a material loss on its investment in APAC if it sells Excess Shares in open-market transactions. Additionally, such shareholder will not receive redemption distributions with respect to the Excess Shares if APAC completes its business combination and as a result, such shareholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open-market transactions, potentially at a loss.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, APAC files a voluntary liquidation petition or an involuntary liquidation petition is filed against APAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of APAC’s shareholders, and the per-share amount that would otherwise be received by APAC’s shareholders in connection with APAC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, APAC files a voluntary liquidation petition or an involuntary liquidation petition is filed against APAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in APAC’s assets and subject to the claims of third parties with priority over the claims of APAC’s shareholders. To the extent any creditor claims deplete the Trust Account, the per-share amount that would otherwise be received by APAC’s shareholders in connection with APAC’s liquidation may be reduced.
APAC’s shareholders may be held liable for claims by third parties against APAC to the extent of distributions received by them upon redemption of their shares.
If APAC is forced to enter into an insolvent liquidation, any distributions received by Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, APAC was unable to pay its debts as they become due in the ordinary course of its business. As a result, a liquidator could seek to recover all amounts received by the Public Shareholders. Furthermore, APAC’s directors may be viewed as having breached their fiduciary duties to APAC or its creditors and/or may have acted in bad faith, thereby exposing themselves and APAC to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. APAC cannot assure you that claims will not be brought against it for these reasons. APAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of APAC’s share premium account while it was unable to pay its debts as they become due in the ordinary course of its business could be guilty of an offense and may be liable on summary conviction for a fine of CI$15,000 and to imprisonment for five years in the Cayman Islands.
APAC’s shareholders cannot be sure of the market value of the ADSs to be issued upon completion of the Business Combination.
The holders of Public Shares issued and outstanding immediately prior to the Merger Effective Time (other than any redeemed shares) will receive one PubCo Common Share represented by ADS in exchange for each Public Share held by them, rather than a number of shares with a particular fixed market value. The market value of Public Shares at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part and/or the date on which APAC shareholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market price of the Public Shares, the market value of the ADSs issued in the Business Combination and the Public Shares surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by APAC’s shareholders will be PubCo Common Shares represented by ADSs. Following consummation of the Business Combination, the market price of PubCo’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:
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changes in financial estimates by analysts;

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announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

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fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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general economic conditions;

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changes in market valuations of similar companies;

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terrorist acts;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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future sales of PubCo Common Shares or ADSs;

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regulatory developments in Japan, the United States or other countries;

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litigation involving PubCo, its subsidiaries or its general industry; and

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additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Extraordinary General Meeting. As a result, the market value of Public Shares may vary significantly from the date of the Extraordinary General Meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for Public Shares. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.
The PubCo Common Shares underlying the ADSs to be received by APAC’s shareholders as a result of the Business Combination will have different rights from the Public Shares.
Following completion of the Business Combination, the Public Shareholders will no longer be shareholders of APAC, a Cayman Islands exempted company, but will instead be shareholders of PubCo, a

Japanese company. There will be important differences between your current rights as an APAC shareholder and your rights as a PubCo shareholder. Such differences include, among others:
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Shareholder Approval of Business Combination — Under Cayman Islands law, mergers require a special resolution of the shareholders, and any other authorization as may be specified in the relevant memorandum and articles of association. All mergers (other than parent/subsidiary mergers) require shareholder approval, without exceptions for smaller mergers. Under Cayman Islands law, when a bidder acquires 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders in attendance and voting at a shareholders’ meeting. Under Japanese law, extraordinary transactions, such as mergers, consolidations, company split (kaisha bunkatsu), share exchanges (kabushiki kokan), share transfers (kabushiki iten), sales of all or a substantial part of the business or all or part of stock of its subsidiary and purchases of all of the business of other companies must be approved, unless certain financial standards or certain statutory conditions are satisfied, by a special resolution of a general meeting of shareholders which, in the case of PubCo, means the affirmative vote of at least two-thirds of the total number of the voting rights represented at a meeting at which a quorum is present.

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Appraisal Rights — Under Cayman Islands law, subject to certain statutory limitations, minority shareholders of a Cayman Islands exempted company that dissent from a merger are entitled to be paid the fair market value of their shares, while under Japanese law, shareholders generally have the right to be paid the appraisal value of their shares if they oppose and vote against (1) certain types of amendments to a company’s articles of incorporation that would materially affect a shareholder’s rights or (2) certain types of merger, consolidation, company split (kaisha bunkatsu), share exchange (kabushiki kokan), share transfer (kabushiki iten), sale of all or a substantial part of the business or all or part of stock of its subsidiary, or purchase of all of the business of other company.

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Shareholder Consent to Action Without Meeting — Under Cayman Islands law, written resolutions by way of special resolution must be by unanimous written resolution while under Japanese law, shareholders can take action by written consent so long as the particular matter receives the unanimous written approval of all shareholders who are entitled to vote upon such matter.

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Meetings of Shareholders — Pursuant to the SPAC Articles and Cayman Islands law, holders of at least one third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. In accordance with Japanese law, and PubCo Organizational Documents, holders of at least one third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a special resolution or a resolution on election of directors or corporate auditors. No quorum is required for an ordinary resolution, except that a resolution on election or removal of directors or corporate auditors requires a quorum of holders of at least one third (in case of election) or a majority (in case of removal) of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy.

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Distributions and Dividends; Repurchases and Redemptions — Under Cayman Islands law, the declaration and payment of dividends, unless the memorandum and articles of association prescribes otherwise, falls within the competence of the board of directors, it being understood that dividends may be paid to holders of ordinary shares out of (i) a company’s profits available for distribution, (ii) “share premium account” or (iii) any other fund or account which can be authorized for the purpose in accordance with Cayman Islands law and the provisions of the relevant company’s memorandum and articles of association. Under Japanese law, and PubCo Organizational Documents, PubCo may distribute surplus as a dividend in cash to its shareholders as of the fiscal year end and such other record date as may be determined by PubCo, and decisions regarding the distribution of dividends must be made by either the PubCo Board or general meetings of shareholders of PubCo.

See “Comparison of Shareholder Rights” for a detailed discussion of the different rights associated with holding shares in PubCo compared to shares in APAC.

APAC’s Sponsor, officers and directors have agreed, for no consideration, to vote in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination), regardless of how the Public Shareholders vote.
Unlike many other blank check companies in which the Initial Shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Initial Shareholders, who collectively own 27.6% of the issued and outstanding SPAC ordinary shares, have agreed to vote their Founder Shares, as well as any Public Shares purchased during or after APAC’s IPO, in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination). Accordingly, it is more likely that the necessary shareholder approval to complete the Business Combination will be received than would be the case if the Initial Shareholders agreed to vote their Public Shares in accordance with the majority of the votes cast by the Public Shareholders.
The exercise of discretion by APAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of APAC securityholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require APAC to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that APAC is entitled to under those agreements. Such events could arise because of changes in the course of JEPLAN’s business, a request by JEPLAN to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on JEPLAN’s business and would entitle APAC to terminate the Business Combination Agreement. In any of such circumstances, it would be in APAC’s discretion, acting through its board of directors, to grant APAC’s consent or waive its rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors and officers between what they may believe is best for APAC and its securityholders and what they may believe is best for themselves or their affiliates in determining whether or not to take the requested action, subject to their fiduciary duties under Cayman Islands law. As of the date of this proxy statement/prospectus, APAC does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained.
The APAC Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and as a result, the terms may not be fair from a financial point of view to the Public Shareholders.
In analyzing the Business Combination, the APAC Board conducted significant due diligence on JEPLAN. For a complete discussion of the factors utilized by the APAC Board in approving the Business Combination, see the section entitled “The Business Combination — APAC’s Board of Directors’ Reasons for the Approval of the Business Combination.” In determining not to obtain a fairness opinion, the APAC Board took into account that Mr. Richard Folsom (as the Chairman and a Director of APAC) and Mr. Keiichi Suzuki (as the Chief Executive Officer and Director) of APAC have substantial experience in evaluating companies from a wide range of industries, and that Mr. Shankar Krishnamoorthy, Mr. Henrik Baek Jorgensen and Ms. Helena Anderson (each an Independent Director) of APAC are seasoned experts in the renewable energy sector. Specifically, (i) Mr. Folsom has devoted his time to the development of the private equity investment practice since Advantage Partners launched its first buyout fund in Japan in 1997, and he possesses an established track record in Japan and Asia with more than 100 investments and more than $5 billion of total funds deployed; (ii) Mr. Suzuki has over 29 years of experience in alternative investments including real estate, private equity, and infrastructure, especially in the renewable energy space at Mitsubishi Corporation, a leading Japanese trading and investment company; (iii) Mr. Krishnamoorthy has over 39 years of experience in the energy and renewable energy sector, including in structuring and negotiating complex contracts about joint ventures, mergers and acquisitions and financing in this sector; (iv) Mr. Jorgensen has over 14 years of experience in the renewable energy sector and ample experience in product management and engineering; and (v) Ms. Anderson has over 13 years of experience in the energy and infrastructure sector, and she is also a leading expert on the Equator Principles and other standards related to mitigating environmental and social risk in lending. For more details regarding their relevant experience, please see the section entitled “Business of APAC and Certain Information about APAC — Directors and Executive Officers” in this proxy statement/prospectus. Accordingly, the APAC Board believes, because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders and that JEPLAN’s fair market value was at least 80% of APAC’s net assets. Notwithstanding the foregoing, the APAC Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the APAC Board may be incorrect in its assessment of the Business Combination.
The Sponsor and APAC’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.
When you consider the recommendation of the APAC Board in favor of each of the Proposals, you should keep in mind that certain of APAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, subject to their fiduciary duties under Cayman Islands law. These interests include, among other things:
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the fact that the Sponsor (i) currently holds (a) 4,222,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of $24,640, or approximately $0.006 per share, and (b) 10,625,000 Private Placement Warrants, which were acquired concurrently with the closing of the IPO for an aggregate purchase price of $10,625,000, or $1.00 per warrant; and (ii) has entered into the Sponsor Subscription Agreement, pursuant to which the Sponsor has agreed to subscribe for and from PubCo 500,000 ADSs at a subscription price of $10.00 per ADS at a subscription price of $10.00 per ADS contingent upon and substantially concurrently with the Closing. Richard Lee Folsom, the Chairman and a director of APAC, is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by and/or issuable to the Sponsor.

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If APAC does not complete a business combination within the Business Combination Deadline, these Founder Shares will become worthless as the Sponsor has waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares, and the Private Placement Warrants also will become worthless because they will not be exercisable. If the Business Combination is consummated, PubCo will, at the Merger Effective Time, issue to the Sponsor the same number of PubCo Common Shares in exchange for its Founder Shares and the same number of PubCo Series 2 Warrants in exchange for its Private Placement Warrants. Immediately after Closing, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC, and:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 8.5%, 9.8% and 10.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 25.9%, 28.9% and 30.0% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Excluding the 844,500 Earn-In Shares that are subject to vesting provisions, the Founder Shares held by the Sponsor have an aggregate market value of approximately $37,799,820 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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assuming the 844,500 Earn-In Shares fully vest, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 10.2%, 11.7% and 12.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 27.0%, 30.0% and 31.2% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Including the 844,500 Earn-In Shares as fully vested, the Founder Shares held by the Sponsor have an aggregate market value of approximately $47,249,775 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

The Private Placement Warrants have an aggregate market value of approximately $318,750, based on the closing price of the Public Warrants of $0.03 per warrant on the NYSE on January 18, 2024.
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In addition, the terms of PubCo Series 2 Warrants are more favorable than the PubCo Series 1 Warrants issuable upon the conversion of the Public Warrants in that (i) PubCo Series 2 Warrants are not redeemable, while PubCo Series 1 Warrants may be redeemed by PubCo if the last sales price of the PubCo Common Share (as represented by ADS) equals or exceeds $18.00 per share (subject to adjustment) on each of the 20 trading days within any 30 trading day period on or after the date that is 30 days after Closing and ending on the third trading day prior to the date on which such redemption notice is given; and (ii) after PubCo Warrants become exercisable, PubCo Series 2 Warrants may be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis at the holder’s option, while the ability of holders of PubCo Series 1 Warrants to exercise these warrants or otherwise receive PubCo Common Shares in exchange for these warrants is subject to additional conditions and limitations. Specifically, PubCo Series 1 Warrants may only be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis in connection with the aforementioned redemption notice or when a registration statement covering the PubCo Common Shares deliverable upon the exercise or the redemption of the warrants for cash or a registration statement covering the PubCo ADSs is not effective under the Securities Act and current within 60 business days after Closing, and no PubCo Warrant may be exercised for cash unless (a) a registration statement covering the delivery of the PubCo Common Shares upon exercise and a registration statement covering the ADSs representing the PubCo Common Shares are effective under the Securities Act and (b) a prospectus thereunder relating to such PubCo Common Shares and ADSs is current. For a more detailed description, see “Description of PubCo’s Securities — Warrants.”

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the fact that Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson, the independent directors of APAC, each holds 30,000 Founder Shares, which were purchased at a price of $120, or $0.004 per share, prior to the IPO. If APAC does not complete a business combination within the Business Combination Deadline, the Founder Shares will become worthless as these individuals have waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares. If the Business Combination is consummated, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Option, PubCo will, at the Merger Effective Time, issue to these individuals the same number of PubCo Common Shares in exchange for their Founder Shares, which are expected to represent:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

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assuming the 844,500 Earn-In Shares fully vest, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

These Founder Shares have an aggregate market value of approximately $1,007,100, based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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the fact that each of the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $1,725,000 on June 16, 2023 and the non-interest bearing, unsecured and non-convertible Working Capital Notes issued by APAC to the Sponsor in the aggregate principal amount of $960,000 on September 19, 2023, November 3, 2023 and January 12, 2024 mature upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so.

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the fact that APAC issued the Extension Note in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor.

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the fact that APAC’s Sponsor, officers and directors, and their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred by them on APAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus, less than $35,000 of out-of-pocket expenses, which were denominated in Japanese yen and Hong Kong dollars and converted into U.S. dollars at the exchange rate of ¥130.00 = $1.00 and HK$7.80 = $1.00, respectively, had been incurred by APAC’s Sponsor, officers and directors and their respective affiliates, incident to identifying, investigating and consummating a business combination. In addition to these out-of-pocket expenses, the aggregate dollar amount that APAC’s Sponsor, officers and directors have at risk depending on the completion of a business combination is $14,335,000 as of the date of this proxy statement/prospectus, consisting of $25,000 for the Founder Shares, $10,625,000 for the Private Placement Warrants and $1,725,000 for the promissory note, $960,000 for the Working Capital Notes and $1,000,000 under the Extension Note. In addition, pursuant to the Administrative Services Agreement entered into between APAC and the Sponsor contemporaneous to the IPO, APAC agreed to pay the Sponsor $10,000 per month for providing certain office space, secretarial and administrative services as may be required by APAC from time to time, commencing on the effective date of the registration statement for the IPO and continuing until the earlier of the Business Combination and APAC’s liquidation. An aggregate of $215,333 was due to the Sponsor under the Administrative Services Agreement as of September 30, 2023, and APAC expects that additional amounts will be accrued through Closing. Pursuant to the Administrative Services Agreement, the Sponsor has waived any right, title, interest or claim of any kind in or to any monies in the Trust Account and will not seek recourse against the Trust Account. As such, APAC expects that the amounts due to the Sponsor under the Administrative Services Agreement will be forgiven if a business combination is not consummated, except to the extent there are funds available to APAC outside of the Trust Account.

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the fact that the Initial Shareholders, including the Sponsor, can benefit from the completion of a business combination and earn a positive rate of return on their investment, even if APAC’s Public Shareholders experience a negative rate of return on their investment, and may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

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the fact that if APAC is unable to complete a business combination within the Business Combination Deadline, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay APAC’s tax obligations, by the claims of target businesses or claims of vendors or other entities that are owed money by APAC for services rendered or contracted for or for products sold to APAC. If APAC consummates a business combination, PubCo will be liable for all such claims instead.

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the fact that APAC’s officers and directors are not required to, and will not, commit their full time to APAC’s affairs, which may result in a conflict of interest in allocating their time between APAC’s operations and the proposed Business Combination and their other businesses and obligations. In addition, the Sponsor and APAC’s officers and directors may in the future participate in the formation of, or become an officer or director of, other blank check companies prior to the completion of the Business Combination and could therefore have conflicts of interest in determining whether to present business combination opportunities to other blank check companies with which they may become involved, subject to APAC’s officers’ and directors’ fiduciary duties under Cayman law. APAC does not believe that such waiver of the corporate opportunities doctrine had any material impact on the identification of companies that may be appropriate acquisition targets.

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the fact that the Business Combination Agreement contemplates that the board of directors of PubCo shall consist of one director designated in writing by the Sponsor and reasonably acceptable to JEPLAN, and such individual may receive cash, fees and/or equity-based compensation from PubCo in connection with his or her directorship at PubCo.

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the continued indemnification of current directors and officers of APAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence APAC’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part, subject to their fiduciary duties under Cayman Islands law. At each meeting of the APAC Board in connection with the Business Combination until the Business Combination was approved by the APAC Board on June 16, 2023, each director of APAC declared his/her interests (if any) in the Business Combination. The APAC Board considered all such interests, among other matters, when it determined to proceed with the Business Combination and recommended that APAC shareholders vote in favor of the Proposals. The APAC Board determined that the overall benefits expected to be received by APAC and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the APAC Board determined that these interests could be adequately disclosed to its shareholders in this proxy statement/prospectus and that its shareholders could take them into consideration when deciding whether to vote in favor of the Proposals. You should also read the section entitled “The Business Combination — Interests of APAC’s Directors and Officers in the Business Combination.”
Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs, write-offs, or restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
Although APAC has conducted due diligence on JEPLAN, we cannot assure you that such diligence surfaced all material issues that may be present inside JEPLAN, that all material issues could be uncovered through a customary amount of due diligence, or that factors outside of JEPLAN and outside of APAC’s control will not later arise. As a result of these factors, PubCo may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in PubCo reporting losses. Even if APAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with APAC’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about PubCo or its securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by APAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
JEPLAN’s unaudited prospective financial information may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.
In connection with the evaluation of the Business Combination, JEPLAN’s management provided to its board of directors and the APAC Board certain internal, unaudited prospective financial information regarding JEPLAN for 2023 and 2024. For more details, see the section entitled “The Business Combination — Certain Unaudited JEPLAN Prospective Financial Information.” The unaudited prospective financial information was prepared by JEPLAN’s management as of March 30, 2023 based on their subjective judgment and assumptions, at that time, regarding the future financial performance of JEPLAN, and was subject to significant uncertainties and contingencies. In particular, the unaudited prospective financial information was prepared prior to and does not take into account the equipment malfunction at the PRT Plant in August 2023 and associated delays in production of r-PET. The Company expects that such delays will have a negative impact on Consolidated Revenue, Consolidated Gross Profit and Consolidated EBITDA for the fiscal year ended December 31, 2023, and such measures are expected to be lower than the unaudited prospective estimates initially provided to APAC in conjunction with its evaluation of the Business Combination, as shown elsewhere in this proxy statement/prospectus. Accordingly, JEPLAN does not believe such unaudited prospective financial information regarding JEPLAN for 2023 represents a reliable current forecast or that such unaudited prospective financial information should be relied upon as such. Subsequently, JEPLAN’s management provided to its board of directors and APAC certain updated unaudited prospective financial information intended to reflect the then currently-expected financial impact of the equipment malfunction at the PRT Plant and associated delays in the production of r-PET, along with increased legal and other advisory expenses in connection with the Closing of the Business Combination, and the expectation that the licensing business would not contribute to revenue generation during fiscal year 2023. Further assessment and remediation efforts regarding the equipment malfunction at the PRT Plant are continuing. None of this information was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. In addition, the updated unaudited prospective financial information was finalized on September 8, 2023, and JEPLAN does not intend to update or otherwise revise such information to reflect circumstances existing after the date on which such information was prepared, even in the event that any or all of the assumptions underlying such information are no longer appropriate. Such information remains subject to significant economic, competitive, industry and other uncertainties and contingencies, many of which are difficult or impossible to predict and are beyond the control of JEPLAN. There can be no assurance that the updated unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated, which could have an adverse impact on the market price of the ADSs or the financial position of PubCo following the Business Combination. See “— An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.”
Public Shareholders at the time of the Business Combination who purchased their SPAC Units in APAC’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.
The Public Shareholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by APAC in connection with the offer and sale in its IPO of SPAC Units, including the structure of the proposed Business Combination. Consequently, a Public Shareholder who purchased shares in the IPO (excluding the Initial Shareholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the SPAC Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If shareholders bring successful rescission claims against APAC, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against PubCo following the consummation of the Business Combination, PubCo’s results of operations could be adversely affected and, in any event, PubCo may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.
APAC’s shareholders will have a reduced ownership and voting interest after the consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, APAC’s shareholders will own a smaller percentage of PubCo than they currently own of APAC. Upon completion of the Business Combination, it is anticipated that APAC’s shareholders (including the Initial Shareholders) will own approximately 34.9% of the equity interests in PubCo immediately after the consummation of the Business Combination under the No Redemption Scenario, taking into account the subscription by the Sponsor of 500,000 ADSs at Closing pursuant to the Sponsor Subscription Agreement and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options and assuming no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing and there are no dissenting shareholders of APAC. Consequently, APAC’s shareholders, as a group, will have reduced ownership and voting power in PubCo compared to their ownership and voting power in APAC.
If APAC is deemed to be an investment company for purposes of the Investment Company Act, APAC may be forced to abandon its efforts to complete a business combination and instead be required to liquidate. To mitigate the risk of that result, APAC has instructed Continental to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in a bank deposit account. If APAC only receives minimal interest, if any, on the funds held in the Trust Account, the dollar amount that its Public Shareholders would receive upon any redemption or liquidation of APAC will be reduced.
On March 30, 2022, the SEC issued the SPAC Rule Proposals, which provide a safe harbor for special purpose acquisition companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that the special purpose acquisition company satisfies certain criteria. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of the registration statement for its initial public offering, and the company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering.
There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. Even prior to the 24-month anniversary of the effective date of the registration statement relating to the IPO, APAC may be deemed to be an investment company. If APAC is required to liquidate, APAC’s investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of APAC shares and warrants following such a transaction, and the SPAC Warrants would expire worthless.
To mitigate the risk of being viewed as operating an unregistered investment company, APAC has instructed Continental to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in a bank deposit account until the earlier of the consummation of a business combination or APAC’s liquidation. Interest on bank deposit accounts is highly variable. If APAC is unable to achieve more than minimal interest on the funds held in the Trust Account, the dollar amount its Public Shareholders would otherwise receive upon any redemption or liquidation of APAC would be less than if the assets in the Trust Account had remained in U.S. government securities or money market funds.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.
APAC depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which they may deal. Sophisticated and deliberate attacks on, or security breaches in, APAC’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of APAC’s assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, APAC may not be sufficiently protected against such occurrences. APAC may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on APAC’s business and lead to financial loss.
APAC’s officers and directors may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Following the completion of the IPO, APAC has engaged in the business of identifying and combining with one or more businesses. APAC’s officers and directors are not required to, and will not, commit their full time to APAC’s affairs, which may result in a conflict of interest in allocating their time between APAC’s operations and the proposed Business Combination. In addition, the Sponsor and APAC’s officers and directors may in the future participate in the formation of, or become an officer or director of, other blank check companies prior to the completion of the Business Combination and could therefore have conflicts of interest in determining whether to present business combination opportunities to other blank check companies with which they may become involved, subject to APAC’s officers’ and directors’ fiduciary duties under Cayman law. However, APAC does not believe that such potential conflicts would materially affect its ability to complete the business combination, because APAC has priority with respect to acquisition opportunities until it completes an initial business combination.
Credit Suisse, the sole underwriter of the IPO, was to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO, yet it waived such compensation without any consideration from APAC, provided that the Merger is consummated, and has affirmatively disclaimed any responsibility for any of the disclosure in the registration statement of which this proxy statement/prospectus forms a part. Such a fee waiver for services already rendered is unusual and may adversely affect market perception of the Business Combination, which could result in an increased number of Public Shareholders voting against the Business Combination or seeking to redeem their shares for cash.
As the sole underwriter of the IPO, Credit Suisse is entitled under the Underwriting Agreement to receive a Deferred Discount of $6,037,500 upon the completion of Business Combination. On February 14, 2023 and following up on earlier preliminary discussions between representatives of APAC and Credit Suisse beginning in December 2022 regarding Credit Suisse’s involvement in a potential PIPE investment in connection with the potential business combination transaction involving APAC and JEPLAN (the “Proposed Business Combination”), representatives of APAC contacted representatives of Credit Suisse and the parties discussed concerns around Credit Suisse’s ability to act as the placement agent for any potential PIPE investment due to Credit Suisse’s inability to commit an appropriate level of resources. Representatives of APAC further requested that, if Credit Suisse ultimately did not serve as placement agent for the potential PIPE investment, Credit Suisse should follow market practice and waive the Deferred Discount as well. Credit Suisse neither agreed nor objected to such request during this discussion. On February 17, 2023, representatives of Credit Suisse notified representatives of APAC about the waiver by Credit Suisse of its right to receive the Deferred Discount, without explanation as to why such waiver was being provided. Later that day, APAC sent Credit Suisse an initial draft of a letter agreement with respect to such waiver. Pursuant to the Credit Suisse Waiver Letter dated April 12, 2023, Credit Suisse waived the Deferred Discount, provided that the Merger is consummated. As of the date of the Deferred Discount Waiver, Credit Suisse has performed all its obligations under the Underwriting Agreement to obtain the Deferred Discount and is therefore gratuitously waiving its right to receive the Deferred Discount. Credit Suisse did not provide APAC its reasons for waiving the Deferred Discount, nor did it communicate to APAC that such waiver was the result of any dispute or disagreement between Credit Suisse and APAC with respect to the scope of Credit Suisse’s engagements, its ability to complete such engagements, or any matter relating to APAC’s or JEPLAN’s operations, prospects, policies, procedures or practices. APAC did not correspond with Credit Suisse about the reasons for its waiver of the Deferred Discount or otherwise seek out the reasons why Credit Suisse was waiving deferred fees despite having already completed its services. While APAC will not speculate as to Credit Suisse’s reasons or motivations for waiving the Deferred Discount, as such waiver was a unilateral act of Credit Suisse, APAC does not believe that such waiver was the result of any dispute or disagreement between Credit Suisse and APAC with respect to the scope of Credit Suisse’s engagements, its ability to complete such engagements, or any matter relating to APAC’s or JEPLAN’s operations, prospects, policies, procedures or practices. It is APAC’s understanding that other companies have received similar waivers from investment banks in connection with other business combination transactions involving special purpose acquisition companies. However, investors should be aware that a fee waiver for services already rendered is unusual and some investors may find the Business Combination less attractive as a result. As a result of the Deferred Discount Waiver, Credit Suisse claims no role in the Business Combination, disclaims any responsibility for any of the disclosure in the registration statement of which this proxy statement/prospectus forms a part and will not be associated with the disclosure or underlying business analysis related to the Business Combination. Credit Suisse had no role in the identification or evaluation of business combination targets, and Credit Suisse was not involved in the preparation of any disclosure included in this proxy statement/prospectus, any analysis underlying disclosure included in this proxy statement/prospectus, or the related registration statement. Further, Credit Suisse did not assist in the preparation or review of any materials for APAC in connection with the Business Combination and did not participate in any other aspect of the Business Combination. You should not put any reliance on the fact that Credit Suisse was previously involved in the IPO. It is possible that such Deferred Discount Waiver may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of Public Shareholders may vote against the Business Combination or seek to redeem their shares for cash.
APAC or JEPLAN may waive one or more of the conditions to the Transactions.
APAC or JEPLAN may agree to waive, in whole or in part, some of the conditions to their respective obligations to complete the Business Combination, to the extent permitted by the Business Combination Agreement, the SPAC Articles and applicable laws. For example, it is a condition to APAC’s obligations to consummate the Transactions that certain of JEPLAN’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. However, if the APAC Board determines that it is in the best interest of APAC’s shareholders to waive any such breach, then the APAC Board may elect to waive that condition and consummate the Transactions. Further, it is a condition to JEPLAN’s obligation to consummate the Transactions that the Minimum Cash Condition is satisfied. If such Minimum Cash Condition has not been satisfied as of the Closing Date and prior to Closing, and the board of directors of JEPLAN elects to waive this condition and consummate the Transactions, PubCo may have less capital to execute its business plan and growth prospects, which could have a material adverse effect on PubCo’s financial condition following the consummation of the Transactions. Notwithstanding the foregoing, certain closing conditions may not be waived due to restrictions or requirements in the SPAC Articles and applicable laws, including (i) each of the SPAC Shareholders’ Approval and the JEPLAN Shareholder Approval has been obtained, (ii) this proxy statement/prospectus and the Form F-6 have become effective under the Securities Act, no stop order suspending the effectiveness of this proxy statement/prospectus or the Form F-6 has been issued, and no proceedings for that purpose has been initiated or threatened by the SEC and not withdrawn, (iii) to the extent that the NTA Proposal has not been passed, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after deducting the APAC shareholder redemption amount, and (iv) no Governmental Authority has enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial. The foregoing closing conditions are the only closing conditions to the Transactions that may not be waived. All other closing conditions to the Transactions may be waived by APAC or JEPLAN, as applicable, pursuant to the terms and conditions of the Business Combination Agreement. For additional details, see the section “The Business Combinations Agreement — Conditions to Closing the Business Combination” in this proxy statement/prospectus.

U.S. Tax Risk Factors
There may be tax consequences of the Business Combination that may adversely affect holders of SPAC ordinary shares or Warrants.
Although it is intended for the Merger to qualify as a tax-free exchange for U.S. federal income tax purposes as described in Section 351(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the requirements for tax-free treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are beyond the SPAC’s control. There can be no assurance that the U.S. Internal Revenue Service will not disagree with or challenge the intended characterization of the transaction for U.S. federal income tax purposes. To the extent the Merger does not so qualify, it could result in the imposition of substantial taxes on holders of SPAC ordinary shares and SPAC Warrants.
It is possible that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) of SPAC ordinary shares and SPAC Warrants could be treated as transferring its SPAC ordinary shares and SPAC Warrants, if any, to PubCo in an exchange governed only by Section 351(a) of the Code, in which case such U.S. holder would recognize gain (if any) with respect to such SPAC ordinary shares and SPAC Warrants held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of such PubCo Common Shares and PubCo Warrants over such U.S. holder’s tax basis in such SPAC ordinary shares and SPAC Warrants or (ii) the fair market value of such PubCo Warrants. Any loss realized by a U.S. holder should not be recognized.
If the Merger is described in Section 351(a) of the Code but it is determined that Section 367(a) of the Code applies to the transfer of SPAC ordinary shares, then a U.S. holder would generally recognize gain (but not loss) to the extent that gain would have been recognized if such transfer did not qualify for non-recognition under Section 351(a) of the Code.
In addition, a U.S. holder of SPAC ordinary shares or SPAC Warrants could be subject to adverse U.S. federal income tax consequences as a result of the Business Combination if the SPAC is a passive foreign investment company within the meaning of Section 1297 of the Code at any time during a U.S. holder’s holding period of SPAC ordinary shares or SPAC Warrants.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences to you of the Merger.
If a United States person is treated as owning at least 10% of Holdco’s shares, such person may be subject to adverse U.S. federal income tax consequences.
If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Holdco’s shares, such person may be treated as a “United States shareholder” with respect to Holdco. If United States shareholders own more than 50% of the value or voting power of Holdco’s shares, then PubCo will be considered a controlled foreign corporation. Additionally, as a result of complex attribution rules, a direct or indirect subsidiary of PubCo may be considered a “controlled foreign corporation” and a United States shareholder of PubCo may be subject to the controlled foreign corporation rules with respect to such PubCo subsidiary even if PubCo itself is not a controlled foreign corporation.
A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a

United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.
PubCo cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
JEPLAN is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of APAC as of September 30, 2023 with the historical consolidated balance sheets of JEPLAN as of June 30, 2023, giving pro forma effect to the Business Combination, as if it had occurred as of June 30, 2023.
The following selected unaudited pro forma condensed combined statement of operations for the six months period ended June 30, 2023 combines the historical statement of operations of APAC for the six months period from April 1, 2023 through September 30, 2023 (derived from the nine months ended September 30, 2023 less the three months ended March 31, 2023), and the historical consolidated statement of operations of JEPLAN for six months ended June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the period presented.
The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical statement of operations of APAC for the year ended December 31, 2022, and the historical consolidated statements of operations of JEPLAN for the year ended December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been derived from:
•
the historical audited financial statements of APAC as of December 31, 2022 and for the year ended December 31, 2022 and the related notes thereto included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of JEPLAN as of and for the years ended December 31, 2022 and 2021 (the “Consolidated Financial Statements”) and the related notes thereto included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of APAC as of September 30, 2023 and for nine months period ended September 30, 2023 and the related notes thereto included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of APAC for three months period ended March 31, 2023, used to adjust the nine month period discussed above to reflect a six month period ended September 30, 2023; and

•
the historical unaudited consolidated financial statements of JEPLAN as of June 30, 2023 and for the six months ended June 30, 2023 (the “Consolidated Interim Financial Statements”) and the related notes thereto included elsewhere in this proxy statement/prospectus.

This information should be read together with the Consolidated Financial Statements of JEPLAN and its related notes and APAC’s audited financial statements and related notes, “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “APAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
(In thousands of Japanese Yen)
			IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	JEPLAN (IFRS Historical)	APAC (US GAAP Historical)		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	¥1,500,473	¥21,205	¥—	¥18,602,594	B	¥19,218,590	¥(12,516,222)	G	¥6,702,368
				(2,371,826)	C
				1,150,100	F
				(119,544)	J
				747,150	K
				(311,562)	M
Trade and other receivables	903,334	—	—	—		903,334	—		903,334
Inventories	1,998,076	—	—	—		1,998,076	—		1,998,076
Other financial assets	152,585	—	—	—		152,585	—		152,585
Other current assets	218,742	8,531	—	—		227,273	—		227,273
Total current assets	4,773,210	29,736	—	17,696,912		22,499,858	(12,516,222)		9,983,636
Non-current assets
Property, plant and equipment	6,491,014	—	—	—		6,491,014	—		6,491,014
Goodwill	100,355	—	—	—		100,355	—		100,355
Intangible assets	310,547	—	—	—		310,547	—		310,547
Deferred tax assets	36,649	—	—	—		36,649	—		36,649
Other financial assets	107,662	—	—	—		107,662	—		107,662
Other non-current assets	1,879	—	—	—		1,879	—		1,879
Cash and Investments held in Trust Account	—	28,189,002	—	119,544	I	—	—		—
				(18,602,594)	B
				(9,705,952)	L
Total non-current assets	7,048,106	28,189,002	—	(28,189,002)		7,048,106	—		7,048,106
Total assets	¥11,821,316	¥28,218,738	¥—	¥(10,492,090)		¥29,547,964	¥(12,516,222)		¥17,031,742
LIABILITIES
Current liabilities
Trade payables	¥406,163	¥—	¥—	¥—		¥406,163	¥—		¥406,163
Other payables	1,902,617	—	494,262	(577,773)	C	1,819,106	—		1,819,106
Advances received	642,638	—	—	—		642,638	—		642,638
Bonds and loans	2,011,229	—	—	—		2,011,229	—		2,011,229
Lease liabilities	86,832	—	—	—		86,832	—		86,832
Income taxes payable	—	—	—	—		—	—		—
Other financial liabilities	94,413	—	—	—		94,413	—		94,413
Other current liabilities	195,776	—	—	—		195,776	—		195,776
Accrued offering cost and accrued expenses	—	494,262	(494,262)	—		—	—		—
Promissory note – related party	—	311,562	—	(311,562)	M	—	—		—
				119,544	I
				(119,544)	J
Due to related party	—	32,177		(32,177)	C	—			—
Total current liabilities	5,339,668	838,001	—	(921,512)		5,256,157	—		5,256,157
Non-current liabilities
Bonds and loans	2,012,594	—	—	—		2,012,594	—		2,012,594
Lease liabilities	1,210,947	—	—	—		1,210,947	—		1,210,947
Provisions	497,377	—	—	—		497,377	—		497,377
Deferred tax liabilities	93,043	—	—	—		93,043	—		93,043
Other financial liabilities	38,976	—	—	—		38,976	—		38,976
Other non-current liabilities	408,302	—	—	—		408,302	—		408,302
Warrant liability	—	—	143,826	—		143,826	—		143,826
Deferred underwriting commissions	—	902,184	—	(902,184)	A	—	—		—
Class A ordinary shares subject to possible redemption	—	—	28,189,002	(18,602,594)	G	—	—		—
				119,544	I
				(9,705,952)	L
Total non-current liabilities	4,261,239	902,184	28,332,828	(29,091,186)		4,405,065	—		4,405,065
Total liabilities	9,600,907	1,740,185	28,332,828	(30,012,698)		9,661,222	—		9,661,222

			IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	JEPLAN (IFRS Historical)	APAC (US GAAP Historical)		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Class A ordinary shares subject to possible redemption	—	28,189,002	(28,189,002)	—		—	—		—
EQUITY
Journey issued capital	4,475,977	—	—	(4,475,977)	F	—	—		—
PubCo ordinary shares	—	—	—	448	F	675	(114)	G	561
				169	G
				64	H
				7	K
				(13)	N
APAC Class B ordinary shares	—	47	—	(47)	H	—	—		—
Additional paid-in capital	5,056,573	—	93,256	(1,105,759)	C	34,247,544	(12,516,108)	G	22,020,472
				5,625,629	F		289,036	E
				(1,356,709)	D
				18,602,425	G
				6,584,973	E
				747,143	K
				13	N
Accumulated deficit	(7,070,289)	(1,477,833)	121,124	(656,117)	C	(13,528,739)	(289,036)	E	(13,817,775)
				1,356,709	D
				(6,584,973)	E
				902,184	A
				(119,544)	I
Other comprehensive income (loss)		(232,663)	(358,206)	(17)	H	(590,886)			(590,886)
Non-controlling interest	(241,852)	—		—		(241,852)	—		(241,852)
Total equity	2,220,409	(1,710,449)	(143,826)	19,520,608		19,886,742	(12,516,222)		7,370,520
Total liabilities, ordinary shares subject to redemption and equity	¥11,821,316	¥28,218,738	¥—	¥(10,492,090)		¥29,547,964	¥(12,516,222)		¥17,031,742

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(In thousands of Japanese Yen, except for share and per share information)
			IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	JAPLAN (IFRS Historical)	APAC (US GAAP Historical)		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	¥3,206,421	¥—	¥—	¥—		¥3,206,421	¥—	¥3,206,421
Cost of sales	(2,912,886)	—	—	—		(2,912,886)	—	(2,912,886)
Gross profit	293,535	—	—	—		293,535	—	293,535
Selling, general and administrative expenses	(1,541,851)	—	(272,003)	—		(1,813,854)	—	(1,813,854)
Other operating income	58,265	—	—	—		58,265	—	58,265
Other operating (expense)	(134,255)	—	—	—		(134,255)	—	(134,255)
Operating costs	—	(272,003)	272,003	—		—	—	—
Operating profit	(1,324,306)	(272,003)	—	—		(1,596,309)	—	(1,596,309)
Financial income	94,726	—	643,851	(643,851)	AA	94,726	—	94,726
Finance expenses	(90,919)	—	—	—		(90,919)	—	(90,919)
Stock compensation expense	—	(26,714)	—	—		(26,714)	—	(26,714)
Change in fair value of Class A ordinary shares subject to possible redemption	—	—	(915,165)	—		(915,165)	—	(915,165)
Change in fair value of warrant liabilities	—	—	(165,230)	—		(165,230)	—	(165,230)
Interest income on cash and investments held in Trust Account	—	643,851	(643,851)	—		—	—	—
Profit (loss) before income tax	(1,320,499)	345,134	(1,080,395)	(643,851)		(2,699,611)	—	(2,699,611)
Income tax (expense) benefit	(5,306)	—	—	—		(5,306)	—	(5,306)
Net income (loss)	¥(1,325,805)	¥345,134	¥(1,080,395)	¥(643,851)		¥(2,704,917)	¥—	¥(2,704,917)
Less: Net loss attributed to non-controlling interest	(29,105)	—	—	—		(29,105)	—	(29,105)
Net income (loss) attributed to shareholders	¥(1,296,700)	¥345,134	¥(1,080,395)	¥(643,851)		¥(2,675,812)	¥—	¥(2,675,812)
Weighted average shares basic and diluted	98,318
Basic and diluted net loss per share	¥(13,188.84)
Basic and diluted weighted average share outstanding, Class A ordinary shares subject to possible redemption		17,250,000
Basic and diluted net income per share, redeemable Class A ordinary shares		¥16.01
Basic and diluted weighted average share outstanding, Class B ordinary shares		4,312,500
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		¥16.01
Pro forma weighted average number of shares outstanding – basic and diluted						45,270,534		37,665,948
Pro forma loss per share – basic and diluted						¥(59.11)		¥(71.04)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2022
(In thousands of Japanese Yen, except for share and per share information)
			IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	JAPLAN (IFRS Historical)	APAC (US GAAP Historical)		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	¥6,324,223	¥—	¥—	¥—		¥6,324,223	¥—		¥6,324,223
Cost of sales	(6,019,447)	—	—	—		(6,019,447)	—		(6,019,447)
Gross profit	304,776	—	—	—		304,776	—		304,776
Selling, general and administrative expenses	(2,315,235)	—	(125,965)	(6,584,973)	BB	(10,530,415)	(289,036)	BB	(10,819,451)
				(1,504,242)	DD
Other operating income	81,307	—	—	—		81,307	—		81,307
Other operating (expense)	(34,531)	—	—	—		(34,531)	—		(34,531)
Operating costs	—	(125,965)	125,965	—		—	—		—
Operating profit	(1,963,683)	(125,965)	—	(8,089,215)		(10,178,863)	(289,036)		(10,467,899)
Finance income	57	—	336,887	(336,887)	AA	57	—		57
Finance expenses	(112,150)	—	—	—		(112,150)	—		(112,150)
Stock compensation expense	—	(49,697)	—	—		(49,697)	—		(49,697)
Change in fair value of Class A ordinary shares subject to possible redemption	—	—	(336,887)	902,184	CC	(3,986,088)	—		(3,986,088)
				(4,551,385)	EE
Change in fair value of warrant liabilities	—	—	1,953,611	—		1,953,611	—		1,953,611
Interest income on cash and investments held in Trust Account	—	336,887	(336,887)	—		—	—		—
Profit (loss) before income tax	(2,075,776)	161,225	1,616,724	(12,075,303)		(12,373,130)	(289,036)		(12,662,166)
Income tax (expense) benefit	34,016	—	—	—		34,016	—		34,016
Net income (loss)	¥(2,041,760)	¥161,225	¥1,616,724	¥(12,075,303)		¥(12,339,114)	¥(289,036)		¥(12,628,150)
Less: Net loss attributed to non-controlling interest	(97,609)	—	—	—		(97,609)	—		(97,609)
Net income (loss) attributed to shareholders	¥(1,944,151)	¥161,225	¥1,616,724	¥(12,075,303)		¥(12,241,505)	¥(289,036)		¥(12,530,541)
Weighted average shares basic and diluted	94,203
Basic and diluted net loss per share	¥(20,637.89)
Basic and diluted weighted average share outstanding, Class A ordinary shares subject to possible redemption		17,250,000
Basic and diluted net income per share, redeemable Class A ordinary shares		¥7.48
Basic and diluted weighted average share outstanding, Class B ordinary shares		4,312,500
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		¥7.48
Pro forma weighted average number of shares outstanding – basic and diluted						45,270,534			37,665,948
Pro forma loss per share – basic and diluted						¥(270.41)			¥(332.68)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Description of the Business Combination
Under the Business Combination Agreement, PubCo, APAC, Merger Sub and JEPLAN intend to effect a business combination transaction whereby (a) PubCo and JEPLAN will, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Japan Act and other applicable Laws, implement and consummate the Pre-Merger Reorganization and (b) following the Pre-Merger Reorganization and at the Merger Effective Time, Merger Sub will merge with and into APAC with APAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo.
As part of the Pre-Merger Reorganization, and in accordance with the Business Combination Agreement and the Japan Act, PubCo and JEPLAN will implement and consummate the Share Exchange whereby (a) PubCo will acquire from JEPLAN shareholders each JEPLAN Common Share issued and outstanding immediately prior to the Share Exchange Effective Time in consideration of such fraction of a newly issued PubCo Common Share that is equal to the Exchange Ratio, provided that each JEPLAN shareholder may elect to receive, in lieu of PubCo Common Shares, ADSs and (b) each unexercised option to purchase JEPLAN Common Shares issued and outstanding immediately prior to the Share Exchange Effective Time will be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio.
On the Closing Date, immediately prior to the Merger Effective Time, the SPAC Class B Conversion shall be effected and pursuant to such conversion each Founder Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Founder Shares shall thereafter cease to have any rights with respect to such securities.
At the Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Public Share and one-half of one Public Warrant in accordance with the terms of the applicable SPAC Unit.
Immediately following the SPAC Class B Conversion and the SPAC Unit Separation in accordance with the terms of the Business Combination Agreement, (i) each Public Share issued and outstanding immediately prior to the Merger Effective Time, including Public Shares held as a result of the SPAC Unit Separation or the SPAC Class B Conversion and excluding treasury shares of APAC, if any, Public Shares in respect of which an eligible holder has validly exercised its redemption rights and Public Shares for which the holder has validly exercised its dissenter’s rights, shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS, and each APAC shareholder shall cease to have any other rights in and to their shares of APAC, except as expressly provided in the Business Combination Agreement; (ii) each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Unit Separation, shall automatically cease to exist in exchange for a PubCo Series 1 Warrant; (iii) each Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to Public Warrants and Private Placement Warrants immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively; and (iv) all shares of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of APAC as the surviving entity, which ordinary share shall constitute the only issued and outstanding share in the capital of the surviving entity.
For more information on the Business Combination, please see the section entitled “The Business Combination Agreement.”
Concurrently with the execution of the Business Combination Agreement, APAC, PubCo, JEPLAN and certain JEPLAN Shareholders entered into the Initial Shareholder Support Agreement. Following the execution of the Business Combination Agreement and on June 23, 2023, APAC, PubCo, JEPLAN and a major shareholder of JEPLAN entered into an Additional Shareholder Support Agreement. Between July 6, 2023 and December 15, 2023 investors who participated in JEPLAN’s Series E financing also entered into an Additional Shareholder Support Agreement with APAC, PubCo and JEPLAN. Pursuant to each Shareholder Support Agreement, each relevant JEPLAN Shareholder has agreed to, among other things, (a) vote all of its JEPLAN Common Shares in favor of the Transactions, (b) appear at the JEPLAN Shareholders Meeting required under the Business Combination Agreement to obtain approval and authorization of the Pre-Merger Reorganization and other Transactions in person or by proxy for purposes of counting towards a quorum, (c) vote all of its JEPLAN Common Shares against any proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated and (d) subject to certain exceptions, not transfer any of its JEPLAN Common Shares. For more information of the Shareholder Support Agreements, please see the section entitled “Certain Agreements Related to the Business Combination — Shareholder Support Agreements.”
Concurrently with the execution and delivery of the Business Combination Agreement, and effective upon the Closing, JEPLAN, PubCo, APAC and certain JEPLAN Shareholders entered into the Initial Shareholder Lock-Up Agreement. Following execution of the Business Combination Agreement, on June 23, 2023, JEPLAN, PubCo, APAC and a major shareholder of JEPLAN entered into an Additional Shareholder Lock-Up Agreement. Pursuant to each Shareholder Lock-Up Agreement, each relevant JEPLAN Shareholder has agreed, among other things, after the Share Exchange and during the lock-up period specified therein, and subject to certain exceptions, not to transfer any of the PubCo securities held by such JEPLAN Shareholders, without the prior written consent of the board of directors of PubCo. For more information of the Shareholder Lock-Up Agreements, please see the section entitled “Certain Agreements Related to the Business Combination — Shareholder Lock-Up Agreements.”
At Closing, PubCo, APAC, the Initial Shareholders and certain JEPLAN Shareholders will enter into the Registration Rights Agreement, pursuant to which, among other things, PubCo commits to file the applicable registration statements following the Closing that includes, among other things and subject to certain exceptions, the relevant portion of the Merger Consideration held by signatories to the Registration Rights Agreement. For more information of the Registration Rights Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”
Finally, Sponsor has also agreed that, to the extent that at an amount equal to the sum of (i) the committed proceeds from the PIPE Investment (excluding the PIPE Investment of $5,000,000 to be funded by the Sponsor pursuant to the Sponsor Subscription Agreement), and (ii) the amount equal to the product of (x) the aggregate number of Public Shares with respect to which the respective holders thereof have entered into one or more contracts with SPAC agreeing not to exercise their SPAC Shareholder Redemption Rights in connection with the Merger (excluding the 500,000 Public Shares that are subject to the deed of non-redemption dated as of July 7, 2023 by Tokyo Century in favor of APAC) and (y) $10.00 is less than $30,000,000 as of 11:59 p.m., New York time on December 15, 2023, then (a) immediately after the Merger Effective Time, twenty percent (20%) of the PubCo ADSs exchanged for the cancellation of the Founder Shares held of record by the Sponsor (the “Earn-In Shares”) immediately prior to the Merger Effective Time will become unvested ADSs and will vest if the VWAP of the ADSs is equal to or greater than $12.00 per ADS for any twenty (20) trading days within any thirty (30) trading day period (the “Earn-In Event”) during the period commencing from the Merger Effective Time and ending on (and including) the fifth (5th) anniversary of the Closing Date (the “Earn-In Period”). If the Earn-In Event has not occurred as of the end of the Earn-In Period, all of the Earn-In Shares shall, at the end of the Earn-In Period, be automatically forfeited by Sponsor to PubCo for no consideration and the Sponsor shall surrender and shall promptly instruct the Depositary to transfer such Earn-In Shares to PubCo, upon which forfeiture PubCo shall surrender such Earn-In Shares to the Depositary and withdraw the PubCo Common Shares underlying these Earn-In Shares and cancel those PubCo Common Shares, subject to applicable laws.
Note 2 — Basis of Presentation
The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of PubCo upon consummation of the Business Combination for illustrative purposes.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786

replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). JEPLAN has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination.
The pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience. JEPLAN and APAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The historical financial statements of JEPLAN have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Japanese Yen (“JPY” or “¥”). The historical financial statements of APAC have been prepared in accordance with GAAP in its presentation currency of the U.S. dollar (“USD” or “$”). The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, PubCo (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), and except for the accounting for the warrants and Class A ordinary shares as disclosed in Note 4, no material accounting policy difference is identified in converting APAC’s historical financial statements to IFRS and the currency translation from USD to JPY. The adjustments presented in the pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination. APAC and JEPLAN did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma condensed combined financial information assumes that at closing the minimum net cash that will remain in trust will be $30 million or JPY 4,483 million. The Earn-In Shares are subject to vesting provisions, resulting in the Sponsor shares being reduced by 844,500 shares if vesting conditions are not met and the shares are forfeited accordingly. The Earn-In shares were analyzed under IAS 32 and determined that the Earn-In are not precluded from equity treatment. Accordingly, the pro forma was adjusted to reflect the reduction in Sponsor shares in connection with the Earn-In Shares.
The pro forma condensed combined financial information has been prepared assuming two alternative scenarios regarding redemption of the Public Shares into cash:
•
No Redemption Scenario:   This scenario assumes that none of APAC’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares; and

•
Maximum Redemption Scenario:   This scenario assumes that 7,604,586 Public Shares (representing approximately 67.3% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥12,516 million based on an assumed redemption price of ¥1,645.88 per share. The number of shares redeemed reflects the maximum number of the Public Shares that can be redeemed, having taken into account the 500,000 NRA Subject Shares, while still allowing for the Minimum Cash Condition to be met, assuming that the NTA Proposal is approved or, to the extent the NTA Proposal is not approved, the Net Tangible Assets Condition is waived. The Minimum Cash Condition takes into account the sum of (a) the amount of cash available in the Trust Account following the Extraordinary General Meeting (after deducting (i) the amount required to satisfy the SPAC Shareholder Redemption Amount, (ii) the amount of all Company Transaction Expenses and (iii) the amount of all SPAC Transaction Expenses) and (b) the aggregate amount of Permitted Equity Financing Proceeds that have been funded to, or that will be funded in connection with the Closing, and assumes that the amount of all Company Transaction Expenses and all SPAC Transaction expenses is equal to

¥2,372 million. If APAC’s Public Shareholders redeem more than 7,604,586 Public Shares and no additional funds are raised by APAC or PubCo through other permitted financing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), then we expect that the Minimum Cash Condition will not be satisfied and the Business Combination will not be consummated unless the Minimum Cash Condition is waived.
The following table sets out the share ownership of PubCo following Closing on a pro forma basis under the No Redemption Scenario and the Maximum Redemption Scenario, taking into account the subscription by the Sponsor of 500,000 ADSs at Closing pursuant to the Sponsor Subscription Agreement and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options and assuming no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and there are no dissenting shareholders of APAC:
	No Redemption Scenario			Maximum Redemption Scenario
	Number of Shares	Percent		Number of Shares	Percent
Pro Forma Ownership		Outstanding	Fully diluted		Outstanding	Fully diluted
Rollover equity shares of JEPLAN shareholders(1)	30,000,000	66.3%	45.7%	30,000,000	79.6%	51.6%
APAC Public Shareholders	11,302,534	25.0%	17.2%	3,697,948	9.9%	6.3%
APAC Sponsor and independent directors(2)	3,968,000	8.7%	6.0%	3,968,000	10.5%	6.9%
Total shares outstanding	45,270,534	100%		37,665,948	100%
Potential Sources of Dilution(3)
Sponsor Earn-in Shares	844,500		1.3%	844,500		1.5%
PubCo Warrants Issued in Exchange for Public Warrants	8,625,000		13.1%	8,625,000		14.8%
PubCo Warrants Issued in Exchange for Private Placement Warrants	10,625,000		16.2%	10,625,000		18.3%
PubCo Exchange Options(1)	345,751		0.5%	345,751		0.6%
Total Fully Diluted Shares Outstanding	65,710,785		100%	58,106,199		100%

(1)
Assuming an estimated Exchange Ratio of approximately 285.74 Includes PubCo Common Shares to be issued in exchange for outstanding Series E common shares. See the section entitled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Series E Financing” for more information.

(2)
Includes 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Excludes 844,500 Earn-In Shares subject to vesting provisions.

(3)
Represents dilutive securities which are outstanding and reflects the fully dilutive ownership interest.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 45.27 million and 37.67 million PubCo Common Shares to be issued to APAC’s shareholders and JEPLAN Shareholders under the No Redemption Scenario and the Maximum Redemption Scenario, respectively.
After the Business Combination and taking into account the subscription by the Sponsor of 500,000 ADSs at Closing pursuant to the Sponsor Subscription Agreement, the reduction of Sponsor ADSs at closing as part of the Earn-In Shares subject to vesting provisions at Closing, assuming no redemptions of Public Shares for cash, APAC shareholders will own approximately 25.0% of the outstanding PubCo Common Shares and JEPLAN shareholders will own approximately 66.3% of the outstanding PubCo Common Shares. Assuming redemption by holders of 7,604,586 Public Shares, APAC shareholders will own approximately 9.9% of the outstanding PubCo Common Shares and JEPLAN shareholders will own approximately 79.6% of the outstanding PubCo Common Shares (in each case, not giving effect to any shares issuable upon the exercise or conversion of warrants or PubCo Exchange Options).
The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.
Note 3 — Accounting for the Business Combination
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, APAC will be treated as the “acquired” company for financial reporting purposes, and JEPLAN will be the accounting “acquirer.” This determination was primarily based on the assumption that JEPLAN Shareholders will hold a majority of the voting power of PubCo, JEPLAN’s operations will substantially comprise the ongoing operations of PubCo, JEPLAN’s designees are expected to comprise a majority of the governing body of PubCo, and JEPLAN’s senior management will comprise the senior management of PubCo. However, APAC does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of APAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by JEPLAN, which represents the fair value of the shares that JEPLAN would have had to issue for the ratio of ownership interest in PubCo to be the same as if the Business Combination had taken the legal form of JEPLAN acquiring shares of APAC, in excess of the net assets of APAC will be accounted for as stock-based compensation under IFRS 2 Share-Based Payment.
Note 4 — GAAP to IFRS Conversion and Presentation Alignment
The historical financial information of APAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Two adjustments required to convert APAC’s balance sheet from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (a) reclassify APAC Class A ordinary shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require APAC to redeem the ordinary shares and APAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption, and (b) reclassify APAC Warrants from equity (under U.S. GAAP) to non-current financial liabilities under IAS 32 measured at fair value through profit or loss, due to the “cashless” settlement provisions in the warrant agreement.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align APAC’s historical financial information in accordance with the presentation of JEPLAN’s historical financial information.
In addition, as part of the preparation of the unaudited pro forma condensed combined financial information, APAC’s historical financial information was converted from United States dollars (“USD”) to Japanese Yen (“JPY”) in accordance with the presentation of JEPLAN’s historical financial information, see below for effect of conversion on the financial statements.

APAC’s Balance Sheets as of September 30, 2023
APAC’s financial statements have been prepared in accordance with GAAP and in USD currency and is converted to IFRS and to JPY currency as follows:
		USD to JPY Exchange Rate as of September 30, 2022	(in thousands)
As of September 30, 2023	Before conversion (in USD)		US GAAP Conversion to JPY (in thousands)	IFRS Conversion adjustment	Footnote reference	After conversion
ASSETS
Current assets:
Cash	$141,905	149.43	¥21,205			¥21,205
Prepaid expenses	57,092	149.43	8,531			8,531
Total current assets	198,997		29,736			29,736
Cash and Investments held in Trust Account	188,643,526	149.43	28,189,002			28,189,002
Total assets	$188,842,523		¥28,218,738			¥28,218,738
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued offering cost and expenses	$3,307,647	149.43	¥494,262			¥494,262
Promissory note – related party	2,085,000	149.43	311,562			311,562
Due to related party	215,333	149.43	32,177			32,177
Total current liabilities	5,607,980		838,001			838,001
Warrant liability	—	149.43	—	143,826	a	143,826
Deferred underwriting commissions	6,037,500	149.43	902,184			902,184
Class A ordinary shares subject to possible redemption,	—	149.43	—	28,189,002	b	28,189,002
Total liabilities	11,645,480		1,740,185			30,073,013
Commitments and contingencies
Class A ordinary shares subject to possible redemption,	188,643,526	149.43	28,189,002	(28,189,002)	b	—
Shareholders’ Deficit
Class B ordinary shares	431	historical	47			47
Additional paid-in capital	—	historical	—	93,256	a,b	93,256
Accumulated deficit	(11,446,914)	historical	(1,477,833)	121,124	a,b	(1,356,709)
Other comprehensive income			(232,663)	(358,206)	a,b	(590,869)
Total shareholders’ deficit	(11,446,483)		(1,710,449)			(1,854,275)
Total liabilities, ordinary shares subject to possible redemption and shareholders’ deficit	$188,842,523		¥28,218,738			¥28,218,738

(a)
To reclassify APAC Warrants from equity (under U.S. GAAP) to non-current financial liabilities under IAS 32 measured at fair value through profit or loss, due to the “cashless” settlement provisions in the warrant agreement.

(b)
To reclassify and present Class A ordinary shares subject to possible redemption of APAC as other liabilities under IFRS, as shareholders have the right to require APAC to redeem the Common Shares and APAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

GAAP to IFRS Conversion of APAC’s Statement of Operations for the six months ended September 30, 2023 and for the year ended December 31, 2022
APAC’s financial statements have been prepared in accordance with GAAP and in USD currency and is converted to IFRS and to JPY currency as follows:
		USD to JPY Exchange Rate for the six month period ended September 30, 2023	(in thousands)
For the six months period from April 1, 2023 through September 30, 2023	Before conversion (in USD)		US GAAP Conversion to JPY (in thousands)	IFRS Conversion adjustment	Footnote reference	After conversion
Operating costs	$(1,929,884)	140.9425	¥(272,003)			¥(272,003)
Income (loss) from operations	(1,929,884)		(272,003)			(272,003)
Other income (expense):
Stock Compensation Expense	(189,540)	140.9425	(26,714)			(26,714)
Interest earned on investments held in Trust Account	4,568,182	140.9425	643,851			643,851
Change in fair value of warrant liabilities	—	140.9425	—	(165,230)	c	(165,230)
Change in fair value of Class A ordinary shares subject to possible redemption	—	140.9425	—	(915,165)	d	(915,165)
Total other income (expense)	4,378,642		617,137			(463,258)
Net income (loss)	$2,448,758		¥345,134			¥(735,261)
		USD to JPY Exchange Rate as of December 31, 2022	(in thousands)
For the Year Ended December 31, 2022	Before conversion (in USD)		US GAAP Conversion to JPY (in thousands)	IFRS Conversion adjustment	Footnote reference	After conversion
Operating costs	$(958,205)	131.4589	¥(125,965)			¥(125,965)
Income (loss) from operations	(958,205)		(125,965)			(125,965)
Other income (expense):
Stock Compensation Expense	(378,043)	131.4589	(49,697)			(49,697)
Interest earned on investments held in Trust Account	2,562,680	131.4589	336,887			336,887
Change in fair value of warrant liabilities	—	131.4589	—	1,953,611	c	1,953,611
Change in fair value of Class A ordinary shares	—	131.4589	—	(336,887)	d	(336,887)
Total other income (expense)	2,184,637		287,190			1,903,914
Net income (loss)	$1,226,432		¥161,225			¥1,777,949

(c)
To recognize the changes in fair value of the warrant liability for the year ended December 31, 2022 and for the six months period ended September 30, 2023, under IAS 32 changes in fair value through profit or loss.

(d)
To recognize the changes to redemption value of the Class A ordinary shares subject to redemption in earnings for the year ended December 31, 2022 and for the six months ended September 30, 2023, under IFRS.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)
To reflect the Deferred Discount Waiver.

(B)
To reflects the liquidation and reclassification of ¥18.60 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination after reflecting the redemption which occurred in September 2023 and adjusted below with adjustment I and L.

(C)
To reflect the estimated payment of an aggregate of ¥2,372 million that consists of (i) legal and professional fees incurred by JEPLAN that are direct and incremental transaction costs related to the Business Combination of ¥1,106 million and (ii) other legal and professional expenses incurred by APAC of ¥367 million, ¥481 million which are included in accounts payable and ¥32 million included in due to related party as of September 30, 2023 for APAC and ¥289 million other legal and professional expenses incurred by JEPLAN and ¥97 million which are included in accounts payable as of June 30, 2023. These costs related to the Business Combination are reflected as an adjustment to additional paid-in capital. Other expenses are reflected as an adjustment to retained deficit.

(D)
Represents the elimination of APAC’s historical accumulated losses after the recording of the public warrants as liabilities described in IFRS (a) above.

(E)
In the No Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the shares issued by PubCo and the fair value of APAC’s identifiable net assets at the date of the Business Combination, resulting in an ¥6,585 million increase to accumulated loss. In the Maximum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the shares issued by PubCo and the fair value of APAC’s identifiable net assets at the date of the Business Combination, resulting in an ¥6,874 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of ¥1,608 per share (or $10.76 per share) (as of June 30, 2023). The value is preliminary and will change based on fluctuations in the share price of the APAC ordinary shares through the Closing Date. In the No Additional Redemptions Scenario, a one percent change in the market price per share would result in a change of ¥237 million in the estimated expense. In the Maximum Redemption Scenario, a one percent change in the market price per share would result in a change of ¥115 million in the estimated expense.

	No Redemption Scenario		Maximum Redemption Scenario
In thousands (except share data)	Shares	Dollars	Shares	Dollars
APAC shareholders
Public Shareholders	11,302,534		3,697,948
Sponsor and other shareholders	3,468,000		3,468,000
Fair value of shares to be issued to APAC shareholders		¥23,749,099		¥11,521,913
Net assets of APAC as of September 30, 2023 in IFRS		(1,854,275)		(1,854,275)
Less: APAC Transaction Costs		(366,833)		(366,833)
Less: Extension financing		(119,544)		(119,544)
Add: Release of redeemable Class A ordinary shares		18,602,594		18,602,594
Add: Waiver of underwriting fee		902,184		902,184
Less: Effect of redemption of APAC Class A ordinary shares		—		(12,516,222)
Adjusted net assets of APAC as of September 30, 2023		17,164,126		4,647,904
Difference – being IFRS 2 charge for listing services		¥6,584,973		¥6,874,009

(F)
Represents the exchange of outstanding shares into 30,000,000 ordinary shares at par value of ¥0.015 (or $0.0001) per share upon the Business Combination which includes proceeds received subsequent to June 30, 2023 Series E raise of ¥1,150 million.

(G)
In the No Redemption Scenario, reflects the no additional redemption scenario. In the Maximum Redemption Scenario, reflects the maximum redemption of APAC shares for aggregate redemption payments of ¥12,516 million based on an assumed redemption price of ¥1,646 per share. The Business Combination Agreement provides that consummating the Business Combination is conditioned on APAC having a minimum of $5,000,001 of net tangible assets after giving effect to share redemptions and payment of SPAC Transaction Expenses and that the Minimum Cash Condition is met. Should the NTA proposal not be approved and the Minimum Cash Condition not be met, APAC would not be permitted to proceed with the Business Combination.

(H)
Reflects the conversion of Class B ordinary shares into Class A ordinary shares on a one-for-one basis.

(I)
Reflects the additional borrowings subsequent to September 30, 2023 in a form of a Promissory Note in order to fund the extension payments into the Trust account to extend the mandatory liquidation date of APAC.

(J)
Reflects the repayment of additional borrowings for the extension note to be paid at the closing of the Business Combination.

(K)
Reflects proceeds and share issuance taking into account the subscription by the Sponsor of 500,000 ADSs at Closing pursuant to the Sponsor Subscription Agreement at ¥1,318 per share purchase price.

(L)
Reflects the redemptions when APAC obtained the requisite shareholder approval at an extraordinary general meeting of its shareholders on September 15, 2023 and filed an amendment to the SPAC Articles to reflect the new Business Combination Deadline on September 20, 2023. In connection with the shareholder vote, holders of 5,947,466 Public Shares properly exercised their redemption right resulting in redemption amount of approximately JPY 9,706 million.

(M)
Reflects the repayment in cash for the promissory note related party in connection with the extension loans that are to be repaid at closing of the business combination.

(N)
Reflect the Earn-In Shares are subject to vesting provisions resulting in the Sponsor shares being reduced by 844,500 shares if vesting conditions are not met and the shares are forfeited accordingly.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
(AA)
Reflects the elimination of interest income generated from the investments held in the Trust Account.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
(AA)
Reflects the elimination of interest income generated from the investments held in the Trust Account.

(BB)
Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of shares issued by PubCo over the fair value of APAC’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item.

(CC)
To reflect the reversal of the transaction cost as a result of the Deferred Discount Waiver. This is a non-recurring item.

(DD)
To reflect the incremental transaction cost incurred of ¥1,504 million. This is a non-recurring item.

(EE)
To reflect the accretion of Class A shares as a result of the subsequent extension payment into the trust and the interest earned through September 30, 2023 increasing the redemption value of Class A ordinary shares. This is a non-recurring item.

Note 6 — Net Earnings (Loss) per Share
Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the Maximum Redemption Scenario are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The following table sets out the share ownership of PubCo following Closing on a pro forma basis under the No Redemption Scenario and the Maximum Redemption Scenario:
	No Redemption Scenario			Maximum Redemption Scenario
	Number of Shares	Percent		Number of Shares	Percent
Pro Forma Ownership		Outstanding	Fully diluted		Outstanding	Fully diluted
Rollover equity shares of JEPLAN shareholders(1)	30,000,000	66.3%	45.7%	30,000,000	79.6%	51.6%
APAC Public Shareholders	11,302,534	25.0%	17.2%	3,697,948	9.9%	6.3%
APAC Sponsor and independent directors(2)	3,968,000	8.7%	6.0%	3,968,000	10.5%	6.9%
Total shares outstanding	45,270,534	100%		37,665,948	100%
Potential Sources of Dilution(3)
Sponsor Earn-in Shares	844,500		1.3%	844,500		1.5%
PubCo Warrants Issued in Exchange for Public Warrants	8,625,000		13.1%	8,625,000		14.8%
PubCo Warrants Issued in Exchange for Private Placement Warrants	10,625,000		16.2%	10,625,000		18.3%
PubCo Exchange Options(1)	345,751		0.5%	345,751		0.6%
Total Fully Diluted Shares Outstanding	65,710,785		100%	58,106,199		100%

(1)
Assuming an estimated Exchange Ratio of approximately 285.74. Includes PubCo Common Shares to be issued in exchange for outstanding Series E common shares. See the section entitled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Series E Financing” for more information.

(2)
Includes 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Excludes 844,500 Earn-In Shares which are subject to vesting provisions.

(3)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative share information for JEPLAN and APAC on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination, (1) assuming no APAC shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination and no additional equity securities of APAC, JEPLAN, or PubCo are issued at or prior to Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement); and (2) assuming that APAC shareholders exercise their redemption rights with respect to a maximum of 7,604,586 Public Shares upon consummation of the Business Combination and no additional equity securities of APAC, JEPLAN, or PubCo are issued at or prior to Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement).
The financial statements of JEPLAN have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of JPY. The historical financial statements of APAC have been prepared in accordance with GAAP in its functional and presentation currency of USD.
The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Data of APAC” and “Selected Historical Financial Data of JEPLAN” and the historical financial statements of APAC and JEPLAN included elsewhere in this proxy statement/prospectus. The pro forma combined per-share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project PubCo’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of APAC and JEPLAN would have been had the companies been combined during the periods presented.
(in JPY, in thousands, except share and per share data)
				Combined Pro Forma
	JEPLAN (Historical)		APAC (Historical)(2)	No Redemption Scenario	Maximum Redemption Scenario
As of and for the six months period ended June 30, 2023
Net income (loss) attributable to shareholders		¥(1,296,700)	¥345,134	¥(2,675,812)	¥(2,675,812)
Total equity (deficit) attributable to shareholders		¥2,462,261	(1,710,449)	¥20,128,594	¥7,612,372
Book value per share(1)		¥25,044	¥(79)	¥445	¥202
Cash dividends per share	¥	n/a	n/a	n/a	n/a
Weighted average shares:
Weighted average of outstanding shares – basic and diluted		98,318	21,562,500	45,270,534	37,665,948
Earnings (loss) per share:
Earnings (loss) per outstanding shares, basic and diluted		¥(13,188.84)	¥16.01	¥(59.11)	¥(71.04)

(in JPY, in thousands, except share and per share data)
			Combined Pro Forma
	JEPLAN (Historical)	APAC (Historical)(2)	No Redemption Scenario	Maximum Redemption Scenario
As of and for the year ended December 31, 2022
Net income (loss) attributable to shareholders	¥(1,944,151)	¥161,225	¥(12,241,505)	¥(12,530,541)
Weighted average shares:
Weighted average of outstanding shares – basic and diluted	94,203	21,562,500	45,270,534	37,665,948
Earnings (loss) per share:
Earnings (loss) per outstanding shares, basic and diluted	¥(20,637.89)	¥7.48	¥(270.41)	¥(332.68)

Note:—
(1)
Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding.

(2)
Weighted average of outstanding Public Shares represents weighted average of redeemable and non-redeemable Public Shares outstanding.

THE EXTRAORDINARY GENERAL MEETING
The Extraordinary General Meeting
APAC is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the Extraordinary General Meeting to be held on      , 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to APAC’s shareholders on or about       , 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.
Date, Time and Place of the Extraordinary General Meeting
The Extraordinary General Meeting will be held virtually, at [        ], at [     ] Eastern Time on [        ], 2024. For the purposes of the SPAC Articles, the physical location of the Extraordinary General Meeting shall be the offices of [        ] located at [        ].
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, APAC will ask its APAC shareholders to vote in favor of the following proposals:
•
The Business Combination Proposal — a proposal by ordinary resolution to approve the adoption of the Business Combination Agreement and the transactions contemplated thereby.

•
The Merger Proposal — a proposal by special resolution to approve the Merger and authorize, approve and confirm the Plan of Merger.

•
The NTA Proposal — a proposal by special resolution to approve and authorize the NTA Amendment to remove from the SPAC Articles the requirements that APAC shall have at least $5,000,001 of net tangible assets pursuant to Articles 49.2, 49.4, 49.5 and 49.8 of the SPAC Articles.

•
The Adjournment Proposal — a proposal by ordinary resolution to approve, if presented, the adjournment of the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares.

Recommendation of the APAC Board of Directors
The APAC Board believes that each of the Business Combination Proposal, the Merger Proposal, the NTA Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of APAC and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.
When you consider the recommendation of the APAC Board in favor of approval of the Business Combination Proposal, the Merger Proposal, the NTA Proposal and the Adjournment Proposal, you should keep in mind that certain of APAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, subject to their fiduciary duties under Cayman Islands law. These interests include, among other things:
•
the fact that the Sponsor (i) currently holds (a) 4,222,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of $24,640, or approximately $0.006 per share, and (b) 10,625,000 Private Placement Warrants, which were acquired concurrently with the closing of the IPO for an aggregate purchase price of $10,625,000, or $1.00 per warrant; and (ii) has entered into the Sponsor Subscription Agreement, pursuant to which the Sponsor has agreed to subscribe for and from PubCo 500,000 ADSs at a subscription price of $10.00 per ADS at a subscription price of $10.00 per ADS contingent upon and substantially concurrently with the Closing. Richard Lee Folsom, the Chairman and a director of APAC, is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by and/or issuable to the Sponsor.

•
If APAC does not complete a business combination within the Business Combination Deadline, these Founder Shares will become worthless as the Sponsor has waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares, and the Private Placement Warrants also will become worthless because they will not be exercisable. If the Business Combination is consummated, PubCo will, at the Merger Effective Time, issue to the Sponsor the same number of PubCo Common Shares in exchange for its Founder Shares and the same number of PubCo Series 2 Warrants in exchange for its Private Placement Warrants. Immediately after Closing, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement , assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC, and:

•
excluding 844,500 Earn-In Shares that are subject to vesting provisions, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 8.5%, 9.8% and 10.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 25.9%, 28.9% and 30.0% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Excluding the 844,500 Earn-In Shares that are subject to vesting provisions, the Founder Shares held by the Sponsor have an aggregate market value of approximately $37,799,820 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

•
assuming the 844,500 Earn-In Shares fully vest, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 10.2%, 11.7% and 12.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the

PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 27.0%, 30.0% and 31.2% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Including the 844,500 Earn-In Shares as fully vested, the Founder Shares held by the Sponsor have an aggregate market value of approximately $47,249,775 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.
The Private Placement Warrants have an aggregate market value of approximately $318,750, based on the closing price of the Public Warrants of $0.03 per warrant on the NYSE on January 18, 2024.
•
In addition, the terms of PubCo Series 2 Warrants are more favorable than the PubCo Series 1 Warrants issuable upon the conversion of the Public Warrants in that (i) PubCo Series 2 Warrants are not redeemable, while PubCo Series 1 Warrants may be redeemed by PubCo if the last sales price of the PubCo Common Share (as represented by ADS) equals or exceeds $18.00 per share (subject to adjustment) on each of the 20 trading days within any 30 trading day period on or after the date that is 30 days after Closing and ending on the third trading day prior to the date on which such redemption notice is given; and (ii) after PubCo Warrants become exercisable, PubCo Series 2 Warrants may be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis at the holder’s option, while the ability of holders of PubCo Series 1 Warrants to exercise these warrants or otherwise receive PubCo Common Shares in exchange for these warrants is subject to additional conditions and limitations. Specifically, PubCo Series 1 Warrants may only be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis in connection with the aforementioned redemption notice or when a registration statement covering the PubCo Common Shares deliverable upon the exercise or the redemption of the warrants for cash or a registration statement covering the PubCo ADSs is not effective under the Securities Act and current within 60 business days after Closing, and no PubCo Warrant may be exercised for cash unless (a) a registration statement covering the delivery of the PubCo Common Shares upon exercise and a registration statement covering the ADSs representing the PubCo Common Shares are effective under the Securities Act and (b) a prospectus thereunder relating to such PubCo Common Shares and ADSs is current. For a more detailed description, see “Description of PubCo’s Securities — Warrants.”

•
the fact that Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson, the independent directors of APAC, each holds 30,000 Founder Shares, which were purchased at a price of $120, or $0.004 per share, prior to the IPO. If APAC does not complete a business combination within the Business Combination Deadline, the Founder Shares will become worthless as these individuals have waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares. If the Business Combination is consummated, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, PubCo will, at the Merger Effective Time, issue to these individuals the same number of PubCo Common Shares in exchange for their Founder Shares, which are expected to represent:

•
excluding 844,500 Earn-In Shares that are subject to vesting provisions, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

•
assuming the 844,500 Earn-In Shares fully vest, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

These Founder Shares have an aggregate market value of approximately $1,007,100, based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

•
the fact that each of the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $1,725,000 on June 16, 2023 and the non-interest bearing, unsecured and non-convertible Working Capital Notes issued by APAC to the Sponsor in the aggregate principal amount of $960,000 on September 19, 2023, November 3, 2023 and January 12, 2024 mature upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so.

•
the fact that APAC issued the Extension Note in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor.

•
the fact that APAC’s Sponsor, officers and directors, and their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred by them on APAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus, less than $35,000 of out-of-pocket expenses, which were denominated in Japanese yen and Hong Kong dollars and converted into U.S. dollars at the exchange rate of ¥130.00 = $1.00 and HK$7.80 = $1.00, respectively, had been incurred by APAC’s Sponsor, officers and directors and their respective affiliates, incident to identifying, investigating and consummating a business combination. In addition to these out-of-pocket expenses, the aggregate dollar amount that APAC’s Sponsor, officers and directors have at risk depending on the completion of a business combination is $14,335,000 as of the date of this proxy statement/prospectus, consisting of $25,000 for the Founder Shares, $10,625,000 for the Private Placement Warrants and $1,725,000 for the promissory note, $960,000 for the Working Capital Notes and $1,000,000 under the Extension Note. In addition, pursuant to the Administrative Services Agreement entered into between APAC and the Sponsor contemporaneous to the IPO, APAC agreed to pay the Sponsor $10,000 per month for providing certain office space, secretarial and administrative services as may be required by APAC from time to time, commencing on the effective date of the registration statement for the IPO and continuing until the earlier of the Business Combination and APAC’s liquidation. An aggregate of $215,333 was due to the Sponsor under the Administrative Services Agreement as of September 30, 2023, and APAC expects that additional amounts will be accrued through Closing. Pursuant to the Administrative Services Agreement, the Sponsor has waived any right, title, interest or claim of any kind in or to any monies in the Trust Account and will not seek recourse against the Trust Account. As such, APAC expects that the amounts due to the Sponsor under the Administrative Services Agreement will be forgiven if a business combination is not consummated, except to the extent there are funds available to APAC outside of the Trust Account.

•
the fact that the Initial Shareholders, including the Sponsor, can benefit from the completion of a business combination and earn a positive rate of return on their investment, even if APAC’s Public Shareholders experience a negative rate of return on their investment, and may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

•
the fact that if APAC is unable to complete a business combination within the Business Combination Deadline, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay APAC’s tax obligations, by the claims of target businesses or claims of vendors or other entities that are owed money by APAC for services rendered or contracted for or for products sold to APAC. If APAC consummates a business combination, PubCo will be liable for all such claims instead.

•
the fact that APAC’s officers and directors are not required to, and will not, commit their full time to APAC’s affairs, which may result in a conflict of interest in allocating their time between APAC’s operations and the proposed Business Combination and their other businesses and obligations. In addition, the Sponsor and APAC’s officers and directors may in the future participate in the formation of, or become an officer or director of, other blank check companies prior to the completion of the Business Combination and could therefore have conflicts of interest in determining whether to present business combination opportunities to other blank check companies with which they may become involved, subject to APAC’s officers’ and directors’ fiduciary duties under Cayman law. APAC does not believe that such waiver of the corporate opportunities doctrine had any material impact on the identification of companies that may be appropriate acquisition targets.

•
the fact that the Business Combination Agreement contemplates that the board of directors of PubCo shall consist of one director designated in writing by the Sponsor and reasonably acceptable to JEPLAN, and such individual may receive cash, fees and/or equity-based compensation from PubCo in connection with his or her directorship at PubCo.

•
the continued indemnification of current directors and officers of APAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

At each meeting of the APAC Board in connection with the Business Combination until the Business Combination was approved by the APAC Board on June 16, 2023, each director of APAC declared his/her interests (if any) in the Business Combination. The APAC Board considered all such interests, among other matters, when it determined to proceed with the Business Combination and recommended that APAC shareholders vote in favor of the Proposals. The APAC Board determined that the overall benefits expected to be received by APAC and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the APAC Board determined that these interests could be adequately disclosed to its shareholders in this proxy statement/prospectus and that its shareholders could take them into consideration when deciding whether to vote in favor of the Proposals. Please also read the section entitled “The Business Combination — Interests of APAC’s Directors and Officers in the Business Combination.”
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned SPAC ordinary shares at the close of business on        , 2024 which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each SPAC ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 15,615,034 SPAC ordinary shares outstanding.
The Initial Shareholders and the other current directors and officers of APAC have agreed, for no consideration, to vote all of their SPAC ordinary shares in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination). APAC’s issued and outstanding SPAC Warrants do not have voting rights at the Extraordinary General Meeting.
Voting Your Shares
Each SPAC ordinary share that you own in your name entitles you to one vote on each of the proposals for the Extraordinary General Meeting. Your one or more proxy cards show the number of SPAC ordinary shares that you own.
If you are a holder of record, there are two ways to vote your SPAC ordinary shares at the Extraordinary General Meeting:

•
You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable extraordinary general meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, this will be treated as an abstention.

•
You can attend the Extraordinary General Meeting and vote virtually or in person. However, if your SPAC ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your SPAC ordinary shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your SPAC ordinary shares, you may contact APAC’s proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400)
Email: APCA.info@investor.morrowsodali.com
Quorum and Vote Required for the Proposals
The holders of at least one third of the issued and outstanding SPAC ordinary shares entitled to vote as of the record date for the Extraordinary General Meeting must be present, in person (including virtually) or represented by proxy, at the Extraordinary General Meeting to constitute a quorum and to conduct business at the Extraordinary General Meeting.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. Accordingly, an APAC shareholder’s failure to vote by proxy or in person (including virtually) at the Extraordinary General Meeting will not be counted towards the number of SPAC ordinary shares required to validly establish a quorum and, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on such proposals. Abstentions and broker non-votes will be counted as present for purpose of determining a quorum but will have no effect on any of the Proposals.
The approval of each of the Merger Proposal and the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. Accordingly, an APAC shareholder’s failure to vote by proxy or in person (including virtually) at the Extraordinary General Meeting will not be counted towards the number of SPAC ordinary shares required to validly establish a quorum and, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Merger Proposal or the NTA Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on any of the Proposals, including the Merger Proposal and the NTA Proposal.
The Initial Shareholders and the other current directors and officers of APAC have agreed, for no consideration, to vote their Founder Shares and any Public Shares purchased by them during or after the IPO in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination).
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal, which are cross-conditioned on each other. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Abstentions
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. APAC believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction.
Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum at the Extraordinary General Meeting but will have no effect on any of the Proposals.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated proxy prior to the date of the Extraordinary General Meeting or by voting in person at the Extraordinary General Meeting. Attendance at the Extraordinary General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, provided such revocation is received prior to the vote at Extraordinary General Meeting.
Redemption Rights
Pursuant to the SPAC Articles, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the SPAC Articles. As of January 24, 2024, this would have amounted to approximately $11.16 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own ADSs or PubCo Common Shares following the Closing. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its share certificates (if any) and other redemption forms (either physically or electronically) to Continental in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares included in the SPAC Units sold in the IPO in connection with any vote on a business combination. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.
APAC has no specified maximum redemption threshold under the SPAC Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Public Shareholders will reduce the amount in the Trust Account. If the NTA Proposal is not approved and the Net Tangible Assets Condition is not waived, in no event will APAC redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the SPAC Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.
Redemption rights are not available to holders of warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must, prior to       , Eastern Time, on      , 2024 (two business days before the Extraordinary General Meeting), both:
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Submit a request in writing that APAC redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, APAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: spacredemptions@continentalstock.com

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Deliver your share certificates (if any) and other redemption forms either physically or electronically through DTC to APAC’s transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is APAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, APAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your share certificates (if any) and other redemption forms as described above, your shares will not be redeemed.

Any request for redemption, once made by a holder of the Public Shares, may not be withdrawn once submitted to APAC unless the APAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).
If you delivered your share certificates (if any) and other redemption forms for redemption to APAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that APAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting APAC’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, shareholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. APAC cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity when you wish to sell your shares.
If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
If the Business Combination Proposal is not approved and APAC does not consummate an initial business combination by the Business Combination Deadline, or amend the SPAC Articles to extend the date by which APAC must consummate an initial business combination, it will be required to liquidate and dissolve and the SPAC Warrants will expire worthless.
Appraisal or Dissenters’ Rights
With respect to the Merger, the Cayman Islands Companies Act provides for a right of dissenting APAC shareholders to be paid the fair value of their shares upon their dissenting to the merger set out in such law.
Dissenter or appraisal rights are not available to holders of PubCo Common Shares in connection with the Business Combination.
Holders of SPAC Units and SPAC Warrants do not have appraisal rights in respect to their SPAC Units and SPAC Warrants in connection with the Business Combination under the Cayman Islands Companies Act.
Holders of Public Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act have the right, under certain circumstances, to object to the Merger and exercise statutory appraisal (“dissenter”) rights, including rights to seek payment of the fair value of their Public Shares. These statutory appraisal rights are separate to the right of Public Shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the SPAC Articles. It is possible that, if shareholders of APAC exercise their statutory dissenter rights, the fair value of the Public Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than what such shareholders would obtain if they exercise their redemption rights as described herein and in accordance with the SPAC Articles. However, it is APAC’s view that such fair market value would equal the amount which shareholders of APAC would obtain if they exercise their redemption rights as described herein. Shareholders need not vote against any of the Proposals at the Extraordinary General Meeting in order to exercise their statutory dissenter rights under the Cayman Islands Companies Act.
Shareholders who do wish to exercise dissenter rights, if applicable (and the shares held by such shareholders, the “Dissenting Shares”), will be required to deliver notice to APAC prior to the Extraordinary General Meeting and follow the process prescribed in Section 238 of the Cayman Islands Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the SPAC Articles.
At the Merger Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Islands Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Islands Companies Act or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Islands Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Islands Companies Act shall cease and such Public Shares shall no longer be considered Dissenting Shares for purposes hereof. With respect to such holder’s Public Shares, each Public Share held shall thereupon be automatically cancelled and cease to exist in exchange for the right to receive one PubCo Common Share represented by ADS.
All ADSs issued by PubCo to holders of Public Shares in connection with the Merger and all PubCo Common Shares issued to certain holders of Public Shares issued as a result of the SPAC Class B Conversion in connection with the Merger shall form the Merger Consideration.
Solicitation of Proxies
APAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. APAC has engaged Morrow to assist in the solicitation of proxies for the Extraordinary General Meeting. APAC has agreed to pay Morrow $30,000, plus associated disbursements and will indemnify Morrow and its affiliates against certain losses, damages, expenses, liabilities and claims. APAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. The directors, officers and employees of APAC may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Public Shares Ownership
The Initial Shareholders and the directors and officers of APAC have agreed, for no consideration, to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination (including any proposals recommended by the APAC Board in connection with such Business Combination), and own 27.6% of the outstanding SPAC ordinary shares as of the record date.

THE BUSINESS COMBINATION
The Background of the Business Combination
The terms of the Business Combination are the result of negotiations between representatives of APAC and JEPLAN. The following is a brief description of the background of these negotiations and the resulting Business Combination.
APAC is a Cayman Islands exempted company limited by shares incorporated as a blank check company on April 22, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While APAC may pursue a business combination with a private or public target in any business, industry or geographic location, it has focused on opportunities to capitalize on the extensive networks and experience of its management team to identify, acquire and operate a business in the de-carbonization / renewable energy sectors, with a particular focus in Japanese / Asian (excluding China) and European markets. In the prospectus for the IPO dated December 16, 2021, APAC identified the following general criteria and guidelines that are believed to be critical to evaluating prospective companies within its targeted sub-sectors:
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companies in the energy transition sector with a potential high impact on de-carbonization and sustainability;

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ability to be a globally competitive business with the opportunity to expand in high-growth Asian and global markets;

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opportunities for growth, organically or through add-on acquisitions, in a short to medium term time horizon;

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the quality, track record, capabilities and entrepreneurial drive of the company’s management, dynamic corporate culture and demonstrated leadership in target markets; and

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ability and readiness to benefit from access to the public market.

As disclosed in APAC’s prospectus, these criteria and guidelines are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may or may not be based, to the extent relevant, on these general criteria and guidelines as well as other considerations, factors, criteria and guidelines that APAC’s management may deem relevant. However, APAC will not complete its initial business combination with a target that is headquartered in China (including Hong Kong and Macau) or conducts a majority of its business in China (including Hong Kong and Macau).
The proposed Business Combination with JEPLAN is the result of an extensive search for a potential business combination using the investing and operating experience of the APAC Board and management team. The terms of the Business Combination are the result of arm’s length negotiations between representatives of APAC and JEPLAN. The following is a brief discussion of the background of these negotiations and the resulting Business Combination. All dates and times referred to in the following chronology are local time in Japan unless otherwise indicated.
In April 2021, APAC issued 5,750,000 Founder Shares to the Sponsor in exchange for a capital contribution of $25,000, or approximately $0.004 per share. In October 2021, 1,437,500 Founder Shares were surrendered to APAC for cancellation for no consideration, resulting in 4,312,500 Founder Shares outstanding. In November 2021, the Sponsor transferred 30,000 Founder Shares to each of APAC’s three independent directors at $0.004 per share.
On December 21, 2021, APAC consummated its IPO of 17,250,000 SPAC Units at a price of $10.00 per SPAC Unit, including 2,250,000 SPAC Units issued upon the full exercise of the underwriter’s over-allotment option, generating gross proceeds of $172,500,000. Each SPAC Unit consisted of one Public Share and one-half of one Public Warrant, with each Public Warrant entitling the holder to purchase one Public Share at a price of $11.50 per share. Simultaneously with the consummation of the IPO, APAC consummated the private placement of 10,625,000 Private Placement Warrants at a price of $1.00 per Private Placement

Warrant, generating total proceeds of $10,625,000. Upon the closing of the IPO, $177,675,000 was deposited into the Trust Account, with the remaining proceeds used to pay offering expenses and APAC’s working capital needs.
Prior to the consummation of the IPO, neither APAC nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination involving APAC.
After the IPO, APAC’s officers and directors commenced an active search for prospective businesses or assets to acquire in the initial business combination.
On August 29, 2023, APAC filed a definitive proxy statement, as supplemented on August 31, 2023, with the SEC, seeking shareholder approval to extend the date by which APAC must complete a business combination from September 21, 2023 to June 21, 2024 or such earlier date as determined by the APAC Board or such later time as its shareholders may approve in accordance with the SPAC Articles. APAC obtained the requisite shareholder approval at an extraordinary general meeting of its shareholders on September 15, 2023 and filed an amendment to the SPAC Articles to reflect the new Business Combination Deadline on September 20, 2023. In connection with the shareholder vote, holders of 5,947,466 Public Shares properly exercised their redemption right.
Other Potential Targets
Following the IPO, relying upon its proprietary network, APAC’s management team considered a total of 136 acquisition candidates worldwide operating across diverse sectors within the renewable energy industry and the recycling technologies industry. These included potential targets in the hydrogen, electric vehicle charging, battery technologies, energy storage electrolyzer technologies, rare metal recycling and carbon capture usage and storage sectors. Subsequently, APAC’s management conducted interviews with 41 companies that met APAC’s general criteria and guidelines for evaluating prospective companies and ultimately entered into non-disclosure agreements (each containing customary terms and exceptions related to the disclosure and use of confidential information, but not including any standstill provisions) with 28 potential targets for further investment assessment. In determining which potential targets would be suitable for a Proposed Business Combination, APAC’s management team and the Sponsor conducted preliminary business and financial due diligence and considered many factors including the relevant potential target’s equity valuation, size of addressable market, competitive advantages and the uniqueness of such target’s business model and/or technology, feasibility of achieving its business projections compared to its actual financials, its level of revenue and the background and experience of its management team. Following such further review and assessment, APAC’s management team ultimately determined to focus on JEPLAN and four other potential acquisition targets (the “Other Potential Targets”). Based upon preliminary due diligence and discussions with the management and/or shareholders of such Other Potential Targets, APAC also submitted letters of intent (or similar preliminary transaction documents) describing the proposed structure and principal terms of potential business combinations to all four Other Potential Targets.
These four Other Potential Targets consisted of: (i) a developer of metal hydride-based hydrogen storage solutions (“Company A”); (ii) a developer of rooftop solar energy solutions (“Company B”); (iii) a developer of e-waste recycling technology (“Company C”) and (iv) a manufacturer of offshore wind power equipment (“Company D”).
Following further discussions, APAC decided to not pursue a business combination with Company A because, as Company A was still pre-revenue, APAC determined it was premature for it to go public through a business combination.
APAC entered into a non-disclosure agreement with Company B on March 16, 2022 and submitted a non-binding offer on August 8, 2022. Following further discussions, APAC decided to not pursue a business combination with Company B because the parties were unable to reach an agreement on preliminary principal terms and Company B decided to enter into a business combination transaction with another special purpose acquisition company.
APAC entered into a non-disclosure agreement with Company C on April 26, 2022 and submitted a non-binding offer on June 24, 2022. Following further discussions, APAC decided to not pursue a business combination with Company C because Company C elected to instead proceed with a round of private fundraising to address its capital requirements.
APAC entered into a non-disclosure agreement with Company D on August 4, 2022 and submitted an expression of interest on September 8, 2022. Following further discussions, APAC decided to not pursue a business combination with Company D because Company D elected to pursue other options for business expansion as opposed to going public by way of a business combination transaction.
Proposed Business Combination with JEPLAN
Mr. Masaki Takao, the Chief Executive Officer of JEPLAN, was first introduced to Mr. Keiichi Suzuki, the Chief Executive Officer of APAC, by Robert Yu of Spirit Advisors, a former financial advisor to JEPLAN on January 12, 2022 through a video conference. During this meeting, Mr. Takao and Mr. Suzuki shared introductory information about JEPLAN’s business and APAC’s strategy and standards for selecting a potential target company for a business combination transaction.
APAC and JEPLAN did not further discuss the potential business combination transaction until July 7, 2022 because APAC decided to evaluate potential business combination opportunities with Companies A, B and C during this period.
On July 7, 2022, Mr. Takao, Mr. Hiroki Sugiyama, the Chief Operation Officer of JEPLAN, and Mr. Suzuki of APAC had a video conference, during which Mr. Takao indicated potential interest in exploring the Proposed Business Combination.
On July 21, 2022, Mr. Suzuki, Mr. Yusuke Niibayashi and Mr. Takaaki Oshiro of APAC conducted a site visit at JEPLAN’s headquarters in Kawasaki, Japan, during which Mr. Takao gave a presentation about JEPLAN, including JEPLAN’s business, operations and competitiveness in technology. On the same day, Mr. Sugiyama took Mr. Suzuki and other representatives of APAC on a tour around the plant of PET Refine Technology Co., Ltd. (“PRT”), a majority-owned subsidiary of JEPLAN.
On July 29, 2022, the APAC Board held a meeting via teleconference which was attended by all the directors. During this meeting, Mr. Niibayashi of APAC presented the APAC Board with information regarding JEPLAN, including its technology, strategy and competitors. The APAC Board then discussed the business of JEPLAN, its technology and sector, and the terms of a non-binding letter of intent for JEPLAN (the “LOI”). The LOI reflected an equity value of JEPLAN in the range of JPY83.4 billion to JPY111.2 billion (equivalent to $600 million to $800 million) on a fully-diluted basis on the basis of comparable company analysis, subject to change following further discussions, analysis and continued evaluation of market conditions. Following discussions, the APAC Board approved submission of the LOI to JEPLAN.
On August 5, 2022, Mr. Suzuki submitted the LOI to JEPLAN.
On August 25, 2022, Mr. Takao and Mr. Sugiyama of JEPLAN and Mr. Suzuki of APAC had a teleconference, during which Mr. Suzuki and other representatives of APAC gave representatives of JEPLAN a presentation of the key terms of the draft LOI and the Proposed Business Combination contemplated thereunder.
On September 13, 2022, Mr. Takao, Mr. Masayuki Fujii, the Chief Financial Officer of JEPLAN, and Mr. Suzuki of APAC had a video conference with Marcum Asia CPAs LLP (“Marcum Asia”) to discuss JEPLAN’s engagement of Marcum Asia to provide accounting services to JEPLAN in connection with the Proposed Business Combination. JEPLAN’s engagement letter with Marcum Asia was entered into on December 5, 2022.
On October 6, 2022, Mr. Suzuki, together with Mr. Richard Lee Folsom, the Chairman of APAC, conducted a second site visit to JEPLAN’s headquarters in Kawasaki and the PRT plant, during which APAC and JEPLAN further discussed the Proposed Business Combination. Mr. Takao again gave a presentation about JEPLAN, including JEPLAN’s business, operations and competitiveness in technology to the representatives of APAC.

On October 14, 2022, Mr. Suzuki of APAC and Mr. Takao and other representatives of JEPLAN had a video conference to discuss JEPLAN’s initial feedback on APAC’s initial draft of the LOI, including the basis for JEPLAN’s indicative valuation, whether or not the Sponsor would have a board seat in the combined company after closing of the Proposed Business Combination, the duration of the post-closing lock-up of JEPLAN’s existing shareholders (where APAC proposed twelve months but JEPLAN decided to discuss further with APAC after receiving feedback from JEPLAN’s major shareholders), and the expected timeline of the Proposed Business Combination.
On October 24, 2022, JEPLAN retained Greenberg Traurig LLP (“GT”) as U.S. and Japanese legal counsel.
On November 10, 2022, Mr. Suzuki of APAC and Mr. Takao, Mr. Sugiyama and Mr. Fujii of JEPLAN had a teleconference to discuss a number of terms contemplated in the draft LOI, including the following key aspects: (i) JEPLAN’s proposal that closing of the Proposed Business Combination should be subject to a $50 million minimum cash condition in favor of JEPLAN, which proposal was not accepted by APAC at the meeting, (ii) as an alternative to the minimum cash condition, the proposal that APAC and JEPLAN should make joint efforts to maximize proceeds from the Trust Account, such that as of closing of the Proposed Business Combination the aggregate amount of funds available in the Trust Account (after deduction of payments for redemptions by the Public Shareholders and the transaction expenses of APAC and JEPLAN), proceeds from the PIPE investment in connection with the Proposed Business Combination and proceeds from JEPLAN’s other equity financing efforts would result in at least $50 million, which alternative approach APAC and JEPLAN were aligned upon in theory, and (iii) APAC and JEPLAN’s agreement to discuss the approach to the PIPE investment at a later stage. Through these discussions, both parties generally reached commercial consensus on the terms of the draft LOI.
On November 14, 2022, APAC and JEPLAN exchanged multiple drafts to substantially finalize the draft LOI. The LOI continued to contemplate an equity value of JEPLAN in the range of JPY83.4 billion to JPY111.2 billion (equivalent to $600 million to $800 million) on a fully-diluted basis, which valuation was supported by the overall strength of the capital markets and multiples of comparable companies at that time. The valuation was still only offered subject to change following further discussions, analysis and continued evaluation of market conditions. Other major terms in the LOI included that (i) the existing shareholders of JEPLAN would be subject to a 12-month lock-up after closing of the Proposed Business Combination, except that APAC and JEPLAN shall discuss in good faith if one or more particular shareholders request a shorter lock-up period; (ii) the initial size and composition of the PubCo Board following the Proposed Business Combination would be determined by JEPLAN, except that the Sponsor shall have the right to nominate one director to the PubCo Board; (iii) the management team of PubCo would consist of JEPLAN’s existing management team; and (iv) the parties would seek to secure additional financing through the PIPE Investment.
The LOI also contemplated that JEPLAN would also agree to be subject to an exclusivity period from the date of the LOI to the later of three months following the date of the LOI and the date on which JEPLAN notifies APAC to terminate the LOI pursuant to the terms and conditions thereof, during which JEPLAN would agree not to, and would agree to direct its representatives not to, directly or indirectly, (i) solicit or initiate any inquiry, indication of interest, proposal or offer from any third party that would result in JEPLAN and such third party engaging in a business combination (each, a “Competing Transaction”), (ii) participate in any discussions or negotiations with any third party regarding, or furnish or make available to any third party any information relating to JEPLAN with respect to, any Competing Transaction, (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment with a third party relating to any Competing Transaction; or (iv) prepare for an initial public offering of JEPLAN or any of its subsidiaries, other than in connection with the Proposed Business Combination or an initial public offering on the Tokyo Stock Exchange.
The LOI further contemplated that it would be non-binding and subject to the execution of a definitive agreement signed by all parties with respect to the Proposed Business Combination, except for provisions relating to exclusivity and waiver of claims against the Trust Account.
On November 17, 2022, representatives of GT provided representatives of APAC with a potential structure chart, pursuant to which the Proposed Business Combination would be effectuated through a

“target on top” structure (the “Target-on-Top Structure”), in which (i) JEPLAN would become the publicly listed entity following the closing of the Proposed Business Combination, and (ii) APAC would become a wholly-owned subsidiary of JEPLAN following a merger between APAC and a newly formed wholly-owned subsidiary of JEPLAN.
On November 25, 2022, the LOI was fully executed between APAC and JEPLAN.
On December 1, 2022, representatives of APAC, Kirkland & Ellis LLP (“K&E”), which had acted as U.S. legal counsel to APAC in its initial public offering and continued such role with respect to the Proposed Business Combination, JEPLAN and GT had a meeting by way of teleconference to discuss (i) whether to effect the Proposed Business Combination using the Target-on-Top Structure or a “double dummy” structure (the “Double Dummy Structure”), in which a new holding company would be incorporated to serve as the publicly listed entity, and newly formed subsidiaries of such holding company would engage in mergers with APAC and JEPLAN respectively, (ii) to clarify how the Proposed Business Combination would be treated under Japanese law and in light of Japanese tax considerations, and (iii) JEPLAN’s preference to list ADSs (rather than ordinary shares of the publicly listed entity) on the NYSE as result of the Proposed Business Combination. In this discussion, APAC expressed its preference to use the Double Dummy Structure. APAC also agreed to further consider the feasibility of listing ADSs and its potential impact on the Proposed Business Combination.
On December 2, 2022, representatives of APAC and JEPLAN held a kick-off meeting by way of teleconference to discuss the next steps on the Proposed Business Combination, including, among other things, the proposed transaction timeline and general process management matters. From December 2, 2022 and until the Business Combination Agreement was signed and announced on June 16, 2023, a teleconference between APAC and JEPLAN was held generally on a weekly basis to discuss matters relating to the Proposed Business Combination, including, among other things, due diligence plans and progress, schedules for due diligence calls, timetable of the Proposed Business Combination, the preparation of JEPLAN’s audited financial statements and the drafting of the Business Combination Agreement and other transaction documents in connection therewith.
Starting from December 2, 2022 through June 16, 2023, APAC and its advisors conducted due diligence on JEPLAN, including providing due diligence requests to JEPLAN, having due diligence interviews with representatives of JEPLAN and reviewing due diligence materials provided by JEPLAN. In connection therewith, APAC engaged Mori Hamada & Matsumoto (“MHM”) on January 20, 2023, to serve as its Japanese legal counsel for the Proposed Business Combination, a major accounting firm (the “FDD Advisor”) on December 27, 2022, to assist with financial and tax due diligence, ERM Japan Ltd. (“ERM”) on January 23, 2023 to assist with environmental due diligence and Arthur D. Little (“ADL”) on February 10, 2023 to assist with business and technology due diligence. As part of this diligence process, Mr. Suzuki, along with other representatives of APAC and its advisors, also had various in person meetings with Mr. Takao and other representatives of JEPLAN at JEPLAN’s Kawasaki headquarters and other JEPLAN locations to discuss diligence matters. Starting from December 2, 2022, JEPLAN also began to provide APAC and its various advisors with access to a virtual data room containing additional information for purposes of conducting business, operational, financial, legal, tax, intellectual property and other due diligence with respect to JEPLAN.
On December 15, 2022, Mr. Suzuki, other representatives of APAC, Mr. Takao and other representatives of JEPLAN held an in person meeting at JEPLAN’s headquarters in Kawasaki with representatives of ADL to conduct further due diligence, including with respect to JEPLAN’s business, operations and technical competitiveness and the recycling market.
On January 10, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC and Mr. Sugiyama of JEPLAN held a teleconference to discuss the preliminary draft of the Initial Projections (as defined in “— Certain Unaudited JEPLAN Prospective Financial Information”). For further details about the finalized Initial Projections, see “— Certain Unaudited JEPLAN Prospective Financial Information” and “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” in this proxy statement/prospectus.

On January 17, 2023, Mr. Suzuki, other representatives of APAC, Mr. Takao, other representatives of JEPLAN and representatives of Marcum Asia held a teleconference to discuss the progress and next steps with respect to the audit of the financial statements of JEPLAN.
On January 23, 2023, Mr. Suzuki, other representatives of APAC, Mr. Takao, other representatives of JEPLAN and ADL had a discussion via teleconference to discuss the plans of conducting further due diligence on JEPLAN, with a focus on, among other things, JEPLAN’s operations of PRT and its licensing business.
On February 8, 2023, representatives of APAC, JEPLAN, K&E and GT had a meeting by way of teleconference to discuss the proposed structure for the Proposed Business Combination, and in particular the pros and cons of using the Double Dummy Structure versus the Target-on-Top Structure.
Following the meeting on February 8, 2023, on February 14, 2023, representatives of JEPLAN agreed to proceed with the Double Dummy Structure.
Also on February 14, 2023, Mr. Suzuki, other representatives of APAC, Mr. Takao and other representatives of JEPLAN had a teleconference to discuss the results of further due diligence work conducted with respect to JEPLAN, based on which APAC and JEPLAN were aligned on pursuing the Proposed Business Combination.
Additionally, on February 14, 2023 and following up on earlier preliminary discussions between representatives of APAC and Credit Suisse beginning in December 2022 regarding Credit Suisse’s involvement in a potential PIPE investment in connection with the Proposed Business Combination, representatives of APAC contacted representatives of Credit Suisse and the parties discussed concerns around Credit Suisse’s ability to act as the placement agent for any potential PIPE investment due to Credit Suisse’s inability to commit an appropriate level of resources. Representatives of APAC further requested that, if Credit Suisse ultimately did not serve as placement agent for the potential PIPE investment, Credit Suisse should follow market practice and waive the Deferred Discount as well. Credit Suisse neither agreed nor objected to such request during this discussion.
On February 16, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC and Mr. Sugiyama of JEPLAN held a teleconference to discuss the key assumptions underlying the refined Initial Projections, including the sales, SG&A, depreciation, corporate tax, loans and other current indebtedness of JEPLAN and PRT, as well as PRT’s business.
On February 17, 2023 and on the weekly meeting by way of teleconference between APAC and JEPLAN for the Proposed Business Combination, APAC and JEPLAN agreed on the listing of ADSs (instead of PubCo Common Shares) in connection with the Proposed Business Combination.
Also on February 17, 2023, Mr. Suzuki, other representatives of APAC, Mr. Takao and other representatives of JEPLAN held a meeting by way of teleconference with representatives of the FDD Advisor to conduct further due diligence, including with respect to various profit and loss and balance sheet items, including JEPLAN’s revenue structure, cost structure, working capital and net debt. During this meeting, representatives of the FDD Advisor also discussed tax aspects of the Proposed Business Combination with JEPLAN.
Additionally, on February 17, 2023, representatives of Credit Suisse notified representatives of APAC about the waiver by Credit Suisse of its right to receive the Deferred Discount, without explanation as to why such waiver was being provided. Later that day, APAC sent Credit Suisse an initial draft of the Credit Suisse Waiver Letter. Credit Suisse did not provide APAC with its reasons for waiving the Deferred Discount, nor did APAC correspond with Credit Suisse about the reasons for its waiver of the Deferred Discount. For additional details, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — What happens to the funds held in the Trust Account upon consummation of the Business Combination?” in this proxy statement/prospectus.
On February 27, 2023, Mr. Niibayashi of APAC, representatives of ERM, Mr. Daigo Iga, President and Chief Executive Officer of PRT and other representatives of PRT, held an in-person meeting at the

PRT site to conduct further due diligence, including with respect to environmental matters. As part of this session, the participants toured the PRT plant.
On February 28, 2023, representatives of K&E provided an initial draft of the Business Combination Agreement to representatives of GT. The initial draft of the Business Combination Agreement did not specify an equity value of JEPLAN in the Proposed Business Combination.
Subsequently and up until the execution of the Business Combination Agreement and the other Transaction Documents on June 16, 2023, K&E and GT exchanged multiple drafts of the Business Combination Agreement and other Transaction Documents, with the most significant exchanges summarized in further detail below. In connection with these exchanged drafts and discussions, representatives of K&E and GT also had regular contact with their respective clients to keep them informed of the status of the Business Combination Agreement and the other Transaction Documents and solicit their feedback in connection with these documents. The key aspects of the Business Combination Agreement negotiated during this period are described in the entries below.
On March 3, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC, representatives of ADL and Mr. Sugiyama of JEPLAN held a teleconference to discuss the major assumptions underlying the refined Initial Projections.
On March 8, 2023, Mr. Suzuki, other representatives of APAC, Mr. Sugiyama and other representatives of JEPLAN, including Mr. Iga of PRT, held an in-person meeting at the Kita-Kyushu Hibikinada plant with representatives of ERM to conduct further environmental due diligence into the operational impact of JEPLAN’s operations. As part of this session, the participants toured the Hibikinada plant.
On March 13, 2023, Mr. Suzuki of APAC and Mr. Takao of JEPLAN had a teleconference to discuss a few key commercial terms of the Business Combination Agreement, including, in particular, the valuation of JEPLAN and the major factors driving the determination of such valuation, such as the post-money valuation of $260 million in the prior Series D financing round and the investment track record of the investors participating in the prior Series D financing and the on-going Series E financing round. Also, both parties discussed comparable listed companies with similar operations to JEPLAN, including other general chemical companies with recycling operations. Both parties discussed the need to agree upon a valuation that should be well-founded and appealing to investors, including both the Public Shareholders and potential PIPE investors in light of weaker capital markets that no longer supported the $600-800 million valuation reflected in the LOI. APAC proposed that based upon an updated comparable company analysis the probable valuation should now be $300 million, which JEPLAN did not object at this meeting. APAC further noted that $300 million was a reasonable valuation based upon discussions it had had with various potential placement agents for the potential PIPE Investment.
On March 14, 2023 and based on the outcome of the discussion between APAC and JEPLAN on March 13, 2023, representatives of GT circulated a revised draft of the Business Combination Agreement to representatives of K&E. The revised draft of the Business Combination Agreement reflected, in particular, the following key aspects: (i) revised representations and warranties for both parties (including, in particular, limiting representations and warranties of JEPLAN relating to material contracts, intellectual property and employment matters), (ii) revised interim operating covenants for both parties (in particular, to enable JEPLAN to operate more freely during the Interim Period with respect to matters including incurring indebtedness, disposing of assets in the ordinary course, declaring dividends, making additional acquisitions or investments, entering into material contracts, and matters related to employment and compensation decisions), (iii) the addition of a $50 million minimum cash condition (inclusive of proceeds from the PIPE Investment, but after deduction of transaction expenses), (iv) that JEPLAN would be permitted to conduct a Series E equity financing and other potential joint venture, partnership, alliance or other collaborations with its business partners during the Interim Period without APAC’s prior consent, (v) that JEPLAN would be permitted to explore one or more transactions involving the sale of not more than 20% of the equity interests in or consolidated assets of JEPLAN, (vi) that the APAC Board would not be permitted to change its recommendation to APAC’s shareholders, and (vii) there would be no reimbursement by JEPLAN for expenses incurred by APAC in connection with one or more extensions of the deadline by which APAC must complete an initial business combination (the “Extension Expenses”) following a termination of the Business Combination Agreement.

Also on March 14, 2023, representatives of AP, JEPLAN and MHM had an initial meeting by way of teleconference with representatives of the Depositary to discuss the listing of ADSs (instead of PubCo Common Shares) in connection with the Proposed Business Combination, which follows the common practice of the Japanese companies listed in the U.S. capital markets.
Additionally on March 14, 2023 and March 15, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC, representatives of ADL and Mr. Takao and Mr. Sugiyama of JEPLAN had teleconferences to further discuss the assumptions underlying the refined Initial Projections, on which basis JEPLAN further refined these assumptions.
On March 20, 2023, representatives of K&E circulated an initial draft of the Shareholder Support Agreement to representatives of GT, which proposed, among other things, that certain existing major shareholders of JEPLAN should (i) vote all shares of JEPLAN held by them in favor of the Proposed Business Combination and against any proposals that would result or would be reasonably be expected to result in the failure of the Proposed Business Combination from being consummated and (ii) subject to certain exceptions, not transfer any shares of JEPLAN held by such shareholders before consummation of the Pre-Merger Reorganization. Multiple drafts of the Shareholder Support Agreement were exchanged between K&E and GT through June 16, 2023. The key aspects of the Shareholder Support Agreement negotiated during this period are described in the entries below.
Also on March 20, 2023, representatives of K&E circulated an initial draft of the Shareholder Lock-Up Agreement to representatives of GT, which proposed, among other things, that certain existing major shareholders of JEPLAN should not, for the period after the closing of the Merger specified therein, transfer the PubCo Common Shares (including PubCo Common Shares represented by ADSs) held by such shareholders, subject to certain exceptions. Multiple drafts of the Shareholder Lock-Up Agreement were exchanged between K&E and GT through June 16, 2023. The key aspects of the Shareholder Lock-Up Agreement negotiated during this period are described in the entries below.
On March 23, 2023, representatives of K&E circulated a further revised draft of the Business Combination Agreement to representatives of GT, which reflected, in particular, the following key aspects: (i) revised representations and warranties for JEPLAN (including, in particular, more expansive representations and warranties relating to JEPLAN’s tax matters, intellectual property and environmental matters), (ii) revised interim operating covenants to limit JEPLAN’s ability to make material changes to its business during the Interim Period without APAC’s prior consent, (iii) that the closing of the Proposed Business Combination would not be subject to any minimum cash condition, (iv) that determination of key terms of JEPLAN’s proposed Series E financing (and in particular, the form of securities to be sold in such financing, the valuation of JEPLAN implied in such financing, and the granting of any special rights to any investors in such financing) would require APAC’s prior consent, (v) that JEPLAN would only be permitted to explore one or more transactions involving the sale of not more than 3% of the equity interests in or consolidated assets of JEPLAN, and (vi) that there would be reimbursement by JEPLAN for Extension Expenses in case the Business Combination Agreement was terminated due to (1) a material breach by JEPLAN, (2) the JEPLAN Shareholder Approval not being obtained, (3) any shareholder of Merger Sub revoking its consent to the Merger, or (4) a Company Material Adverse Effect.
On March 29, 2023, representatives of AP, K&E and MHM had a teleconference with Computershare to discuss the proposed engagement of Computershare as PubCo’s warrant agent from and after Closing.
On March 30, 2023, Mr. Suzuki, other representatives of APAC and Mr. Takao, other representatives of JEPLAN and representatives of ADL had a discussion via teleconference to discuss JEPLAN’s proposed business plan, which was ultimately approved by the parties during this meeting. During this meeting, the participants focused discussions on cost inputs and the licensing business, as well as selling, general and administrative expenses.
Also March 30, 2023, Mr. Suzuki, other representatives of APAC, Mr. Takao and other representatives of JEPLAN discussed the proposed engagement of UBS Securities LLC (“UBS Securities”) as a placement agent for the PIPE Investment.
Additionally on March 30, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC and Mr. Takao and Mr. Sugiyama of JEPLAN had a teleconference to discuss the further refined Initial Projections, upon which JEPLAN finalized such Initial Projections. For further details about such finalized Initial Projections (on a stand-alone basis), see “— Certain Unaudited JEPLAN Prospective Financial Information” and “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” in this proxy statement/prospectus.
Additionally on March 30, 2023, Credit Suisse sent APAC an updated draft of the Credit Suisse Waiver Letter.
On March 31, 2023, representatives of GT circulated an updated draft of the Business Combination Agreement to representatives of K&E. The revised draft of the Business Combination Agreement reflected, in particular, the following key aspects: (i) a narrower scope of the material contracts subject to JEPLAN’s representations and warranties relating to technology and licensing of intellectual property and more limited representations and warranties of JEPLAN relating to tax matters, intellectual property and environmental matters, (ii) revised interim operating covenants to provide JEPLAN with greater flexibility to incur indebtedness, declare dividends, enter into material contracts and hire, terminate or lay off employees during the Interim Period, (iii) the reinstatement of the $50 million minimum cash condition, (iv) the reinstatement of JEPLAN’s ability to conduct its Series E financing and certain other material transactions during the Interim Period without APAC’s prior consent, (v) that JEPLAN would be permitted to explore one or more transactions involving the sale of not more than 10% of the equity interests in or consolidated assets of JEPLAN, (vi) that JEPLAN would be permitted to explore conducting an initial public offering during the Interim Period, and (vii) restated that there would be no reimbursement by JEPLAN for Extension Expenses following a termination of the Business Combination Agreement.
On April 4, 2023, representatives of GT circulated an initial draft of the Registration Rights Agreement to K&E, which contained customary terms for transactions of this nature.
On April 5, 2023, representatives of GT circulated a revised draft of the Shareholder Support Agreement to representatives of K&E, which reflected, among other things, (i) a narrower scope of voting undertakings from certain existing shareholders of JEPLAN, (ii) certain exceptions to the transfer restrictions applicable to such shareholders prior to the closing of the Pre-Merger Reorganization with respect to the shares of JEPLAN held by such shareholders, and (iii) comments on certain other miscellaneous provisions, including the governing law of such Shareholder Support Agreement.
Also on April 5, 2023, representatives of GT circulated a revised draft of the Shareholder Lock-Up Agreement to representatives of K&E, which generally reflected comments on certain miscellaneous provisions that mirrored the revised draft of the Shareholder Support Agreement.
On April 7, 2023, Mr. Suzuki, other representatives of APAC, Mr. Takao, other representatives of JEPLAN and representatives of UBS Securities held a teleconference to discuss, among other things, the valuation of JEPLAN and whether that, along with certain other terms, such as with respect to the minimum cash condition, would likely be attractive to potential PIPE investors.
On April 10, 2023, representatives of K&E circulated a further updated draft of the Business Combination Agreement to representatives of GT, noting that the key commercial terms, including the inclusion and amount of a minimum cash condition, expense reimbursement and the scope and terms of JEPLAN’s Series E financing and other permitted material transactions during the Interim Period, were subject to further discussion between APAC and JEPLAN. The revised draft of the Business Combination Agreement also reflected comments on the representations and warranties for JEPLAN (including, in particular, more expansive representations and warranties relating to JEPLAN’s tax matters, intellectual property and environmental matters).
On April 11, 2023, representatives of K&E circulated an updated draft of the Shareholder Support Agreement and the Shareholder Lock-Up Agreement to representatives of GT, which mainly reflected, among other things, clarifying which provisions would survive termination of such agreements and the dispute resolution provisions in these agreements.

Also on April 11, 2023, representatives of K&E circulated an initial draft of the Sponsor Support Agreement to representatives of GT, the relevant terms of which substantially mirrored the terms applicable to certain major shareholders of JEPLAN in the Shareholder Support Agreement and the Shareholder Lock-Up Agreement, except that such draft Sponsor Support Agreement also included a waiver of redemption rights by the Initial Shareholders in connection with the Business Combination. Such waiver is based upon and is consistent with the waiver of redemption rights already included in the Letter Agreement by and among APAC, the Initial Shareholders and certain other directors of APAC, the execution and delivery of which is a condition precedent to the obligations of APAC’s IPO underwriter under the Underwriting Agreement. Considering that the Initial Shareholders were already bound to not exercise their redemption rights, none of such parties raised any objections to the inclusion of such term to the Sponsor Support Agreement.
On April 12, 2023, the APAC Board passed unanimous written resolutions approving the Credit Suisse Waiver Letter, pursuant to which Credit Suisse waived its right to receive the Deferred Discount, provided that the Merger is consummated.
On April 14, 2023, representatives of GT circulated a further revised draft of the Sponsor Support Agreement to representatives of K&E, which reflected, among other things, additional Sponsor’s covenants to (i) use its commercially reasonable best efforts to minimize and mitigate redemptions by APAC’s Public Shareholders in connection with the Proposed Business Combination, including by way of entry into non-redemption agreements with certain shareholders of APAC and (ii) assist APAC and JEPLAN in connection with the PIPE Investment.
On April 16, 2023, representatives of K&E circulated to GT a revised draft of the Registration Rights Agreement reflecting minor and technical comments, which was then confirmed by GT as the agreed form.
On April 19, 2023, representatives of APAC and JEPLAN held a teleconference (with representatives of K&E and GT joining) to discuss the key issues included on an issues list circulated by representatives of GT on April 19, 2023. During such discussion, representatives of GT walked through the major outstanding items in the draft of the Business Combination Agreement, Shareholder Support Agreement, Sponsor Support Agreement and Registration Rights Agreement, consisting of the following key aspects: (i) whether or not to include a minimum cash condition, and, if so, the monetary threshold for such condition, (ii) whether or not JEPLAN would reimburse APAC for the Extension Expenses upon termination of the Business Combination Agreement for reasons not attributable to APAC, (iii) whether or not determining the key terms of JEPLAN’s proposed Series E financing and certain other material transactions during the Interim Period would require APAC’s prior consent, (iv) the scope of JEPLAN’s representations and warranties relating to tax matters, compliance with anti-corruption laws and material contracts, (v) the degree of flexibility to be provided to JEPLAN to conduct operations during the Interim Period and (vi) whether or not to include covenants by the Sponsor to minimize redemptions by APAC’s Public Shareholders in connection with the Proposed Business Combination.
On April 21, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC, Mr. Takao, Mr. Fujii and other representatives of JEPLAN and representatives of MHM had an interview session to go through the legal due diligence questionnaire and discuss the relevant matters.
Also on April 21, 2023, Mr. Suzuki, Mr. Niibayashi and Mr. Oshiro of APAC and Mr. Takao, Mr. Fujii and other representatives of JEPLAN had a teleconference to discuss whether or not to include a minimum cash condition, and, if so, the monetary threshold for such condition. During such discussion, APAC presented to JEPLAN the fundraising process and the expected timeline for book-building in order to satisfy the $50 million minimum cash condition (inclusive of proceeds from the PIPE Investment, but after deduction of transaction expenses) and proposed to replace such $50 million minimum cash condition by a $15,000,000 minimum cash condition (inclusive of proceeds from the PIPE Investment, but prior to deduction of transaction expenses). JEPLAN noted that such proposal remained subject to their further consideration.
On April 29, 2023, representatives of K&E circulated a further revised draft of the Business Combination Agreement to representatives of GT, which reflected the following key aspects: (i) a $15,000,000 minimum cash condition (inclusive of proceeds from the PIPE Investment, but prior to deduction of transaction expenses) for JEPLAN’s benefit, (ii) a more limited set of terms for the Series E financing and certain other material transactions that JEPLAN could determine without APAC’s prior consent and (iii) removal of ordinary course exceptions from interim operating covenants for JEPLAN related to incurrence of debt and employment matters.
Also on April 29, 2023, representatives of K&E also circulated an initial draft of APAC’s disclosure letter to representatives of GT. Since then, K&E and GT exchanged multiple drafts of APAC’s disclosure letter until such disclosure letter was finalized prior to the signing of the Business Combination Agreement.
Also on April 29, 2023, representatives of K&E circulated a further revised draft of the Sponsor Support Agreement to representatives of GT, which contemplated, among other things, that Sponsor would agree to use its commercially reasonable efforts to (i) minimize and mitigate redemptions by APAC’s Public Shareholders in connection with the Proposed Business Combination, including by way of entry into non-redemption agreements with certain shareholders of APAC (except that the Sponsor shall not be under any obligation to cancel or transfer any SPAC ordinary shares held by it or fund incentives in connection therewith) and (ii) assist APAC and JEPLAN in connection with the PIPE Investment.
On May 1, 2023, a teleconference was held among APAC, JEPLAN, K&E, GT, UBS Securities and Shearman & Sterling (“S&S”), legal counsel to UBS Securities, to discuss matters relating to the PIPE Investment, including deal timetable, potential considerations and implications of launching the potential PIPE Investment solicitation process after the Business Combination Agreement is signed and announced, and UBS Securities’s due diligence plan and approach. Following such discussion, the parties agreed that the marketing process for the PIPE Investment would commence after the signing and announcement of the Business Combination Agreement. From May 1, 2023 and until the Business Combination Agreement was signed and announced on June 16, 2023, a teleconference among APAC, JEPLAN, K&E, GT, UBS Securities and S&S was held generally on a weekly basis to discuss matters relating to timetable and progress of the Proposed Business Combination, the proposed PIPE Investment, UBS Securities’s due diligence plans and progress and schedules for due diligence calls.
On May 2, 2023, representatives of GT circulated a further revised draft of the Business Combination Agreement to representatives of K&E, which reflected the following key aspects: (i) a closing condition of JEPLAN that the amount of funds available in the Trust Account (after deducting payments for redemptions by Public Shareholders and for APAC’s transaction expenses in connection with the Merger, but without taking into account any PIPE Investment) shall be not less than $15,000,000, (ii) another closing condition of JEPLAN that the net amount of proceeds received by APAC or PubCo from the PIPE Investment (after deducting placement fees and other expenses) shall be not less than $15,000,000, (iii) the right of JEPLAN to terminate the Business Combination Agreement if, by the end of September 2023, APAC or PubCo had not entered into definitive subscription agreements for the PIPE Investment with a net proceeds of more than $15,000,000; and (iv) that JEPLAN would not reimburse APAC for any Extension Expenses upon the termination of the Business Combination Agreement.
On May 11, 2023 and during the weekly call among APAC, JEPLAN, K&E, GT, UBS Securities and S&S, the parties discussed the shareholding structure of JEPLAN.
On May 16, 2023, representatives of APAC and JEPLAN held a teleconference to discuss, and agreed upon, certain open commercial terms in the Business Combination Agreement, including notably a mutual minimum cash condition of not less than $15,000,000 (inclusive of proceeds from the PIPE Investment, but prior to deduction of transaction expenses) and other ancillary terms relating thereto.
On May 17 and May 18, 2023, representatives of K&E sent GT comments on the draft of the Business Combination Agreement, which contemplated the following key aspects: (i) a mutual $15,000,000 minimum cash condition (inclusive of proceeds from the PIPE Investment, but prior to deduction of transaction expenses), (ii) that APAC and JEPLAN shall discuss in good faith whether or not to waive the mutual minimum cash condition if either of them has reasonably determined that such closing condition is unlikely to be satisfied, and (iii) that even if either APAC or JEPLAN has reasonably determined that the mutual minimum cash condition is unlikely to be satisfied by the long stop date of the Business Combination Agreement, such party shall not terminate the Business Combination Agreement without first complying with its good faith discussion obligations in the foregoing point (ii).

Also on May 17, 2023, representatives of K&E circulated a revised draft of the Shareholder Lock-Up Agreement to representatives of GT, which notably reflected the latest commercial consensus between APAC and JEPLAN that JEPLAN’s two individual major shareholders would be subject to a post-closing lock-up for one year and the other two major institutional shareholders of JEPLAN would be subject to a six-month lock-up after closing.
On May 23, 2023, a due diligence session was held among APAC, JEPLAN, K&E, GT, UBS Securities and S&S with respect to UBS Securities’s due diligence of APAC.
Between May 23, 2023 and June 1, 2023, multiple due diligence sessions were held among APAC, JEPLAN, K&E, GT, UBS Securities and S&S with respect to JEPLAN’s legal, financial, business and intellectual property matters.
On May 24, 2023, representatives of GT circulated a further revised draft of the Business Combination Agreement to representatives of K&E, which reflected the following key aspects: (i) a pre-money equity value of JEPLAN in the Proposed Business Combination of $300 million (the “Proposed Valuation”), (ii) that Sponsor must exercise the Extension Option at JEPLAN’s request if the closing of the Proposed Business Combination has not occurred by September 21, 2023, (iii) that any other extension of the deadline by which APAC must complete an initial business combination shall be subject to JEPLAN’s prior consent, and (iv) that the $15,000,000 minimum cash condition can only be waived by JEPLAN, and JEPLAN can unilaterally terminate the Business Combination Agreement upon its reasonable determination that such minimum cash condition is unlikely to be satisfied before the closing of the Proposed Business Combination.
On May 26, 2023, K&E and GT had a teleconference to discuss certain outstanding items in the Business Combination Agreement, including the following key aspects: (i) whether JEPLAN should have an early termination right if it has determined that the $15,000,000 minimum cash condition is unlikely to be satisfied before the closing of the Proposed Business Combination and (ii) whether APAC, PubCo and their respective warrant agents should enter into the Warrant Assumption Agreement and the PubCo Warrant Agreement at signing or closing of the Proposed Business Combination.
On May 27, 2023, K&E and GT had another teleconference to discuss the major outstanding tax issues in the Business Combination Agreement, including the scope of JEPLAN’s representations and warranties with respect to JEPLAN’s tax status as a “passive foreign investment company” and whether or not JEPLAN should be subject to any post-closing tax covenants in connection with the use of cash proceeds released from the Trust Account.
On May 28, 2023 and based upon the discussion on May 26, 2023, representatives of K&E sent GT comments on the draft of the Business Combination Agreement, which contemplated the following key aspects: (i) that JEPLAN shall have the right to terminate the Business Combination Agreement if, after the Extraordinary General Meeting and based upon the final amount of redemptions by APAC shareholders who have exercised their Redemption Rights, JEPLAN reasonably determines in good faith that the $15,000,000 minimum cash condition is unlikely to be satisfied by the long stop date of the Business Combination Agreement; and (ii) that APAC shall have the sole discretion to determine whether to amend the SPAC Articles to extend the deadline by which APAC must complete an initial business combination.
On May 30, 2023, representatives of K&E sent GT a slightly updated draft of the Shareholder Support Agreement and Shareholder Lock-Up Agreement with certain drafting comments.
On June 2, 2023, the APAC Board had a board meeting by way of video teleconference, with representatives of the Sponsor and K&E also in attendance. During this meeting, among other topics, the APAC Board (i) discussed the results of the business, financial, tax, legal and environmental due diligence conducted to date; (ii) discussed the historical financial performance of JEPLAN and JEPLAN’s projected revenue for the fiscal years 2023 and 2024 (see “— Certain Unaudited JEPLAN Prospective Financial Information” for additional information); (iii) went through the valuation analysis of JEPLAN (see “— Summary of Financial Analysis” for additional information) and (iv) discussed the structure and proposed transaction timeline of the Proposed Business Combination and major execution milestones. Following such review and discussions, the APAC Board considered that the Proposed Valuation reflected a reasonable valuation for JEPLAN’s business.

Also on June 2, 2023, representatives of GT circulated to K&E and MHM an initial draft of JEPLAN’s disclosure letter to the Business Combination Agreement. Since then, multiple discussions and several revised drafts of such disclosure letter were exchanged until such disclosure letter was finalized prior to the signing of the Business Combination Agreement.
On June 5, 2023, representatives of JEPLAN, GT, K&E, MHM, UBS Securities and S&S and a major shareholder of JEPLAN (along with its legal counsel) had a teleconference to discuss the shareholder support agreement and potential lock-up restrictions applicable to such shareholder.
On June 6, 2023, representatives of GT circulated to K&E a revised draft of the Business Combination Agreement, which reflected a covenant by JEPLAN to use commercially reasonable efforts to cause the conversion of certain convertible notes issued by JEPLAN into shares of JEPLAN prior to the Share Exchange Effective Time along with certain other drafting comments.
On June 7, 2023, representatives of APAC and JEPLAN held a teleconference to discuss the engagement of UBS Securities for the PIPE Investment.
On June 9, 2023, representatives of APAC, the Depositary, Computershare, Continental, GT, K&E and MHM held a teleconference to discuss the logistics for the issuance and delivery of ADSs and PubCo Warrants at Closing.
Also on June 9, 2023, representatives of GT circulated to K&E a revised draft of the Business Combination Agreement with technical comments from the Depositary on the issuance and delivery of the ADSs and PubCo Warrants at Closing based upon the parties’ discussion on the same day.
On June 13, 2023, representatives of APAC and JEPLAN held a teleconference to revisit the minimum cash condition in the draft Business Combination Agreement after JEPLAN received feedback from its one major shareholder that JEPLAN should increase the monetary threshold for such condition. In light of this request, JEPLAN proposed an updated minimum cash condition that the sum of cash proceeds from the PIPE Investment and the amount of funds available in the Trust Account (after deducting payments for redemptions by Public Shareholders and payments for all transaction expenses of APAC or JEPLAN in connection with the Merger) shall be not less than $30,000,000. Considering the transaction timeline (including APAC’s plan to exercise the Extension Option no later than June 21, 2023 to extend the date by which APAC must complete a business combination from June 21, 2023 to September 21, 2023), APAC agreed to JEPLAN’s proposed $30,000,000 minimum cash condition.
Also on June 13, 2023, representatives of K&E, GT and MHM had a teleconference to the discuss technical provisions in the draft Business Combination Agreement related to the issuance and delivery of the ADSs and PubCo Warrants at Closing.
Additionally on June 13, 2023, representatives of APAC, the Depositary, Computershare, Continental, GT, K&E and MHM had a follow-on discussion by way of teleconference to further discuss logistics in connection with the issuance and delivery of the ADSs and PubCo Warrants at Closing.
Between June 13, 2023 and June 14, 2023, multiple drafts of the Shareholder Support Agreement and Shareholder Lock-Up Agreement were exchanged between K&E and GT, which mainly reflected that two major third-party shareholders of JEPLAN would not enter into a shareholder support agreement or a shareholder lock-up agreement at the time of the signing of the Business Combination Agreement.
Between June 13, 2023 and June 16, 2023, multiple drafts of the Business Combination Agreement were exchanged between K&E and GT reflecting the following agreed upon key aspects: (i) updates to logistics in connection with the issuance and delivery of the ADSs and PubCo Warrants at Closing based upon discussions among representatives of K&E, GT, MHM the Depositary, Computershare and Continental on June 13, 2023; (ii) an updated minimum cash condition that the sum of cash proceeds from the PIPE Investment and the amount of funds available in the Trust Account (after deducting payments for redemptions by Public Shareholders and payments for all transaction expenses of APAC or JEPLAN in connection with the Merger) shall be not less than $30,000,000; and (iii) covenants providing that JEPLAN shall use its commercially reasonable efforts to (1) obtain the required consent of a major JEPLAN shareholder with respect to the Pre-Merger Reorganization and keep APAC informed of the progress thereof, (2) cause certain major shareholders of JEPLAN to enter into a lock-up agreement in substantially the same form as the Shareholder Lock-Up Agreement (other than with respect to the lock-up period as provided in such Shareholder Lock-Up Agreement) prior to Closing and (3) cause one or more shareholders of JEPLAN to enter into one or more shareholder support agreements, each in substantially the same form as the Shareholder Support Agreement, such that the shareholders of JEPLAN who have entered into such shareholder support agreements or the Shareholder Support Agreement would represent sufficient voting power to obtain the JEPLAN Shareholder Approval.
On June 16, 2023, the board of directors of JEPLAN unanimously approved JEPLAN’s entry into the Business Combination Agreement and other ancillary transaction documents, as well as other corporate matters in connection with the Business Combination.
Also on June 16, 2023, the APAC Board held a meeting to consider the final terms of the proposed Business Combination, which was attended by all the APAC directors, with representatives of the Sponsor, K&E, MHM and Maples and Calder (Cayman) LLP (“Maples”), legal advisor to APAC as to Cayman Islands law, also in attendance. At the meeting, representatives of Maples reviewed with the members of APAC Board their fiduciary duties, and representatives of K&E reviewed with the APAC Board key terms of the final Business Combination Agreement and the ancillary documents. After further discussion and in consideration of all the factors discussed at this meeting and prior meetings, the APAC Board unanimously adopted the resolutions, among other things, (i) determining that it is in the best interests of APAC and its shareholders for APAC to enter into the Business Combination Agreement and perform its obligations thereunder; (ii) adopting the Business Combination Agreement and the ancillary documents; (iii) authorizing APAC’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents; (iv) approving the calling of an extraordinary general meeting for APAC’s shareholders to vote on the Business Combination and the related transactions and the NTA Proposal, (v) approving the filing of this proxy statement with the SEC and (vi) approving the extension of the deadline by which APAC must complete its initial business combination from June 21, 2023 to September 21, 2023.
Additionally on June 16, 2023, the respective sole director of PubCo and Merger Sub also approved PubCo and Merger Sub to enter into the Business Combination Agreement, and each of the respective sole shareholder of PubCo and Merger Sub also adopted a written resolution approving the Business Combination Agreement, the Plan of Merger and the adoption of the respective amended and restated articles of association of PubCo and Merger Sub effective at the Merger Effective Time, as applicable.
On June 16, 2023 (New York time) and prior to the U.S. market opened on the same day, APAC, JEPLAN, PubCo and Merger Sub executed the Business Combination Agreement, the attachments to which included, among other exhibits and schedules, agreed forms of (i) the respective amended and restated charter documents of JEPLAN, PubCo, and APAC (as the surviving corporation in the Merger), (ii) the Warrant Assumption Agreement, (iii) the PubCo Warrant Agreement, and (iv) the Registration Rights Agreement. Additionally and substantially concurrently with the execution and delivery of the Business Combination Agreement, APAC, JEPLAN, PubCo, the Sponsor, certain directors of APAC, and certain shareholders of JEPLAN also entered into the Sponsor Support Agreement, Initial Shareholder Support Agreement and Initial Shareholder Lock-Up Agreement, as applicable.
On June 16, 2023 (New York time) and immediately following execution of the Business Combination Agreement and other ancillary documents, APAC issued a press release announcing the execution of the Business Combination Agreement and its intention to extend the deadline by which APAC must complete its initial business combination from June 21, 2023 to September 21, 2023. On the same day, APAC also filed with the SEC a Current Report on Form 8-K announcing execution of the Business Combination Agreement, other ancillary documents and a promissory note between APAC and the Sponsor in connection with APAC’s intention to exercise its option to extend the deadline by which APAC must complete its initial business combination from June 21, 2023 to September 21, 2023, which were filed as exhibits to the Form 8-K.
Following execution of the Business Combination Agreement, on June 20, 2023, representatives of APAC and Tokyo Century had a meeting via teleconference, during which representatives of APAC updated Tokyo Century of the execution and announcement of the Business Combination Agreement on June 16,

2023. At this meeting, APAC also requested Tokyo Century to consider waiving its redemption rights with respect to 500,000 Public Shares to support the Transactions.
On July 7, 2023, APAC entered into the Deed with Tokyo Century, pursuant to and subject to the terms and conditions of which Tokyo Century irrevocably and unconditionally agreed that it will not elect to redeem, tender or submit for redemption or otherwise exercise its right to redeem Public Shares held by it under the SPAC Articles in connection with the Proposals or in connection with any other meeting of APAC shareholders or any other event which would enable Tokyo Century to exercise its Redemption Rights at any time prior to the Closing with respect to 500,000 Public Shares. For additional details about the Deed, see “Certain Agreements Related to the Business Combination — Deed of Non-Redemption” in this proxy statement/ prospectus.
On July 27, 2023, JEPLAN formally retained UBS Securities as its capital markets advisor.
On September 8, 2023, PubCo, APAC and the Sponsor entered into the Sponsor Subscription Agreement, pursuant to and subject to the terms and conditions of which the Sponsor agreed to subscribe for and purchase from PubCo 500,000 ADSs at a subscription price of $10.00 per ADS, contingent upon and substantially concurrently with the Closing. For additional details about the Sponsor Subscription Agreement, see “Certain Agreements Related to the Business Combination — Sponsor Subscription Agreement” in this proxy statement/ prospectus.
Also on September 8, 2023, JEPLAN’s management provided to APAC certain updated internal, unaudited prospective financial information regarding JEPLAN for fiscal year 2023 (the “Updated Projections” and, together with the Initial Projections, the “Projections”), which was reviewed and agreed upon by APAC. JEPLAN’s management considers that the Updated Projections provides meaningful information in evaluating JEPLAN’s future prospects and prepared the Updated Projections to reflect (i) the then currently-expected financial impact of the equipment malfunction at the PRT Plant and associated delays in the production of r-PET, (ii) the increased legal and other advisory expenses in connection with the Closing of the Business Combination, and (iii) the expectation that the licensing business would not contribute to revenue generation during fiscal year 2023. For more information, see “— Certain Unaudited JEPLAN Prospective Financial Information.”
On October 11, 2023, representatives of APAC and JEPLAN engaged in preliminary discussions related to any potential services (mainly customary business advisory and management support services consistent with what Advantage Partners would typically offer to its portfolio companies) the Sponsor or its affiliates might be able to provide to PubCo after Closing. Following such date, representatives of APAC have continued to discuss the potential scope of such customary business advisory and management support services with representatives of JEPLAN to be reflected in a business partnership agreement. It is contemplated that, other than reimbursement of out-of-pocket expenses, if any, the Sponsor and its affiliates would not receive any fees in connection with the provision of such services.
APAC’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “The Background of the Business Combination” above, the APAC Board, in evaluating the Business Combination, consulted with APAC’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the APAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, the APAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the APAC Board may have given different weight to different factors.
The explanation of the reasons for the approval by the APAC Board of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the APAC Board discussed the results of the due diligence conducted by APAC’s management and advisors, which included, among other things:

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extensive meetings with JEPLAN’s management team and representatives regarding JEPLAN’s operations, regulatory compliance and financial prospects, among other customary due diligence matters;

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research on the r-PET market, including review of industry-related financial information and consultation with industry experts;

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review of JEPLAN’s pipelines of products and solutions, including the underlying technology;

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review of JEPLAN’s business model and historical audited and unaudited financial statements, among other financial information;

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assessment of JEPLAN’s business strategies and outlook;

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review of the Initial Projections provided by JEPLAN’s management and the assumptions underlying those projections;

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review of JEPLAN’s business relationships and material contracts with major customers and suppliers, as well as material contracts relating to technology and licensing of intellectual property;

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review of JEPLAN’s constitutional documents and material licenses;

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assessment of JEPLAN’s readiness to operate as a publicly-traded company; and

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review of reports related to tax, financial, legal, environmental and business diligence prepared by external advisors.

In approving the Business Combination, the APAC Board determined not to obtain a fairness opinion. The officers and directors of APAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. However, APAC’s management and advisors prepared an analysis with respect to the market valuation of comparable companies, as described in greater details below.
The APAC Board considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:
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Commercial Rationale

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Proprietary Recycling Technology with Strong Production Capacities.   JEPLAN has consistently been a technological pioneer in the PET chemical recycling industry and its technology has more than a decade of commercial operation. Leveraging on its advanced PET chemical recycling technology and supported by two recycling facilities in Japan, JEPLAN continues to expand its production capabilities, launch a new licensing business and build a solid portfolio of products to meet customer needs.

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Competitive Products and Services.   JEPLAN is a leading PET chemical recycling technology company producing virgin-quality recycled PET resin and providing licensing solutions to customers. JEPLAN’s experience in commercial operations using wide range of raw materials gives it an advantage over other competitors, including conventional mechanical PET recyclers. The APAC Board believes that JEPLAN has the ability to further develop its global competitiveness by continuous R&D activity and initiatives to reduce production costs.

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Large and Growing PET Market and Favorable Prospects for Future Growth.   The APAC Board anticipates an increasing global demand for r-PET products in the future due to the supporting government policies, consumer expectations and global environmental issues. JEPLAN’s chemical recycling technologies may accommodate an increasing market share of the PET market not only in Japan but also worldwide, while simultaneously offering positive environmental impacts.

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Potential Ability to Achieve Sufficient Revenue Growth.   The growing r-PET market globally represents a significant opportunity for JEPLAN to further grow its business. JEPLAN intends to (i) expand its production capacity through expansion of its operating plant and joint ventures with other companies globally and (ii) license their technology in partnership with Axens to customers worldwide.
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Commitment to R&D Investments.   JEPLAN has made significant investments in technology research and development. JEPLAN’s commitment to investing in future critical technologies and products enables JEPLAN to improve its technologies continuously and achieve further production cost reductions to meet increasing customer demands and expand the market potential of r-PET.

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Financial Condition.   JEPLAN’s historical financial results, outlook and business and financial plans, the financial profiles of other publicly traded companies in its industry and certain relevant publicly available information indicated that JEPLAN is well-positioned in its industry for strong potential future growth. For additional details, see “The Business Combination — Summary of Financial Analysis” in this proxy statement/ prospectus.

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Experienced and Proven Existing Management Team.   JEPLAN’s management team has extensive experience in business management and technology industry. In particular, (i) Mr. Michihiko Iwamoto, who is the founder and Executive Chairman of JEPLAN and is expected to serve as the Executive Chairman and a director of PubCo following the Closing, established the textile recycling system in Japan and has over 20 years’ sales and marketing experience in the textile trading industry; and (ii) JEPLAN’s management team, with their deep technology and operations experience and a proven track record, is expected to remain with PubCo following the Closing, and accordingly the diversified and complementary skill sets and expertise of the JEPLAN management team will continue to support JEPLAN’s strategic growth.

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Public Company Readiness.   The readiness of JEPLAN to operate under the scrutiny of public markets, with a strong management team (including a founder and Executive Chairman with over 20 years’ sales and marketing experience in the textile trading industry and a boarder management team with deep technology and operations experience and a proven track record), a corporate governance structure in which there is material oversight by independent directors and corporate auditors (including two independent directors on a five-member board and a fully independent board of corporate auditors) and documented corporate policies in place.

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Results of Due Diligence.   Extensive due diligence review and interviews with JEPLAN’s management and financial advisors were conducted by APAC, including relating to JEPLAN’s business, operation, financial results, industry dynamics, projected growth, material contracts and regulatory compliance. For additional details, see “The Business Combination — The Background of the Business Combination” in this proxy statement/ prospectus.

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Reasonable Valuation.   The reasonableness of JEPLAN’s implied valuation relative to certain selected publicly-traded companies in the same sector. As disclosed in the section headed “Summary of Financial Analysis”, based upon the materials presented to and reviewed by the APAC Board, the proposed valuation of US$300 million falls within the estimated equity valuation range derived from JEPLAN’s EV/revenue multiple forecast for 2023 and 2024. For additional details, see “The Business Combination — Summary of Financial Analysis” in this proxy statement/ prospectus.

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Negotiated Terms of the Business Combination Agreement.   The terms and conditions of the Business Combination Agreement were fair, advisable and in the best interests of APAC and APAC shareholders and were the product of arm’s length negotiations between the parties. For additional details, see “The Business Combination Agreement” in this proxy statement/ prospectus.

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Shareholder Approval.   In connection with the Business Combination, APAC shareholders have the option to (i) become shareholders of PubCo, (ii) subject to applicable lock-ups, sell their PubCo securities in the open market, or (iii) with the exception of certain shareholders who have agreed not to exercise their Redemption Rights, redeem their shares for the per share amount held in the Trust Account.

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Value to APAC Shareholders.   The final terms of the Business Combination Agreement reflect a strategic decision to drive long-term value creation for all APAC shareholders. For additional details, see “The Business Combination — Summary of Financial Analysis” in this proxy statement/prospectus.

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Substantial Post-Closing Economic Interest in PubCo.   If the Business Combination is consummated, APAC shareholders (other than APAC shareholders that sought redemption of their shares) would have a substantial economic interests in PubCo, and as a result would have a continuing opportunity to benefit from the success of PubCo following the consummation of the Business Combination.

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Lock-Up.   Two major JEPLAN Shareholders holding approximately 42% of the issued and outstanding shares of JEPLAN as of the date of the Business Combination Agreement have agreed to be subject to lock-up restrictions for a certain period with respect to the shares they will hold in PubCo. JEPLAN also covenanted in the Business Combination Agreement that it shall use commercially reasonable efforts to cause certain other major shareholders of JEPLAN to enter into a lock-up agreement in substantially the same form as the Initial Shareholder Lock-Up Agreement (other than with respect to the lock-up period as provided in such Initial Shareholder Lock-Up Agreement) prior to Closing.

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Support of JEPLAN Shareholders.   Two major JEPLAN Shareholders holding approximately 42% of the issued and outstanding shares of JEPLAN as of the date of the Business Combination Agreement have entered into the Shareholder Support Agreement agreeing to vote in favor of the transactions contemplated by the Business Combination Agreement, demonstrating such JEPLAN Shareholders’ support of the Business Combination. See the section of this proxy statement/prospectus entitled “ — Other Agreements Related to the Business Combination Agreement — Shareholder Support Agreements” for additional information. JEPLAN also covenanted in the Business Combination Agreement that it shall, if necessary, use commercially reasonable efforts to cause one or more shareholders of JEPLAN to enter into one or more shareholder support agreements, each in substantially the same form as the Shareholder Support Agreement, such that the shareholders of JEPLAN who have entered into the Shareholder Support Agreements would represent sufficient voting power to obtain the JEPLAN Shareholder Approval.

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Independent Director Role.   The APAC Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, APAC’s independent directors, Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson, actively considered the proposed terms of the Business Combination, including the Business Combination Agreement and the other Transaction Documents, and unanimously approved, as members of the APAC Board, the Business Combination Agreement and the Business Combination.

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Other Alternatives.   Based on its evaluation of JEPLAN and other potential acquisition targets available to APAC, as more fully described in the section of this proxy statement/prospectus entitled “— The Background of the Business Combination,” the APAC Board believes that the Business Combination represents the best potential business combination opportunity available to APAC, and the process utilized to evaluate and assess other potential acquisition targets has not presented a better alternative.

In the course of its deliberations, the APAC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:
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Future Financial Performance.   The risk that future financial performance of JEPLAN may not meet expectations due to factors within or outside APAC’s control, including economic cycles and macroeconomic factors. For more details, see “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination” in this proxy statement/ prospectus.

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Competition.   JEPLAN operates in a highly competitive PET market, and increased competition may adversely affect its business, financial condition and results of operations. For more details, see “Business of JEPLAN and Certain Information About JEPLAN — Competition” in this proxy statement/ prospectus.

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Loss of Key Personnel.   JEPLAN depends on certain key personnel to operate and grow its business and to develop new and enhanced offerings and technologies. The loss of, or the failure to attract and retain, such key personnel could adversely affect its operations.

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Economic, Political and Regulatory Risks.   The operations of JEPLAN are subject to economic, political and regulatory risks, including the risks of changing regulatory standards or changing interpretations of existing standards, which could affect its financial condition and results of operation or require costly changes to its business.

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Benefits Not Achieved.   The risk that the anticipated benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Shareholder Vote.   The risk that APAC’s shareholders may fail to provide the votes necessary to approve the Business Combination.

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Termination Date.   The risk that the Business Combination may not be consummated by the Business Combination Deadline, on which date the Business Combination Agreement may be terminated.

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Liquidation of APAC.   The risks and costs to APAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, and the costs and uncertainty of seeking additional extensions of the Business Combination Deadline to the extent such extensions would be subject to approval by shareholders of APAC pursuant to the SPAC Articles, which could result in APAC being unable to effect a business combination by the Business Combination Deadline, and force it to liquidate and cause the SPAC Warrants to expire worthless.

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Fees and Expenses.   The significant fees and expenses associated with completing the Business Combination, and the substantial time and effort of the respective management teams of APAC and JEPLAN required to complete the Business Combination.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

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Exclusivity.   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits APAC from soliciting other business combination proposals, which restricts APAC’s ability to consider other potential business combinations prior to the termination of the Business Combination Agreement pursuant to its terms or the completion of the Business Combination.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of JEPLAN.   The risk that APAC will not have any surviving remedies against JEPLAN after the Closing to recover for losses as a result of any inaccuracies or breaches of JEPLAN’s representations, warranties or covenants set forth in the Business Combination Agreement, even though this structure was appropriate and customary in light of the fact that similar transactions include similar terms.

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Financing.   No pre-Closing financing or PIPE Investment has been committed as of the date of the Business Combination Agreement.

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No Fairness Opinion.   The APAC Board did not obtain a fairness opinion from a bank or other financial advisor stating that the consideration to be paid in the Business Combination was fair to APAC shareholders from a financial point of view.

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Redemption Risk.   The risk that a significant number of APAC shareholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the SPAC Articles, which may potentially make the Business Combination more difficult to complete, or result in APAC’s failure to satisfy certain conditions to the consummation of the Business Combination.

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APAC Shareholders Holding Minority Position in PubCo.   The risk that existing APAC shareholders will hold a minority position in PubCo following the consummation of the Business Combination, which will limit existing APAC shareholders’ ability to influence the outcome of important transactions, including a change in control.

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Closing Uncertainty.   The risk that the Business Combination might not be consummated in a timely manner or at all, despite APAC’s efforts, given that the consummation of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions that are not within APAC’s control, such as the Minimum Cash Condition and the JEPLAN Shareholder Approval, including the consent from one major shareholder of JEPLAN with respect to the Pre-Merger Reorganization.
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Listing Risks.   The challenges associated with preparing JEPLAN, a privately held entity, for the applicable disclosure, controls and listing requirements to which PubCo will be subject as a publicly traded company on the NYSE.

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Risks for APAC’s Unaffiliated Investors.   The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for APAC’s unaffiliated investors, such as the absence of due diligence conducted by one or more underwriters that would be subject to liability for any material misstatements or omissions in a registration statement, investors’ inability to recover damages from such underwriters in the event of misstatements and omission in the registration statement, the lack of an effective book-building process, and potentially lower demand, decreased liquidity and increased trading volatility of PubCo’s securities. For additional details, see “Risk Factors — Risks Related to APAC and the Business Combination — The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for our unaffiliated investors.”

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Other Risks.   Various other risks associated with JEPLAN business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the APAC Board also considered that:
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Interests of Certain Persons.   The Sponsor and certain of APAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of APAC shareholders (see “— Interests of Certain Persons in the Business Combination”). At each meeting of the APAC Board in connection with the Business Combination until the Business Combination was approved by the APAC Board on June 16, 2023, each director of APAC declared his/her interests (if any) in the Business Combination. The APAC Board determined that the overall benefits expected to be received by APAC and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the APAC Board determined that these interests could be adequately disclosed to its shareholders in this proxy statement/prospectus and that its shareholders could take them into consideration when deciding whether to vote in favor of the Proposals.

After extensive review, the APAC Board concluded that the potential benefits that it expects APAC and its shareholders to realize as a result of the Business Combination outweighed the potential risks associated with the Business Combination. Accordingly, the APAC Board, based on its consideration of the specific factors listed above, including the aforementioned interests of certain APAC’s directors and officers in the Business Combination that are different from, or in addition to, the interests of APAC shareholders, unanimously approved and declared advisable the Business Combination Agreement, the other Transaction Documents and all transactions contemplated thereby.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the APAC Board in favor of approval of each of the Proposals, you should keep in mind that certain of APAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, subject to their fiduciary duties under Cayman Islands law. These interests include, among other things:
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the fact that the Sponsor (i) currently holds (a) 4,222,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of $24,640, or approximately $0.006 per share, and (b) 10,625,000 Private Placement Warrants, which were acquired concurrently with the closing of the IPO for an aggregate purchase price of $10,625,000, or $1.00 per warrant; and (ii) has entered into the Sponsor Subscription Agreement, pursuant to which the Sponsor has agreed to subscribe for and from PubCo 500,000 ADSs at a subscription price of $10.00 per ADS at a subscription price of

$10.00 per ADS contingent upon and substantially concurrently with the Closing. Richard Lee Folsom, the Chairman and a director of APAC, is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by and/or issuable to the Sponsor.
If APAC does not complete a business combination within the Business Combination Deadline, these Founder Shares will become worthless as the Sponsor has waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares, and the Private Placement Warrants also will become worthless because they will not be exercisable. If the Business Combination is consummated, PubCo will, at the Merger Effective Time, issue to the Sponsor the same number of PubCo Common Shares in exchange for its Founder Shares and the same number of PubCo Series 2 Warrants in exchange for its Private Placement Warrants. Immediately after Closing, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC, and:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 8.5%, 9.8% and 10.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 25.9%, 28.9% and 30.0% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Excluding the 844,500 Earn-In Shares that are subject to vesting provisions, the Founder Shares held by the Sponsor have an aggregate market value of approximately $37,799,820 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

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assuming the 844,500 Earn-In Shares fully vest, Sponsor is expected to hold (i) through its PubCo Common Shares, approximately 10.2%, 11.7% and 12.3% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, and (ii) if the Private Placement Warrants are exercised, approximately 27.0%, 30.0% and 31.2% ownership interest in PubCo under the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario, respectively, without giving effect to the additional dilution that may be caused by the exercise of the PubCo Exchange Options. Including the 844,500 Earn-In Shares as fully vested, the Founder Shares held by the Sponsor have an aggregate market value of approximately $47,249,775 based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

The Private Placement Warrants have an aggregate market value of approximately $318,750, based on the closing price of the Public Warrants of $0.03 per warrant on the NYSE on January 18, 2024.
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In addition, the terms of PubCo Series 2 Warrants are more favorable than the PubCo Series 1 Warrants issuable upon the conversion of the Public Warrants in that (i) PubCo Series 2 Warrants are not redeemable, while PubCo Series 1 Warrants may be redeemed by PubCo if the last sales price of the PubCo Common Share (as represented by ADS) equals or exceeds $18.00 per share (subject to adjustment) on each of the 20 trading days within any 30 trading day period on or after the date that is 30 days after Closing and ending on the third trading day prior to the date on which such redemption notice is given; and (ii) after PubCo Warrants become exercisable, PubCo Series 2

Warrants may be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis at the holder’s option, while the ability of holders of PubCo Series 1 Warrants to exercise these warrants or otherwise receive PubCo Common Shares in exchange for these warrants is subject to additional conditions and limitations. Specifically, PubCo Series 1 Warrants may only be exchanged to PubCo Common Shares deposited in accordance with the Depositary Agreement for ADSs on a cashless basis in connection with the aforementioned redemption notice or when a registration statement covering the PubCo Common Shares deliverable upon the exercise or the redemption of the warrants for cash or a registration statement covering the PubCo ADSs is not effective under the Securities Act and current within 60 business days after Closing, and no PubCo Warrant may be exercised for cash unless (a) a registration statement covering the delivery of the PubCo Common Shares upon exercise and a registration statement covering the ADSs representing the PubCo Common Shares are effective under the Securities Act and (b) a prospectus thereunder relating to such PubCo Common Shares and ADSs is current. For a more detailed description, see “Description of PubCo’s Securities — Warrants.”

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the fact that Shankar Krishnamoorthy, Henrik Bæk Jørgensen and Helena Anderson, the independent directors of APAC, each holds 30,000 Founder Shares, which were purchased at a price of $120, or $0.004 per share, prior to the IPO. If APAC does not complete a business combination within the Business Combination Deadline, the Founder Shares will become worthless as these individuals have waived any redemption right and any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of APAC as a result of any liquidation of APAC with respect to these shares. If the Business Combination is consummated, after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that no additional equity securities of APAC, JEPLAN, or PubCo will be issued at or prior to the Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and that there are no dissenting shareholders of APAC and without giving effect to the additional dilution that may be caused by the exercise of PubCo Warrants issued in exchange for Public Warrants and Private Placement Warrants at the Merger Effective Time or any issuance upon the exercise of the PubCo Exchange Options, PubCo will, at the Merger Effective Time, issue to these individuals the same number of PubCo Common Shares in exchange for their Founder Shares, which are expected to represent:

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excluding 844,500 Earn-In Shares that are subject to vesting provisions, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

•
assuming the 844,500 Earn-In Shares fully vest, an aggregate of approximately 0.2% ownership interest in PubCo under each of the No Redemption Scenario, the Interim Redemption Scenario and the Maximum Redemption Scenario.

These Founder Shares have an aggregate market value of approximately $1,007,100, based on the closing price of Public Shares of $11.19 per share on the NYSE on January 23, 2024.

•
the fact that each of the non-interest bearing, unsecured and non-convertible promissory note issued by APAC to the Sponsor in the aggregate principal amount of $1,725,000 on June 16, 2023 and the non-interest bearing, unsecured and non-convertible Working Capital Notes issued by APAC to the Sponsor in the aggregate principal amount of $960,000 on September 19, 2023, November 3, 2023 and January 12, 2024 mature upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so.

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the fact that APAC issued the Extension Note in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor. In addition, pursuant to the Administrative Services Agreement entered into between APAC and the Sponsor contemporaneous to the IPO, APAC agreed to pay the Sponsor $10,000 per month for providing certain office space, secretarial and administrative services as may be required by APAC from time to time, commencing on the effective date of the registration statement for the IPO and continuing until the earlier of the Business Combination and APAC’s liquidation. An aggregate of $215,333 was due to the Sponsor under the Administrative Services Agreement as of September 30, 2023, and APAC expects that additional amounts will be accrued through Closing. Pursuant to the Administrative Services Agreement, the Sponsor has waived any right, title, interest or claim of any kind in or to any monies in the Trust Account and will not seek recourse against the Trust Account. As such, APAC expects that the amounts due to the Sponsor under the Administrative Services Agreement will be forgiven if a business combination is not consummated, except to the extent there are funds available to APAC outside of the Trust Account.

•
the fact that APAC’s Sponsor, officers and directors, and their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred by them on APAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus, less than $35,000 of out-of-pocket expenses, which were denominated in Japanese yen and Hong Kong dollars and converted into U.S. dollars at the exchange rate of ¥130.00 = $1.00 and HK$7.80 = $1.00, respectively, had been incurred by APAC’s Sponsor, officers and directors and their respective affiliates, incident to identifying, investigating and consummating a business combination. In addition to these out-of-pocket expenses, the aggregate dollar amount that APAC’s Sponsor, officers and directors have at risk depending on the completion of a business combination is $14,335,000 as of the date of this proxy statement/prospectus, consisting of $25,000 for the Founder Shares, $10,625,000 for the Private Placement Warrants and $1,725,000 for the promissory note, $960,000 for the Working Capital Notes and $1,000,000 under the Extension Note. In addition, pursuant to the Administrative Services Agreement entered into between APAC and the Sponsor contemporaneous to the IPO, APAC agreed to pay the Sponsor $10,000 per month for providing certain office space, secretarial and administrative services as may be required by APAC from time to time, commencing on the effective date of the registration statement for the IPO and continuing until the earlier of the Business Combination and APAC’s liquidation. An aggregate of $215,333 was due to the Sponsor under the Administrative Services Agreement as of September 30, 2023, and APAC expects that additional amounts will be accrued through Closing. Pursuant to the Administrative Services Agreement, the Sponsor has waived any right, title, interest or claim of any kind in or to any monies in the Trust Account and will not seek recourse against the Trust Account. As such, APAC expects that the amounts due to the Sponsor under the Administrative Services Agreement will be forgiven if a business combination is not consummated, except to the extent there are funds available to APAC outside of the Trust Account.

•
the fact that the Initial Shareholders, including the Sponsor, can benefit from the completion of a business combination and earn a positive rate of return on their investment, even if APAC’s Public Shareholders experience a negative rate of return on their investment, and may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

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the fact that if APAC is unable to complete a business combination within the Business Combination Deadline, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay APAC’s tax obligations, by the claims of target businesses or claims of vendors or other entities that are owed money by APAC for services rendered or contracted for or for products sold to APAC. If APAC consummates a business combination, PubCo will be liable for all such claims instead.

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the fact that APAC’s officers and directors are not required to, and will not, commit their full time to APAC’s affairs, which may result in a conflict of interest in allocating their time between APAC’s operations and the proposed Business Combination and their other businesses and obligations. In addition, the Sponsor and APAC’s officers and directors may in the future participate in the formation of, or become an officer or director of, other blank check companies prior to the completion of the Business Combination and could therefore have conflicts of interest in determining whether to present business combination opportunities to other blank check companies with which they may become involved, subject to APAC’s officers’ and directors’ fiduciary duties under Cayman law. APAC does not believe that such waiver of the corporate opportunities doctrine had any material impact on the identification of companies that may be appropriate acquisition targets.
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the fact that the Business Combination Agreement contemplates that the board of directors of PubCo shall consist of one director designated in writing by the Sponsor and reasonably acceptable to JEPLAN, and such individual may receive cash, fees and/or equity-based compensation from PubCo in connection with his or her directorship at PubCo.

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the continued indemnification of current directors and officers of APAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

At each meeting of the APAC Board in connection with the Business Combination until the Business Combination was approved by the APAC Board on June 16, 2023, each director of APAC declared his/her interests (if any) in the Business Combination. The APAC Board considered all such interests, among other matters, when it determined to proceed with the Business Combination after considering all such interests. The APAC Board determined that the overall benefits expected to be received by APAC and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the APAC Board determined that these interests could be adequately disclosed to its shareholders in this proxy statement/prospectus and that its shareholders could take them into consideration when deciding whether to vote in favor of the Proposals.
Potential Actions to Secure Requisite Shareholder Approvals
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding APAC’s securities, the Sponsor, APAC’s directors or officers, JEPLAN Shareholders, or their respective affiliates may purchase Public Shares from other investors, execute agreements to purchase such shares or warrants from such investors in the future, or enter into transactions with such investors or others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Proposals. The purpose of such share purchases and other transactions could be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met, or otherwise limit the number of Public Shares electing to redeem.
In the event that these Insider Purchasers purchase Public Shares from other investors, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
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This proxy statement/prospectus discloses the possibility that the Insider Purchasers may purchase shares, rights or warrants from public shareholders outside the redemption process, along with the purpose of such purchases;

•
If the Insider Purchasers were to purchase Public Shares, they would do so at a price no higher than the price offered through the redemption process;

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This proxy statement/prospectus includes a representation that any Public Shares purchased by the Insider Purchasers would not be voted in favor of approving the Business Combination;

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The Insider Purchasers purchasing Public Shares would not possess any redemption rights with respect to the shares or, if they do possess redemption rights, they would waive such rights; and

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APAC would file a Current Report on Form 8-K prior to the Extraordinary General Meeting providing the following information: (i) the amount of Public Shares purchased by the Insider Purchasers outside of the redemption offer, along with the purchase price; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of APAC security holders who made such sales (if not through the open market) or the nature of APAC security holders (e.g., 5% security holders) who made such sales; and (v) the number of Public Shares for which APAC has received redemption requests pursuant to its redemption offer.
Any purchases by the Sponsor, APAC’s directors or officers, JEPLAN Shareholders, or their respective affiliates may result in the completion of the Business Combination that may not otherwise have been possible, and the public “float” and number of beneficial holders and our round lot holders of the Public Shares may be reduced, possibly making it difficult for PubCo to obtain the quotation, listing or trading of its securities on a national securities exchange.
Regulatory Approvals Required for the Business Combination
Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. APAC and JEPLAN are not aware of any other regulatory approvals in the United States, Japan or elsewhere required for the consummation of the Business Combination.
Litigation Relating to the Business Combination
There have been no proceedings brought against APAC in relation to the Business Combination or the Business Combination Agreement.
Listing of PubCo Common Shares
It is a condition to each party’s obligation to complete the Business Combination that PubCo’s initial listing application with NYSE in connection with the Business Combination shall have been conditionally approved and the ADSs to be issued in connection with the Business Combination shall have been approved for listing on the NYSE, subject to official notice of issuance.
Certain Engagements in Connection with the Business Combination and Related Transactions
In connection with the Business Combination and the PIPE Investment, UBS Securities is acting as the exclusive capital markets adviser and placement agent to JEPLAN. Upon the consummation of the Business Combination, UBS Securities will be paid customary fees for its capital markets adviser and placement agent roles, and will also be entitled to reimbursement for its out-of-pocket expenses.
UBS Securities (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services, and they may provide investment banking and other services to APAC, JEPLAN and their respective founders, officers, directors and affiliates from time to time, for which they would expect to receive compensation.
Moreover, in the ordinary course of their respective business activities, UBS Securities (together with its affiliates, officers, directors and employees) may also make investment recommendations and/or publish or express independent research views in respect of various securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments, and may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of APAC, JEPLAN or their respective founders, officers, directors and affiliates.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, APAC will be treated as the “acquired” company for financial reporting purposes, and JEPLAN will be the accounting “acquirer.” This determination was primarily based on the assumption that JEPLAN Shareholders will hold a majority of the voting power of PubCo, JEPLAN’s operations will substantially comprise the ongoing operations of PubCo, JEPLAN’s designees are expected to comprise a majority of the governing body of PubCo, and JEPLAN’s senior management will comprise the senior management of PubCo. However, APAC does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of APAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by JEPLAN, which represents the fair value of the shares that JEPLAN would have had to issue for the ratio of ownership interest in PubCo to be the same as if the Business Combination had taken the legal form of JEPLAN acquiring shares of APAC, in excess of the net assets of APAC will be accounted for as stock-based compensation under IFRS 2 Share-Based Payment.
Certain Unaudited JEPLAN Prospective Financial Information
JEPLAN does not as a matter of course make public projections as to future revenues, performance, financial condition or other results, but, in connection with the evaluation of the Business Combination, JEPLAN’s management provided to its board of directors and the APAC Board certain internal, unaudited prospective financial information regarding JEPLAN for 2023 and 2024, which was discussed and revised in collaboration with APAC, and finalized on March 30, 2023 (the “Initial Projections”).
However, the Initial Projections were prepared prior to and do not take into account an equipment malfunction at JEPLAN’s PRT Plant during the melt polymerization process start-up preparation work that was investigated in August 2023 related to an unexpected noise occurring during agitation and rotation of one of the polymerization tanks. Production of r-PET was halted on August 3, 2023 to allow for an initial investigation of the issue. During the initial investigation, JEPLAN manually and electrically rotated the agitator section of the facility in question to (i) reproduce the abnormal noise, (ii) observe whether the agitator shaft was secure, and (iii) observe certain metrics to determine whether excessive load torque was being applied due to internal foreign matter or equipment damage. As a result, although abnormal noise could be heard, the agitator shaft was secure and no abnormality was found pursuant to the applicable metric observed. Based on these results, management decided to initiate a test operation of the plant on August 17, 2023. For two weeks, the plant was able to maintain steady-state daily production of 68 metric tons of r-PET resin with no negative effect on quality. Accordingly, management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full time. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management intends to address during a previously scheduled pause in production for routine refurbishment purposes during June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent, and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.” and “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” for more information. The Initial Projections also did not take into account increased legal and other advisory expenses in connection with the Closing of the Business Combination, and did not take into account the expectation that the licensing business would not contribute to revenue generation during fiscal year 2023.
As a result, on September 8, 2023, and after execution of the Business Combination Agreement, JEPLAN’s management finalized and provided to its board of directors and APAC certain updated internal, unaudited prospective financial information regarding JEPLAN for fiscal year 2023, which was reviewed and agreed upon by APAC, and which is intended to reflect the then currently-expected financial impact of the equipment malfunction at the PRT Plant and associated delays in the production of r-PET, the increased legal and other advisory expenses in connection with the Closing of the Business Combination, and the expectation that the licensing business would not contribute to revenue generation during fiscal year 2023. Consolidated Revenue, Consolidated Gross Profit and Consolidated EBITDA for 2023 as part of the Updated Projections are lower than those of the Initial Projections. However, in management’s estimation, the Updated Projections for 2024E remain unchanged from the Initial Projections, because (i) any pause in production required for remediation of the equipment malfunction at the PRT Plant can coincide with a pause that was previously scheduled for June 2024 for routine refurbishment purposes, which was contemplated by the Initial Projections for 2024E, at an estimated cost of ¥20 million, (ii) the delay in receipt of licensing revenue is not projected to materially extend into 2024, and (iii) the increased legal and other advisory expenses in connection with the Closing of the Business Combination will likely not be accounted for in 2024. Although the estimated cost of ¥20 million for the remediation of the equipment malfunction at the PRT Plant was not contemplated by the Initial Projections for 2024E, JEPLAN management viewed this amount as immaterial and manageable within the current budget of repairs and maintenance costs, and that accordingly, such costs did not affect such projections. Please see the applicable table below for details concerning the Updated Projections.
JEPLAN’s management, in collaboration with APAC, prepared the Projections in accordance with Japanese GAAP based on their judgment and assumptions, at the applicable time, regarding the future financial performance of JEPLAN. Because the historical financial statements of JEPLAN are instead prepared in accordance with the International Financial Reporting Standards (“IFRS”), the Projections may not be entirely comparable to JEPLAN’s historical financial statements and may differ in certain respects from how such Projections would be presented in accordance with IFRS. For example, the preparation of the Projections under Japanese GAAP and preparation under IFRS differ with respect to the following accounting policies:
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Amortization of goodwill.   With respect to the Projections, under Japanese GAAP, goodwill was amortized over a 16-year period using the straight-line method. If there were indications of impairment, a determination was made to decide whether to recognize an impairment loss. In contrast, under IFRS, amortization of goodwill is prohibited. Instead, an impairment test is conducted at least once annually, regardless of the presence of impairment indicators. If there are indications of impairment, the impairment test is carried out more frequently.

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Demolition, removal and restoration costs.   With respect to the Projections, under Japanese GAAP, amortization of a rental deposit was considered equivalent to the balance of the asset retirement obligation, which is the restoration cost at the time removal is permitted. This exceptional treatment for rental deposits is not permitted under IFRS. Further, regarding asset retirement obligations, under Japanese GAAP the adjustment amount over time is included in SG&A expenses, but under IFRS they are treated as finance costs.

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Leases; subsidiaries.   With respect to the Projections, under Japanese GAAP, rents were recognized as rental expenses for real estate rentals. Under IFRS, right-of-use assets and lease liabilities are recognized for lease assets, and depreciation and interest expense are recognized accordingly.

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Accrued vacation payment.   With respect to the Projections, under Japanese GAAP, no vacation accrual was recognized. Under IFRS, provisions for accumulating compensated absences must be recognized.

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Share-based payments.   With respect to the Projections, under Japanese GAAP, stock options were accounted for based on their estimated intrinsic value per unit of stock options, rather than the fair market value. For the Company’s tax-qualified stock options, the exercise price is set higher than the market value at the time of grant, resulting in a negative intrinsic value estimate and, consequently, zero expense. On the other hand, IFRS requires in principle that fair value estimates be made. Accordingly, compensation for labor and other services are estimated based on their fair value at the grant date, and stock-based compensation expense is recognized, prorated over the covered service period from the grant date to the vesting date.

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Government subsidies.   With respect to the Projections, under Japanese GAAP, government subsidies were accounted for using the surplus reserve method, while under IFRS, they are recognized as deferred income and subsequently recognized as revenue over the useful life of the related asset.

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Borrowing fees.   With respect to the Projections, under Japanese GAAP, borrowing fees were expensed as incurred, but under IFRS, borrowing costs are recorded as interest expense over the term of the loan and amortized as an adjustment to financial liabilities measured at amortized cost. The inclusion of the information below should not be regarded as an indication that JEPLAN or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The Projections are subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of JEPLAN’s management, including, among other things, the matters described in the sections entitled “Cautionary Note regarding Forward-Looking Statements” and “Risk Factors.” JEPLAN believes the assumptions for the Projections were reasonable at the time the financial information was prepared, given the information JEPLAN had at the time. However, important factors that may affect actual results and cause the results reflected in the Projections not to be achieved include, among other things, risks and uncertainties relating to JEPLAN’s business, industry performance, the regulatory environment, and general business and economic conditions. The Projections also reflect assumptions as to certain business decisions that are subject to change. The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of JEPLAN’s management, was prepared on a reasonable basis, reflected the then-best currently available estimates and judgments, and presented, to the best of management’s knowledge and belief at the time the financial information was prepared, the expected course of action and the expected future financial performance of JEPLAN. However, this information is not fact and may not be necessarily indicative of future results.
Neither JEPLAN’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the Projections and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, JEPLAN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. NONE OF JEPLAN, APAC OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY JEPLAN SHAREHOLDER, APAC SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
JEPLAN HAS NOT UPDATED NOR DOES IT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS SET FORTH BELOW TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE ON WHICH SUCH INFORMATION WAS PREPARED, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE.
The following table sets forth certain summarized financial information regarding JEPLAN for 2021 and 2022 and the Initial Projections regarding JEPLAN for 2023E and 2024E:
JPY million	2021	2022	2023E(2)	2024E(2)
Consolidated Revenue	2,521	6,324	8,052	10,735
Consolidated Gross Profit	226	305	1,411	4,279
Consolidated Adjusted EBITDA	(705)(1)	(1,295)(1)	(310)(3)	2,321(3)

(1)
Consolidated Adjusted EBITDA for 2021 and 2022 is a non-IFRS financial measure defined as net loss for the years presented before income tax benefit, finance expense, finance income, and depreciation and amortization.

(2)
Initial Projections for Consolidated Revenue, Consolidated Gross Profit, and Consolidated Adjusted EBITDA for 2023E and 2024E were prepared prior to and do not take into account the financial impact of the equipment malfunction at the PRT Plant in August 2023, as described above. Accordingly, management does not believe the projected financial information included herein for 2023E represents a reliable current forecast and should not be relied upon as such. Repairs and maintenance costs estimated for these Initial Projections are 2023E and 2024E are JPY 474,000 thousand and JPY 478,000 thousand, respectively. The increase in Consolidated Gross Profit relative to Consolidated Revenue for 2024E as compared to such financial measures for 2021, 2022, and 2023E is due to a projected increase in licensing business in 2024E, which commands a greater profit margin than resin sales. Research and development expenses for 2023E and 2024E are JPY 636,000 thousand and JPY 1,088,000 thousand, respectively, due to additional personnel projected to be hired for continued development of REWIND® PET technology and JEPLAN’s existing proprietary technology.

(3)
Consolidated Adjusted EBITDA for 2023E and 2024E is a non-IFRS financial measure defined as net (loss) or net income for the years presented before income tax (expense) benefit, finance expense, finance income, depreciation and amortization, one-off listing expenses as well as the construction costs in relation to the REWIND® PET semi-industrial unit in 2023 and 2024. Construction costs will be capitalized and are non-recurring and therefore excluded from this financial measure because they are expected to be incurred from 2023 through 2024. In addition, Consolidated Adjusted EBITDA for 2023E and 2024E does not take into account the impact of financial liabilities at fair value through profit or loss nor non-operating income and expenses.

The following table sets forth the Updated Projections regarding JEPLAN for 2023E:
JPY million	2023E(1)
Consolidated Revenue	6,432
Consolidated Gross Profit	810
Consolidated Adjusted EBITDA	(818)(2)

(1)
Updated Projections for Consolidated Revenue, Consolidated Gross Profit, and Consolidated Adjusted EBITDA for 2023E are intended to reflect the expected financial impact of the equipment malfunction at the PRT Plant in August 2023, as described above. Repairs and maintenance costs estimated for 2023E in the Updated Projections are JPY 523,000 thousand.

(2)
Consolidated Adjusted EBITDA for 2023E is a non-IFRS financial measure defined as net (loss) or net income for the years presented before income tax (expense) benefit, finance expense, finance income, depreciation and amortization, one-off listing expenses as well as the construction costs in relation to the REWIND® PET semi-industrial unit in 2023. Such construction costs are excluded from this financial measure because management believes they are non-recurring, as they will only be incurred from 2023 through 2024, at which point the demonstration of REWIND® PET technology will cease, and with it, any related construction. The construction costs will be capitalized. In addition, Consolidated Adjusted EBITDA for 2023E does not take into account the impact of financial liabilities at fair value through profit or loss nor non-operating income and expenses.

Consolidated Adjusted EBITDA included in the Projections is a non-IFRS financial measure. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by JEPLAN may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor or to the other party in connection with a business combination transaction are excluded from the definition of non-IFRS financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to an IFRS financial measure. For these reasons, and because JEPLAN is unable without unreasonable effort to predict with reasonable certainty the amount or timing of non-IFRS adjustments that are used to calculate Consolidated Adjusted EBITDA for 2023E and 2024E, JEPLAN has not provided a reconciliation of such financial measures included in the prospective financial information to the relevant IFRS financial measures. However, JEPLAN has opted to provide a reconciliation of such financial measures to the relevant IFRS financial measures for 2021 and 2022, below:
	For the Year Ended December 31,
Reconciliation of Consolidated Adjusted EBITDA:	2022	2021
	(in thousands of JPY)
Net Loss:	(2,041,760)	(1,299,040)
Add Back:	746,821	594,004
Income tax benefit	(34,016)	(26,938)
Finance expense	112,150	98,349
Finance income	(57)	(77)
Depreciation and amortization	668,774	522,670
Consolidated Adjusted EBITDA	(1,294,939)	(705,036)
The Projections were prepared using a number of assumptions, including the following assumptions that JEPLAN management believed to be material:
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the licensing business is successfully launched and substantially contributes to revenue growth in 2024, including with respect to licensing fees expected to be earned from three new licensing arrangements in 2024;

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PRT remains party to resin purchase agreements, certain of which include purchase volume commitments, providing visibility through 2024;

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increased selling price of r-PET resin produced by PRT, with formula pricing that adjusts to account for variations in input costs such as electricity and gas, as had been in place since August 2022;

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JEPLAN becomes more cost-competitive by successfully diversifying raw materials and improving raw materials collection efficiency, including with respect to monoethylene glycol (MEG) (for more information, see “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operation — Trend Information — Raw Materials”); and

•
the PRT Plant experiences no further r-PET production pauses.

THE PROJECTIONS ARE NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IN ORDER TO INDUCE ANY APAC SHAREHOLDERS TO VOTE IN FAVOR OF ANY OF THE PROPOSALS AT THE SPECIAL MEETING.
We encourage you to review the financial statements of JEPLAN included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.
NONE OF APAC, JEPLAN AND ANY OF THEIR RESPECTIVE AFFILIATES INTENDS TO, AND, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, EACH EXPRESSLY DISCLAIMS ANY OBLIGATION TO, UPDATE, REVISE OR CORRECT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE SUCH PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE INAPPLICABLE OR ANY OF THE PROJECTIONS OTHERWISE WOULD NOT BE REALIZED.
Summary of Financial Analysis
The following is a summary of the material financial analysis presented to and reviewed by the APAC Board in connection with the valuation of JEPLAN in the Business Combination. The summary set forth below does not purport to be a complete description of the financial analysis reviewed or factors considered by APAC’s management. APAC may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analysis set forth below include information presented in tabular format. Considering the data in the tables specified below without considering all financial analysis or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying APAC’s financial analysis and the APAC Board’s recommendation.
The valuation analysis reviewed by the APAC Board were conducted based upon numerous material assumptions with respect to, among other things, the market size, commercial efforts and industry performance of JEPLAN, general business and economic conditions, and numerous other factors, many of which are beyond the control of APAC, JEPLAN or any other parties to the Business Combination. None of JEPLAN, APAC or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in such financial analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of JEPLAN does not purport to be appraisals or reflect the prices at which PubCo’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. To the extent unaudited prospective financial information was used in connection with such financial analysis, such information consisted of the Initial Projections, not the Updated Projections. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
Comparable Analysis
The comparable company analysis contained in the valuation analysis reviewed and discussed by the APAC Board on June 2, 2023 (the “June 2 Discussion Materials”) contained public trading market valuations of listed comparable companies across the PET chemical recycling technology company, emerging recycling technology company and PET producer spaces.
The table below sets forth the comparable companies selected as part of the financial analyses of JEPLAN in the June 2 Discussion Materials:
PET Chemical Recycling	Emerging Recycling	PET Producer
Loop Industries, Inc.	Li-Cycle Holdings Corp.	Far Eastern New Century Corporation
Carbios SAS	Agilyx ASA	Indorama Ventures Public Company Limited
PureCycle Technologies, Inc.
The key selection criteria used to determine the comparable companies included, among others, the following factors: (i) nature of technology, (ii) the products / services offered, and (iii) revenue growth profile in similar industries. Among the companies that satisfied one or more of the above key selection criteria, the seven companies above were selected because they (a) are engaged in the development of chemical recycling technology for plastic, including PET, (b) offer goods and services similar to JEPLAN’s, and (c) have applied leading technology in their respective product/service offerings. Certain other companies were excluded from the comparable analysis even though they satisfied one or more of the key selection criteria, because such companies had a more diversified product mix than JEPLAN’s. Four of the comparable companies selected for the comparable analysis (namely, Loop Industries, Inc., Carbios SAS, Li-Cycle Holdings Corp. and PureCycle Technologies, Inc.) are start-ups and the other three are relatively matured companies in the industry. As illustrated in the table below, the enterprise value (“EV”)/revenue multiples of these start-ups are much higher than those of the matured companies in the pool of comparable companies, and for the purposes of the comparable analysis each EV/revenue multiple larger than 20x was omitted as an outlier value when calculating the average. Because this omission reduces the average EV/revenue multiple, APAC’s management believes the estimated equity value calculated from such reduced average EV/revenue multiple is more conservative.

The table below sets forth the EV/revenue multiples of these comparable companies based on publicly available market data as of May 16, 2023.
EV / Revenue
Comparable Company	2023E	2024E
Loop Industries, Inc.△	214.1x*	23.2x*
Carbios SAS	56.5x*	16.0x
Agilyx ASA	6.5x	2.3x
PureCycle Technologies, Inc.	28.3x*	12.0x
Li-Cycle Holdings Corp.	26.0x*	5.2x
Far Eastern New Century Corporation	1.9x	1.8x
Indorama Ventures Public Company Limited	0.8x	0.8x
Average*	3.1x	6.3x

(*)
EV/revenue multiple larger than 20x is omitted as an outlier value when calculating the average.

(△)
Loop Industries, Inc. was included in the table since it was considered by APAC to be an appropriate comparable company from a business perspective given that it also utilizes PET chemical recycling technology (although such technology is not identical to JEPLAN’s).

JEPLAN’s 75% ownership of PRT and an IPO discount of 20% were also factored into the calculation of JEPLAN’s equity value on the basis of JEPLAN’s estimated EV as determined based on its forward revenue and EV/revenue multiple, which in turn were based on the Initial Projections, not the Updated Projections. The result of such financial analysis indicated an estimated equity valuation of JEPLAN in the range of $96 million and $322 million (calculated based on an exchange rate of ¥135 to $1.00) based on JEPLAN’s EV/revenue multiple forecasts for 2023 and 2024, respectively. The Proposed Valuation of $300 million falls within such estimated equity valuation range.
As part of the review and evaluation of the Proposed Valuation, the APAC Board also reviewed and considered JEPLAN’s valuation in its Series D financing (which was consummated in August 2022 at a post-money valuation of $260 million) as a reference, on which basis the APAC Board also took into account the substantial growth in revenue achieved by JEPLAN since the closing of JEPLAN’s Series D financing and the solid R&D progress at KHP Plant since then.

THE BUSINESS COMBINATION AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto.
The Business Combination
On June 16, 2023, APAC, JEPLAN, PubCo and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger, the Share Exchange and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.
The Structure of the Business Combination and Consideration to be received in the Business Combination
Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Share Exchange and the Merger, the parties will consummate the Business Combination and JEPLAN and APAC will become direct wholly-owned subsidiaries of PubCo.
Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order:
Pre-Merger Reorganization
(a)
Prior to the Merger Effective Time, each of JEPLAN, PubCo and Merger Sub shall implement or cause to be implemented the Pre-Merger Reorganization (including the Share Exchange) at such time and in such order and manner prescribed by the Pre-Merger Reorganization Schedule, unless otherwise mutually agreed in writing by JEPLAN and APAC.

(b)
From and after the Share Exchange Effective Time and before the Merger Effective Time, the effect of the Pre-Merger Reorganization shall be as provided in the Business Combination Agreement (including the Pre-Merger Reorganization Schedule) and the applicable provisions of the Japan Act. Without limiting the generality of the foregoing, and subject thereto, at the Share Exchange Effective Time, (i) each JEPLAN Common Share issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for such fraction of a newly issued PubCo Common Share that is equal to the Exchange Ratio, without interest, subject to rounding (the aggregate of PubCo Common Shares so issued, the “PubCo Exchange Shares,” and such exchange, the “Share Exchange”), provided that each JEPLAN Shareholder may elect to receive, in lieu of PubCo Common Shares, ADSs representing PubCo Common Shares issued to such JEPLAN Shareholder in the Share Exchange; (ii) each JEPLAN Option issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio; and (iii) JEPLAN Shareholders and optionholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Exchange Shares and options to purchase such fraction of PubCo Common Shares, respectively, and JEPLAN shall become a direct, wholly-owned subsidiary of PubCo. Notwithstanding anything to the contrary contained in the Business Combination Agreement, no fraction of a PubCo Common Share will be issued by virtue of the Share Exchange.

The Merger
(a)
At the Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Public Share and one-half of one Public Warrant in accordance with the terms of the applicable SPAC Unit.

(b)
Immediately following the SPAC Class B Conversion and the SPAC Unit Separation in accordance with the terms of the Business Combination Agreement, each Public Share issued and outstanding immediately prior to the Merger Effective Time (including the Public Shares held as a result of the SPAC Unit Separation but excluding (i) Public Shares in respect of which the eligible holder has validly exercised its redemption rights, (ii) Public Shares owned by APAC as treasury shares, if any, and (iii) those Public Shares that are held by APAC shareholders who have validly exercised their dissenters’ rights for such shares in accordance with the Cayman Islands Companies Act and for whom the consideration for such Public Shares will be determined in accordance with the relevant statutory procedure under the Cayman Islands Companies Act) shall automatically be cancelled and cease to exist in exchange for the right to receive one ADS duly and validly issued against the deposit of one PubCo Common Share with PubCo’s depositary bank, with which PubCo has established and sponsored an American depositary receipt facility.
(c)
(i) Each Public Warrant outstanding immediately prior to the Merger Effective Time (including the Public Warrants held as a result of the SPAC Unit Separation) shall cease to exist in exchange for a PubCo Series 1 warrant (each, a “PubCo Series 1 Warrant”) to purchase PubCo Common Shares represented by ADSs pursuant to the terms and conditions of the PubCo Warrant Agreement; and (ii) each Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall cease to exist in exchange for a PubCo Series 2 warrant (each, a “PubCo Series 2 Warrant,” and each of the PubCo Series 1 Warrants and PubCo Series 2 Warrant is referred to as a “PubCo Warrant”) to purchase PubCo Common Shares represented by ADSs pursuant to the terms and conditions of the PubCo Warrant Agreement. Subject to the Japan Act, each PubCo Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the PubCo Warrant Agreement.

(d)
All shares of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of APAC as the surviving entity, which ordinary share shall constitute the only issued and outstanding share in the capital of APAC.

The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).
The following diagram shows the current structure of JEPLAN. For more information about the ownership interests of JEPLAN prior to the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.” The diagram below omits Sojitz Corporation, which holds 25% of the equity interests of PRT.

Following the Merger Effective Time, each of APAC and JEPLAN shall be direct wholly-owned subsidiaries of PubCo. The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the Public Warrants, Private Placement Warrants, and PubCo Exchange Options) and structure of PubCo immediately following the consummation of the Business Combination. These relative percentages assume that (i) none of APAC’s existing Public Shareholders exercise their redemption or dissenter rights in connection with the Business Combination with respect to their Public Shares, (ii) no additional equity securities of APAC, JEPLAN, or PubCo are issued at or prior to Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), and (iii) 844,500 shares that are now subject to vesting provisions as Earn-In Shares are excluded.
If 844,500 shares that are now subject to vesting provisions as Earn-In Shares are assumed to be vested, the pro forma ownership percentages (excluding the impact of the shares underlying the Public Warrants, Private Placement Warrants and PubCo Exchange Options) for JEPLAN Shareholders, Other Initial Shareholders, Sponsor, and Public Shareholders would be 65.1%, 0.2%, 10.2%, and 24.5%, respectively. For more information about the ownership interests of JEPLAN immediately following the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
Closing
The Closing shall take place remotely by conference call and exchange of documents and signatures in accordance with the Business Combination Agreement on the first date on which all conditions set forth in the Business Combination Agreement that are required thereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or in such other manner as shall be agreed upon by APAC and JEPLAN in writing.
Representations and Warranties
The Business Combination Agreement contains the following representations and warranties of the parties thereto that are customary for transactions of this nature. These representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing.

Representations and Warranties of JEPLAN
The Business Combination Agreement contains representations and warranties of JEPLAN relating to, among other things:
(a)
the due organization, good standing and qualification of JEPLAN and each of its subsidiaries and the solvency of JEPLAN and each of its subsidiaries;

(b)
the capitalization of JEPLAN and its subsidiaries, including their outstanding common shares and other equity securities;

(c)
the due authorization of JEPLAN to execute the Business Combination Agreement and other Transaction Documents, to consummate the transactions contemplated thereby (including the Pre-Merger Reorganization) and to perform its obligations thereunder;

(d)
the absence of conflicts by the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents with Laws applicable to, or organizational documents and material contracts of, JEPLAN and its subsidiaries;

(e)
filings, submissions, applications or consents from Governmental Authorities required in connection with the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents by JEPLAN;

(f)
compliance with all applicable Laws by JEPLAN and its subsidiaries and approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority that are required to conduct the business of JEPLAN and each of its subsidiaries;

(g)
the filing of material tax returns required to be filed by or with respect to JEPLAN and each of its subsidiaries and the payment of material taxes due and payable by JEPLAN and each of its subsidiaries, and action, audit, assessment or other proceeding that is currently pending with respect to any tax returns or taxes of JEPLAN or any of its subsidiaries;

(h)
the audited consolidated balance sheet of JEPLAN and its subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal years then ended, together with the auditor’s reports thereon, and the maintenance of a system of internal accounting controls by JEPLAN;

(i)
the operation of the business in the ordinary course since December 31, 2021 by JEPLAN and its subsidiaries, including the collection of receivables and paid payables and similar obligations in the ordinary course, and there having not been any Company Material Adverse Effect;

(j)
litigation or proceedings pending or threatened against or affecting, or judgments or awards unsatisfied against, or governmental order in effect and binding on, JEPLAN or any of its subsidiaries;

(k)
material contracts of JEPLAN or any of its subsidiaries and the duly performance by JEPLAN or its applicable subsidiary of its obligations under each such material contract;

(l)
good and marketable title to the Company Owned Real Property (as defined in the Business Combination Agreement) and compliance with applicable Laws in respect of any Company Lease (as defined in the Business Combination Agreement) and any material breach by JEPLAN or its applicable subsidiary under any Company Lease;

(m)
the registered intellectual property of JEPLAN and its subsidiaries and any violation, infringement, dilution or misappropriation of intellectual property against or by JEPLAN or any of its subsidiaries;

(n)
material compliance with applicable Laws related to labor or employment and any pending or threatened material action relating to the violation of any applicable Laws by JEPLAN or any of its subsidiaries related to labor or employment;

(o)
material compliance with applicable Laws related to the benefit plans maintained by JEPLAN or any of its subsidiaries and timely contributions to each such benefit plan by JEPLAN or its applicable subsidiary;

(p)
brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated based upon arrangements made by and on behalf of JEPLAN or any of its controlled affiliates;

(q)
the information supplied by JEPLAN in writing specifically for inclusion in this proxy/registration statement;

(r)
material compliance with all applicable environmental Laws, and any actual or alleged material violation by JEPLAN or any of its subsidiaries of applicable environmental Laws or actions pending or threatened against JEPLAN or any of its subsidiaries under applicable environmental Laws;

(s)
maintenance of customary insurance policies by JEPLAN and each of its subsidiaries; and

(t)
compliance by JEPLAN and each of its subsidiaries with the privacy laws and other data security requirements, maintenance of all necessary and appropriate data security policies by JEPLAN and any dispute, claim, complaint or demand relating to processing of personal data or compliance with any data security requirements involving JEPLAN or any of its subsidiaries.

Representations and Warranties of APAC
The Business Combination Agreement contains representations and warranties of APAC relating to, among other things:
(a)
the duly organization, good standing, corporate power and qualification of APAC;

(b)
the capitalization of APAC, including its outstanding ordinary shares and other equity securities;

(c)
the due authorization of APAC to execute the Business Combination Agreement and other Transaction Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder;

(d)
the absence of conflicts by the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents with Laws applicable to, or organizational documents and contracts of, APAC;

(e)
filings, submissions, applications or consents from Governmental Authorities required in connection with the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents by APAC;

(f)
the filing of material tax returns required to be filed by or with respect to APAC and the payment of material taxes due and payable by APAC, and action, audit, assessment or other proceeding that is currently pending with respect to any tax returns or taxes of APAC;

(g)
the financial statements of APAC contained in APAC’s filings with the SEC, and the maintenance of a system of internal accounting controls by APAC;

(h)
the operation of the business in the ordinary course since September 30, 2021 by APAC, and there having not been any SPAC Material Adverse Effect;

(i)
litigation or proceedings pending or threatened against or affecting, or judgments or awards unsatisfied against, or governmental order in effect and binding on, APAC;

(j)
brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated based upon arrangements made by and on behalf of APAC or any of its affiliates;

(k)
the information supplied or to be supplied by APAC in writing specifically for inclusion in this proxy/registration statement;

(l)
APAC’s filings with the SEC;

(m)
the Trust Account, including there being at least US$182,481,513 in the Trust Account as of the date of the Business Combination Agreement;

(n)
APAC not being an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act, and APAC’s status as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012;

(o)
the absence of any business activities of APAC other than activities related to the IPO or directed toward the accomplishment of a business combination;

(p)
the NYSE listing status of the Public Shares, Public Warrants and SPAC Units and the compliance by APAC with rules of NYSE and the rules and regulations of the SEC related to such listing; and

(q)
material contracts of APAC included in APAC’s filings with the SEC.

Representations and Warranties of PubCo and Merger Sub
The Business Combination Agreement contains representations and warranties of each of PubCo and Merger Sub relating to, among other things:
(a)
the duly organization, good standing, corporate power and qualification of each of PubCo and Merger Sub;

(b)
the capitalization of each of PubCo and Merger Sub, including its issued and outstanding share capital and authorized share capital;

(c)
the due authorization of each of PubCo and Merger Sub to execute the Business Combination Agreement and other Transaction Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder;

(d)
the absence of conflicts by the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents with Laws applicable to, or organizational documents and contracts of, each of PubCo and Merger Sub;

(e)
filings, submissions, applications or consents from Governmental Authorities required in connection with the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents by each of PubCo and Merger Sub;

(f)
the operation of the business in the ordinary course since the date of incorporation by each of PubCo and Merger Sub;

(g)
litigation or proceedings pending or threatened against, or judgments or awards unsatisfied against, or governmental order in effect and binding on, PubCo or Merger Sub;

(h)
brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated based upon arrangements made by and on behalf of PubCo or Merger Sub or any of their respective affiliates;

(i)
the information supplied or to be supplied by each of PubCo and Merger Sub in writing specifically for inclusion in this proxy/registration statement;

(j)
the formation of each of PubCo and Merger Sub solely for the purpose of effecting the transactions contemplated by the Business Combination Agreement;

(k)
the classification of each of PubCo and Merger Sub as a corporation for U.S. federal income tax purposes; and

(l)
PubCo’s status as a foreign private issuer as defined in Rule 405 under the Securities Act and an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Company Material Adverse Effect and SPAC Material Adverse Effect (see “— Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the JEPLAN Disclosure Schedule and the SPAC Disclosure Schedule, respectively.
Material Adverse Effect
With respect to JEPLAN, “Company Material Adverse Effect” as used in the Business Combination Agreement means any event, state of facts, development, change, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations, or financial condition of JEPLAN and its subsidiaries, taken as a whole or (ii) the ability of JEPLAN, any of its subsidiaries, PubCo or Merger Sub to consummate the Transactions. However, in no event would any of the following events, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”:
(a)
any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic or pandemic, acts of nature, or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions, riots, or insurrections;

(f)
any failure in and of itself of JEPLAN and any of its subsidiaries to meet any projections or forecasts (provided that this exception shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in, or contributed to a Company Material Adverse Effect);

(g)
any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which JEPLAN or any of its subsidiaries operate; or

(h)
the announcement of the Business Combination Agreement and the Transactions, including any termination of, reduction in, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on JEPLAN’s and its subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties, or other person;

provided, further, that in the case of each of (b), (d), (e) and (g), any such event, state of facts, development, change, circumstance, occurrence or effect to the extent it disproportionately affects JEPLAN or any of its subsidiaries relative to other similarly situated participants in the industries and geographies in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
With respect to APAC, “SPAC Material Adverse Effect” as used in the Business Combination Agreement means any event, state of facts, development, change, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of APAC or (ii) the ability of APAC to consummate the Transactions. However, in no event would any of the following events, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”:
(a)
any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement;

(b)
any change in interest rates or economic, political, business, or financial market conditions generally;

(c)
the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic or pandemic, acts of nature, or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions, riots, or insurrections;

(f)
any event, state of facts, development, change, circumstance, occurrence or effect that is cured by APAC prior to the Closing;

(g)
the announcement of the Business Combination Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on APAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties, or other person;

(h)
the number of APAC shareholders who exercise their Redemption Right, the number of Dissenting Shares or the failure to obtain the required approval of APAC’s shareholders; or

(i)
any change in the trading price or volume of the SPAC Units, Public Shares, or Public Warrants (provided that the underlying causes of such changes referred to in (i) may be considered in determining whether there is a SPAC Material Adverse Effect, except to the extent such cause is within the scope of any other exception within this definition);

provided, further, that in the case of each of (b), (d) and (e), any such event, state of facts, development, change, circumstance, occurrence or effect to the extent it disproportionately affects APAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to have, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to APAC, the number of APAC shareholders who exercise their Redemption Right or the failure to obtain APAC shareholders’ approval of the Proposals shall not be deemed to be a SPAC Material Adverse Effect.
Covenants of the Parties
Certain Covenants of JEPLAN
JEPLAN made certain covenants under the Business Combination Agreement, including, among other things, the following.
Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) as set forth in the JEPLAN Disclosure Schedule, or (iv) as consented to by APAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), during the Interim Period, JEPLAN (1) shall use reasonable best efforts operate its business and its subsidiaries’ business in all material respects in the ordinary course of business; (2) shall preserve its (and its subsidiaries’) business and material operational relationships in all material respects with suppliers, contractors, licensors, employees, landlords, customers, and distributors; and (3) shall not, and shall cause its subsidiaries not to, except as otherwise expressly required or permitted by the Transaction Documents or required by Law, to:
(a)
(i) amend its articles of incorporation or other Company Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business or operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;
(b)
other than in the ordinary course of business, incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding JPY30 million in the aggregate;

(c)
transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the equity securities of JEPLAN or any of its subsidiaries to a third-party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of JEPLAN or any of its subsidiaries to purchase or obtain any equity securities of JEPLAN or any of its subsidiaries to a third-party, other than the issuance of JEPLAN Common Shares (A) upon the settlement or exercise of JEPLAN Options (outstanding as of the date of the Business Combination Agreement or granted thereafter in compliance with the Business Combination Agreement) in accordance with their terms, or (B) pursuant to obligations incurred by JEPLAN prior to the date of the Business Combination Agreement, as described in the JEPLAN Disclosure Schedule;

(d)
sell, lease, sublease, license, transfer, abandon, allow to lapse, or impose any encumbrance upon or otherwise dispose of any material property or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to contracts entered into in the ordinary course of business, (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed JPY100 million in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of JEPLAN or its subsidiaries in the ordinary course of business;

(e)
sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of, or impose any encumbrance (other than encumbrances permitted under the Business Combination Agreement) upon any Intellectual Property;

(f)
disclose any trade secrets or personal data to any person (other than pursuant to valid and enforceable contracts entered into in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

(g)
merge, consolidate or amalgamate with or into any person;

(h)
make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances except, in any such case with a value or purchase price in excess of JPY100 million in the aggregate;

(i)
settle any Action by any Governmental Authority or any other third party material to the business of JEPLAN and its subsidiaries taken as a whole, in excess of JPY100 million in the aggregate;

(j)
(i) split, combine, subdivide, adjust, recapitalize, reclassify, or otherwise effect any change in respect of any of its equity securities, except for any such transaction by a wholly-owned subsidiary of JEPLAN that remains a wholly-owned subsidiary of JEPLAN after the consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, except for the redemption of equity securities as set forth in the JEPLAN Disclosure Schedule in accordance with repurchase rights existing on the date of the Business Combination Agreement, or (iii) amend any term or alter any rights of any of its outstanding equity securities;

(k)
authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount not to exceed JPY100 million in the aggregate;

(l)
(i) except in its ordinary course of business, amend any material contract, or extend, transfer, terminate or waive any right or entitlement of material value under any material contract; or (ii) following the execution of the Share Exchange Agreement pursuant to the Pre-Merger

Reorganization Schedule, amend, modify, supplement, restate or waive any terms of, or terminate, such Share Exchange Agreement;
(m)
voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any material permit, except in the ordinary course of business;

(n)
make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

(o)
except in the ordinary course of business or as otherwise required by applicable Laws, (i) make, change or revoke any election in respect of material taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended tax return, (iv) enter into any material tax closing agreement, (v) settle any material tax claim or assessment, (vi) surrender any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, or (viii) fail to pay any tax that became due and payable (including estimated tax payments);

(p)
take, or fail to take, any action if such action or failure would reasonably be expected prevent, impair or impede the Intended Tax Treatment (as defined in the Business Combination Agreement);

(q)
except in the ordinary course of business, (i) increase or decrease the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers, employee, individual consultant or other individual service provider of JEPLAN or its subsidiaries whose annual base compensation exceeds JPY30 million, (ii) pay, grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former directors, officers, employee, individual consultant or other individual service provider of JEPLAN or its subsidiaries, or (iii) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits or increase in the benefits or compensation provided under any benefit plan or otherwise due to any of its current or former employees, directors, officers, individual consultants or other individual service providers of JEPLAN or its subsidiaries;

(r)
amend, modify, or terminate any benefit plan or adopt or establish, adopt or enter into a new benefit plan (or any plan, program, agreement or other arrangement that would be a benefit plan if in effect as of the date of the Business Combination Agreement), except in connection with annual renewals for benefit plans that are health and welfare programs in the ordinary course of business;

(s)
waive or release any non-competition, non-solicitation, non-disclosure, non-interference, confidentiality or non-disparagement obligation of any current or former director, officer or employee of JEPLAN or its subsidiaries;

(t)
(i) modify, extend, amend, negotiate, terminate or enter into any collective bargaining agreement or other contract with any union or (ii) recognize or certify any union or group of employees as the bargaining representative for any employees of JEPLAN or any of its subsidiaries;

(u)
implement or announce any plant closing, group layoff of employees, reduction-in-force, furlough or similar action; or

(v)
enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (v));

provided, however, that during the period from the Share Exchange Effective Time through Closing, neither JEPLAN nor PubCo shall take any action except as required or contemplated by the Business Combination Agreement or the other Transaction Documents.
Upon reasonable prior notice and subject to applicable Laws, from the date of the Business Combination Agreement until the Merger Effective Time, JEPLAN shall, and shall cause each of its subsidiaries and each of its and its subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its representatives to, afford APAC and its officers, directors, employees and representatives, following reasonable notice from APAC, reasonable access during normal business hours to the officers, directors, employees, properties, offices and other facilities, books and records of each of it and its subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested, subject to certain exceptions as set forth in the Business Combination Agreement.
During the Interim Period, JEPLAN shall not, and it shall cause its controlled affiliates and its and their respective representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any equity securities of JEPLAN, any of its subsidiaries, or a newly-formed holding company of JEPLAN or such subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
If necessary, JEPLAN shall use its commercially reasonable efforts to (i) cause one or more JEPLAN Shareholders to enter into one or more shareholder support agreements each in substantially the same form as the Shareholder Support Agreement, such that the aggregate voting power in JEPLAN of such JEPLAN Shareholders, when combined with the aggregate voting power in JEPLAN of those JEPLAN Shareholders who have already entered into the Shareholder Support Agreement, will be sufficient as of the time of the JEPLAN Shareholder Meeting to obtain JEPLAN Shareholder Approval; (ii) cause certain JEPLAN Shareholders to, as soon as reasonably practicable after the date of the Business Combination Agreement and in any event prior to the Share Exchange Effective Time, enter into lock-up agreements; (iii) obtain the consents set forth in the JEPLAN Disclosure Schedule prior to the Share Exchange Effective Time, and (iv) keep APAC reasonably informed of the progress of obtaining those consents.
Certain Covenants of APAC, PubCo and Merger Sub
APAC, PubCo and Merger Sub made certain covenants under the Business Combination Agreement, including, among other things, the following:
Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) in connection with any exercise of the Extension Option or the adoption and approval of the amendments to the SPAC Articles to extend the Business Combination Deadline, on such terms as determined at the sole discretion of APAC, or (iv) as consented to by JEPLAN in writing (which consent, with respect to the matters set forth in (f) and (h) below shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, APAC, PubCo, and Merger Sub (1) shall operate its business in the ordinary course of business and (2) shall not:
(a)
with respect to APAC only, (i) seek any approval from APAC shareholders to change, modify or amend the Trust Agreement or the SPAC Articles, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective organizational documents, except as expressly contemplated by the Transaction Proposals;

(b)
(i) set aside, make or declare any dividend or other distribution to its shareholders (whether in cash, shares, equity securities or property), (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, warrants or other equity securities, other than a redemption of Public Shares in connection with the exercise of any Redemption Right by any APAC shareholder or upon conversion of Founder Shares in accordance with the SPAC Articles;

(c)
merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) or make any advance or loan to or investment in any other person or be acquired by any other person;

(d)
except in the ordinary course of business or as otherwise required by applicable Laws, (i) make, change or revoke any election in respect of taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended tax return, (iv) enter into any material tax closing agreement with any Governmental Authority, (v) settle any material tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, or (viii) knowingly fail to pay any material tax that becomes due and payable (including estimated tax payments) (other than taxes being contested in good faith and for which adequate reserves have been established in APAC’s financial statements in accordance with GAAP);

(e)
enter into, renew or amend in any material respect, any transaction or material contract, except for material contracts entered into in the ordinary course of business;

(f)
incur, guarantee or otherwise become liable for any indebtedness or other material liability, other than (i) indebtedness or other liabilities expressly contemplated by the Business Combination Agreement, including as set out in the SPAC Disclosure Schedule or (ii) liabilities that qualify as SPAC Transaction Expenses;

(g)
make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(h)
(i) issue any equity securities, other than the issuance of equity securities of PubCo pursuant to the subscription agreement for the PIPE Investments, the Business Combination Agreement or in connection with any loan made to APAC by any of the Sponsor, an affiliate of the Sponsor, or any of APAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination, or the issuance of Public Shares upon conversion of Founder Shares in accordance with the SPAC Articles or (ii) grant any options, warrants or other equity-based awards;

(i)
settle or agree to settle any Action before any Governmental Authority or that imposes injunctive or other non-monetary relief on APAC, PubCo, or Merger Sub;

(j)
form any subsidiary;

(k)
liquidate, dissolve, reorganize or otherwise wind-up the business and operations of APAC; or

(l)
enter into any agreement or otherwise make any commitment to do any action prohibited under the Business Combination Agreement (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing sub-sections (a) through (l)).

From the date of the Business Combination Agreement through the Closing, APAC shall use reasonable best efforts to ensure APAC remains listed as a public company on the NYSE, and PubCo shall promptly apply for, and shall use reasonable best efforts to cause, its ADSs and PubCo Series 1 Warrants to be issued in connection with the Transactions to be approved for listing on the NYSE and accepted for clearance by DTC, subject to official notice of issuance, prior to the Closing Date.
During the Interim Period, APAC will not, and it will cause its affiliates and its and their respective representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to the SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to the SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding the SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
During the Interim Period, each of APAC and PubCo will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Prior to the Closing Date, APAC shall take all such steps (to the extent permitted under applicable Laws) as are reasonably necessary to cause any acquisition or disposition of PubCo Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Certain Joint Covenants
The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among other things, that each of JEPLAN, APAC, PubCo and Merger Sub shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:
(a)
cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions as soon as practicable and any and all action necessary to consummate the Transactions, and to use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable regulatory approval with respect to the Transactions as promptly as possible after the execution of the Business Combination Agreement;

(b)
diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or regulatory approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions;

(c)
(i) cause this proxy statement/prospectus, when filed with the SEC, to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning this proxy statement/prospectus, (iii) cause the this proxy statement/prospectus to be declared effective under the Securities Act as promptly as practicable and (iv) keep this proxy statement/prospectus effective as long as is necessary to consummate the Transactions;

(d)
(i) obtain all material consents and approvals of third parties that JEPLAN and any of its subsidiaries or any of APAC, PubCo and Merger Sub, as applicable, are required to obtain in order to consummate the Transactions; and (ii) take such other action as may be reasonably necessary or as another party thereto may reasonably request to satisfy the conditions set forth in the Business Combination Agreement or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable; and

(e)
take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements for the PIPE Investment on the terms and conditions described therein, including maintaining in effect such subscription agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in such Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such subscription agreements, in the event that all conditions in such Subscription Agreements (other than conditions that JEPLAN, APAC, PubCo or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the relevant subscription agreements) have been satisfied, consummate the transactions contemplated by such Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under such subscription agreements; and (iv) deliver notices to the applicable counterparties to such Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by such Subscription Agreements.

The Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:
(a)
preparing, filing and distributing this proxy statement/prospectus on Form F-4;

(b)
tax matters, including with respect to the Intended Tax Treatment (as defined in the Business Combination Agreement);

(c)
stockholder litigation matters with respect to the Transactions;

(d)
indemnification of present and former directors and officers of JEPLAN or any of its subsidiaries, APAC, PubCo and Merger Sub;

(e)
maintaining in effect directors’ and officers’ liability insurances covering those persons who are currently covered by directors’ and officers’ liability insurance policies of JEPLAN or any of its subsidiaries, APAC, PubCo or Merger Sub; and

(f)
giving written notice (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties to the Business Combination Agreement to consummate the Transactions or to materially delay the timing thereof.

Further, unless otherwise agreed by APAC and JEPLAN in writing, (i) no subscription agreement for any PIPE Investment shall provide for a purchase price of PubCo Common Shares or ADSs at a price less than $10.00 per PubCo Common Share or ADS (including any discounts, rebates, equity kickers or promote), and (ii) no such subscription agreement shall provide for the issuance of any equity securities of PubCo other than PubCo Common Shares or ADSs. Each of APAC, PubCo and JEPLAN shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any PIPE Investment as may be reasonably requested by each other.
Board of Directors and Officers
Directors and Officers of PubCo upon Closing
At the Merger Effective Time, (a) the board of directors of PubCo shall consist of (i) one director designated in writing by the Sponsor and reasonably acceptable to JEPLAN and (ii) such other directors designated in writing by JEPLAN; (b) the board of corporate auditors of PubCo shall consist of such corporate auditors designated in writing by JEPLAN; and (c) unless otherwise mutually agreed in writing by JEPLAN and APAC after the date of the Business Combination Agreement, the officers of JEPLAN holding such positions as set forth on the JEPLAN Disclosure Schedule shall be the officers of PubCo.
Directors and Officers of APAC upon Closing
At the Merger Effective Time, the directors and officers of APAC shall cease to hold office, and the members of the board of directors and officers of APAC after the Closing shall be appointed as determined by JEPLAN, each to hold office in accordance with the SPAC Articles after the Closing until they are removed or resign in accordance therewith or until their respective successors are duly elected or appointed and qualified.
Conditions to Closing the Business Combination
Conditions to the Obligations of Each Party
Under the Business Combination Agreement, the obligations of the parties thereto to consummate the Transactions, including the Merger, are conditioned on the satisfaction or waiver (where legally permissible) of the following conditions at or prior to the Closing:
(a)
each of the SPAC Shareholders’ Approval and the JEPLAN Shareholder Approval shall have been obtained;

(b)
the proxy statement/prospectus and the Form F-6 shall each have become effective under the Securities Act and no stop order suspending the effectiveness of the proxy statement/prospectus or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)
(i) PubCo’s initial listing application with NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the ADSs to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d)
to the extent that the NTA Proposal has not been passed, after deducting the APAC shareholder redemption amount, APAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(e)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

All of these closing conditions, with the exception of the closing conditions described in the foregoing paragraph (c) and paragraph (d) (to the extent that the NTA Proposal has been passed), cannot be waived as they represent legal requirements that must be satisfied in order to close the Business Combination. JEPLAN, APAC, PubCo and Merger Sub must unanimously consent to any waiver of the closing conditions described in paragraph (c) and paragraph (d) (to the extent that the NTA Proposal has been passed).
Conditions to the Obligations of APAC
The obligations of APAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver of the following additional conditions at or prior to the Closing:
(a)
the representations and warranties contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization of the Company), Section 4.4 (Capitalization of Subsidiaries), Section 4.5 (Authorization), Section 4.18 (Brokers), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification), Section 6.2 (Capitalization and Voting Rights), Section 6.4 (Authorization), Section 6.8 (Brokers) and Section 6.10 (Business Activities) of the Business Combination Agreement (collectively, the “Specified Company Representations”) that are (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of JEPLAN or the Acquisition Entities contained in Article IV and Article VI of the Business Combination Agreement (other than the Specified Company Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)
each of the covenants of JEPLAN and the Acquisition Entities to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)
since the date of the Business Combination Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d)
the Pre-Merger Reorganization shall have been consummated pursuant to the terms and conditions of the Business Combination Agreement (including the Pre-Merger Reorganization Schedule); and

(e)
JEPLAN shall have delivered to APAC a certificate, signed by an authorized officer of JEPLAN and dated as of the Closing Date, certifying that certain conditions set forth in the Business Combination Agreement have been fulfilled.

APAC has the right to waive any of these closing conditions.
Conditions to the Obligations of JEPLAN and the Acquisition Entities
The obligations of JEPLAN and the Acquisition Entities to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing:
(a)
the representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure; Subsidiaries), Section 5.4 (Authorization), Section 5.10 (Brokers) and Section 5.15 (Business Activities) of the Business Combination Agreement (collectively, the “Specified SPAC Representations”) that are (i) qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of SPAC contained in Article V of the Business Combination Agreement (other than the Specified SPAC Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)
each of the covenants of APAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)
since the date of the Business Combination Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured;

(d)
APAC shall deliver or cause to be delivered to JEPLAN a certificate signed by an authorized officer of APAC, dated as of the Closing Date, certifying that certain conditions specified in the Business Combination Agreement have been fulfilled; and

(e)
the satisfaction of the Minimum Cash Condition.

JEPLAN has the right to waive any of these closing conditions.
Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Share Exchange Effective Time, as follows:
(a)
by mutual written consent of JEPLAN and APAC;

(b)
by written notice from either JEPLAN or APAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;
(c)
by written notice from either JEPLAN or APAC to the other if APAC shareholders’ approval of the Proposals has not been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement, provided that such termination right shall not be exercisable by APAC if APAC has materially breached any of its obligations with respect to certain covenants;

(d)
by written notice from APAC to JEPLAN if there is any breach of any representation, warranty, covenant or agreement on the part of JEPLAN or any Acquisition Entity set forth in the Business Combination Agreement, such that the conditions specified therein would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by JEPLAN or such Acquisition Entity, then, for a period of up to 30 days after receipt by JEPLAN of written notice from APAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided that such termination right shall not be exercisable by APAC if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement;

(e)
by written notice from JEPLAN to APAC if there is any breach of any representation, warranty, covenant or agreement on the part of APAC set forth in the Business Combination Agreement, such that the conditions specified therein would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by APAC then, for a period of up to 30 days after receipt by APAC of written notice from JEPLAN of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, provided that such termination right shall not be exercisable by JEPLAN if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement;

(f)
by written notice from APAC to JEPLAN if the required JEPLAN Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the JEPLAN Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement;

(g)
by written notice from APAC to JEPLAN if any shareholder of Merger Sub revokes, or seeks to revoke, the written resolution of Merger Sub’s sole shareholder approving the Business Combination Agreement, other Transaction Documents and the Transactions;

(h)
by written notice from either APAC or JEPLAN to the other, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the Business Combination Deadline, provided such termination right shall not be exercisable by any party whose breach of any provision of the Business Combination Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; or

(i)
by written notice from JEPLAN to SPAC, if, after the Extraordinary General Meeting and based upon the final amount of redemptions by the Public Shareholders in connection with the Merger, JEPLAN reasonably determines in good faith that the Minimum Cash Condition is unlikely to be satisfied by the Business Combination Deadline.

Any termination of the Business Combination Agreement shall be effective immediately upon execution of the mutual written consent by the required parties or the delivery of written notice of the party seeking termination to the other parties, as the case may be. In the event of the termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of JEPLAN, APAC, PubCo or Merger Sub, as the case may be, for fraud or for any willful and material breach of the Business Combination Agreement occurring prior to such termination, except that certain provisions under the Business Combination Agreement shall survive any termination of the Business Combination Agreement.
Amendment; Waiver and Extension of the Business Combination Agreement
Amendment
The Business Combination Agreement may be amended or modified in whole or in part prior to the Merger Effective Time, only by a duly authorized agreement in writing in the same manner as the Business Combination Agreement, which makes reference to the Business Combination Agreement and which shall be executed by JEPLAN, APAC, PubCo, and Merger Sub; provided, that after the JEPLAN Shareholder Approval or APAC shareholders’ approval of the Proposals has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the JEPLAN Shareholders or APAC shareholders, respectively, without such approval having been obtained.
Waiver
Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Extension Option
In the event that the Merger is not consummated by September 21, 2023, APAC shall have the option to: (a) upon exercise of the Extension Option, extend the date by which APAC must complete a business combination by another three months; or (b) seek to amend the SPAC Articles such that following adoption and approval of such amendments the date by which APAC must complete a business combination shall be extended on such terms as may be determined at the sole discretion of APAC.
Expenses
Each party to the Business Combination Agreement shall be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants, except that APAC and JEPLAN shall each pay one-half of all printer fees, costs and expenses in connection with the preparation of Transactions-related filings to be made by APAC or PubCo with the SEC (excluding (a) APAC’s ongoing reporting obligations under the Exchange Act and (b) APAC’s printing and mailing costs associated with the distribution of this proxy statement to its shareholders); provided, however, that if the Closing shall occur, APAC, as the surviving entity after the Merger, shall pay or cause to be paid (i) all transfer taxes and (ii) the accrued and unpaid SPAC Transaction Expenses and the accrued and unpaid Company Transaction Expenses in accordance with the Business Combination Agreement.
Governing Law; Consent to Jurisdiction
The Business Combination Agreement, and any claim or cause of action thereunder based upon, arising out of or related to the Business Combination Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of the Business Combination Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state; provided that the fiduciary duties of JEPLAN’s Board and APAC’s Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands.

The parties to the Business Combination Agreement irrevocably submit to the exclusive jurisdiction of the state or federal courts of the State of New York located in New York county, New York solely in respect of the interpretation and enforcement of the provisions of the Business Combination Agreement and the transactions contemplated thereby, and waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement of the Business Combination Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that the Business Combination Agreement may not be enforced in or by such courts, and the parties thereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined by such a New York state or federal court. The parties to the Business Combination Agreement consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in the Business Combination Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party to the Business Combination Agreement acknowledges and agrees that any controversy which may arise under the Business Combination Agreement or the transactions contemplated thereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement.
Enforcement
Each party shall be entitled under the Business Combination Agreement to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which any party is entitled at law or in equity.
Non-Recourse
All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or the Transactions may only be brought against the persons that are expressly named as parties thereto and then only with respect to the specific obligations set forth therein with respect to such party.
Further, with respect to and to the extent of the specific obligations undertaken by a named party to the Business Combination Agreement or any other Transaction Document thereunder, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, affiliate, agent, attorney, advisor or other representative of any party to the Business Combination Agreement, and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, affiliate, agent, attorney, advisor or other representative of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Business Combination Agreement or the Transactions. Furthermore, there will be no recourse against the Trust Account in connection with any such claims or causes of action.
Non-Survival of Representations, Warranties and Covenants
Except as otherwise contemplated by the Business Combination Agreement, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing except for (a) those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) the miscellaneous provisions thereof, which include, among others, provisions regarding trust account waiver, waiver, notice, assignment, rights of third parties, expenses, governing law, consent to jurisdiction, headings and counterparts, disclosure schedules, entire agreement, amendments, publicity, confidentiality, severability, enforcement, non-recourse and conflicts and privilege.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting vote “FOR” the Business Combination Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on the Business Combination Proposal. Adoption of the Business Combination Proposal is conditioned upon the adoption of the Merger Proposal.
Recommendation of the Board
APAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS
COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Share Exchange Agreement
No later than three weeks prior to the Share Exchange Effective Time, PubCo and JEPLAN will into the Share Exchange Agreement, pursuant to which, among other things, at the Share Exchange Effective Time, (a) PubCo will acquire from the JEPLAN Shareholders each JEPLAN Common Share issued and outstanding immediately prior to the Share Exchange Effective Time in consideration of such fraction of a newly issued PubCo Common Share that is equal to the Exchange Ratio, and (b) each unexercised JEPLAN Option issued and outstanding immediately prior to the Share Exchange Effective Time will be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio. At the Share Exchange Effective Time, JEPLAN Shareholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Common Shares, and JEPLAN shall become a direct, wholly-owned subsidiary of PubCo.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, JEPLAN, APAC, PubCo and certain directors and officers of APAC listed thereto entered into the Sponsor Support Agreement, pursuant to which each of the Sponsor and APAC’s independent directors has agreed, for no consideration, to, among other things, (i) vote all of the Founder Shares held by such person as of the date of the Sponsor Support Agreement and any ordinary shares of APAC acquired by such person after the date of the Sponsor Support Agreement (collectively, the “Sponsor Party Subject Shares”) in favor of the Transactions contemplated by the Business Combination Agreement and related Transaction Documents and Transaction Proposals, (ii) vote against any Transactions, proposals or amendment of the organizational documents of APAC that would be reasonably likely to in any material respect, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by APAC of, prevent or nullify any provision of the Business Combination Agreement or any other related Transaction Document, the Merger or any other Transaction contemplated by the Business Combination Agreement and related Transaction Documents, or change the voting rights of any class of APAC’s share capital in any manner, (iii) not sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Sponsor Party Subject Shares or warrants of APAC held by such person until termination of the Sponsor Support Agreement, subject to certain exceptions, (iv) waive or not otherwise perfect any anti-dilution or similar protection with respect to any Sponsor Party Subject Shares, (v) not exercise such person’s redemption rights with respect to any Sponsor Party Subject Shares in connection with the Business Combination, and (vi) not exercise any dissenters’ rights with respect to any share of APAC in connection with the Business Combination.
During the Interim Period, Sponsor will use its commercially reasonable efforts to (i) retain funds in the Trust Account and minimize and mitigate the redemption amount by the Public Shareholders in connection with their redemption right, including entering into non-redemption agreements with certain APAC shareholders and (ii) raise the PIPE Investment, including cooperating with APAC and JEPLAN as required and necessary in connection with the PIPE Investment; provided, however, that, in each case, Sponsor will be under no obligation to cancel or transfer any of its Sponsor shares or otherwise fund incentives in connection with such commercially reasonable efforts.
In addition, each of the Sponsor and the Initial Shareholders has also agreed, for no consideration, for the period commencing on the Merger Effective Time and ending on the earliest of (a) the date falling 12 months after the Closing Date; (b) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date; and (c) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar Transaction that results in all shareholders of PubCo having the right to exchange their PubCo Common Shares (including PubCo Common Shares represented by ADSs) for cash, securities, or other property, not to Transfer the PubCo Common Shares (including

PubCo Common Shares in the form of ADSs) or ADSs acquired by such person in connection with the Merger (and, with respect to the Sponsor, including the 500,000 ADSs acquired pursuant to the Sponsor Subscription Agreement), subject to certain exceptions. In addition, they have agreed, for no consideration, that, for the period commencing on the Merger Effective Time and ending on the date falling 30 days after the Closing, not to Transfer the PubCo Warrants acquired by each such person in connection with the Merger and any PubCo Common Shares (including any PubCo Common Shares represented by ADSs) received by them upon the exercise of these PubCo Warrants, subject to certain exceptions.
Finally, Sponsor has also agreed that, to the extent that at an amount equal to the sum of (i) the committed proceeds from the PIPE Investment (excluding the PIPE Investment of $5,000,000 to be funded by the Sponsor pursuant to the Sponsor Subscription Agreement), and (ii) the amount equal to the product of (x) the aggregate number of Public Shares with respect to which the respective holders thereof have entered into one or more contracts with SPAC agreeing not to exercise their SPAC Shareholder Redemption Rights in connection with the Merger (excluding the 500,000 Public Shares that are subject to the deed of non-redemption dated as of July 7, 2023 by Tokyo Century in favor of APAC) and (y) $10.00 is less than $30,000,000 as of 11:59 p.m., New York time on December 15, 2023, then (a) immediately after the Merger Effective Time, twenty percent (20%) of the PubCo ADSs exchanged for the cancellation of the Founder Shares held of record by the Sponsor (the “Earn-In Shares”) immediately prior to the Merger Effective Time will become unvested ADSs and will vest if the VWAP of the ADSs is equal to or greater than $12.00 per ADS for any twenty (20) trading days within any thirty (30) trading day period (the “Earn-In Event”) during the period commencing from the Merger Effective Time and ending on (and including) the fifth (5th) anniversary of the Closing Date (the “Earn-In Period”). If the Earn-In Event has not occurred as of the end of the Earn-In Period, all of the Earn-In Shares shall, at the end of the Earn-In Period, be automatically forfeited by Sponsor to PubCo for no consideration and the Sponsor shall surrender and shall promptly instruct the Depositary to transfer such Earn-In Shares to PubCo, upon which forfeiture PubCo shall surrender such Earn-In Shares to the Depositary and withdraw the PubCo Common Shares underlying these Earn-In Shares and cancel those PubCo Common Shares, subject to applicable laws.
All agreements in effect as of the Merger Effective Time between APAC (or any of its subsidiaries), on the one hand, and the Initial Shareholders or any of their respective affiliates (other than APAC or any of APAC’s subsidiaries), on the other hand (but excluding any Transaction Document and the Letter Agreement) (such agreements, collectively, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Merger Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any party. On and from the Merger Effective Time, neither APAC, the Initial Shareholders, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements, and each of APAC and the Initial Shareholders (for and on behalf of its affiliates and subsidiaries) releases in full any and all claims with respect thereto with effect on and from the Merger Effective Time. Additionally, each of APAC and the Initial Shareholders agrees that the transfer restrictions described in the preceding paragraph shall supersede and replace the Initial Shareholders’ obligations in respect of lock-up and transfer provisions in the Letter Agreement, which shall terminate and be of no further force or effect, in each case effective upon the Merger Effective Time.
Shareholder Support Agreements
Concurrently with the execution of the Business Combination Agreement, APAC, PubCo, JEPLAN and certain JEPLAN Shareholders entered into the Initial Shareholder Support Agreement. Following the execution of the Business Combination Agreement and on each of June 23, 2023 and September 7, 2023, APAC, PubCo, JEPLAN and certain major shareholders of JEPLAN entered into Additional Shareholder Support Agreements. Between July 6, 2023 and December 15, 2023, investors who participated in JEPLAN’s Series E financing also entered into an Additional Shareholder Support Agreement with APAC, PubCo and JEPLAN. Pursuant to each Shareholder Support Agreement, each relevant JEPLAN Shareholder has agreed to, among other things, (i) vote all JEPLAN Common Shares held by such shareholder as of the date of the Shareholder Support Agreement and JEPLAN Common Shares acquired by such person after the date, and during the term, of the Shareholder Support Agreement (collectively, the “Shareholder Subject Shares”) in favor of granting the JEPLAN Shareholder Approval or, if there are insufficient votes in favor of granting the JEPLAN Shareholders’ Approval at JEPLAN Shareholders’ meeting, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date; (ii) vote all of its Shareholders Subject Shares against (a) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement, the Pre-Merger Reorganization and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by JEPLAN or any public offering of any equity securities of JEPLAN, any of its subsidiaries or any successor entity of JEPLAN or such subsidiary (other than any such transaction permitted under the Business Combination Agreement), (b) any Company Acquisition Proposal, and (c) any amendment of the Company Organizational Documents or other proposal or transaction involving JEPLAN or any of its subsidiaries, which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by JEPLAN of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Pre-Merger Reorganization, the Merger, or any other Transaction, and (iii) not Transfer any Shareholder Subject Share until termination of the relevant Shareholder Support Agreement, subject to certain exceptions.
In addition, pursuant to each Shareholder Support Agreement, each relevant JEPLAN Shareholder irrevocably waived, and agreed not to exercise or assert, any appraisal rights under the Japan Act and any other similar statute in connection with the Business Combination Agreement, any other Transaction Documents and the Transactions, including the Pre-Merger Reorganization.
Each Shareholder Support Agreement also provides that each relevant JEPLAN Shareholder, from the date of such Shareholder Support Agreement and until the earlier of (x) termination of such Shareholder Support Agreement and (y) the termination of the investment agreement to which such JEPLAN Shareholder is a party, agrees that (i) such JEPLAN Shareholder shall not, nor shall such JEPLAN Shareholder agree to, amend, modify or vary the investment agreements listed in the JEPLAN Disclosure Schedule to which such Shareholder is a party; and (ii) in accordance with the terms thereof, (a) the investment agreements, any rights of such JEPLAN Shareholder thereunder and any rights under any other agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the JEPLAN Shareholders shall be terminated effective as of the Share Exchange Effective Time and thereupon shall be of no further force or effect, without any further action on the part of any of the JEPLAN Shareholders or JEPLAN, (b) neither JEPLAN, such JEPLAN Shareholder, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations thereunder and (c) such JEPLAN Shareholder and JEPLAN release in full any and all claims with respect thereto with effect on and from the Share Exchange Effective Time.
Registration Rights Agreement
At Closing, PubCo, the Initial Shareholders and certain JEPLAN Shareholders (such JEPLAN Shareholders and the Initial Shareholders are collectively referred to as the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, effective upon the Closing, PubCo will grant the Holders customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, PubCo will undertake to, within 30 calendar days after the Closing Date, file with the SEC (at PubCo’s sole cost and expense) a registration statement registering the resale of the following securities held by the Holders and to use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the initial filing thereof:
(a)
PubCo Series 2 Warrants (including any PubCo Common Shares issuable upon the exercise of any such warrants);

(b)
any outstanding PubCo Common Shares or any other equity security (including PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of PubCo held by a Holder as of the date of the Registration Rights Agreement;

(c)
any PubCo equity securities (including the PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any such equity security) of PubCo issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to PubCo by the Initial Shareholders, if applicable; and

(d)
any other equity security of PubCo issued or issuable with respect to any such PubCo Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

Shareholder Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, APAC, PubCo, JEPLAN and certain JEPLAN Shareholders entered into the Initial Shareholder Lock-Up Agreement. Following the execution of the Business Combination Agreement and on June 23, 2023, APAC, PubCo, JEPLAN and a major shareholder of JEPLAN entered into an Additional Shareholder Lock-Up Agreement. Pursuant to each Shareholder Lock-Up Agreement, each relevant JEPLAN Shareholder has agreed to, among other things, not offer, contract to sell, or Transfer, or make a public announcement of any intention to effect such offer, contract to sell, or Transfer in, any PubCo Common Shares (including PubCo Common Shares represented by ADSs) or ADSs acquired by such person in connection with the Pre-Merger Reorganization and any PubCo Common Shares (including PubCo Common Shares represented by ADSs) that such person may acquire upon the exercise or settlement of any PubCo Options in connection with the Pre-Merger Reorganization, without the prior written consent of the board of directors of PubCo (subject to certain exceptions) during the period commencing on the Closing Date and ending on the earliest of: (i) the date falling 12 months or 6 months (as applicable) after the Closing Date, (ii) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all of the shareholders of PubCo having the right to exchange their PubCo Common Shares (including PubCo Common Shares represented by ADSs) for cash, securities, or other property.
In addition, on September 7, 2023, APAC, PubCo, JEPLAN and another major shareholder of JEPLAN, JAFCO SV4 Investment Fund (“JAFCO”), entered into an Additional Shareholder Lock-Up Agreement, pursuant to which JAFCO has agreed to, among other things, not offer, contract to sell, or Transfer, or make a public announcement of any intention to effect such offer, contract to sell, or Transfer in, any PubCo Common Shares (including PubCo Common Shares represented by ADSs) or ADSs acquired by such person in connection with the Pre-Merger Reorganization and any PubCo Common Shares (including PubCo Common Shares represented by ADSs) that JAFCO may acquire upon the exercise of any PubCo Options in connection with the Pre-Merger Reorganization, without the prior written consent of the board of directors of PubCo (subject to certain exceptions), (i) with respect to 50% of JAFCO’s lock-up shares, the period commencing on the Closing Date and ending on the earliest of (x) the date falling 6 months after the Closing Date, (y) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading day period commencing at least one 150 days after the Closing Date, and (z) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all shareholders of PubCo shareholders having the right to exchange their PubCo Common Shares (including PubCo Common Shares in the form of ADSs) for cash, securities, or other property; and (ii) with respect to the other 50% of JAFCO’s lock-up shares, the period commencing on the Closing Date and ending on the earliest of (x) the date falling 6 months after the Closing Date, (y) the date on which the last reported sale price of the PubCo ADSs equals or exceeds $12.00 per PubCo ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading day period commencing at least 60 Business Days after the Closing Date, and (z) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all shareholders of PubCo shareholders having the right to exchange their PubCo Common Shares (including PubCo Common Shares in the form of PubCo ADSs) for cash, securities, or other property.
Waiver and Consent
On September 7, 2023, APAC, JEPLAN, and JAFCO entered into a Waiver and Consent (the “Consent”) pursuant to which, among other things, each of JEPLAN and APAC agreed to waive the application to JAFCO of Section 5.2(a)(i) of its Shareholder Support Agreement, with effect from the date of the initial public filing by PubCo of this Proxy/Registration Statement on Form F-4 with the SEC through the earlier of (x) the consummation of the Pre- Merger Reorganization or (y) the termination of the Business Combination Agreement, and in so doing consent to the transfer by JAFCO of all or part of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent), subject to the following terms and conditions: (i) JAFCO will resign, or cause its nominee to resign, with immediate effect from the position as an “Observer” to the JEPLAN Board (and any board of directors or advisory board of any affiliate or subsidiary of JEPLAN) and will forego any further right (other than rights available to all JEPLAN shareholders) to receive copies of any further information from JEPLAN regarding JEPLAN’s business, operations or financial affairs or to participate in any discussions, negotiations, or conversations with JEPLAN, any of its subsidiaries, and their respective management and boards of directors; (ii) prior to contacting any potential purchasers, JAFCO will consult with JEPLAN in good faith and provide JEPLAN with the names of any potential purchasers of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) that it wishes to solicit, directly or indirectly, or who have otherwise contacted JAFCO with respect to same; (iii) JEPLAN agrees to make its senior management reasonably available to any potential purchaser, if requested by JAFCO, to facilitate such potential purchaser’s due diligence investigation in connection with a potential acquisition of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent), in whole or in part; (iv) in the event that JAFCO agrees to sell the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) to a potential purchaser, JAFCO will promptly notify JEPLAN of the name of such potential purchaser and material terms of such purchase, including but not limited to the number of its JEPLAN Common Shares to be sold and the associated purchase price; (v) JAFCO will ensure that the definitive transaction documents and sales agreement executed by each of JAFCO and the potential purchaser will provide, among other things, (w) that the transfer and sale will be subject to applicable Japanese and U.S. laws and regulations; (x) confidentiality obligations and restrictions on trading consistent with the Confidentiality Agreement entered into by JAFCO and JEPLAN, dated June 7, 2023; (y) if the potential purchaser acquires 3% or more of the voting rights of JEPLAN’s outstanding share capital as of the date of the completion of such purchase, the potential purchaser will, concurrently with the execution and delivery of such definitive transaction documents and sales agreement, execute and deliver to JEPLAN a shareholder lock-up agreement in substantially the same form as the Shareholder Lock-Up Agreement entered into by JAFCO; and (z) that in the event the aggregate voting rights under all Shareholder Support Agreements entered into in conjunction with the Business Combination Agreement is less than 66-2/3% (whether as a result of JAFCO’s sale of all or part of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) or otherwise) at the time of the consummation of the such definitive transaction documents and sales agreement, the potential purchaser will execute and deliver, concurrently with the completion of such sale, to JEPLAN the Shareholder Support Agreement, and if the potential purchaser requires and seeks registration rights with respect to the JEPLAN Common Shares it holds, JEPLAN and APAC will take such actions so as to provide such rights as are consistent with the Registration Rights Agreement under the Business Combination Agreement; (vi) JAFCO acknowledges and agrees that it has had an opportunity to consult with such counsel as it has considered necessary and appropriate to inform it of the U.S. and Japanese legal restrictions, including applicable securities laws, imposed on JEPLAN and APAC with respect to the Business Combination, including with respect to any related public communication, and JAFCO further agrees that it will (x) offer and sell the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent), including any marketing and other activities related thereto, only in compliance with applicable Japanese and U.S. securities laws and (y) take no action that may obstruct, delay, or diminish the prospects for the successful consummation of the transactions and will conduct any marketing and other activities with respect to a potential sale of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) consistent therewith; (vii) JAFCO agrees not to make any public announcement with respect to the proposed or actual sale of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent); (viii) JAFCO acknowledges that any sale or transfer of all or part of the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) is subject to (x) prior consultation with JEPLAN and its Executive Chairman of any proposed sale or transfer and (y) the prior written approval of the JEPLAN Board; and (ix) the price at which the JEPLAN Common Shares it holds (or acquires after the date of and during the term of the Consent) may be sold will be negotiated between JAFCO and the potential purchasers.

Warrant Assumption Agreement
At Closing, PubCo, SPAC, Computershare and Continental and effective at the Merger Effective Time, pursuant to which Continental will be replaced by Computershare to serve as the warrant agent and PubCo will assume APAC’s obligations under the SPAC Warrant Agreement to give effect to the conversion of SPAC Warrants to PubCo Warrants at the Merger Effective Time.
Deed of Non-Redemption
On July 7, 2023, APAC entered into a deed of non-redemption (the “Deed”) with Tokyo Century. As of the date of this proxy statement/prospectus, Tokyo Century holds 500,000 Public Shares, representing approximately 4.4% of the total outstanding Public Shares and approximately 3.2% of the total outstanding SPAC ordinary shares. Pursuant to the Deed, Tokyo Century irrevocably and unconditionally agreed that it will not elect to redeem, tender or submit for redemption or otherwise exercise its right to redeem Public Shares held by it under the SPAC Articles in connection with the Proposals or in connection with any other meeting of APAC shareholders or any other event which would enable Tokyo Century to exercise its Redemption Rights at any time prior to the Closing with respect to 500,000 Public Shares (the “NRA Subject Shares”), subject to the terms and conditions set forth in the Deed. In addition, the Deed imposes certain transfer restrictions on the NRA Subject Shares prior to the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written consent of APAC and Tokyo Century and (iii) the Merger Effective Time.
PubCo Warrant Agreement
At Closing, PubCo and Computershare will enter into the PubCo Warrant Agreement to amend and restate the SPAC Warrant Agreement, which will provide, among other things, that from and after the Merger Effective Time, each outstanding PubCo Warrant exchanged from warrants of APAC at the closing of the Merger shall be exercisable for PubCo Common Shares represented by ADSs, subject to the terms and conditions of the PubCo Warrant Agreement. For a more detailed description of the terms of the PubCo Warrant Agreement, see the section entitled “Description of PubCo’s Securities.”
Sponsor Subscription Agreement
The Business Combination Agreement permits APAC and PubCo to enter into Subscription Agreements with investors for the purchase for cash of PubCo Common Shares or ADSs from PubCo during the Interim Period. Unless otherwise agreed by APAC and JEPLAN in writing, no such Subscription Agreement shall provide for a purchase price of PubCo Common Share or ADSs at a price less than $10.00 per PubCo Common Share or ADS (including any discounts, rebates, equity kickers or promote).
On September 8, 2023, PubCo, APAC and the Sponsor entered into a Subscription Agreement (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase from PubCo 500,000 ADSs (the “PIPE Shares”) at a subscription price of $10.00 per ADS, contingent upon and substantially concurrently with the Closing. The Sponsor Subscription Agreement also provides certain registration rights for the Sponsor, pursuant and subject to the terms and conditions of which, PubCo is required to file with the SEC, within forty-five (45) calendar days after the Closing Date, a registration statement covering the resale of the PubCo Common Shares underlying the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. PubCo must also use commercially reasonable efforts to keep such registration statement or another shelf registration statement that includes the PubCo Common Shares underlying the PIPE Shares effective until the earliest of: (i) the second anniversary of the Closing Date; (ii) the date on which the Sponsor ceases to hold any PIPE Shares; and (iii) the first date on which the Sponsor is able to sell all of the PIPE Shares (or shares received in exchange therefor) under Rule 144 without the public information, volume or manner of sale limitations of such rule.
Additionally, pursuant to the Sponsor Subscription Agreement, the Sponsor, on behalf of itself and its affiliates, agreed to waive any claims that it may have at the Closing or in the future, as a result of, or arising out of, the Sponsor Subscription Agreement against the Trust Account and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of the Sponsor Subscription Agreement or any other agreement with APAC or its affiliates). Notwithstanding the foregoing, such waiver shall not affect any rights the Sponsor or its affiliates may have to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of APAC if it does not consummate a business combination prior to the Business Combination Deadline. The Sponsor Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) the mutual written agreement of each of the parties thereto to terminate the Sponsor Subscription Agreement, and (iii) thirty (30) days after the Business Combination Deadline if the closing of the Sponsor’s subscription for the PIPE Shares has not occurred by such date, other than as a result of a breach of the Sponsor’s obligations under the Sponsor Subscription Agreement.

MATERIAL JAPANESE INCOME TAX CONSIDERATIONS
The following sets forth the material Japanese tax consequences of acquiring, owning or disposing, as the case may be, of PubCo Common Shares or ADSs, or the disposing or exercising, as the case may be, of PubCo Warrants, to owners of PubCo Common Shares or ADSs or PubCo Warrants who are non-resident individuals or non-Japanese corporations without a permanent establishment in Japan to which the relevant income is attributable, which we refer to as “non-resident holders” in this section. However, it does not present any tax considerations for former JEPLAN Shareholders who will be owning PubCo Common Shares or ADSs as a result of transactions in connection with the Business Combination.
The statements regarding Japanese tax laws below are based on the laws in force and as interpreted by the Japanese taxation authorities as at the date of this proxy statement/prospectus and are subject to changes in the applicable Japanese laws, double taxation treaties, conventions or agreements or interpretations thereof occurring after that date. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor, and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of PubCo Common Shares or ADSs, and the disposition and exercise of PubCo Warrants, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident and any tax treaty between Japan and their country of residence, by consulting their own tax advisers.
Generally, a non-resident holder of PubCo Common Shares or ADSs is subject to Japanese withholding tax on dividends paid by PubCo. In the absence of any applicable tax treaty, convention or agreement reducing the rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by PubCo to non-resident holders on their PubCo Common Shares is generally 20.42% (or 20% for dividends to be paid on or after January 1, 2038) pursuant to Japanese tax law. However, with respect to dividends paid by a Japanese corporation on listed shares (since our ADSs are treaded as listed shares, PubCo Common Shares will be treated as if they were listed shares) to non-resident holders, the rate of Japanese withholding tax is (i) 15.315% for dividends to be paid on or before December 31, 2037 and (ii) 15% for dividends to be paid thereafter, except for dividends paid to any individual non-resident holder who holds 3% or more of PubCo Common Shares or ADSs for which the applicable rate is (a) 20.42% for dividends to be paid on or before December 31, 2037 and (b) 20% for dividends to be paid thereafter, pursuant to Japanese tax law.
The Tax Convention establishes the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a U.S. resident not having a permanent establishment in Japan. Under the Tax Convention, the maximum withholding rate for U.S. holders (as defined below) is generally set at 10% of the gross amount distributed. However, the maximum rate is 5% of the gross amount distributed if the recipient is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a U.S. resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a company with a 50% or more voting shares of the paying company and satisfies certain other requirements. U.S. holders (as defined below) are urged to consult their own tax advisors with respect to their eligibility for benefits under the Tax Convention.
Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate as stated above shall be applicable.
Non-resident holders of shares who are entitled to a reduced rate of Japanese withholding tax on payments of dividends on PubCo Common Shares by PubCo are required to submit an Application Form for the Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through a paying handling agent to the relevant tax authority before the payment of dividends. A standing proxy for non-resident holders may provide this application service for the non-resident holders. In this regard, a certain simplified special filing procedure is available for non-resident holders to claim treaty benefits of exemption from or reduction of Japanese withholding tax with respect to dividends to be paid on or after January 1, 2014, by submitting a Special Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stocks (together with any other required forms and documents). With respect to ADSs, this reduced rate or exemption will be applicable to non-resident holders of ADSs if the depositary or its agent submits two Application Forms (one before payment of dividends and the other within eight months after the record date concerning such payment of dividends), together with certain other documents. To claim this reduced rate or exemption, non-resident holders of ADSs will be required to file a proof of taxpayer status, residence and beneficial ownership, as applicable, and to provide other information or documents as may be required by the depositary. Non-resident holders who are entitled, under any applicable tax treaty, to a reduced rate of Japanese withholding tax below the rate otherwise applicable under Japanese tax law, or exemption therefrom, as the case may be, but fail to submit the required application in advance may nevertheless be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holders are entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holders are entitled to an exemption under the applicable tax treaty), as the case may be, by complying with a certain subsequent filing procedure. We do not assume any responsibility to ensure withholding at the reduced rate, or an exemption therefrom, for non-resident holders who would be so eligible under an applicable tax treaty but where the required procedures as stated above are not followed.
Gains derived from the sale or other disposition of PubCo Common Shares or ADSs or PubCo Warrants by a non-resident holder as a portfolio investor are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes.
Gains derived from the exercise of PubCo Warrants by a non-resident holder, if any, are generally not subject to Japanese income or corporation taxes or other Japanese taxes. The issue price and exercise price of PubCo Warrants are the basis for the calculation of the gains derived from the sale or other disposition of PubCo Common Shares or ADSs which are obtained upon the exercise of such PubCo Warrants.
Any deposits or withdrawals of PubCo Common Shares by a non-resident holder in exchange for ADSs are practically not subject to Japanese income or corporation tax.
Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired from another individual PubCo Common Shares or ADSs or PubCo Warrants as legatee, heir or donee, even if none of the individual, the decedent or the donor is a Japanese resident.

CAYMAN ISLANDS TAX CONSIDERATIONS
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of APAC. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of APAC’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities, nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
APAC has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act (As Revised)
Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act (As Revised), the following undertaking is hereby given to AP Acquisition Corp (the “Company”):
(a)
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares, debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of TWENTY years from the 26th day of April 2021.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations to U.S. Holders
The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are U.S. Holder (as defined below) of SPAC ordinary shares and SPAC Warrants, as a consequence of (i) electing to have your shares redeemed for cash if the acquisition is completed, (ii) the Business Combination, and/or (iii) the ownership and disposition of PubCo Common Shares and PubCo Warrants after the Business Combination. This discussion addresses only those U.S. Holders that hold SPAC ordinary shares and/or SPAC Warrants as a capital asset (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:
•
financial institutions,

•
insurance companies,

•
mutual funds,

•
pension plans,

•
S corporations,

•
broker-dealers,

•
traders in securities that elect mark-to-market treatment,

•
regulated investment companies,

•
real estate investment trusts,

•
trusts and estates,

•
tax-exempt organizations (including private foundations),

•
investors that hold SPAC ordinary shares or SPAC Warrants or who will hold PubCo Common Shares or PubCo Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•
investors subject to the alternative minimum tax provisions of the Code,

•
U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar,

•
U.S. expatriates,

•
investors subject to the U.S. “inversion” rules,

•
U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of our SPAC ordinary shares, or, following the Business Combination, PubCo Common Shares,

•
Sponsor or SPAC’s officers or directors,

•
persons who purchase stock in PubCo as part of the Private Placement,

•
persons who received any of APAC’s stock as compensation, and

•
persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in the Company prior to the Business Combination, including holders of SPAC ordinary shares or SPAC Warrants that also hold, directly or indirectly, equity interests in the Company. With respect to the consequences of holding PubCo Common Shares or PubCo Warrants, this discussion is limited to U.S. Holders who acquire such PubCo Common Shares in connection with the Business Combination or as a result of the exercise of a PubCo Warrant, and U.S. Holders who acquire such PubCo Warrants in connection with the Business Combination.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SPAC ordinary shares or SPAC Warrants or PubCo Common Shares or PubCo Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding SPAC ordinary shares or SPAC Warrants or PubCo Common Shares or PubCo Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Business Combination and/or the ownership and disposition of PubCo Common Shares and PubCo Warrants by the partnership.
This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. We have not and do not intend to seek any rulings from the Internal Revenue Service (the “IRS”) regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
For purposes of this discussion, because any SPAC Unit consisting of one SPAC ordinary share and one-half of an SPAC Warrant is separable at the option of the holder, APAC is treating any SPAC ordinary shares and one-half of an SPAC Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of an SPAC Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of SPAC ordinary shares and SPAC Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any Redemption (as defined below)) with respect to any SPAC ordinary shares and SPAC Warrants held through an SPAC Unit (including alternative characterizations of an SPAC Unit).
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SPAC ordinary shares or SPAC Warrants, or of PubCo Common Shares or PubCo Warrants, as the case may be, that is:
•
an individual who is a U.S. citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights
The following discussion assumes that any redemption of SPAC ordinary shares pursuant to the redemption provisions described in the section entitled “General Meeting of APAC Shareholders —  Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the SPAC ordinary shares held by you immediately prior to the Business Combination. See “— Tax Consequences of the Merger to U.S. Holders” below for more information. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all of your SPAC ordinary shares held by you.
Redemption of SPAC ordinary shares
If you are a U.S. Holder and elect to redeem some or all of your SPAC ordinary shares in a Redemption, subject to the discussion of the PFIC rules below, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the SPAC ordinary shares under Section 302 of the Code taxable as described below under the heading “— Taxable Sale or Exchange of SPAC ordinary shares,” or rather as a distribution taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of APAC’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning SPAC Warrants and taking into account any ownership in PubCo Common Shares and/or PubCo Warrants immediately after the Business Combination) relative to all of our shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of SPAC ordinary shares generally will be treated as a sale of our SPAC ordinary shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of APAC’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SPAC ordinary shares which could be acquired pursuant to the exercise of any SPAC Warrants held by it (and, after the completion of the Business Combination, PubCo Common Shares which could be acquired by exercise of the PubCo Warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the SPAC ordinary shares and PubCo Common Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption of SPAC ordinary shares must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of APAC’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of APAC’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption of the SPAC ordinary shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”
U.S. Holders of SPAC ordinary shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their SPAC ordinary shares would be treated as a sale or as a distribution under the Code.
Taxable Sale or Exchange of SPAC ordinary shares
Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a SPAC ordinary share (rather than a distribution with respect to such SPAC ordinary share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such SPAC ordinary share and (ii) the U.S. Holder’s adjusted tax basis in such SPAC ordinary share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such SPAC ordinary share exceeds one year. A U.S. Holder’s adjusted tax basis in a SPAC ordinary share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of an SPAC Warrant, the initial basis of the SPAC ordinary share upon exercise of the SPAC Warrant (generally determined as described below in “— Tax Consequences of Ownership and Disposition of PubCo Common Shares and PubCo Warrants —  Exercise or Lapse of a Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Taxation of Distributions
Subject to the PFIC rules discussed below, if a Redemption of a SPAC ordinary share is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its SPAC ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SPAC ordinary shares and will be treated as described above under “— Taxable Sale or Exchange of SPAC ordinary shares.” Amounts treated as dividends that APAC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our SPAC ordinary shares are readily tradable on an established securities market in the United States, APAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because APAC believes it is likely that APAC was a PFIC for our most recent taxable year (as discussed below under “— PFIC Considerations”) dividends APAC pays to a non-corporate U.S. Holder generally will not constitute “qualified dividends” that would be taxable at a reduced rate.
IF YOU ARE A HOLDER OF SPAC ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Tax Consequences of the Merger to U.S. Holders
Subject to the discussion below under the heading “— PFIC Considerations,” the limitations set forth herein under the section entitled “Material U.S. Federal Income Tax Considerations” and in the opinion included as Exhibit 8.1 hereto, it is the opinion of Kirkland & Ellis LLP, U.S. tax counsel to SPAC, that the Merger should qualify as a tax-free exchange within the meaning of Section 351 of the Code for U.S. federal income tax purposes. Such opinion of counsel is based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations discussed more fully in the opinion included as Exhibit 8.1 hereto, as well as representations of SPAC and PubCo. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond SPAC’s control. For example, if 20% or more of the PubCo Common Shares were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. Neither SPAC nor PubCo expects that any of the PubCo Common Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.
The remainder of this discussion assumes that the Merger qualifies as a transaction described in Section 351(a) of the Code. U.S. holders should consult their tax advisers regarding the characterization of the Merger for U.S. federal income tax purposes.

U.S. holders exchanging SPAC ordinary shares for PubCo Common Shares
A U.S. holder that exchanges its SPAC ordinary shares in the Merger for PubCo Common Shares generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Common Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the SPAC ordinary shares surrendered in the Merger in exchange therefor. The holding period of the PubCo Common Shares should include the holding period during which the SPAC ordinary shares surrendered in the Merger in exchange therefor.
U.S. holders whose SPAC Warrants become PubCo Warrants
A U.S. holder that owns only SPAC Warrants but not SPAC ordinary shares and whose SPAC Warrants convert into PubCo Warrants should be treated as exchanging such SPAC Warrants for “new” warrants. If so treated, a U.S. holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by it immediately following the Merger and the adjusted tax basis of the SPAC Warrants held by it immediately prior to the Merger. A U.S. holder’s tax basis in PubCo Warrants received in the Merger will equal the fair market value of such PubCo Warrants. A U.S. holder’s holding period in such U.S. holder’s PubCo Warrants should begin on the day after the Merger.
U.S. holders of SPAC Warrants are urged to consult with their tax advisors regarding the treatment of their SPAC Warrants in connection with the Merger.
U.S. holders exchanging SPAC ordinary shares and SPAC Warrants for PubCo Common Shares and PubCo Warrants
A U.S. holder that receives PubCo Common Shares in exchange for such U.S. holder’s SPAC ordinary shares and whose SPAC Warrants convert to PubCo Warrants in the Merger generally should recognize gain (if any) with respect to such SPAC ordinary shares and SPAC Warrants held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of such PubCo Common Shares and PubCo Warrants over such U.S. holder’s tax basis in such SPAC ordinary shares and SPAC Warrants or (ii) the fair market value of such PubCo Warrants. Any loss realized by a U.S. holder should not be recognized.
Gain, if any, described in the previous paragraph that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to exchanged SPAC ordinary shares or SPAC Warrants converted pursuant to their terms into PubCo Warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder’s tax basis in the PubCo Common Shares received in the Merger should be equal to the adjusted tax basis of the SPAC ordinary shares surrendered in the Merger in exchange therefor, less the fair market value of the PubCo Warrants received, plus the gain recognized by the U.S. holder on the exchange. A U.S. holder’s tax basis in PubCo Warrants received in the Merger will equal the fair market value of such PubCo Warrants. A U.S. holder should be able to “tack on” the U.S. holder’s holding period in the exchanged SPAC ordinary shares to such U.S. holder’s holding period in its PubCo Common Shares received in exchange therefor. A U.S. holder’s holding period in the PubCo Warrants received pursuant to the conversion of the SPAC Warrants should begin on the day after the Merger.
U.S. holders of SPAC ordinary shares and SPAC Warrants are urged to consult with their tax advisors regarding the treatment of their SPAC Warrants in connection with the Merger.
PFIC Considerations
As discussed more fully below under “— Tax Consequences of Ownership and Disposition of PubCo Common Shares and PubCo Warrants — Passive Foreign Investment Company Rules,” if APAC is a passive foreign investment company (“PFIC”) for any taxable year, U.S. Holders of SPAC ordinary share or SPAC Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to APAC’s stock, and may be subject to additional reporting requirements. Because APAC is a blank-check company with no current active business, based upon the composition of

APAC’s income and assets, APAC believes that it is likely APAC was a PFIC for the 2022 taxable year and likely will be considered a PFIC for APAC’s current taxable year ending on the date of the Merger.
If APAC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its SPAC ordinary shares Redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for APAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “— Tax Consequences of Ownership and Disposition of PubCo Common Shares and PubCo Warrants — Passive Foreign Investment Company Rules.”
In addition, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain (but not loss) notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were proposed in 1992 with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require a U.S. Holder of SPAC ordinary shares to recognize gain (which would generally be subject to the special tax and interest charge) if (i) APAC was classified as a PFIC at any time during such holder’s holding period of such shares; (ii) the U.S. Holder did not timely make any of the PFIC Elections; and (iii) PubCo is not a PFIC in the taxable year that includes the day after the Merger. It is uncertain whether, immediately following the Business Combination, PubCo will be treated as a PFIC for U.S. federal income tax purposes.
The application of the PFIC rules to SPAC Warrants is unclear. A proposed Treasury Regulation issued under these rules generally treats an “option” (which would include an SPAC Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under these rules provides that the holder of an option is not entitled make the PFIC Elections. If the proposed Treasury Regulation were to apply to a U.S. Holder of SPAC Warrants, any gain recognized by a U.S. Holder on the deemed receipt of PubCo Warrants could be subject to the special tax and interest charge. In addition, if finalized in their current form, proposed Treasury Regulations under Section 1291(f) may require a U.S. Holder of SPAC Warrants to recognize gain (which would generally be subject to the special tax and interest charge) on a deemed exchange of SPAC Warrants for PubCo Warrants notwithstanding that the exchange would have otherwise qualified for non-recognition treatment.
It is difficult to predict if the proposed Treasury Regulations under the PFIC rules will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be retroactive to the date of the Business Combination.
The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the PFIC rules to your exchange of SPAC ordinary shares and/or SPAC Warrants under your particular circumstances, including as a result of PFIC Elections such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).
Tax Consequences of Ownership and Disposition of PubCo Common Shares and PubCo Warrants
Dividends and Other Distributions on PubCo Common Shares
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on PubCo Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its PubCo Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SPAC ordinary shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Shares and PubCo Warrants.” Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that PubCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if PubCo Common Shares are readily tradable on an established securities market in the United States or PubCo is eligible for benefits under an applicable tax treaty with the United States, and PubCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Shares and PubCo Warrants
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of PubCo Common Shares or PubCo Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such PubCo Common Share or PubCo Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo Common Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.
Exercise or Lapse of a PubCo Warrant
A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a PubCo Common Share upon exercise of a PubCo Warrant for cash. The U.S. Holder’s tax basis in the PubCo Common Share received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the PubCo Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. If the exercise price is paid in Euro, a U.S. Holder’s tax basis in respect of the exercise price will be the U.S. dollar value of the Euro paid on exercise, determined at the spot rate on the date of exercise. The U.S. Holder’s holding period for PubCo Common Shares received upon exercise of the of a PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. Holder held the PubCo Warrant (or any SPAC Warrant exchanged therefor). If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year.
Adjustment to Exercise Price
Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a PubCo Warrant or to the PubCo Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Dividends and Other Distributions on PubCo Common Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a PubCo Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a PubCo Warrant.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of PubCo Common Shares and PubCo Warrants could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
It is uncertain whether, immediately following the Business Combination, PubCo will be treated as a PFIC for U.S. federal income tax purposes.
Although PubCo’s PFIC status is determined annually, an initial determination that PubCo is a PFIC will generally apply for subsequent years to a U.S. Holder who held PubCo Common Shares or PubCo Warrants while PubCo was a PFIC, whether or not PubCo meets the test for PFIC status in those subsequent years.
If APAC is determined to be a PFIC with respect to a U.S. Holder who exchanges SPAC ordinary shares or SPAC Warrants for PubCo Common Shares or PubCo Warrants in the Merger, such U.S. Holder did not make any of the PFIC elections with respect to such SPAC ordinary shares or SPAC Warrants, and such U.S. Holder was not subject to tax on the receipt of such PubCo Common Shares or PubCo Warrants under Section 1291(f) of the U.S Tax Code or otherwise, then, although not free from doubt, PubCo would also be treated as a PFIC as to such U.S. Holder with respect to such PubCo Common Shares and PubCo Warrants even if PubCo did not meet the test for PFIC status in its own right. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such PubCo Common Shares (treated as shares of a PFIC as to such holder) for a period that includes its holding period for the SPAC ordinary shares and SPAC Warrants exchanged therefor, respectively.
If PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of PubCo Common Shares or PubCo Warrants and, in the case of PubCo Common Shares, the U.S. Holder did not make either an applicable PFIC Election (or elections) for the first taxable year of PubCo (or, as applicable APAC) in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Common Shares or PubCo Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PubCo Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the PubCo Common Shares).
Under these rules:
•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PubCo Common Shares or PubCo Warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PubCo’s first taxable year in which PubCo is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
In general, if PubCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of PubCo Common Shares (but not PubCo Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of PubCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which PubCo’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
A U.S. Holder may not make a QEF election with respect to its PubCo Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such PubCo Warrants (other than upon exercise of such PubCo Warrants for cash) and PubCo was a PFIC at any time during the U.S. Holder’s holding period of such PubCo Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such PubCo Warrants properly makes and maintains a QEF election with respect to the newly acquired PubCo Common Shares (or has previously made a QEF election with respect to PubCo Common Shares, or SPAC ordinary shares, as applicable), the QEF election will apply to the newly acquired PubCo Common Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Common Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the PubCo Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, PubCo will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of PubCo’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, PubCo must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the PubCo Common Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. PubCo will endeavor to provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that PubCo will have timely knowledge of its status as a PFIC in the future or of the required information to be provided on an annual basis. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.
Alternatively, if PubCo is a PFIC and PubCo Common Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) PubCo Common Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Common Shares at the end of such year over its adjusted basis in its PubCo Common Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo

Common Shares over the fair market value of its PubCo Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Common Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to PubCo Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which PubCo Common Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the PubCo Common Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to PubCo Common Shares under their particular circumstances.
Related PFIC Rules
If PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PubCo Common Shares and PubCo Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to PubCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to PubCo Common Shares, subject to certain exceptions (including an exception for PubCo Common Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold PubCo Common Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo Common Shares.
Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to PubCo Common Shares, PubCo Warrants, and the receipt of Euro in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of our SPAC ordinary shares and SPAC Warrants in connection with the Business Combination, and of the acquisition, ownership and disposition of PubCo Common Shares and PubCo Warrants including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
As discussed in this proxy statement/prospectus, APAC shareholders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” elsewhere in this proxy statement/prospectus and “Certain Agreements Related to the Business Combination” elsewhere in this proxy statement/prospectus for additional information and a summary of certain terms of the Business Combination Agreement and the Business Combination. APAC shareholders are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the entry by AP Acquisition Corp (“APAC”), an exempted company limited by shares incorporated under the laws of the Cayman Islands, entered into the Business Combination Agreement, dated June 16, 2023 (as it may be further amended from time to time, the “Business Combination Agreement”), by and among APAC, JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (the “Company”), JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan, and JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Merger Sub”), a copy of which is attached to the proxy statement/prospectus as Annex A, and the transactions contemplated thereby, pursuant to which, among other things, the Business Combination, be approved, ratified and confirmed in all respects.”
Vote Required for Approval
The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Transactions contemplated thereby) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting vote “FOR” the Business Combination Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on the Business Combination Proposal.
Adoption of the Business Combination Proposal is conditioned upon the adoption of the Merger Proposal. If the Merger Proposal is not approved, this Business Combination Proposal will have no effect, even if approved by APAC shareholders.
As of the date of this proxy statement/prospectus, the Initial Shareholders and the other current directors and officers of APAC have agreed, for no consideration, to vote any SPAC ordinary shares owned by them in favor of the Business Combination and any proposals recommended by the APAC Board in connection with such Business Combination (including the Business Combination Proposal). As of the record date, the Initial Shareholders owned 27.6% of the issued and outstanding SPAC ordinary shares.
Recommendation of the Board
APAC’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL
Overview
As part of the Business Combination, Merger Sub will merge with and into APAC, with APAC continuing as the surviving company in such merger. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting. Therefore, APAC is seeking to obtain the approval of its shareholders for the Merger Proposal. The approval of the Merger Proposal is also a condition to the Closing under the Business Combination Agreement.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution:
(a)   that APAC be and is hereby authorized to merge with Merger Sub, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo, being a corporation incorporated under the laws of Japan, so that APAC shall be the surviving entity and all the undertaking, property, rights, privileges, agreements, powers and franchises, liabilities and duties of Merger Sub shall vest in APAC by virtue of such merger pursuant to the Cayman Islands Companies Act;
(b)   that the Plan of Merger in the form annexed hereto and approved by resolution of the directors of APAC dated June 16, 2023 and submitted to the shareholders of the Company for approval (the “Plan of Merger”), be and is hereby authorized, approved and confirmed in all respects;
(c)   that APAC be and is hereby authorized to enter into the Plan of Merger;
(d)   that the Plan of Merger be executed by any one Director on behalf of APAC and any Director or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and that Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to file any effective date notice with the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger;
(e)   that on and from the effective time of the merger, the amended and restated memorandum and articles of association of APAC will be in the form attached to the Plan of Merger; and
(f)   that all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of APAC in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”
Vote Required for Approval
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting vote “FOR” the Merger Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on the Merger Proposal.
Adoption of the Merger Proposal is conditioned upon the adoption of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Merger Proposal will have no effect, not even if approved by APAC shareholders.
As of the date of this proxy statement/prospectus, the Initial Shareholders and the other current directors and officers of APAC have agreed, for no consideration, to vote any SPAC ordinary shares owned by them in favor of the Business Combination and any proposals recommended by the APAC Board in connection with such Business Combination. As of the record date, the Initial Shareholders owned 27.6% of the issued and outstanding SPAC ordinary shares.
Recommendation of the Board
APAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE NTA PROPOSAL
The NTA Proposal, if approved, will approve the NTA Amendment to the articles of association of APAC, effective immediately prior to the consummation of the proposed Business Combination.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that subject to and conditional upon the passing of the Business Combination Proposal:
(a)
Article 49.2(b) of the amended and restated memorandum and articles of association of APAC (the “SPAC Articles”) be amended by deleting the words:

“, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases”
(b)
Article 49.4 of the SPAC Articles be amended by deleting the words:

“, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination”
(c)
Article 49.5 of the SPAC Articles be amended by deleting the words:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation”).”
(d)
Article 49.8 of the SPAC Articles be amended by deleting the words:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”
Required Vote
The approval of the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting vote “FOR” the NTA Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on the NTA Proposal.
Adoption of the NTA Proposal is conditioned upon the adoption of the Business Combination Proposal. If the Business Combination Proposal is not approved, this NTA Proposal will have no effect, not even if approved by APAC shareholders.
Recommendation
APAC BOARD UNANIMOUSLY RECOMMENDS THAT APAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the APAC Board to, if necessary, adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if the Minimum Cash Condition in the Business Combination Agreement would not be satisfied due to redemptions of Public Shares.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by APAC’s shareholders, the APAC Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals presented to shareholders for a vote, or in the event that APAC shareholders redeem an amount of Public Shares such that the Minimum Cash Condition in the Business Combination would not be satisfied.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to APAC shareholders, (ii) to solicit additional proxies from APAC shareholders in favor of one or more proposals presented to shareholders for a vote, or (iii) if APAC shareholders redeem an amount of APAC Public Shares such that the Minimum Cash Condition in the Business Combination Agreement would not be satisfied be approved in all respects.”
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the shareholders of APAC that are entitled to vote and who attend and vote at the Extraordinary General Meeting vote “FOR” the Adjournment Proposal. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum but will have no effect on the Adjournment Proposal.
The Adjournment Proposal is not conditioned on the approval of any other Proposal.
As of the date of this proxy statement/prospectus, the Initial Shareholders and the other current directors and officers of APAC have agreed, for no consideration, to vote any SPAC ordinary shares owned by them in favor of the Business Combination and any proposals recommended by the APAC Board in connection with such Business Combination (including the Adjournment Proposal, if presented). As of the record date, the Initial Shareholders owned 27.6% of the issued and outstanding SPAC ordinary shares.
Recommendation of the Board
IF PRESENTED, APAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

BUSINESS OF JEPLAN AND CERTAIN INFORMATION ABOUT JEPLAN
References in this section to “we,” “our,” “us” or “JEPLAN” generally refer to JEPLAN, INC. and its subsidiaries.
Overview
JEPLAN is a joint stock company incorporated in 2007 under the Japan Act, with its headquarters and registered office at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan.
JEPLAN utilizes its commercialized proprietary polyethylene terephthalate (“PET”) chemical recycling technology to produce recycled PET (“r-PET”) resin and Bis(2-Hydroxyethyl) terephthalate (“r-BHET”) resin from waste food packaging, plastic PET bottles, and waste polyester fiber, which can then be used for the manufacture and distribution of r-PET products, including PET bottles, textiles, and other plastic-based materials and products. JEPLAN’s aim is to realize a “circular economy” in which waste products are collected, recycled, and distributed back into the market for continued use.
JEPLAN was co-founded in 2007 by Michihiko Iwamoto and Masaki Takao as a consulting business for the recycling of company-use uniforms, which are generally designated as industrial waste. From 2009 to 2017, JEPLAN earned various recycling innovation awards and worked with various government bodies and non-profit organizations on different recycling projects in Japan for the development of cotton fiber recycling and the production of bio-ethanol from cotton fibers, mobile phone, and electronic waste recycling, and the sale of recycled goods. In 2017, JEPLAN initiated its BRINGTM project focused on clothing-to-clothing recycling and constructed its demonstration plant (the “KHP Plant”) in furtherance of the BRINGTM project.
In 2018, JEPLAN acquired its main commercial recycling facility (the “PRT Plant”), which is conducted by our 75%-owned subsidiary, PET Refine Technology Co., Ltd. (“PRT”). At the time of its acquisition, the PRT Plant had been non-operational for approximately one year due to its lack of profitability. After JEPLAN’s acquisition, a business plan was developed to support the PRT Plant’s renovation with an aim of revenue generation upon reopening. In 2020, PRT was the first company to be certified under the Waste Management Criteria by the Climate Bonds Initiative, a UK non-profit organization, which encourages large-scale investments towards a low-carbon economy. The Climate Bonds Initiative conducted an evaluation of JEPLAN’s operations in line with their criteria, which included the following aspects of the treatment of municipal solid waste and similar waste: collection, sorting, reuse and recycling, composting and anaerobic digestion of waste, thermal treatment with energy recovery of residual waste, and the installation of gas recovery systems for landfill sites. This certification facilitated PRT’s obtainment of financing pursuant to the SMBC-PRT Loan Agreement, which provided funding for the PRT Plant’s reopening and business plan. This financing allowed the PRT Plant to resume operations in 2021. See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Bank loans to PRT and guarantees by JEPLAN” for more information on such financing. In October 2023, the PRT Plant obtained certification under ISO 14001, which is an international standard against which an organization’s environmental management systems are reviewed, helping organizations to identify and control their environmental impact, reduce waste, and improve overall environmental performance.
Prior to JEPLAN’s purchase of the PRT Plant, Deloitte Tohmatsu Consulting, LLC was commissioned by Japan’s Ministry of the Environment to conduct a Life Cycle Assessment as part of a “Report on the Results of Evaluation and Verification Work on the Carbon Dioxide Reduction Effects of Chemical Recycling and Decarbonized Society System” published in 2020. The Life Cycle Assessment was performed on data gathered in 2015 with respect to the PRT Plant, which preceded JEPLAN’s acquisition of the PRT Plant, and certain design information relating to the future construction of the KHP Plant. Deloitte did not specify the basis upon which JEPLAN was selected for the assessment and, to JEPLAN’s knowledge, no other companies were included in the report. The assessment found that the PRT Plant’s and the KHP Plant’s chemical recycling of discarded PET into new PET products may achieve a 45% and 28% reduction, respectively, in greenhouse gas (“GHG”) emissions as compared to the incineration of discarded PET and subsequent production of virgin PET products. Based on this finding and more recent management data from 2019 and 2020 regarding the PRT Plant’s and KHP Plant’s chemical recycling processes, respectively, including with respect to updated sourcing of electricity, management believes it is reasonable to expect that GHG reductions of 47% and 49% may be achievable at the PRT Plant and KHP Plant, respectively (see “Recycling and Manufacturing Facilities” below for further information). An additional chemical recycling and research and development facility was recently constructed.
We entered into a Joint Development Cooperation and Commercialization Agreement, dated June 30, 2020, as amended to date, with Axens Group (“Axens”) and IFP Energies nouvelles (“IFPEN”) (the “Axens Agreement”), pursuant to which we have jointly developed and are currently validating a chemical recycling technology called REWIND® PET, with an aim to license such technology to various companies. To date, no third-party licensing arrangements have been secured through our relationship with Axens. See “— Our Products and Services — Technology Development and Licensing” below for information on the Axens Agreement. We also collect PET waste and used consumer clothing and then, using our proprietary BRING Technology™, we manufacture and sell these deconstructed, recycled materials to our customers. As of or for the six months ended June 30, 2023 and as of or for the fiscal year ended December 31, 2022, we had total assets of ¥11.8 billion and ¥11.5 billion, gross revenue of ¥3.2 billion and ¥6.3 billion, and a net loss of ¥1.3 billion and ¥2.0 billion, respectively.
Market Overview
The worldwide supply of PET is generally composed of virgin PET (which is made of non-recycled materials) or r-PET (recycled materials). Because PET offers significant advantages (weight, durability and flexibility) compared to alternative materials, it is a priority target for recycling. The supply of r-PET is composed of chemical r-PET and mechanical r-PET, which reflects the products of the two broad categories of PET recycling technologies: chemical and mechanical recycling. Chemical recycling refers to recycling in which the ester bonds that make up PET are chemically decomposed to produce PET monomers, which are then purified through various unit operations to polymerize those monomers again to obtain r-PET. Mechanical recycling, on the other hand, entails PET being cleaned and heat-molded to obtain r-PET.
The global market demand for PET was $44.3 billion in 2022, and the annual market demand for PET is expected to reach $91.4 billion by 2030, as projected by Fortune Business Insights. The global r-PET market was valued at $12.5 billion in 2022 and is expected to reach $18.3 billion by 2029, as projected by QY Research in its 2023 report, indicating a compound annual growth rate (“CAGR”) of 5.5%. Management estimates that if this CAGR remains at 5.5% through 2030, the global r-PET market could be valued at $19.3 billion in 2030. Although management believes JEPLAN may have opportunities to address a significant portion of the wider global r-PET market through its licensing business, JEPLAN’s production of r-PET and r-BHET mainly addresses the r-PET bottle market in Japan. In 2021, the demand in Japan for resin-grade PET used in the production of bottles and trays was estimated to be approximately 1,880,000 metric tons, or $1.8 billion, with virgin PET accounting for 80% of such demand and r-PET accounting for 20% of such demand. More specifically, Japan has had a demand of approximately 600,000 metric tons or $570 million, of beverage PET per year, which included approximately 27,000 metric tons, or $26 million, and 118,000 metric tons, or $110 million, of bottle-to-bottle r-PET for each of 2012 and 2021, respectively. Management estimates that by 2030, the demand for bottle-to-bottle r-PET in Japan will be approximately 291,000 metric tons, or $270 million, assuming the demand in Japan for beverage PET generally remains the same. Management estimated the aforementioned dollar amounts with respect to the demand of r-PET in Japan based on the monetary and quantitative demand of the global r-PET market in 2022, which were $12.5 billion and 13.1 million metric tons, respectively.
Management believes that demand of r-PET will continue to increase due to support by a powerful trio combining government policies, consumer expectations and the commitments of brands that use PET, such as the beverage industry. Pollution and climate change continue to be the most persistently covered environmental issues by media and local and global environmental non-governmental organizations, and some of the main concerns associated with PET are the GHG emissions associated with its production from non-renewable hydrocarbons and the length of time it persists in landfills and the natural environment. As a result, there is an increasing demand for action to address the global plastic crisis, as evidenced by the March 2022 endorsement by 175 nations of a historic resolution at the UN Environmental Assembly to end plastic pollution and forge an international legally binding agreement by the end of 2024. In the last few years, governments in North America, Europe and Asia have been enacting and proposing laws and regulations mandating the use of minimum recycled content in packaging, underlying the strength of this issue in the marketplace. For example, in April 2021, the Japan Soft Drink Association announced an intention to raise the bottle-to-bottle recycling percentage to 50% by 2030. Consumer brands are seeking a solution to their plastic challenge, and they are taking action. In recent years management has seen major brands make significant commitments to close the loop on their plastic packaging by transitioning their packaging to recyclable materials and by incorporating more recycled content into their packaging.
Chemical recycling removes more impurities from r-PET than mechanical recycling, yielding higher quality r-PET. Additionally, the production cost of chemical r-PET can be reduced by scaling up its production, diversifying the raw materials used in production, and improving the production process, each of which JEPLAN intends to address in the near term. JEPLAN expects that the unit cost of its resin will be competitive with that of mechanically-recycled resin after expansion of JEPLAN’s resin production capacity to 65,000 metric tons per year. Given chemical r-PET’s superior quality and potentially superior pricing over mechanical r-PET, management believes that JEPLAN’s chemical recycling processes may accommodate an increasing market share of the PET market. Further, chemical r-PET offers positive environmental impacts when compared to virgin PET. See “Environmental Matters” for more information.
Our Products and Services
In fiscal year 2023, JEPLAN expanded its principal business activities, which currently involve: (1) the processing and sale of r-PET and r-BHET, (2) a collaboration with Axens and IFPEN through the Axens Agreement, which contemplates the potential initiation through Axens of licensing arrangements of our jointly-developed REWIND® PET technology, (3) the marketing and sale of our Used Clothing Collection Services, and (4) consulting and marketing services. In such expansion, JEPLAN has increased its focus on the potential future licensing of the REWIND® PET technology, although no licensing revenue has been earned to date. Further, JEPLAN still considers its consulting and marketing services to be an important business activity, although it has materially reduced its focus on these services. For more information on the Axens Agreement and REWIND® PET technology, see “— Technology Development and Licensing” below and “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Trend Information — Axens Agreement.”
The table below contains our total revenues for each of 2022 and 2021, organized by our business activities, including our current principal business activities set forth above, and by geography:
	In thousands of yen 2022
	Japan	Europe	Other	Total
By type of goods or services
Recycled PET resin and products sales	5,676,555	—	143,495	5,820,050
Used clothing collection services	307,582	—	—	307,582
Licensing	—	—	—	—
Consulting and Marketing	196,591	—	—	196,591
Total	6,180,728	—	143,495	6,324,223
	In thousands of yen 2021
	Japan	Europe	Other	Total
By type of goods or services
Recycled PET resin and products sales	1,962,713	—	5,938	1,968,651
Used clothing collection services	167,168	—	—	167,168
Licensing	—	—	—	—
Consulting and Marketing	365,158	123	19,487	384,768
Total	2,495,039	123	25,425	2,520,587

Sales of r-PET and r-BHET Using Our Chemical Recycling Technology
Our Chemical Recycling Technology
JEPLAN engages in a type of solvolysis called glycolysis, which generally involves breaking down the polymer chains of certain plastics, such as PET, into their constituent monomers using a solvent containing glycols, such as ethylene glycol. The resulting monomers can then be purified and used to create new PET products.
Compared to other types of chemical recycling used by JEPLAN’s peers, such as methanolysis or hydrolysis, management has viewed glycolysis as the chemical recycling process best suited to JEPLAN’s market position and business plan. Glycolysis can be more easily utilized by existing polymerization plants and has a proven track record in commercial plants.
JEPLAN uses different forms of its proprietary glycolysis recycling technology at each of the KHP Plant and the PRT Plant. JEPLAN’s technology generally entails the following steps:
•
In the first step, the ester bonds that make up PET are decomposed by adding ethylene glycol and a catalyst, and then applying heat to obtain r-BHET. The decomposition of PET into r-BHET allows various impurities on the PET surface or inside the PET to be released into ethylene glycol, thereby enabling a high degree of removal of these impurities. JEPLAN’s technology can reduce the residual metal content within the r-BHET monomer to a volume of less than 1 part per million (ppm).

•
In the second step, various impurities in ethylene glycol are removed by unit operations such as filters, activated carbon, ion exchange resins, crystallization, and distillation, which are adjusted according to the size, molecular weight, boiling point, solubility, and other physical properties.

•
In the third step, r-BHET from which impurities have been removed is polymerized to obtain r-PET. In addition, r-PET with a certain percentage of recycled content can be produced by adding certain amounts of petroleum-derived terephthalic acid at the time of polymerization, and by not adding such terephthalic acid, r-PET with 100% recycled materials can be produced. The r-BHET obtained in the second step can also be used as a starting material to produce recycled plastics other than r-PET.

In 2021, JEPLAN began operations at the PRT Plant, JEPLAN’s main facility, which is 75%-owned by JEPLAN and 25%-owned by Sojitz Corporation (“Sojitz”), pursuant to the Stockholders Agreement, dated as of January 22, 2021 (the “Sojitz Agreement”). Pursuant to the Sojitz Agreement, JEPLAN and Sojitz are obligated to operate PRT as a joint venture for the (a) collection and regeneration of waste related to polyester resin, polyester film, and polyester fiber, and sales of the resulting materials, (b) manufacturing and sale of polyester resin, and (c) manufacturing, sale, and purchase of, and mediation for, synthetic resin.
Under the Sojitz Agreement, JEPLAN has the authority to guide PRT’s management policies and maintain the ordinary implementation of patent rights pursuant to the Patent License Agreement, dated as of January 21, 2021, by and between JEPLAN and PRT, as amended by the Memorandum of Understanding to the Patent License Agreement, dated as of December 26, 2022. See “— Intellectual Property — Patent License Agreement” below for more information on the scope and nature of the intellectual property licensed under these agreements.
Sojitz, on the other hand, has the right to participate in decisions with respect to the procurement of raw materials used by the PRT Plant and the subsequent sale of its r-PET and r-BHET resin. PRT is obligated to preferentially purchase certain chemical auxiliary materials from Sojitz, provided that the transaction terms are not inferior to those of third party offers. PRT’s board of directors is composed of three JEPLAN designees and one Sojitz designee. Further, certain actions by PRT require unanimous approval from both JEPLAN and Sojitz, including a change in PRT’s charter; issuances of new securities; changes in capital structure; establishment of a subsidiary; real estate transactions; public offerings; entry into or changes to agreements with JEPLAN or Sojitz; merger; payment of dividends; dissolution; establishment or change of business plan or budget; interested transactions of directors; capital investment, asset transactions, or incurrence of debt beyond stated monetary thresholds; provision of guarantees or collateral for debt; entry into priority or exclusivity arrangements or agreements for a duration of two or more years, in each case regarding raw material procurement or product sales; and the initiation or settlement of a lawsuit, among other items. The above unanimous approval requirements, including for mergers, concern actions related to PRT only. For the sake of clarity, Sojitz’s approval of the Business Combination is not required under the terms of the Sojitz Agreement. For an explanation of risks to JEPLAN with respect to Sojitz’s aforementioned rights, see “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — Certain fundamental actions by PRT require the approval of Sojitz, which if withheld could limit PRT’s and JEPLAN’s ability to execute their business plan.” To date, under the Sojitz Agreement, JEPLAN has paid approximately ¥2,262,000 thousand to Sojitz for purchases of raw materials for use at the PRT Plant; no amounts have been received by JEPLAN under the agreement.
Additionally, PRT is currently restricted from transferring funds to JEPLAN or Sojitz in the form of cash dividends, loans, or advances. PRT may only make a dividend to its shareholders out of surplus funds if there is an amount of ¥400,000 thousand or more that can be distributed after accounting for PRT’s obligations to repay all of its indebtedness and, if such surplus exists, dividends equal to the amount, if any, in excess of ¥400,000 thousand will be distributed. PRT has outstanding indebtedness pursuant to the SMBC-PRT Loan Agreement and a loan agreement with JEPLAN and currently does not have a surplus, and therefore cannot make dividend payments to JEPLAN or Sojitz. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — We may have a deficiency of current cash flow, and may need to raise additional capital to achieve our goals; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business” for more information.
If JEPLAN or Sojitz defaults under the Sojitz Agreement, the non-defaulting party may either terminate the agreement, exercise a put option with respect to the shares of PRT owned by the non-defaulting party, or exercise a call option with respect to the shares of PRT owned by the defaulting party. Instances of default include breach of the Sojitz Agreement or the bankruptcy, insolvency, or dissolution of the defaulting party.
Under the Axens Agreement, JEPLAN has granted an exclusive license for the use and commercialization of its proprietary chemical recycling technology to Axens, such that any other use of this technology, including by JEPLAN or PRT, must be governed by a license from Axens. PRT has been using this technology amid ongoing negotiations of such a license from Axens to PRT, which is expected to be on different terms than such licenses to third parties. There is no definitive time period by which the terms of such license must be agreed. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — Pursuant to the Axens Agreement, the parties covenant to enter into a license agreement for a license from Axens to PRT for its use of its recycling technology, but no license agreement has yet been consummated for such use.” for more information regarding this licensing arrangement.
As raw materials, the PRT Plant uses crushed waste PET bottles, including those collected by Japanese municipalities and by recycling bins installed in vending machines and portions of PET residue generated by mechanical recycling plants (see “Raw Materials and Material Sourcing” for more information). The manufactured r-PET resin is then sold to beverage makers and to non-textile retail stores.
Sales of Resin
As part of its Recycled PET Resin Sales division, JEPLAN uses its chemical recycling technology to manufacture r-PET and r-BHET, and then sells the resin yielded from that process to third parties. Most of JEPLAN’s production of resin occurs at its PRT Plant, which uses mainly plastic waste as raw materials, and its KHP Plant produces resin mainly from textile waste.
r-PET resin produced at the PRT Plant is primarily used in food packaging, including plastic bottles, while r-BHET is used in other plastic products, such as film and tire cords. r-PET resin produced at the KHP Plant is primarily used in recycled textiles. As discussed above, global beverage and consumer goods brands are reducing their use of petroleum-based, virgin PET, and increasing their use of r-PET, despite its higher price point, because r-PET contributes to these customers’ sustainability commitments, such as reducing CO2 emissions and using recycled material. In 2022, PRT produced approximately 19,000 metric tons of r-PET and r-BHET in the aggregate. The primary end users of this resin include Asahi, Suntory and Yoshino Kogyosho.

BRING Material™
We have developed our “clothing-to-clothing” BRING Technology™, which can be used to chemically decompose polyester fibers into raw materials, from which we can produce new PET resin, yarns, fabrics, and clothing, which we have named BRING Material™ under our BRING™ brand. We are also implementing a direct-to-consumer sales process for refabricated products using BRING Material™. Further, by collecting clothing for recycling from customers (see “— Used Clothing Collection Services” below), we can reduce the amount of discarded materials. BRING Material™ can also be recycled any number of times, making polyester a sustainable resource rather than an environmental burden. We hope this will fundamentally change methods for manufacturing and attitudes toward it in the fashion industry.
BRING Material™ is of similar quality as products newly fabricated in a conventional way. BRING™ products using recycled materials are not simply sustainable, eco-friendly clothing, but are designed to fit the comfort, usability, and drape according to today’s fashions, and are designed to be quick-drying and breathable.
In addition to direct sales to consumers, we are also in the process of selling BRING Material™ to businesses. Various apparel brands are currently collecting clothing at their stores in coordination with our BRING™ brand and our bee logo and are using BRING Material™ to manufacture original products in order to achieve their sustainable development goals. We have partnered with various top-level brands, which have implemented BRING Material™ into certain of their product lines. Our BRING™ brand and BRING Material™ go beyond the framework of fiber material recycling to provide a circular system for the next generation.
Expansion Opportunities
JEPLAN has entered into and intends to enter into joint ventures to optimize and expand resin production and sales. For example, PRT is a joint venture arrangement between JEPLAN and Sojitz Corporation. Additionally, JEPLAN and Rebound Limited (“Rebound”), a company based in the United Arab Emirates (the “UAE”), signed a commercial agreement, dated as of June 13, 2023 (the “Rebound Agreement”), to further the establishment of an r-PET market in the UAE. The Rebound Agreement may lead to joint venture arrangements between JEPLAN and other third parties in the UAE, although there can be no assurance that any such arrangements will be secured prior to the expiration of the agreement. Rebound operates the Rebound Plastic Exchange, a global trading platform for recycled plastics, which offers a range of services to help buyers and sellers make informed decisions about recycled plastics, such as quality assurance, and regulatory compliance. The arrangement between JEPLAN and Rebound aims to create an ecosystem to facilitate JEPLAN’s global expansion of a PET chemical recycling plant in the United Arab Emirates. JEPLAN will exclusively work with Rebound in the UAE to fulfill its material sales and procurement requirements for a period of two years, until June 13, 2025. Rebound, with the assistance of JEPLAN, will fulfill certain obligations within the UAE with respect to stakeholder engagement, market analysis, and management support. Pursuant to the commercial agreement, JEPLAN will identify the potential local partner to establish a supply chain for r-PET, along with Rebound’s role in facilitating the raw materials involved. In December 2023, JEPLAN, Rebound and Abu Dhabi Chemical Derivatives Company RSC Ltd. (“Ta’ziz”) agreed to explore, on a non-binding basis, potential opportunities regarding the joint development of a PET chemical recycling plant in the United Arab Emirates. No rights in intellectual property of either JEPLAN or Rebound are transferred under the Rebound Agreement. The Rebound Agreement outlines an exchange of services. Accordingly, the Rebound Agreement does not set forth payment obligations, financial terms, or milestones; however, to date, JEPLAN has paid nominal amounts to Rebound for UAE market research materials. The Rebound Agreement expires on June 13, 2025, unless earlier terminated by either JEPLAN or Rebound with 60 days’ prior notice or for cause.
On December 15, 2023, JEPLAN entered into a Business Partnership Agreement (the “Business Partnership Agreement”) with Osaka Gas Co., Ltd. (“Osaka Gas”), intended (a) to promote the recycling of PET bottles and clothing in the Kansai, Japan region by utilizing Osaka Gas’s business network and (b) to further reduce costs and CO2 emissions in JEPLAN’s chemical recycling process by utilizing Osaka Gas’s energy-related solutions. In furtherance of these aims, JEPLAN agreed to grant Osaka Gas (i) limited information rights; (ii) the right to jointly research potential improvements to JEPLAN’s business with respect to cost reduction, new product development, and operation oversight and maintenance services, among other solutions; (iii) priority consideration (but not a right of first refusal) as a joint venture partner in connection with any decision by JEPLAN to construct a domestic or international chemical recycling plant and/or as a counterparty or co-participant in any energy-related projects in which JEPLAN invests future capital; and (iv) the right to be a supplier of certain diversified raw materials and of product sales services to JEPLAN. JEPLAN’s obligations under the Business Partnership Agreement are effective only to the extent they do not conflict with its obligations under any pre-existing third-party contract. The Business Partnership Agreement outlines an exchange of rights and services. Accordingly, the Business Partnership Agreement does not set forth payment obligations, financial terms, or milestones, and to date, no amounts have been paid or received by JEPLAN under the agreement. The Business Partnership Agreement expires December 31, 2033, unless earlier terminated pursuant to its terms, which include termination rights mid-term upon three months’ prior notice and upon agreement of both parties, for cause upon a 30-day cure period, and if Osaka Gas ceases to be a shareholder of JEPLAN.
JEPLAN may also enter into joint venture arrangements in the future. Such arrangements could include the acquisition of entities that would expand its service offerings, increase its market share or offer access to other asset classes, technology or service offerings that it does not currently have. Potential partners in any joint venture arrangement could include international companies as well as Japanese companies.
Below is a chart showing how such arrangement could be structured.
JEPLAN’s joint venture partner may have access to a manufacturing plant for the production of virgin PET, which could be contributed to the joint venture. Axens may then license REWIND® PET or JEPLAN’s proprietary recycling technology to the joint venture, expanding production of chemical r-PET resin, which could then be sold to third parties. JEPLAN intends for the expansion in production resulting from such joint venture arrangements to decrease the cost of resin production, which may then lead to a decrease in price offered to customers. Assuming that a joint venture plant has a production capacity of 72,000 metric tons of resin per year with a 98% yield rate and that the unit price of such resin is ¥250 per kilogram, management estimates that such plant could generate, per year, revenue of approximately ¥17,640,000 thousand at an operating profit margin of 15%. However, there is no guarantee that such further joint venture arrangements will be consummated or, if consummated, that these assumptions or estimates will be accurate. Further, such revenue and operating profit margin estimates are based upon management’s estimates and assumptions of revenue, raw material costs, and utility costs within Japan, and there is no guarantee that such estimates and assumptions will be applicable for manufacturing plants constructed in other global regions, including the UAE, where revenue, raw material costs, and utility costs may be lower or higher. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — We may enter into joint venture arrangements that prove unsuccessful or strain or divert its resources.” and “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — Any joint venture formed could be subject to domestic and international law, including environmental law and regulations, the compliance with which could impose substantial costs on the joint venture and the violation of which could result in penalties and other liabilities.” for more information on the risks related to such joint venture arrangements.
Technology Development and Licensing
Axens Agreement
JEPLAN is party to the Axens Agreement, which is a joint development cooperation and commercialization agreement with Axens, a French company that is a provider of solutions for the production and purification of major petrochemical intermediates, and IFPEN, a public research organization in France. Pursuant to the Axens Agreement, the parties have developed and are currently validating an innovative glycolysis recycling process under the name REWIND® PET, which is based on JEPLAN’s chemical recycling technology and the technology developed by IFPEN. JEPLAN jointly owns the REWIND® PET-related patent applications with Axens and IFPEN. See “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — If the REWIND® PET-related patent applications are approved and patents are granted, we will jointly own these patent rights with Axens and IFPEN, and after the expiration or termination of the Axens Agreement, our rights to license and earn revenue from these patents may be limited.”
JEPLAN expects REWIND® PET, once fully validated, to accommodate a more diverse set of recycling needs — and, therefore, a broader potential licensing market — than JEPLAN’s existing chemical recycling technology, in part due to the enhanced ability of REWIND® PET in removing impurities from raw materials. Because Axens has extensive relationships with various chemical companies, Axens has been retained, pursuant to the Axens Agreement, as the exclusive licensor of REWIND® PET and JEPLAN’s existing proprietary chemical recycling technology on behalf of JEPLAN. As such, Axens will use its reasonable commercial efforts to obtain licensees and commercialize such technology as widely as possible.
With respect to Axens’ licensing of JEPLAN’s existing proprietary chemical recycling technology, JEPLAN has granted Axens, under the Axens Agreement, an exclusive license for such technology’s commercialization, including any use of such technology as necessary for such commercialization, such that any other use of this technology, including by JEPLAN or PRT, must be governed by a license from Axens. PRT has been using this technology amid ongoing negotiations of such a license from Axens to PRT, which is expected to be on different terms than such licenses to third parties. There is no definitive time period by which the terms of such license must be agreed. For more information, see “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — Pursuant to the Axens Agreement, the parties covenant to enter into a license agreement for a license from Axens to PRT for its use of its recycling technology, but no license agreement has yet been consummated for such use.”
Pursuant to the Axens Agreement, each of Axens and IFPEN, on the one hand, and JEPLAN, on the other, share the licensing revenue as a “net licensing fee” after deducting (i) a marketing fee in the range of 10% to 20%, which is paid to Axens or JEPLAN depending on which party identifies a prospective licensee, and (ii) a contracting fee in the range of 10% to 20%, which is paid to Axens in connection with the execution of a definitive agreement. After the later of June 30, 2055 or the date of the latest-to-expire patent licensed under the Axens Agreement, which is currently June 17, 2042, Axens is entitled to the entire net licensing fee. For information on Axens’ limited right to retain cash in connection with JEPLAN’s portion of such licensing revenue, see “Business of JEPLAN and Certain Information About JEPLAN — Recycling and Manufacturing Facilities” for more information on the KHP Plant and “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Trend Information — Capital and Operational Expenditures for Demonstration Manufacturing Capabilities.”
Each party is obligated to conduct research and development activities for REWIND® PET at its respective facilities, with collaboration among the parties facilitated by a joint management team and a joint steering committee. Such research and development activities are substantially complete, but further activities may be necessary as REWIND® PET undergoes validation during its trial demonstrations. JEPLAN expects the trial demonstration to be complete by year end 2024. During the term of the agreement, which expires on June 30, 2025, neither party may engage in research and development activities regarding depolymerization-related chemical recycling or the licensing of REWIND® PET or PRT’s proprietary chemical recycling technology except pursuant to the Axens Agreement, without the other party’s consent.
The Axens Agreement may be terminated prior to expiration in the event of a change of control, by mutual determination of the parties, including at the conclusion of the development of REWIND® PET technology, or for cause. Upon expiration or termination by change of control, Axens retains its rights, including to the fee arrangement, and remains subject to the obligations related to its exclusive licensing of REWIND® PET and JEPLAN’s proprietary chemical recycling technology. Upon termination by mutual determination, each party may freely exploit its own proprietary technology as well as REWIND® PET and JEPLAN’s proprietary chemical recycling technology, subject to negotiations in good faith for such use by one party that implicates the proprietary technology of the other party. Upon termination for cause, the defaulting party must grant a non-exclusive license to the non-defaulting party, allowing it to use the defaulting party’s proprietary technology to the extent necessary to complete the development and commercialization of REWIND® PET and JEPLAN’s proprietary chemical recycling technology. For more information, see “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — If the REWIND® PET-related patent applications are approved and patents are granted, we will jointly own these patent rights with Axens and IFPEN, and after the expiration or termination of the Axens Agreement, our rights to license and earn revenue from these patents may be limited.”
No licenses have been marketed or sold to date, but the parties intend to market and sell licenses once REWIND® PET is fully validated, although agreements may be obtained earlier in select cases where appropriate. In furtherance of JEPLAN’s ongoing efforts to validate REWIND® PET, and as referenced above, JEPLAN has constructed a REWIND® PET semi-industrial unit as part of an expansion of its KHP Plant to demonstrate to potential licensees how REWIND® PET can be integrated into potential licensees’ own recycling facilities and to ensure that the process and logistics chain comply with such potential licensees’ safety, quality, and cost standards. Upon validation and in connection with certain licenses of REWIND® PET, JEPLAN intends to establish wide-scale industrial projects by taking part in the manufacturing process through formation of joint ventures with licensees. JEPLAN intends to establish such joint ventures with respect to its proprietary technology, as well.
Strategy with respect to REWIND® PET
We have plans to license REWIND® PET beginning in 2024, although there is no guarantee that any such arrangements will be consummated, or if consummated, on terms that are most favorable to us. As of July 2023, we have identified over 40 potential licensees from around the world for discussion, including in Asia, North America, Europe, and the Middle East. Of these potential licensees, (i) approximately ten licensees are reviewing technology and commercial proposals from JEPLAN and Axens, (ii) approximately five licensees have agreed on such proposals and are undergoing pre-feasibility studies in collaboration with JEPLAN and Axens, and (iii) one licensee has agreed on such proposals, undergone such pre-feasibility studies, and is currently negotiating the terms of definitive license agreements with Axens. Additionally, PRT is currently negotiating terms of a license agreement with Axens for PRT’s continued use of its existing proprietary chemical recycling technology, which JEPLAN and PRT intend to continue to use in select cases. See “— Technology Development and Licensing — Axens Agreement” for more information on this licensing arrangement.
JEPLAN intends to use REWIND® PET technology for its own benefit as well, by obtaining a license to use it for such purposes pursuant to the Axens Agreement. If JEPLAN uses REWIND® PET after the expiration or termination of the Axens Agreement, any patents granted would be jointly owned by JEPLAN, Axens, and IFPEN. Thus, JEPLAN’s ability to exploit, license, or assign REWIND® PET-related technology after such expiration or termination might be limited pursuant to provisions that survive the expiration of the Axens Agreement or, if such provisions do not survive or are not applicable, such as in the case of the termination of the Axens Agreement under certain circumstances, intellectual property laws in applicable jurisdictions. To the extent Axens or IFPEN are not so limited after such expiration or termination, JEPLAN might face competition from Axens or IFPEN in the further development, exploitation, or licensing of REWIND® PET. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Intellectual Property — If the REWIND® PET-related patent applications are approved and patents are granted, we will jointly own these patent rights with Axens and IFPEN, and after the expiration or termination of the Axens Agreement, our rights to license and earn revenue from these patents may be limited.” for more information on risks related to the Axens Agreement.
Used Clothing Collection Services
Overview
Polyester is an excellent synthetic fiber, advantageous over natural fibers in that it is quick-drying, breathable, and highly durable, but in recent years there are increased concerns over its high environmental impact. According to a 2020 report by the Global Fashion Agenda and McKinsey, entitled “Fashion on Climate,” in 2018, 2.3 billion metric tons of greenhouse gas emissions, or 4%, of the world’s total greenhouse gas emissions were attributable to the global fashion industry. In 2021, a report by the World Economic Fund entitled “Net-Zero Challenge: The supply chain opportunity” concluded that the fashion industry accounts for 5% of global emissions, tying with the “fast moving consumer goods” industry for the third most polluting industry after food (25%) and construction (10%). The “Fashion on Climate” report also noted that less than 1% of used garments are recycled back into the fashion industry’s value chain. The fashion and textile industries are guilty of over-production and over-disposal, accounting for 8 – 10% of carbon emissions and 20% of water resource consumption and water pollution across all industries. Polyester is a vital material for textiles, accounting for over half of all fibers produced each year. The global fashion industry discards some 92 million tons of clothing each year (Global Fashion Agenda 2017) — approximately 510,000 tons in Japan alone — most of which is incinerated or buried in landfills.
Used Clothing Collection
To address the environmental issues with respect to discarded clothing, JEPLAN has implemented its Used Clothing Collection Services, through which it collects used consumer clothing at retail stores in collaboration with various companies. Used clothing collected is first separated into clothing that can still be worn and that which cannot. Clothing that can still be worn is reused. This recycling process requires separation into materials and parts, with recycling of wool, cotton, and other non-polyester materials handled by our recycling partners.
BRING Uniform™
Uniforms are used in various scenarios, including worksites, the service industry, and in offices. Company-use uniforms are generally designated as industrial waste, and so must be properly disposed of in accordance with Japan’s Waste Management and Public Cleansing Act and its related laws. However, because uniforms are often fabricated under the same standards, they can be considered as apparel products suitable for recovery and recycling. JEPLAN’s initiative, BRING Uniform™, recovers discarded uniforms, recycles them into polyester raw materials for clothing, and returns them to market. Additionally, our recycling partners aid us in recycling non-polyester materials, allowing us to produce chemical raw materials as well.
In turn, we provide the companies from which we recover uniforms with a means of disposing the uniforms in accordance with applicable law. Participation in BRING Uniform™ by companies providing such used garments also allows JEPLAN to enjoy favorable publicity by issuing joint press releases with such partnering companies about the utilization of our recycling platform.
Community Initiative
We also spearhead an initiative in which companies cooperate with each other and with consumers to recycle clothing. We believe that a system that circulates such resources, connecting consumers who want to recycle with manufacturers and businesses that want to recycle, will lead to the creation of a recycling-based society involving many people. This will contribute to the achievement of sustainable development goals while also creating incentives for customers to visit stores, thereby promoting new consumption. We aim to realize a circular economy by involving businesses and consumers to expand the recycling loop, thereby heading toward a society in which recycling unneeded things becomes common sense.
Consulting and Marketing Services
JEPLAN provides consulting services to businesses aiming to optimize their recycling and sustainability marketing strategies and construction and operation of recycling infrastructures.
Competition
JEPLAN strives to be the leading PET chemical recycling provider and licensor, delivering superior resin sales and licensing solutions to government and private sector customers. Management believes JEPLAN’s experience in commercial operations using market raw materials gives it an advantage over other competitors. However, JEPLAN’s success will depend on several factors, including its ability to maintain its lead in advanced technology, control over our products, and customer confidence in the reliability of our solutions.

Our competitors consist of chemical recycling providers worldwide with varying degrees of capabilities and methods. Companies such as Carbios SAS (“Carbios”), one of our main competitors, use hydrolysis processes as their methods of chemical recycling. Companies such as Ioniqa Technologies B.V. Loop Industries Inc. (“Ioniqa”) use a glycolysis process that differs from our technology. Companies such as Zhejiang Jiaren New Materials Co., Ltd., Loop Industries, Inc. (“Loop”), and Eastman Chemical Company use a methanolysis process. Each of Ioniqa, Loop, and Carbios have initiated operations at their respective demonstration plants in 2018, 2021, and 2021, respectively. Management believes some of JEPLAN’s competitors have initiated commercial production and sales of r-PET resin. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — We participate in a highly competitive market, and increased competition may adversely affect our business, financial condition and results of operations.” for more information on JEPLAN’s main competitors.
Intellectual Property
Intellectual Property, Generally
To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, confidentiality policies and procedures, non-disclosure agreements with third parties, employee non-disclosure agreements, and other contractual and implicit rights worldwide. Further, we investigate infringements of our intellectual property by other companies, and investigate our own potential infringements of other companies’ intellectual property. On a case-by-case basis, when we collaborate with other companies in research and development projects, as is the case with respect to the Axens Agreement, we have, and intend to continue to, enter into agreements to provide that (i) any intellectual property arising from joint research and development will be shared between the parties and (ii) any intellectual property arising from one party’s sole activity will be owned by that party, in order to ensure our sole ownership of any intellectual property developed by us on our own. As of the end of June 2023, we had 24 registered patents and 38 inventions filed for patent applications. In addition, as of the end of June 2023, we had 57 registered trademarks and 13 trademark applications. “JEPLAN™” is registered in Japan, the European Union and with the World Intellectual Property Organization. As a result of the acquisition of NISCO Corporation in 2018, JEPLAN acquired the main patent relating to the recycling technology used by the KHP Plant.
Below is a table that includes JEPLAN’s material patents, registered or filed for patent applications.
Product Description	Owner	Filing Date	Application Number	Registered Number	Protection Type	Jurisdiction	Expiration Date
PRODUCTION METHOD FOR BIS(2-HYDROXYETHYL) 1,4-CYCLOHEXANEDICARBOXYLATE	JEPLAN, INC.	10/28/2016 7/13/2017	特願2016-211755 17863714.6	6372765 EP3533778	Process Process	Japan EPO1	10/28/2036 pending
PRODUCTION METHOD FOR TRANS-BIS(2-HYDROXYALKYL) CYCLOHEXANEDICARBOXYLATE	JEPLAN, INC.	6/13/2017	特願2017-115590	6372771	Process	Japan	6/13/2037
PRODUCTION METHOD FOR TRANS-BIS(2-HYDROXYALKYL) CYCLOHEXANEDICARBOXYLATE, AND BIS(2-HYDROXYALKYL) CYCLOHEXANEDICARBOXYLATE	JEPLAN, INC.	7/13/2017 7/13/2017 7/13/2017 7/13/2017 7/13/2017 7/13/2017 7/13/2017	17865839.9 17865839.9 17865839.9 17865839.9 17865839.9 17865839.9 17865839.9	EP3533779 N/A N/A N/A N/A N/A N/A	Process Process Process Process Process Process Process	EPO Japan Liechtenstein Germany Spain France Netherland	7/13/2037 7/13/2037 7/13/2037 7/13/2037 7/13/2037 7/13/2037 7/13/2037
Production method for bis — (2-hydroxyethyl) terephthalate and polyethylene terephthalate	JEPLAN, INC.	9/29/2006	特願2006-269981	5189266	Process	Japan	9/29/2026
Server device and notification method	JEPLAN, INC.	8/16/2012	特願2012-180521	6031297	Process	Japan	8/16/2032
Cleaning method for inorganic materials	JEPLAN, INC. Licensee: PRT	1/13/2004	特願2004-5051	4344621	Process	Japan	1/13/2024
Method for sorting mixed plastics	JEPLAN, INC. Licensee: PRT	11/7/2005	特願2005-321998	4804115	Process	Japan	11/7/2025

1
European Patent Office.

Product Description	Owner	Filing Date	Application Number	Registered Number	Protection Type	Jurisdiction	Expiration Date
BIS(2-HYDROXYETHYLE) TEREPHTALATE AYANT UNE TENEUR EN AZOTE FAIBLE / Bis(2-hydroxyethyl)terephtalate with low nitrogen content	JEPLAN, INC.; IFPEN	17/12/2021 12/15/2022 12/6/2022	FR 21/13.821 111148139 PCT/EP2022/084585	N/A N/A N/A	Product Product Product	France Taiwan PCT	pending pending pending
PROCÉDÉ DE PREPARATION D’UN MONOMERE DIESTER PURIFIE ET DECOLORE PAR DÉPOLYMÉRISATION D’UNE CHARGE POLYESTER	JEPLAN, INC.; IFPEN	6/17/2022 6/17/2021 6/7/2022	TW111122569 21/06.440 PCT/EP2022/065429	N/A N/A N/A	Process Process Process	Taiwan France PCT	pending pending pending
PROCEDE DE PRODUCTION D’UN POLYESTER AYANT UNE TEMPERATURE DE CRISTALLISATION REDUITE	JEPLAN, INC.; IFPEN	12/10/2021 12/6/2022 12/8/2022	FR 21/13.248 PCT/EP2022/084584 111147096	N/A N/A N/A	Process Process Process	France PCT Taiwan	pending pending pending
PROCÉDÉ DE DÉPOLYMÉRISATION D’UNE CHARGE POLYESTER COMPRENANT UN PRE-MELANGE ETAGE DE LA CHARGE	JEPLAN, INC.; IFPEN	6/17/2021 6/7/2022 6/17/2022	21/06.437 PCT/EP2022/065426 TW111122615	N/A N/A N/A	Process Process Process	France PCT Taiwan	pending pending pending
PROCÉDÉ DE PURIFICATION D’UN MONOMERE DIESTER TEREPHTALATE PAR ADSORPTION	JEPLAN, INC.; IFPEN	6/17/2021 6/7/2022 6/17/2022	21/06.439 PCT/EP2022/065428 TW111122568	N/A N/A N/A	Process Process Process	France PCT Taiwan	pending pending pending
Aromatic polyester-degrading bacteria	JEPLAN, INC.; Keio University Educational Corporation	7/13/2021 6/28/2022	特願2021-115744 PCT/JP2022/025831	N/A N/A	Product Product	Japan PCT	pending N/A
DECOLORED POLYESTER	JEPLAN, INC.; SHINTECH CORPORATION	9/30/2022	特願2022-158524	N/A	Process	Japan	pending
METHOD FOR PRODUCING DECOLORED POLYESTER, DECOLORED POLYESTER, AND DECOLORING AGENT	JEPLAN, INC.; SHINTECH CORPORATION	4/15/2019 3/24/2020 4/15/2019 4/15/2019 4/15/2019 4/15/2019	特願2019-542486 109109720 17/438,588 202127047318 201980093576.8 202228040165	6659919 I757708 N/A 413055 113508153 N/A	Process Process Process Process Process Process	Japan Taiwan US India China India	2/10/2039 3/23/2040 pending 4/15/2039 4/15/2039 pending
METHOD FOR PRODUCING DECOLORED POLYESTER, DECOLORING AGENT, AND METHOD FOR PRODUCING RECYCLED POLYETHYLENE TEREPHTHALATE	JEPLAN, INC.; SHINTECH CORPORATION	2/6/2020	特願2020-019175	7177449	Process	Japan	4/15/2039
METHOD FOR PRODUCING HIGH-PURITY BIS(2-HYDROXYETHYL) TEREPHTHALATE, REGENERATED POLY(ETHYLENE TEREPHTHALATE), DECOLORING SOLVENT, AND METHOD FOR PURIFYING BIS(2-HYDROXYETHYL) TEREPHTHALATE	JEPLAN, INC.; SHINTECH CORPORATION	7/31/2020 6/18/2021 10/7/2021 7/31/2020 7/31/2020 7/31/2020	特願2020-564503 110122376 特願2021-165300 202080102342.8 202327003763 10-2023-7002624	6960709 N/A 7101390 N/A N/A N/A	Process Process Process Process Process Process	Japan Taiwan Japan China India Korea	7/31/2040 pending 7/31/2040 pending pending pending
METHOD FOR MANUFACTURING BIS — (2-HYDROXYETHYL) TEREPHTHALATE AND METHOD FOR MANUFACTURING RECYCLED POLYETHYLENE TEREPHTHALATE	JEPLAN, INC.; SHINTECH CORPORATION	6/18/2021 6/15/2021 11/26/2021 6/15/2021 6/15/2021 6/15/2021 4/20/2022 3/15/2023	110122377 特願2021-550255 特願2021-191788 202180044661.2 202327003634 10-2023-7002625 特願2022-069449 特願2023-040589	N/A 6986813 N/A N/A N/A N/A 7252585 N/A	Process Process Process Process Process Process Process Process	Taiwan Japan Japan China India Korea Japan Japan	pending 6/15/2041 pending pending pending pending 4/20/2042 pending
Method for producing polyethylene terephthalate flakes	JEPLAN, INC.; Toyo Seikan Kaisha, Ltd.	2/20/2015	特願2015-31502	6535178	Process	Japan	2/20/2035

*
PCT denotes “Patent Cooperation Treaty,” an international treaty that provides a standardized system for filing patent applications in multiple countries that are members of the treaty.

The patent underlying PRT’s use of our chemical recycling technology, regarding conditions for partial unit operations, has already expired. However, we believe that certain trade secrets and know-how that we possess regarding the entire manufacturing method are required to adequately monetize PRT’s use of our chemical recycling technology. We believe that only few members of management know this information, and JEPLAN intends to maintain safeguards for this proprietary technology. Accordingly, we do not currently expect any material loss of revenue to occur as a result of the expiration of the patent underlying PRT’s use of our chemical recycling technology or any other patent currently protecting our business. For more information on these risks, see “Risk Factors — Risks Related to JEPLAN’s Intellectual Property — We and our customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate, concerning the chemical recycling technology used by PRT or otherwise.”
Pursuant to the Axens Agreement, which concerns the development and licensing of REWIND® PET technology, all results generated by the joint development of intellectual property are to be shared between JEPLAN, on the one hand, and Axens and IFPEN, on the other. IFPEN generally manages the intellectual property strategy with cooperation by JEPLAN. No patents have yet been granted with respect to REWIND® PET technology.
Patent License Agreement
On January 21, 2021, JEPLAN and PRT entered into a Patent Licensing Agreement, which grants PRT a “non-exclusive” license to manufacture and sell products based on patents including those pertaining to the melting method and apparatus, the cleaning method for inorganic materials, and the method for separating mixed plastics in Japan. PRT is not allowed to sublicense to third parties without JEPLAN’s prior written consent. The term of the agreement is from January 21, 2021 to the expiration date of the patents, of which the latest expiration date is February 20, 2025. If PRT develops any improvement technology that competes with the inventions of the patents, PRT is required to inform JEPLAN immediately and grant JEPLAN the right to use such improvement technology if demanded.
On December 26, 2022, JEPLAN and PRT entered into a Memorandum of Understanding to the Patent License Agreement, which amended the payment term of the Patent Licensing Agreement dated January 21, 2021. Pursuant to the Memorandum of Understanding, JEPLAN will invoice PRT in January of each year for the amount of royalties for the current year, and PRT will pay JEPLAN by the end of February.
Regulatory Matters
As JEPLAN seeks to further develop and commercialize its technology, it will be subject to extensive and frequently developing federal, state, provincial and local laws and regulations. Compliance with current and future regulations, including food packaging regulations, could increase our operational costs. The laws and regulations to which JEPLAN is currently subject includes, but is not limited to, the following:
•
Plastic Resource Circulation Act.   The Plastic Resource Circulation Act (Act No. 60 of June 11, 2021, as amended) aims to promote plastic resource recycling and other initiatives, including the 3R (Reduce, Reuse and Recycle) + Renewable initiative (the “3R Initiative”) by all entities involved from product design to plastic waste disposal. Regarding the design and manufacturing plastic resources, this Act establishes design guidelines for plastic products (guideline for environment-friendly design) to manufacturers, etc., and certifies the design of plastic products that meet standards stipulated in the guidelines. With regard to the selling and supplying plastic resources, this Act requires retailers and service providers to reduce the use of single-use plastics. This Act also, on the discharging, collecting and recycling plastic resources, establishes a system to promote the efficient collection and recycling of all types of plastics.

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Act on the Promotion of Sorted Collection and Recycling of Containers and Packaging.   The Act on the Promotion of Sorted Collection and Recycling of Containers and Packaging (Act No. 112 of June 16, 1995, as amended) aims to reduce the volume of containers and packaging waste, which accounts for approximately 20% – 30% of household waste by weight and 60% by volume, by promoting recycling and other measures, as well as to promote the effective use of resources. This

Act establishes a system whereby consumers sort and discharge waste, municipalities sort and collect waste, and businesses recycle waste.
•
Act on the Regulation of Manufacture and Evaluation of Chemical Substances.   The Act on the Regulation of Manufacture and Evaluation of Chemical Substances (Act No. 117 of October 16, 1973, as amended) is a law that provides for (a) the evaluation and regulations of chemical substances newly manufactured in Japan or imported into Japan, (b) ongoing control measures for chemical substances after they are put on the market, and (c) regulations based on the properties of chemical substances (degradability, bioaccumulation, toxicity, and environmental residual status).

•
Guidelines for the Use of Recycled Plastic Materials in Food Utensils and Containers and Packaging (Guideline) Shokuhin Hokokusho No. 0427 No. 2, April 27, 2012.   These guidelines provide recommendations for the safe use of recycled plastic materials in food utensils, containers, and packaging. The guidelines outline the types of recycled plastic materials that are suitable for use, as well as the testing and labeling requirements for these materials. The guidelines also provide information on potential risks associated with the use of recycled plastic materials in food contact applications, and offer recommendations for minimizing these risks. Overall, the guidelines aim to ensure the safety of recycled plastic materials in food contact applications while promoting the use of sustainable materials in the food industry.

•
Act on the Promotion of Effective Utilization of Resources.   The Act on the Promotion of Effective Utilization of Resources (Act No. 48 of April 26, 1991, as amended) comprehensively promotes the 3R Initiative necessary to form a recycling society. In particular, this Act designates by Cabinet Order the industries and products in which 3R Initiative efforts are required for a business operator, and specifies by ministerial ordinance the specific details of voluntary efforts to be made. This Act designates ten industries and 69 products, and stipulates consideration for 3R Initiatives at the product manufacturing stage and the design stage, identification labels for sorted collection, and the establishment of voluntary collection and recycling systems by a business operator.

•
Act on Prevention of Marine Pollution and Maritime Disaster.   The Act on Prevention of Marine Pollution and Maritime Disaster (Act No. 136 of December 25, 1970, as amended) aims to prevent marine pollution and maritime disasters and to protect the marine environment. This Act regulates the discharge of oil, hazardous liquid substances, and waste from ships, marine facilities, and aircraft into the ocean, the disposal of such substances under the seabed, and the incineration of such substances in ships and marine facilities.

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Waste Management and Public Cleansing Act.   The Waste Management and Public Cleansing Act (Act No. 137 of December 25, 1970, as amended) regulates waste disposal related matters, such as defining “waste,” granting licenses to waste disposal companies, permitting the establishment of waste disposal facilities, and setting waste disposal standards. Business operators are obligated to properly dispose of waste generated by their business activities on their own or entrust waste disposal to a waste disposal company that has a waste disposal license. In addition, if a company is recycling under the Act or under the Promotion of Sorted Collection and Recycling of Containers and Packaging, it is required to obtain a permission for a waste disposal facility under this Act.

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Water Pollution Prevention Act.   The Water Pollution Prevention Act (Act No. 138 of December 25, 1970, as amended) sets effluent standards for water pollutants discharged from factories and workplaces to which the law applies for each type of substance, and dischargers of water pollutants must comply with these standards. For example, under this Act, notification to the prefectural governor is required to establish a designated facility that stores harmful substances or to change its structure. In addition, effluent standards for discharged water have been established, and those who discharge effluent must comply with the effluent standards.

•
Air Pollution Control Act.   The Air Pollution Control Act (Act No. 97 of June 10, 1968, as amended) sets emission standards, etc., for air pollutants emitted or dispersed from fixed sources (factories and workplaces) by substance type and by facility type and size, and emitters of air pollutants must comply with these standards.

•
Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors.   In Japan, the Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors (Act No. 120 of June 1,

1956, as amended) (shitauke hou) is the law regulating certain level of large companies subcontracting their jobs to protect subcontractors from exploitation.
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Plastics Regulation ((EU) No 10/2011).   This regulation is issued by the European Union and establishes rules on the use of plastic materials in food contact applications. The regulation specifies the types of plastic materials that are permitted for use in food contact applications, as well as the conditions under which they may be used. The regulation also establishes guidelines for testing and evaluating the safety of plastic materials in food contact applications, and requires manufacturers to provide information on the composition and properties of these materials. In addition, the regulation sets limits on the migration of certain substances from plastic materials into food, in order to ensure the safety of these materials for human consumption.

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Code of practice for recycled materials in contact with food ((EU) 2022/1616).   This regulation is issued by the European Union and establishes rules on the use of plastic materials in food contact materials. The regulation updates previous regulations related to plastic materials used in food contact applications, including (EU) No 10/2011. The new regulation specifies the requirements for the safety of plastic materials used in food contact applications, including the types of plastic materials that are permitted for use, the conditions under which they may be used, and the limits on the migration of certain substances from plastic materials into food. The regulation also establishes guidelines for testing and evaluating the safety of plastic materials in food contact applications, and requires manufacturers to provide information on the composition and properties of these materials.

•
Regulation on the registration, evaluation, authorization and restriction of chemicals in the European Union (EU).   The Regulation on the registration, evaluation, authorization and restriction of chemicals in the European Union (REACH) aims to protect human health and the environment from risks posed by chemicals. REACH requires manufacturers and importers to register substances they produce or import, and to provide information on their properties and uses. It also requires the evaluation of certain substances, and the authorization of substances that are deemed to be particularly hazardous. Additionally, REACH includes restrictions on the use of certain hazardous substances, and requires communication throughout the supply chain to ensure that information on the properties and hazards of chemicals is shared.

JEPLAN’s and PRT’s operations require various governmental permits and approvals. JEPLAN’s and PRT’s management teams believe they have obtained all necessary permits and approvals for their operation of the existing resin sale business. Information on such permits and approvals is listed below:
PRT		Number of License
Laws and Regulations	Notification Address		Compliance Items	Date of Notification	Expiration Date
Air Pollution Control Act	Kawasaki City Environmental Bureau, Environmental Measures Department, Environmental Management Division	1	License to Install Soot and Smoke Generating Facilities	2 Kawasaki Environmental Business Directive No. 1749, February 26, 2021	No expiration date.
Ordinance and Enforcement Regulations on the Preservation of the Living Environment such as Pollution Prevention in Kawasaki City	Kanagawa Prefecture Safety and Disaster Prevention Bureau, Industrial Safety Division	1	License for Type 2 Designated Factory	Protection No. 524, November 21, 2003	No expiration date.

PRT		Number of License
Laws and Regulations	Notification Address		Compliance Items	Date of Notification	Expiration Date
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities BHET Equipment	Kawasaki City Fire Safety Directive No. 246, September 4, 2002	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities Decolorization & EG Refining Equipment	Kawasaki City Fire Safety Directive No. 276, September 26, 2002	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities Melting & Solid Phase Polymerization Equipment	Kawasaki City Fire Safety Directive No. 288, October 1, 2002	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities Heat Medium Boiler Equipment	Kawasaki City Fire Safety Directive No. 341, November 5, 2002	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities DEG Shipment Equipment	Kawasaki City Fire Safety Directive No. 452, February 6, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8002 Equipment	Kawasaki City Fire Safety Directive No. 407, January 8, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8012 Equipment	Kawasaki City Fire Safety Directive No. 431, January 24, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8022 Equipment	Kawasaki City Fire Safety Directive No. 432, January 24, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8032 Equipment	Kawasaki City Fire Safety Directive No. 433, January 24, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8042 Equipment	Kawasaki City Fire Safety Directive No. 434, January 24, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8062 Equipment	Kawasaki City Fire Safety Directive No. 435, January 24, 2003	No expiration date.
	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8092A Equipment	Kawasaki City Fire Safety Directive No. 436, January 24, 2003	No expiration date.

PRT		Number of License
Laws and Regulations	Notification Address		Compliance Items	Date of Notification	Expiration Date
Fire Service Act	Kawasaki City Fire Department	1	License for Installation of Hazardous Material Manufacturing Facilities TT-8092B Equipment	Kawasaki City Fire Safety Directive No. 437, January 24, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Wastewater Disposal Building	Kawasaki City Fire Port Certification No. 233, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Guard Room	Kawasaki City Fire Port Certification No. 234, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Receiving Warehouse Building	Kawasaki City Fire Port Certification No. 235, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Steam Boiler Building	Kawasaki City Fire Port Certification No. 236, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Product Warehouse Building 2	Kawasaki City Fire Port Certification No. 237, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Product Warehouse Building 1	Kawasaki City Fire Port Certification No. 238, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Flake Building	Kawasaki City Fire Port Certification No. 239, October 16, 2003	No expiration date.
	Kawasaki City Port Fire Department (Serving the Jurisdiction) Kawasaki City Fire Department	1	Firefighting Equipment Installation and Fire Prevention Object Installation License, Central Control Room	Kawasaki City Fire Port Certification No. 240, October 16, 2003	No expiration date.

PRT		Number of License
Laws and Regulations	Notification Address		Compliance Items	Date of Notification	Expiration Date
	Kawasaki City Environmental Bureau, Environmental Measures Department, Environmental Management Division	1	General Waste Treatment Facility Installation License	Kawasaki City Environment & Waste Directive No. 202, March 31, 2021	No expiration date.
	Kawasaki City Environmental Bureau, Environmental Measures Department, Environmental Management Division	1	Specific Facility Installation License	Kawasaki City Environmental Business Directive No. 2859, August 21, 2002	No expiration date.
Act on Waste Management and Public Cleansing	Kawasaki City Environmental Bureau, Environmental Measures Department, Environmental Management Division	1	Designated Business Establishment Installation License	Kawasaki City Environmental Business Directive No. 107, February 26, 2021	No expiration date.
	Kawasaki City	1	Industrial Waste Disposal Business License	Kawasaki City Environment & Waste Directive No. 2, March 18, 2021	April 30, 2024
	Kawasaki City Living Environment Department, Waste Guidance Division	1	General Waste Treatment Facility Installation License	August 15, 2002	No expiration date.
	Kawasaki City Living Environment Department, Waste Guidance Division	1	Waste Treatment Facility Transfer License (General Waste)	Kawasaki City Environment & Waste Directive No. 373, October 29, 2008	No expiration date.
	Kawasaki City Living Environment Department, Waste Guidance Division	1	General Waste Treatment Facility Change License	Kawasaki City Environment & Waste Directive No. 202, March 31, 2021	No expiration date.
	Kawasaki City Living Environment Department, Waste Guidance Division	1	Waste Treatment Facility Transfer License	Kawasaki City Environment & Waste Directive No. 201, March 31, 2021	No expiration date.

PRT		Number of License
Laws and Regulations	Notification Address		Compliance Items	Date of Notification	Expiration Date
Act on the Regulation of Radioisotopes, etc.	Nuclear Regulation Authority, Nuclear Regulation Agency, Secretary-General’s Secretariat, Radiation Protection Group, Radiation Regulation Division	1	Radioactive Isotope Use License	Use No. 7108, January 21, 2021	No expiration date.
KHP		Number of License
Laws and Regulations	Notification Address		Compliance Items	Date of Notification	Expiration Date
Fire Service Act	Kitakyushu City Fire Department	1	Permit (Establishment of Prevention Regulations)	October 17, 2018	No expiration date.
	Kitakyushu City Fire Department	1	Permit (establishment of a general handling station for hazardous materials)	December 20, 2022	No expiration date.
Secondhand Goods Business Act	Fukuoka Prefectural Public Safety Commission	1	Secondhand dealer	April 3, 2017	No expiration date.
Law Concerning Special Measures for the Environment Preservation of the Seto Inland Sea	Kitakyushu City Environment Bureau	1	Permit for establishment of specified facilities	October 19, 2016	No expiration date.
	Kitakyushu City Environment Bureau	1	Permit to change the structure, etc. of a specified facility	June 27, 2018	No expiration date.
	Kitakyushu City Environment Bureau	1	Permit to change the structure, etc. of a specified facility	May 13, 2019	No expiration date.
Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. With respect to certain research and development initiatives, JEPLAN’s management is in discussions with applicable regulators on which permits are necessary to obtain. Failure to obtain or comply with the conditions of permits and approvals or to have the necessary approvals in place may adversely affect our operations and may subject us to penalties. See “Risk Factors” for additional information.
JEPLAN can manufacture monomers in Japan. In 2001, the U.S. Food & Drug Administration (the “FDA”) issued a no objection letter to AIES Company, Ltd., an entity from whom JEPLAN purchased PRT. The no objection letter is now listed in the FDA’s database under JEPLAN’s name (the “JEPLAN NOL”). The FDA concluded that AIES’s recycling technology, which is the same as the chemical recycling technology that PRT uses, produces post-consumer recycled PET (“PCR-PET”) that is acceptable for food-contact use, but qualified its conclusion with the caveat that the FDA was at that time developing a formal policy on the use of post-consumer recycled plastics in contact with food. In 2006, the FDA adopted its policy on the use of PCR-PET in contact with food, entitled “Guidance for Industry: Use of Recycled Plastics in Food Packaging (Chemistry Considerations).” Management does not interpret the policy as affecting the use of chemical recycling, and is not aware of any future deliberations with respect to the JEPLAN NOL or otherwise that would alter the FDA’s stance on such PCR-PET as set forth in the JEPLAN NOL.
Raw Materials and Material Sourcing
Procurement of Raw Materials
With respect to the PRT Plant, the main raw materials used are crushed waste PET bottles, including those collected by Japanese municipalities and by recycling bins installed in vending machines, and portions of PET residue generated by mechanical recycling plants. As of October 31, 2023, JEPLAN and PRT were party to 15 agreements and procurement contracts and 12 agreements and procurement contracts, respectively, with municipalities. We also purchase chemical materials such as monoethylene glycol (MEG) and purified terephthalic acid (PTA), which are secondary raw materials, from private suppliers.
With respect to the KHP Plant’s recycling of textiles, post-consumer products are collected and procured directly from consumers in cooperation with retailers. Pre-consumer products, on the other hand, are purchased from suppliers in Taiwan, where they are granulated and processed before delivery to JEPLAN.
JEPLAN’s recycling processes are able to use (i) PET flakes, which consist of solid waste that is compacted and baled, typically together with steel trapping or wrapped in plastic, (ii) mechanical recycling byproducts, which consist of PET that is discarded during the manufacturing of PET products, usually as process material, and (iii) mill ends, which consist of surplus fiber that remains from the blending process that turns fiber into combed top or roving. Mechanical recycling, however, is not generally able to use mechanical recycling scrap or mill ends as raw materials.
Ongoing inflationary pressures and rising crude oil prices could lead to an increase in our costs of raw materials and production, which we may not be able to pass to our customers. However, the prices of raw materials used by JEPLAN in its production of r-PET resin and r-BHET resin are generally not linked to the price of crude oil or virgin PET. The prices of such raw materials may increase, though, during peaks in prices of crude oil or virgin PET due to a correlated rise in demand for r-PET. In July 2022, JEPLAN revised its resin-pricing formula by taking into account price fluctuations in the crude oil and liquefied natural gas markets, due to rising costs of energy and raw materials caused by caused by inflation and exacerbated by the ongoing conflict in Ukraine. JEPLAN reviews its pricing formula and arrangements with suppliers periodically as circumstances require to mitigate the potential impact on its financial model and ensure its continued access to the raw materials necessary for its business. JEPLAN does not believe that inflation has had a material effect on its business, financial condition or results of operations since July 2022. However, there can be no assurance that inflationary pressures, the continuing conflict in Ukraine, the recent outbreak of hostilities in Israel, or other geopolitical events will not result in further increase prices in the future. If JEPLAN’s costs were to become subject to significant inflationary pressures, it may further revise its pricing formula, but it may not be able to fully offset such higher costs through price increases. JEPLAN’s inability or failure to do so could harm its business, financial condition or results of operations.
The advanced impurity removal capability of our chemical recycling technology allows us to obtain a wider variety of raw materials, with less emphasis on contamination levels, at reduced prices, thereby contributing to stable procurement. However, the prevalence of lower quality raw materials is still a concern for JEPLAN. Further, based on guidelines promulgated by the Japanese Ministry of Health, Labor, and Welfare, the timeline for which certain chemical raw materials are confirmed as safe, especially with respect to food packaging, can be lengthy, delaying JEPLAN’s recycling and sale of such materials.
JEPLAN’s agreements with its suppliers for raw materials include a wide range of terms and conditions, but generally include one-year contracts at fixed prices and three-year contracts at variable prices linked to certain market indicators. In fiscal year 2022, three suppliers each accounted for over 10% of the raw materials purchased by JEPLAN on a cost basis.
Recycling and Manufacturing Facilities
JEPLAN leases its PRT Plant, and owns its KHP Plant. Axens and JEPLAN completed construction of a semi-industrial unit as an expansion of JEPLAN’s KHP Plant in October 2023, and may add new facilities or further expand existing facilities as it expands its operations. JEPLAN believes suitable additional or substitute space will be available as needed to accommodate any such expansion of its operations. The table below sets forth the sizes and uses of its material facilities:
Location	Primary Function	Approximate Size	Ownership Interest
12-2 Ogimachi, Kawasaki-ku, Kawasaki City, Kanagawa Prefecture, Japan(1)	Headquarters; Recycling/Manufacture Plant	48,102 square meters	Term lease, 2018 to 2039
Hibikimachi 1-120-6, Wakamatsu-ku, Kitakyushu City, Fukuoka Prefecture, Japan(2)	R&D, Recycling/Manufacture Plant	19,711 square meters	Owned

(1)
JEPLAN’s commercial plant (the “PRT Plant”) was built in 2004, acquired by JEPLAN in 2018, and resumed operations in 2021. The PRT Plant uses PET bottles as raw material and has a production capacity of 22,000 metric tons per year. The land on which the PRT Plant sits is leased in accordance with a lease agreement between PRT and ENEOS Corporation.

(2)
JEPLAN’s pilot research and development and marketing plant, the Kitakyushu-Hibikinada Pilot Plant (the “KHP Plant”), was completed in 2017 and augmented in October 2023. The KHP Plant uses PET bottles, sheets, film, and polyester as raw material and has a production capacity of 1,000 metric tons per year.

In 2022, the PRT Plant was in operation for 6,792 hours by seven skilled operators working two rotating shifts and produced approximately 19,000 metric tons of r-PET and r-BHET in the aggregate (comprised of approximately 95% r-PET resin and 5% r-BHET), of which 97.5% was able to be utilized and sold as final product. In August 2023, an equipment malfunction occurred at the PRT Plant during the melt polymerization process start-up preparation work, which related to an unexpected noise present during agitation and rotation of one of the polymerization tanks. Production of r-PET was halted on August 3, 2023 to allow for an initial investigation of the issue. The investigation found that, although an abnormal noise could be heard, the agitator shaft was secure and no abnormality was found pursuant to the applicable metrics observed. Based on these results, management decided to initiate a test operation of the plant on August 17, 2023. For two weeks, the plant was able to maintain steady-state daily production of 68 metric tons of r-PET resin with no negative effect on quality. Accordingly, management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full time. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management intends to address during a previously scheduled pause in production for routine refurbishment purposes during June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent, and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. Any such further delays could have a material adverse effect on our revenues, business, financial condition, and results of operations. The Company expects that the initial halt in production at the PRT Plant will adversely effect Consolidated Revenue, Consolidated Gross Profit, and Consolidated EBITDA for the fiscal year ended December 31, 2023. See “The Business Combination — Certain Unaudited JEPLAN Prospective Financial Information.”, “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.” and “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” for more information.
Axens and JEPLAN completed construction of a semi-industrial unit as an expansion of JEPLAN’s KHP Plant in October 2023 in order to produce r-PET resin using the REWIND® PET recycling process for demonstration purposes only. This new infrastructure is to help validate and improve the REWIND® PET recycling process and does not increase production capacity of the KHP Plant. JEPLAN has paid approximately €5,500,000 cash in capital expenditures for such infrastructure. Axens is entitled to retain certain amounts of future licensing revenue otherwise due to JEPLAN in connection with the relative contributions to capital expenditures deemed paid by JEPLAN and Axens. For more information on such amounts deemed paid by JEPLAN and Axens, see the section titled “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Trend Information — Capital and Operational Expenditures for Demonstration Manufacturing Capabilities.” It is contemplated that the KHP Plant will be used substantially for demonstration of REWIND® PET in 2024.
See “— Our Products and Services — Sales of r-PET and r-BHET Using Our Chemical Recycling Technology — Expansion Opportunities” for more information on JEPLAN’s current plans for possible construction of further infrastructure pursuant to contemplated joint venture arrangements.

Research and Development
Research and Development Activities
JEPLAN has more than ten years of R&D experience in the field of chemical recycling. JEPLAN has been granted a basic patent in this field and is currently continuing development with further commercialization envisioned. In 2022, management continued to invest in future critical technologies and products. Research and development in our group is promoted mainly by its technology department, and the progress of research and development being conducted there is reported monthly at our management meetings.
Development is generally conducted using laboratory equipment, pilot plants, and commercial plants. Laboratory equipment is used by the KHP Plant and the PRT Plant, and is used to acquire basic data and to conduct exhaustive evaluations. Our pilot plant is the KHP Plant, and is used to study product quality, given that our pilot plant is equipped to conduct a series of processes using various raw materials, and can produce tens of metric tons of a certain product. Our commercial plant is the PRT Plant, and is used to optimize our process, including with respect to yield levels and energy consumption reductions, as well as to evaluate the effects of changes over time on our equipment.
Research and development expenditures include salaries, contractor fees, building costs, utilities, testing, technical IT, administrative expenses and allocation of corporate costs and are expensed when incurred. Research and development expenses were ¥250,150 thousand, ¥161,171 thousand, ¥748,189 thousand and ¥83,635 thousand for the six months ended June 30, 2023 and 2022, and the years ended December 31, 2022 and 2021, respectively.
We have engaged in research and development in the categories of (i) raw material diversification, (ii) basic technology development, and (iii) process technology development.
Diversification of Raw Materials
Currently, PET fibers from used PET bottles and clothes are used as raw materials. However, we are analyzing and evaluating new raw materials from other PET products and examining the best methods to process them, as various PET-containing wastes are not recycled due to the difficulty in recycling them. We are then using that information to design and construct chemical recycling plants that can process these new raw materials. We are also working to establish a process to stably procure such raw materials at lower cost and decreased competition. For example, we are testing various methods of raw material pre-treatment to understand how to increase their suitability for chemical recycling. See “Raw Materials and Material Sourcing — Procurement of Raw Materials” for more information.
Development of Basic Technological Processes
The foundation of chemical recycling technology is knowledge and experience in chemistry, chemical engineering, polymer chemistry, and process engineering. Using this knowledge, we develop and test certain basic technological processes, such as (i) the chemical decomposition of PET fibers from used PET bottles, clothes, and other raw materials to basic units with low molecular weight, (ii) the removal of color from such decomposed raw materials, (iii) the removal of substances not used for recycling, and (iv) the repolymerization of decomposed basic units into polymers. The optimization of this basic technology leads to efficiencies and allows for the innovation of superior technology.
Improvements
The recycling process is a combination of several unit operations for refining, and optimization throughout the process is necessary. In order to improve the sophistication and efficiency of the basic process technologies described above, we focus on process optimization (cost reduction) and stabilization and improvement of production volume. To achieve process optimization (cost reduction), we focus on optimizing (i) the amount and properties of by-products by reducing product loss and effecting composition adjustment and (ii) facility operating conditions by studying the operation distribution of pumps and cooling equipment and optimizing circulation of media. To stabilize and improve production volume, we focus on responding to impurities and reducing cleaning frequency.
In furtherance of these optimization aims, we invest in the construction of new infrastructure and work to innovate on existing chemical recycling process technology. In addition, we conduct joint research with universities and other specialized external research institutions on certain aspects of the recycling process, such as wastewater treatment generated in the recycling process.
Key Customers
Key Customers
Each of Toyota Tsusho Corporation (“Toyota Tsusho”) and Nishino Kinryo Co., Ltd. (“Nishino Kinryo”) have accounted for 10% or more of our total revenue for the years ended December 31, 2021 and 2022, with Toyota Tsusho accounting for over 50% of our revenue for the year ended December 31, 2022. See “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which are distributed to three main end users.” for more information on risks due to this concentration of customers.
Toyota Tsusho serves as the purchaser of r-PET resin on behalf of two end-users, Asahi Softdrinks Co., Ltd. (“Asahi”) and Suntory Beverage & Food Limited (“Suntory”). For more information, see “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which resin is distributed to three main end users.”
PRT and Nishino Kinryo were party to an Agreement on Purchase of Recycled PET Resin, dated as of August 19, 2021, which expired December 31, 2023. Pursuant to this agreement, PRT manufactured the r-PET resin and sold it at the quantity and price agreed with Nishino Kinryo, which Nishino Kinryo then resold to Yoshino Kogyosho. As part of this arrangement, Nishino Kinryo stored the r-PET resin and delivered it to Yoshino Kogyosho. PRT negotiated the purchase price of the r-PET resin directly with Yoshino Kogyosho, and PRT’s relationship with Nishino Kinryo proceeded from its relationship with Yoshino Kogyosho. Although PRT’s written agreement with Nishino Kinryo has expired, management expects future purchases and sales of resin to continue on substantially similar terms.
JEPLAN’s other top customers are typically party to purchase agreements for r-PET or r-BHET resin, license agreements for JEPLAN’s trademarks, or memoranda of understanding for services related to the continued certification of the counterparty under a special exception system for wide-area treatment of waste.
Sales and Marketing
Resin Sales:   PRT has a sales and marketing department focused on finding, negotiating, and contracting with third parties with respect to its r-PET and r-BHET manufacturing business.
Licensing:   For our contemplated licensing business, we have engaged Axens as licensing agent of our jointly developed REWIND® PET technology. See further information under “Our Products and Services — Technology Development and Licensing.”
BRING Material™:   We have a sales and marketing team focused on finding, negotiating, and contracting with third parties with respect to our BRING™ business.
Environmental Matters
JEPLAN’s environmental impacts are managed by applicable teams at each of our PRT Plant and KHP Plant to ensure that JEPLAN is compliant with all applicable environmental laws and regulations. We employ the following measures to ensure compliance and mitigate the environmental impact across our business services:
•
Air quality and noise control.   In general, our development and deployment operations do not generate any air emissions, except from the use of the plant’s boiler and company vehicles. The plant’s boiler undergoes annual inspections, and company vehicles undergo routine inspection for exhaust gas regulations. Furthermore, in our development and operation work, we have devices that generate noise, but they are within the regulatory limits.
•
Waste and recyclables.   Waste is segregated into general waste, e-waste and recyclables. Waste and recyclables will be collected by the respective licensed collectors. And we adopt a reuse and recycling by licensed collectors for our e-waste.

•
Energy.   We generally consider energy-efficient products when procuring equipment and machinery. Such includes, but is not limited to, selecting products with low energy utilization and good energy efficiency ratings.

•
Wastewater management.   We minimize the use of water for cleaning and plant solutions. Subject to receiving immaterial non-compliance notices from time to time, we dispose of wastewater in accordance with legal regulations.

JEPLAN and PRT are also party to a number of agreements for industrial waste disposal, including with respect to dioxane, acid, oil waste, sludge, and plastic waste, for which each pays a fee.
Further, as a result of JEPLAN’s activity, management believes that JEPLAN can generate positive environmental outcomes, in particular by opening up recycling to a larger fraction of packaging and clothing, which would otherwise be sent to landfills and incinerated.
Life Cycle Assessment
Life Cycle Assessment (“LCA”) is a numerical value that quantitatively expresses the environmental impact of a product throughout its life cycle (sourcing → raw material production → product production → consumption → disposal/recycling) or at specific stages thereof. In our LCA calculations for our production of PET resin, we compare the total CO2 emissions for each process, from the collection of waste clothing or PET bottles to the production of recycled PET resin. Deloitte Tohmatsu Consulting, LLC was commissioned by Japan’s Ministry of the Environment to conduct a Life Cycle Assessment as part of a “Report on the Results of Evaluation and Verification Work on the Carbon Dioxide Reduction Effects of Chemical Recycling and Decarbonized Society System” published in 2020. The Life Cycle Assessment was performed on data gathered in 2015 with respect to JEPLAN’s commercial plant (the “PRT Plant”), which preceded JEPLAN’s acquisition of the PRT Plant, and certain design information regarding JEPLAN’s demonstration plant (the “KHP Plant”), as the KHP Plant was not yet built. The assessment found that the PRT Plant’s and the KHP Plant’s chemical recycling of discarded PET into new PET products may achieve a 45% and 28% reduction, respectively, in greenhouse gas (“GHG”) emissions as compared to the incineration of discarded PET and subsequent production of virgin PET products. Based on this finding and more recent management data from 2019 and 2020 regarding the PRT Plant’s and KHP Plant’s chemical recycling processes, respectively, including with respect to updated sourcing of electricity, management believes it is reasonable to expect that GHG reductions of 47% and 49% may be achievable at the PRT Plant and KHP Plant, respectively. In support, management observed that, the Life Cycle Assessment concluded that 25% of the PRT Plant’s GHG emissions and 45% of the KHP Plant’s GHG emissions were due to electricity usage at each of the plants. After the publication of the Life Cycle Assessment, JEPLAN changed the power supply source at both plants to a source that did not emit as much GHG, resulting in an additional 2% decrease in GHG emissions at the PRT Plant and a 21% further decrease in GHG emissions at the KHP Plant.
Our textile chemical recycling process uses 100% raw materials derived from waste fibers (fiber waste from thread and fabric production processes: 95%; clothing collected by BRING™: 5%).
Human Resource Capital
As of March 31, 2023, JEPLAN had 84 full-time employees, 1 associate employee, 15 part-time employees, 3 temporary employees, and 5 contract employees, which, with PRT’s employees, total 186 employees. JEPLAN has never had a work stoppage and none of its employees are represented by any labor organization.

Corporate Responsibilities and Environmental, Social, and Governance (ESG)
JEPLAN’S commitment to ESG is closely aligned with our vision to further enhance and leverage our sustainable business model and deliver on the promise of a circular economy. We have established a working group in September 2022 to demonstrate our commitment and appropriately and intensively monitor the most important ESG issues for our business and stakeholders. Below is a table that describes our initiatives and key performance indicators (“KPI”) within each of the Environmental, Social, and Corporate Governance areas:
	Materiality	Initiatives	KPI
Environmental	Climate Change	Replacing existing petroleum-derived products with our products to contribute to the reduction of CO2 emissions	Reduction of CO2 emissions from use of replacement
		Minimize CO2 emissions	Level of CO2 emissions
	Circular Economy	Circulate used resources and continue business activities without mining resources	Amount of resources collected
		Strengthen efforts to ensure traceability of clothing collected	Amount of clothing collected / Number of locations
	Environmental Impact	Operations that minimize the environmental impact from waste and wastewater	Disclosure of compliance status
Social	Better Society	Create an organization where people can play a role regardless of background	Gender wage gap, percentage of female managers
		Ensure safety and health	Ensuring safety and health during work, managing work hours
	Human Development	Increase investment in human capital	Achieve training milestones
		Providing sustainability education to the next generation	Workshops on environmental education
	Product Safety	Quality assurance and appropriate disclosure of information	Off-specification product ratio
	Local Community	Building relationships with local communities through continuous exchange	Participation in events, exhibitions
Corporate Governance	Corporate Governance	Diverse corporate governance structure suited to increase corporate value over long term	Percentage of independent directors, periodic inspections of skill maps
	Legal Compliance	Operating business in adhering to domestic and international laws	Implementation of compliance protocols
	Supply Chain	Sustainable procurement	Group Procurement Policy
Legal Proceedings
We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. Any litigation or other legal or administrative proceedings, regardless of the outcome, are likely to result in substantial costs and a diversion of our resources, including our management’s time and attention.

MANAGEMENT OF JEPLAN
Executive Officers, Board of Directors, and Corporate Auditors
References in this section to “we,” “our,” “us,” the “Company,” or “PubCo” generally refer to PubCo and its consolidated subsidiaries.
The names, ages, and current positions of JEPLAN’s current executive officers, board of directors, and board of corporate auditors are listed in the table below. Except where otherwise noted, JEPLAN expects that these executive officers and members of its senior management team will continue as executive officers and directors of PubCo and JEPLAN following the Business Combination. However, to comply with independence requirements under Japanese law, the board of corporate auditors will serve in such capacity for PubCo only. See “Management of PubCo after the Business Combination.”
Name	Age	Title
Michihiko Iwamoto	59	Executive Chairman and Director
Masaki Takao	43	Representative Director, President, and Chief Executive Officer
Masayuki Fujii	57	Chief Financial Officer and Director
Tsubasa Kurose	43	Independent Director
Akikazu Ida	59	Independent Director
Tsuyoshi Hanai	52	Corporate Auditor
Isao Tsubaki	75	Corporate Auditor
Yoshito Fujikawa	53	Corporate Auditor
Toru Yagi	38	Corporate Auditor
Executive Officers and Directors
Michihiko Iwamoto.   Upon the closing of the Business Combination, Mr. Iwamoto will serve as the Executive Chairman of PubCo. Iwamoto holds a Bachelor’s Degree in Economics from the University of Kitakyushu and has over 20 years’ sales and marketing experience in the textile trading industry. He worked to establish the textile recycling system in Japan by collaborating with the government, retailers, and trading companies. He then founded JEPLAN with a vision to realize a society where everything will be circulated with economic efficiency. Mr. Iwamoto published his first book, “Business for Creating ‘Future Without Waste’” (in Japanese) and gave a related presentation in Ted Haneda in 2015. He was appointed as the fifth Japanese Ashoka fellow in 2015.
Masaki Takao.   Upon the closing of the Business Combination, Mr. Takao will serve as the Representative Director of PubCo. Mr. Takao graduated from the Tokyo Institute of Technology School of Engineering in 2004 and then studied Technology Management for Innovation at the University of Tokyo. In January 2007, Mr. Takao helped established JEPLAN. He became a senior managing director of JEPLAN and has led technology development for the Company’s fiber recycling business, including the development of technology of cotton into bio-ethanol. In 2015, he led the development of polyester recycling technology as well as the construction of our Kitakyushu Hibikinada Plant. He became CEO of JEPLAN in March 2016.
Masayuki Fujii.   Upon the closing of the Business Combination, Mr. Fujii will serve as Chief Financial Officer of PubCo. For 10 years after graduating from Doshisha University in March 1990 with a degree in economics, Mr. Fujii worked at financial institutions. In 2001, he became an officer in charge of investor relations and finance at MegaChips Corporation (TYO: 6875). In October 2003, he led MegaChips’ business restructuring division and in April 2004, he became a member of the board of directors of MegaChips. He became managing director of MegaChips in 2012, and as managing director, has been involved in the legal and mergers and acquisitions divisions. Mr. Fujii was a director of SiTime Corp (NASDAQ: SITM) before its initial public offering, which was 100% owned by MegaChips. He joined JEPLAN in 2019 and was appointed as Director and General Manager of the Administration Department of the Company. In 2022, he became Executive Officer and General Manager of the investor relations office.

Tsubasa Kurose.   Upon the closing of the Business Combination, Mr. Kurose will serve as an Independent Director of PubCo. After graduating from the Faculty of Law at Hosei University in 2002, he worked in the venture capital and information technology industries. He joined iRidge Inc. in 2011 where he served as a director until 2018. He is currently the President of AGARU Corporation. Mr. Kurose was appointed a director of JEPLAN in November 2018.
Akikazu Ida.   Upon the closing of the Business Combination, Mr. Ida will serve as an Independent Director of PubCo. After graduating from the Faculty of Sociology at Hitotsubashi University in 1987, he worked in the IT service and investment banking industries. He joined GCA Corporation in 2013 where he served as a director until it was acquired by Houlihan Lokey in 2021. In 2022, he joined ORIX Corporation and was appointed as Deputy Head of Investment and Operation Headquarters. In December 2023, Mr. Ida was appointed as a director of TOSHIBA CORPORATION. Mr. Ida was appointed as a director of JEPLAN in March 2023.
Independent Corporate Auditors
Tsuyoshi Hanai.   Upon the closing of the Business Combination, Mr. Hanai will serve as a full-time corporate auditor for PubCo. After graduating from Keio University in 1994 with a degree in economics and in 1996 with a degree of commerce, he joined Ernst & Young ShinNihon LLC in 1996. In 2000, he registered as a certified public accountant and established the Tsuyoshi Hanai Certified Public Accountant Office. He was appointed as a corporate auditor of JEPLAN in January 2023.
Isao Tsubaki.   Upon the closing of the Business Combination, Mr. Tsubaki will serve as a part-time corporate auditor for PubCo. Mr. Tsubaki graduated from Chuo University and in 1974 joined Deloitte Touche Tohmatsu LLC. Mr. Tsubaki was registered as a certified public accountant in 1978. He became a representative partner of Deloitte Touche Tohmatsu LLC in 1993. Mr. Tsubaki established Tsubaki Sogo Co. In 1999, he founded the Management Research Institute and became its representative director. Mr. Tsubaki was appointed as a corporate auditor of JEPLAN in March 2016. In addition to the Company, he has served as an officer at seven other companies.
Yoshito Fujikawa.   Upon the closing of the Business Combination, Mr. Fujikawa will serve as a part-time corporate auditor for PubCo. In 1993, Mr. Fujikawa graduated from Waseda University, Faculty of Law and Kyoto Institute of Technology, Department of Applied Biology. He belongs to Yodoyabashi and Yamagami Law Offices (Osaka Bar Association). His practice focuses on corporate law, including intellectual property law and corporate governance. Mr. Fujikawa was appointed as a corporate auditor of JEPLAN in March 2018.
Toru Yagi.   Upon the closing of the Business Combination, Mr. Yagi will serve as a part-time corporate auditor for PubCo. After graduating from Meiji University, Faculty of Commerce in 2007, Mr. Yagi worked at Ernst & Young ShinNihon LLC. He was registered as a certified public accountant in 2010. In 2019, he joined Tomoo Udono Certified Public Tax Accountant Office and established Toru Yagi Certified Public Accountant Office, for which he serves as representative. He was appointed as substitute corporate auditor and member of the independent committee of SAXA Holdings, Inc. in 2021. Mr. Yagi was appointed as a corporate auditor of JEPLAN in March 2023.
Prior to or after the closing of the Business Combination, JEPLAN may implement an accounting reclassification, which may include the transfer of a monetary amount from its capital account to its capital surplus account and then to its retained earnings account, for certain purposes, including changing its governance structure or securing a distributable amount for a future dividend distribution. If such an accounting reclassification is implemented, JEPLAN would no longer be required to have a board of corporate auditors or to appoint an accounting auditor under the Japan Act, and simultaneously with or soon after such implementation, JEPLAN could amend its Company Organizational Documents and change its directors or corporate auditors. It is expected that the impact of any such accounting reclassification would be at the JEPLAN level only.

Compensation of JEPLAN’s Executive Officers, Independent Directors, and Corporate Auditors
For each of the years ended December 31, 2022 and 2021, JEPLAN’s directors and corporate auditors received an aggregate compensation of approximately ¥90,000 thousand per year. The aggregate compensation paid directly or indirectly to JEPLAN’s directors and corporate auditors consists of a fixed monthly compensation paid by JEPLAN. JEPLAN does not pay any bonus to directors and corporate auditors.
Our relationship with our directors and corporate auditors is governed by the provisions of the Japan Act by mandate. Our directors and corporate auditors are compensated upon approval by the general meeting of shareholders. Directors and corporate auditors are eligible to participate in our benefit plans and optional defined contribution pension plans, including a 401(k) plan, in the same manner as other employees of JEPLAN.
Our executive officers do not receive cash compensation, but rather are paid for their roles as directors. However, they are entitled to incentive compensation in the form of stock option as set out under “— Pre-Business Combination Incentive Plans” below.
Pre-Business Combination Incentive Plans
JEPLAN has not adopted a stock option plan. However, JEPLAN has granted stock options to purchase its JEPLAN Common Shares to individuals including directors and employees, as authorized by its shareholders in December 2015 and August 2022. The purpose of these grants is to enable its directors and employees to share its success and to reinforce a corporate culture that aligns interests with those of its shareholders. JEPLAN’s stock option grants generally prohibit transfers of options.
On December 8, 2015, JEPLAN issued stock option grants to Mr. Iwamoto and Mr. Takao. The issuance price per share was ¥750 and the exercise price per share was ¥50,000. The number of JEPLAN Common Shares to be granted was 4,020, which included 2,680 stock options for Mr. Michihiko Iwamoto, 800 of which were exercised and 1,880 of which expired unexercised on December 7, 2020, and 1,340 stock options for Mr. Masaki Takao, all of which were exercised.
On August 15, 2022, JEPLAN issued stock option grants to Mr. Michihiko Iwamoto, Mr. Masaki Takao, Mr. Masayuki Fujii, and two other employees. The issuance price per share was ¥0 and the exercise price per share was ¥350,000. The number of JEPLAN Common Shares to be granted was 1,210. The exercise period is from August 11, 2024 to August 10, 2032. The following table summarizes the outstanding stock options with respect to our JEPLAN Common Shares that we have granted to our officers, directors and corporate auditors:
Name	Grant Date	Beginning of Exercise Period	End of Exercise Period	Exercise Price (per share)	Total Number of Common Shares Underlying Stock Options
Michihiko Iwamoto	08/15/2022	08/11/2024	08/10/2032	¥350,000	250
Masaki Takao	08/15/2022	08/11/2024	08/10/2032	¥350,000	250
Masayuki Fujii	08/15/2022	08/11/2024	08/10/2032	¥350,000	250
Liability Limitation Agreements
JEPLAN has entered into a customary liability limitation agreement with each of its independent directors (Tsubasa Kurose and Akikazu Ida) and corporate auditors (Tsuyoshi Hanai, Isao Tsubaki, Yoshito Fujikawa and Toru Yagi), each of which limits the maximum amount of such independent director’s or corporate auditor’s liability to an amount stipulated in applicable Japanese laws and regulations.

Board Observer Arrangement with JAFCO
On August 14, 2014 and December 7, 2015, JEPLAN entered into certain Memorandums of Understanding with a significant shareholder, JAFCO SV4 Investment Fund, a Japanese joint-stock company and represented by its general partner, JAFCO Group Co., Ltd., a Japanese joint stock partnership (“JAFCO”). Under these Memoranda, JEPLAN granted JAFCO a right to appoint one observer to attend its board meetings. In connection with this Business Combination, on September 7, 2023, JAFCO agreed to cause the observer it has appointed to resign, pursuant to the Waiver and Consent, dated September 7, 2023, among APAC, JEPLAN, and JAFCO. See “Certain Agreements Related to the Business Combination — Waiver and Consent” for more information. The Memoranda with JAFCO will terminate upon the Share Exchange Effective Time.

JEPLAN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information which JEPLAN’s management believes is relevant to an assessment and understanding of JEPLAN’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of JEPLAN” and the audited consolidated financial statements and related notes of JEPLAN that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Business of JEPLAN and Certain Information About JEPLAN” and the unaudited condensed combined pro forma financial information as of and for the six months ended June 30, 2023 and as of and for the year ended December 31, 2022 in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.
Overview
JEPLAN is a joint stock company incorporated in 2007 under the Japan Act, with its headquarters and registered office at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan.
JEPLAN utilizes its commercialized proprietary polyethylene terephthalate (“PET”) chemical recycling technology to produce recycled PET (“r-PET”) resin and Bis(2-Hydroxyethyl) terephthalate (“r-BHET”) resin from waste food packaging, plastic PET bottles, and waste polyester fiber, which can then be used for the manufacture and distribution of r-PET products, including PET bottles, textiles, and other plastic-based materials and products. JEPLAN’s aim is to realize a “circular economy” in which waste products are collected, recycled, and distributed back into the market for continued use.
JEPLAN was co-founded in 2007 by Michihiko Iwamoto and Masaki Takao as a consulting business for the recycling of company-use uniforms, which are generally designated as industrial waste. From 2009 to 2017, JEPLAN earned various recycling innovation awards and worked with various government bodies and non-profit organizations on different recycling projects in Japan for the development of cotton fiber recycling and the production of bio-ethanol from cotton fibers, mobile phone and electronic waste recycling, and the sale of recycled goods. In 2017, JEPLAN initiated its BRINGTM project focused on clothing-to-clothing recycling, and constructed its demonstration plant (the “KHP Plant”), in furtherance of the BRINGTM project.
In 2018, JEPLAN acquired its main commercial recycling facility (the “PRT Plant”), which is conducted by our 75%-owned subsidiary, PET Refine Technology Co., Ltd. (“PRT”). At the time of its acquisition, the PRT Plant had been non-operational for approximately one year due to its lack of profitability. After JEPLAN’s acquisition, a business plan was developed to support the PRT Plant’s renovation with an aim of revenue generation upon reopening. In 2020, PRT was the first company to be certified under the Waste Management Criteria by the Climate Bonds Initiative, a UK non-profit organization, which encourages large-scale investments towards a low-carbon economy. The Climate Bonds Initiative conducted an evaluation of JEPLAN’s operations in line with their criteria, which included the following aspects of the treatment of municipal solid waste and similar waste: collection, sorting, reuse and recycling, composting and anaerobic digestion of waste, thermal treatment with energy recovery of residual waste, and the installation of gas recovery systems for landfill sites. This certification facilitated PRT’s ability to secure funding from SMBC for the PRT Plant’s reopening in 2021 with its advancements in cost-effective production of r-PET and for general working capital. See “— Liquidity and Capital Resources — Bank loans to PRT and guarantees by JEPLAN” for more information on such financing. In October 2023, the PRT Plant obtained certification under ISO 14001, which is an international standard against which an organization’s environmental management systems are reviewed, helping organizations to identify and control their environmental impact, reduce waste, and improve overall environmental performance.

Prior to JEPLAN’s purchase of the PRT Plant, Deloitte was commissioned by Japan’s Ministry of the Environment to conduct a Life Cycle Assessment as part of a “Report on the Results of Evaluation and Verification Work on the Carbon Dioxide Reduction Effects of Chemical Recycling and Decarbonized Society System” published in 2020. The Life Cycle Assessment was performed on data gathered in 2015 with respect to the PRT Plant, which preceded JEPLAN’s acquisition of the PRT Plant, and certain design information relating to the future construction of the KHP Plant. Deloitte did not specify the basis upon which JEPLAN was selected for the assessment and, to JEPLAN’s knowledge, no other companies were included in the report. The assessment found that the PRT Plant’s and the KHP Plant’s chemical recycling of discarded PET into new PET products may achieve a 45% and 28% reduction, respectively, in greenhouse gas (“GHG”) emissions as compared to the incineration of discarded PET and subsequent production of virgin PET products. Based on this finding and more recent management data from 2019 and 2020 regarding the PRT Plant’s and KHP Plant’s chemical recycling processes, respectively, including with respect to updated sourcing of electricity, management believes it is reasonable to expect that GHG reductions of 47% and 49% may be achievable at the PRT Plant and KHP Plant, respectively (see “Recycling and Manufacturing Facilities” below for further information). An additional chemical recycling and research and development facility was recently constructed.
We entered into a Joint Development Cooperation and Commercialization Agreement, dated June 30, 2020, as amended to date, with Axens Group (“Axens”) and IFP Energies nouvelles (“IFPEN”) (the “Axens Agreement”), pursuant to which we have jointly developed and are currently validating a chemical recycling technology called REWIND® PET, with an aim to license such technology to various companies. To date, no third-party licensing arrangements have been secured through our relationship with Axens. See “Business of JEPLAN and Certain Information about JEPLAN — Our Products and Services — Technology Development and Licensing” below for information on the Axens Agreement. We also collect PET waste and used consumer clothing and then, using our proprietary BRING Technology™, we manufacture and sell these deconstructed, recycled materials to our customers.
The Business Combination
On June 16, 2023 (New York time) and prior to the U.S. market opened on the same day, APAC, JEPLAN, PubCo and Merger Sub executed the Business Combination Agreement, the attachments to which included, among other exhibits and schedules, agreed forms of (i) the respective amended and restated charter documents of JEPLAN, PubCo, and APAC (as the surviving corporation in the Merger), (ii) the Warrant Assumption Agreement, (iii) the PubCo Warrant Agreement, and (iv) the Registration Rights Agreement. Additionally and substantially concurrently with the execution and delivery of the Business Combination Agreement, APAC, JEPLAN, PubCo, the Sponsor, certain directors of APAC, and certain shareholders of JEPLAN also entered into the Sponsor Support Agreement, Initial Shareholder Support Agreement and Initial Shareholder Lock-Up Agreement, as applicable.
Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Share Exchange and the Merger, the parties will consummate the Business Combination and JEPLAN and APAC will become direct wholly-owned subsidiaries of PubCo.
See “The Business Combination Agreement — The Structure of the Business Combination and Consideration to be received in the Business Combination” for more information.
Key Financial Definitions
Revenues.   Our major sources of revenues include sales of r-PET products and materials and used clothing recycling services, and consulting and marketing services. Sales of r-PET products and materials have comprised the substantial majority of our revenues. We manufacture r-PET products and materials (r-PET resin and r-BHET resin, polyester fibers, PET films and sheets), mainly through PRT’s use of our chemical recycling technology, and sell and deliver these products and materials to customers. As part of used clothing recycling services, we collect and report to the customers regarding the ability of its used clothing to be recycled, which, at the customer’s option, includes the sale of collection boxes. As part of our consulting and marketing services, we provide consulting services in the fields of recycling and sustainability in connection with marketing the expansion of a customer’s recycling operations and the construction and operation of recycling infrastructures. We expect in the future to obtain revenue from sales of outbound licenses of REWIND® PET, a recycling technology that we have developed, and are currently validating, with Axens and IFPEN pursuant to the Axens Agreement.
Cost of sales.   Cost of sales consists primarily of material costs, depreciation and amortization, supply expenses, and costs, including personnel costs that are included in manufacturing costs, that are attributable to production and to providing our services, along with an increase in repair and maintenance costs at the PRT Plant.
Selling, general and administrative expenses.   Our selling, general and administrative expenses (“SG&A”) are primarily composed of personnel costs that are not included in manufacturing costs, professional fees, depreciation and amortization, supplies expenses, taxes and public dues, and research and development expenses.
Other operating income.   Other operating income includes gain on sales of fixed assets, gain on reversal of allowance for credit losses for trade and other receivables, and income from government grants.
Other operating expenses.   Other operating expenses includes loss on disposal of fixed assets and loss on foreign currency exchange.
Finance income.   Finance income primarily includes interest income arising from subleases in employee housing and cash deposits made at banks as well as financial income due to the fair value measurement of financial instruments.
Finance expense.   Finance expense primarily includes interest expense arising from our borrowings and issuances of corporate bonds and interest expense on lease liabilities.
Income tax (expense) benefit.   Income tax (expense) benefit includes income tax benefits at a statutory rate of 30.6%, permanent non-deductible items, and assessment of the recoverability of deferred tax assets.
Key Factors Affecting Our Performance
We believe that our financial performance has primarily been driven by, and in the foreseeable future will continue to be primarily driven by, the factors discussed below. While these factors present significant opportunities for our business, they also pose challenges that we must successfully address in order to sustain our growth and improve the results of our operations. Our ability to successfully address these challenges is subject to various risks and uncertainties described elsewhere in this proxy statement/prospectus, particularly in the section entitled “Risk Factors.”
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Demand for our r-PET products and materials.   We generate revenues primarily from sales of our r-PET products and materials. We face competition from companies engaged in the development of similar chemical recycling technologies, as well as from mechanical recycling methods, especially those that engage in methods that might be more productive or less expensive than our methods. Further, the commercialization of our products and materials is at an early stage. If we are unable to achieve the degree of market acceptance necessary for future commercial success of our products and materials, we may not be able to attract or retain customers or otherwise maintain or increase the frequency, duration, or level of their engagement. In an effort to further benefit from our contractual arrangements with customers of our r-PET products and materials, we intend to invest in and build out our manufacturing capabilities to achieve sufficient scale to reduce manufacturing costs. We expect that the unit cost of our resin will be competitive with that of mechanically-recycled resin after expansion of our resin production capacity to 65,000 metric tons per year.

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Development and growth of our contemplated licensing business.   We entered into the Axens Agreement, pursuant to which we have jointly developed and are currently validating a chemical recycling technology called REWIND® PET, with an aim to license such technology to various chemical factories. To date, no third-party licensing arrangements have been secured through our relationship with Axens. See “Business of JEPLAN and Certain Information about JEPLAN — Our Products and Services — Technology Development and Licensing” for information on the Axens Agreement. We intend to focus on the licensing of our technology through Axens in the near term.

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International Expansion.   International expansion represents a significant opportunity to further grow our business, as historically, virtually all revenues have been generated from sales of our products and services within Japan. We are aiming to manufacture and export r-PET resin and r-BHET resin internationally, including in China, and including through joint ventures, and intend for our licensing business to have international reach. We operate in a capital-intensive industry that requires a substantial amount of capital and other long-term expenditures, including those relating to the expansion of existing facilities. Accordingly, our successful expansion also depends on our ability to generate or obtain funds sufficient to make significant capital expenditures.

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Brand promotion.   One of our important growth strategies is to attract new customers through enhancing our brand recognition, particularly for our self-branded products. To execute this strategy, we plan to engage in a variety of marketing and brand promotion campaigns, including in retail store locations, which may cause our selling and marketing expenses to increase in the near future. We also intend to continue forming partnerships with established brands for the use of our BRING MaterialTM.

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Changes in general market and economic conditions.   Macroeconomic factors affect consumer spending patterns and thereby our results of operations. These factors include general economic conditions, inflation, consumer confidence, employment rate, business conditions, and the impact on economic conditions from pandemics such as COVID-19 and related prophylactic measures. Factors that impact consumer discretionary spending, which remains volatile globally, continue to create a complex and challenging environment for us and our strategic partners. We intend to continue to evaluate and adjust our operating strategies and cost management opportunities to mitigate any impacts on our results of operating operations resulting from broader macroeconomic conditions and policy changes, while remaining focused on the long-term growth of our business.

We anticipate that our general and administrative expenses will increase in the future as a result of increased costs associated with being a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, attorneys, and accountants, among other expenses, and, in the case of public company-related expenses, services associated with strengthening our internal control over financial reporting, maintaining compliance with NYSE listing and SEC reporting requirements, director and officer liability insurance costs, and investor and public relations costs, among other expenses.
Trend Information
Other than as disclosed below and elsewhere in this registration statement, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.
Recycling Industry Market and Trends
The global r-PET market was valued at $12.5 billion in 2022 and is expected to reach $18.3 billion by 2029, as projected by QYResearch in its 2023 report, indicating a compound annual growth rate (“CAGR”) of 5.5%. Management estimates that if this CAGR remains at 5.5% through 2030, the global r-PET market could be valued at $19.3 billion in 2030. Management believes that demand of r-PET will continue to increase due to support by a powerful trio combining government policies, consumer expectations and the commitments of brands that use PET, such as the beverage industry. Chemical recycling removes more impurities from r-PET than mechanical recycling, yielding higher quality r-PET. Additionally, the production cost of chemical r-PET can be reduced by scaling up its production. Given chemical r-PET’s superior quality and potentially superior pricing over mechanical r-PET, management believes that JEPLAN’s chemical recycling processes may accommodate an increasing market share of the PET market. Further, chemical r-PET offers positive environmental impacts when compared to virgin PET. See “Business of JEPLAN and Certain Information about JEPLAN — Market Overview” for more information.

Preferential rights of Asahi under Asahi Agreements
Pursuant to a loan agreement between JEPLAN and Asahi Softdrinks Co., Ltd. (“Asahi”), dated July 21, 2020 (the “Asahi Loan Agreement”), Asahi has the right to purchase the entire resin output of the PRT Plant at certain preferential prices during the term of the agreement, subject to the execution of separate agreements memorializing such terms. Definitive terms, including pricing, for 2022, 2023, and 2024 are set forth in the initial master purchase agreement, dated May 18, 2021, among Asahi, JEPLAN, and PRT, as amended. Asahi’s preferential rights under the Asahi Loan Agreement expire at the end of 2026. For more information on the terms of these rights, see “Risk Factors — Risks Related to JEPLAN — JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which resin is distributed to three main end users.” For further information on the Asahi Loan Agreement, see “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources — Credit Facilities and Loans — Bank Loans to JEPLAN.”
Axens Agreement
Aggregate capital expenditures in connection with the development of REWIND® PET, which are substantially complete, have totaled approximately €17,650,000, and relate primarily to the construction of a semi-industrial recycling unit as part of an expansion of the KHP Plant for trial demonstration of REWIND® PET. Of this amount, JEPLAN has been deemed under the Axens Agreement to have contributed approximately €7,800,000, and Axens has been deemed to have contributed the balance. Operational expenditures in connection with the development of REWIND® PET are ongoing. Additionally, pursuant to the Axens Agreement, JEPLAN is entitled to an aggregate upfront payment of future revenue in the amount of €7,825,000 to be paid by Axens (the “Upfront Fee”). To date, Axens has paid JEPLAN an aggregate €4,650,000 in cash and €2,150,000 in kind and will be deemed to have paid €1,025,000 in the first quarter of 2024, which deemed payment will be offset by Axens’ receivable in the same amount. With respect to the cash portion of the Upfront Fee, the first installment in the amount of €1,680,000 (¥210,132 thousand) was paid to JEPLAN in 2020 upon execution of the Axens Agreement; the second installment in the amount of €1,680,000 (¥241,463 thousand) was paid to JEPLAN in 2022 upon the substantial development of REWIND® PET technology; the third installment in the amount of €1,000,000 (¥140,837 thousand) was paid to JEPLAN in January 2023 upon the completion of a milestone related to the construction of the semi-industrial recycling unit as part of an expansion of the KHP Plant; and the fourth installment in the amount of €290,000 (¥46,448 thousand) was made in January 2024 in connection with negotiations with certain parties relating to execution of capital plans. The in-kind portion of the Upfront Fee consisted of the transfer of certain recycling equipment in December 2023. Pursuant to the Axens Agreement, Axens is entitled to retain a certain amount of cash in connection with JEPLAN’s portion of future licensing revenue from licensing agreements with respect to REWIND® PET technology, reflecting reimbursement to Axens of the Upfront Fee of €7,825,000 paid or deemed paid to JEPLAN, as reduced by €115,000 for expenses incurred by JEPLAN, which amount may be subject to further adjustment by the parties, including based on the final operational expenditures incurred by each party (the “Retained Amount”). Pursuant to the third amendment to the Axens Agreement, dated December 20, 2023, the Retained Amount equals €7,710,000. Although management expects that capital expenditures are substantially complete, further capital expenditures might occur, which may further affect the calculation of the Retained Amount.
The Retained Amount, or portion thereof, retained by Axens would be reflected as revenue of JEPLAN on an accrual basis from an accounting perspective. Management currently expects that, for the Retained Amount as of December 20, 2023 to be retained by Axens, aggregate licensing revenue of up to approximately €22,000,000 would be required, subject to whether allocation of credit for the marketing fee for identifying prospective licensees is earned by JEPLAN or Axens, and any additional amounts for further operational expenditures. If Axens is able to secure licensing agreements during the first half of 2024, management estimates that the Retained Amount may be substantially earned prior to the end of 2024. However, there can be no certainty as to when the Retained Amount will be reached, and accordingly, no certainty as to when JEPLAN will receive any portion of cash in connection with such future licensing revenue, if any. For more information, see “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — JEPLAN’s receipt of cash in connection with licensing revenue of REWIND® PET technology might be delayed or might not occur.”

Pursuant to the Axens Agreement, to date JEPLAN has received from Axens advances of approximately €6,800,000, which comprise the cash and in-kind portions of the Upfront Fee. JEPLAN has not paid any amounts to either Axens or IFPEN under the Axens Agreement, although JEPLAN has agreed to reimburse Axens for nominal value-added tax with respect to the in-kind portion of the Upfront Fee. See “Business of JEPLAN and Certain Information about JEPLAN — Our Products and Services — Technology Development and Licensing” for more information.
Capital and Operational Expenditures for Demonstration Manufacturing Capabilities
Pursuant to management’s anticipation of increased demand for products manufactured using REWIND® PET technology, and to validate and facilitate demonstrations of REWIND® PET to help market licenses of REWIND® PET, Axens and JEPLAN completed construction of a REWIND® PET semi-industrial unit as an expansion of JEPLAN’s KHP Plant in October 2023. The additional unit is owned and operated by both JEPLAN and IFPEN.
Further, JEPLAN is diligently exploring improvements to make the energy and heat consumption of its chemical recycling technology more efficient.
Raw Materials
The main raw materials used by JEPLAN are crushed waste PET bottles, including those collected by Japanese municipalities and by recycling bins installed in vending machines. We also purchase chemical materials such as monoethylene glycol (MEG) and purified terephthalic acid (PTA), which are secondary raw materials, from private suppliers.
JEPLAN also uses a set of diversified raw materials, such as (i) PET flakes, which consist of solid waste that is compacted and baled, typically together with steel trapping or wrapped in plastic, (ii) mechanical recycling byproducts, which consist of PET that is discarded during the manufacturing of PET products, usually as process material, and (iii) mill ends, which consist of surplus fiber that remains from the blending process that turns fiber into combed top or roving. Such diversified materials may also include mixed or contaminated plastics, including non-PET bottles, which may be converted to film and sheets. Diversified raw materials, which make up about 10% of all raw materials used by JEPLAN on a volume basis, are relatively inexpensive, and their increased use is expected to lower JEPLAN’s average cost of raw materials. Over the course of the next two years, JEPLAN plans to continue to diversify its raw materials by collaborating with mechanical recyclers and increasing the ratio of residuals used so that ultimately diversified raw materials make up approximately 50% of all raw materials used. JEPLAN seeks to reduce the costs of continued use of MEG by implementing, among other things, advanced sorting, washing, distillation, and crystallization processes, over the next two years to more efficiently remove contaminants. The Company seeks to develop such collaborations and processes in Japan and elsewhere as its operations expand, although there can be no certainty that such diversification or cost efficiency will be achieved in the near future. For more information see “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — Raw materials needed for JEPLAN’s recycling process may be scarce or poorly collected.”
Resin Production at PRT Plant
In 2022, the PRT Plant was in operation for 6,792 hours by seven skilled operators working two rotating shifts and produced approximately 19,000 metric tons of r-PET and r-BHET in the aggregate (comprised of approximately 95% r-PET resin and 5% r-BHET), of which 97.5% was able to be utilized and sold as final product. In fiscal years 2022 and 2021, PRT expensed manufacturing costs in the amount of ¥423,199 thousand and ¥130,882 thousand, respectively, relating to statutory inspections and periodic maintenance of equipment, such as filter replacements, removal of production waste, and monitoring equipment performance to secure smooth operation. Additionally, in fiscal year 2022 and 2021, PRT capitalized fixed assets in the amount of ¥236,215 thousand and ¥221,491 thousand, respectively. In 2022, such amounts related to the remodeling of manufacturing equipment such as valves and plumbing systems, and in 2021, such amounts related to plumbing work, equipment replacement, the remodeling of regenerative furnace equipment, construction in progress, and software.

In August 2023, an equipment malfunction occurred at the PRT Plant during the melt polymerization process start-up preparation work, which related to an unexpected noise present during agitation and rotation of one of the polymerization tanks. Production of r-PET was halted on August 3, 2023 to allow for an initial investigation of the issue. The investigation found that, although an abnormal noise could be heard, the agitator shaft was secure and no abnormality was found pursuant to the applicable metrics observed. Based on these results, management decided to initiate a test operation of the plant on August 17, 2023. For two weeks, the plant was able to maintain steady-state daily production of 68 metric tons of r-PET resin with no negative effect on quality. Accordingly, management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full time. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management intends to address during a previously scheduled pause in production for routine refurbishment purposes during June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent, and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. Any such further delays could have a material adverse effect on our revenues, business, financial condition, and results of operations. The Company expects that the initial halt in production at the PRT Plant will adversely effect Consolidated Revenue, Consolidated Gross Profit, and Consolidated EBITDA for the fiscal year ended December 31, 2023. See “The Business Combination — Certain Unaudited JEPLAN Prospective Financial Information.”, “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.” and “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” for more information.
Recent Accounting Pronouncements
The recent accounting pronouncements that are issued, but not yet effective or adopted, up to the date of issuance of the Consolidated Financial Statements are contained in Note 2 to our Consolidated Financial Statements. We intend to adopt these new and amended standards and interpretations, if applicable, when they become effective.
Results of Operations
Comparison of the six months ended June 30, 2023 and 2022.
	Six Months ended June 30,			Change (2023 vs 2022)
(in thousands)	2023($)(1)	2023(¥)	2022(¥)	$(1)	¥	%
Consolidated Statements of Profit or Loss Information:
Revenues	22,194	3,206,421	3,002,455	1,412	203,966	6.8
Cost of sales	(20,163)	(2,912,886)	(2,781,435)	(910)	(131,451)	4.7
Selling, general and administrative expenses	(10,672)	(1,541,851)	(877,490)	(4,599)	(664,361)	75.7
Other operating income	403	58,265	47,222	76	11,043	23.4
Other operating expenses	(929)	(134,255)	(5,417)	(892)	(128,838)	2,378.4
Operating (loss)	$(9,167)	¥(1,324,306)	¥(614,665)	$(4,912)	¥(709,641)	115.5
Finance income	656	94,726	25	656	94,701	378,804.0
Finance expenses	(629)	(90,919)	(56,799)	(236)	(34,120)	60.1
(Loss) before tax	$(9,140)	¥(1,320,499)	¥(671,439)	$(4,493)	¥(649,060)	96.7
Income tax (expense) benefit	(37)	(5,306)	(13,667)	58	8,361	(61.2)
(Loss) for the period	$(9,177)	¥(1,325,805)	¥(685,106)	$(4,435)	¥(640,699)	93.5

(1)
The Company’s reporting currency is the Japanese yen. For convenience, however, the Japanese yen amounts for the most recently concluded year are also expressed in U.S. dollars at the exchange rate of ¥144.470 = $1.00, which was the foreign exchange rate on June 30, 2023 as reported by the U.S. Federal Reserve in its weekly release on July 3, 2023, at https://www.federalreserve.gov/releases/h10/20230703/.

Revenues.   Our revenues increased by 6.8% from ¥3,002,455 thousand in the six months ended June 30, 2022 to ¥3,206,421 thousand in the six months ended June 30, 2023, primarily due to an increase in r-PET resin and product sales, partially offset by decreases in used clothing collection services and marketing services. The increase in sales of r-PET products is substantially due to the PRT Plant having not been fully operational until October 2021, at which point the increase in plant utilization rate over the six months ended June 30, 2022 resulted in increased production volume.
Cost of Sales.   Our cost of sales increased by 4.7% from ¥2,781,435 thousand in the six months ended June 30, 2022 to ¥2,912,886 thousand in the six months ended June 30, 2023, primarily due to an increase in sales volume, after the PRT Plant became fully operational in October 2021, at which point an increase in plant utilization rate over the six months ended June 30, 2022 resulted in higher production volume, as well as an increase in procurement costs for raw materials.
Selling, General and Administrative Expenses (SG&A).   Our SG&A increased by 75.7% from ¥877,490 thousand in the six months ended June 30, 2022 to ¥1,541,851 thousand in the six months ended June 30, 2023, primarily due to an increase in research and development expenses and professional fees, partially offset by a decrease in supplies and expenses. Research and development costs related mainly to our joint development of REWIND® PET with Axens, and were due to increased hiring of personnel, which increased costs of benefits, education, training, and supplies. Professional fees were composed of accounting, legal and other fees in connection with the Business Combination, including costs related to the development of our internal controls over financial reporting and disclosure-related tasks.
Other Operating Income.   Our other operating income increased by 23.4% from ¥47,222 thousand in the six months ended June 30, 2022 to ¥58,265 thousand in the six months ended June 30, 2023, primarily due to an increase in miscellaneous income, which mainly consisted of insurance income related to product liability.
Other Operating Expenses.   Our other operating expenses increased by 2,378.4% from ¥5,417 thousand in the six months ended June 30, 2022 to ¥134,255 thousand in the six months ended June 30, 2023, primarily due to an increase in foreign currency exchange losses, which were primarily attributed to Euro-denominated other payables.
Finance Income.   Our finance income increased by 378,804.0% from ¥25 thousand in the six months ended June 30, 2022 to ¥94,726 thousand in the six months ended June 30, 2023, primarily due to an increase in other financial income, resulting from a fair value measurement of financial liability in connection with stock acquisition rights.
Finance Expenses.   Our finance expenses increased by 60.1% from ¥56,799 thousand in the six months ended June 30, 2022 to ¥90,919 thousand in the six months ended June 30, 2023, primarily due to an increase in interest expense related to the convertible bonds, calculated using the effective interest method.
Income tax expense.   Our income tax expense decreased by 61.2% from ¥13,667 thousand in the six months ended June 30, 2022 to ¥5,306 thousand in the six months ended June 30, 2023, primarily due to a change in the estimated recoverability of deferred tax assets. For the six months ended June 30, 2022, total deferred tax assets deemed unrecoverable were written off and the same amount of income tax expenses was recognized. Conversely, for the six months ended June 30, 2023, an increased amount of deferred tax assets were determined recoverable, resulting in a decrease in tax expense.

Comparison of the year ended December 31, 2022 and 2021.
	Year ended December 31,			Change (2022 vs 2021)
(in thousands)	2022($)(1)	2022(¥)	2021(¥)	$(1)	¥	%
Consolidated Statements of Profit or Loss Information:
Revenues	47,980	6,324,223	2,520,587	28,857	3,803,636	150.9
Cost of sales	(45,668)	(6,019,447)	(2,295,081)	(28,256)	(3,724,366)	162.3
Selling, general and administrative expenses	(17,565)	(2,315,235)	(1,536,778)	(5,906)	(778,457)	50.7
Other operating income	617	81,307	89,887	(65)	(8,580)	(9.5)
Other operating expenses	(262)	(34,531)	(6,321)	(214)	(28,210)	446.3
Operating (loss)	$(14,898)	¥(1,963,683)	¥(1,227,706)	$(5,584)	¥(735,977)	59.9
Finance income	0	57	77	(0)	(20)	(26.0)
Finance expenses	(850)	(112,150)	(98,349)	(104)	(13,801)	14.0
(Loss) before tax	$(15,748)	¥(2,075,776)	¥(1,325,978)	$(5,688)	¥(749,798)	56.5
Income tax (expense) benefit	258	34,016	26,938	54	7,078	26.3
(Loss) for the year	$(15,490)	¥(2,041,760)	¥(1,299,040)	$(5,634)	¥(742,720)	57.2

(1)
The Company’s reporting currency is the Japanese yen. For convenience, however, the Japanese yen amounts for the most recently concluded year are also expressed in U.S. dollars at the exchange rate of ¥131.810 = $1.00, which was the foreign exchange rate on December 30, 2022 as reported by the U.S. Federal Reserve in is weekly release on January 3, 2023, at https://www.federalreserve.gov/releases/h10/20230103/.

Revenues.   Our revenues increased by 150.9% from ¥2,520,587 thousand in the fiscal year ended December 31, 2021 to ¥6,324,223 thousand in the fiscal year ended December 31, 2022, primarily due to an increase in r-PET resin and product sales and used clothing collection services, partially offset by a decrease in sales of recycling and sustainability consulting and marketing services. The increase in sales of r-PET products is substantially due to the PRT Plant having not been fully operational until October 2021, at which point the increase in plant utilization rate resulted in increased production volume.
Cost of Sales.   Our cost of sales increased by 162.3% from ¥2,295,081 thousand in the fiscal year ended December 31, 2021 to ¥6,019,447 thousand in the fiscal year ended December 31, 2022, primarily due to an increase in sales volume, after the PRT Plant became fully operational in October 2021, at which point an increase in plant utilization rate resulted in higher production volume, as well as an increase in procurement costs for raw materials.
Selling, General and Administrative Expenses (SG&A).   Our SG&A increased by 50.7% from ¥1,536,778 thousand in the fiscal year ended December 31, 2021 to ¥2,315,235 thousand in the fiscal year ended December 31, 2022, primarily due to an increase in research and development expenses and professional fees, partially offset by a decrease in supplies and expenses. Research and development costs related mainly to our joint development of REWIND® PET with Axens, and were due to increased hiring of personnel, which increased costs of benefits, education, training, and supplies. Professional fees were composed of accounting, legal and other fees in connection with the Business Combination, including costs related to the development of our internal controls over financial reporting and disclosure-related tasks.
Other Operating Income.   Our other operating income decreased by 9.5% from ¥89,887 thousand in the fiscal year ended December 31, 2021 to ¥81,307 thousand in the fiscal year ended December 31, 2022, primarily due to a decrease in gain on sale of fixed assets and gain on reversal of allowance for credit losses for trade and other receivables. The decreased gain on sale of fixed assets was due to the decrease in sales of machinery in connection with the reopening of the PRT Plant. The gain on reversal of allowance for credit losses was due to the collection of a debt that was considered to be highly unlikely to be collectible.
Other Operating Expenses.   Our other operating expenses increased by 446.3% from ¥6,321 thousand in the fiscal year ended December 31, 2021 to ¥34,531 thousand in the fiscal year ended December 31, 2022, primarily due to an increase in loss on foreign currency exchange and losses on the sale of electronic recorded receivables, partially offset by a decrease in loss on disposal of fixed assets. The loss on foreign currency exchange was due to an accrued liability incurred in connection with research and development that is not immediately payable and therefore subject to exchange rate fluctuations. Losses on the sale of electronic recorded receivables were due to increased fees paid to financial institutions that purchased such receivables. The decrease in loss on disposal of fixed assets was due to the decreased retirement of machinery beyond its useful life.
Finance Income.   Our finance income decreased by 26.0% from ¥77 thousand in the fiscal year ended December 31, 2021 to ¥57 thousand in the fiscal year ended December 31, 2022, primarily due to a decrease in interest income.
Finance Expenses.   Our finance expenses increased by 14.0% from ¥98,349 thousand in the fiscal year ended December 31, 2021 to ¥112,150 thousand in the fiscal year ended December 31, 2022, primarily due to an increase in interest expense.
Income tax benefit.   Our income tax benefit increased by 26.3% from ¥26,938 thousand in the fiscal year ended December 31, 2021 to ¥34,016 thousand in the fiscal year ended December 31, 2022, primarily due to an increase in income tax benefits at the statutory rate of 30.6%, partially offset by an increase in permanent non-deductible items and the assessment of the recoverability of deferred tax assets.
Liquidity and Capital Resources
Sources of Liquidity and Capital Resources
Our principal sources of liquidity were cash and cash equivalents totaling ¥1,500,473 thousand and ¥2,073,432 thousand as of June 30, 2023 and December 31, 2022, respectively, which were held and used for working capital purposes. Our cash and cash equivalents consist of demand deposits, and short-term, highly liquid investments that are readily convertible to known amounts of cash and subject to insignificant risk of change in value with a maturity of three months or less from the date of acquisition. We expect that the net proceeds from the Business Combination, including any PIPE Investment contemplated under the Business Combination Agreement, if received, will satisfy our requirements for the next 12 months following the date of this proxy statement/prospectus. However, until those net proceeds are received, if at all, we believe we will require additional capital over the next 12 months through our Series E financing or otherwise, the receipt of which there can be no assurance, due in part to the halt in r-PET production at our PRT Plant from August 3, 2023 to August 17, 2023 in response to an unexpected noise present during agitation and rotation of one of PRT’s polymerization tanks. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management plans to address during a previously scheduled pause in production for routine refurbishment purposes to occur in June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. Based on the foreseeable future projection of continuing operating profit or loss and the need for future business funding, management has determined that these additional conditions raise substantial doubt about the Company’s ability to continue as a going concern.
We have funded our operations primarily through revenue generated from our business operations, proceeds from short- and long-term debt financings, and issuances of company securities, including bonds. During the six months ended June 30, 2023 and the year ended December 31, 2022, we generated revenue of ¥3,206,421 thousand and ¥6,324,223 thousand, respectively, from r-PET resin and product sales, used clothing collection services and consulting and marketing.
During the six months ended June 30, 2023, we obtained financing which, in addition to proceeds from issuances of company securities, amounted to approximately ¥1,460,000 thousand. Included in this amount are proceeds from the Special Overdraft Facility Agreement with SMBC received on March 31, 2023 in the amount of ¥200,000 thousand after taking into account repayments of portions of the proceeds in April and June 2023, our issuance of convertible bonds with stock acquisition rights on March 31, 2023 to

UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership in the amount of ¥970,000 thousand, which carried an interest rate of 2.0% compounded per annum, and which were converted after the six months ended June 30, 2023, for 2,286 shares and 486 shares, respectively, at a conversion price of ¥350 thousand per share, on July 7, 2023. Also included are proceeds from our issuance of 715 shares of JEPLAN Common Shares on June 26, 2023 to Monex Climate Impact Fund LP for an aggregate purchase price of ¥250,250 thousand pursuant to a Total Share Subscription Agreement, and proceeds of ¥40,000 thousand from a loan from Oita Bank, Ltd. pursuant to a banking transaction agreement and loan agreement.
During the year ended December 31, 2022, we obtained, and with respect to our majority-owned consolidated subsidiary, PRT, we guaranteed, financing which, in addition to proceeds from issuances of company securities, included (i) ¥250,000 thousand in short-term borrowings from Kiraboshi Bank, Ltd. and Shizuoka Bank Ltd. lent to PRT and guaranteed by JEPLAN and (ii) ¥82,000 thousand in long-term borrowings from Fukuoka Hibiki Shinkin Bank lent directly to JEPLAN. See “— Credit Facilities and Loans” below for more information on our outstanding loans.
PRT is currently restricted from transferring funds to JEPLAN in the form of cash dividends, loans, or advances pursuant to the Stockholder Agreement, dated January 22, 2021, by and between JEPLAN, PRT, and Sojitz Corporation (the “Sojitz Agreement”). Under the Sojitz Agreement, PRT may only make a dividend to its shareholders out of surplus funds if there is an amount of ¥400,000 thousand or more that can be distributed after accounting for PRT’s obligations to repay all of its indebtedness, and if such surplus exists, dividends equal to the amount, if any, in excess of ¥400,000 thousand will be distributed. See “Certain JEPLAN Relationships And Related Person Transactions — Intercompany Guarantees and Arrangements between JEPLAN and PRT” and “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — We may have a deficiency of current cash flow, and may need to raise additional capital to achieve our goals; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business” for more information.
Uses of Capital Resources
We incurred significant operating losses and negative cash flows for the six months ended June 30, 2023 and 2022 and the fiscal years ended December 31, 2022 and 2021. We incurred net losses of ¥1,325,805 thousand, ¥685,106 thousand, ¥2,041,760 thousand and ¥1,299,040 thousand for the six months ended June 30, 2023 and 2022 and the fiscal years ended December 31, 2022 and 2021, respectively. As of June 30, 2023 and December 31, 2022, we had an accumulated deficit of ¥7,070,289 thousand and ¥5,773,589 thousand, respectively. Our primary use of capital resources has been to invest in property, plants and equipment, and to invest in research and development and other capital investment for our growth.
From May 18, 2023 to May 19, 2023, we were the subject of a post-import review by the Investigation Department of Yokohama (the “Department”). The Department reviewed our payment activity from April 24, 2018 to January 24, 2023 with respect to customs duties and domestic consumption taxes on imported goods, for the purpose of confirming the tax base of the imported goods or the amount of the related tax payable. Pursuant to the findings of the investigation, the Department determined that we owe ¥3,410,700 in additional taxes, which have not been reflected in financial statements for the six months ended June 30, 2023.
Operating Capital Requirements
Our ability to achieve profitability depends on the continued growth in our production and commercialization of our r-PET resin and product sales and our successful development and commercialization of our used clothing collection services, and the initiation and growth of our intellectual property licenses. We expect to incur significant costs for at least the next several years to develop or manufacture and distribute our products and services, and we expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development and expand our production capabilities as needed. As a result, we will require significant capital to support our ongoing operations and to drive our business strategy before we can be profitable.

Until we are able to generate adequate revenues from the sale of our products and services to cover our operating expenses and capital expenditure requirements, we expect to finance our operations through the sale of equity, debt financing, or other sources, including revenue from third-party collaborations, strategic partnerships, marketing, distribution, and licensing agreements. There can be no guarantee that debt or equity financings will be available to us on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations. The report of our independent registered public accounting firm for the year ended December 31, 2022 states that there is substantial doubt about our ability to continue as a going concern.
The estimates and assumptions underlying our belief in the sufficiency of our capital resources in the short term and our ability to obtain capital resources in the long term may prove to be wrong, and we could exhaust our capital resources sooner than we expect and may not be able to obtain resources on favorable terms, or at all. Our future funding requirements will depend on many factors, including:
•
our ability to timely complete the Business Combination and the satisfaction of the Minimum Cash Condition at the Closing;

•
our ability to raise adequate capital from our Series E financing and other financing sources;

•
our ability to continue to produce r-PET at our PRT Plant on an uninterrupted basis due to the unexpected equipment malfunction that occurred during production at our PRT Plant. Although the Company believes that stable production of r-PET can continue at the PRT Plant, a comprehensive investigation of the issue remains on going and, accordingly, subsequent halts or delays in production of r-PET may occur, which could have a material adverse effect on our revenues, business, financial condition and results of operations;

•
our ability to achieve sufficient revenue growth;

•
our ability to secure any required regulatory clearance or approval for our technology, products, and services;

•
our rate of progress in, and cost of the sales and marketing activities associated with, establishing adoption of our technology, products, and services;

•
commercial manufacturing, shipping, installation and deployment of our products and sufficient inventory to support commercial launch and expansion;

•
the cost of expanding our research and development, manufacturing operations and products and services offerings, including the hiring of operational, financial and management personnel;

•
the effect of competing technological and market developments;

•
our ability to maintain, expand and protect our intellectual property portfolio;

•
market acceptance of our technology, products, and services;

•
the ability to establish and maintain collaborations on favorable terms, if at all;

•
costs related to international expansion; and

•
the potential cost of, and delays in, product development as a result of regulatory oversight.

Additionally, a change in any of the above or other factors with respect to the development and commercialization of any of our products or services could significantly change the costs and timing associated with the development and commercialization of that product or service. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. If we are unable to raise the capital we need when we need it or enter into such agreements, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our products or services. See the section titled “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — We may have a deficiency of current cash flow, and may need to raise additional capital to achieve our goals; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business.”

We will also incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.
Financial Covenants Currently in Breach or at Risk of Being in Breach
JEPLAN or PRT are currently in breach, or are at risk of being in breach, of the following financial covenants in certain of its debt agreements.
PRT is currently in breach of a financial covenant under the Corporate Bonds Underwriting Agreement, dated August 31, 2021, by and between PRT and Green Finance Organization as underwriter (the “Green Finance Underwriting Agreement”). Pursuant to the Green Finance Underwriting Agreement, if PRT is insolvent at a fiscal year end on or after fiscal year end 2021 and remains insolvent, then Green Finance Organization may demand immediate redemption by PRT of the corporate bonds issued under the Green Finance Underwriting Agreement (the “Green Finance Financial Covenant”). Because PRT was insolvent at the end of fiscal years 2021 and 2022, it violated the Green Finance Financial Covenant, and because PRT has remained insolvent thereafter, Green Finance Organization was entitled to request immediate redemption. However, on April 22, 2022, September 12, 2022, April 19, 2023, and September 14, 2023, PRT submitted requests to Green Finance Organization asking it to waive its right to demand redemption, and on April 26, 2022, September 13, 2022, April 25, 2023, and September 26, 2023, Green Finance Organization agreed to waive its right to demand redemption until September 30, 2022, April 30, 2023, September 29, 2023, and April 30, 2024, respectively. If PRT remains insolvent on April 30, 2024, Green Finance Organization will again have the right to demand redemption, unless waived again. Should a waiver again be necessary, PRT intends to seek such waiver to be effective April 30, 2024 until September 30, 2024.
PRT is also at risk of violating the Green Finance Financial Covenant if PRT recognizes an operating loss for two consecutive fiscal years beginning with fiscal year 2022 onward. If violated, Green Finance Organization may demand immediate redemption by PRT of the corporate bonds issued under the Green Finance Underwriting Agreement.
PRT is at risk of a cross default under, and of violating a financial covenant in, the Committed Syndicated Loan Agreement, dated August 28, 2020, as amended on January 26, 2021, February 24, 2022 and May 8, 2023, by and between Sumitomo Mitsui Banking Corporation (“SMBC”), PRT, and JEPLAN as guarantor (the “SMBC-PRT Loan Agreement”). Under the SMBC-PRT Loan Agreement, if Green Finance Organization’s waiver expires and it demands redemption of the bonds in writing, or if PRT incurs losses for two consecutive fiscal years beginning with fiscal year 2022, then SMBC may demand that PRT repay the outstanding balance and accrued interest under the SMBC-PRT Loan Agreement.
The outstanding balance under the Green Finance Underwriting Agreement as of June 30, 2023 was ¥280,000 thousand. If Green Finance Organization regains the right to demand redemption and does so after April 30, 2024, PRT’s redemption obligation thereunder will be ¥201,288, and if SMBC then exercises its right to demand the early repayment of amounts due under the SMBC-PRT Loan Agreement, PRT will have an additional repayment obligation of ¥1,020,490 thousand, which is the total amount of outstanding principal plus interest that will remain under the SMBC-PRT Loan Agreement as of April 30, 2024. If PRT fails to satisfy the repayment obligation under the SMBC- PRT Loan Agreement, JEPLAN will be responsible for the balance of any payment due, as guarantor under the SMBC-PRT Loan Agreement. For more information, please see “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition  — PRT is currently in breach of a financial covenant under the Green Finance Organization Agreement, and if Green Finance Organization demands the redemption of the bonds issued thereunder, repayment obligations under the SMBC- PRT Loan Agreement would be triggered.”
PRT recognized an operating loss for fiscal year 2022, but management does not expect that PRT will recognize an operating loss for fiscal year 2023.
Under JEPLAN’s loan agreement with Japan Finance Corporation, dated March 3, 2016, if JEPLAN’s ordinary income before depreciation and amortization is negative for two consecutive fiscal years, or if JEPLAN is insolvent at any time during a fiscal year, then, upon request by Japan Finance Corporation, 0.3% will be retroactively added to the interest rate of 0.6% as of the first date of the fiscal year during which such breach occurred. Under the SMBC-PRT Loan Agreement, if JEPLAN does not maintain total net assets in its non-consolidated balance sheet at JPY 2.5 billion or more as of the end of each fiscal year after December 31, 2020, then SMBC may demand that PRT repay the outstanding balance and accrued interest under the SMBC-PRT Loan Agreement.
Cash Flows
Comparison of the six months ended June 30, 2023 and 2022
	Six months ended June 30,
(in thousands)	2023 ($)(1)	2023 (¥)	2022 (¥)
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$(8,041)	¥(1,161,701)	¥(381,799)
Net cash provided by (used in) investing activities	$(1,935)	¥(279,508)	¥(254,820)
Net cash provided by (used in) financing activities	$6,010	¥868,250	¥240,463

(1)
The Company’s reporting currency is the Japanese yen. For convenience, however, the Japanese yen amounts for the most recently concluded year are also expressed in U.S. dollars at the exchange rate of ¥144.470 = $1.00, which was the foreign exchange rate on June 30, 2023 as reported by the U.S. Federal Reserve in its weekly release on July 3, 2023, at https://www.federalreserve.gov/releases/h10/20230703/.

Net Cash used in Operating Activities
During the six months ended June 30, 2023 and 2022, net cash used in operating activities was ¥1,161,701 thousand and ¥381,799 thousand, respectively, resulting from our loss before tax of ¥1,320,499 thousand and ¥671,439 thousand, respectively, adjusted for non-cash charges and changes in components of working capital of ¥158,798 thousand and ¥289,640 thousand, respectively. The increase in cash used in operating activities was primarily due to an increase in the loss before tax due to an increase in selling, general and administrative expenses and an increase in inventories and trade and other receivables, partially offset by an increase in advances received.
Net Cash used in Investing Activities
During the six months ended June 30, 2023 and 2022, net cash used in investing activities was ¥279,508 thousand and ¥254,820 thousand, respectively. The increase in net cash used in investing activities was primarily due to an increase in payment for acquisitions of property, plant and equipment, partially offset by the decrease in payment of pledged deposits with respect to the SMBC-PRT Loan Agreement.
Net Cash provided by Financing Activities
During the six months ended June 30, 2023 and 2022, net cash provided by financing activities was ¥868,250 thousand and ¥240,463 thousand, respectively. The increase in net cash provided by financing activities was primarily due to an increase in the proceeds from the issuance of bonds and receipt of new loans, partially offset by an increase in repayments of loans.
Comparison of the years ended December 31, 2022 and 2021
	Years ended December 31,
(in thousands)	2022 ($)(1)	2022 (¥)	2021 (¥)
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$(6,363)	¥(838,642)	¥(2,301,990)
Net cash provided by (used in) investing activities	$(4,939)	¥(651,056)	¥(101,865)
Net cash provided by (used in) financing activities	$18,165	¥2,394,268	¥2,673,241

(1)
The Company’s reporting currency is the Japanese yen. For convenience, however, the Japanese yen amounts for the most recently concluded year are also expressed in U.S. dollars at the exchange rate of

¥131.810 = $1.00, which was the foreign exchange rate on December 30, 2022 as reported by the U.S. Federal Reserve in is weekly release on January 3, 2023, at https://www.federalreserve.gov/releases/h10/20230103/.
Net Cash used in Operating Activities
During the years ended December 31, 2022 and 2021, net cash used in operating activities was ¥838,642 thousand and ¥2,301,990 thousand, respectively, resulting from our loss before tax of ¥2,075,776 thousand and ¥1,325,978 thousand, respectively, adjusted for non-cash charges and changes in components of working capital of ¥1,237,134 thousand and ¥976,012 thousand, respectively. The decrease in cash used in operating activities was primarily due to reductions in increases in trade and other receivables and inventories and increases in other payables and advances received.
Net Cash used in Investing Activities
During the years ended December 31, 2022 and 2021, net cash used in investing activities was ¥651,056 thousand and ¥101,865 thousand, respectively. The increase in net cash used in investing activities was mainly due to a decrease in proceeds from refund of time deposits, partially offset by a decrease in acquisitions of property, plant and equipment.
Net Cash provided by Financing Activities
During the years ended December 31, 2022 and 2021, net cash provided by financing activities was ¥2,394,268 thousand and ¥2,673,241 thousand, respectively. The decrease in net cash provided by financing activities was primarily due to decreases in proceeds from long-term loans and issuance of bonds and an increase in repayments of long-term loans, partially offset by increases in net cash inflow from short-term loans and issuances of new shares and a reduction in repayment of bonds.
Credit Facilities and Loans
As of June 30, 2023, we and PRT had outstanding loans (the “Bank Loans”) from the financial institutions listed below. The main purpose of obtaining the Bank Loans has been to fund the Company’s operations. Further details regarding the Bank Loans are described below.
Bank Loans to JEPLAN
On January 8, 2015, we entered into a bond subscription agreement with Kamakura Investment Management Co. Ltd. for a principal amount of ¥100,000 thousand. Pursuant to the bond subscription agreement, the bond carries an interest rate of 1.0% per annum. In addition, we must make a repayment of ¥100,000 thousand in a lump sum by January 8, 2025. Further, it is considered a default under the bond subscription agreement if (i) we fail to perform our payment obligations under the bond subscription agreement, or (ii) we fail to perform our payment obligations in connection with any other bonds, including those obligations pursuant to guarantees we make with respect to the payment obligations of others. Upon a default that is not cured, we are obligated to repay all principal and accrued interest outstanding under the bonds. The outstanding balance as of June 30, 2023 was ¥100,000 thousand.
On March 31, 2016, we entered into a bond subscription agreement with Kamakura Investment Management Co. Ltd. for a principal amount of ¥100,000 thousand. Pursuant to the bond subscription agreement, the bond carries an interest rate of 0.9% per annum. In addition, we must make a repayment of ¥100,000 thousand in a lump sum by January 8, 2025. Further, it is considered a default under the bond subscription agreement if (i) we fail to perform our payment obligations under the bond subscription agreement, or (ii) we fail to perform our payment obligations in connection with any other bonds, including those obligations pursuant to guarantees we make with respect to the payment obligations of others. Upon a default that is not cured, we are obligated to repay all principal and accrued interest outstanding under the bonds. The outstanding balance as of June 30, 2023 was ¥100,000 thousand.
On April 5, 2017, we entered into a bond subscription agreement with Kamakura Investment Management Co, Ltd. for a principal amount of ¥100,000 thousand. Pursuant to the bond subscription agreement, the bond carries an interest rate of 0.8% per annum. In addition, we must make a repayment of ¥100,000 thousand in a lump sum by January 8, 2025. Further, it is considered a default under the bond subscription agreement if (i) we fail to perform our payment obligations under the bond subscription agreement, or (ii) we fail to perform our payment obligations in connection with any other bonds, including those obligations pursuant to guarantees we make with respect to the payment obligations of others. Upon a default that is not cured, we are obligated to repay all principal and accrued interest outstanding under the bonds. The outstanding balance as of June 30, 2023 was ¥100,000 thousand.
On March 4, 2016, we entered into a loan agreement with Japan Finance Corporation for a principal amount of ¥150,000 thousand. Pursuant to the loan agreement, the loan carries an interest rate of 0.6% per annum. In addition, we must make a monthly repayment of ¥960 thousand and the last payment must be made on February 28, 2031. The outstanding balance as of June 30, 2023 was ¥88,560 thousand.
On October 27, 2016, we entered into a loan agreement with Japan Finance Corporation for a principal amount of ¥250,000 thousand. Pursuant to the loan agreement, the loan carries an interest rate of 0.76% per annum. In addition, we must make a monthly repayment of ¥1,530 thousand and the last payment must be made on October 31, 2031. The outstanding balance as of June 30, 2023 was ¥152,080 thousand.
On December 30, 2016, we entered into a bond subscription agreement with Mizuho Bank Ltd. (“Mizuho”) for a principal amount of ¥120,000 thousand. Pursuant to the bond subscription agreement, the bond carries an interest rate of 0.1% per annum until June 30, 2017 (after July 1, 2017, the interest rate is the six-month TIBOR determined in accordance with the bond terms and conditions). In addition, we must make a semi-annual repayment of ¥7,500 thousand and the remaining unpaid balance must be made on December 30, 2024. With respect to JEPLAN’s obligations to Mizuho, it is considered a default under the bond subscription agreement if we fail to perform our payment obligations to Mizuho under the bond subscription agreement. Mizuho also serves as an underwriter and may issue bonds to further subscribers based on the original bond we issued to Mizuho. In such case, our payment obligations to Mizuho are transferred to such subscriber, commensurate with the size of the bond Mizuho issues to that subscriber. However, pursuant to the Guarantee Consignment and Guarantee Agreement, dated December 30, 2016, between us and Mizuho, Mizuho has agreed to guarantee our payment obligations to these subscribers in return for a fee, which we have paid. With respect to JEPLAN’s obligations to these subscribers to which Mizuho issues bonds, it is considered a default under the bond subscription agreement if (a)(x) we fail to perform our payment obligations to a subscriber, if existing, or (y) we fail to perform our payment obligations in connection with any other bonds or loans, including those obligations pursuant to guarantees we make with respect to the payment obligations of others, and (b) Mizuho, as guarantor with respect to these subscribes, if existing, fails to perform its guarantee obligations. Upon a default that is not cured, we are obligated to repay all principal and accrued interest outstanding under the bond to Mizuho or the subscribers, as applicable. The outstanding balance as of June 30, 2023 was ¥22,500 thousand.
On November 28, 2017, we entered into a Special Overdraft Agreement with Sumitomo Mitsui Banking Corporation (“SMBC”), as amended by the parties on August 19, 2021 and August 26, 2022, for a principal amount of ¥200,000 thousand. Pursuant to the special overdraft agreement, the loan carries a certain interest rate that SMBC can procure in the short-term money market for the period for which the interest rate is applicable. The maturity date is determined individually for each loan. The outstanding balance as of June 30, 2023 was ¥200,000 thousand.
On January 26, 2018, we entered into a loan agreement with The Bank of Yokohama, Ltd. for a principal amount of ¥50,000 thousand. Pursuant to the loan agreement, the loan carried an interest rate of 1.27% per annum. The outstanding balance as of December 31, 2022 was ¥1,686 thousand. On January 31, 2023, the maturity date, the loan was repaid in full.
On July 21, 2020, we entered into a loan agreement with Asahi Softdrinks Co., Ltd. (“Asahi”) for a principal amount of ¥500,000 thousand. Pursuant to the loan agreement, the loan carries an interest rate of 0.6% per annum. In addition, we must make a repayment of ¥500,000 thousand in a lump sum by August 31, 2025. The outstanding balance as of June 30, 2023 was ¥500,000 thousand. For more information on pricing and purchase volume rights granted to Asahi under this loan agreement, see “Risk Factors — Risks Related to JEPLAN’s Business and Financial Condition — JEPLAN is dependent on, and derives substantially all of its revenue from, sales of its r-PET resin to two customers, which resin is distributed to three main end users.”

On October 29, 2021, we entered into a loan agreement with Chikuho Bank Ltd. for a principal amount of ¥35,000 thousand. Pursuant to the loan agreement, the loan carries an interest rate of 1.275% per annum. In addition, we must make a monthly repayment of ¥1,166 thousand and the last payment must be made on September 30, 2024. The outstanding balance as of June 30, 2023 was ¥17,510 thousand.
On August 3, 2022, we entered into a loan agreement with Toray Industries, Inc. for a principal amount of ¥100,000 thousand. Pursuant to the loan agreement, the loan carried an interest rate of 0.64% per annum. The outstanding balance as of December 31, 2022 was ¥100,000 thousand. On March 31, 2023, the maturity date, the loan was repaid in full.
On November 25, 2022, we entered into a loan agreement with Fukuoka Hibiki Shinkin Bank for a principal amount of ¥82,000 thousand. Pursuant to the loan agreement, the loan carries a variable interest rate with a base rate of 1.250%. In addition, we must make a monthly repayment of ¥2,278 thousand and the last payment must be made on November 25, 2025. The outstanding balance as of June 30, 2023 was ¥66,054 thousand.
On June 15, 2023, we entered into a banking transaction agreement and loan agreement with The Oita Bank, Ltd. for a principal amount of ¥40,000 thousand. Pursuant to the loan agreement, the loan carries a variable interest rate with a base rate of 1.5% per annum, subject to change in accordance with certain criteria of The Oita Bank, Ltd. In addition, we must make a monthly repayment of ¥1,112 thousand and the last payment must be made on May 25, 2026. The outstanding balance as of June 30, 2023 was ¥38,888 thousand.
On December 26, 2023, we entered into an Overdraft Agreement with MUFG Bank, Ltd. for its short-term liquidity needs with a maximum spending limit of ¥50,000 thousand, carrying a basic interest rate of 4.2% per annum subject to changes as specified therein. The agreement expires on March 29, 2024.
Bank loans to PRT and guarantees by JEPLAN
On August 28, 2020, PRT entered into a Committed Syndicated Loan Agreement with SMBC, serving as both the lender and agent, and us, under which we acted as the guarantor (the “SMBC-PRT Loan Agreement”). The loan agreement has a total commitment amount of ¥1,750,000 thousand, with a commitment period that ended February 28, 2022, and a commitment fee rate of 0.05% annual interest rate. The loan agreement allows for up to five disbursements, which shall be used for funding equipment renovation work. The loan is due to mature on February 28, 2027. The loan has a spread of 1.2% annual interest rate, which will be added to the base interest rate to determine the applicable interest rate. Interest payments are due on the last day of each month, starting from the month containing the date five business days after the loan’s drawdown date, and continuing until January 2027. The total amount of outstanding loans as of June 30, 2023 was ¥1,282,400 thousand. We covenant under the SMBC-PRT Loan Agreement to maintain assets of ¥2,500,000 thousand or more.
Pursuant to the amendment to the SMBC-PRT Loan Agreement, SMBC may demand that PRT repay the outstanding balance and accrued interest under the SMBC-PRT Loan Agreement if Green Finance Organization obtains the right to demand redemption of corporate bonds issued under the Green Finance Underwriting Agreement, which, if Green Finance Organization’s waiver expires, it may due to PRT’s breach of certain financial covenants under that agreement. See “— PRT is currently in breach of a financial covenant under the Green Finance Organization Agreement, and if Green Finance Organization demands the redemption of the bonds issued thereunder, repayment obligations under the SMBC-PRT Loan Agreement would be triggered.” for more information.
In connection with the SMBC-PRT Loan Agreement, we or PRT, as applicable, entered into the following agreements (collectively, the “SMBC-PRT Loan Ancillary Agreements”):
•
On September 14, 2020, PRT as mortgagor and SMBC as mortgagee entered into an Agreement on Mortgage of Real Estate. Pursuant to the agreement, as security for the principal, interest, and all other debts owed by PRT to SMBC under the SMBC-PRT Loan Agreement, PRT created a first priority mortgage in favor of SMBC on the real estate located at 32-3 and 16-1 Ogimachi, Kawasaki-ku, Kawasaki City.

•
On September 14, 2020, PRT as borrower, we as mortgagor and SMBC as mortgagee entered into an Agreement on Mortgage of Real Estate. Pursuant to the agreement, as security for the principal,

interest, and all other debts owed by PRT to SMBC under the SMBC-PRT Loan Agreement, we created a first priority mortgage in favor of SMBC on the real estate located at 1-120-16, Hibiki-machi, Wakamatsu-ku, Kitakyushu City, and a subordinate mortgage on the real estate located at 1-120-6, Hibiki-machi, Wakamatsu-ku, Kitakyushu City, which is subordinate only to Japan Finance Corporation’s existing mortgage.
•
On September 30, 2020, PRT and we as mortgagors and SMBC and The Mie Bank, Ltd. as lender and mortgagee, respectively, entered into Mortgage Setting Agreements with SMBC and for specific loans obtained through the SMBC-PRT Loan Agreement from these lenders. These agreements provide for similar mortgage rights as the Agreements on Mortgage of Real Estate.

•
On September 14, 2020, PRT as pledgor and SMBC as pledgee entered into an Agreement on the Pledge of Deposit Receivables. Pursuant to the agreement, PRT pledged its account for the reserve for principal and interest repayments as security for the principal, interest, and all other debts owed by PRT to SMBC under the SMBC-PRT Loan Agreement.

•
On September 14, 2020, PRT as borrower, SMBC as lender and agent, and we as policyholder entered into an Agreement on the Pledge of Insurance Claims. Pursuant to the agreement, PRT will create a pledge on the insurance claims as security for the principal, interest, and all other debts owed by PRT to SMBC under the Committed Syndicated Loan Agreement.

•
On September 14, 2020, PRT as borrower, SMBC as lender and agent, and we as pledgor entered into an Agreement for Pledge of Shares. Pursuant to the agreement, we pledged all the shares of PRT owned by us in favor of SMBC. Subsequently, as a result of SMBC assigning a portion of the debt owed to SMBC under the agreement to The Mie Bank, Ltd., on January 26, 2021, PRT, us, SMBC and The Mie Bank, Ltd. entered into a Modification Agreement on the Pledge of Shares, adding The Mie Bank, Ltd. as a party to the Agreement for Pledge of Shares.

•
Special Overdraft Facility Agreement, dated as of March 31, 2023, by and among SMBC, PRT and the Company, for its short-term liquidity needs with a maximum spending limit of ¥500,000 thousand, carrying a basic interest rate of 2.975% per annum subject to changes as specified therein. The loan will be repaid in full on July 31, 2023.

On March 16, 2021, PRT as borrower, Sumitomo Mitsui Finance and Leasing Company, Limited as lender, and we as guarantor entered into a Joint Guarantee Letter. Pursuant to the Letter Agreement, we guaranteed (i) all obligations (including liabilities for payment of compensation for stipulated damages and liabilities for payment of compensation for damages) incurred based on lease transactions, sales transactions (including sales of receivables), loan-for-use transactions, guarantee transactions, guarantee consignment transactions, and loan-for-replacement transactions between PRT and Sumitomo Mitsui Finance and Leasing Company, Limited until December 31, 2021, whether before or after the date of submission of the guarantee, and (ii) all bills and debts on bills under Article 398-2, Paragraph 3 of the Japanese Civil Code incurred within the same period, up to a guarantee limit set at ¥180,000 thousand.
On August 31, 2021, PRT entered into a bond subscription agreement with Green Finance Organization JAPAN (the “Green Finance Underwriting Agreement”) for a principal amount of ¥400,000 thousand. Pursuant to the bond subscription agreement, the bond carries an interest rate of 5% per annum. In addition, PRT must make a semi-annual repayment of ¥40,000 thousand on March 14 and September 14 of each year and the last payment must be made on September 14, 2026. The outstanding balance as of June 30, 2023 was ¥280,000 thousand. Under the Green Finance Underwriting Agreement, if PRT is insolvent at a fiscal year end on or after fiscal year end 2021 and remains insolvent, or recognizes an operating loss for two consecutive fiscal years beginning with fiscal year 2022 onward, then Green Finance Organization may demand immediate redemption by PRT of the corporate bonds issued under the Green Finance Underwriting Agreement (the “Green Finance Financial Covenant”). Because PRT was insolvent at the end of fiscal years 2021 and 2022, it violated the Green Finance Financial Covenant, and because PRT has remained insolvent thereafter, Green Finance Organization was entitled to request immediate redemption. However, on April 22, 2022, September 12, 2022, April 19, 2023, and September 14, 2023, PRT submitted requests to Green Finance Organization asking it to waive its right to demand redemption, and on April 26, 2022, September 13, 2022, April 25, 2023, and September 26, 2023, Green Finance Organization agreed to waive its right to demand redemption until September 30, 2022, April 30, 2023, September 29, 2023, and April 30, 2024,

respectively. If PRT remains insolvent on April 30, 2024, Green Finance Organization will again have the right to demand redemption, unless waived again. Should a waiver again be necessary, PRT intends to seek such waiver to be effective April 30, 2024 until September 30, 2024.
On March 9, 2022, PRT, as borrower, entered into a Documentary Loan Agreement with The Shizuoka Bank, Ltd. as the lender for a principal amount of ¥150,000 thousand. In connection with the Documentary Loan Agreement, on March 9, 2022, we, as a guarantor, entered into Joint Guarantee Agreement with The Shizuoka Bank, Ltd. as the lender. Pursuant to the Documentary Loan Agreement, the loan carried an interest rate of 2.5% per annum. The outstanding balance as of December 31, 2022 was ¥75,000,000 thousand. On February 28, 2023, the maturity date, the loan was repaid in full.
On April 27, 2022, PRT, as borrower, entered into a Loan and Joint Guarantee Agreement with Kiraboshi Bank, Ltd. as the lender, and us, as the guarantor, for a principal amount of ¥100,000 thousand. Pursuant to the loan agreement, the loan carried an interest rate of 2.0% per annum. The outstanding balance as of December 31, 2022 was ¥83,333 thousand. On April 30, 2023, the maturity date, the loan was repaid in full.
Intercompany arrangements between JEPLAN and PRT
On August 28, 2020, PRT entered into a loan agreement with us for a principal amount of ¥600,000 thousand. Pursuant to the loan agreement, the loan carries an interest rate of 1% per annum. In addition, PRT must make a lump sum of ¥600,000 thousand by February 28, 2027. The outstanding balance as of June 30, 2023 was ¥600,000 thousand.
On December 23, 2020, we and PRT entered into a Memorandum of Understanding Regarding Employees on Secondment/Concurrent Assignment, Management Guidance, Etc. The parties agreed that the scope of services, term and compensation as well as the method of settlement of compensation will be decided separately by the parties.
On January 28, 2021, we as the lender and PRT as the borrower entered into an Agreement for Establishment of Maximum Amount of Monetary Loan. Pursuant to the agreement, we agreed to lend money to PRT with a credit line of ¥1,250,000 thousand, carrying an interest rate of 1.0% per annum, which was changed on April 1, 2023 to 2.1% per annum. The loan will mature on February 28, 2027. On February 24, 2023, we and PRT entered into a Memorandum of Understanding to the Agreement for Establishment of Maximum Amount of Monetary Loan, which increased the credit line from ¥1,250,000 thousand to ¥2,050,000 thousand. On April 28, 2023, we and PRT entered into a Memorandum of Understanding to the Agreement for Establishment of Maximum Amount of Monetary Loan, the interest rate applicable on and after April 1, 2023, has been changed from 1.0% to 2.1% per annum. As of June 30, 2023, PRT had an outstanding balance of ¥1,560,000 thousand under the credit line.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of June 30, 2023 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:
	Payment due by period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
	(in thousands)
Contractual Obligations
Trade payables	¥406,163	¥406,163	—	—	—
Other payables	¥1,902,617	¥1,902,617	—	—	—
Bonds	¥1,572,500	¥1,065,000	¥467,500	¥40,000	—
Loans	¥2,547,022	¥835,252	¥1,328,940	¥290,060	¥92,770
Lease liabilities	¥1,528,393	¥113,974	¥209,479	¥191,774	¥1,013,166
Other financial liabilities	¥133,389	¥94,413	¥38,976	—	—
Total	¥8,090,084	¥4,417,419	¥2,044,895	¥521,834	¥1,105,936

Subsequent Events
Resin Production at PRT Plant
In August 2023, an equipment malfunction occurred at the PRT Plant during the melt polymerization process start-up preparation work, which related to an unexpected noise present during agitation and rotation of one of the polymerization tanks. Production of r-PET was halted on August 3, 2023 to allow for an initial investigation of the issue. The investigation found that, although an abnormal noise could be heard, the agitator shaft was secure and no abnormality was found pursuant to the applicable metrics observed. Based on these results, management decided to initiate a test operation of the plant on August 17, 2023. For two weeks, the plant was able to maintain steady-state daily production of 68 metric tons of r-PET resin with no negative effect on quality. Accordingly, management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full time. No further pause in production has occurred to date, but the occurrence of the abnormal noise has not been resolved. JEPLAN believes that although stable production of r-PET can currently continue at the PRT Plant, (i) additional repairs or part replacements may be required in the future, which management intends to address during a previously scheduled pause in production for routine refurbishment purposes during June 2024, at an estimated cost of ¥20 million, and (ii) there may be future production stoppages due to equipment-related issues. However, the costs, extent, and timing of such remediation are currently uncertain as the assessment and remediation efforts are continuing. Any such further delays could have a material adverse effect on our revenues, business, financial condition, and results of operations. The Company expects that the initial halt in production at the PRT Plant will adversely effect Consolidated Revenue, Consolidated Gross Profit and Consolidated EBITDA for the fiscal year ended December 31, 2023. See “The Business Combination — Certain Unaudited JEPLAN Prospective Financial Information.”, “Risk Factors — Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — An operational malfunction or other disruption at our recycling facilities could have significant negative impacts on our business, financial condition, and results of operations.” and “Risk Factors — Risks Related to APAC and the Business Combination — JEPLAN’s unaudited prospective financial information considered by the APAC Board in connection with the evaluation of the Business Combination may not be realized, which may adversely affect the market price of the ADSs following the completion of the Business Combination.” for more information.
Series E Financing
As part of our ongoing Series E capital raise, we have completed the transactions described below in reliance upon available exemptions from the registration requirements of the Securities Act.
On July 6, 2023, Monex Climate Impact Fund LP entered into an Additional Shareholder Support Agreement.
On July 7, 2023, UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership each converted its bonds, previously issued on March 31, 2023, for 2,286 shares and 486 shares, respectively, at a conversion price of ¥350 thousand per share. Concurrently with the exercise of the stock acquisition rights, as of July 7, 2023, each of UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership entered into an Additional Shareholder Support Agreement.
On November 30, 2023, JEPLAN issued 429 JEPLAN Common Shares to Kingwhale Corporation for an aggregate purchase price of ¥150,150 thousand, pursuant to a Share Subscription Agreement, dated November 24, 2023. On November 30, 2023, Kingwhale Corporation entered into a Shareholder Support Agreement.
On December 21, 2023, JEPLAN issued 2,857 JEPLAN Common Shares to Osaka Gas Co., Ltd. (“Osaka Gas”), for an aggregate purchase price of ¥999,950 thousand, pursuant to a Share Subscription Agreement, dated December 15, 2023. On December 21, 2023, Osaka Gas entered into a Shareholder Support Agreement. For more information, see “Business of JEPLAN and Certain Information About JEPLAN —  Sales of r-PET and rBHET Using Our Chemical Recycling Technology — Expansion Opportunities.”

Bank loans to JEPLAN
On December 26, 2023, we entered into an Overdraft Agreement with MUFG Bank, Ltd. for its short-term liquidity needs with a maximum spending limit of ¥50,000 thousand, carrying a basic interest rate of 4.2% per annum subject to changes as specified therein. The agreement expires on March 29, 2024.
Off-Balance Sheet Arrangements
As of June 30, 2023, we were not party to any material off-balance sheet financial arrangements that are reasonably likely to have a current or future effect on our financial condition or operating results. We do not have any relationship with unconsolidated entities or financial partnerships for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes.
Research and Development
For the past three years, we have invested in future critical technologies and products. We have made investments to develop new technologies and improve our current products to meet increasing and changing regulatory standards. Our research and development programs are focused on product improvements, technological innovations, raw material diversification, and cost reductions for our customers. Research and development expenditures have included salaries, contractor fees, building costs, utilities, testing, technical IT, administrative expenses and allocation of corporate costs and are expensed when incurred. Research and development expenses were ¥250,150 thousand, ¥161,171 thousand, ¥748,189 thousand and ¥83,635 thousand for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, respectively.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Exchange Risk
We are exposed to foreign exchange risks in our international transactions, such as purchases of licenses in Euros, and we expect our foreign exchange risks to increase as we conduct international sales of our products in the future. Our foreign currency exposures give rise to market risk associated with exchange rate movements of the Japanese yen against the applicable foreign currencies, and vice versa. Most of our expenses are denominated in Japanese yen, and our Japanese yen expenses consist principally of compensation, contractor expenses, and rent. We anticipate that a sizable portion of our expenses will continue to be denominated in Japanese yen. However, our results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The sensitivity of our income to foreign exchange rate changes is analyzed at year-end. In this sensitivity analysis, if the Euro were to appreciate against the Japanese Yen by 10% as of June 30, 2023, the expected adverse impact on our net income would not be significant.
To date, we have not engaged in hedging our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the adverse effects of such fluctuations.
Credit Risk
We are exposed to credit risk from our operating activities, primarily trade receivables, from its financing activities including deposits with banks and other financial institutions, and from foreign exchange transactions. Credit risk is the risk that a counterparty will be unable to meet its obligations under a financial instrument or customer contract. We assess writing off of receivables on a case-by-case basis at regular intervals.
We do not believe that credit risk had a material effect on our business, financial condition, or results of operations. Our cash and cash equivalents are deposited with reputable financial institutions. We are highly selective in entering into engagements with customers and have not had any such customer default in their payment obligations. We are also diversifying our customer base as we expand our product sales. We do not have excessively concentrated credit risk for specific customers.
Interest Rate Risk
Fluctuations in market interest rates may negatively affect our financial condition and results of operations. As of June 30, 2023, our borrowings were at fixed and variable rates. We are exposed to fair value interest rate risk due to our borrowings with fixed and variable interest rates. Variable rate borrowings have the risk of increasing interest expenses as interest rates rise.
For the six months ended June 30, 2023 and the 12 months ended December 31, 2022, a one percent increase in the interest rate of variable rate borrowings, holding all other variables constant, would have increased net loss by approximately ¥16,274 thousand and ¥15,920 thousand, respectively.
We continuously monitor interest rate fluctuations for variable rate borrowings.
Inflation Risk
In July 2022, due to rising costs of energy and raw materials caused by inflation and exacerbated by the ongoing conflict in Ukraine, we revised our resin-pricing formula by taking into account price fluctuations in the crude oil and liquefied natural gas markets. We review our pricing formula and arrangements with suppliers periodically as circumstances require to mitigate the potential impact on our financial model and ensure our continued access to the raw materials necessary for its business. We do not believe that inflation has had a material effect on our business, financial condition or results of operations since July 2022. If our costs were to become subject to significant inflationary pressures, further exacerbated by the conflict in Ukraine or the recent outbreak of hostilities in Israel, we may further revise our pricing formula, but we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition or results of operations.

CERTAIN JEPLAN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following includes summaries of transactions or agreements, since January 1, 2020, to which JEPLAN has been a party, and in which any of its directors (including nominees), corporate auditors (including nominees) and executive officers who will serve as a director, corporate auditor or executive officer of PubCo, or affiliates of any of the foregoing persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Management of JEPLAN” or “Security Ownership of Certain Beneficial Owners and Management.”
Intercompany Guarantees and Arrangements between JEPLAN and PRT
Masaki Takao, the Representative Director, President, and Chief Executive Officer of JEPLAN, also serves as a director of PET Refine Technology Co., Ltd. (“PRT”), a subsidiary in which JEPLAN owns 75% of equity interests.
See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities and Loans — Bank loans to PRT and guarantees by JEPLAN” for more information on bank loans to PRT guaranteed by JEPLAN.
See “JEPLAN Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities and Loans — Intercompany arrangements between JEPLAN and PRT” for more information on intercompany arrangements between JEPLAN and PRT.
See “Business of JEPLAN and Certain Information about JEPLAN — Raw Materials and Material Sourcing” for more information on a raw materials purchase agreement between JEPLAN and PRT.
See “Business of JEPLAN and Certain Information about JEPLAN — Intellectual Property — Patent License Agreement” for more information on a patent license agreement and related memorandum of understanding between JEPLAN and PRT.
JEPLAN, PRT and Sojitz Corporation are party to a Share Transfer Reservation Agreement, dated as of January 22, 2021, pursuant to which JEPLAN, as a transferor, granted Sojitz Corporation, as a transferee, the right to purchase 13,991 outstanding common shares of PRT for a total of JPY 500 million, and a Stockholders Agreement, dated as of January 22, 2021 (the “Sojitz Agreement”), pursuant to which, based on the Share Transfer Reservation Agreement, and as a result of Sojitz Corporation purchasing 13,991 outstanding common shares of PRT for a total of JPY 500 million, JEPLAN and Sojitz are obligated to operate PRT, as a joint venture for the (a) collection and regeneration of waste related to polyester resin, polyester film, and polyester fiber, and sales of the resulting materials, (b) manufacturing and sales of polyester resin, and (c) manufacturing, sales, and purchases of, and mediation for, synthetic resin. PRT is currently restricted from transferring funds to JEPLAN in the form of cash dividends, loans, or advances pursuant to the Sojitz Agreement. Under the Sojitz Agreement, PRT may only make a dividend to its shareholders out of surplus funds if there is an amount of JPY 400,000 thousand or more that can be distributed after accounting for PRT’s obligations to repay all of its indebtedness, and if such surplus exists, dividends equal to the amount, if any, in excess of JPY 400,000 thousand will be distributed. PRT has outstanding indebtedness pursuant to the SMBC-PRT Loan Agreement and the loan agreement with JEPLAN and currently does not have a surplus, and therefore cannot make dividend payments to JEPLAN. See “Risk Factors —  Risks Related to JEPLAN — Risks Related to JEPLAN’s Business and Financial Condition — We may have a deficiency of current cash flow, and may need to raise additional capital to achieve our goals; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business” for more information.
Outsourcing Agreements between JEPLAN and PRT
On October 31, 2023, JEPLAN and PRT entered into a Basic Outsourcing Agreement, pursuant to which PRT has agreed to perform certain payroll and other related services on behalf of JEPLAN. The agreement extends through December 31, 2023 and renews for one-year periods thereafter unless either party gives three-months written notice prior to the expiration of such period, and contains other customary terms and provisions.

Intercompany Arrangements between JEPLAN and PubCo
JEPLAN and PubCo entered into an Agreement for Replacement Payment, dated July 7, 2023, pursuant to which JEPLAN will make advances with respect to expenses payable by PubCo. Pursuant to the agreement, JEPLAN will make payments on behalf of PubCo to the payees of certain expenses, such as expenses incurred for the incorporation of PubCo and expenses incurred by PubCo in the course of its business operations. The term of the advances under the agreement expired on December 31, 2023 (the “Due Date”). PubCo shall pay to JEPLAN the full amount of the costs advanced by JEPLAN by the last day of the month following the Due Date. No interest will accrue on any advances made in connection with the agreement.
Outsourcing Agreement between JEPLAN and Japan Circular Society Development Association
General Incorporated Association Japan Circular Society Development Association (“Japan Circular Society Development Association”) is a non-profit organization dedicated to promoting a recycling community. Michihiko Iwamoto, the Executive Chairman of JEPLAN, serves as the representative director of Japan Circular Society Development Association. Masaki Takao, the Representative Director, President, and Chief Executive Officer of JEPLAN and Masayuki Fujii, Chief Financial Officer and Director of JEPLAN, serve as directors of Japan Circular Society Development Association. Additionally, Hiroki Sugiyama, who is Chief Operating Officer of JEPLAN, serves as the corporate auditor of Japan Circular Society Development Association.
On March 7, 2022, JEPLAN and Japan Circular Society Development Association entered into an Outsourcing Agreement. Pursuant to the agreement, Japan Circular Society Development Association entrusted JEPLAN to provide guidance on financial and accounting operations, recycling affairs, and other related matters, and JEPLAN invoices Japan Circular Society Development Association on a monthly basis for an amount equal to Japan Circular Society Development Association’s profit plus consumption tax. The term of the agreement was from April 1, 2021, to May 31, 2022, and automatically renewed for one year and will continue to do so unless either party notifies the other of its intention not to renew the agreement one month prior to its automatic renewal. JEPLAN has recognized income of ¥27,957 thousand for the fiscal year ended December 31, 2022, respectively, related to outsourcing fees.
Agreements with Significant Shareholders
KISCO LTD. holds approximately 10.11% of the equity of JEPLAN. JEPLAN and KISCO LTD. are party to a Memorandum of Understanding Regarding Business Collaboration Agreement, dated as of September 14, 2021, pursuant to which PRT, a majority-owned subsidiary of JEPLAN, sells its chemical r-PET resin to KISCO LTD. at KISCO LTD.’s request, on the same terms that JEPLAN offers it to other purchasers. Both parties agreed to cooperate in businesses regarding circulating mineral water, which is a type of bottled water that is sourced from underground mineral springs, and polyolefin, a type of polymer commonly used in the production of plastic products.
JEPLAN and Michihiko Iwamoto are party to a Stock Acquisition Right Allocation Agreement, dated as of August 15, 2022, pursuant to which JEPLAN issued stock option grants to Mr. Michihiko Iwamoto. The issuance price per share was ¥0 and the exercise price per share was ¥350,000. The number of JEPLAN Common Shares to be granted was 250. The exercise period is from August 11, 2024 to August 10, 2032.
JEPLAN and Masaki Takao are party to a Stock Acquisition Right Allocation Agreement, dated as of August 15, 2022, pursuant to which JEPLAN issued stock option grants to Mr. Masaki Takao. The issuance price per share was ¥0 and the exercise price per share was ¥350,000. The number of JEPLAN Common Shares to be granted was 250. The exercise period is from August 11, 2024 to August 10, 2032.
Agreements with Directors and Corporate Auditors
See “— Agreements with Significant Shareholders” with respect to agreements with Michihiko Iwamoto and Masaki Takao.
JEPLAN and Masayuki Fujii are party to a Stock Acquisition Right Allocation Agreement, dated as of August 15, 2022, pursuant to which JEPLAN issued stock option grants to Mr. Masayuki Fujii. The issuance price per share was ¥0 and the exercise price per share was ¥350,000. The number of JEPLAN Common Shares to be granted was 250. The exercise period is from August 11, 2024 to August 10, 2032.
JEPLAN is party to Limitation of Liability Agreements with each of Tsubasa Kurose, dated as of November 1, 2018, Akikazu Ida, dated as of March 31, 2023, Tsuyoshi Hanai, dated as of January 1, 2023, Isao Tsubaki, dated as of March 31, 2023, Yoshito Fujikawa, dated as of March 31, 2023, and Toru Yagi, dated as of March 31, 2023, each of which limits the maximum amount of such independent director’s or corporate auditor’s liability to an amount stipulated in applicable Japanese laws and regulations.
Policies and Procedures for Related Person Transactions
Upon the consummation of the Business Combination, it is anticipated that the board of directors of PubCo will adopt a written related person transaction policy (the “Related Person Transaction Policy”), setting forth the policies and procedures for the review and approval or ratification of related party transactions. The Related Person Transaction Policy is expected to cover any related party transaction or loan as defined under Form 20-F, Item 7.B. In reviewing and approving any such transactions, the board of directors will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction. Under the Related Party Transactions Policy, the board of directors will oversee approval of transactions and arrangements between the company and any subsidiaries, and with principal shareholders, directors, and officers.

BUSINESS OF APAC AND CERTAIN INFORMATION ABOUT APAC
References in this section to “we,” “our,” “us,” “SPAC” or “APAC” generally refer to AP Acquisition Corp.
Overview
APAC is a blank check company incorporated as a Cayman Islands exempted company on April 22, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Prior to the formation of APAC, neither APAC’s management nor the Sponsor had experience relating to the aforementioned types of transactions with respect to special purpose acquisition companies. APAC intends to capitalize on the ability of its management team to identify and select a prospective target business consistent with its business objective.
APAC’s registration statement on Form S-1 (File No. 333-261440) for APAC’s IPO was declared effective by the SEC on December 16, 2021. On December 21, 2021, APAC consummated its IPO of 17,250,000 SPAC Units, including 2,250,000 SPAC Units issued upon the full exercise of the underwriter’s over-allotment option. Each SPAC Unit consists of one Public Share, par value $0.0001 per share, and one-half of one Public Warrant, with each Public Warrant entitling the holder to purchase one Public Share at $11.50 per share. The SPAC Units were sold at an offering price of $10.00 per SPAC Unit, generating gross proceeds of $172,500,000. Simultaneously with the consummation of the IPO and the sale of the SPAC Units, APAC consummated the private placement of an aggregate of 10,625,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $10,625,000.
A total of $177,675,000 of the net proceeds from APAC’s IPO and the sale of the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders.
On August 29, 2023, APAC filed a definitive proxy statement, as supplemented on August 31, 2023, with the SEC, seeking shareholder approval to extend the date by which APAC must complete a business combination from September 21, 2023 to June 21, 2024 or such earlier date as determined by the APAC Board or such later time as its shareholders may approve in accordance with the SPAC Articles. APAC obtained the requisite shareholder approval at an extraordinary general meeting of its shareholders on September 15, 2023 and filed an amendment to the SPAC Articles to reflect the new Business Combination Deadline on September 20, 2023. In connection with the shareholder vote, holders of 5,947,466 Public Shares properly exercised their redemption right.
Initial Business Combination
APAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the balance in the Trust Account (excluding taxes payable on the income earned on the funds held in trust) at the time of signing the agreement to enter into the initial business combination. APAC will only complete a business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
Redemption Rights
At any meeting called to approve an initial business combination, Public Shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid.
Our Initial Shareholders, officers, and directors do not have redemption rights with respect to any SPAC ordinary shares owned by them, directly or indirectly.

We may require Public Shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Continental two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their share certificates (if any) and other redemption forms to Continental electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option.
There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to deliver their share certificates (if any) and other redemption forms prior to a specified date. The need to deliver share certificates (if any) and other redemption forms is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated. However, in the event we require shareholders seeking to exercise redemption rights to deliver their share certificates (if any) and other redemption forms prior to the consummation of the proposed Business Combination and the proposed Business Combination is not consummated this may result in an increased cost to shareholders.
APAC shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is APAC’s understanding that APAC shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, APAC does not have any control over this process and it may take longer than two weeks. APAC shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to APAC unless the APAC Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
If any holders of Public Shares delivered their shares for redemption to APAC’s transfer agent and decide within the required timeframe not to exercise their redemption rights, they may request that APAC’s transfer agent return the shares (physically or electronically). The Public Shareholders may make such request by contacting APAC’s transfer agent.
If the initial business combination is not approved or completed for any reason, then our Public Shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account as of two business days prior to the consummation of the initial business combination. In such case, we will promptly return any shares delivered by public holders.
Limitation on Redemption Rights
Notwithstanding the foregoing, a Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a partnership, limited partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of the Public Shares, will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares (i.e., in excess of 1,695,380 Public Shares) in connection with any vote on a business combination. APAC has no specified maximum redemption threshold under the SPAC Articles, other than the aforementioned 15% threshold. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.
Each redemption of Public Shares by Public Shareholders will reduce the amount in the Trust Account. If the NTA Proposal is not approved and the Net Tangible Assets Condition is not waived, in no event will APAC redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the SPAC Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. APAC shareholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “The Extraordinary General Meeting — Redemption Rights” to properly redeem their Public Shares.

Liquidation if No Business Combination
If APAC has not consummated the initial Business Combination within the Business Combination Deadline, then, pursuant to Section 49.7 of the SPAC Articles, APAC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to APAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of APAC’s remaining shareholders and the APAC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There are no redemption rights and will be no liquidating distributions with respect to the SPAC Warrants, which will expire worthless if we fail to complete our initial business combination by the Business Combination Deadline.
Pursuant to the Letter Agreement, the Sponsor and APAC’s officers and directors have agreed, for no consideration, to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with APAC’s initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the SPAC Articles (A) that would modify the substance or timing of APAC’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of the Public Shares if APAC does not complete the initial business combination by the Business Combination Deadline or (B) with respect to any other provision relating to the rights of holders of the Public Shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if APAC fails to consummate an initial Business Combination by the Business Combination Deadline (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if APAC fails to complete the initial business combination within the prescribed timeframe).
APAC expects to use the amounts held outside the Trust Account to pay for all costs and expenses associated with implementing its plan of liquidation and dissolution, as well as payments to any creditors, although APAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing APAC’s plan of liquidation and dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, APAC may request the trustee to release to APAC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If APAC were to expend all of the net proceeds of its IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount receivable by shareholders upon APAC’s dissolution would be approximately $11.16 based on the amount of funds held in the Trust Account as of January 24, 2024. The proceeds deposited in the Trust Account could, however, become subject to the claims of APAC’s creditors, which would have higher priority than the claims of its Public Shareholders. APAC cannot assure you that the actual per-share redemption amount receivable by shareholders will not be substantially less than $11.09. While APAC intends to pay such amounts, if any, APAC cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although APAC will seek to have all vendors, service providers, prospective target businesses and other entities with which APAC does business execute agreements with APAC waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of its Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against APAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, APAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to APAC than any alternative. Examples of possible instances where APAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
The Sponsor has agreed that it will be liable to APAC if and to the extent any claims by a third party for services rendered or products sold to APAC (other than APAC’s independent registered public accounting firm), or a prospective target business with which APAC has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay APAC’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under APAC’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, APAC has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. APAC believes that the Sponsor’s only assets are APAC’s securities and cannot assure you that the Sponsor would be able to satisfy those obligations. None of APAC’s officers or directors will indemnify APAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the Sponsor asserts that it is unable to satisfy any indemnification obligations that may arise or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. While APAC currently expects that its independent directors would take legal action on its behalf to enforce these indemnification obligations, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, APAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $11.09 per share.
If APAC files a liquidation petition or an involuntary liquidation petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in APAC’s assets and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any creditor claims deplete the Trust Account, APAC cannot assure you that the actual value of the per-share redemption price will not be less than $11.09 per share. Additionally, if APAC files a liquidation petition or an involuntary liquidation petition is filed against it that is not dismissed, any distributions received by shareholder could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a court could seek to recover some or all amounts received by APAC’s shareholders. Furthermore, the APAC Board may be viewed as having breached its fiduciary duty to APAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and APAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. APAC cannot assure you that claims will not be brought against it for these reasons.
The Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if APAC does not complete its business combination within the Business Combination Deadline, subject to applicable law, (ii) in connection with a shareholder vote to amend the SPAC Articles that would affect the Public Shareholders’ ability to redeem or sell their shares to APAC in connection with a business combination as described herein or affect the substance or timing of its obligation to redeem 100% of the Public Shares if APAC does not complete its initial business combination within the Business Combination Deadline or (iii) if they redeem their respective shares for cash upon the completion of APAC’s initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event APAC seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to APAC for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights and followed the procedures described above and as detailed in the applicable proxy or tender offer materials. These provisions of the SPAC Articles may be amended with a shareholder vote by special resolution.
Legal Proceedings
None.
Human Capital Resources
APAC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to APAC’s matters and intend to devote only as much time as they deem necessary to APAC’s affairs. The amount of time they will devote in any time period will vary. APAC presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to APAC’s business. APAC does not intend to have any employees prior to the consummation of the Business Combination.
Directors and Executive Officers
APAC’s directors and executive officers are as follows:
Name	Age	Position
Richard Lee Folsom	63	Chairman, Director
Keiichi Suzuki	54	Chief Executive Officer, Director
Shankar Krishnamoorthy	62	Independent Director
Henrik Baek Jorgensen	62	Independent Director
Helena Anderson	44	Independent Director
Mr. Richard Folsom is our Chairman and Director. Mr. Folsom is a Co-Founder and Representative Partner of Advantage Partners, an investment management and advisory firm focused especially on the Asia and Japan markets, founded in 1992. Mr. Folsom is an experienced investor with a track record of helping companies successfully build scale and generate value. At Advantage Partners, Mr. Folsom is responsible for the overall investment strategy as well as leading and managing the organization. He is involved in the sourcing, execution and management of Advantage Partners’ portfolio companies. After founding Advantage Partners, between 1992 and 1997, with his co-founder partner, Taisuke Sasanuma, he started and managed two new businesses: Meridian VAT Reclaim Japan, a EU Value-Added Tax (VAT) reclaim service for corporations (subsequently sold to PRGX, a NASDAQ listed company at the time), and Advantage Risk Management (subsequently went public in 2005 under TSE: 8769), an insurance brokerage and risk management business in Japan.
In 1997, Mr. Folsom and Mr. Sasanuma established Japan’s very first buyout fund, and Mr. Folsom has since focused his time on the development of this private equity investment practice. In addition to the 1997 fund, subsequent funds were raised in 2000, 2003, 2006, 2008, 2012, 2015, 2016, 2018, 2019, and most recently in 2020. These 11 private equity funds raised include seven funds focused on Japan buyouts, which include: investments in founder / owner successions, carve-outs from large corporate parents, public-to-private takeovers, and other special situations; one fund focused on pan-Asian buyouts; and three funds focused on private investments in public equity (PIPEs) in small, mid and large cap public companies in Japan. Through its funds, Advantage Partners has made more than 100 investments, deploying approximately $5 billion, of which they have successfully exited more than 60 as of October 2021. An important point to emphasize about Mr. Folsom and Advantage Partners’ investments is that a majority of the acquisitions have been sourced and accessed proprietarily or semi-proprietarily, rather than through auction processes. This is driven by Mr. Folsom and Advantage Partners’ broad network and reputation, and sellers prioritizing Advantage Partners’ value proposition of strategic and operational support. These investments span a range of industries and sectors, including some in sustainability and the Sustainable Development Goals (SDGs)-related sectors and companies. Examples of acquisitions include: Katitas, a leading company in Japan focused on refurbishing and repositioning affordable used single-family homes nationwide, in the form of a founder / owner succession acquisition, which Mr. Folsom and Advantage Partners grew dramatically and successfully listed in December 2017 (TSE: 8919, market cap of $2.7 billion as of October 8, 2021); Net Protections, a corporate carve-out and a leading buy-now-pay-later (BNPL) solutions provider to e-commerce retailers in Japan; and Nihon Kaisui, a corporate carve-out followed by two roll-up acquisitions to create one of the market leaders in Japan focused on production of salt from sea water using reverse osmosis membrane technology.
Mr. Folsom has approximately 30 years’ commercial experience across investing, operations and management. Prior to founding Advantage Partners, Mr. Folsom was engaged in management consulting with Bain & Company, primarily in their Tokyo office, where he accumulated eight years of experience in developing and implementing strategies for both foreign and domestic corporations in the Japanese and Asian markets. He has over 35 years’ experience living in Asia.
Mr. Folsom graduated from Brigham Young University with a Bachelor’s Degree in Japanese and Economics, and holds a Master of Business Administration Degree from The Wharton School of the University of Pennsylvania.
Mr. Keiichi Suzuki is our Chief Executive Officer and Director. Mr. Suzuki joined Advantage Partners on July 1, 2021 and serves as a Partner and the Head of Renewables & Sustainability of the firm. During his tenure at Mitsubishi Corporation, a leading Japanese trading company, Mr. Suzuki gained over 29 years of experience in alternative investments including real estate, private equity, and infrastructure, especially in the renewable energy space.
Since 2009, Mr. Suzuki initiated and developed renewable energy businesses in Europe and Middle East for Mitsubishi Corporation creating a large renewable independent power producer (IPP) business.
From 2015 to 2020, Mr. Suzuki was the Chief Executive Officer of Diamond Generating Europe Limited (“DGE”), a wholly-owned subsidiary of Mitsubishi Corporation and a strategic IPP platform headquartered in London, which develops, constructs, finances, and operates renewables and other generation assets in Europe and the Middle East. During his tenure, Mr. Suzuki grew the company’s gross power generation capacity to 5GW. Diamond Generating Europe was awarded major projects in Europe and the Middle East including Scottish Moray East Off-shore Wind Farm Project (950MW), Dutch Borssele III & IV Offshore Wind Project (731.5MW), and Qatar Facility D independent water and power project (IWPP)(2,520MW for power and 136.5 million gallon of drinking water per day) in which Diamond Generating Europe was assigned as the lead developer and Mr. Suzuki managed the entire process, coordinating engineering, procurement, and construction contracts with partners such as Samsung C&T and Hitachi Zosen. DGE also acquired major equipment suppliers, Siemens AG and Acciona Agua. In the two off-shore wind projects, Diamond Generating Europe took the role of co-developer together with ENGIE SA and EDP Renováveis in Scottish Moray East Off-shore Wind Farm Project, and with Royal Dutch Shell, Eneco, and Van Oord in Dutch Borssele III & IV Offshore Wind Project. Both projects were awarded by the procuring governments successfully. Diamond Generating Europe also acquired Dutch Luchterduinen Wind Farm (129MW) and Belgium Norther Offshore Wind Farm (370MW) under their development phase, and successfully financed and constructed their successful operations. Besides offshore wind farms, DGE acquired French solar assets (111MW) and developed onshore wind assets (72MW) from/with EDF Renewables respectively, and acquired Italian solar assets (48MW) from Italian Developer Solar Ventures jointly with The Innovation Network Corporation of Japan as co-investor, which was successfully divested to Sonnedix in 2016.
Apart from his experience as the Chief Executive Officer of Diamond Generating Europe, Mr. Suzuki was involved in a number of renewable energy projects in Japan and across EMEA, and held various roles including PV Development Team Leader (2010 – 2012) and Acting General Manager & Qatar FD Project Task Force Leader (2013 – 2015).
Prior to joining Advantage Partners, Mr. Suzuki most recently served as General Manager of Merchant Banking Department in Asset Finance Division of Mitsubishi Corporation. In this role, Mr. Suzuki was responsible for managing a total capital of approximately $1 billion in net asset value for Mitsubishi Corporation. He oversaw multiple private equity funds including Marunouchi Capital (Japan/Buyout), Marunouchi Infrastructure (Japan/Infrastructure), Asian Industrial Growth Fund (Southeast Asia/Growth Capital), OneRock Capital (North America/Buyout), Geodesic Capital (United States/Venture Capital), and Tata Opportunity Fund (India/Growth Capital).
Mr. Suzuki started his career from the Urban Development Department of Mitsubishi Corporation in 1992. Mr. Suzuki graduated from The University of Tokyo and has a Bachelor’s Degree in Urban Engineering, and holds a Master of Business Administration Degree from the Massachusetts Institute of Technology Sloan School of Management. He is also a First Class Architect licensed by the Ministry of Land, Infrastructure, Transport and Tourism of Japan.
Mr. Shankar Krishnamoorthy is an Independent Director. Mr. Krishnamoorthy is a results-oriented executive and hands-on leader with proven track record in the energy sector. Mr. Krishnamoorthy has over 39 years of experience in the energy and renewable energy sector, specifically in the following: opening and growing new markets and products; sustaining profitable growth of businesses in competitive environments; construction, operation and management of large assets; structuring and negotiating of complex contracts including joint ventures, mergers and acquisitions, long term offtake, equipment purchases, service agreements, and financing; stakeholder management; and portfolio management. Mr. Krishnamoorthy is currently the Executive Vice President and Chief Strategy Officer at SAS Ÿnsect, a French food manufacturer that transforms insects into premium, high-value ingredients for pets, fish, plants, and human beings. He is also a Member of the Board at Caruna, a Finnish company that distributes electricity and maintains, repairs and builds a weatherproof electricity network.
Mr. Krishnamoorthy holds substantial experience and expertise in the energy space, especially in the field of energy transition. Throughout his career, he has mainly worked for two organizations — ENGIE SA (“ENGIE”) as well as its subsidiaries and affiliates, and Bharat Heavy Electricals Limited. ENGIE is a global company based in France offering thermal energy, hydropower, solar energy, onshore and offshore wind power, facility management and heat generation services, with over EUR56 billion in revenues in 2020, over 172,000 employees, and approximately 101GW of total electricity generation capacities, of which 31GW are renewables as of April 2021 on a consolidated basis. According to its 2021 integrated report, as of April 2021, the company is ranked No.1 in power distribution in Europe, No. 2 in natural gas transmission in Europe, No.1 in urban cooling networks globally, and No. 3 in urban heating networks globally. Bharat Heavy Electricals Limited is one of the largest Indian engineering and manufacturing companies.
From January 2017 to May 2021, Mr. Krishnamoorthy served as a member of the Executive Committee of ENGIE SA and supervised multiple functions ranging from strategy, business development oversight, research, innovation, corporate venture capital, procurement, engineering and construction. In addition, Mr. Krishnamoorthy most recently served as the Chief Executive Officer of Tractebel Engineering SA, a subsidiary of ENGIE based in Belgium with a company mission of “Engineering a carbon-neutral future.” It provides life-cycle consultancy and engineering services to power, nuclear, gas, industry, and infrastructure customers. As the CEO, from 2020 to 2021, Mr. Krishnamoorthy managed a total of 5,000 employees, led projects of all sizes and complexities throughout the full life-cycle of a customer: strategy phase, pre-investment phase, implementation phase, operation phase, and decommissioning phase.
Apart from his recent experience in France and Belgium, Mr. Krishnamoorthy has also established an extensive global network through approximately 15 years’ experience in Thailand, U.A.E., and the U.K. after he moved to Thailand in 2002. He spent approximately three years in the U.K. acting in leadership roles including the Chairman of Solairedirect SA, a subsidiary of ENGIE; seven years in U.A.E. during which he mostly served as the CEO and President of ENGIE’s South Asia, Middle East and Africa Head Quarter; and five years in Thailand as the Head of Business Development at ENGIE’s Asia Pacific Head Quarter.
Before 2002, Mr. Krishnamoorthy worked for three separate companies, mainly in the field of engineering. From 1997 to 2001, he worked for Tractebel Energy South Asia Pvt. Ltd., a subsidiary of ENGIE, as the Head of Business Development, Chief Executive Officer, and Director. In 1997, as the Head of Marketing and Sales, Mr. Krishnamoorthy also worked for Crompton Greaves Limited (currently CG Power and Industrial Solutions Limited), an Indian company engaged in the design and manufacture of power conversion equipment products. Previously, from 1982 to 1997, he worked at Bharat Heavy Electricals Limited as a Sales Manager, Project Manager, and Commissioning Engineer.
Mr. Krishnamoorthy graduated from Delhi University in India with a Bachelor of Engineering Degree.
Mr. Henrik Baek Jorgensen is an Independent Director. Mr. Jorgensen is an experienced leader with a high drive and superior stakeholder management skills with an ability to build bridges between entities with technical expertise on the one hand and those with commercial know-how on the other, especially in the renewable energy space. Mr. Jorgensen has over 14 years of experience in the renewable energy sector, with a particular strength in offshore wind power generation. With the ability to build up high-performance teams, understand both technical and commercial concepts, and manage stakeholders within the value chain, Mr. Jorgensen has established a successful track record throughout his career.
Since January 2021, Mr. Jorgensen has served as a Vice President of Offshore Product Strategy at Vestas Wind Systems A/S, where he is responsible for structuring offshore market roadmap and go-to-market strategies including the technical aspects of bids involving next-generation offshore wind turbines. Prior to his current role, from February 2014 to January 2021, Mr. Jorgensen served as a Vice President of Product Management at MHI Vestas Offshore Wind A/S, where he was responsible for structuring product roadmap, go-to-market strategies, and technical sales support. A part of his success during the time is installing the world’s largest offshore wind turbine at the time and the subsequent upgrades to the market in cooperation with Mitsubishi Corporation. Mr. Jorgensen’s experience in the energy sector goes beyond offshore wind power generation: from 2011 to 2014, he worked as a Senior Product Manager of Smart Grid Solutions at Kamstrup A/S, a world leading manufacturer of system solutions for smart energy and water metering headquartered in Denmark. Prior to this role, Mr. Jorgensen worked for Vestas Wind Systems A/S from 2008 to 2011, where he served as a Senior Product Manager of the 2 MW Platform team.
Apart from his experience in the renewable energy sector, Mr. Jorgensen also has ample experience in product management and engineering. From 2000 to 2008, Mr. Jorgensen worked at CCI Europe A/S (currently renamed Stibo DX), a leading developer and a provider of enterprise content management system and digital asset management solutions for media companies and enterprises worldwide. During his tenure, Mr. Jorgensen served as a Product Manager of the System Architecture team. Prior to 2000, Mr. Jorgensen also held various positions as an engineer, project manager, and CAD manager at Sabroe Refrigeration A/S and Tetra Pak Hoyer A/S.
Mr. Jorgensen graduated from Syddansk University in Denmark with an Engineering Degree, where he specialized in energy solutions.
Ms. Helena Anderson is an Independent Director. In 2017, Ms. Anderson co-founded Ikigai, a leading international, technology-neutral “energy transition platform” with a purpose of bridging the gap between investors, suppliers, and energy intensive industries through its strategic advisory, development and bankability accelerator services. Since then she has advised investors, fund managers, developers and technology companies in the energy transition and decarbonization sectors in the U.K., Europe and Africa. In her current role as the COO of several Ikigai group companies, Ms. Anderson advises on market entry and corporate growth strategies, energy transition stakeholder engagement, project structuring, investment and development.
Ms. Anderson has over 13 years of experience in energy (including energy efficiency, solar, wind, tidal stream, geothermal, biomass, energy from waste, biomethane, hydrogen, energy storage, district heating, charging infrastructure, micro grids) and infrastructure (water, telecommunications, airports, roads and ports). She also helped to design, and is a leading expert on, the Equator Principles and other standards related to mitigating environmental and social risk in lending.
Since the founding of Ikigai, Ms. Anderson has built a successful track record advising on industrial zone and city decarbonization, clean tech growth capital, energy transition project optimization, co-development and financing focused on attracting institutional investment into the energy transition. She has advised enterprises, core infrastructure owners, local governments and universities on their net zero investment strategies, including a regional growth board on the hydrogen ecosystem roadmap and investment plan for the Thames Estuary in the South East of England. Having established a clean tech accelerator, she has advised on the commercialization and scaling up of, and investment into, a wide variety of start-ups, ranging from an EV charging predictive data software platform to a containerized carbon capture technology to the development of Europe’s first lithium processing facility.
She has advised on renewable energy and decarbonization project development for multiple energy and infrastructure funds, municipal and regional authorities, water companies and airports, including, during 2021 alone, one of the largest airport solar schemes in Europe at Glasgow Airport, the gateway to COP26; a £1bn industrial decarbonization project portfolio for the North West of England and a district heat network in Manchester. In regard to institutional investment in the energy transition, Ms. Anderson supported European and Japanese investors on their investments into biomethane production and retailing in the U.K. and international funds on optimization of existing energy generation for a Net Zero economy incorporating onsite generation, battery storage, hydrogen production and carbon capture and reutilization.
Prior to founding Ikigai, Ms. Anderson made significant contribution to the public sector, spending two years at the U.K. Department for International Trade, where she was the Head of Energy Capital Investment. During her tenure, Ms. Anderson led the capital investment team focusing on the energy transition and energy systems, advising on the structuring of bankable energy transactions and facilitating introductions to, and negotiations with, international equity and debt capital (from trading houses, industrials, sovereign wealth funds and institutional investors). There she sourced from, or designed with, the private sector, local authorities and other U.K. Government Departments while conducting high level due diligence in a number of energy platforms and projects, delivering a large amount of investment returns to the U.K. through 2016 to 2017.
Ms. Anderson started her career as a lawyer in January 2004 as an Associate at Mallesons Stephen Jaques, a leading law firm in Australia, where she worked as a project finance specialist until December 2006. She joined Herbert Smith Freehills in January 2007, where she built up her expertise in project financing until December 2015. At Herbert Smith Freehills, Ms. Anderson was instrumental in developing the firm’s top-tier renewable energy finance practice. During her tenure, Ms. Anderson also served as a general counsel of East Anglia Offshore Wind Limited, the joint venture of ScottishPower Renewables and Vattenfall developing a 7,200MW offshore wind project off the coast of the U.K.
Ms. Anderson graduated from the University of Melbourne in Australia with a Bachelor of Laws (Honours) Degree, a Bachelor of Commerce (Accounting and Finance), and a Diploma of Modern Languages (Japanese). She was previously a director of the regulated board of the largest private social housing and regeneration developer and operator in the UK, Places for People Plc until 2021 and is currently a commissioner on the Cheshire and Warrington Sustainable and Inclusive Growth Commission for the North West of England.
Director Independence
The APAC Board has determined that each of Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson are “independent directors” under the NYSE listing standards and applicable SEC rules. These independent directors have scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. The APAC Board will review and approve all affiliated transactions with any interested director abstaining from such review and approval.
Executive Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date of IPO through the earlier of the consummation of our initial business combination and our liquidation, we reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our executive officers and directors for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, for services rendered prior to completion of our initial business combination.
Committees of the Board of Directors
Audit Committee
Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson serve as members of our audit committee. Our board of directors has determined that each of Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson are independent under the NYSE listing standards and applicable SEC rules. Shankar Krishnamoorthy serves as the Chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Shankar Krishnamoorthy qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits and the adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
The members of our nominating committee are Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson, and Helena Anderson serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees
The guidelines for selecting director nominees, which is specified in our charter, provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and also considers the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among director nominees recommended by shareholders and other persons.
Compensation Committee
The members of our compensation committee are Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson, and Henrik Baek Jorgensen serves as chairman of the compensation committee.
Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Shankar Krishnamoorthy, Henrik Baek Jorgensen and Helena Anderson are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation and equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a Code of Ethics applicable to our officers, directors and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Principal Accounting Fees and Services
The following is a summary of fees paid to Marcum Asia CPAs LLP (“Marcum Asia”) for services rendered.
Audit Fees.   Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements, reviews of our quarterly financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. The aggregate fees billed by Marcum Asia for audit fees, inclusive of required filings with the SEC for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021, and of services rendered in connection with our IPO, totaled $80,083 and $100,286, respectively.
Audit-Related Fees.   Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. We did not pay Marcum Asia any audit-related fees during the year ended December 31, 2022 and the period from April 22, 2021 (inception) through December 31, 2021.
Tax Fees.   Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice. We did not pay Marcum Asia any tax fees during the year ended December 31, 2022 and the period from April 22, 2021 (inception) through December 31, 2021.
All Other Fees.   All other fees consist of fees billed for all other services. We did not pay Marcum Asia any other fees during the year ended December 31, 2022 and the period from April 22, 2021 (inception) through December 31, 2021.
Audit Committee Approval
Our audit committee was formed upon the consummation of our IPO. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

APAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section to “we,” “our,” “us,” “SPAC” or “APAC” generally refer to AP Acquisition Corp.
Overview
APAC is a blank check company incorporated as a Cayman Islands exempted company on April 22, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. APAC intends to capitalize on the ability of its management team to identify and select a prospective target business consistent with our business objective. APAC intends to complete its initial business combination using cash from the proceeds of its IPO.
APAC consummated its IPO on December 21, 2021. On June 16, 2023, APAC, JEPLAN, PubCo and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger, the Share Exchange and the other transactions contemplated thereby, as summarized below.
Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Merger and the Share Exchange, the parties will consummate the Business Combination and JEPLAN and APAC will become direct wholly-owned subsidiaries of PubCo.
Results of Operations
As of September 30, 2023, we have not commenced any operations. All activity for the period from April 22, 2021 (inception) through September 30, 2023 relates to our formation and IPO, and, since the completion of our IPO, searching for a target to consummate an initial business combination. We generate non-operating income in the form of interest income from the proceeds derived from our IPO and placed in the Trust Account.
For the nine months ended September 30, 2023, we had a net income of $2,671,142, which consisted of interest income earned on cash and investments held in our Trust Account of $6,480,597, partially offset by operating costs of $3,526,699 and stock compensation expense of $282,756.
For the year ended December 31, 2022, we had a net income of $1,226,432, which consisted of interest income earned on marketable securities held in our Trust Account of $2,562,680, offset by operating costs of $958,205 and stock compensation expense of $378,043.
For the period from April 22, 2021 (inception) through December 31, 2021, we had a net loss of $53,480, which consisted of operating costs of $37,157 and stock compensation expense of $16,572, offset by interest income earned on marketable securities held in our Trust Account of $249.
Liquidity and Capital Resources
As of September 30, 2023, we had cash outside our Trust Account of $141,905, available for working capital needs. All remaining cash is held in the Trust Account and is generally unavailable for our use, prior to an initial business combination. On August 21, 2023, we instructed Continental to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in a bank deposit account.
As of December 31, 2022, we had cash outside our Trust Account of $314,229, available for working capital needs. All remaining cash was held in the Trust Account and is generally unavailable for our use, prior to an initial business combination.
On December 21, 2021, we consummated our IPO of 17,250,000 SPAC Units, at $10.00 per unit, generating gross proceeds of $172,500,000.

Simultaneously with the closing of our IPO, we consummated the sale of 10,625,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our Sponsor, generating gross proceeds of $10,625,000.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Unless otherwise specified, up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have until the Business Combination Deadline to consummate the initial Business Combination. We intend to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that we will be able to consummate any business combination by the Business Combination Deadline. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after the Business Combination Deadline.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Class A Ordinary Share Subject to Possible Redemption
APAC accounts for its Class A ordinary share subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary share subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary share (including ordinary share that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within APAC’s control) are classified as temporary equity. At all other times, ordinary share are classified as shareholders’ equity. APAC’s ordinary share feature certain redemption rights that are considered to be outside of APAC’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2023, 17,250,000 Class A ordinary shares (including

5,947,466 Class A ordinary shares that were redeemed in connection with the vote to approve the Extension Amendment) subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of APAC’s balance sheet.
Net Income (Loss) Per Ordinary Share
We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The ordinary shares underlying our outstanding warrants were excluded from diluted earnings per share for the nine months ended September 30, 2023, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on APAC’s financial statements.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
JOBS Act
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following October 22, 2024, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

CERTAIN APAC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
References in this section to “we,” “our,” “us,” “SPAC” or “APAC” generally refer to AP Acquisition Corp.
Founder Shares
On April 29, 2021, our Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain expenses on our behalf in consideration of 5,750,000 Class B ordinary shares, par value $0.0001. On October 22, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for nil consideration, which were cancelled, thereby reducing the aggregate number of Founder Shares held by the Sponsor to 4,312,500, at approximately $0.006 per share. On November 24, 2021, our Sponsor transferred 30,000 Founder Shares to each of our three independent directors for an aggregate price of $360.
Pursuant to the Letter Agreement, the Sponsor and our executive officers and directors have agreed, for no consideration, not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, or other similar transaction that results in all of our Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities, or other property. Any permitted transferees would be subject to the same restrictions and other agreements of our Initial Shareholders with respect to any Founder Shares.
Each of APAC, the Sponsor and our directors and officers agrees that the transfer restrictions described in the preceding paragraph shall terminate and be of no further force or effect, in each case effective upon the Merger Effective Time, and shall be superseded and replaced by the Sponsor’s and these individuals’ obligations under the Sponsor Support Agreement.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 10,625,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. If APAC does not complete a business combination within the Business Combination Deadline, the proceeds from the sale of the Private Placement Warrants held in the operating account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. Under the Letter Agreement, the Sponsor and our executive officers and directors have agreed, for no consideration, not to transfer, assign or sell any of their Private Placement Warrants or any shares underlying such warrants until 30 days after the completion of an initial business combination.Each of APAC, the Sponsor and our directors and officers agrees that the transfer restrictions described in the preceding paragraph shall terminate and be of no further force or effect, in each case effective upon the Merger Effective Time, and shall be superseded and replaced by the Sponsor’s and these individuals’ obligations under the Sponsor Support Agreement.
Promissory Notes — Related Party
On April 29, 2021, APAC issued an unsecured promissory note to the Sponsor, pursuant to which APAC may borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the completion of the IPO. On September 14, 2021, APAC and the Sponsor entered into an agreement to amend the promissory note, extending the due date to the earlier of (i) March 31, 2022 or (ii) the consummation of the IPO. As of September 30, 2023, there was no amount outstanding under the promissory note.
On June 16, 2023, APAC issued a non-interest bearing, unsecured and non-convertible promissory note in the aggregate principal amount of $1,725,000 to the Sponsor in connection with APAC’s partial exercise of its Extension Option on June 21, 2023. The promissory note matures upon the closing of a business combination by APAC and will not be repaid in the event that APAC is unable to complete a business combination, unless there are funds available outside the Trust Account to do so.
On September 19, 2023, APAC issued a non-convertible promissory note (the “Extension Note”) in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) June 21, 2024 or such earlier date as determined by the APAC Board. The Extension Note bears no interest and is payable promptly after the date on which APAC consummates an initial business combination. As of January 24, 2024, the Trust Account has received $1,000,000 of such deposits from the Sponsor.
Also, on September 19, 2023, November 3, 2023 and January 12, 2024, APAC issued a non-convertible promissory notes (the “Working Capital Notes”) in the principal amounts of up to $160,000, $300,000 and $500,000, respectively, to the Sponsor, to raise funds for working capital purposes. The Working Capital Notes bear no interest and are payable promptly after the date on which APAC consummates an initial business combination. On September 25, 2023, November 3, 2023 and January 12, 2024, APAC received the $160,000 loan, $300,000 loan and $500,000 loan, respectively, in full and has not made any repayment as of the date of this proxy statement/prospectus.
Administrative Services Agreement
Commencing on December 16, 2021 through the earlier of consummation of an initial business combination and its liquidation, APAC has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the nine months ended September 30, 2023 and the year ended December 31, 2022, APAC incurred $90,000 and $120,000, respectively, under the Administrative Services Agreement. As of September 30, 2023 and December 31, 2022, the balance due to the related party in connection with administrative services was $215,333 and $125,333, respectively. This agreement will be terminated effective as of the Merger Effective Time and shall be of no further force or effect thereupon, without any further action on the part of any party.
Other Transactions
Other than these monthly fees as described in “— Administrative Services Agreement,” no compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers, advisors, directors or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, officers, advisors, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
We have entered into a registration and shareholder rights agreement pursuant to which our Initial Shareholders are entitled to certain registration rights with respect to their Founder Shares (including any ordinary shares or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for ordinary shares), Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and, upon consummation of our initial business combination, to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Non-redemption Agreement
On July 7, 2023, the Company entered into a deed of non-redemption (“Deed”) with Tokyo Century Corporation, a Japanese corporation incorporated under the laws of Japan and a strategic partner of the

Company, in connection with the extraordinary general meeting of the Company’s shareholders to be called by the Company to consider and approve, among other proposals, the transactions contemplated by the Business Combination Agreement. Pursuant to the Deed, Tokyo Century Corporation agreed that it will not elect to redeem, tender or submit for redemption, or otherwise exercise its SPAC Shareholder Redemption Right (as defined in the Business Combination Agreement) with respect to 500,000 Class A ordinary shares (“Subject Shares”) either in connection with the Business Combination or in connection with any other meeting of the Company’s shareholders or other event which would enable Tokyo Century Corporation to exercise its SPAC Shareholder Redemption Right at any time prior to the closing of the Business Combination. In addition, the Deed provides that Tokyo Century Corporation, from the date of the Deed until the date of its termination, shall not, directly or indirectly, sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or enter into any contracts, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Business Combination Agreement at the closing of the Business Combination.
Policy for Approval of Related Party Transactions
The audit committee of our board of directors adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to JEPLAN and its consolidated subsidiaries, prior to the Business Combination and PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following table sets forth the persons APAC and JEPLAN anticipate will become the executive officers and directors of PubCo after the Closing. The PubCo Board after the Closing is expected to be comprised of six directors. Pursuant to the Business Combination Agreement, Michihiko Iwamoto, Masaki Takao, Masayuki Fujii, Tsubasa Kurose, Akikazu Ida and Keiichi Suzuki are expected to comprise the PubCo Board, and Tsuyoshi Hanai, Isao Tsubaki, Yoshito Fujikawa and Toru Yagi are expected to comprise the PubCo’s Board of Corporate Auditors.
For biographical information concerning the executive officers, board of directors, and corporate auditors after the Closing, see “Management of JEPLAN” for biographical information concerning Mr. Iwamoto, Mr. Takao, Mr. Fujii, Mr. Kurose, Mr. Ida, Mr. Hanai, Mr. Tsubaki, Mr. Fujikawa and Mr. Yagi, and see “Business of APAC and Certain Information about APAC — Directors and Executive Officers” for biographical information concerning Keiichi Suzuki.
Name	Age	Title
Michihiko Iwamoto	59	Director and Executive Chairman
Masaki Takao	43	Director and President, and Chief Executive Officer
Masayuki Fujii	57	Director and Chief Financial Officer
Tsubasa Kurose	43	Independent Director
Akikazu Ida	59	Independent Director
Keiichi Suzuki	54	Independent Director
Tsuyoshi Hanai	52	Corporate Auditor
Isao Tsubaki	75	Corporate Auditor
Yoshito Fujikawa	53	Corporate Auditor
Toru Yagi	38	Corporate Auditor
Corporate Governance Practices
Following the Closing, we will be a “foreign private issuer” under the federal securities laws of the United States and the NYSE rules. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. We intend to take all actions necessary for us to maintain our status as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the Exchange Act and other applicable rules adopted by the SEC, and the NYSE rules. Under the SEC rules and the NYSE rules, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the NYSE permit a foreign private issuer to follow its home country practice in lieu of their respective rules. In general, the PubCo Organizational Documents and the Japan Act govern our corporate affairs.
In particular, as a foreign private issuer, we expect to follow Japanese law and corporate practice in lieu of the corporate governance provisions set out under Section 303A of the NYSE Listed Company Manual, to the extent permitted under the NYSE rules. Of particular note, the following rules under Section 303A of the NYSE Listed Company Manual differ from Japanese law requirements:
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Section 303A.01 of the NYSE Listed Company Manual requires that at least a majority of a listed company’s board of directors be independent directors, and Section 303A.03 of the NYSE Listed Company Manual requires that independent directors regularly meet in executive session, where only independent directors are present. Under our current corporate structure, the Japan Act does not require independent directors. Following the Closing, the PubCo Board is expected to be comprised of six directors, three of whom are considered “independent,” as determined in accordance with the applicable NYSE rules. We expect our independent directors to regularly meet in executive sessions, where only the independent directors are present.
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Sections 303A.06 and 303A.07 of the NYSE Listed Company Manual require a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, a company may have a corporate auditor or a board of corporate auditors. We expect that after the Closing, we will have a four-member Board of Corporate Auditors, each member of which will meet the requirements of Rule 10A-3 under the Exchange Act. See “— Board of Corporate Auditors” below for additional information.

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Section 303A.05 of the NYSE Listed Company Manual requires that a listed company’s compensation committee be comprised solely of independent directors. Following the Closing, the PubCo Board is expected to collectively participate in the discussions and determination of compensation for our executive officers and directors, and other compensation related matters.

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Section 303A.04 of the NYSE Listed Company Manual requires that a listed company’s nominating and corporate governance committee be comprised solely of independent directors. We do not expect to have a standalone nominating and corporate governance committee after the Closing. The PubCo Board is expected to collectively participate in the nomination process of potential directors and oversee our corporate governance practices. The PubCo Board will also nominate potential corporate auditors subject to a prior approval of the board of corporate auditors.

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Section 303A.09 of the NYSE Listed Company Manual requires a listed company to adopt corporate governance guidelines that describe the company’s corporate governance policies and practices. Under our current corporate structure, the Japan Act does not require us to adopt such corporate governance guidelines. However, upon the consummation of the Business Combination, we expect to adopt certain corporate governance policies consistent with market practice, including a code of ethics and a related party transactions policy.

Board of Directors
Our board of directors has the ultimate responsibility for the administration of our affairs. Our board of directors meets no less than once a month. Under the Japan Act and the PubCo Organizational Documents, we must have at least three, but no more than seven, directors on our board of directors. Directors are typically nominated at the board level and are elected at general meetings of the shareholders. The term of office of any director is two years and expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within one year after such director’s election to office. Our directors may, however, serve any number of consecutive terms.
Our board of directors appoints from among its members one or more representative directors, who serve as head administrator(s) over our company’s affairs and represent our company in accordance with the resolutions of our board of directors. Following the Closing, Masaki Takao is expected to serve as the sole representative director(s) of our company.
Under our corporate structure, the Japan Act does not require our board of directors to have any independent directors. However, following the Closing, our board of directors is expected to be comprised of six directors, three of whom (Mr. Kurose, Mr. Ida, and Mr. Suzuki) are considered “independent,” as determined in accordance with the applicable NYSE rules, and also satisfy the requirements for an outside (or independent) director under the Japan Act.
Board of Corporate Auditors
As permitted under the Japan Act, we have elected to structure our corporate governance system as a company with a separate board of corporate auditors instead of an audit committee of our board of directors. The PubCo Organizational Documents provide for not more than four corporate auditors. Corporate auditors are typically nominated at the board level and are elected at general meetings of shareholders by a majority of shareholders entitled to vote, where a quorum is established by shareholders holding one-third or more of the voting rights of those who are entitled to vote are present at the shareholders’ meeting. The normal term of office of any corporate auditor expires at the close of the annual general meeting of shareholders held with respect to the last fiscal year ended within four years after such corporate auditor’s election to office. Our corporate auditors may, however, serve any number of consecutive terms. Corporate auditors may be removed by a special resolution of a general meeting of shareholders.
Our corporate auditors are not required to be certified public accountants. Our corporate auditors may not concurrently serve as directors or employees of our company or any of our subsidiaries or serve as corporate officers of any of our subsidiaries. Under the Japan Act, at least one-half of the corporate auditors of a company must be persons who satisfy the requirements for an outside corporate auditor under the Japan Act, and at least one of the corporate auditors must be a full-time corporate auditor.
The function of our board of corporate auditors and each corporate auditor is similar to that of independent directors, including those who are members of the audit committee of a U.S. public company. Each corporate auditor has a statutory duty to supervise the administration by the directors of our affairs, to examine our financial statements and business reports to be submitted by a representative director at the general meetings of shareholders, and to prepare an audit report. Our corporate auditors are obligated to participate in meetings of our board of directors and, if necessary, to express their opinion at such meetings, but are not entitled to vote. Our corporate auditors must inspect the proposals, documents and any other materials to be submitted by our board of directors to the shareholders at the shareholders’ meeting. If a corporate auditor finds a violation of statutory regulations or the PubCo Organizational Documents, or another significant improper matter, such auditor must report those findings to the shareholders at the shareholders’ meeting.
Furthermore, if a corporate auditor believes that a director has engaged in, or is likely to engage in, misconduct or acts that are significantly improper, or that there has been a violation of statutory regulations or the PubCo Organizational Documents, the corporate auditor: (i) must report that fact to our board of directors; (ii) can demand that a director convene a meeting of our board of directors; and (iii) if no such meeting is convened in response to the demand, can convene the meeting under the corporate auditor’s own authority. If a director engages in, or is likely to engage in, an activity outside the scope of the objectives of our company or otherwise in violation of laws or regulations or the PubCo Organizational Documents, and such act is likely to cause significant damage to our company, then a corporate auditor can demand that the director cease such activity.
Our board of corporate auditors has a statutory duty to prepare an audit report based on the audit reports issued by the individual corporate auditors and submit such audit reports to a relevant director and, in the case of audit reports related to financial statements, the independent auditors of our company each year. A corporate auditor may note an opinion in an audit report issued by our board of corporate auditors, if the opinion expressed in such corporate auditor’s individual audit report is different from the opinion expressed in the audit report issued by our board of corporate auditors. Our board of corporate auditors is empowered to establish the audit principles, the method of examination by our corporate auditors of our affairs and financial position, and any other matters relating to the performance of our corporate auditors’ duties.
Additionally, our corporate auditors must represent our company in: (i) any litigation between our company and a director; (ii) dealing with shareholders’ demands seeking a director’s liability to our company; and (iii) dealing with notices of litigation and settlement in a derivative suit seeking a director’s liability to our company. A corporate auditor can file court actions relating to our company within the authority of our corporate auditors, such as an action to nullify the incorporation of our company, the issuance of shares, or a merger, or to cancel a resolution at a shareholders’ meeting.
Risk Oversight
Our board of directors will be responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of corporate auditors also reviews legal, regulatory and compliance matters that could have a significant impact on our financial statements. We believe our board of directors’ administration of its risk oversight function will not negatively affected its leadership structure.

Code of Ethics
Following the Closing, we will adopt a Code of Ethics applicable to our directors, corporate auditors, executive officers and team members that complies with the rules and regulations of NYSE and the SEC. The Code of Ethics will be available on our website at [   ]. The reference to our website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus.
Limitation of Liability of Directors and Corporate Auditors
Under the Japan Act and the PubCo Organizational Documents we may exempt, by resolution of the board of directors, our directors and corporate auditors from liabilities to us arising in connection with their failure to execute their duties in good faith and without gross negligence, within the limits stipulated by applicable laws and regulations. In addition, the PubCo Organizational Documents provide that we may enter into agreements with our directors (excluding executive directors) and corporate auditors to limit their respective liabilities to us arising in connection with a failure to execute their duties in good faith and without gross negligence to the amount stipulated in laws and regulations. We expect to enter into a liability limitation agreement with each independent director and corporate auditor which limits the maximum amount of their liability to the amount stipulated in laws and regulations.
Post-Business Combination Compensation of Directors and Officers
Following the Closing, we expect PubCo’s executive compensation program to reflect JEPLAN’s compensation policies and philosophies, as they may be modified and updated from time to time.

DESCRIPTION OF PUBCO’S SECURITIES
As a result of the Business Combination, APAC’s shareholders and JEPLAN Shareholders who receive PubCo Common Shares in the Business Combination will become PubCo shareholders. Your rights as PubCo shareholders will be governed by the laws of Japan and PubCo’s Articles of Incorporation. The following description of the material terms of PubCo’s share capital, including the PubCo Common Shares to be issued in the Business Combination, reflects the anticipated state of affairs immediately upon completion of the Business Combination. We urge you to read the applicable provisions of Japanese law and PubCo’s form of Articles of Incorporation carefully and in their entirety because they describe your rights as a holder of PubCo Common Shares upon consummation of the Business Combination. Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or “our Company” refer to PubCo.
We are a joint-stock corporation incorporated in Japan under the Japan Act. The rights of our shareholders are represented by our common shares as described below, and our shareholders’ liability is limited to the amount of their respective holdings in such shares.
Description of Our Share Capital
Following the Closing, assuming that none of APAC’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares, no additional equity securities of APAC, JEPLAN or PubCo are issued at or prior to Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement) and there are no dissenting shareholders of APAC, it is expected that there will be 52,062,500 PubCo Common Shares outstanding, which will be fully-paid and non-assessable.
Changes in Capital
Under our articles of incorporation, any changes in capital, such as a share issuance, stock split, consolidation of shares, or issuance of share options, among others, require a majority vote of our common shareholders as described under “— Voting Rights and Shareholder Meetings” below.
Voting Rights and Shareholder Meetings
Our articles of incorporation provide that each annual meeting of our shareholders must be held within three months after the last day of each fiscal year. Our fiscal year ends on December 31, and therefore, we must hold our annual shareholders’ meeting by the end of March of each year. In addition, shareholders meetings to consider and vote on extraordinary matters may be held as necessary, provided that we satisfy all of the procedural requirements under both our articles of incorporation and the Japan Act.
Our common shares allocate one vote per share at shareholders’ meetings. Our articles of incorporation provide for a simple majority approval on most matters submitted for shareholder vote, unless otherwise required by laws or regulations. As required by law, and as referenced in our articles of incorporation, a two-thirds majority approval is required for any votes on matters specified in Article 309, Paragraph (2) of the Japan Act, which generally include, in relevant part, treasury stock purchases from specific shareholders, stock consolidations, and issuance of shares or stock acquisition rights on the terms that are significantly preferable for the purchasers, reduction of capital, dismissal of corporate auditors, partial exemption from liability of directors and corporate auditors, amendments to our articles of incorporation, liquidations, or merger or other corporate reorganizations. In such cases, the quorum requirement is one-third of the outstanding voting rights.
Pre-Emptive Rights
Holders of common shares have no pre-emptive rights under our articles of incorporation.
Dividend Rights
We may issue dividends upon a resolution of our common shareholders. In addition, we may also issue dividends upon a resolution of our board of directors in accordance with our articles of incorporation. We have not issued dividends to our shareholders since the incorporation of our Company.

Liquidation Rights
In accordance with the Japan Act, liquidations must be approved by common shareholders holding at least a two-thirds majority of the shares present at a meeting where the majority of the issued and outstanding shares with voting rights is present.
Transfer Agent
Under Article 9 of our articles of incorporation, we are required to set up a stockholder registry administrator. The stockholder registry administrator and the stockholder registry administrator’s location for handling share-related affairs must be determined pursuant to a resolution of our board of directors. All affairs related to our shareholder and share option registries are delegated to the stockholder registry administrator and are not to be handled by our Company. Sumitomo Mitsui Trust Bank, Limited is expected to serve as the stockholder registry administrator for our Company at the Closing.
Limitation on Liability
Our articles of incorporation permit us to exempt, by resolution of our board of directors, corporate auditors from liabilities arising in connection with their failure to execute their duties in good faith (but without gross negligence), to the fullest extent permitted by the Japan Act. In addition, our articles of incorporation permit us to exempt, by resolution of our board of directors, non-executive directors from liabilities arising in connection with any failure to execute their duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), to the fullest extent permitted by the Japan Act. Should our board of directors, exempt a corporate auditor or non-executive director from any such liabilities, our rights and those of our shareholders to file shareholders’ derivative suits on behalf of our Company to recover monetary damages from such director or corporate auditor for breach of their duties under the Japan Act will be eliminated or reduced. However, exculpation does not apply to any director or corporate auditor if they have breached their duties under the Japan Act intentionally (koi) or by gross negligence (ju-kashitsu). Furthermore, we may enter into agreements for the limitation of liabilities with our non-executive directors and corporate auditors. If we do so, we expect that these agreements will eliminate or reduce our rights and those of our shareholders as described above.
Articles of Incorporation
Objective of our Company under our Articles of incorporation
We have broad authority under Article 2 of our articles of incorporation to conduct our lines of business.
Provisions Regarding our Directors
With respect to the election of directors of our Company, each director must be elected by a majority of our common shareholders entitled to vote at a common shareholder’s meeting where shareholders holding one-third or more of the voting rights entitled to vote are present. Additionally, any resolution regarding the election of a director cannot be adopted by cumulative voting.
Rights of Shareholders of our Common Shares
Under the Japan Act and our articles of incorporation, holders of our common shares have, among others, the following rights:
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the right to receive dividends when the payment of dividends has been approved either at a board of directors meeting or at a shareholders’ meeting, with this right lapsing three years after the provision of the payment in accordance with our articles of incorporation;

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the right to vote at a shareholders’ meeting (cumulative voting for the election of directors is not allowed under our articles of incorporation);

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the right to receive surplus in the event of a liquidation; and

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the right to require us to purchase shares subject to certain requirements under the Japan Act when a shareholder opposes certain resolutions, including (i) the transfer of all or material part of our business, (ii) an amendment to our articles of incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) a company split, or (v) a merger, all of which must, as a general rule, be approved by a special resolution adopted at a shareholders’ meeting.

Under the Japan Act, a company is permitted to make a distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the distributable amount provided for under the Japan Act and the applicable ordinance of the Ministry of Justice as of the effective date of such distribution of surplus. The amount of surplus at any given time shall be the amount of the company’s other capital surplus and other retained earnings after subtracting and adding the amounts of the items provided for under the Japan Act and the applicable ordinance of the Ministry of Justice.
A shareholder is generally entitled to one vote per share at a shareholders’ meeting. In general, under the Japan Act and our articles of incorporation, a shareholders’ meeting may adopt an ordinary resolution by a majority of the voting rights presented at the meeting. The Japan Act and our articles of incorporation require a quorum of not less than one-third of the total number of voting rights in connection with the election of directors and corporate auditors. Under the Japan Act, to avoid exercising improper control in a form of mutual shareholding, an institutional shareholder, 25% or more voting rights of which are directly or indirectly held by us, does not have voting rights at our shareholders’ meeting. We have no voting rights with respect to our own common shares that we hold. Shareholders or their attorney-in-fact may exercise their voting rights through proxies, provided that a shareholder or his/her attorney-in-fact may appoint only one other shareholder who has voting rights as its proxy.
With respect to a special resolution, while the Japan Act generally requires a quorum of the majority of the total number of voting rights and approval of two-thirds of the voting rights presented at the meeting in connection with any material corporate actions, it allows a company to reduce the quorum for such special resolutions pursuant to its articles of incorporation to one-third (or greater than one-third) of the total number of voting rights.
The Japan Act provides additional specific rights for shareholders owning a substantial number of voting rights:
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A shareholder holding 90% or more of the total number of voting rights of all shareholders has the right to demand that all other shareholders sell their shares to such shareholder who holds 90% or more of the voting rights;

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Shareholders holding 10% or more of the total number of voting rights of all shareholders, or 10% or more of the total number of our outstanding shares, have the right to apply to a court of competent jurisdiction for our dissolution.

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Shareholders who have held 3% or more of the total number of voting rights of all shareholders for six months or more have the right to demand the convening of a shareholders’ meeting.

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Shareholders who have held 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, for six months or more have certain rights under the Japan Act, which include the right to:

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apply to a competent court for removal of a director or a corporate auditor; and

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apply to a competent court for removal of a liquidator.

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Shareholders holding 3% or more of the total number of voting rights of all shareholders have the right to object to the exculpation of a director or a corporate auditor from certain liabilities.

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Shareholders holding 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, have certain rights under the Japan Act, which include the right to:

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examine our accounting books and documents and make copies of them; and

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apply to a competent court for the appointment of an inspector to inspect our operation and/or financial condition.

•
Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for the appointment of an inspector to review the correctness of the convocation and voting procedures of a shareholders’ meeting.

•
Shareholders who have held 1% or more of the total number of voting rights of all shareholders, or 300 or more voting rights, for six months or more have the right to demand that certain matters be added to the agenda items at a shareholders’ meeting.

•
Shareholders holding 1% or more of the total number of voting rights of all shareholders, or 1% or more of the total number of our outstanding shares, have the right to institute a derivative action to enforce the liabilities of directors or corporate auditors of our material subsidiaries that satisfy statutory requirements.

•
Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Japan Act, which include the rights to demand:

•
the institution of an action to enforce the liabilities of our directors or corporate auditors;

•
the institution of an action to disgorge from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder; and

•
on our behalf, that a director ceases an illegal or ultra vires action.

There are no provisions under the Japan Act or our articles of incorporation which forces shareholders to make additional contributions when requested by us.
Under the Japan Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, as a general rule, be approved by a special resolution of our shareholders.
Annual meetings and special meetings of shareholders are convened, unless otherwise provided by laws and regulations, by the Representative Director based on a resolution of our board of directors. Under our articles of incorporation, shareholders of record as of December 31 of each year have the right to attend our annual shareholders’ meeting. We may, by prescribing a record date, determine the shareholders who are stated or recorded in the shareholder registry on the record date as the shareholders entitled to attend and take action at a special shareholders’ meeting, and in this case, we are required to make a public notice of the record date at two (2) weeks prior to the record date. A convocation notice will be dispatched to these shareholders at least two (2) weeks prior to the date of the shareholders’ meeting.
Our Acquisition of our Common Shares
Under applicable laws of Japan, we may acquire our common shares:
(i)
from a specific shareholder (other than any of our subsidiaries), pursuant to a special resolution of a shareholders’ meeting; or

(ii)
from any of our subsidiaries, pursuant to a resolution of our board of directors.

In the case of any acquisition made by way of (i) above, any other shareholder may request within a certain period of time provided under the applicable ordinance of the Ministry of Justice before a shareholders’ meeting that we also purchase the shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of common shares does not exceed the market price of our common shares calculated by the method prescribed in the applicable ordinance of the Ministry of Justice.
In general, an acquisition by us of our common shares must satisfy certain requirements, including that the total amount of the acquisition price may not exceed the distributable amount.

We may hold the common shares which we acquired pursuant to (i) and (ii) above, or we may cancel such shares by a resolution of our board of directors. We may also dispose of such shares pursuant to a resolution of our board of directors, subject to other requirements applicable to the issuance of shares under the Japan Act.
Restrictions on Holders of our Common Shares
There are no restrictions with respect to non-residents of Japan or foreign shareholders holding our common shares or on the exercise of voting rights, except for filing requirements with respect to an acquisition of shares by a Non-Resident of Japan under the Foreign Exchange and Foreign Trade Act of Japan and related regulations. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file with our transfer agent its temporary address to receive notices in Japan or that of a standing proxy having any address or residence in Japan.
There are no provisions in our articles of incorporation that would have the effect of delaying, deferring, or preventing a change in control that would operate only with respect to a merger, acquisition, or corporate restructuring involving us.
There are no provisions in our articles of incorporation or other subordinated rules regarding an ownership threshold, above which shareholder ownership must be disclosed.
There are no provisions in our articles of incorporation governing changes in our Company’s capital more stringent than is required by law.
For a description of rights of holders of ADSs, please see the “Description of American Depositary Shares.”
Exchange Controls
The Foreign Exchange and Foreign Trade Act (“FEFTA”) and related regulations regulate certain transactions involving a “Non-Resident of Japan” or a “Foreign Investor,” including “inward direct investments” by Foreign Investors, and payments from Japan to foreign countries or by residents of Japan to Non-Residents of Japan.
“Non-Residents of Japan” are defined as individuals who are not residents in Japan and corporations whose principal offices are located outside of Japan. Generally, branches and other offices of Japanese corporations which are located outside of Japan are regarded as Non-Residents of Japan, and branches and other offices of non-resident corporations which are located within Japan are regarded as residents of Japan.
“Foreign Investors” are defined as:
•
individuals who are Non-Residents of Japan;

•
entities which are organized under the laws of foreign countries or whose principal offices are located outside of Japan;

•
companies of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan;

•
partnerships engaging in investment activities and investment limited partnerships (including partnerships formed under the laws of foreign countries) which satisfy one of the following conditions:

•
50% or more of contributions to the partnership were made by (i) individuals who are Non-Residents of Japan, (ii) entities which are organized under the laws of foreign countries or whose principal offices are located outside of Japan, (iii) companies of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan, (iv) entities a majority of whose officers, or officers having the power of representation, are individuals who are Non-Residents of Japan, or (v) partnerships a majority of whose executive partners fall within items (i) through (iv) above; and
•
a majority of the executive partners of the partnership are (A) any persons or entities who fall within items (i) through (v) above, (B) any partnerships to which 50% or more of contribution were made by persons or entities who fall within items (i) through (v) above, or (C) limited partnerships a majority of whose executive partners fall within Non-Residents of Japan, persons or entities who fall within (A) or (B), or any officers of entities which fall within (A) or (B).

•
entities, a majority of whose officers are individuals who are Non-Residents of Japan.

Under FEFTA and related regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by Non-Residents of Japan may in general be converted into any foreign currency and repatriated abroad.
Under FEFTA, among other triggering events, a Foreign Investor who desires to acquire shares in a Japanese company which is not listed on any stock exchange in Japan, is subject to a prior filing requirement, regardless of the acquired amount of shares, if such Japanese company engages any business in certain industries related to the national security. Such industries include, among other things, manufacturing in relation to weapons, aircraft, space, and nuclear power, as well as agriculture, fishery, mining, and utility service. Additionally, due to today’s growing awareness of cybersecurity, the recent amendment to FEFTA expanded the scope of the prior filing requirement, broadly covering industries related to data processing businesses and information and communication technologies service. In April 2023, FEFTA further expanded the industries subject to prior filing in order to secure stable supply chains and address the risk of technology leakage and diversion of commercial technologies into military use. If a Foreign Investor acquires shares in a Japanese company, which is not listed on any stock exchange in Japan and is not subject to the prior filing requirement, the Foreign Investor is subject to ex-post facto reporting requirement within 45 days after acquisition regardless of the acquired amount of shares.
Under FEFTA, in each case where a resident of Japan receives a single payment of more than JPY 30 million from a Non-Resident of Japan for a transfer of shares in a Japanese company, such resident of Japan is required to report each receipt of payment to the Minister of Finance of Japan.
Warrants
At Closing, (i) PubCo, SPAC, Computershare and Continental will enter into the Warrant Assumption Agreement, pursuant to which Continental will be replaced by Computershare to serve as the warrant agent and PubCo will assume APAC’s obligations under the SPAC Warrant Agreement to give effect to the conversion of SPAC Warrants to PubCo Warrants at the Merger Effective Time; and (ii) PubCo and Computershare will enter into the PubCo Warrant Agreement to amend and restate the SPAC Warrant Agreement, which will provide, among other things, that from and after the Merger Effective Time, (a) each Public Warrant outstanding immediately prior to the Merger Effective Time, including Public Warrants held as a result of the separation of SPAC Units, shall automatically cease to exist in exchange for a PubCo Series 1 Warrant and (b) each Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant, subject to the terms and conditions of the PubCo Warrant Agreement.
PubCo Series 1 Warrant
Pursuant to the PubCo Warrant Agreement, each whole PubCo Warrant (i.e., stock acquisition rights) entitles the holder thereof to purchase one PubCo Common Share deposited in accordance with the Deposit Agreement for one ADS, at a price of $11.50 per share, subject to the conditions and adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. However, no PubCo Warrants will be exercisable for cash unless we have effective and current registration statements covering PubCo Common Shares issuable upon exercise of the warrants and ADSs into which such PubCo Common Shares shall be converted, and a current prospectus relating to such PubCo Common Shares and ADSs. Notwithstanding the foregoing, if a registration statement covering PubCo Common Shares issuable upon exercise of the PubCo Warrants is not effective by the 60th business day following the consummation of the Business Combination, warrant holders may, until such time as there are effective registration statements and during any period when we shall have failed to maintain the effective registration statements, exchange warrants to PubCo Common Shares deposited in accordance with the Deposit Agreement for ADSs on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exchange their warrants to PubCo Common Shares on a cashless basis. In the event of such cashless exchange, each holder would surrender the warrants for that number of PubCo Common Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of PubCo ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We may call the warrants for redemption of not less than all of the outstanding PubCo Series 1 Warrants at a price of $0.01 per warrant,
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of PubCo Common Shares (as represented by ADSs) equals or exceeds $18.00 per share (as adjusted for share divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•
(i) if there are effective and current registration statements covering PubCo Common Shares issuable upon exercise of the warrants and ADSs into which such PubCo Common Shares shall be converted, and a current prospectus relating to such PubCo Common Shares and ADSs available throughout such 30 trading day period, or (ii) we have elected to require the acquisition of the warrants in exchange for the PubCo Common Shares on a cashless basis.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exchange warrants to PubCo Common Shares to do so on a “cashless basis.” In such event, we will automatically upon request from a holder, acquire such holder’s warrants in exchange for the number of PubCo Common Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of PubCo ADSs for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.
The warrants will be issued in uncertificated form under the PubCo Warrant Agreement. The PubCo Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of PubCo Common Shares issuable on exercise of the warrants may be adjusted proportionally in certain circumstances including in the event of share split, gratis allotment of shares or reverse share split or other similar events.
In the case that we, at any time while the Pubco Warrants are outstanding and unexpired, pay to all or substantially all of the holders of the PubCo Common Shares a dividend or make a distribution in cash, securities, or other assets on the shares, other than (a) a share split or similar events, and (b) Ordinary Cash Dividends (as defined below) (such dividend or distribution, “Extraordinary Dividend”), then the exercise price shall be decreased by the amount of cash and/or the fair market value (as determined by our board of directors, in good faith) of any securities or other assets paid on each PubCo Common Shares in respect of such Extraordinary Dividend. “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the PubCo Common Shares during the 365-day period ending on the date on which such dividend or distribution is approved by a shareholders’ meeting of PubCo (or, if a shareholders’ meeting is not required, by the board of directors) to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect a share split or similar events and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of underlying shares of each warrant).
In the event we effect a merger (gappei) (in which PubCo is not the surviving entity), absorption-type company split (kyushu bunkatsu), incorporation-type company split (shinsetsu bunkatsu), share exchange (kabushiki koukan) or share transfer (kabushiki iten) (collectively, “Corporate Reorganization”), warrants (i.e., stock acquisition rights) of the Corporate Reorganization counterparty on the terms and conditions equivalent to the warrants of PubCo will be delivered to the warrant holders in substitution for the warrants of PubCo; provided that such delivery of the warrants of the Corporate Reorganization counterparty is provided in the merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement, or share transfer plan for such Corporate Reorganization.
The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the notice of exercise in the form attached to the PubCo Warrant Agreement completed and executed, accompanied by full payment of the exercise price for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of PubCo Common Shares and any voting rights until they exercise their warrants and receive PubCo Common Shares.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of PubCo Common Shares outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round to the nearest whole number of shares pursuant to the relevant terms of the PubCo Warrant Agreement.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
PubCo Series 2 Warrant
Except as described below, the PubCo Series 2 Warrants have terms and provisions that are identical to those of the PubCo Series 1 Warrants, including as to exercise price, exercisability and exercise period.

PubCo Series 2 Warrants are non-redeemable. If holders of the PubCo Series 2 Warrants elect to exchange the warrants to PubCo Common Shares on a cashless basis, they would surrender their warrants for that number of PubCo Common Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Common Shares underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the PubCo ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
The foregoing description of the PubCo Warrants is qualified in its entirety by reference to the full text of the PubCo Warrant Agreement as filed as Exhibit 4.4 of this registration statement.
Pursuant to the Sponsor Support Agreement, each of the Sponsor and APAC’s directors and officers has agreed, among other things, that for the period commencing on the Merger Effective Time and ending on the date falling 30 days after the closing of the Merger, not to Transfer the PubCo Warrants acquired by each such person in connection with the Merger and any PubCo Common Shares (including any PubCo Common Shares represented by ADSs) received by them upon the exercise of these PubCo Warrants, subject to certain exceptions.

COMPARISON OF SHAREHOLDER RIGHTS
	Cayman Islands	Japan
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS
Under Cayman Islands law, mergers require a special resolution of the shareholders, and any other authorization as may be specified in the relevant memorandum and articles of association. In the event APAC were to grant certain security interests to third parties, the consent of such third parties would be required in connection with a merger.
All mergers (other than parent/subsidiary mergers) require shareholder approval; there are no exceptions for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

The Japan Act requires that extraordinary transactions, such as mergers, consolidations, company split (kaisha bunkatsu), share exchanges (kabushiki kokan), share transfers (kabushiki iten), sales of all or a substantial part of the business or all or part of stock of its subsidiary and purchases of all of the business of other companies must be approved, unless certain financial standards or certain statutory conditions are satisfied, by a special resolution of a general meeting of shareholders which, in the case of PubCo, means the affirmative vote of at least two-thirds of the total number of the voting rights represented at a meeting at which a quorum is present.
In addition, the issuance of PubCo Common Shares to a third-party at a “significantly preferable” price is subject to a special resolution of a general meeting of shareholders which, in the case of PubCo, means the affirmative vote of at least two-thirds of the total number of voting rights represented at a meeting at which a quorum is present.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS	Under Cayman Islands law, no restriction exists as to the transactions that a shareholder may engage in with a company unless prescribed by the relevant Cayman company’s memorandum and articles of association.	While transactions by and between directors and a company are subject to certain restrictions, under the Japan Act, no restriction exists as to the transactions between a shareholder and a company unless prescribed by existing executed agreements or articles of incorporation.
ISSUANCE OF SHARES AND CHANGES TO CAPITAL	Pursuant to the SPAC Articles, APAC may by ordinary resolution increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto as APAC in general meeting may determine.	PubCo may, by board of directors in general, increase its share capital. Under the Japan Act, at least half of the amount of the purchase price for shares issued is required to be recorded as share capital, but an amount exceeding the half may be recorded as capital

Cayman Islands	Japan

Under Cayman Islands Law, a company limited by shares or a company limited by guarantee and having a share capital, if so authorized by its articles, may alter the conditions of its memorandum to:
(a)
increase its share capital by new shares of such amount as it thinks expedient; provided that an exempted company having no shares of a fixed amount may increase its share capital by such number of shares without nominal or par value, or may increase the aggregate consideration for which such shares may be issued, as it thinks expedient;

(b)
consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)
convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)
subdivide its shares or any of them, into shares of an amount smaller than that fixed by the memorandum, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)
cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal or par value, diminish the number of shares into which its capital is divided.

reserves. Issuance of stock acquisition rights also leads to increase of share capital upon exercise, and the above allocation rule under the Japan Act shall apply likewise.
Other than an issuance of shares, a corporate reorganization (e.g., merger, consolidation, company split (kaisha bunkatsu), share exchange (kabushiki kokan), share transfer (kabushiki iten) or share delivery (kabushiki kouhu)) or exercise of equity compensation held by executives or employees may lead to increase of share capital.
On the other hand, PubCo may decrease its share capital. Under the Japan Act, if PubCo intends to decrease its capital amount, the capital amount to decrease and other certain items shall generally be approved by the general meeting of shareholders and the company has to take care of procedures to give creditors of the company opportunities to state objection to the reduction in the capital amount.
Under the Japan Act, PubCo may split or consolidate its shares, but share split/ consolidation shall not affect the capital amount.

	Cayman Islands	Japan

Paragraphs (b), (c) and (d) above shall have no application to shares without nominal or par value.
The powers described above may not be exercised except by a resolution of the shareholders of the company.
Pursuant to the SPAC Articles, the board of directors of APAC may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.
Pursuant to the SPAC Articles, the board of directors of APAC may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in APAC on such terms as the APAC Board may from time to time determine.
APAC may issue units of securities in APAC, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in APAC, upon such terms as the board of directors of APAC may from time to time determine. APAC shall not issue shares to bearer.

APPRAISAL RIGHTS	Subject to certain statutory limitations, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.	Under the Japan Act, shareholders generally have the right to be paid the appraisal value of their shares if they oppose and vote against (1) certain types of amendments to a company’s articles of incorporation that would

	Cayman Islands	Japan
materially affect a shareholder’s rights or (2) certain types of merger, consolidation, company split (kaisha bunkatsu), share exchange (kabushiki kokan), share transfer (kabushiki iten), sale of all or a substantial part of the business or all or part of stock of its subsidiary, or purchase of all of the business of other company.
SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	Pursuant to APAC’s amended and restated memorandum and articles of association, written resolutions by way of special resolution or ordinary resolution must be by unanimous written resolution.	Under the Japan Act, shareholders can take action by written consent so long as the particular matter receives the unanimous written approval of all shareholders who are entitled to vote upon such matter.
MEETINGS OF SHAREHOLDERS
Pursuant to the SPAC Articles, all general meetings other than annual general meetings shall be called extraordinary general meetings. In addition, pursuant to the SPAC Articles, APAC may, but shall not be obliged to (unless required by the Cayman Islands Companies Act), in each year hold a general meeting as its annual general meeting, and specify the meeting as such in the notices calling it.
Any annual general meeting shall be held at such time and place as the directors shall appoint.
The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of APAC. Shareholders shall not have the ability to call general meetings.

Under the Japan Act, all notices in respect of ordinary and extraordinary general meetings of shareholders of PubCo must be sent or otherwise given to shareholders no later than two weeks prior to the date of the meeting. Such notice shall specify (1) the date, time and place of the shareholders meeting, (2) the matters over which a vote is being sought, (3) that shareholders who do not attend the shareholders meeting in person may exercise their voting rights by proxy, if so arranged, (4) that shareholders may exercise their votes by an electromagnetic method, if so arranged and (5) any other matters prescribed by the applicable Ordinance of the Ministry of Justice depending on the items to be voted on.
Under the Japan Act, extraordinary meetings of shareholders may be called upon a resolution of the board of directors. Under the Japan Act, shareholders holding 3% or more of the total number of voting rights of a company for six months or longer are entitled to request that the company’s directors call an extraordinary meeting of

	Cayman Islands	Japan
shareholders. If, notwithstanding such request, the board of directors fails to call an extraordinary meeting of shareholders, the requesting shareholders may call an extraordinary meeting of shareholders upon the authorization of a Japanese court.
DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS
Under Cayman Islands law, the board of directors may declare the payment of dividends to holders of common shares out of the company’s (1) profits available for distribution, (2) “share premium account,” which represents the excess of the price paid to the company on the issue of its shares over the par or “nominal” value of those shares and is similar to the U.S. law concept of additional paid — in capital or (3) any other fund or account which can be authorized for such purpose in accordance with Cayman Islands law. However, no dividends may be paid if, after payment, the company would not be able to pay its debts as they fall due in the ordinary course of business.
Pursuant to the SPAC Articles, shareholders may, in connection with any vote on a business combination, at least two business days’ prior to any vote on a business combination, elect to have their shares redeemed for cash, provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of shares may exercise this redemption right with respect to more than 15% of the shares in the aggregate without the prior consent of APAC and provided further that any beneficial holder of shares on whose behalf a redemption right is being exercised

Pursuant to the PubCo Organizational Documents, PubCo may distribute surplus as a dividend in cash to its shareholders as of the fiscal year end and such other record date as may be determined by PubCo, and decisions regarding the distribution of dividends must be made by either the PubCo Board or general meetings of shareholders of PubCo.
Under the Japan Act, unless issued as class shares that permit redemption, common shares may not be redeemed. As PubCo issues only common shares, shareholders of PubCo may not have their shares redeemed.

	Cayman Islands	Japan

must identify itself to APAC in connection with any redemption election in order to validly redeem such shares.
If so demanded, APAC shall pay any such redeeming shareholder, regardless of whether he is voting for or against such business combination, a per-share redemption price payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest earned on the Trust Account and not previously released to APAC to pay its taxes, divided by the number of then issued shares, but only in the event that the applicable proposed Business Combination is approved and consummated.
If the NTA Proposal is not approved and the Net Tangible Assets Condition is not waived, APAC shall not redeem shares that would cause APAC’s net tangible assets to be less than $5,000,001 following such redemptions.

NUMBER OF DIRECTORS	Pursuant to the SPAC Articles, the board of directors shall consist of not less than one person provided however that APAC may by ordinary resolution of its shareholders increase or reduce the limits in the number of directors.	The Japan Act provides that the board of directors of a Japanese joint stock corporation must consist of three or more directors. The PubCo Organizational Documents provide that the total number of directors on the PubCo Board shall be no greater than seven.
VACANCIES ON BOARD OF DIRECTORS	Pursuant to the SPAC Articles and except as applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors,	Under the Japan Act, all directors must be elected at a meeting of shareholders, regardless of whether a vacancy exists on the board of directors. Shareholders may elect substitute directors in advance to fill any vacancies that may arise on the board of directors. Under the Japan Act, the term of office for such substitute director is the vacating director’s remaining term

	Cayman Islands	Japan
	including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the SPAC Articles), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.	if so approved by the general meeting of shareholders appointing such substitute director.
REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS	Pursuant to the SPAC Articles, after the consummation of a Business Combination, APAC may, by ordinary resolution of the shareholders, appoint any person to be a director or may, by ordinary resolution of the shareholders, remove any director. Prior to the consummation of a business combination, APAC may by ordinary resolution of the holders of the Founder Shares appoint any person to be a director or may by ordinary resolution of the holders of the Founder Shares remove any director. For the avoidance of doubt, prior to the consummation of a business combination, holders of Public Shares shall have no right to vote on the appointment or removal of any director.
Under the Japan Act, any director may be removed, with or without cause, by a simple majority of votes cast at a general meeting of shareholders of the company at which a quorum is present. Under the PubCo Organizational Documents, directors’ terms of office will continue until the conclusion of the annual shareholders meeting for the last business year which ends within one year from the time of their election.
Under the Japan Act, a company may issue class shares with rights that allow the appointment of directors at a general meeting of class shareholders. The directors so elected may be removed by the same class of shareholders at a general meeting of class shareholders. However, such class shares may not be issued by a public corporation including PubCo.

	Cayman Islands	Japan
COMMITTEES	The directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more directors (including, without limitation, APAC’s Audit Committee, Compensation Committee and Nominating Committee). Any such delegation may be made subject to any conditions the directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the directors. Subject to any such conditions, the proceedings of a committee of directors shall be governed by APAC’s amended and restated memorandum and articles of association regulating the proceedings of directors, so far as they are capable of applying.	Under the Japan Act, if a company has a board of corporate auditors including PubCo, the board of directors may not delegate decisions on material matters relating to the execution of the company’s operations to executive officers.
AMENDMENT OF GOVERNING DOCUMENTS
Pursuant to the SPAC Articles and subject to Cayman Islands law, APAC may by special resolution of its shareholders: change its name; alter or add to its articles of association; alter or add to its memorandum of association with respect to any objects, powers or other matters specified therein; and reduce its share capital or any capital redemption reserve fund.
Under Cayman Islands law, a resolution is a special resolution when:
(a)
it has been passed by a majority of at least two-thirds of such shareholders entitled vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, except that APAC may in its articles of association specify that the required majority shall be a number greater than

The Japan Act provides that the articles of incorporation of a Japanese joint stock corporation may be amended by a special resolution of a general meeting of shareholders which, in the case of PubCo, means the affirmative vote of at least two-thirds of the total number of the voting rights represented at a meeting at which a quorum is present.

	Cayman Islands	Japan
two-thirds, and may additionally so provide that any such majority (being not less than two-thirds) may differ as between matters required to be approved by a special resolution; or

(b)
if so authorized by its articles of association, it has been approved in writing by all of the shareholders entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the shareholders aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Pursuant to the SPAC Articles, prior to the consummation of a business combination, Article 29.1 may only be amended by a special resolution passed by at least two-thirds of such shareholders (which shall include a simple majority of the holders of Founder Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

INDEMNIFICATION OF DIRECTORS AND OFFICERS	A Cayman Islands exempted company generally may indemnify its directors or officers, except in instances of actual fraud or willful default.	If directors and officers neglect their duties, they are liable to the company, except for some instances where they get exempted from such liabilities. However, directors and officers may enter into indemnification agreements with the company and agree that the company shall compensate their damages if so approved by board of directors.

	Cayman Islands	Japan
LIMITED LIABILITY OF DIRECTORS	Liability of directors may be limited, except in instances of own actual fraud or wilful default.	The Japan Act allows PubCo to enter into liability limitation agreements with its non-executive directors, pursuant to which such directors will generally not be liable to PubCo in excess of the minimum liability amount permissible by law, so long as such directors performed their duties without gross negligence or willful misconduct.
ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS	Pursuant to APAC’s amended and restated memorandum and articles of association, shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of APAC not less than 120 calendar days before the date of APAC’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if APAC did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before APAC begins to print and send its related proxy materials.	Under the Japan Act, shareholders holding 1% or more of the total number of voting rights of all shareholders, or 300 or more voting rights, for six months or longer are entitled to propose any matter to be properly considered at a general meeting of shareholders by submitting a written request to the board of directors at least eight weeks prior to the date of such meeting. The PubCo Organizational Documents do not alter this default arrangement.
SHAREHOLDERS’ SUITS	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.	Shareholders of a Japanese company do not have a direct right to enforce rights that could be asserted by the company. Instead, under the Japan Act, shareholders may enforce rights against its directors, corporate auditors and accounting auditors derivatively on behalf of the company through a judicial process if certain conditions are met.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one PubCo Common Share (or a right to receive one PubCo Common Share) deposited with Mitsubishi UFJ Bank, as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered, and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
Holders may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in the holder’s name, or (ii) by having uncertificated ADSs registered in the holder’s name, or (B) indirectly by holding a security entitlement in ADSs through the holder’s broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If ADSs are held directly, the holder is a registered ADS holder, also referred to as an ADS holder. This description assumes the holder is an ADS holder. If the ADSs are held indirectly, the holder must rely on the procedures of its broker or other financial institution to assert the rights of ADS holders described in this section. Holders should consult with their broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings. As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary will be the holder of our common shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A Deposit Agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADSs.
The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on our common shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Certain Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
Shares.   The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares which would require it to deliver a fraction of an ADS (or ADSs representing those common shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares (or ADSs representing those common shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our common shares any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary exercises rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits our common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
Under FEFTA, under certain conditions, which are not applicable to us as of the date of this proxy statement/prospectus but may become applicable in the future if we engage in any business which triggers a prior filing requirement, the depositary would be required to obtain pre-clearance from the applicable Japanese governmental authority prior to accepting common shares for deposit. The applicable governmental authority may generally take up to 30 days to respond to applications for that pre-clearance. Accordingly, at any time that pre-clearance is required, persons wishing to deposit common shares should notify the depositary of that desire at least 30 days in advance. The depositary will not accept common shares for deposit until any required pre-clearance has been obtained.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver our common shares and any other deposited securities underlying the ADSs to the

ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
Under FEFTA, under certain conditions, which are not applicable to us as of the date of this proxy statement/prospectus but may become applicable in the future if we engage in any business which triggers a prior filing requirement, any Foreign Investor (as defined under FEFTA) expecting to receive delivery of common shares upon surrender of ADSs would be required to obtain pre-clearance from the applicable Japanese governmental authority prior to accepting that delivery and that the applicable governmental authority may generally take up to 30 days to respond to applications for that pre-clearance. Accordingly, at any time that pre-clearance is required, ADS holders wishing to surrender ADSs for the purpose of withdrawal of deposited common shares that are Foreign Investors or intend to direct delivery of the withdrawn common shares to Foreign Investors should apply, or advise the Foreign Investors to whom they intend to direct delivery of Shares to apply, for pre-clearance at least 30 days in advance. The depositary shall not accept surrender of ADSs for the purpose of withdrawal of common shares until it receives assurances satisfactory to it that any required pre-clearance for delivery of the common shares to be withdrawn to a Foreign Investor has been obtained.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our Articles of Incorporation or similar documents, to vote or to have its agents vote the common shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the common shares. However, you may not know about the meeting enough in advance to withdraw the common shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your common shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses
Persons depositing or withdrawing common shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been common shares and the common shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the Deposit Agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or common shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the Deposit Agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Deposit Agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish. If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the Deposit Agreement be amended?
We may agree with the depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.
How may the Deposit Agreement be terminated?
The depositary will initiate termination of the Deposit Agreement if we instruct it to do so. The depositary may initiate termination of the Deposit Agreement if:
•
60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•
we delist our common shares from an exchange outside the United States on which they were listed and do not list the common shares on another exchange outside the United States;

•
the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•
we appear to be insolvent or enter insolvency proceedings;

•
all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•
there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•
there has been a replacement of deposited securities.

If the Deposit Agreement terminates, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the Deposit Agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The Deposit Agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•
are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the Deposit Agreement;

•
are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person;

•
may rely upon any documents we believe, or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•
are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Deposit Agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of common shares, the depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•
compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Common Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying common shares at any time except:
•
when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common shares;

•
when you owe money to pay fees, taxes and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Direct Registration System
In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the Deposit Agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately following the Closing, PubCo is expected to have an authorized share capital of [      ] PubCo Common Shares. Immediately following the Closing (after taking into account 500,000 PubCo Common Shares represented by the ADSs to be purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement, assuming that none of APAC’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares, and no additional equity securities of APAC, JEPLAN or PubCo are issued at or prior to Closing (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement)), based on the assumptions set out elsewhere in this proxy statement/prospectus, PubCo is expected to have:

•
excluding 844,500 Earn-In Shares that are subject to vesting provisions, 45,270,534 PubCo Common Shares issued and outstanding, of which 3,468,000 PubCo Common Shares held by the Initial Shareholders and other directors and officers of APAC will be subject to certain lock-up arrangements pursuant to the Sponsor Support Agreement.

•
assuming the 844,500 Earn-In Shares fully vest, 46,115,034 PubCo Common Shares issued and outstanding, of which 4,312,500 PubCo Common Shares held by the Initial Shareholders and other directors and officers of APAC will be subject to certain lock-up arrangements pursuant to the Sponsor Support Agreement.

In addition, subject to the assumptions above, 19,336,026 PubCo Common Shares held by, or issuable to, the JEPLAN Shareholders will be subject to certain lock-up arrangements pursuant to the Shareholder Lock-Up Agreements.
Further, PubCo is expected to have 19,250,000 PubCo Warrants issued and outstanding, each exercisable for one PubCo Common Share at $11.50 per PubCo Common Share, of which 10,625,000 PubCo Series 2 Warrants held by the Sponsor will be subject to certain lock-up arrangements pursuant to the Sponsor Support Agreement. Subject to these lock-up restrictions, all of the PubCo Common Shares and PubCo Warrants issued in connection with the Business Combination will be freely transferable by persons other than by certain affiliates of PubCo, JEPLAN and APAC without restriction or further registration under the Securities Act. Sales of substantial amounts of the PubCo Common Shares in the public market could adversely affect prevailing market prices of the PubCo Common Shares. Prior to the Business Combination, there has been no public market for PubCo Common Shares. PubCo intends to apply for listing of the ADSs and PubCo Series 1 Warrants on the NYSE, but PubCo cannot assure you that a regular trading market will develop in the ADSs and PubCo Warrants.
Lock-up Arrangement
Pursuant to the Sponsor Support Agreement, each of the Sponsor and APAC’s directors and officers has agreed, for no consideration, for the period commencing on the Merger Effective Time and ending on the earliest of (a) the date falling 12 months after the Closing Date; (b) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS ( as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date; and (c) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar Transaction that results in all shareholders of PubCo having the right to exchange their PubCo Common Shares (including PubCo Common Shares represented by ADSs) for cash, securities, or other property, not to Transfer the PubCo Common Shares (including PubCo Common Shares represented by ADSs) or ADSs acquired by such person in connection with the Merger, subject to certain exceptions. In addition, they have agreed for no consideration, that, for the period commencing on the Merger Effective Time and ending on the date falling 30 days after the closing of the Merger, not to Transfer the PubCo Warrants acquired by each such person in connection with the Merger and any PubCo Common Shares (including any PubCo Common Shares represented by ADSs) received by them upon the exercise of these PubCo Warrants, subject to certain exceptions. Additionally, each of APAC, the Sponsor and APAC’s directors and officers agrees that the transfer restrictions described in the preceding paragraph shall supersede and replace the Sponsor’s and these individuals’ obligations in respect of lock-up and transfer provisions in the Letter Agreement, which shall terminate and be of no further force or effect, in each case effective upon the Merger Effective Time.

Pursuant to the Shareholder Lock-Up Agreements, certain JEPLAN Shareholders have agreed to, among other things, not tender, transfer, grant, assign, offer, sell, contract to sell, pledge or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in, or make a public announcement of any intention to effect such Transfer in, any PubCo Common Shares (including PubCo Common Shares represented by ADSs) or ADSs acquired by such person in connection with the Pre-Merger Reorganization and any PubCo Common Shares (including PubCo Common Shares represented by ADSs) that such person may acquire upon the exercise of any PubCo Options in connection with the Pre-Merger Reorganization, without the prior written consent of the board of directors of PubCo (subject to certain exceptions) during the period commencing on the Closing Date and ending on the earliest of: (i) the date falling 12 months or 6 months (as applicable) after the Closing Date, (ii) the date on which the last reported sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date following the Closing Date on which PubCo completes a liquidation, merger, share exchange, or other similar transaction that results in all of the shareholders of PubCo having the right to exchange their PubCo Common Shares (including PubCo Common Shares represented by ADSs) for cash, securities, or other property.
Rule 144
All of PubCo’s equity securities that will be outstanding upon the completion of the Business Combination, other than those registered pursuant to this registration statement, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, including the shares issued to any PIPE investors, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo.
Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:
•
1% of the then outstanding equity shares of the same class; or

•
the average weekly trading volume of PubCo Common Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Registration Rights
At Closing, PubCo, the Initial Shareholders and certain JEPLAN Shareholders will enter into the Registration Rights Agreement, pursuant to which, among other things, effective upon the Closing, (i) PubCo will grant them customary demand and piggyback registration rights and (ii) PubCo will undertake to, within 30 calendar days after the Closing Date, file with the SEC a registration statement registering the resale of the certain securities held by them and to use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the initial filing thereof. For more details, please see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Public Shares as of January 23, 2024 by:
•
each of APAC’s current executive officers and directors;

•
all of APAC’s current executive officers and directors as a group; and

•
each person known by APAC to beneficially own more than 5% of the outstanding Public Shares.

In the table below, percentage ownership is based on 11,302,534 Public Shares (including Public Shares that are underlying the SPAC Units) and 4,312,500 Founder Shares outstanding as of January 23, 2024. The table below does not include the ordinary shares underlying the SPAC Warrants, as it is uncertain as to whether they are exercisable within 60 days of this proxy statement/prospectus.
	Founder Shares		Public Shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Outstanding Shares
AP Sponsor LLC	4,222,500(3)	97.9%	—	—	27.0%
Richard Lee Folsom	4,222,500(3)	97.9%	—	—	27.0%
Keiichi Suzuki	—	—	—	—	—
Shankar Krishnamoorthy	30,000	*	—	—	*
Baek Jorgensen	30,000	*	—	—	*
Helena Anderson	30,000	*	—	—	*
All executive officers and directors as a group (five individuals)	4,312,500	100.0%	—	—	27.6%
Saba Capital Management, L.P.(4)	—	—	1,609,522	14.2%	10.3%
Highbridge Capital Management, LLC(5)	—	—	1,330,582	11.8%	8.5%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of our shareholders is 10 Collyer Quay, #37-00 Ocean Financial Center, Singapore.

(2)
Interests shown consist solely of Founder Shares. Such shares will automatically convert into Public Shares on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, at the time of our initial business combination or earlier at the option of the holders thereof.

(3)
The shares reported above are held in the name of our Sponsor. Richard Lee Folsom is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by the Sponsor. As such, Mr. Folsom may be deemed to have or share beneficial ownership of the shares held directly by the Sponsor.

(4)
Based solely on the Schedule 13G/A filed by Saba Capital Management, L.P., Saba Capital Management GP, LLC and Mr. Boaz R. Weinstein on February 14, 2023, (a) each of Saba Capital Management, L.P., a Delaware limited partnership, Saba Capital Management GP, LLC, a Delaware limited liability company, and Mr. Boaz R. Weinstein have the shared voting power and the shared dispositive power with respect to 1,609,522 Public Shares; and (b) the business address of each of the foregoing persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)
Based solely on the Schedule 13G filed by Highbridge Capital Management, LLC on February 2, 2023, (a) Highbridge Capital Management, LLC is a Delaware limited liability company and the investment adviser to certain funds and accounts (the “Highbridge Funds”), and the Highbridge Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Public Shares held by Highbridge Capital Management, LLC. Highbridge SPAC Opportunity Fund, L.P., a Highbridge Fund, has the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the Public Shares; and (b) the business address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, New York 10172.
The following table shows the beneficial ownership of JEPLAN’s Common Shares as of January 23, 2024 by:
•
each of JEPLAN’s executive officers, directors and corporate auditors;

•
all of JEPLAN’s executive officers, directors and corporate auditors as a group; and

•
each person known by JEPLAN to beneficially own more than 5% of the outstanding JEPLAN Common Shares.

Unless otherwise indicated, JEPLAN believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of JEPLAN Common Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any JEPLAN Common Shares as to which the holder has sole or shared voting power or investment power and also any JEPLAN Common Shares which the holder has the right to acquire within 60 days of January 23, 2024 through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this proxy statement/prospectus. See the section entitled “Management of JEPLAN.” As of January 23, 2024, there were 104,989 JEPLAN Common Shares outstanding (excluding treasury shares).
Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is 12-2 Ogimachi Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Michihiko Iwamoto	26,900(3)	25.6%
Masaki Takao	14,370(3)	13.7%
Masayuki Fujii	—	—
Tsubasa Kurose	20	*
Akikazu Ida	—	—
Tsuyoshi Hanai	—	—
Isao Tsubaki	20	*
Yoshito Fujikawa	—	—
Toru Yagi	—	—
All executive officers, directors and corporate auditors as a group (nine individuals)	41,310	39.3%
Five Percent Holders:
JAFCO SV4 Investment Fund(1)	16,400	15.6%
KISCO LTD.(2)	10,000(4)	9.5%

Notes: —
*
Less than 1%.

(1)
The business address of JAFCO SV4 Investment Fund is Toranomon Hills Mori Tower 24F, 1-23-1 Toranomon, Minato-ku, Tokyo, Japan, 105-6324. The natural persons who have voting or dispositive control of the shares beneficially owned by JAFCO SV4 Investment Fund are Keisuke Miyoshi, Partner and President & CEO of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Naoki Sato, Partner and Corporate Officer of Business Development Division of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Ko Minamikurosawa, Partner and General Manager of Structured Investment Division of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Atsushi Fujii, Partner; Shozo Isaka, Partner; and Tomotake Kitazawa, Partner.

(2)
The business address of KISCO LTD. is 4-11-2 Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan, 103-0023. KISCO LTD. may be deemed to have voting and dispositive control of the 10,000 shares it owns.

(3)
Represents shares that are subject to transfer restrictions pursuant to the terms of the Initial Shareholder Lock-Up Agreement.

(4)
Represents shares that are subject to transfer restrictions pursuant to the terms of the Additional Shareholder Lock-Up Agreement.

The following table shows the expected beneficial ownership of PubCo Common Shares immediately following the consummation of the Business Combination by:
•
each person who is expected to become an executive officer, director or corporate auditor of PubCo upon consummation of the Business Combination;

•
all of the executive officers, directors and corporate auditors of PubCo as a group upon consummation of the Business Combination; and

•
each person known to PubCo who is expected to beneficially own more than 5% of the PubCo Common Shares issued and outstanding immediately after the consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of PubCo Common Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Common Shares as to which the holder has sole or shared voting power or investment power and also any PubCo Common Shares which the holder has the right to acquire within 60 days of January 23, 2024 through the exercise of any option, warrant or any other right.
The expected beneficial ownership of PubCo Common Shares immediately following the consummation of the Business Combination has been determined based upon the following: (i) no redemptions occur, interim redemptions occur, and maximum redemptions occur, in connection with the Business Combination with respect to Public Shares, (ii) a Closing Date of January 23, 2024, (iii) no additional equity securities of APAC, JEPLAN, or PubCo are issued (except in connection with the subscription and purchase by the Sponsor of 500,000 ADSs pursuant to the Sponsor Subscription Agreement), (iv) there are no dissenting shareholders of APAC, and (v)  500,000 PubCo Common Shares represented by the ADSs are purchased by Sponsor at Closing pursuant to the Sponsor Subscription Agreement. The No Redemption Scenario assumes that no Public Shares are redeemed in connection with the Business Combination. The Interim Redemption Scenario assumes that 5,651,267 Public Shares (representing approximately 50% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥9,301 million based on an assumed redemption price of ¥1,645.88 per share. The Maximum Redemption Scenario assumes that 7,604,586 Public Shares (representing approximately 67.3% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of ¥12,516 million based on an assumed redemption price of ¥1,645.88 per share.
Except as noted in the footnotes to the tables below, the address for all of the shareholders in the tables below is 12-2 Ogimachi Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan.
The first table below further assumes that 45,270,534 PubCo Common Shares are outstanding following the Closing (excluding 844,500 Earn-In Shares that are subject to vesting provisions) in the No Redemption Scenario. The second table below instead assumes that 46,115,034 PubCo Common Shares are outstanding following the Closing (assuming the 844,500 Earn-In Shares fully vest) in the No Redemption Scenario.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares upon No Redemptions	Approximate Percentage of Outstanding Shares upon Interim Redemptions	Approximate Percentage of Outstanding Shares upon Maximum Redemptions
Michihiko Iwamoto	7,934,869	17.5%	20.0%	21.1%
Masaki Takao	4,238,813	9.4%	10.7%	11.3%
Masayuki Fujii	—	—	—	—
Tsubasa Kurose	5,900	*	*	*
Akikazu Ida	—	—	—	—
Keiichi Suzuki	—	—	—	—
Tsuyoshi Hanai	—	—	—	—
Isao Tsubaki	5,900	*	*	*
Yoshito Fujikawa	—	—	—	—
Toru Yagi	—	—	—	—
All executive officers, directors and corporate auditors as a group (ten individuals)	12,185,482	26.9%	30.8%	32.3%
Five Percent Holders:
JAFCO SV4 Investment Fund(1)	4,837,615	10.7%	12.2%	12.8%
AP Sponsor LLC(2)	3,878,000	8.6%	9.8%	10.3%
KISCO LTD(3)	2,949,765	6.5%	7.4%	7.8%
Tokyo Century Corporation(4)	2,000,000	4.4%	5.0%	5.3%

*
Less than 1%.

(1)
The business address of JAFCO SV4 Investment Fund is Toranomon Hills Mori Tower 24F, 1-23-1 Toranomon, Minato-ku, Tokyo, Japan, 105-6324. The natural persons who have voting and dispositive control of the shares beneficially owned by JAFCO SV4 Investment Fund are Keisuke Miyoshi, Partner and President & CEO of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Naoki Sato, Partner and Corporate Officer of Business Development Division of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Ko Minamikurosawa, Partner and General Manager of Structured Investment Division of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Atsushi Fujii, Partner; Shozo Isaka, Partner; and Tomotake Kitazawa, Partner.

(2)
The shares reported above are held in the name of our Sponsor and (a) do not include the 10,625,000 PubCo Common Shares issuable upon the exercise of PubCo Series 2 Warrants issuable to the Sponsor in connection with the Business Combination and the 844,500 Earn-In Shares that are subject to vesting provisions, and (b) include 500,000 PubCo Common Shares underlying ADSs subscribed by the Sponsor at Closing pursuant to the Sponsor Subscription Agreement. Richard Lee Folsom is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by the Sponsor. As such, Mr. Folsom may be deemed to have or share beneficial ownership of the shares held directly by the Sponsor.

(3)
The business address of KISCO LTD. is 4-11-2 Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan, 103-0023. KISCO LTD. may be deemed to have voting and dispositive control of the 10,000 shares it owns.

(4)
Based solely on the Schedule 13G filed by Tokyo Century Corporation on December 29, 2021. Tokyo Century Corporation may be deemed to have voting and dispositive power with respect to the 2,000,000 Public Shares. Tokyo Century Corporation is a publicly-traded company listed on the Tokyo Stock Exchange. Its business address is FUJI SOFT Bldg. 3 Kanda-neribeicho, Chiyoda-ku, Tokyo 101-0022 Japan.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares upon No Redemptions	Approximate Percentage of Outstanding Shares upon Interim Redemptions	Approximate Percentage of Outstanding Shares upon Maximum Redemptions
Michihiko Iwamoto	7,934,869	17.2%	19.6%	20.6%
Masaki Takao	4,238,813	9.2%	10.5%	11.0%
Masayuki Fujii	—	—	—	—
Tsubasa Kurose	5,900	*	*	*
Akikazu Ida	—	—	—	—
Keiichi Suzuki	—	—	—	—
Tsuyoshi Hanai	—	—	—	—
Isao Tsubaki	5,900	*	*	*
Yoshito Fujikawa	—	—	—	—
Toru Yagi	—	—	—	—
All executive officers, directors and corporate auditors as a group (ten individuals)	12,185,482	26.4%	30.1%	31.6%
Five Percent Holders:
JAFCO SV4 Investment Fund(1)	4,837,615	10.5%	12.0%	12.6%
AP Sponsor LLC(2)	4,722,500	10.2%	11.7%	12.3%
KISCO LTD(3)	2,949,765	6.4%	7.3%	7.7%
Tokyo Century Corporation(4)	2,000,000	4.3%	4.9%	5.2%

•
Less than 1%.

(1)
The business address of JAFCO SV4 Investment Fund is Toranomon Hills Mori Tower 24F, 1-23-1 Toranomon, Minato-ku, Tokyo, Japan, 105-6324. The natural persons who have voting and dispositive control of the shares beneficially owned by JAFCO SV4 Investment Fund are Keisuke Miyoshi, Partner and President & CEO of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Naoki Sato, Partner and Corporate Officer of Business Development Division of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Ko Minamikurosawa, Partner and General Manager of Structured Investment Division of JAFCO Group Co., Ltd., general partner of JAFCO SV4 Investment Fund; Atsushi Fujii, Partner; Shozo Isaka, Partner; and Tomotake Kitazawa, Partner.

(2)
The shares reported above are held in the name of our Sponsor and (a) do not include the 10,625,000 PubCo Common Shares issuable upon the exercise of PubCo Series 2 Warrants issuable to the Sponsor in connection with the Business Combination, and (b) include 500,000 PubCo Common Shares underlying ADSs subscribed by the Sponsor at Closing and 844,500 Earn-In Shares assuming they vest, pursuant to the Sponsor Subscription Agreement. Richard Lee Folsom is the sole manager of the Sponsor and has sole voting and dispositive power with respect to APAC’s securities held by the Sponsor. As such, Mr. Folsom may be deemed to have or share beneficial ownership of the shares held directly by the Sponsor.

(3)
The business address of KISCO LTD. is 4-11-2 Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan, 103-0023. KISCO LTD. may be deemed to have voting and dispositive control of the 10,000 shares it owns.

(4)
Based solely on the Schedule 13G filed by Tokyo Century Corporation on December 29, 2021. Tokyo Century Corporation may be deemed to have voting and dispositive power with respect to the 2,000,000 Public Shares. Tokyo Century Corporation is a publicly-traded company listed on the Tokyo Stock Exchange. Its business address is FUJI SOFT Bldg. 3 Kanda-neribeicho, Chiyoda-ku, Tokyo 101-0022 Japan.

PRICE RANGE OF SECURITIES AND DIVIDENDS
APAC
Price Range of APAC Securities
The following table shows, for the periods indicated, the high and low sales prices per share of the SPAC Units, Public Shares and the Public Warrants as reported by Bloomberg. Prior to December 17, 2021, there was no established public trading market for APAC’s securities.
	SPAC Units		Public Shares		Public Warrants
	High	Low	High	Low	High	Low
Quarter Ended
2021
Fourth Quarter(1)	$10.15	$10.05	—	—	—	—
2022
First Quarter(2)	$10.15	$10.02	$10.03	$9.86	$0.40	$0.19
Second Quarter	$10.15	$9.96	$10.11	$9.95	$0.30	$0.13
Third Quarter	$10.21	$10.08	$10.18	$10.02	$0.21	$0.08
Fourth Quarter	$10.35	$10.19	$10.35	$10.15	$0.10	$0.00
2023
First Quarter	$10.67	$10.30	$10.80	$10.35	$0.14	$0.03
Second Quarter	$10.81	$10.59	$11.18	$10.54	$0.26	$0.01
Third Quarter	$10.91	$10.77	$11.20	$10.76	$0.08	$0.04
Fourth Quarter	$11.06	$11.06	$11.14	$10.96	$0.05	$0.01

Notes:
(1)
The Fourth Quarter of 2021 reflects the high and low trading prices of SPAC Units beginning as of December 17, 2021, the first day that the SPAC Units began trading on the NYSE.

(2)
The First Quarter of 2022 reflects the high and low trading prices of Public Shares and Public Warrants beginning as of February 7, 2022, the first day that the Public Shares and Public Warrants began separate trading on the NYSE.

Dividends
APAC has not paid any cash dividends on SPAC ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
JEPLAN
Price Range of JEPLAN Securities
Historical market price information regarding JEPLAN is not provided because JEPLAN is a privately held company and there is no public market for JEPLAN’s securities.
Dividends
JEPLAN has not paid any cash dividends on its shares to date, and does not intend to pay cash dividends prior to the completion of the Business Combination.
PubCo
Price Range of PubCo Securities
Historical market price information regarding PubCo is not provided because there is no public market for its securities. PubCo is applying to list the ADSs and PubCo Series 1 Warrants on the NYSE upon the Closing.

Dividends
PubCo has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion the Business Combination.

ADDITIONAL INFORMATION
Submission of Future Proposals
The APAC Board is not currently aware of any business to be acted upon at the Extraordinary General Meeting other than the matters discussed in this proxy statement/prospectus. The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Extraordinary General Meeting and with respect to any other matters which may properly come before the Extraordinary General Meeting.
APAC does not expect to hold a 2023 annual general meeting because it will not be a separate public company if the Business Combination is completed. Alternatively, if APAC does not consummate a business combination by the Business Combination Deadline, APAC is required to begin the winding up, liquidation and dissolution process provided for in the SPAC Articles. APAC will dissolve as soon as practicable following such winding up and liquidation and will conduct no annual general meetings thereafter.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC and the SPAC Articles, APAC and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of APAC’s proxy statement. Upon written or oral request, APAC will deliver a separate copy of the proxy statement to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that APAC deliver single copies of such documents in the future. Shareholders may notify APAC of their requests by calling or writing to APAC at APAC’s principal executive offices at 10 Collyer Quay, #37-00 Ocean Financial Center, Singapore, +65 6808 6510, Attn: Keiichi Suzuki.
Transfer Agent, Warrant Agent and Registrar
The registrar and transfer agent for the Public Shares and the warrant agent for the SPAC Warrants is Continental Stock Transfer & Trust Company. APAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
The transfer agent and registrar for the PubCo Common Shares is Sumitomo Mitsui Trust Bank, Limited. The warrant agent for the PubCo Warrants is Computershare Trust Company, N.A. PubCo has agreed to indemnify Computershare Trust Company, N.A. in its roles as warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any fraud, gross negligence, willful misconduct or bad faith of the indemnified person or entity.
LEGAL MATTERS
The validity of the PubCo Common Shares to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig Tokyo Law Offices and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Kirkland & Ellis LLP.
EXPERTS
The consolidated financial statements of JEPLAN, INC. as of December 31, 2022, December 31, 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as stated in their report, which contains an explanatory paragraph relating to substantial doubt about the ability of JEPLAN, INC. to continue as a going concern as described in Note 2(4) to the financial statements, appearing herein and elsewhere in the proxy statement/prospectus. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of AP Acquisition Corp as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of AP Acquisition Corp to continue as a going concern as described in Note 1 to the financial statements, appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
PubCo is a corporation organized under Japanese law. All of its directors, corporate auditors, and executive officers reside in Japan, and significantly all of its assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon these persons or PubCo, or to enforce against them or PubCo judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Japan, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

WHERE YOU CAN FIND MORE INFORMATION
As a foreign private issuer, after the consummation of the Business Combination, PubCo will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. APAC files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read APAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
All documents subsequently filed by APAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the Extraordinary General Meeting is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact us by telephone or in writing:
AP Acquisition Corp
10 Collyer Quay,
#37-00 Ocean Financial Center
Singapore
+65 6808 6510
Attention: Keiichi Suzuki, Chief Executive Officer
You may also obtain these documents by requesting them in writing or by telephone from APAC’s proxy solicitation agent at the following address, telephone number and email:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400)
Email: APCA.info@investor.morrowsodali.com
If you are a shareholder of APAC and would like to request documents, please do so by            , 2024 to receive them before the Extraordinary General Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information in this proxy statement/prospectus relating to APAC has been supplied by APAC, and all such information relating to JEPLAN has been supplied by JEPLAN. Information provided by either APAC or JEPLAN does not constitute any representation, estimate or projection of any other party.
JEPLAN has not filed any annual, quarterly or current reports, proxy statements or other information with the SEC.
None of APAC, PubCo, or JEPLAN has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
AP ACQUISITION CORP
Unaudited Interim Financial Statements
Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-2
Unaudited Condensed Statements of Operations for the Three Months and Nine Months Ended September 30, 2023 and 2022	F-3
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three Months and Nine Months Ended September 30, 2023	F-4
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three Months and Nine Months Ended September 30, 2022	F-5
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2023 and 2022	F-6
Notes to Unaudited Condensed Financial Statements	F-7
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 5395)	F-25
Financial Statements:
Balance Sheets as of December 31, 2022 and 2021	F-26
Statements of Operations for the Year Ended December 31, 2022 and for the Period from April 22, 2021 (Inception) Through December 31, 2021	F-27
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from April 22, 2021 (Inception) Through December 31, 2021	F-28
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from April 22, 2021 (Inception) Through December 31, 2021	F-30
Notes to Financial Statements	F-31
JEPLAN, INC.
Interim Condensed Financial Statements
Interim Condensed Consolidated Statements of Financial Position as of June 30, 2023 and December 31, 2022	F-48
Interim Condensed Consolidated Statements of Profit or Loss for the six months ended June 30, 2023 and 2022	F-49
Interim Condensed Consolidated Statements of Comprehensive Loss for the six months ended June 30, 2023 and 2022	F-50
Interim Condensed Consolidated Statements of Changes in Equity for the six months ended June 30, 2023 and 2022	F-51
Interim Condensed Consolidated Statements of Cash Flows for six months ended June 30, 2023 and 2022	F-52
Notes to Interim Condensed Consolidated Financial Statements	F-53
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 5395)	F-64
Consolidated Statements of Financial Position as of December 31, 2022, December 31, 2021 and January 1, 2021	F-65
Consolidated Statements of Profit or Loss for the years ended December 31, 2022 and 2021	F-66
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2022 and 2021	F-67
Consolidated Statements of Changes in Equity for the years ended December 31, 2022 and 2021	F-68
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-69
Notes to Consolidated Financial Statements	F-70

AP ACQUISITION CORP
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$141,905	$314,229
Prepaid expense	57,092	143,034
Total current assets	198,997	457,263
Cash and Investments held in Trust Account	188,643,526	180,237,929
Total assets	$188,842,523	$180,695,192
Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Accrued offering costs and expenses	$3,307,647	$288,154
Promissory note – related party	2,085,000	—
Due to related party	215,333	126,393
Total current liabilities	5,607,980	414,547
Deferred underwriting commissions	6,037,500	6,037,500
Total liabilities	11,645,480	6,452,047
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 17,250,000(1) shares (including 5,947,466 shares that have been redeemed) at $10.94 and $10.45 redemption value at September 30, 2023 and December 31, 2022, respectively	188,643,526	180,237,929
Shareholders’ Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 17,250,000 shares subject to possible redemption) at September 30, 2023 and December 31, 2022, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 shares issued and outstanding at September 30, 2023 and December 31, 2022	431	431
Additional paid-in capital	—	—
Accumulated deficit	(11,446,914)	(5,995,215)
Total shareholders’ deficit	(11,446,483)	(5,994,784)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$188,842,523	$180,695,192

(1)
Including 5,947,466 Class A ordinary shares that were redeemed in connection with the vote to approve the Extension Amendment (as defined below). On October 3, 2023, the Company paid $64,953,170 to these shareholders, for their redemption of the Class A ordinary shares.

The accompanying notes are an integral part of these unaudited condensed financial statements.

AP ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs	$953,299	$227,804	$3,526,699	$674,549
Loss from operations	(953,299)	(227,804)	(3,526,699)	(674,549)
Other income (expense):
Stock Compensation Expense	(95,288)	(95,288)	(282,756)	(282,756)
Interest earned on cash and investments held in Trust Account	2,396,423	801,953	6,480,597	1,059,691
Total other income, net	2,301,135	706,665	6,197,841	776,935
Net income	$1,347,836	$478,861	$2,671,142	$102,386
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption(1)	17,250,000	17,250,000	17,250,000	17,250,000
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.06	$0.02	$0.12	$0.00
Basic and diluted weighted average shares outstanding, Class B ordinary shares	4,312,500	4,312,500	4,312,500	4,312,500
Basic and diluted net income per share, Class B ordinary shares	$0.06	$0.02	$0.12	$0.00

(1)
Including 5,947,466 Class A ordinary shares that were redeemed in connection with the vote to approve the Extension Amendment (as defined below). On October 3, 2023, the Company paid $64,953,170 to these shareholders, for their redemption of the Class A ordinary shares.

The accompanying notes are an integral part of these unaudited condensed financial statements.

AP ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023
	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of June 30, 2023	—	$—	4,312,500	$431	$—	$(10,293,615)	$(10,293,184)
Stock Compensation Expense	—	—	—	—	95,288	—	95,288
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(95,288)	(2,301,135)	(2,396,423)
Net income	—	—	—	—	—	1,347,836	1,347,836
Additional amount deposited into trust ($0.10 per Class A ordinary share subject to possible redemption)	—	—	—	—	—	(200,000)	(200,000)
Balance as of September 30, 2023	—	$—	4,312,500	$431	$—	$(11,446,914)	$(11,446,483)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	—	$—	4,312,500	$431	$—	$(5,995,215)	$(5,994,784)
Stock Compensation Expense	—	—	—	—	282,756	—	282,756
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(282,756)	(6,197,841)	(6,480,597)
Net income	—	—	—	—	—	2,671,142	2,671,142
Additional amount deposited into Trust Account ($0.10 per Class A ordinary shares subject to possible redemption)	—	—	—	—	—	(1,925,000)	(1,925,000)
Balance as of September 30, 2023	—	$—	4,312,500	$431	$—	$(11,446,914)	$(11,446,483)
The accompanying notes are an integral part of these unaudited condensed financial statements.

AP ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022
	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of June 30, 2022	—	$—	4,312,500	$431	$—	$(5,483,755)	$(5,483,324)
Stock Compensation Expense	—	—	—	—	95,288	—	95,288
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(95,288)	(706,665)	(801,953)
Net loss	—	—	—	—	—	478,861	478,861
Balance as of September 30, 2022	—	$—	4,312,500	$431	$—	$(5,711,559)	$(5,711,128)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	4,312,500	$431	$—	$(5,037,010)	$(5,036,579)
Stock Compensation Expense	—	—	—	—	282,756	—	282,756
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(282,756)	(776,935)	(1,059,691)
Net loss	—	—	—	—	—	102,386	102,386
Balance as of September 30, 2022	—	$—	4,312,500	$431	$—	$(5,711,559)	$(5,711,128)
The accompanying notes are an integral part of these unaudited condensed financial statements.

AP ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$2,671,142	$102,386
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and investments held in Trust Account	(6,480,597)	(1,059,691)
Stock based compensation expense	282,756	282,756
Changes in operating assets and liabilities:
Prepaid expenses	85,942	108,772
Due to related party	88,940	90,000
Accounts payable and accrued expenses	3,019,493	(230,746)
Net cash used in operating activities	(332,324)	(706,523)
Cash Flows from Investing Activities:
Deposit to Trust Account	(1,925,000)	—
Net cash used in Investing activities	(1,925,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of promissory note	2,085,000	—
Net cash provided by Financing activities	2,085,000	—
Net Change in Cash	(172,324)	(706,523)
Cash – Beginning	314,229	1,072,135
Cash – Ending	$141,905	$365,612
Non-cash investing and financing activities:
Remeasurement of Class A ordinary shares subject to redemption	$8,405,597	$1,059,691
The accompanying notes are an integral part of these unaudited condensed financial statements.

AP ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation
AP Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on April 22, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not selected any Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target. The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, except that the Company will not complete the initial Business Combination with a target that is headquartered China (including Hong Kong and Macau) or conducts a majority of its business in China (including Hong Kong and Macau).
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from April 22, 2021 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (“IPO”), identifying a target company for a Business Combination and proceeding to complete the Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is AP Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on December 16, 2021 (the “Effective Date”). On December 21, 2021, the Company consummated the IPO of 17,250,000 units at $10.00 per unit (the “Unit”), including the issuance of 2,250,000 units as a result of the underwriters’ full exercise of the over-allotment option, generating gross proceeds to the Company of $172,500,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each whole public warrant will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share, subject to adjustment.
Simultaneously with the consummation of the IPO, the Company consummated the sale of 10,625,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds to the Company of $10,625,000.
Transaction costs amounted to $10,474,423 consisting of $3,450,000 of underwriting commissions, $6,037,500 of deferred underwriting commissions, and $986,923 of other offering costs.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
Upon the closing of the IPO on December 21, 2021, $177,675,000 ($10.30 per Unit sold in the IPO), including the proceeds of the Private Placement Warrants, was held in a trust account (“Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a 7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. On September 15, 2023, the Company held an extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”), at which the Company’s shareholders approved an amendment (the “Extension Amendment”) to the Company’s amended and restated memorandum and articles of association (as amended, the “Articles”) to extend the date by which the Company has to consummate a business combination from September 21, 2023 to June 21, 2024 or such earlier date as determined by the Company’s board of directors or such later date that the Company’s shareholders may approve (the “Extended Date”). In connection with the vote to approve the Extension Amendment, holders of 5,947,466 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.92 per share, for an aggregate of approximately $64.95 million. On October 3, 2023, the Company paid the $64.95 million to these shareholders, leaving approximately $123.69 million held in the Trust Account after the redemption. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Articles, as discussed below and subject to the requirements of law and regulation, provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Articles (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination by the Extended Date (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the Company’s public shares if the Company has not consummated the initial Business Combination within the Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.30 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter.
The Class A ordinary share subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company initially had 18 months from the closing of the IPO (which was June 21, 2023, (the “Termination Date”)) or during any one of the two permitted extended three-month periods in which the

Company has to consummate a Business Combination. On June 21, 2023, the Company extended Termination Date from June 21, 2023 to September 21, 2023, following the deposit of $1,725,000 into its Trust Account by the Sponsor on the same day. On September 19, 2023, the Company issued a promissory note (the “Extension Note”) to the Sponsor or its registered assigns or successors in interest (the “Payee”), pursuant to which the Payee agreed to deposit into the Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (ii) the Extended Date.
If the Company has not consummated the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within the Combination Period.
The Sponsor and each member of the Company’s management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed timeframe).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, The Company has not asked the Sponsor to reserve for such indemnification obligations, nor have the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination
On June 16, 2023, (i) the Company (or “SPAC”), (ii) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“PubCo”), (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), and (iv) JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“JEPLAN”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).
The Business Combination Agreement provides for, among other things, the following transactions: (i) the share exchange involving PubCo, JEPLAN and all shareholders of JEPLAN (the “Share Exchange”) and other ancillary transactions in connection therewith (the “Pre-Merger Reorganization”) such that JEPLAN will become a wholly-owned subsidiary of PubCo upon completion of the Pre-Merger Reorganization; and (ii) immediately following the completion of the Pre-Merger Reorganization, the merger of Merger Sub with and into SPAC, with SPAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Merger”). The Pre-Merger Reorganization, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”
Subject to, and in accordance with, the terms and conditions of the Business Combination Agreement, in connection with the Share Exchange, at the effective time of the Share Exchange (the “Share Exchange Effective Time”), (a) each issued and outstanding common share of JEPLAN, including each share of JEPLAN issued prior to the Share Exchange Effective Time in connection with the conversion of all issued and outstanding convertible notes of JEPLAN (each a “JEPLAN Share”), will be exchanged for such fraction of a newly issued common share of PubCo (each a “PubCo Share”) equal to the Exchange Ratio (as defined in the Business Combination Agreement), provided that each shareholder of JEPLAN may elect to receive, in lieu of PubCo Shares, American depositary shares of PubCo, each representing one PubCo Share (each a “PubCo ADS”) in connection with the Share Exchange; and (b) each issued and outstanding option of JEPLAN (each a “JEPLAN Option”) will be exchanged for an option to purchase such number of PubCo Shares equal to such fraction of PubCo Shares that is equal to the Exchange Ratio (each such option, a “PubCo Option”).
Subject to, and in accordance with, the terms and conditions of the Business Combination Agreement, immediately following the Share Exchange Effective Time and at the effective time of the Merger (the “Merger Effective Time”), (a) each outstanding Class A ordinary share of SPAC (including Class A ordinary shares of SPAC converted from the outstanding Class B ordinary shares of SPAC, but excluding (i) Class A ordinary shares of SPAC held by shareholders who have validly exercised their redemption rights, (ii) treasury shares held by SPAC, if any, and (iii) Class A ordinary shares of SPAC held by shareholders who have validly exercised their dissenters’ rights, if any) will automatically be cancelled in exchange for the right to receive one PubCo ADS; (b) each outstanding public warrant of SPAC will automatically cease to exist in exchange for one PubCo Series 1 warrant (each a “PubCo Series 1 Warrant”) to purchase PubCo Shares to be delivered in the form of PubCo ADSs pursuant to the terms and conditions of that certain amended and restated warrant agreement to be entered into by and between PubCo and its warrant agent at the Merger Effective Time in substantially the form annexed to the Business Combination Agreement as Exhibit H (the “PubCo Warrant Agreement”); and (c) each outstanding private placement warrant of SPAC will automatically cease to exist in exchange for one PubCo Series 2 warrant (each a “PubCo Series 2 Warrant”, and each of PubCo Series 1 Warrants and PubCo Series 2 Warrants is referred to as a “PubCo Warrant”) to purchase PubCo Shares to be delivered in the form of PubCo ADSs pursuant to the terms and conditions of the PubCo Warrant Agreement.
The “Exchange Ratio” is a ratio determined by dividing the Price per Share (as described below and more fully defined in the Business Combination Agreement) by $10.00. “Price per Share” is defined in the Business Combination Agreement to mean an amount equal to $300,000,000 divided by an amount equal to (a) the aggregate number of JEPLAN Shares (i) that are issued and outstanding immediately prior to the Share Exchange Effective Time and (ii) that are issuable upon the exercise or settlement of all JEPLAN Options, warrants, convertible notes and other equity securities of the Company that are issued and outstanding immediately prior to the Share Exchange Effective Time, minus (b) the number of JEPLAN Shares held by JEPLAN or any of its subsidiaries as treasury shares, if any.
On September 8, 2023, the Company, PubCo and the Sponsor entered into a subscription agreement, pursuant to which, the Sponsor agreed to purchase, contingent upon and substantially concurrently with the closing of the Merger, 500,000 PubCo ADSs in a private placement at a purchase price of $10.00 per PubCo ADS, for an aggregate amount of $5,000,000.
Non-redemption Agreement
On July 7, 2023, the Company entered into a deed of non-redemption (“Deed”) with Tokyo Century Corporation, a Japanese corporation incorporated under the laws of Japan and a strategic partner of the Company, in connection with the extraordinary general meeting of the Company’s shareholders to be called by the Company to consider and approve, among other proposals, the transactions contemplated by the Business Combination Agreement. Pursuant to the Deed, Tokyo Century Corporation agreed that it will not elect to redeem, tender or submit for redemption, or otherwise exercise its SPAC Shareholder Redemption Right (as defined in the Business Combination Agreement) with respect to 500,000 Class A ordinary shares (“Subject Shares”) either in connection with the Business Combination or in connection with any other meeting of the Company’s shareholders or other event which would enable Tokyo Century Corporation to exercise its SPAC Shareholder Redemption Right at any time prior to the closing of the Business Combination. In addition, the Deed provides that Tokyo Century Corporation, from the date of the Deed until the date of its termination, shall not, directly or indirectly, sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or enter into any contracts, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Business Combination Agreement at the closing of the Business Combination.
Liquidity, Capital Resources and Going Concern
As of September 30, 2023, the Company had cash of $141,905 and a working capital deficit of $5,408,983.
The Company’s liquidity needs prior to the IPO had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $142,882, which was paid in full on December 21, 2021 (see Note 5). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of September 30, 2023, there were no amounts outstanding under any Working Capital Loans.
On June 16, 2023, the Company issued an unsecured non-convertible promissory note to the Sponsor (as described in Note 5), pursuant to which the Company may borrow up to $1,725,000 from the Sponsor. On June 21, 2023, the Company received all $1,725,000 and deposited it in Trust Account to extend the Termination Date to September 21, 2023.
On September 19, 2023, the Company issued the Extension Note (as described in Note 5) in the principal amount of up to $1,800,000 to the Payee, pursuant to which the Payee agreed to deposit into the Company’s Trust Account $200,000 each month (or a pro rata portion thereof if less than a month). On September 25, 2023 and October 23, 2023, the Sponsor deposited two tranches of $200,000, for an aggregate of $400,000, into the Trust Account.
On September 19, 2023, the Company issued the Working Capital Note (as described in Note 5) in the principal amount of up to $160,000 to the Sponsor. The Note bears no interest and is payable promptly after the date on which the Company consummates an initial business combination. On September 25, 2023, the Company received the $160,000 loan in full.
The Company believes that it will not need to raise additional funds in order to meet the expenditures required for operating its business. If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of the Business Combination, in which case it may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of its Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available to us, it will be forced to cease operations and liquidate the trust account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Extended Date (assuming no further extension) to consummate the initial Business Combination. The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by the Extended Date (assuming no further extension). Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Extended Date (assuming no further extension).
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements.
In February 2022, the Russian Federation and Belarus commenced a military action with the Republic of Ukraine. As a result of this action, various nations have instituted economic sanctions against the Russian Federation and Belarus. Recently in October 2023, the military conflict between Israel and militant groups led by Hamas has also caused uncertainty in the global markets. As a result of the military conflicts between Russia and Ukraine, the military conflicts between Israel and Hamas and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of these actions and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Note 2 — Significant Accounting Policies Basis of Presentation
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and pursuant to the rules and regulations of the Security and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in unaudited condensed financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods. These unaudited condensed financial statements and accompanying notes should be read in conjunction with the Company’s annual financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 3, 2023, as amended on July 25, 2023.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statement and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $141,905 and $314,229 in cash as of September 30, 2023 and December 31, 2022, respectively. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.
Cash and Investments Held in Trust Account
In August 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account have since then been maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Prior to liquidating the money market funds, the Company’s portfolio of investments held in the Trust

Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
As of September 30, 2023 and December 31, 2022, the Company had $188,643,526 and $180,237,929 held in the Trust Account, respectively. On October 3, 2023, the Company paid $64,953,170 to public shareholders for their redemption of 5,947,466 Class A ordinary shares, leaving about $123.69 million in the Trust Account.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 17,250,000 Class A ordinary shares (including 5,947,466 Class A ordinary shares that were redeemed in connection with the vote to approve the Extension Amendment) subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

As of September 30, 2023 and December 31, 2022, the amount of Class A ordinary shares reflected on the condensed balance sheets are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(7,417,500)
Class A ordinary shares issuance costs	(10,024,022)
Plus:
Remeasurement adjustment on redeemable ordinary shares	25,179,451
Class A ordinary shares subject to possible redemption, December 31, 2022	180,237,929
Plus:
Remeasurement adjustment on redeemable ordinary shares	1,912,415
Class A ordinary shares subject to possible redemption, March 31, 2023	182,150,344
Plus:
Remeasurement adjustment on redeemable ordinary shares	2,171,759
Additional amount deposited into Trust Account	1,725,000
Class A ordinary shares subject to possible redemption, June 30, 2023	186,047,103
Plus:
Remeasurement adjustment on redeemable ordinary shares	2,396,423
Additional amount deposited into Trust Account	200,000
Class A ordinary shares subject to possible redemption, September 30, 2023(1)	$188,643,526

(1)
Including 5,947,466 Class A ordinary shares that that were redeemed in connection with the vote to approve the Extension Amendment. On October 3, 2023, the Company paid $64,953,170 to these shareholders, for their redemption of the Class A ordinary shares.

Stock Compensation Expense
The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred (see Note 5 for more discussion about the details). For the three and nine months ended September 30, 2023, share-based compensation expenses recognized by the Company was $95,288 and $282,756, respectively. For the three and nine months ended September 30, 2022, share-based compensation expenses recognized by the Company was $95,288 and $282,756, respectively.
Net Income per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 19,250,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2023 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per ordinary shares is the same as basic net income per ordinary shares for the period. In connection with the vote to approve the Extension Amendment on September 15, 2023, holders of 5,947,466 Class A ordinary shares of the Company properly exercised their right to redeem their shares. Because the redemption of these shares were not completed until October 3, 2023, they were included in the calculation of basic and diluted net income per share as of September 30, 2023. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):
	For the Three Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of income	$1,078,269	$269,567	$383,085	$95,772
Denominator:
Basic and diluted weighted-average shares outstanding	17,250,000	4,312,500	17,250,000	4,312,500
Basic and diluted net income per share	$0.06	$0.06	$0.02	$0.02
	For the Nine Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of income	$2,136,914	$534,228	$81,909	$20,477
Denominator:
Basic and diluted weighted-average shares outstanding	17,250,000	4,312,500	17,250,000	4,312,500
Basic and diluted net income per share	$0.12	$0.12	$0.00	$0.00
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,474,423 as a result of the Initial Public Offering consisting of $3,450,000 of underwriting commissions, $6,037,500 of deferred underwriting commissions, and $986,923 of other offering costs. The Company recorded $10,024,022 of offering costs as a reduction of temporary equity in connection with the Class A ordinary shares included in the Units, with the remaining amount being a reduction to additional paid-in-capital.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for the Company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company has determined not to early adopt ASU 2020-06.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statement.
Note 3 — Initial Public Offering
On December 21, 2021, the Company consummated its IPO of 17,250,000 Units (including 2,250,000 Units purchased by the underwriter as the over- allotment option was fully exercised) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrant”).
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 10,625,000 Private Placement Warrants (including 1,125,000 Warrants as the over- allotment option was fully exercised) at a price of $1.00 per Private Placement Warrants, for an aggregate purchase price of $10,625,000. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.
Note 5 — Related Party Transactions
Founder Shares
On April 29, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001.
On October 22, 2021, 1,437,500 founder shares were surrendered to the Company for cancellation for no consideration, resulting in 4,312,500 Class B ordinary shares outstanding. All share amounts and related information have been retroactively restated to reflect the share surrender. The founder shares include up to 562,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter, so that the initial shareholder collectively owned 20% of the Company’s issued and outstanding ordinary shares after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option on December 21, 2021, no Class B ordinary shares are currently subject to forfeiture.
On November 24, 2021, the Sponsor transferred an aggregate of 90,000 Class B ordinary shares to the Company’s three independent directors for an aggregate purchase price of $360. The sale of the Founders Shares to the Company’s independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company used a Monte Carlo Model that values the Founder Shares granted to the directors. The key inputs into the Monte Carlo simulation model were (i) risk- free interest rate of 0.93%, (ii) volatility of 13.2%, (iii) estimated term of 2.72 years. According to Monte Carlo simulation, the fair value of the 90,000 shares sold to the Company’s independent directors was approximately $757,122 or $8.412 per share. The appointment of the Company’s independent directors was effective upon the IPO’s Effective Date of December 16, 2021. The Founders Shares were effectively sold subject to a performance condition (i.e., the service period). Compensation expense related to the Founders Shares is recognized according to the service period before the Business Combination, because if the independent directors resign from the Board prior to completion of the Business Combination they must forfeit a pro rata portion of the compensation equal to the portion of the term remaining at the time of the resignation, assuming the Business Combination will be completed two years after the Effective Date. As of September 30, 2023, the independent directors had not resigned from the Company. For the three and nine months ended September 30, 2023, share-based compensation expenses recognized by the Company was $95,288 and $282,756, respectively. For the three and nine months ended September 30, 2022, share-based compensation expenses recognized by the Company was $95,288 and $282,756, respectively.

The initial shareholder, executive officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial shareholder with respect to any Founder Shares.
Promissory Note — Related Party
On April 29, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of September 30, 2021 or the closing of the IPO. On September 14, 2021, the Sponsor and the Company signed off an amendment to the Promissory Note, and the loans are due at the earlier of March 31, 2022 or the closing of the IPO. On December 21, 2021, the outstanding balance of $142,882 was fully repaid. The note was terminated at December 21, 2021.
On June 16, 2023, the Sponsor agreed to loan the Company an aggregate principal amount of $1,725,000 in connection with the proposed extension of the deadline by which the Company must complete an initial business combination from June 21, 2023 to September 21, 2023. These loans are non-interest bearing, unsecured, non-convertible and are due at the closing of the initial Business Combination. As of September 30, 2023, the outstanding balance is $1,725,000.
On September 19, 2023, the Company issued a non-convertible promissory note (the “Extension Note”) in the principal amount of up to $1,800,000 to the Payee, pursuant to which, the Payee agreed to deposit into the Company’s Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the consummation of a Business Combination, and (ii) the Extended Date. The Extension Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. As of September 30, 2023, the outstanding balance is $200,000 under the Extension Note.
On September 19, 2023, the Company issued a non-convertible promissory note (the “Working Capital Note”) in the principal amount of up to $160,000 to the Sponsor, to raise funds for working capital purposes. The Working Capital Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. As of September 30, 2023, the outstanding balance is $160,000 under Working Capital Loan Note.
Working Capital Loans
In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on December 16, 2021 through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the three and nine months ended September 30, 2023, the Company accrued $30,000 and $90,000, respectively, under the Administrative Services Agreement, which is included in due to related party on the accompanying condensed balance sheets. For the three and nine months ended September 30, 2022, the Company accrued $30,000 and $90,000, respectively, under the Administrative Services Agreement, which is included in due to related party on the accompanying condensed balance sheets. As of September 30, 2023 and December 31, 2022, the balance of due to related party in connection with administrative service were $215,333 and $125,333, respectively.
Note 6 — Commitments & Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Except as described herein, the Company’s initial shareholder, executive officers and directors have agreed not to transfer, assign or sell their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial shareholder with respect to any Founder Shares. The Company refers to such transfer restrictions throughout this prospectus as the lock up.
In addition, pursuant to the registration and shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for appointment to the Company’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to an additional 2,250,000 units to cover over-allotments, if any. On December 21, 2021, the underwriter fully exercised its over-allotment option.
On December 21, 2021, the Company paid a cash underwriting commission of two percent (2%) of the gross proceeds of the IPO, or $3,450,000. Additionally, the underwriter is entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $6,037,500 in aggregate, upon the completion of the Company’s initial Business Combination.

On April 12, 2023, Credit Suisse executed a letter agreement with the Company, in which they waived the deferred underwriting fee of $6,037,500, with respect to the proposed Business Combination with JEPLAN.
Subscription Agreement
On September 8, 2023, the Company, PubCo and the Sponsor entered into a subscription agreement, pursuant to which, the Sponsor agreed to purchase contingent upon, and substantially concurrently with the closing of the Merger, 500,000 PubCo ADSs in a private placement at a purchase price of $10.00 per PubCo ADS, for an aggregate amount of $5,000,000.
Note 7 — Shareholders’ Deficit
Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued or outstanding, excluding 17,250,000 Class A ordinary shares subject to possible redemption.
Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. On April 29, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001.
On October 22, 2021, 1,437,500 founder shares were surrendered to the Company for cancellation for no consideration, resulting in 4,312,500 Class B ordinary shares outstanding. All share amounts and related information have been retroactively restated to reflect the share surrender. The founder shares include up to 562,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter, so that the initial shareholder collectively owned 20% of the Company’s issued and outstanding ordinary shares after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option on December 21, 2021, no Class B ordinary shares are currently subject to forfeiture. As of September 30, 2023 and December 31, 2022, there were 4,312,500 Class B ordinary shares issued or outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the public shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.
The Founder Shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares issued upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance).
On September 8, 2023, Pubco, JEPLAN, the Sponsor and the Company amended and restated (which was called the “Amended and Restated Sponsor Support Agreement and Deed”) the Sponsor Support Agreement and Deed dated on June 16, 2023. Pursuant to the Amended and Restated Sponsor Support Agreement and Deed, the Sponsor has also agreed that, to the extent that at an amount equal to the sum of (i) the committed proceeds from the private investments in public equity (the “PIPE”), excluding the PIPE Investment of $5,000,000 to be funded by the Sponsor pursuant to the Sponsor Subscription Agreement, and (ii) the amount equal to the product of (x) the aggregate number of Class A ordinary shareswith respect to which the respective holders thereof have entered into one or more contracts with the Company agreeing not to exercise their redemption rights in connection with the Business Combination (excluding the 500,000 Subject Shares that are subject to the deed of non-redemption dated as of July 7, 2023 by Tokyo Century in favor of the Company) and (y) $10.00 is less than $30,000,000 as of 11:59 p.m., New York time on December 15, 2023, then (a) immediately after the Merger Effective Time, twenty percent (20%) of the ADSs exchanged for the cancellation of the Founder Shares held of record by the Sponsor (the “Earn-In Shares”) immediately prior to the Merger Effective Time will become unvested ADSs and will vest if the VWAP (as defined below) of the ADSs is equal to or greater than $12.00 per ADS for any twenty (20) trading days within any thirty (30) trading day period (the “Earn-In Event”) during the period commencing from the Merger Effective Time and ending on (and including) the fifth (5th) anniversary of the closing of the Merger (the “Earn-In Period”). If the Earn-In Event has not occurred as of the end of the Earn-In Period, all of the Earn-In Shares shall, at the end of the Earn-In Period, be automatically forfeited by Sponsor to PubCo for no consideration and the Sponsor shall surrender and shall promptly instruct the depositary bank to transfer such Earn-In Shares to PubCo, upon which forfeiture PubCo shall surrender such Earn-In Shares to the depositary bank and withdraw the common shares of Pubco (the “PubCo Common Shares”) underlying these Earn-In Shares and cancel those PubCo Common Shares, subject to applicable laws.The “VWAP”means the volume weighted average price of a PubCo ADS on the Trading Market as reported on Bloomberg (or an equivalent, reliable reporting service as reasonably determined by the Sponsor and accepted by PubCo (acting reasonably) in the event that Bloomberg ceases to report such volume weighted average price during the term of the Amended and Restated Sponsor Support Agreement).
Warrants
As of September 30, 2023, there were 8,625,000 Public Warrants and 10,625,000 Private Placement Warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (i) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 30 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement, provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, The Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the “30-day redemption period;” and

•
if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Shareholders’ Warrants”) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

if the closing price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Note 8 — Recurring Fair Value Measurements
As of September 30, 2023, all amounts held in the Trust Account were deposited in an interest-bearing deposit account. The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Carrying Value December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$180,237,929	$180,237,929	$—	$—
	$180,237,929	$180,237,929	$—	$—
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based on this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
On October 3, 2023, the Company paid $64,953,170 to public shareholders for their redemption of 5,947,466 Class A ordinary shares, leaving about $123.69 million in the Trust Account.
On October 23, 2023, the Sponsor deposited the second $200,000 into the Trust Account. Up to the date the condensed financial statements were issued, the total outstanding balance of the Extension Note was $400,000.
Note 10 — Unreviewed Subsequent Events
On November 3, 2023, the Company issued a non-convertible promissory note (the “November 2023 Working Capital Loan Note”) in the principal amount of up to $300,000 to the Sponsor, to raise funds for working capital purposes. The November 2023 Working Capital Loan Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. On November 6, 2023, the Company received the $300,000 in full.
On November 22, 2023, December 19, 2023, and January 23, 2024, the Sponsor deposited three additional $200,000, for an aggregate of $600,000, into the Trust Account. Up to January 24, 2024, the total outstanding balance of the Extension Note was $1,000,000.
On December 15, 2023, the Sponsor failed to fund $30,000,000 proceeds as described in the Amended and Restated Sponsor Support Agreement and Deed, thus, immediately after the Merger Effective Time, the Earn-in Shares will become unvested ADSs and will vest subject to the Earn-In Event during the Earn-In Period.
On January 12, 2024, the Company issued a non-convertible promissory note (the “January 2024 Working Capital Loan Note”) in the principal amount of up to $500,000 to the Sponsor, to raise funds for working capital purposes. The January 2024 Working Capital Loan Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. On January 24, 2024, the Company received the $500,000 in full.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of AP Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of AP Acquisition Corp. (the “Company”) as of December 31, 2022 and December 31, 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for year ended December 31, 2022, and for the period from April 22, 2021 (Inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for year ended December 31, 2022, and for the period from April 22, 2021 (Inception) through December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the company’s liquidation date is less than one year from the date of the financial statements is issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 3, 2023
Firm ID#: 5395
NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

AP ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$314,229	$1,072,135
Prepaid expense	143,034	168,832
Total current assets	457,263	1,240,967
Long-term prepaid expenses	—	141,034
Marketable security held in Trust Account	180,237,929	177,675,249
Total assets	$180,695,192	$179,057,250
Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Accrued offering costs and expenses	$288,154	$375,747
Due to related party	126,393	5,333
Total current liabilities	414,547	381,080
Deferred underwriting commissions	6,037,500	6,037,500
Total liabilities	6,452,047	6,418,580
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 17,250,000 shares at $10.45 and $10.30 redemption value for December 31, 2022 and 2021, respectively	180,237,929	177,675,249
Shareholders’ Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021		—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 17,250,000 shares subject to possible redemption) at December 31, 2022 and 2021		—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 shares issued and outstanding at December 31, 2022 and 2021	431	431
Additional paid-in capital		—
Accumulated deficit	(5,995,215)	(5,037,010)
Total shareholders’ deficit	(5,994,784)	(5,036,579)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$180,695,192	$179,057,250
The accompanying notes are an integral part of the financial statements.

AP ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2022	For the Period from April 22, 2021 (Inception) Through December 31, 2021
Operating costs	$958,205	$37,157
Loss from operations	(958,205)	(37,157)
Other income (expense):
Stock Compensation Expense	(378,043)	(16,572)
Interest earned on investments held in Trust Account	2,562,680	249
Total other income (expense)	2,184,637	(16,323)
Net income (loss)	$1,226,432	$(53,480)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	17,250,000	747,047
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.06	$(0.01)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	4,312,500	4,312,500
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.06	$(0.01)
The accompanying notes are an integral part of the financial statements.

AP ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022
	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	4,312,500	$431	$—	$(5,037,010)	$(5,036,579)
Stock Compensation Expense	—	—	—	—	378,042	—	378,042
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(378,042)	(2,184,637)	(2,562,679)
Net income	—	—	—	—	—	1,226,432	1,226,432
Balance as of December 31, 2022	—	$—	4,312,500	$431	$—	$(5,995,215)	$(5,994,784)
The accompanying notes are an integral part of the financial statements.

AP ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM APRIL 22, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of April 22, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary Share to initial shareholder	—	—	4,312,500	431	24,569	—	25,000
Fair value of 8,625,000 Public Warrants net of allocated offering costs	—	—	—	—	6,967,100	—	6,967,100
Sale of 10,625,000 Private Placement Warrants	—	—	—	—	10,625,000	—	10,625,000
Stock Compensation Expense	—	—	—	—	16,572	—	16,572
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(17,633,241)	(4,983,530)	(22,616,771)
Net loss	—	—	—	—	—	(53,480)	(53,480)
Balance as of December 31, 2021	—	$—	4,312,500	$431	$—	$(5,037,010)	$(5,036,579)
The accompanying notes are an integral part of the financial statements.

AP ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2022	For the Period from April 22, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$1,226,432	$(53,480)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash held in Trust Account	(2,562,680)	(249)
Formation costs paid by related party	—	7,127
Stock based compensation expense	378,043	16,572
Changes in operating assets and liabilities:
Prepaid expenses	166,832	(309,866)
Due to related party	121,060	5,333
Accounts payable and accrued expenses	(87,593)	307,675
Net cash used in operating activities	(757,906)	(26,888)
Cash flows from investing activities:
Investments held in Trust Account	—	(177,675,000)
Net cash used in investing activities	—	(177,675,000)
Cash flows from financing activities:
Proceeds from sale of Units, net of underwriters’ discount	—	169,050,000
Proceeds from issuance of Private Placement Warrants	—	10,625,000
Proceeds from issuance of promissory note	—	142,882
Payment of Promissory Note-related party	—	(142,882)
Payment of deferred offering costs	—	(900,977)
Net cash provided by financing activities	—	178,774,023
Net Change in Cash	(757,906)	1,072,135
Cash – Beginning	1,072,135	—
Cash – Ending	$314,229	$1,072,135
Non-cash investing and financing activities:
Deferred underwriters’ discount charged to additional paid-in capital	$—	$6,037,500
Class A ordinary share subject to redemption	$—	$172,500,000
Remeasurement of Class A ordinary shares subject to redemption	$2,562,680	$5,175,249
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$17,873
Deferred offering costs included in accrued offering costs	$—	$68,072
The accompanying notes are an integral part of the financial statements.

Note 1 — Organization, Business Operation
AP Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on April 22, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not selected any Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target. The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, except that the Company will not complete the initial Business Combination with a target that is headquartered China (including Hong Kong and Macau) or conducts a majority of its business in China (including Hong Kong and Macau).
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 22, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“IPO”), identifying a target company for a Business Combination and proceeding to complete the Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is AP Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on December 16, 2021 (the “Effective Date”). On December 21, 2021, the Company consummated the IPO of 17,250,000 units at $10.00 per unit (the “Unit”), including the issuance of 2,250,000 units as a result of the underwriters’ full exercise of the over-allotment option, generating gross proceeds to the Company of $172,500,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each whole public warrant will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share, subject to adjustment.
Simultaneously with the consummation of the IPO, the Company consummated the sale of 10,625,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds to the Company of $10,625,000.
Transaction costs amounted to $10,474,423 consisting of $3,450,000 of underwriting commissions, $6,037,500 of deferred underwriting commissions, and $986,923 of other offering costs.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
Upon the closing of the IPO on December 21, 2021, $177,675,000 (10.30 per Unit sold in the IPO), including the proceeds of the Private Placement Warrants, was held in a trust account (“ Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a 7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the Company’s public shares if the Company has not consummated the initial Business Combination within Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within Combination Period, with respect to such Class A ordinary shares so redeemed. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.30 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter.
The Class A ordinary share subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will have 18 months from the closing of the IPO or during any one of the two permitted extended three-month periods in which the Company has to consummate a Business Combination beyond the aforementioned period by resolution of the Company’s board if requested by the Company’s Sponsor (an “Extension Period”), with each invocation of extension requiring depositing an additional $0.10 per public share in the trust account. If the Company has not consummated the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within Combination Period.
The Sponsor and each member of the Company’s management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company public shares if the Company does not complete the initial Business Combination within Combination Period or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed timeframe).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, The Company has not asked the Sponsor to reserve for such indemnification obligations, nor have the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Liquidity, Capital Resources, and Going Concern
As of December 31, 2022, the Company had cash of $314,229 and a working capital of $42,716.
The Company’s liquidity needs prior to the IPO had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $142,882, which was paid in full on December 21, 2021 (see Note 5). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans.
The Company believes that it will not need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of the Business Combination, in which case it may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of its Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available to us, it will be forced to cease operations and liquidate the trust account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 21, 2023 (assuming no extension) to consummate the initial Business Combination. The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by June 21, 2023 (assuming no extension). Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 21, 2023 (assuming no extension).
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Note 2 — Significant Accounting Policies Basis of Presentation
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $314,229 and $1,072,135 in cash as of December 31, 2022 and 2021, respectively. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Investments Held in Trust Account
As of December 31, 2022, the assets held in the Trust Account was held in trading securities. The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
At December 31, 2022 and 2021, the Company had $180,237,929 and $177,675,249 held in the Trust Account, respectively.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 17,250,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
As of December 31, 2022 and 2021, the amount of Class A ordinary shares reflected on the balance sheets are reconciled in the following table:
December 31, 2022
Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(7,417,500)
Class A ordinary shares issuance costs	(10,024,022)
Plus:
Remeasurement adjustment on redeemable ordinary shares	22,616,771
Class A ordinary shares subject to possible redemption, December 31, 2021	177,675,249
Plus:
Remeasurement adjustment on redeemable ordinary shares	2,562,680
Class A ordinary shares subject to possible redemption, December 31, 2022	$180,237,929
Stock Compensation Expense
The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred (see Note 5 for more discussion about the details). For the year ended December 31, 2022 and 2021, share-based compensation expenses recognized by the Company was $378,043 and $16,572, respectively.
Net Income (Loss) per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 19,250,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the year ended December 31, 2022 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per ordinary shares is the same as basic net income (loss) per ordinary shares for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Year Ended December 31, 2022		For the period from April 22, 2021 (Inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$981,146	$245,286	$(7,896)	$(45,584)
Denominator:
Basic and diluted weighted-average shares outstanding	17,250,000	4,312,500	747,047	4,312,500
Basic and diluted net income (loss) per share	$0.06	$0.06	$(0.01)	$(0.01)
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,474,423 as a result of the Initial Public Offering consisting of $3,450,000 of underwriting commissions, $6,037,500 of deferred underwriting commissions, and $986,923 of other offering costs. The Company recorded $ 10,024,022 of offering costs as a reduction of temporary equity in connection with the Class A ordinary shares included in the Units, with the remaining amount being a reduction to additional paid-in-capital.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for the Company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company has determined not to early adopt ASU 2020-06.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
On December 21, 2021, the Company consummated its IPO of 17,250,000 Units (including 2,250,000 Units purchased by the underwriter as the over-allotment option was fully exercised) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrant”).
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 10,625,000 Private Placement Warrants (including 1,125,000 Warrants as the over- allotment option was fully exercised) at a price of $1.00 per Private Placement Warrants, for an aggregate purchase price of $10,625,000. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.
Note 5 — Related Party Transactions
Founder Shares
On April 29, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001.
On October 22, 2021, 1,437,500 founder shares were surrendered to the Company for cancellation for no consideration, resulting in 4,312,500 Class B ordinary shares outstanding. All share amounts and related information have been retroactively restated to reflect the share surrender. The founder shares include up to 562,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter, so that the initial shareholder collectively owned 20% of the Company’s issued and outstanding ordinary shares after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option on December 21, 2021, no Class B ordinary shares are currently subject to forfeiture.
On November 24, 2021, the Sponsor transferred an aggregate of 90,000 Class B ordinary shares to the Company’s three independent directors for an aggregate purchase price of $360. The sale of the Founders Shares to the Company’s independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company used a Monte Carlo Model that values the Founder Shares granted to the directors. The key inputs into the Monte Carlo simulation model were (i) risk- free interest rate of 0.93%, (ii) volatility of 13.2%, (iii) estimated term of 2.72 years. According to Monte Carlo simulation, the fair value of the 90,000 shares sold to the Company’s independent directors was approximately $757,122 or $8.412 per share. The appointment of the Company’s independent directors was effective upon the IPO’s Effective Date of December 16, 2021. The Founders Shares were effectively sold subject to a performance condition (i.e., the service period). Compensation expense related to the Founders Shares is recognized according to the service period before the Business Combination, because if the independent directors resign from the Board prior to completion of the Business Combination they must forfeit a pro rata portion of the compensation equal to the portion of the term remaining at the time of the resignation, assuming the Business Combination will be completed two years after the Effective Date. As of December 31, 2022, the independent directors had not resigned from the Company. For the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021, share-based compensation expenses recognized by the Company was $378,043 and $16,572, respectively.
The initial shareholder, executive officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial shareholder with respect to any Founder Shares.
Promissory Note — Related Party
On April 29, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of September 30, 2021 or the closing of the IPO. On September 14, 2021, the Sponsor and the Company signed off an amendment to the Promissory Note, and the loans are due at the earlier of March 31, 2022 or the closing of the IPO. On December 21, 2021, the outstanding balance of $142,882 was fully repaid. The note was terminated at December 21, 2021.
Working Capital Loans
In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31,2022 and 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on December 16, 2021 through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the year ended December 31, 2022 and for the period from April 22, 2022 (inception) through December 31, 2021, the Company incurred $12,000 and $5,333, respectively, under the Administrative Services Agreement, which were included in due to related party on the accompanying balance sheet. As of December 31, 2022 and 2021, the balance of due to related party in connection with administrative service were $120,000 and $5,333, respectively.
Note 6 — Commitments & Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Except as described herein, the Company’s initial shareholder, executive officers and directors have agreed not to transfer, assign or sell their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial shareholder with respect to any Founder Shares. The Company refers to such transfer restrictions throughout this prospectus as the lock up.
In addition, pursuant to the registration and shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for appointment to the Company’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to an additional 2,250,000 units to cover over-allotments, if any. On December 21, 2021, the underwriter fully exercised its over-allotment option.
On December 21, 2021, the Company paid a cash underwriting commission of two percent (2%) of the gross proceeds of the IPO, or $3,450,000. Additionally, the underwriter is entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $6,037,500 in aggregate, upon the completion of the Company’s initial Business Combination.
Note 7 — Shareholders’ Deficit
Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31,2022 and 2021, there were no preference shares issued or outstanding.
Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31,2022 and 2021, there were no Class A ordinary shares issued or outstanding, excluding 17,250,000 Class A ordinary shares subject to possible redemption.
Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. On April 29, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001.
On October 22, 2021, 1,437,500 founder shares were surrendered to the Company for cancellation for no consideration, resulting in 4,312,500 Class B ordinary shares outstanding. All share amounts and related information have been retroactively restated to reflect the share surrender. The founder shares include up to 562,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter, so that the initial shareholder collectively owned 20% of the Company’s issued and outstanding ordinary shares after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option on December 21, 2021, no Class B ordinary shares are currently subject to forfeiture. As of December 31, 2022 and 2021, there were 5,750,000 Class B ordinary shares issued or outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the public shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.
The Founder Shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares issued upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance). In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
Warrants
As of December 31, 2022 and 2021, there were 8,625,000 Public Warrants and 10,625,000 Private Placement Warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (i) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 30 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement, provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, The Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the “30-day redemption period;” and

•
if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Shareholders’ Warrants”) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

if the closing price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Shareholders’ Warrants — Anti dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Note 8 — Recurring Fair Value Measurements
As of December 31, 2022 and 2021, investment securities in the Company’s Trust Account consisted of a treasury securities fund in the amount of $180,237,929 and $177,675,249, respectively, which was held as money market funds. The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	Carrying Value December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$180,237,929	$180,237,929	$—	$—
	$180,237,929	$180,237,929	$—	$—
	Carrying Value December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$177,675,249	$177,675,249	$—	$—
	$177,675,249	$177,675,249	$—	$—
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Note 10 — Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report
On April 12, 2023, Credit Suisse Securities (USA) LLC (“Credit Suisse”), the underwriter of the Company’s initial public offering (the “IPO”), and the Company entered into a letter agreement, pursuant to which Credit Suisse waived its right to receive the deferred underwriting commission, provided that the Company’s business combination with JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“JEPLAN”), is consummated.
On June 16, 2023, (i) the Company, (ii) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“PubCo”), (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”) and (iv) JEPLAN entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement provides for, among other things, the following transactions: (i) the share exchange involving PubCo, the Company and all shareholders of the Company (the “Share Exchange”) and other ancillary transactions in connection therewith (the “Pre-Merger Reorganization”) such that the Company will become a wholly-owned subsidiary of PubCo upon completion of the Pre-Merger Reorganization; and (ii) immediately following the completion of the Pre-Merger Reorganization, the merger of Merger Sub with and into the Company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Merger”). Subject to, and in accordance with, the terms and conditions of the Business Combination Agreement, in connection with the Share Exchange, at the effective time of the Share Exchange (the “Share Exchange Effective Time”), (a) each issued and outstanding common share of JEPLAN, including each share of JEPLAN issued prior to the Share Exchange Effective Time in connection with the conversion of all issued and outstanding convertible notes of JEPLAN, will be exchanged for such fraction of a newly issued common share of PubCo (each a “PubCo Share”) equal to the Exchange Ratio (as defined in the Business Combination Agreement), provided that each shareholder of JEPLAN may elect to receive, in lieu of PubCo Shares, American depositary shares of PubCo, each representing one PubCo Share (each a “PubCo ADS”) in connection with the Share Exchange; and (b) each issued and outstanding option of JEPLAN will be exchanged for an option to purchase such number of PubCo Shares equal to such fraction of PubCo Shares that is equal to the Exchange Ratio.
Also on June 16, 2023, (i) the Sponsor, JEPLAN, the Company, PubCo and certain directors and officers of the Company listed thereto entered into the Sponsor Support Agreement, (ii) the Company, PubCo, JEPLAN and certain JEPLAN shareholders entered into the Shareholder Support Agreement, (iii) the Company, PubCo, JEPLAN and certain JEPLAN shareholders entered into the Shareholder Lock-Up Agreement, and (iv) the Company issued an unsecured promissory note in the aggregate principal amount of $1,725,000 (the “Promissory Note”) to the Sponsor in connection with the proposed extension of the deadline by which the Company must complete an initial business combination from June 21, 2023 to September 21, 2023. The Promissory Note does not bear interest and matures upon the closing of the Merger. The Promissory Note will not be repaid in the event that the Company is unable to complete a business combination unless there are funds available outside the trust account to do so. For more information relating to the Merger, related transactions and the Promissory Note, see the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2023.
On June 21, 2023, the Company extended the deadline by which it must complete an initial business combination from June 21, 2023 to September 21, 2023, following the deposit of $1,725,000 into its trust account by the Sponsor on the same day. Under the amended and restated memorandum and articles of association of the Company, it has the option to further extend the deadline by which it must complete an initial business combination to December 21, 2023 if requested by the Sponsor and subject to the Sponsor depositing additional funds into the trust account.
On July 7, 2023, the Company entered into a deed of non-redemption (“Deed”) with Tokyo Century Corporation, a Japanese corporation incorporated under the laws of Japan and a strategic partner of the Company, in connection with the extraordinary general meeting of the Company’s shareholders to be called by the Company to consider and approve, among other proposals, the transactions contemplated by the Business Combination Agreement. Pursuant to the Deed, Tokyo Century Corporation agreed that it will not elect to redeem, tender or submit for redemption, or otherwise exercise its SPAC Shareholder Redemption Right (as defined in the Business Combination Agreement) with respect to 500,000 Class A ordinary shares

(“Subject Shares”) either in connection with the Business Combination or in connection with any other meeting of the Company’s shareholders or other event which would enable Tokyo Century Corporation to exercise its SPAC Shareholder Redemption Right at any time prior to the closing of the Business Combination. In addition, the Deed provides that Tokyo Century Corporation, from the date of the Deed until the date of its termination, shall not, directly or indirectly, sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or enter into any contracts, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Business Combination Agreement at the closing of the Business Combination.
On September 8, 2023, PubCo, the Company and the Sponsor entered into a Subscription Agreement (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase from PubCo 500,000 PubCo ADSs (the “PIPE Shares”) at a subscription price of $10.00 per PubCo ADS, contingent upon and substantially concurrently with the closing of the Business Combination. The Sponsor Subscription Agreement also provides certain registration rights for the Sponsor, pursuant and subject to the terms and conditions of which, PubCo is required to file with the SEC, within forty-five (45) calendar days after the closing date of the Business Combination, a registration statement covering the resale of the PubCo Shares underlying the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. PubCo must also use commercially reasonable efforts to keep such registration statement or another shelf registration statement that includes the PubCo Shares underlying the PIPE Shares effective until the earliest of: (i) the second anniversary of the closing date of the Business Combination; (ii) the date on which the Sponsor ceases to hold any PIPE Shares; and (iii) the first date on which the Sponsor is able to sell all of the PIPE Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act of 1933, as amended, without the public information, volume or manner of sale limitations of such rule. Additionally, pursuant to the Sponsor Subscription Agreement, the Sponsor, on behalf of itself and its affiliates, agreed to waive any claims that it may have at the closing of the Business Combination or in the future, as a result of, or arising out of, the Sponsor Subscription Agreement against the Company’s Trust Account and will not seek recourse against the Company’s Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of the Sponsor Subscription Agreement or any other agreement with the Company or its affiliates). Notwithstanding the foregoing, such waiver shall not affect any rights the Sponsor or its affiliates may have to receive distributions from the Company’s Trust Account in their capacities as holders of Class A ordinary shares upon the redemption of their shares or the liquidation of the Company if it does not consummate a business combination prior to the deadline by which the Company must complete an initial business combination. The Sponsor Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) the mutual written agreement of each of the parties thereto to terminate the Sponsor Subscription Agreement, and (iii) thirty (30) days after the deadline by which the Company must complete an initial business combination if the closing of the Sponsor’s subscription for the PIPE Shares has not occurred by such date, other than as a result of a breach of the Sponsor’s obligations under the Sponsor Subscription Agreement.
On September 15, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which the Company’s shareholders approved an amendment to the Company’s Articles (the “First Articles Amendment”) to extend the Termination Date from September 21, 2023 to June 21, 2024 or such earlier date as determined by the Company’s board of directors (the “Extended Date”). The Sponsor would deposit $200,000 (or a pro rata portion thereof if less than a month) into the Trust Account for each monthly-extension. On September 25, 2023 and October 23, 2023, the Sponsor deposited two tranches of $200,000, for an aggregate of $400,000, into the Trust Account, extending the Termination Date to November 21, 2023. In connection with Extraordinary General Meeting held on September 15, holders of 5,947,466 Class A ordinary shares of the Company properly exercised their right to redeem their shares. The Company paid $64,953,170 to these shareholders on October 3, 2023, for their redemption of the Class A ordinary shares, leaving approximately $123.69 million in the Trust Account.

On September 19, 2023, the Company issued a non-convertible promissory note (the “Extension Note”) in the principal amount of up to $1,800,000 to the Sponsor, pursuant to which, the Sponsor agreed to deposit into the Company’s Trust Account $200,000 each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the consummation of a Business Combination, and (ii) June 21, 2024 or such earlier date as determined by the Company’s board of directors). The Extension Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. Up to October 24, 2023, the Company’s Trust Account has received $400,000 from the Sponsor, for extension purpose. On September 19, 2023, the Company issued a non-convertible promissory note (the “Working Capital Note”) in the principal amount of up to $160,000 to the Sponsor, to raise funds for working capital purposes. The Working Capital Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. As of September 30, 2023, the outstanding balance is $160,000 under Working Capital Loan Note, which the Company consummates an initial business combination. On September 25, 2023, the Company received the $160,000 loan in full.
On September 8, 2023, Pubco, JEPLAN, the Sponsor and the Company amended and restated (which was called the “Amended and Restated Sponsor Support Agreement and Deed”) the Sponsor Support Agreement and Deed dated on June 16, 2023. Pursuant to the Amended and Restated Sponsor Support Agreement and Deed, the Sponsor has also agreed that, to the extent that at an amount equal to the sum of (i) the committed proceeds from the private investments in public equity (the “PIPE”), excluding the PIPE Investment of $5,000,000 to be funded by the Sponsor pursuant to the Sponsor Subscription Agreement, and (ii) the amount equal to the product of (x) the aggregate number of Class A ordinary shareswith respect to which the respective holders thereof have entered into one or more contracts with the Company agreeing not to exercise their redemption rights in connection with the Business Combination (excluding the 500,000 Subject Shares that are subject to the deed of non-redemption dated as of July 7, 2023 by Tokyo Century in favor of the Company) and (y) $10.00 is less than $30,000,000 as of 11:59 p.m., New York time on December 15, 2023, then (a) immediately after the Merger Effective Time, twenty percent (20%) of the ADSs exchanged for the cancellation of the Founder Shares held of record by the Sponsor (the “Earn-In Shares”) immediately prior to the Merger Effective Time will become unvested ADSs and will vest if the VWAP (as defined below) of the ADSs is equal to or greater than $12.00 per ADS for any twenty (20) trading days within any thirty (30) trading day period (the “Earn-In Event”) during the period commencing from the Merger Effective Time and ending on (and including) the fifth (5th) anniversary of the closing of the Merger (the “Earn-In Period”). If the Earn-In Event has not occurred as of the end of the Earn-In Period, all of the Earn-In Shares shall, at the end of the Earn-In Period, be automatically forfeited by Sponsor to PubCo for no consideration and the Sponsor shall surrender and shall promptly instruct the depositary bank to transfer such Earn-In Shares to PubCo, upon which forfeiture PubCo shall surrender such Earn-In Shares to the depositary bank and withdraw the common shares of Pubco (the “PubCo Common Shares”) underlying these Earn-In Shares and cancel those PubCo Common Shares, subject to applicable laws.The “VWAP”means the volume weighted average price of a PubCo ADS on the Trading Market as reported on Bloomberg (or an equivalent, reliable reporting service as reasonably determined by the Sponsor and accepted by PubCo (acting reasonably) in the event that Bloomberg ceases to report such volume weighted average price during the term of the Amended and Restated Sponsor Support Agreement).
On November 3, 2023, the Company issued a non-convertible promissory note (the “November 2023 Working Capital Loan Note”) in the principal amount of up to $300,000 to the Sponsor, to raise funds for working capital purposes. The November 2023 Working Capital Loan Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. On November 6, 2023, the Company received the $300,000 in full.
On November 22, 2023, December 19, 2023, and January 23, 2024, the Sponsor deposited three additional $200,000, for an aggregate of $600,000, into the Trust Account. Up to January 24, 2024, the total outstanding balance of the Extension Note was $1,000,000.
On December 15, 2023, the Sponsor failed to fund $30,000,000 proceeds as described in the Amended and Restated Sponsor Support Agreement and Deed, thus, immediately after the Merger Effective Time, the Earn-in Shares will become unvested ADSs and will vest subject to the Earn-In Event during the Earn-In Period.

On January 12, 2024, the Company issued a non-convertible promissory note (the “January 2024 Working Capital Loan Note”) in the principal amount of up to $500,000 to the Sponsor, to raise funds for working capital purposes. The January 2024 Working Capital Loan Note bears no interest and is payable promptly after the date on which the Company consummates an initial Business Combination. On January 24, 2024, the Company received the $500,000 in full.

JEPLAN, INC. AND ITS SUBSIDIARIES
Interim Condensed Consolidated Statements of Financial Position
		In thousands of yen		In thousands of dollars
	Note	December 31, 2022	June 30, 2023	June 30, 2023
Assets
Current assets
Cash and cash equivalents		2,073,432	1,500,473	10,386
Trade and other receivables		823,137	903,334	6,253
Inventories	6	1,621,145	1,998,076	13,830
Other financial assets		152,634	152,585	1,056
Other current assets		98,226	218,742	1,514
Total current assets		4,768,574	4,773,210	33,039
Non-current assets
Property, plant and equipment	7	6,198,622	6,491,014	44,930
Goodwill		100,355	100,355	695
Intangible assets		318,282	310,547	2,150
Deferred tax assets		38,151	36,649	254
Other financial assets		108,228	107,662	745
Other non-current assets		3,502	1,879	13
Total non-current assets		6,767,140	7,048,106	48,787
Total assets		11,535,714	11,821,316	81,826
Liabilities and Equity
Liabilities
Current liabilities
Trade payables		524,311	406,163	2,811
Other payables		1,238,079	1,902,617	13,170
Advances received		463,078	642,638	4,448
Bonds and loans	8,12	1,226,360	2,011,229	13,921
Lease liabilities		90,912	86,832	601
Income taxes payable		35,474	—	—
Other financial liabilities		36,961	94,413	654
Other current liabilities		137,225	195,776	1,355
Total current liabilities		3,752,400	5,339,668	36,960
Non-current liabilities
Bonds and loans	8,12	2,203,352	2,012,594	13,931
Lease liabilities		1,252,001	1,210,947	8,382
Provisions		496,068	497,377	3,443
Deferred tax liabilities		89,242	93,043	644
Other financial liabilities		51,657	38,976	270
Other non-current liabilities		421,380	408,302	2,826
Total non-current liabilities		4,513,700	4,261,239	29,496
Total liabilities		8,266,100	9,600,907	66,456
Equity
Share capital	9	4,350,852	4,475,977	30,982
Share premium	9	4,905,098	5,056,573	35,001
Accumulated deficit	9	(5,773,589)	(7,070,289)	(48,939)
Equity attributable to owners of the Company		3,482,361	2,462,261	17,044
Non-controlling interests		(212,747)	(241,852)	(1,674)
Total equity		3,269,614	2,220,409	15,370
Total liabilities and equity		11,535,714	11,821,316	81,826
See accompanying notes to interim condensed consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Interim Condensed Consolidated Statements of Profit or Loss
		In thousands of yen		In thousands of dollars
		For the Six Months Ended June 30		For the Six Months Ended June 30 2023
	Note	2022	2023
Revenues	10	3,002,455	3,206,421	22,194
Cost of sales	6	(2,781,435)	(2,912,886)	(20,163)
Gross profit		221,020	293,535	2,031
Selling, general and administrative expenses		(877,490)	(1,541,851)	(10,672)
Other operating income		47,222	58,265	403
Other operating expenses		(5,417)	(134,255)	(929)
Operating loss		(614,665)	(1,324,306)	(9,167)
Finance income		25	94,726	656
Finance expenses		(56,799)	(90,919)	(629)
Loss before tax		(671,439)	(1,320,499)	(9,140)
Income tax (expense) benefit		(13,667)	(5,306)	(37)
Loss for the period		(685,106)	(1,325,805)	(9,177)
Attributable to:
Owners of the Company	11	(656,570)	(1,296,700)	(8,976)
Non-controlling interests		(28,536)	(29,105)	(201)
	In Yen			In dollars
Earnings (loss) per share
Basic loss per share attributable to owners of the Company	11	(7,211.17)	(13,188.84)	(91.29)
Diluted loss per share attributable to owners of the Company	11	(7,211.17)	(13,188.84)	(91.29)
See accompanying notes to interim condensed consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Interim Condensed Consolidated Statements of Comprehensive Income
		In thousands of yen		In thousands of dollars
		For the Six Months Ended June 30		For the Six Months Ended June 30 2023
	Note	2022	2023
Loss for the period		(685,106)	(1,325,805)	(9,177)
Total comprehensive loss for the period		(685,106)	(1,325,805)	(9,177)
Attributable to:
Owners of the Company	11	(656,570)	(1,296,700)	(8,976)
Non-controlling interests		(28,536)	(29,105)	(201)
See accompanying notes to interim condensed consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Interim Condensed Consolidated Statements of Changes in Equity
		In thousands of yen
		Equity attributable to owners of the Company
	Note	Share capital	Share premium	Accumulated deficit	Total	Non-controlling interests	Total equity
As of January 1, 2022		2,976,552	2,955,433	(3,829,438)	2,102,547	—	2,102,547
Loss for the period		—	—	(656,570)	(656,570)	(28,536)	(685,106)
Comprehensive loss for the period		—	—	(656,570)	(656,570)	(28,536)	(685,106)
Issuance of new shares	9	150,000	148,950	—	298,950	—	298,950
Issuance of convertible bonds		—	(7,880)	—	(7,880)	—	(7,880)
Capital transactions with non-controlling interests		—	615,138	—	615,138	(115,138)	500,000
Total transactions with owners		150,000	756,208	—	906,208	(115,138)	791,070
As of June 30, 2022		3,126,552	3,711,641	(4,486,008)	2,352,185	(143,674)	2,208,511
		In thousands of yen						In thousands of dollars
		Equity attributable to owners of the Company
	Note	Share capital	Share premium	Accumulated deficit	Total	Non-controlling interests	Total equity
As of January 1, 2023		4,350,852	4,905,098	(5,773,589)	3,482,361	(212,747)	3,269,614	22,632
Loss for the period		—	—	(1,296,700)	(1,296,700)	(29,105)	(1,325,805)	(9,177)
Comprehensive loss for the period		—	—	(1,296,700)	(1,296,700)	(29,105)	(1,325,805)	(9,177)
Issuance of new shares	9	125,125	121,557	—	246,682	—	246,682	1,708
Recognition of Share-based payment expenses		—	29,918	—	29,918	—	29,918	207
Total transactions with owners		125,125	151,475	—	276,600	—	276,600	1,915
As of June 30, 2023		4,475,977	5,056,573	(7,070,289)	2,462,261	(241,852)	2,220,409	15,370
See accompanying notes to interim condensed consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Interim Condensed Consolidated Statements of Cash Flows
		In thousands of yen		In thousands of dollars
		For the Six Months Ended June 30		For the Six Months Ended June 30 2023
	Note	2022	2023
Cash flows from operating activities:
Loss before tax		(671,439)	(1,320,499)	(9,140)
Adjustments for:
Depreciation and amortization		327,679	331,362	2,294
Share-based payment expenses		—	29,918	207
Interest income		(8)	(9)	(0)
Interest expenses		54,246	90,092	624
Changes in:
Increase (decrease) in allowance for expected credit losses		—	275	2
(Increase) decrease in trade and other receivables		105,294	(74,924)	(519)
(Increase) decrease in inventories	6	(152,862)	(376,931)	(2,609)
Increase (decrease) in trade payables		(89,494)	(118,147)	(818)
Increase (decrease) in other payables		115,621	207,802	1,438
Increase (decrease) in advances received		34,173	179,560	1,243
Others		(61,341)	(70,132)	(485)
Cash provided by (used in) operating activities		(338,131)	(1,121,633)	(7,763)
Interest received		8	9	0
Interest paid		(43,779)	(40,426)	(280)
Subsidy income		103	349	2
Net cash provided by (used in) operating activities		(381,799)	(1,161,701)	(8,041)
Cash flows from investing activities:
Acquisition of property, plant and equipment	7	(163,252)	(291,395)	(2,017)
Acquisition of intangible assets		(12,350)	(9,080)	(63)
Others		(79,218)	20,967	145
Net cash provided by (used in) investing activities		(254,820)	(279,508)	(1,935)
Cash flows from financing activities:
Net increase (decrease) in short-term loans	8	215,000	(58,333)	(404)
Proceeds from long-term loans	8	—	40,000	277
Repayments of long-term loans	8	(152,510)	(221,074)	(1,530)
Proceeds from issuance of bonds	8	—	970,000	6,714
Repayments of bonds	8	(47,500)	(47,500)	(329)
Repayments of installment payables		(25,201)	(13,053)	(89)
Repayment of lease liabilities		(47,226)	(48,472)	(336)
Proceeds from issuance of new shares	9	297,900	246,682	1,707
Net cash provided by (used in) financing activities		240,463	868,250	6,010
Net increase (decrease) in cash and cash equivalents		(396,156)	(572,959)	(3,966)
Cash and cash equivalents at the beginning of the period		1,168,862	2,073,432	14,352
Cash and cash equivalents at the end of the period		772,706	1,500,473	10,386
See accompanying notes to interim condensed consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Notes to Interim Condensed Consolidated Financial Statements
1. Reporting Entity
JEPLAN, INC. (the “Company,” “JEPLAN,” “we” or “our”) is a corporation established under the Companies Act of Japan. The Company’s registered head office is located in Kawasaki City, Kanagawa prefecture, and address information is available on our website (https://www.jeplan.co.jp/en/). The Company’s interim condensed consolidated financial statements as of and for the period ended June 30, 2023, are comprised of the Company and its subsidiaries. The Company and its consolidated subsidiaries (collectively, the “Group”) mainly engage in the planning and operation of recycling projects, and the manufacturing and sales of recycled products.
On June 16, 2023, a Business Combination Agreement was entered into among JEPLAN Holdings (“PubCo”), a Japanese corporation incorporated under the laws of Japan on May 29, 2023, as a wholly-owned subsidiary of JEPLAN, an entity established under the Companies Act of Japan. PubCo wholly owns JEPLAN MS, Inc. (“Merger Sub”), an exempted company limited by shares incorporated on May 23, 2023, as a Cayman Islands exemption company formed solely in contemplation of the business combination, and AP Acquisition Corp. (“APAC”), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”).
Upon consummation of the Business Combination, Merger Sub will merge with and into SPAC, while PubCo continuing as the surviving entity. Subsequently, JEPLAN Inc. and SPAC will become wholly-owned subsidiaries of PubCo (the “Merger”). PubCo and Merger Sub held no material assets or operated any businesses as of the interim reporting period as of June 30, 2023. Furthermore, the completion of the Business Combination had not been finalized as of the date of these unaudited interim condensed consolidated financial statements.
Accordingly, the financial results of PubCo and Merger Sub have been consolidated into the financial statements of the Group as of June 30, 2023.
2. Basis of Preparation
(1)
Compliance with International Financial Reporting Standards

The Group’s interim condensed consolidated financial statements have been prepared in accordance with IAS 34 “Interim Financial Reporting,” as issued by the International Accounting Standards Board.
The Group’s interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended December 31, 2022, since the interim condensed consolidated financial statements do not contain all the information required in the annual consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The term “IFRS” also includes International Accounting Standards (IASs) and the related interpretations of the interpretations committees (Standard Interpretations Committee (SIC) and International Financial Reporting Interpretations Committee (IFRIC)).
(2)
Basis of Measurement

The Group’s interim condensed consolidated financial statements have been prepared on a historical cost basis, except for the financial instruments measured at fair value.
(3)
Functional and Presentation Currency

The interim condensed consolidated financial statements of the Group are presented in Japanese yen, which is the Group’s functional currency and presentation currency. All financial information presented in Japanese yen has been rounded to the nearest thousand yen, unless otherwise stated.

JEPLAN, INC. AND ITS SUBSIDIARIES
Convenience Translation
Translations of balances in consolidated statements of financial position ,consolidated statements of profit or loss ,consolidated statements of comprehensive loss, consolidated statements of changes in equity and statements of cash flows from Japanese yen into US Dollar (“dollar” or “USD”) as of June 30, 2023, are solely for the convenience of the readers and are calculated at the rate of USD1.00 = JPY144.47, which was the foreign exchange rate on June 30, 2023, as reported by the Board of Governors of the Federal Reserve System. No representation is made that the yen amounts could have been, or could be, converted, realized, or settled into dollars at such rate, or at any other rate.
(4)
Going Concern

For the six months ended June 30, 2023, the Group recorded an operating loss of ¥1,324,306 thousand and a negative operating cash flow of ¥1,161,701 thousand. Additionally, the Group’s current liabilities exceeded its current assets, resulting in a negative liquidity position as of June 30, 2023. Under this circumstance, the Company’s consolidated subsidiary PET Refine Technology Co., Ltd. (“PRT”), in relation to the bonds, which were issued to Green Finance Organization on September 14, 2021, ¥280,000 thousand as of June 30, 2023, had violated a financial covenant clause. However, PRT has secured an agreement as of September 26, 2023, from Green Finance Organization that it will not exercise certain rights related to the loss of benefits until April 30, 2024.
Based on the foreseeable future projection of continuing operating profit or loss and the need for future business funding, management has determined that these additional conditions raise substantial doubt about the Group’s ability to continue as a going concern.
The accompanying consolidated financial statements do not include adjustments that may result from this uncertainty. Therefore, the consolidated financial statements are prepared on the assumption that the Group will continue as a going concern.
(5)
Approval of Interim Condensed Consolidated Financial Statements

The Group’s interim condensed consolidated financial statements have been approved by the Board of Directors on December 22, 2023.
3. Material Accounting Policies
The material accounting policies adopted for the condensed interim consolidated financial statements are the same as those for the consolidated financial statements for the year ended December 31, 2022, except for the following item.
The Group calculates income taxes for the interim period based on the estimated annual effective tax rate.
New standards, interpretations and amendments adopted by the Group
The Group has adopted the following new standards, interpretations and amendments from the year beginning on January 1, 2023.
Standards	Name of the standard	Description of new standards and amendments
IAS1	Presentation of Financial statements	Amendments to require companies to disclose their material accounting policy information rather than their significant accounting policies
IAS8	Accounting policies, Changes in accounting estimates and Errors	Clarify how changes in accounting policies should be distinguished from changes in accounting estimates
IAS12	Income taxes	Clarification of accounting for deferred taxes on assets and liabilities arising from a single transaction

JEPLAN, INC. AND ITS SUBSIDIARIES
The adoption of the above standards and interpretations did not have a material impact on the interim condensed consolidated financial statements.
New and revised accounting standards and interpretations issued but not yet effective
The following IFRS standards have been recently issued by the IASB. Pronouncements that are irrelevant to the Group have been excluded.
Standards	Name of the standard	Description of new standards and amendments
IAS1	Presentation of Financial statements	Clarify requirements for the classification of liabilities as current or non-current Revisions requiring disclosure of information on long-term debt with covenants
The Company does not expect the above announcement to have a material impact on the Group’s interim condensed consolidated financial statements of the Group as of and for the six months period ended June 30, 2023.
4. Significant Accounting Judgments, Estimates and Assumptions
The Group has applied accounting policies and judgments, accounting estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in order to prepare its interim condensed consolidated financial statements. Estimates and assumptions are based on management’s best judgment based on various factors that are considered reasonable based on past performance and circumstances. However, actual results could differ from those estimates and assumptions by their nature.
These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
The significant accounting judgments, estimates, and assumptions applied to the interim condensed consolidated financial statements for the six months ended June 30, 2023, are based on the accounting policies applied to the consolidated financial statements for the previous fiscal year.
5. Segment Information
The Group operates in a single segment where the Group conducts business leveraging its core chemical recycling technology. Therefore, this description has been omitted.
6. Inventories
The amount of inventory write-downs to net realizable value recognized as an expense was ¥95,631 thousand and ¥75,942 thousand for the six months ended June 30, 2022, and 2023, respectively.
There were no reversals of such write-downs for the six months ended June 30, 2022, and 2023, respectively.
7. Property, Plant and Equipment and Commitments
The amount of acquisition cost of property, plant and equipment for the six months ended June 30, 2022, was ¥164,553 thousand. On the other hand, the acquisition cost for the six months ended June 30, 2023, was ¥698,579 thousand, mainly attributable to the capital expenditure for the development of a chemical recycling technology called REWIND™ with Axens Group.
There were no costs incurred upon disposals of property, plant and equipment for the six months ended June 30, 2022, and 2023, respectively.

JEPLAN, INC. AND ITS SUBSIDIARIES
Commitments for the purchase of property, plant and equipment were ¥305,646 thousand and ¥186,262 thousand as at December 31, 2022, and June 30, 2023, respectively.
8. Bonds and Loans
(1)
New Loans and Repayment

The amount of new loans and repayment for the six months ended June 30, 2022 and 2023 are as follows:
			For the Six Months Ended June 30 2022
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
	Balance at 1 January 2022		2,835,641
	New loans
PRT	Unsecured bank loan	March 9, 2022	150,000	2.50	February 28, 2023
PRT	Unsecured bank loan	April 27, 2022	100,000	2.00	April 30, 2023
JEPLAN	Unsecured bank overdraft	April 30, 2022	65,000	0.77	April 30, 2023
	Repayments
JEPLAN	Secured bank loan	March 4, 2016	(6,720)	0.60	February 28, 2031
JEPLAN	Secured bank loan	October 27, 2016	(10,710)	0.76	October 31, 2031
PRT	Secured syndicated loan	September 30, 2020	(116,900)	TIBOR+1.2	February 28, 2027
JEPLAN	Unsecured bank loan	January 26, 2018	(5,831)	1.27	January 31, 2023
JEPLAN	Unsecured bank loan	May 31, 2019	(2,764)	Short-term prime rate +0.675	May 31, 2022
JEPLAN	Unsecured bank loan	October 29, 2021	(3,498)	Short-term prime rate -0.7	September 30, 2024
JEPLAN	Unsecured bank loan	January 31, 2019	(1,420)	TIBOR+1.2	January 31, 2022
JEPLAN	Unsecured bank overdraft	April 30, 2022	(100,000)	0.77	April 30, 2023
	Other movements		2,391
	Balance at 30 June 2022		2,905,189
			For the Six Months Ended June 30 2023
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
	Balance at 1 January 2023		2,786,120
	New loans
JEPLAN	Unsecured bank loan	June 15, 2023	40,000	Short-term prime rate	May 25, 2026
PRT	Unsecured bank overdraft	March 31, 2023	500,000	Short-term prime rate	July 31, 2023
	Repayments
JEPLAN	Secured bank loan	March 4, 2016	(6,720)	0.60	February 28, 2031
JEPLAN	Secured bank loan	October 27, 2016	(10,710)	0.76	October 31, 2031
PRT	Secured syndicated loan	September 30, 2020	(175,350)	TIBOR+1.2	February 28, 2027

JEPLAN, INC. AND ITS SUBSIDIARIES
			For the Six Months Ended June 30 2023
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
JEPLAN	Unsecured bank loan	January 26, 2018	(1,686)	1.27	January 31, 2023
JEPLAN	Unsecured bank loan	June 15, 2023	(1,112)	Short-term prime rate	May 25, 2026
JEPLAN	Unsecured bank loan	October 29, 2021	(6,996)	Short-term prime rate -0.7	September 30, 2024
JEPLAN	Unsecured bank loan	November 25, 2022	(13,668)	Variable interest rate with a base rate of 1.250	November 25, 2025
PRT	Unsecured bank loan	April 27, 2022	(83,333)	2.00	April 30, 2023
PRT	Unsecured bank loan	March 9, 2022	(75,000)	2.50	February 28, 2023
PRT	Unsecured bank overdraft	March 31, 2023	(300,000)	Short-term prime rate	July 31, 2023
JEPLAN	Other	August 10, 2022	(100,000)	0.64	March 31, 2023
	Other movements		1,288
	Balance at 30 June 2023		2,552,833
(2)
Bond Issuance, Redemption and Conversion

Bond Issuance
No bonds were issued for the six months ended June 30, 2022.
The amount of bond issuance for the six months ended June 30, 2023, is as follows:
			For the Six Months Ended June 30 2023
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
JEPLAN	Unsecured convertible bonds with stock acquisition rights(1)	March 31, 2023	873,308	2.00	March 31, 2024

(1)
The Company issued convertible bonds with stock acquisition rights to third-party companies on March 31, 2023 with an aggregate face value of ¥970,000 thousand. The amount of ¥873,308 thousand represents the carrying amount of the liability as of June 30, 2023, which is measured at amortized cost. At the initial recognition, the Company recognized convertible bonds in the amount of ¥837,721 thousand and derivative liabilities in the amount of ¥132,279 thousand, which is classified as other financial liabilities. The interest expense of ¥35,587 thousand related to the convertible bonds was recognized using the effective interest method for the period ended June 30, 2023. For further details, please refer to Note 12, “Financial Instruments.”

Bond Repayment
The amount of bond repayment for the six months ended June 30, 2022 and 2023 are as follows:

JEPLAN, INC. AND ITS SUBSIDIARIES
			For the Six Months Ended June 30 2022
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
JEPLAN	Unsecured bonds	December 30, 2016	7,500	0.14(1)	December 30, 2024
PRT	Unsecured bonds	September 14, 2021	40,000	5.00	September 14, 2026
			For the Six Months Ended June 30 2023
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
JEPLAN	Unsecured bonds	December 30, 2016	7,500	0.14(1)	December 30, 2024
PRT	Unsecured bonds	September 14, 2021	40,000	5.00	September 14, 2026

(1)
The interest rate is 0.1% from the day after the issue date until June 30, 2017. After June 30, 2017, the interest rate is equal to the 6-month TIBOR plus 0.0% determined in accordance with the bond terms and conditions.

Bond Conversion
The amount of convertible bonds for the six months ended June 30, 2022, is as follows:
			For the Six Months Ended June 30 2022
Entity	Instrument	Date of issue	In thousands of yen	Interest rate (%)	Maturity
JEPLAN	Convertible bond(1)	February 5, 2021	488,642	0.60	February 5, 2026

(1)
The bondholder, Sojitz Corporation, had a right to purchase issued common stocks of PRT with the purchase price offsetting the principal amount of the bond. The option was exercised in April 2022, and the bond was derecognized. As a result, the Company’s ownership in PRT decreased from 100.0% to 75.0%.

No bond conversions were executed for the six months ended June 30, 2023.
Financial Covenants
The unsecured corporate bonds underwriting agreement issued by PRT on September 14, 2021, a subsidiary of the Company, is subject to financial covenants, and the main financial covenants pertaining to these agreements are as follows:
Corporate Bonds Underwriting Agreement
The balance for the six months ended June 30, 2023, is ¥280,000 thousand.
PRT, in its non-consolidated statement of income, is required not to recognize an operating loss for two consecutive fiscal years after the year ending December 31, 2022. Additionally, the total liabilities of the Company at each year-end balance sheet date should not exceed its total assets.
There was a breach of relevant covenants as of December 31, 2021, and 2022, when the total liabilities of the Company exceeded its total assets.
The Company did not obtain an agreement from the underwriter to not exercise its right regarding the repayment acceleration clause as of December 31, 2021, and 2022 when it was effective until the following

JEPLAN, INC. AND ITS SUBSIDIARIES
year-end. Accordingly, the carrying amounts of the bonds were presented within the current liabilities as bonds and loans for the current portion as of December 31, 2021, and 2022.
9. Issued Capital and Reserves
Number of authorized shares
The number of authorized shares is 360,000 shares of common stock as of June 30, 2023.
Number of issued shares
The change in the number of shares issued for the six months ended June 30, 2023, is as follows:
Shares issued
December 31, 2022	98,216
Increase(1)	715
June 30, 2023	98,931

(1)
The increase in the number of shares issued in common stock is due to an issuance of 715 new shares for a private placement.

The shares issued by the Company are ordinary shares with no par value that have no restrictions on any rights, and all issued shares have been paid in full.
10. Revenue
The breakdown of revenue for the six months ended June 30, 2022 and 2023 are as follows:
	In thousands of yen
	For the Six Months Ended June 30
	2022
	Japan	Other	Total
By type of goods or services
Recycled PET resin and products sales	2,693,735	90,502	2,784,237
Used clothing collection services	115,285	—	115,285
Consulting and marketing	102,933	—	102,933
Total	2,911,953	90,502	3,002,455
	In thousands of yen
	For the Six Months Ended June 30
	2023
	Japan	Other	Total
By type of goods or services
Recycled PET resin and products sales	3,021,593	—	3,021,593
Used clothing collection services	93,910	—	93,910
Consulting and marketing	90,918	—	90,918
Total	3,206,421	—	3,206,421
The Group operates as a single reportable segment with a single operating segment, but its goods or services are classified into three discrete categories: recycled PET resin and products sales, used clothing collection services, and consulting and marketing.

JEPLAN, INC. AND ITS SUBSIDIARIES
Revenue from contracts with customers is recognized when the control of a good or service is transferred to customers.
11. EPS
The basis for calculating basic EPS and diluted EPS is as follows:
	In thousands of yen
	For the Six Months Ended June 30
	2022	2023
Net profit (loss) for the period attributable to owners of the Company	(656,570)	(1,296,700)
Net profit adjustment amount	—	—
Net profit (loss) used for calculation of diluted EPS	(656,570)	(1,296,700)
	In the number of shares
Weighted average number of common shares used for calculation of basic EPS	91,049	98,318
Effect of dilutive securities:
Stock acquisition rights	—	—
Weighted average number of common shares used for calculation of diluted EPS	91,049	98,318
	In Yen
Basic EPS	(7,211.17)	(13,188.84)
Diluted EPS	(7,211.17)	(13,188.84)
There were 1,210 dilutive potential common shares associated with the stock acquisition rights and 2,772 dilutive potential common shares associated with convertible bonds as of June 30, 2023. As they were anti-dilutive, they were excluded from the computation of diluted EPS.
12. Financial Instruments
Fair Value Hierarchy
Financial instruments measured at fair value are categorized in the following fair value hierarchy that reflects the significance and observability of the inputs in making the measurements:
Level 1: Fair value measured based on observable inputs, such as quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2: Fair value measured using direct or indirect observable inputs other than those of Level 1; and
Level 3: Fair value measured using significant unobservable inputs, which reflect the reporting entity’s own assumptions that market participants would use in establishing a price.
When two or more inputs are used for the measurement of fair value, the level of fair value measurement is determined based on the lowest level input that is significant to the entire measurement.
Reclassification among the levels in the fair value hierarchy is recognized upon the date when the event or change in circumstances causes the reclassification to occur.
There were no significant transfers of financial instruments between the levels as of December 31, 2022, and June 30, 2023.

JEPLAN, INC. AND ITS SUBSIDIARIES
The measurement method of financial instruments fair values are as follows:
Bonds:
Bonds payable with floating interest rates reflect market interest rates in the short term and the fair value approximates the book value. On the other hand, bonds with fixed interest rates are classified as Level 2 because the fair value represents the present value of future cash flows discounted at an appropriate rate such as the yield on government bonds plus a credit spread.
Loans:
The fair value of short-term borrowings approximates the book value; therefore, the book value represents the fair value.
For long-term loans payable, those with floating interest rates reflect market interest rates in the short term and the fair value approximates the book value. On the other hand, loans with fixed interest rates are classified as Level 2 because the fair value represents the present value of future cash flows discounted at an appropriate rate such as the yield on government bonds plus a credit spread.
Other Financial Liabilities:
The financial liabilities are measured at fair value through profit or loss, including derivatives embedded in convertible bonds, are classified as other financial liabilities. The fair value of financial instruments classified as Level 3 is measured using relevant valuation techniques and several input variables that reflects the nature, characteristics, and risks associated with these financial instruments.
Financial Instruments Measured at Amortized Cost
The fair value of financial assets and liabilities measured at amortized cost as of December 31, 2022, and June 30, 2023, are as follows:
Bonds and loans classified as Level 2 are assessed by using an assessment method and regularly monitored based on a pricing model using observable market inputs such as market interest rates.
Fair value information is not provided for immaterial financial instruments because financial instruments whose carrying amount is a reasonable approximate to fair value.
Disclosure of the fair value of lease liabilities is not required.
	In thousands of yen
	December 31, 2022
	Carrying amounts	Fair value
		Level 1	Level 2	Level 3	Total
Financial liabilities measured at amortized cost
Bonds(1)	643,592	—	651,299	—	651,299
Loans(1)	2,786,120	—	2,775,269	—	2,775,269
Total	3,429,712	—	3,426,568	—	3,426,568

JEPLAN, INC. AND ITS SUBSIDIARIES
	In thousands of yen
	June 30, 2023
	Carrying amounts	Fair value
		Level 1	Level 2	Level 3	Total
Financial liabilities measured at amortized cost
Bonds(1)	1,470,990	—	1,477,735	—	1,477,735
Loans(1)	2,552,833	—	2,546,069	—	2,546,069
Total	4,023,823	—	4,023,804	—	4,023,804

(1)
Bonds and Loans include the current portion.

Financial liabilities measured at fair value through profit or loss
There are no financial liabilities measured at fair value through profit or loss as of December 31, 2022.
The fair value of financial assets and liabilities measured at fair value through profit or loss as of June 30, 2023, are as follows:
	In thousands of yen
	June 30, 2023
	Carrying amounts	Fair value
		Level 1	Level 2	Level 3	Total
Financial liabilities measured at through profit or loss
Other financial liabilities
Stock acquisition right	37,593	—	—	37,593	37,593
Total	37,593	—	—	37,593	37,593
Reconciliations from the beginning balance to the ending balance of financial instruments categorized within Level 3
In thousands of yen
For the Six Months Ended June 30
2023
Balance at the beginning of the period	—
Issuance during the period	132,279
(Gain) loss due to fair value measurement(1)	(94,686)
Balance at the end of the period	37,593

(1)
The gain or loss resulting from the fair value measurement is included in “Finance Income” in the condensed consolidated statement of profit or loss.

Information about fair value measurements of financial instruments classified as Level 3
The fair value of these financial liabilities has been measured using Black-Scholes model, considering the share price of the Company, average historical volatility of comparable companies, and other relevant factors.
The significant unobservable input is the average historical volatility of comparable companies, which was 32.90% as of June 30, 2023. If the average historical volatility of comparable companies increases (decreases), the fair value of the financial liabilities will also increase (decrease) accordingly.

JEPLAN, INC. AND ITS SUBSIDIARIES
13. Subsequent Events
(1)
The convertible bonds with stock acquisition rights which had been issued to UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership on March 31, 2023 were converted on July 7, 2023. As a result, the shareholder’s equity of the Company increased by ¥913,654 thousand.

(2)
In August 2023, an equipment malfunction was discovered during the start-up preparation work for the melt polymerization process at the PRT Plant. As a result, production of r-PET was halted on August 3, 2023, to allow for an initial investigation of this issue. After the investigation, production at the PRT Plant resumed on August 17, 2023, as no significant abnormalities were found, except for an unusual noise issue. Based on the observation of PRT Plant commissioning with steady-state daily production of r-PET resin without any negative effect on quality, Management determined that the risk of another halt in production was minimal and decided to continue production at the PRT Plant full-time. Although the management believes that stable production of r-PET can currently continue at the PRT Plant, additional repairs or part replacements may be required during the routine refurbishment scheduled for June 2024, at an estimated cost of ¥20 million. The exact costs, extent, and timing of such remediation are currently uncertain, as the assessment and remediation efforts are ongoing. Management assesses that there was no impact on the consolidated financial statements for the six months ended June 30, 2023.

(3)
On November 30, 2023, JEPLAN issued 429 common shares of the Company to Kingwhale Corporation for an aggregate purchase price of ¥150,150 thousand, pursuant to a Share Subscription Agreement. On that same date, Kingwhale Corporation entered into a Shareholder Support Agreement. Accordingly, the shareholder’s equity of the Company increased by ¥150,150 thousand.

(4)
On December 21, 2023, JEPLAN issued 2,857 common shares of the Company to Osaka Gas Co., Ltd. (“Osaka Gas”), for an aggregate purchase price of ¥999,950 thousand, pursuant to a Share Subscription Agreement. The shareholder’s equity of the Company increased by ¥999,950 thousand.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
JEPLAN, INC.
Opinion on the Financial Statements
We have audited the accompanying Consolidated Statements of Financial Position of JEPLAN, INC. and its subsidiaries (the “Company”) as of December 31, 2022, December 31, 2021 and January 1, 2021, the related Consolidated Statements of Profit or Loss, Consolidated Statements of Comprehensive Loss, Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, December 31, 2021 and January 1, 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Explanatory Paragraph — Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2(4), the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(4). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP
We have served as the Company’s auditor since 2022.
New York, New York
September 8, 2023

JEPLAN, INC. AND ITS SUBSIDIARIES
Consolidated Statements of Financial Position
		In thousands of yen			In thousands of dollars
	Note	As of January 1, 2021	December 31, 2021	December 31, 2022	December 31, 2022
Assets
Current assets
Cash and cash equivalents	7,27,28	899,476	1,168,862	2,073,432	15,730
Trade and other receivables	8,20,27	87,806	705,294	823,137	6,245
Inventories	9	241,011	1,324,324	1,621,145	12,299
Other financial assets	27,28	1,153,059	153,084	152,634	1,158
Other current assets	10	190,409	85,420	98,226	745
Total current assets		2,571,761	3,436,984	4,768,574	36,177
Non-current assets
Property, plant and equipment	11,13,14,28	5,038,492	5,872,318	6,198,622	47,027
Goodwill	12,13	100,355	100,355	100,355	761
Intangible assets	12,13	368,014	331,863	318,282	2,415
Deferred tax assets	15	—	11,462	38,151	289
Other financial assets	27	29,101	13,703	108,228	821
Other non-current assets	10	6,378	4,646	3,502	27
Total non-current assets		5,542,340	6,334,347	6,767,140	51,340
Total assets		8,114,101	9,771,331	11,535,714	87,517
Liabilities and Equity
Liabilities
Current liabilities
Trade payables	27	70,016	359,475	524,311	3,978
Other payables	27	406,550	322,676	1,238,079	9,393
Advances received	20	230,458	222,361	463,078	3,513
Bonds and loans	17,27	1,509,014	1,015,440	1,226,360	9,304
Lease liabilities	14,27	86,529	87,293	90,912	690
Provisions	18	3,683	—	—	—
Income taxes payable	15	19,156	24,434	35,474	269
Other financial liabilities	27	24,984	34,006	36,961	280
Other current liabilities	10	120,544	119,255	137,225	1,041
Total current liabilities		2,470,934	2,184,940	3,752,400	28,468
Non-current liabilities
Bonds and loans	17,27	1,328,737	3,043,256	2,203,352	16,716
Lease liabilities	14,27	1,320,799	1,311,154	1,252,001	9,499
Provisions	18	489,147	493,464	496,068	3,764
Deferred tax liabilities	15	111,027	100,048	89,242	677
Other financial liabilities	27	52,698	77,019	51,657	391
Other non-current liabilities	10	496,428	458,903	421,380	3,197
Total non-current liabilities		3,798,836	5,483,844	4,513,700	34,244
Total liabilities		6,269,770	7,668,784	8,266,100	62,712
Equity
Share capital	19	2,200,302	2,976,552	4,350,852	33,008
Share premium	19	2,174,427	2,955,433	4,905,098	37,213
Accumulated deficit	19	(2,530,398)	(3,829,438)	(5,773,589)	(43,802)
Equity attributable to owners of the Company		1,844,331	2,102,547	3,482,361	26,419
Non-controlling interests	31	—	—	(212,747)	(1,614)
Total equity		1,844,331	2,102,547	3,269,614	24,805
Total liabilities and equity		8,114,101	9,771,331	11,535,714	87,517
See accompanying notes to consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Consolidated Statements of Profit or Loss
		In thousands of yen		In thousands of dollars
	Note	2021	2022	2022
Revenues	20	2,520,587	6,324,223	47,980
Cost of sales	9,22	(2,295,081)	(6,019,447)	(45,668)
Gross profit		225,506	304,776	2,312
Selling, general and administrative expenses	21,22	(1,536,778)	(2,315,235)	(17,565)
Other operating income	24	89,887	81,307	617
Other operating expenses	24	(6,321)	(34,531)	(262)
Operating loss		(1,227,706)	(1,963,683)	(14,898)
Finance income	23	77	57	0
Finance expenses	23	(98,349)	(112,150)	(850)
Loss before tax		(1,325,978)	(2,075,776)	(15,748)
Income tax (expense) benefit	15	26,938	34,016	258
Loss for the year		(1,299,040)	(2,041,760)	(15,490)
Attributable to:
Owners of the Company	25	(1,299,040)	(1,944,151)	(14,750)
Non-controlling interests		—	(97,609)	(740)
		In yen		In dollars
Earnings (loss) per share
Basic loss per share attributable to owners of the Company	25	(15,100.20)	(20,637.89)	(156.57)
Diluted loss per share attributable to owners of the Company	25	(15,100.20)	(20,637.89)	(156.57)
See accompanying notes to consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
		In thousands of yen		In thousands of dollars
	Note	2021	2022	2022
Loss for the year		(1,299,040)	(2,041,760)	(15,490)
Total comprehensive loss for the year		(1,299,040)	(2,041,760)	(15,490)
Attributable to:
Owners of the Company	25	(1,299,040)	(1,944,151)	(14,750)
Non-controlling interests		—	(97,609)	(740)
See accompanying notes to consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
		In thousands of yen						In thousands of dollars
		Equity attributable to owners of the Company				Non- controlling interests
	Note	Share capital	Share premium	Accumulated deficit	Total		Total equity
As of January 1, 2021		2,200,302	2,174,427	(2,530,398)	1,844,331	—	1,844,331	13,992
Loss for the year		—	—	(1,299,040)	(1,299,040)	—	(1,299,040)	(9,855)
Comprehensive loss for the year		—	—	(1,299,040)	(1,299,040)	—	(1,299,040)	(9,855)
Issuance of new shares	19	776,250	770,816	—	1,547,066	—	1,547,066	11,737
Issuance of convertible bonds		—	10,190	—	10,190	—	10,190	77
Total transactions with owners		776,250	781,006	—	1,557,256	—	1,557,256	11,814
As of December 31, 2021		2,976,552	2,955,433	(3,829,438)	2,102,547	—	2,102,547	15,951
Loss for the year		—	—	(1,944,151)	(1,944,151)	(97,609)	(2,041,760)	(15,490)
Comprehensive loss for the year		—	—	(1,944,151)	(1,944,151)	(97,609)	(2,041,760)	(15,490)
Issuance of new shares	19	1,374,300	1,319,598	—	2,693,898	—	2,693,898	20,437
Exercise of convertible bonds by non-controlling interests		—	(7,881)	—	(7,881)	—	(7,881)	(59)
Recognition of share-based payment expenses	29	—	22,810	—	22,810	—	22,810	173
Capital transactions with non-controlling interests	17	—	615,138	—	615,138	(115,138)	500,000	3,793
Total transactions with owners		1,374,300	1,949,665	—	3,323,965	(115,138)	3,208,827	24,344
As of December 31, 2022		4,350,852	4,905,098	(5,773,589)	3,482,361	(212,747)	3,269,614	24,805
See accompanying notes to consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
		In thousands of yen		In thousands of dollars
	Note	2021	2022	2022
Cash flows from operating activities:
Loss before tax		(1,325,978)	(2,075,776)	(15,748)
Adjustments for:
Depreciation and amortization	11,12,14	522,670	668,744	5,073
Share-based payment expenses	29	—	22,810	173
Interest income	23	(77)	(57)	(0)
Interest expenses	23	91,204	106,650	809
Changes in:
Increase (decrease) in allowance for expected credit losses	8	(3,897)	(23)	(0)
(Increase) decrease in trade and other receivables	8	(613,591)	(117,820)	(894)
(Increase) decrease in inventories	9	(1,083,313)	(296,821)	(2,252)
Increase (decrease) in trade payables	27	289,459	164,836	1,251
Increase (decrease) in other payables		(116,395)	569,970	4,324
Increase (decrease) in advances received		(8,097)	240,717	1,826
Others		8,437	(37,999)	(288)
Cash provided by (used in) operating activities		(2,239,578)	(754,769)	(5,726)
Interest received		18	16	0
Interest paid		(62,430)	(83,992)	(637)
Subsidy income		—	103	0
Net cash provided by (used in) operating activities		(2,301,990)	(838,642)	(6,363)
Cash flows from investing activities:
Acquisition of property, plant and equipment	11	(1,144,021)	(568,512)	(4,313)
Proceeds from sale of property, plant and equipment		6,800	—	—
Acquisition of intangible assets	12	—	(18,394)	(140)
Proceeds from refund of time deposits	28	1,000,000	—	—
Others		35,356	(64,150)	(486)
Net cash provided by (used in) investing activities		(101,865)	(651,056)	(4,939)
Cash flows from financing activities:
Net increase (decrease) in short-term loans	26	(1,055,000)	213,333	1,618
Proceeds from long-term loans	26	1,640,207	82,000	622
Repayments of long-term loans	26	(99,808)	(358,498)	(2,720)
Proceeds from issuance of bonds	26	900,000	—	—
Repayments of bonds	26	(115,000)	(95,000)	(720)
Repayments of installment payables	26	(48,537)	(46,163)	(350)
Repayment of lease liabilities	26	(95,687)	(95,302)	(723)
Proceeds from issuance of new shares	19	1,547,066	2,693,898	20,438
Net cash provided by (used in) financing activities		2,673,241	2,394,268	18,165
Net increase (decrease) in cash and cash equivalents		269,386	904,570	6,863
Cash and cash equivalents at the beginning of the year	7	899,476	1,168,862	8,867
Cash and cash equivalents at the end of the year	7	1,168,862	2,073,432	15,730
See accompanying notes to consolidated financial statements.

JEPLAN, INC. AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
1. Reporting Entity
JEPLAN, INC. (the “Company’’,“JEPLAN”, “we” or “our”) is a corporation established under the Companies Act of Japan. The Company’s registered head office is located in Kawasaki City, Kanagawa prefecture, and address information is available on our website (https://www.jeplan.co.jp/en/). The Company’s consolidated financial statements are comprised of the Company and its subsidiaries and have a fiscal year-end of December 31. The Company and its consolidated subsidiaries (collectively, the “Group”) mainly engage in the planning and operation of recycling projects, and the manufacturing and sales of recycled products.
The Group has a single reportable segment. However it classifies its goods and services into the following three discrete categories: recycled polyethylene terephthalate (“r-PET”) resin and product sales, used clothing collection services and consulting and marketing.
Details of the Company’s goods or services are described in Note 3. “Significant Accounting Policies, (13) Revenue”, and details of the Group’s segment is described in Note 6. “Segment Information.”
2. Basis of Preparation
(1)
Compliance with International Financial Reporting Standards (“IFRS”) and First-time Adoption

The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. The term “IFRS” also includes International Accounting Standards (IASs) and the related interpretations of the interpretations committees (Standard Interpretations Committee (SIC) and International Financial Reporting Interpretations Committee (IFRIC)).
The Group has adopted IFRS for the first time for the year ended December 31, 2022, so the annual consolidated financial statements for this year are the first ones prepared in conformity with IFRS. The date of the Group’s transition to IFRS (the “Transition Date”) is January 1, 2021.
The Group’s accounting policies comply with IFRS, except for the provisions of IFRS that have not been early adopted and the exemptions permitted under IFRS 1 “First-time Adoption of International Financial Reporting Standards” (“IFRS 1”).
IFRS 1 requires an entity applying IFRS for the first time to apply it retrospectively in principle and provides certain exemptions where an entity may voluntarily choose not to apply retrospectively or where a retrospective application is prohibited.
The Group has elected to apply the following exemptions:
Business Combinations
The Group has elected not to apply IFRS 3 Business Combinations (“IFRS 3”) retrospectively for Business Combinations prior to the Transition Date to IFRS. As a result, Goodwill recognized in past Business Combinations under previous GAAP, that is the accounting principles generally accepted in Japan (“Japanese GAAP”), remained at carrying value as of the Transition Date. The Group tested Goodwill for impairment as of the transition date, regardless of any indication of impairment.
Under Japanese GAAP, goodwill is amortized over the estimated useful life. However, with the transition to IFRS, the amortization of goodwill has been discontinued.
Leases
IFRS 1 permits first-time adopters to determine whether a lease is included in a contract that exists at the Transition Date to IFRS based on the facts and circumstances that exist as of that date. Moreover, it permits measuring the lease liability at the present value of the remaining lease payments, discounted at the lessee’s incremental borrowing rate as at the Transition Date. The right-of-use asset can be measured at the same amount as the lease liability.
If a lease term is 12 months or less from the Transition Date or the underlying asset of a lease is low value, it can be recognized as expenses.
The use of subsequent judgment is allowed, for instance, in determining the lease term when the contract includes an option to extend or terminate the lease.
Mandatory Exceptions
IFRS 1 prohibits retrospective application of IFRS concerning “estimates”, derecognition of financial assets and financial liabilities and classification and measurement of financial assets. The Group applied the requirements of IFRS on these items prospectively from the date of transition to IFRS.
Additionally, as the Group is a non-listed entity as at the end of the reporting year and did not prepare the consolidated financial statements in accordance with previous GAAP in the preceding years. Thus, a reconciliation table of the effect of the transition to IFRS on the Group’s financial position, results of operation and cash flows for the first-time adoption is not disclosed.
(2)
Basis of Measurement

The Group’s consolidated financial statements have been prepared on a historical cost basis, except for the financial instruments stated in Note 3. “Significant Accounting Policies.”
(3)
Functional and Presentation Currency

The consolidated financial statements of the Group are presented in Japanese yen (“yen”, “JPY” or “¥”), which is the Group’s functional currency and presentation currency. All financial information presented in Japanese yen has been rounded to the nearest thousand yen, unless otherwise stated.
Convenience Translation
Translations of balances in consolidated statements of financial position, consolidated statements of profit or loss, consolidated statements of comprehensive loss ,consolidated statements of changes in equity and statements of cash flows from Japanese yen into US Dollar (“dollar” or “USD”) as of December 31, 2022 are solely for the convenience of the readers and are calculated at the rate of USD1.00 = JPY131.81, which was the foreign exchange rate on December 30, 2022 as reported by the Board of Governors of the Federal Reserve System. No representation is made that yen amounts could have been, or could be, converted, realized or settled into dollar at such rate, or at any other rate.
(4)
Going Concern

For the year ended December 31, 2022, the Group recorded an operating loss of ¥1,963,683 thousand and a negative operating cash flow of ¥838,642 thousand. Under this circumstance, our consolidated subsidiary PET Refine Technology Co., Ltd. (“PRT”), in relation to the issued bonds to Green Finance Organization, had violated the financial covenant clause. However, PRT has secured an agreement not to exercise certain rights related to the loss of benefits until September 29, 2023. PRT is requesting to obtain from Green Finance Organization further extension of the agreement on the issued bonds from September 29, 2023 to April 30, 2024. In addition, after completing its annual scheduled maintenance, an equipment malfunction has occurred at the PRT Plant. Although the stable production of r-PET can currently continue at the PRT Plant, management believes that additional repairs or part replacements may be required in the future, which may negatively impact the financial position and business performance (Refer to Note 33. “Subsequent Events” and Note 34. “Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report”).
Management plans to address this uncertainty through equity financing. There is no assurance that the Group’s plans of equity financing will be successful.
Based on the foreseeable future projection of continuing operating profit or loss and the need for future business funding, management has determined that these additional conditions raise substantial doubt about the Group’s ability to continue as a going concern.

The accompanying consolidated financial statements do not include adjustments that may result from this uncertainty. Therefore, the consolidated financial statements are prepared on the assumption that the Group will continue as a going concern.
(5)
Approval of Consolidated Financial Statements

The Group’s consolidated financial statements have been approved by the Board of Directors on September 8, 2023.
(6)
New Accounting Standards and Interpretations Issued but Not Yet Adopted

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s consolidated financial statements are disclosed below. The standards and interpretations that are issued but not yet effective have not been adopted early by the Group. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.
Amendments to IAS 1: Classification of Liabilities as Current or Non-current
In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:
•
What is meant by a right to defer settlement

•
That a right to defer must exist at the end of the reporting period

•
That classification is unaffected by the likelihood that an entity will exercise its deferral right

•
That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification

The amendments are effective for annual reporting periods beginning on or after 1 January 2024 and must be applied retrospectively. The Group is currently assessing the impact the amendments will have on current practice and whether existing loan agreements may require renegotiation.
Amendments to IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting Policies
In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgments, in which it provides guidance and examples to help entities apply materiality judgments to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their “significant” accounting policies with a requirement to disclose their “material” accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.
The amendments to IAS 1 are applicable for annual periods beginning on or after 1 January 2023 with earlier application permitted. Since the amendments to the Practice Statement 2 provide non-mandatory guidance on the application of the definition of material to accounting policy information, an effective date for these amendments is not necessary.
The Group is currently revisiting their accounting policy information disclosures to ensure consistency with the amended requirements.
Amendments to IAS 8: Definition of Accounting Estimates
In February 2021, the IASB issued amendments to IAS 8, in which it introduces a definition of “accounting estimates.” The amendments clarify the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors. Also, they clarify how entities use measurement techniques and inputs to develop accounting estimates.
The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and apply to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Earlier application is permitted as long as this fact is disclosed.

The amendments are not expected to have a material impact on the Group’s consolidated financial statements.
Amendments to IAS 12: Deferred Tax related to Assets and Liabilities arising from a Single Transaction
In May 2021, the Board issued amendments to IAS 12, which narrow the scope of the initial recognition exception under IAS 12, so that it no longer applies to transactions that give rise to equal taxable and deductible temporary differences.
The amendments should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, at the beginning of the earliest comparative period presented, a deferred tax asset (provided that sufficient taxable profit is available) and a deferred tax liability should also be recognized for all deductible and taxable temporary differences associated with leases and decommissioning obligations.
The Group is currently assessing the impact of the amendments.
3. Significant Accounting Policies
(1)
Basis of Consolidation

Subsidiaries
The consolidated financial statements of the Group include the accounts of the Company and its subsidiaries which are controlled by the Company or the Group. All significant intercompany balances and transactions have been eliminated upon consolidation.
The Group controls an entity when the Group has exposure or has rights to variable returns from its involvement with the entity, and has the ability to use power over the entity to affect its returns, which is the ability to direct the relevant activities, of the entity. To determine whether the Group controls an entity, status of voting rights or similar rights, contractual agreements and other specific factors are taken into consideration.
Non-controlling interest in a subsidiary is accounted for separately from the parent’s ownership interests in a subsidiary. Profit or loss and each component of other comprehensive income are attributed to the shareholders of the parent and non-controlling interest, even if this result in the non-controlling interest having a deficit balance. A change in the ownership interest of a subsidiary without a loss of control, is accounted for as an equity transaction.
Joint arrangement
A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to that arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the consent of all parties to the joint control.
The investments in joint operations are recognized through consolidation of assets, liabilities and results of operations in relation to the Group’s ownership percentage.
(2)
Business Combinations

Business combinations are accounted for using the acquisition method. The identifiable assets acquired and the liabilities assumed are measured at the fair values at the acquisition date. Goodwill is measured as the excess of the sum of the fair value of consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree less the fair value of identifiable assets acquired, net of liabilities assumed, at the acquisition date.

(3)
Foreign Currency Transactions

Foreign currency transactions
Foreign currency transactions are translated into the functional currency at the exchange rates prevailing when such transactions occur. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates as of the end of the reporting period. Non-monetary assets and liabilities measured based on historical costs that are denominated in foreign currencies are remeasured at the exchange rate at the date of the initial transaction. Non-monetary assets and liabilities that are measured at fair value in foreign currencies are remeasured using historical exchange rates at the date when the fair value was determined. Gains or losses on exchange differences arising from settlement of foreign currency assets and liabilities are recognized in profit or loss in which they arise.
(4)
Financial Instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and a financial liability or equity security of another entity.
Financial assets
(i)
Initial Recognition and Measurement

Financial assets are recognized in the consolidated statements of financial position when the Group becomes a party to the contract of the instruments.
A financial asset is classified as financial assets measured at amortized cost when the asset is held within a business model in which the objective is to hold the financial asset in order to collect the contractual cash flows, and the contractual term of the financial asset gives rise to cash flows on specified dates that are solely payments of principal and interest on the principal amount outstanding. Financial assets measured at amortized cost except trade receivables arising from contracts with customers are initially measured at their fair value. Trade receivables arising from contracts with customers are initially measured at the transaction price.
(ii)
Subsequent Measurement and Derecognition

Financial assets at amortized cost are measured using the effective interest method after initial recognition.
Financial assets are derecognized when the contractual rights to cash flows from the financial assets expire, or when the contractual rights to receive the cash flows from the financial assets are transferred and all risks and rewards of ownership of the financial assets are substantially transferred.
Impairment
The allowance for impairment losses of financial assets measured at amortized cost is established using an Expected Credit Loss (“ECL”) model. The provisions are based on a forward-looking ECL, which includes possible default events on the financial assets over the entire holding period of the financial assets measured at amortized cost. The Group defines a default event by the debtor as a situation in which a significant issue arises on the debtor’s payment of contractual cash flows, causing the Group to have no reasonable expectation of recovering the financial asset in its entirety or a portion thereof. In assessing the changes in the risk of a default occurring, the Group mainly considers external credit ratings and past due information. The allowance for impairment losses of trade receivables, other receivables and lease receivables are continuously measured at amounts equal to lifetime ECL.
Credit impaired financial assets are determined based on objective evidence such as debtor’s significant financial deterioration, default or delayed payment for liabilities or interests and bankruptcy.
Receivables for which it has been determined that there is no reasonable likelihood of collection are directly written down to the gross carrying amount of the financial asset in question.

ECLs are estimated in a way that reflects the following:
i.
an unbiased, probability-weighted amount calculated by evaluating a range of possible outcomes,

ii.
the time value of money, and

iii.
reasonable and supportable information that is available without undue cost or effort at the reporting date about past events, current conditions, and forecasts of future economic conditions.

The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument. The Group recognizes an impairment gain or loss in profit or loss for financial instruments with a corresponding adjustment to their carrying amount through the allowance for expected credit losses account. The amount of reversal with respect to previously recorded impairment loss is also recognized in profit or loss.
The gross carrying amount of a financial asset is directly reduced by offsetting the amount of allowance for expected credit losses when the entity has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. The Group continues to collect overdue receivables even for financial assets that have been directly amortized.
Financial Liabilities
(i)
Initial Recognition and Measurement

The Group recognizes financial liabilities in the consolidated statements of financial position when the Group becomes a party to the contractual provisions of the financial liability. At the date of initial recognition, financial liabilities are measured at fair value, net of transaction cost.
For convertible bonds, at initial recognition, the book value of the liability component of the bond is the fair value of discounted future cash flows of the bond at a rate of similar debt instruments taking into account the Company’s credit risk excluding the transaction costs from issuing the bond. After the initial recognition, the liability component is measured at amortized cost using the effective interest method. The difference between the fair value of the entire convertible bond and the fair value of the liability component is allocated to the conversion option. The difference is recognized as the equity component at the amount excluding the transaction costs as well as income taxes and is not remeasured subsequently.
(ii)
Subsequent Measurement and Derecognition

Financial liabilities are measured at amortized cost using the effective interest method after initial recognition. The effective interest rate is the rate that discounts estimated future cash payments through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.
Financial liabilities are derecognized, when the obligations specified in the contract are discharged, canceled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.
(5)
Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash and subject to insignificant risk of change in value with a maturity of three months or less from the date of acquisition.
(6)
Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories includes purchase costs, conversion costs and other costs incurred in bringing inventories to present location and condition, and is determined by the weighted -average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(7)
Property, Plant and Equipment (Excluding Right-of-Use Assets)

Property, plant and equipment are measured based on the cost model and stated at its cost less accumulated depreciation and impairment losses.
Property, plant and equipment are initially measured at cost and mainly includes the costs directly attributable to the acquisition and the initial estimate of dismantle, removal, and restoration costs associated with the asset. When a major inspection is performed or certain items of property, plant and equipment are replaced, their cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. The recognition criteria are met when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. Repairs and maintenance expense under normal capacity are included in inventory conversion costs. All other subsequent expenses are recognized in profit or loss as incurred.
Depreciation of property, plant and equipment, except for land that is not subject to depreciation, is calculated on a straight-line method over the estimated useful life. The depreciable amount is the cost of the asset less the respective estimated residual values.
The estimated useful lives used in calculating depreciation of property, plant and equipment are mainly as follows:
Buildings and structures	7 to 31 years
Machinery and vehicles	4 to 15 years
Tools, furniture and fixtures	2 to 15 years
The depreciation method, useful lives and residual values of property, plant and equipment are reviewed annually at each fiscal year end, and adjusted prospectively as of changes in accounting estimates, if appropriate.
(8)
Goodwill and Intangible Assets

(i)
Goodwill

Goodwill is not amortized and is allocated to a cash-generating unit (CGU), or groups of cash-generating units (CGUs), and is tested for impairment annually or whenever there is any indication of impairment.
(ii)
Research and Development

Development expenditure for a product is capitalized only when there is a technical and commercial feasibility of completing the development, the Group has intention, ability and sufficient resources to use the outcome of the development, it is probable that the outcome will generate a future economic benefit, and the cost can be measured reliably. Expenditures on research and other development expenditures that do not meet the foregoing conditions are expensed as incurred.
(iii)
Other Intangible Asset (Excluding Right-of-Use Assets)

Other intangible assets are amortized using the straight-line method over their estimated useful lives. Other intangible assets are mainly comprised of patent rights, whose estimated useful lives range from 8 to 20 years.
(9)
Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. When the Group has the right to obtain and direct substantially all of the economic benefits from the use of the identified asset throughout the period of use, the contract conveys the right to control the use of the identified asset.

(i)
Leases as a Lessee

The Group recognizes the right-of-use asset and a corresponding lease liability in the consolidated statements of financial position at the date of lease commencement.
The right-of-use asset is initially measured at cost, which comprises the amount of initial measurement of the lease liability adjusted for any lease payments made at or before the commencement date, any initial direct costs incurred by the lessee and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset. For a contract that contains a lease component and non-lease components, the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.
The right-of-use asset is measured based on the cost model and carried at its cost less accumulated depreciation and impairment losses. After the initial recognition, depreciation of the right-of-use asset is subsequently calculated on a straight-line method from the lease commencement date to the earlier of the end of the useful life of the underlying asset or the end of the lease term.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. The lease term comprises a non-cancellable period of lease contracts and periods covered by an option to extend or terminate the lease if the Group is reasonably certain to exercise that option. After initial recognition, the lease liability is measured at amortized cost using the effective interest method. If there is a change in future lease payments, such as from reassessment of whether an extension or termination option will be exercised, the lease liability is remeasured. When the lease liability is remeasured, the amount of the remeasurement of the lease liability is recognized as an adjustment to the right-of-use asset. However, if the carrying amount of the right-of-use asset is reduced to zero and there is a further reduction in the measurement of the lease liability, any remaining amount of the remeasurement is recognized in profit or loss.
The Group has elected to apply recognition exemption for leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments for such leases are recognized as an expense on a straight-line method over the lease term.
(ii)
Leases as a Lessor

For a contract that is, or contains a lease, the lease is classified as a finance lease if it transfers substantially all the risks and rewards of ownership of an underlying asset to the lessee. Leases other than finance leases are classified as operating leases. The Group assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset.
A receivable under a finance lease is initially recognized at the amount of net investment in the lease which is the gross investment in the lease discounted at the interest rate implicit in the lease, and included in other financial assets in the consolidated statements of financial position. Assets subject to operating leases are presented as property, plant and equipment in the consolidated statements of financial position.
(10)
Impairment of Non-Financial Assets

At the end of each reporting period, the carrying amount of non-financial assets other than inventories and deferred tax assets, which are comprised mainly of property, plant and equipment, right-of-use asset, goodwill and intangible assets, are assessed to determine whether there is any indication of impairment. If there is such an indication, the recoverable amount of such asset is estimated and compared with the carrying amount of the asset, as test of impairment.
The recoverable amount of an individual asset or a CGU is the higher of fair value less costs to sell and value in use. Value in use is determined as the present value of future cash flows expected to be derived from the asset or CGU. When the carrying amount of an asset or a CGU exceeds the recoverable amount, the carrying amount is reduced to the recoverable amount and an impairment loss is recognized in profit or loss.

Details of impairment testing of CGU including goodwill is described in Note 13. “Impairment of Non-Financial Assets.”
(11)
Employee Benefits

Short-term employee benefits
For short-term employee benefits including salaries, bonuses and paid annual leave, the amounts expected to be paid in exchange for services are recognized as expenses in the same period when the employees render related services.
Post-employment benefits
The Group have a defined contribution pension plan as post-employment benefit plan. The contributions to the defined contribution pension plan are recognized as expenses when the employees render related services.
(12)
Provisions

Provisions are recognized when the Group has present legal or constructive obligation as a result of past events, if it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made for the amount of the obligation. Provisions are measured based on the best estimate of expenditure required to settle the present obligation at the end of the reporting period.
(13)
Revenue

Revenue is recognized based on the five-step approach outlined below.
Step 1:   Identify the contract(s) with a customer
Step 2:   Identify the performance obligations in the contract
Step 3:   Determine the transaction price
Step 4:   Allocate the transaction price to the performance obligations in the contract
Step 5:   Recognize revenue when (or as) the entity satisfies a performance obligation
The Group is engaged in sales of the following goods and services: recycled PET resin and products, used clothing collection services, and consulting and marketing. Revenue from contracts with customers is recognized when the control of a good or service is transferred to customers. The amount of revenue to be recognized is measured based on consideration which the Group expects to receive in exchange for its goods or services and excludes amounts collected on behalf of third parties. If a contract contains more than one performance obligation to a customer, the consideration is allocated based on the standalone selling price of each performance obligation. The consideration that the Group receives in exchange for its goods or services may be fixed or variable. Variable consideration is only recognized to the extent it is highly probable that a significant reversal will not occur.
When identifying the performance obligations, the Group determines if it is a principal or an agent in a transaction where another party is involved. If the nature of the promise is a performance obligation to provide the specified goods or services itself, the Group is a principal and recognizes revenue in the gross amount of consideration. If its nature is a performance obligation to arrange for those goods or services to be provided by other parties, the Group is an agent and the recognizes revenue in the net amount of consideration.
(i)
Recycled PET resin and products

The Group identifies the delivery of recycled PET resin and products as performance obligations and recognizes revenue at the point in time when control over recycled PET resin and products is transferred to customers. Control is generally transferred at the point of time when goods were delivered to the carrier arranged by the customer at the Group’s location. When the carrier is arranged by the Group, control is transferred at the point of time upon receipt of the recycled PET resin and products by customer at the customer’s location. The consideration the Group receives in exchange for the recycled PET resin and products is fixed. Consideration for the sale of recycled PET resins and products is received primarily within one year from the time of delivery of the recycled PET resins and products to the customer. No significant financing component is included.
(ii)
Used clothing collection services

The Group identifies collection of collected textile products, sorting and reporting on whether collected textile products can be recycled or not as a single performance obligation. A service is distinct if the customer can benefit from the service on its own or together with other readily available resources and service is separately identifiable from other promises in the contract. The Group concludes that each distinct service will be a single performance obligation, as the customer can benefit from the service collectively. Revenue is recognized when the Group reports the weight of collected textile products, which can be recycled, to the customer. Consideration for used clothing collection services is received principally within one year from the time the Group reports the completion of the work to the customer. No significant financing component is included.
(iii)
Consulting and marketing

The Group provides consulting services, customers simultaneously receive and consume the benefits and it is determined that the performance obligation is satisfied over time. In addition, since it is determined that customers receive equal benefits over the service periods from the consulting services, revenue from consulting services is recognized on a straight-line method over the service period. The Group receives consideration for consulting and marketing services based on contracts with customers. The time when the services are rendered to the client and the time when the consideration is received is within one year, thus no significant financing component is included.
(14)
Income Taxes

Income tax expenses or benefit are presented as the aggregate amount of current taxes and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss, except for the tax arising from a transaction which is recognized either in other comprehensive income or directly in equity.
Current taxes are measured at the amount expected to be paid to (or recovered from) the taxation authorities in respect of the taxable profit (or tax loss) for the reporting period, using the tax rates and tax laws enacted or substantively enacted at the end of the reporting period.
Deferred tax assets and liabilities are recognized for future tax consequences in relation to temporary differences between the carrying amount of assets or liabilities in the consolidated statements of financial position and the tax base of the assets or liabilities and carryforward of unused tax losses and tax credits. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, unused tax losses, and unused tax credits can be utilized.
Deferred tax assets and liabilities are not recognized for the following temporary differences:
•
Taxable temporary differences arising on the initial recognition of goodwill

•
The initial recognition of assets and liabilities in transactions that are not business combinations and affect neither accounting profit nor taxable profit (loss) at the time of the transaction

•
Deductible temporary differences arising from investments in subsidiaries and associates, when it is not probable that the temporary differences will reverse in the foreseeable future and that taxable profit will be available against which the temporary differences can be utilized

•
Taxable temporary differences arising from investments in subsidiaries and associates when the timing of the reversal of the temporary differences is controllable and it is not probable that they will reverse in the foreseeable future

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the assets are realized or the liabilities are settled, based on the tax rates and tax laws enacted or substantively enacted at the end of the reporting period.
The Group reviews the carrying amount of deferred tax assets at the end of each reporting period, and then reduces the carrying amount of deferred tax assets to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax assets to be utilized.
Tax assets and liabilities are netted when there is a legally enforceable right to offset current tax assets against current tax liabilities and the deferred tax assets and liabilities for those related to income taxes levied by the same taxation authority on the same taxable entity.
(15)
Government Grants

Government grants are recognized when there is reasonable assurance that the Group will comply with the conditions attached and receive the grants. Government grants for the purchasing of property, plant and equipment are recognized as deferred income and then recognized in profit or loss on a systematic basis over the useful lives of the related assets.
Government grants for expenses incurred are recognized in profit or loss over the periods in which the Group recognizes costs for which the grants are intended to compensate.
Details of government grants is described in Note 10. “Other Assets and Liabilities.”
(16)
Equity

Common shares issued by the Company is classified as equity, and the direct issuance costs are deducted from share premium.
(17)
Earnings per Share

Basic earnings per share (Basic EPS) is calculated by dividing profit or loss for the year attributable to owners of the Company by the weighted average number of common shares outstanding during the period.
Diluted earnings per share (Diluted EPS) is calculated by dividing profit or loss attributable to the holders of common shares of the Company by the weighted average number of common shares outstanding for each reporting period plus the weighted average number of common shares assuming the conversion of all dilutive potential common shares into common shares. Profit or loss attributable to ordinary equity holders of the Company increased by the after-tax amount of dividends and interest recognized in the period in respect of the dilutive potential ordinary shares and is adjusted for any other changes in income or expense that would result from the conversion of the dilutive potential ordinary shares. Potential common shares are antidilutive when their conversion to common shares would increase earnings per share or decrease loss per share from continuing operations. The calculation of diluted earnings per share does not assume conversion, exercise, or other issue of potential common shares that would have an antidilutive effect on earnings per share (EPS).
In the event that there are residual shares that have an antidilutive effect, such residual shares are not included in the calculation of diluted earnings per share.
(18)
Share-Based Payments

The Group has a stock option plan for directors and executive officers as a share-based payment arrangement. Stock options are granted for the services of the directors and executive officers. The Group measures services received and the corresponding increase in equity based on the fair value of the granted equity instruments at the grant date and recognizes the cost on a straight-line basis over the vesting period, and recognizes the same amount as an increase in equity.
Share-based payment expenses are recorded in the consolidated statements of profit or loss and as an increase share premium in the consolidated statements of changes in equity.

At each reporting date, the Group revises its estimate of the number of equity instruments expected to vest as a result of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss, such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to reserves.
4. Significant Accounting Judgments, Estimates and Assumptions
The Group has applied accounting policies and judgments, accounting estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in order to prepare its consolidated financial statements. Estimates and assumptions are based on management’s best judgment based on various factors that are considered reasonable based on the past performance and circumstances. However, actual results could differ from those estimates and assumptions by their nature.
These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods effected.
The main information regarding judgments made in the process of applying accounting policies that have significant effects on the amounts reported in the consolidated financial statements, are as follows:
•
Scope of subsidiaries (Note 3. “Significant Accounting Policies, (1) Basis of Consolidation”)

The estimates and assumptions that have significant effects on the amounts recognized in the consolidated financial statements are as follows:
(1)
Impairment of Non-Financial Assets

Non-current assets other than goodwill
Non-current assets other than goodwill, such as right-of-use assets, property and equipment, intangible assets with definite useful lives are assessed for indications of impairment at the end of the reporting period. The Group evaluates both internal and external sources of information to assess whether impairment indicators exist. Some of the impairment indicators are evidence of obsolescence or significant adverse change in the technological, market, economic or legal environment of the market in which the Group operates, or the asset is dedicated. If any such indication exists, the recoverable amount is the greater of its value in use and its fair value less cost to sell. An impairment loss is recognized and the carrying amount is adjusted to be equal to its recoverable amount, if the carrying amount of an asset or a CGU exceeds its recoverable amount. The determination of the recoverable amount based on its value in use involves the use of estimates by the Group’s management that can have a material impact on the respective values and ultimately the amount of any impairment.
The value in use is estimated by applying a pre-tax discount rate to the estimated future cash flow expected to be generated by the asset or CGU. The cash flow projections are based on the financial budgets approved by the Group’s management. The projections represent management’s best estimate taken into account past experience as well as using internal and external information. Annual impairment testing is performed for goodwill and intangible assets with indefinite useful lives.
Goodwill
Goodwill is allocated to CGU that represents the lowest level within the entity for which information about goodwill is available and monitored for internal management purposes and are not larger than an operating segment. Goodwill is only allocated to CGU that are expected to benefit from synergies related to the business combination from which goodwill arose and the method of allocation depends on the facts and circumstances of the business combination
The goodwill impairment test requires the Group to exercise judgment and assess whether the carrying value of the CGU to which goodwill has been allocated can be supported by the recoverable amount of such CGU to which goodwill has been allocated.

The recoverable amount of a CGU is determined based on a value in use calculation which involves the use of estimates. The main assumptions used in the value in use calculation include the discount rate, growth rate and three-year cash flow projections based on a business plan approved by management. Cash flow projections beyond the planning period are estimated using the terminal growth rate. The cash flow projections are based on consideration of historical experience and represent management’s best estimates.
The key assumptions used to calculate the recoverable amount of CGU to which goodwill has been allocated are disclosed in Note 13. “Impairment of Non-Financial Assets.”
(2)
Measurement of Provisions

The Group recognizes asset retirement obligations related to right-of-use assets in the consolidated statements of financial position. The provisions are made based on management’s best estimate of the costs expected to be incurred when the right-of-use assets are restored to the conditions stipulated in the contracts at the end of the lease term, or upon cancellation of the leases. The estimate takes into account the risks and uncertainties at the end of the fiscal year.
(3)
Recoverability of Deferred Tax Assets

The Group recognizes deferred tax assets and liabilities for temporary differences, which are the difference between the carrying amounts of assets or liabilities on the consolidated statement of financial position and their tax basis amounts. Deferred tax assets and liabilities are calculated using the expected tax rates based on tax laws enacted, or substantially enacted, at the end of the reporting period, or the tax rate expected to apply in the period in which the deferred assets are realized or the deferred liabilities are settled. Deferred tax assets are recognized for all deductible temporary differences and unused loss carryforwards to the extent that it is probable that future taxable profits will be available. The estimates of future taxable profits are based on the tax budget approved by the management of the Group, involving the judgments and estimate of the management. The Group considers these estimates to be important as any change in assumptions or future tax law amendments may have a significant impact on the amount of deferred tax assets and liabilities.
(4)
Share-based Payments

The Group has adopted a stock option plan as a share-based payment plan for the directors and executive officers. Share-based payment expenses associated with stock options granted to the directors and executive officers are based on the estimated fair value of options determined by Black-Scholes-Merton model (Black-Scholes model). The Black-Scholes model involves various assumptions that require a high degree of judgment, such as the expected volatility and the fair value of the shares on the option grant date.
Estimates of the expected volatility are based on past volatility of comparable public companies. Estimates of expected remaining life of stock options are based on expected fluctuations in future stock prices and expected exercise patterns of option holders. Since the market price of the shares was not available at the time of granting the options, the Group has exercised significant judgment to estimate the fair value of the common stock on the grant date of the options. The valuation is based on all relevant facts and circumstances on the valuation date, including historical financial figures, the Group’s future business and financial forecasts, market prices of similar listed companies, and general economic and industry outlook.
The key assumptions used to calculate the amount of share-based payment expenses are disclosed in Note 29. “Share-based Payments.”
5. Changes in Accounting Estimates
There were no changes in accounting estimates for the years ended December 31, 2021 and 2022.
6. Segment Information
(1)
Description of Reportable Segments

An operating segment of the Group is a component for which discrete financial information is available. The Group identifies operating segments based on the internal report regularly reviewed by the

Company’s board of directors as the Group’s Chief Operating Decision Maker to make decisions about resources to be allocated to segments and assess performance. The Group has a single reportable segment where the Group conducts business leveraging its core chemical recycling technology.
(2)
Segment Revenue and Performance

The Group presents a single reporting segment and accordingly the consolidated statements of profit or loss provide this information and it is not presented separately here.
(3)
Revenue from External Customers by Type of Goods or Services

Revenue by categories of goods and services are as described in Note 20. “Revenue.”
(4)
Geographic Information

Revenue from external customers in Japan accounts for almost all of sales revenue on the consolidated statements of profit or loss.
Non-current assets (except for financial assets, deferred tax assets and plan assets)
Non-current assets in Japan accounts for almost all of non-current assets on the consolidated statements of financial position.
(5)
Major Customers

Individual customers that accounted for 10 percent or more of the Group’s total revenues in the consolidated financial statements for the years ended December 31, 2021 and 2022 are as follows:
	In thousands of yen
	2021	2022
Nishino Kinryo Co., Ltd.	1,063,850	901,850
TOYOTA TSUSHO CORPORATION	495,916	3,316,772
7. Cash and Cash Equivalents
The breakdown of cash and cash equivalents as of January 1, 2021, December 31, 2021 and 2022 is as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Cash and demand deposits	899,476	1,168,862	2,073,432
Total	899,476	1,168,862	2,073,432
Cash and demand deposits are consistent with cash and cash equivalents in the consolidated statements of cash flows. The Group has pledged a part of cash and cash equivalent to fulfil collateral requirements from lenders. For further details, please refer to Note 28. “Pledged Assets.”
8. Trade and Other Receivables
Trade and other receivables as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Trade receivables	69,105	685,212	813,920
Other receivables	22,649	20,133	9,245
Allowance for expected credit losses	(3,948)	(51)	(28)
Total	87,806	705,294	823,137

As the period between the satisfaction of performance obligations and the receipt of consideration is normally one year or less, the practical expedient method is used for such receivables and no adjustment is made for the effects of a significant financing components.
In the consolidated statements of financial position, trade and other receivables are presented net of allowance for expected credit losses . For further details of allowance for expected credit losses , please refer to Note 27. “Financial Instruments.”
9. Inventories
Inventories as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Finished goods and merchandise	54,209	279,695	499,173
Raw materials and supplies	100,173	467,936	566,440
Work in process and semi-finished goods	86,629	576,693	555,532
Total	241,011	1,324,324	1,621,145
The amount of inventories recognized as an expense and included in cost of sales was ¥2,295,081 thousand and ¥6,019,447 thousand for the years ended December 31, 2021 and 2022, respectively.
The amount of inventory write-downs to net realizable value recognized as an expense was ¥82,298 thousand and ¥5,936 thousand for the years ended December 31, 2021 and 2022, respectively.
10. Other Assets and Liabilities
The breakdown of other current assets, other non-current assets, other current liabilities, and other non-current liabilities as of January 1, 2021, December 31, 2021 and 2022 is as follows:
(1)
Other current assets and other non-current assets

	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Other current assets
Prepaid expenses	61,569	30,941	40,117
Consumption taxes receivable	112,212	43,978	45,234
Prepaid interest	106	139	191
Advance payments	16,509	10,300	12,681
Other	13	62	3
Other non-current assets
Long-term prepayment fees	6,378	4,646	3,502
Total	196,787	90,066	101,728

(2)
Other current liabilities and other non-current liabilities

	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Other current liabilities
Accrued expenses	57,086	49,719	55,537
Accrued annual paid leave	23,879	31,819	43,375
Deferred revenue(1)	38,165	37,524	37,524
Other	1,414	193	789
Other non-current liabilities
Deferred revenue(1)	496,428	458,903	421,380
Total	616,972	578,158	558,605

(1)
Deferred revenue includes government grants received for the acquisition of property, plant and equipment of ¥534,593 thousand, ¥496,427 thousand and ¥458,904 thousand as of January 1, 2021, December 31, 2021 and 2022, respectively.

The major portion of this amount is a partial grant for investment in the development of a production system for recycled polyester resin, and the Company has received a refund of the amount invested in the facility.
The government grants are recognized in profit or loss as a reduction of depreciation expense included in “Cost of sales” over the useful lives of the related facilities.
11. Property, Plant and Equipment
The changes in acquisition costs, accumulated depreciation, accumulated impairment losses, and carrying amount of property, plant and equipment as of January 1, 2021, December 31, 2021 and 2022 are as follows:
Acquisition costs
	In thousands of yen
	Buildings and structures	Machinery and vehicles	Tools, furniture, and fixtures	Land	Construction in progress	Right-of- use assets	Total
As of January 1, 2021	2,212,890	1,423,937	88,322	387,920	665,402	1,488,907	6,267,378
Acquisitions	102,804	186,790	19,631	—	931,629	85,545	1,326,399
Disposals	(4,574)	(16,834)	(1,680)	—	—	(35,286)	(58,374)
Other	739,519	463,625	393,607	—	(1,596,751)	—	—
As of December 31, 2021	3,050,639	2,057,518	499,880	387,920	280	1,539,166	7,535,403
Acquisitions	128,069	80,005	29,296	—	696,315	29,388	963,073
Disposals	(2,566)	(11,345)	(816)	—	—	(4,868)	(19,595)
Other	13,295	103,451	10,483	—	(127,229)	—	—
As of December 31, 2022	3,189,437	2,229,629	538,843	387,920	569,366	1,563,686	8,478,881

Accumulated depreciation and accumulated impairment losses
	In thousands of yen
	Buildings and structures	Machinery and Vehicles	Tools, furniture, and fixtures	Land	Construction in progress	Right-of- use assets	Total
As of January 1, 2021	344,146	738,098	46,303	—	—	100,339	1,228,886
Depreciation expenses	125,021	139,890	126,168	—	—	98,832	489,911
Disposals	(4,348)	(15,102)	(1,514)	—	—	(35,286)	(56,250)
Other	—	538	—	—	—	—	538
As of December 31, 2021	464,819	863,424	170,957	—	—	163,885	1,663,085
Depreciation expenses	148,443	172,379	217,127	—	—	98,820	636,769
Disposals	(2,566)	(11,345)	(816)	—	—	(4,868)	(19,595)
As of December 31, 2022	610,696	1,024,458	387,268	—	—	257,837	2,280,259
Carrying amounts
	In thousands of yen
	Buildings and structures	Machinery and Vehicles	Tools, furniture, and fixtures	Land	Construction in progress	Right-of- use assets	Total
As of January 1, 2021	1,868,744	685,839	42,019	387,920	665,402	1,388,568	5,038,492
As of December 31, 2021	2,585,820	1,194,094	328,923	387,920	280	1,375,281	5,872,318
As of December 31, 2022	2,578,741	1,205,171	151,575	387,920	569,366	1,305,849	6,198,622
Depreciation expenses are included in “Cost of sales” and “Selling, general and administrative expenses” in the consolidated statements of profit or loss.
Total expenditure for repairs and maintenance expense amounted to ¥360,349 thousand and ¥679,124 thousand for the years ended December 31, 2021 and 2022, respectively, of which ¥225,569 thousand was capitalized in property, plant and equipment and ¥134,780 thousand was included in inventory cost for the year ended December 31, 2021 and ¥239,583 thousand was capitalized in property, plant and equipment and ¥439,541 thousand was included in inventory cost for the year ended December 31, 2022.
For government grants received in connection with the acquisition of property, plant and equipment, please refer to Note 10. “Other Assets and Liabilities.”
For fixed assets pledged as collateral, please refer to Note 28. “Pledged Assets.” For impairment analysis, please refer to Note 13. “Impairment of Non-Financial Assets.”
Of the assets above, the assets subject to lessor operating leases are buildings included in “Right-of-Use Assets,” and the changes in acquisition cost, accumulated depreciation, accumulated impairment loss, and carrying amount of these assets are as follows:
Acquisition cost
In thousands of yen
Right-of-use assets
As of January 1, 2021	48,536
As of December 31, 2021	48,536
As of December 31, 2022	48,536

Accumulated depreciation and accumulated impairment losses
In thousands of yen
Right-of-use assets
As of January 1, 2021	2,521
Depreciation expenses	2,521
As of December 31, 2021	5,042
Depreciation expenses	2,522
As of December 31, 2022	7,564
Carrying amounts
In thousands of yen
Right-of-use assets
As of January 1, 2021	46,015
As of December 31, 2021	43,494
As of December 31, 2022	40,972
12. Goodwill and Intangible Assets
(1)   The changes in acquisition costs, accumulated amortization, accumulated impairment losses, and carrying amounts of intangible assets as of January 1, 2021, December 31, 2021 and 2022 are as follows:
Acquisition costs
	In thousands of yen
		Intangible assets
	Goodwill	Trademark	Patent right	Software	Total
As of January 1, 2021	100,355	500	417,659	20,972	439,131
Disposals	—	—	—	(15,325)	(15,325)
As of December 31, 2021	100,355	500	417,659	5,647	423,806
Acquisitions	—	—	—	18,394	18,394
Disposals	—	—	—	(5,101)	(5,101)
As of December 31, 2022	100,355	500	417,659	18,940	437,099
Accumulated amortization and accumulated impairment losses
	In thousands of yen
		Intangible assets
	Goodwill	Trademark	Patent right	Software	Total
As of January 1, 2021	—	292	58,028	12,797	71,117
Amortization	—	50	29,025	3,684	32,759
Disposals	—	—	—	(11,933)	(11,933)
As of December 31, 2021	—	342	87,053	4,548	91,943
Amortization	—	50	29,026	2,899	31,975
Disposals	—	—	—	(5,101)	(5,101)
As of December 31, 2022	—	392	116,079	2,346	118,817

Carrying amounts
	In thousands of yen
		Intangible assets
	Goodwill	Trademark	Patent right	Software	Total
As of January 1, 2021	100,355	208	359,631	8,175	368,014
As of December 31, 2021	100,355	158	330,606	1,099	331,863
As of December 31, 2022	100,355	108	301,580	16,594	318,282
Amortization of intangible assets is included in “Cost of sales” and “Selling, general and administrative expenses” in the consolidated statements of profit or loss. For details regarding impairment analysis on intangible assets, please refer to Note 13. “Impairment of Non-Financial Assets.”
(2)
Significant Intangible Assets

Significant intangible assets as of January 1, 2021, December 31, 2021 and 2022 include the patent right recognized as a result of the acquisition of NISCO Corporation (“NISCO”), which amounted to ¥303,172 thousand, ¥278,197 thousand and ¥253,221 thousand, respectively. The remaining amortization period as of December 31, 2022 is 10 years.
(3)
Research and Development Expenses

Research and development expenses recorded in “Selling, general and administrative expenses” for the years ended December 31, 2021 and 2022 amounted to ¥83,635 thousand and ¥748,189 thousand, respectively.
13. Impairment of Non-Financial Assets
(1)
CGUs

CGUs or group of CGUs are identified based on the smallest identifiable group of assets that generate independent cash inflows, which is principally the business units for management purposes.
(2)
Impairment Losses

Impairment loss is recognized if the recoverable amount of assets is less than the carrying amount. No impairment loss was recognized in the years ended December 31, 2021 and 2022.
(3)
Impairment Testing of Goodwill

Goodwill was recognized as a result of the acquisition of NISCO Corporation. Goodwill is allocated to CGUs of Headquarters and Kitakyushu Hibikinada Plant, and an impairment test is performed annually.
The total carrying amount of goodwill allocated to CGUs as of January 1, 2021, December 31, 2021 and 2022 is as follows:
	In thousands of yen
CGU	January 1, 2021	December 31, 2021	December 31, 2022
Headquarters and Kitakyushu Hibikinada Plant	100,355	100,355	100,355
Total	100,355	100,355	100,355
Goodwill is assessed for impairment on an annual basis, or more frequently if indication of impairment exists.
Significant assumptions used in measurement of the value in use are as follows:
	January 1, 2021		December 31, 2021		December 31, 2022
CGU	Pre-tax discount rate	Growth rate	Pre-tax discount rate	Growth rate	Pre-tax discount rate	Growth rate
Headquarters and Kitakyushu Hibikinada Plant	8.37%	1.0%	8.90%	1.1%	11.80%	1.0%

The recoverable amount of CGU to which goodwill has been allocated is measured at value in use, which is determined by discounting the estimated future cash flows based on the three-year business plan and the growth rate to present value that are approved by the management.
The business plan is established based on internal and external information, reflecting management’s assessment of related industry business prospects, past performance and number of licenses granted in the future.
The growth rate is estimated based on the long-term average growth rate of the market or country to which the CGU belongs.
As of January 1 and December 31, 2021, the recoverable amount of the CGU well exceeded the carrying amount of CGU, and as of December 31, 2022, the recoverable amount of the CGU also exceeded the carrying amount of CGU, therefore no goodwill impairment losses were recorded.
As of December 31, 2022, the recoverable amount of the CGU exceeded the corresponding carrying amount by ¥329,681 thousand. The recoverable amount of the CGU would equal the carrying amount of the CGU if the discount rate increased by 0.6%, assuming other assumptions were constant.
The value-in-use calculation is divided into two categories: licenses with expiration dates and non-license-related based on the pattern of cash flow generation.
The growth rate is a factor that primarily affects the value of non-license-related assets, where perpetual growth is expected. However, since the value-in-use calculation assumes ongoing losses in the short term, an increase in the growth rate will result in a decline in the recoverable amount of the CGU.
Moreover, if the growth rate of non-license-related value increases by 0.6%, the recoverable amount of the CGU will be equal to the carrying amount of the CGU.
14. Leases
(Group as a lessee)
The Group leases buildings and structures, machinery and vehicles, tools furniture and fixtures, and land as lessee.
In addition, some lease contracts include extension options, and the option lease payments not included in the lease term are insignificant relative to the overall lease payments.
There are no significant lease contracts that have been entered into but not yet commenced during the years ended December 31, 2021 and 2022.
There are no significant restrictions (e.g., restrictions on additional loans and leases) imposed by the lease agreements.

(1)
Lease Expenses and Income

The breakdown of lease expenses and income for the years ended December 31, 2021 and 2022 is as follows:
	In thousands of yen
	2021	2022
Depreciation charge for right-of-use assets
Buildings and structures	28,601	23,494
Machinery and vehicles	2,441	6,254
Tools, furniture, and fixtures	700	1,065
Land	67,090	68,007
Total depreciation expenses	98,832	98,820
Interest expense relating to lease liabilities	29,543	28,691
Expense relating to short-term leases	2,511	1,772
Expense relating to leases of low-value assets	720	988
Income from subleasing right-of-use assets	3,950	3,831

(2)
Breakdown of Right-of-use Assets

The carrying amounts of the right-of-use assets are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Right-of-use assets
Buildings and structures	195,150	188,848	178,221
Machinery and vehicles	540	17,989	24,302
Tools, furniture, and fixtures	1,457	757	2,970
Land	1,191,421	1,167,687	1,100,356
Total	1,388,568	1,375,281	1,305,849

(3)
Other Disclosures About Leases for Lessees

Supplemental cash flow information and non-cash activity for the years ended December 31, 2021 and 2022 are as follows:
	In thousands of yen
	December 31, 2021	December 31, 2022
Total cash outflows for leases	128,462	126,752
Increase in right-of-use assets	85,545	29,388
Refer to Note 27. “Financial Instruments, (5) Liquidity Risk” for the maturity analysis of lease liabilities.
(Group as a lessor)
In order to manage risks associated with underlying assets, the Group periodically reviews contractual provisions and monitors credit risks.
(4)
Finance Leases

The Group leases company housing to its employees and such leases are classified as finance leases.

Analysis of changes in lease receivables
The analysis of changes in lease receivables related to finance leases is as follows:
	In thousands of yen
	December 31, 2021	December 31, 2022
Carrying amount at beginning of period	4,657	3,604
Increase due to finance leases	2,839	4,238
Decrease due to collection of principal	(3,950)	(3,831)
Other	58	41
Carrying amount at end of period	3,604	4,052
Lease receivables are included in other financial assets in the consolidated statements of financial position.
Maturity analysis of lease receivables to be reconciled with net investment in leases.
The maturity analysis of lease receivable related to finance leases is as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Lease receivables before discount
Within 1 year	3,033	3,108	2,670
Between 1 and 2 years	1,671	522	1,426
Between 2 and 3 years	—	—	—
Between 3 and 4 years	—	—	—
Between 4 and 5 years	—	—	—
5 years and thereafter	—	—	—
Total	4,704	3,630	4,096
Unearned finance income	(47)	(26)	(44)
Net investment in leases	4,657	3,604	4,052
Finance income from lease receivables recognized in the consolidated statements of profit or loss for the years ended December 31, 2021 and 2022 is as follows:
	In thousands of yen
	2021	2022
Finance income on net investment in leases	58	41

(5)
Operating Leases

The Group is the lessor of building leases, which are classified as operating leases.
Lease income
Income from operating leases for the years ended December 31, 2021 and 2022 is as follows:
	In thousands of yen
	2021	2022
Income from lease payments	22,281	22,281

Maturity analysis of lease payments to be received
Future minimum lease payments to be received from operating leases are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Lease payments to be received before discount
Within 1 year	22,281	22,281	18,987
Between 1 and 2 years	22,281	18,987	2,520
Between 2 and 3 years	18,987	2,520	2,220
Between 3 and 4 years	2,520	2,220	1,320
Between 4 and 5 years	2,220	1,320	1,320
5 years and thereafter	4,649	3,330	2,010
Total	72,938	50,658	28,377
15. Income Tax
(1)
Deferred taxes related to items directly charged or credited to equity are as follows:

	In thousands of yen
	2021	2022
Deferred tax
Issuance and conversion of convertible bonds	(4,497)	3,479
Total tax directly (charged)/credited to equity	(4,497)	3,479

(2)
Deferred Tax Assets and Deferred Tax Liabilities

The movements in deferred tax assets and deferred tax liabilities for the years ended December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	Amounts recognized in profit or loss	Amounts recognized in equity	December 31, 2021
Deferred tax assets:
Lease liabilities	420,029	(3,365)	—	416,664
Property, plant and equipment and intangible assets	3,518	1,386	—	4,904
Employee benefits	7,043	2,431	—	9,474
Asset retirement obligations	1,128	(599)	—	529
Business office tax payable	—	1,590	—	1,590
Business tax payable	—	6,369	—	6,369
Excess depreciation	—	10,317	—	10,317
Long-term loans	(15,976)	16,066	—	90
Total	415,742	34,195	—	449,937
Deferred tax liabilities:
Right-of-use assets	(424,911)	2,140	—	(422,771)
Inventory	(49)	49	—	—
Bonds	472	(654)	(4,497)	(4,679)
Deferred revenue	(7,074)	(6,943)	—	(14,017)
Tax refundable	(653)	653	—	—
Patent license	(92,771)	7,698	—	(85,073)
Prepaid tax	(4)	3	—	(1)
Other	(1,779)	(10,203)	—	(11,982)
Total	(526,769)	(7,257)	(4,497)	(538,523)
Net deferred tax liabilities	(111,027)	26,938	(4,497)	(88,586)

	In thousands of yen
	December 31, 2021	Amounts recognized in profit or loss	Amounts recognized in equity	December 31, 2022
Deferred tax assets:
Lease liabilities	416,664	(23,772)	—	392,892
Property, plant and equipment and intangible assets	4,904	(311)	—	4,593
Employee benefits	9,474	3,538	—	13,012
Asset retirement obligations	529	(1)	—	528
Business office tax payable	1,590	198	—	1,788
Business tax payable	6,369	3,144	—	9,513
Excess depreciation	10,317	25,453	—	35,770
Long-term loans	90	1,295	—	1,385
Tax loss carryforward	—	1,172	—	1,172
Total	449,937	10,716	—	460,653
Deferred tax liabilities:
Right-of-use assets	(422,771)	21,259	—	(401,512)
Bonds	(4,679)	541	3,479	(659)
Deferred revenue	(14,017)	(6,862)	—	(20,879)
Patent license	(85,073)	7,638	—	(77,435)
Prepaid tax	(1)	0	—	(1)
Other	(11,982)	724	—	(11,258)
Total	(538,523)	23,300	3,479	(511,744)
Net deferred tax liabilities	(88,586)	34,016	3,479	(51,091)
Below is a breakdown of the deductible temporary differences and unused tax losses for which no deferred tax assets for the years ended December 31, 2021 and 2022 were recognized.
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Deductible temporary differences	1,559,421	1,404,057	1,234,927
Unused tax losses	3,494,425	4,811,836	6,625,707
Total	5,053,846	6,215,893	7,860,634
Below is a breakdown of the tax loss carryforward by expiry date for which no deferred tax assets for the years ended December 31, 2021 and 2022 were recognized.
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Less than 1 year	84,180	—	—
Between 1 year and 5 years	—	41,668	37,766
5 years and after	3,410,245	4,770,168	6,587,941
Total	3,494,425	4,811,836	6,625,707
The deferred tax assets for the years ended December 31, 2021 and 2022 amounted to ¥11,462 thousand and ¥38,151 thousand, respectively. These assets are attributed to one of the Group’s subsidiaries that incurred losses during the respective period, and their recoverability depends on future taxable income.

The Group assesses the recoverability of these assets by taking into account the reversal of deferred tax liabilities and projected future taxable income based on the profitable forecast for the year ended December 31, 2023.
(3)
The components of income tax benefit for the years ended December 31, 2021 and 2022 are as follows:

	In thousands of yen
	2021	2022
Current tax
Current income tax benefit	—	—
Deferred tax
Changes related to origination and reversal of temporary differences	26,938	34,016
Changes in the tax rate	—	—
Income tax benefit	26,938	34,016
(4)   The income tax expense or benefit calculated by applying the statutory tax rates to the Group’s profit or loss before tax differ from the actual tax expenses or benefit in the consolidated statements of profit or loss for the years ended December 31, 2021 and 2022 for the following reasons:
	In thousands of yen
	2021	2022
Loss before tax	(1,325,978)	(2,075,776)
Income tax benefit at a statutory rate of 30.6%(1)	405,749	635,188
Permanent non-deductible items
Non-deductible entertainment expenses	(257)	(477)
Per capital inhabitant tax	(1,095)	(1,382)
Share-based payment expenses	—	(6,980)
Effects of disposal of equity in subsidiary	—	(103,808)
Assessment of the recoverability of deferred tax assets(2)	(380,626)	(504,249)
Others	3,167	15,724
Income tax benefit reported in the consolidated statements of profit or loss	26,938	34,016

(1)
The Group is subject to income taxes which represent a statutory income tax rate of approximately 30.6% for the years ended December 31, 2021 and 2022.

(2)
For the years ended December 31, 2021, the amount represents unrecognized deferred tax assets of ¥174,952 thousand and ¥202,888 thousand in connection with the pre-tax losses recorded mainly by the Company and the Group’s subsidiaries, respectively, on a stand-alone basis.

For the year ended December 31, 2022, the amount represents unrecognized deferred tax assets of ¥399,444 thousand and ¥98,153 thousand in connection with the pre-tax losses recorded mainly by the Company and the Group’s subsidiaries, respectively, on a stand-alone basis.
16. Commitments and Contingent Liabilities
Purchase commitments of goods and services as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Acquisition of property, plant and equipment	—	—	305,646

17. Bonds and Loans
(1)
The breakdown of bonds and loans as of January 1, 2021, December 31, 2021 and 2022 is as follows:

	In thousands of yen			Average interest rate (%)	Repayment period
	January 1, 2021	December 31, 2021	December 31, 2022
Current liabilities
Short-term loans	1,300,000	245,000	458,333	1.21%	—
Current portion of bonds	115,000	411,219	332,527	4.24%	—
Current portion of long-term loans	94,014	359,221	435,500	1.15%	—
Non-current liabilities
Bonds	336,340	811,837	311,065	4.24%	2024~2026
Long-term loans	992,397	2,231,419	1,892,287	1.15%	2024~2031
Total	2,837,751	4,058,696	3,429,712	1.74%	—
Bonds and loans are classified as financial liabilities measured at amortized cost. Financial covenants attached to the bonds and loans are as described in “(2) Financial Covenants.” The average interest rate is the weighted average interest rate on the balance as of December 31, 2022.
A summary of the terms and conditions of the loans is as follows:
		In thousands of yen
Entity	Instrument	Principal amount	Carrying amount January 1, 2021	Carrying amount December 31, 2021	Carrying amount December 31, 2022	Interest rate (%)(1)	Maturity(1)
Short-term loan
JEPLAN	Unsecured bank overdraft	1,200,000	1,200,000	200,000	200,000	Variable interest rate	Within a year
JEPLAN	Unsecured bank overdraft	100,000	100,000	45,000	—	—	—
JEPLAN	Other	100,000	—	—	100,000	0.64	Within a year
PRT	Unsecured bank loan	100,000	—	—	83,333	2.00	Within a year
PRT	Unsecured bank loan	150,000	—	—	75,000	2.50	Within a year
Long-term loan
JEPLAN	Unsecured bank loan	30,000	3,340	—	—	—	—
JEPLAN	Unsecured bank loan	150,000	18,336	—	—	—	—
JEPLAN	Unsecured bank loan	100,000	30,812	11,682	1,686	1.27	Within a year
JEPLAN	Unsecured bank loan	20,000	9,436	2,764	—	—	—
JEPLAN	Unsecured bank loan	35,000	—	35,000	24,506	Short-term prime rate -0.7	September 30, 2024
JEPLAN	Unsecured bank loan	82,000	—	—	79,722	Variable interest rate +1.250	November 25, 2025
JEPLAN	Unsecured bank loan	50,000	18,076	1,420	—	—	—
JEPLAN	Secured bank loan	150,000	118,320	106,800	95,280	0.60	February 28, 2031
JEPLAN	Secured bank loan	250,000	201,040	182,680	164,320	0.76	October 31, 2031
JEPLAN	Other	500,000	500,000	500,000	500,000	0.60	August 31, 2025
PRT	Secured syndicated loan	1,750,000	187,051	1,708,382	1,429,455	TIBOR+1.20	February 28, 2027
PRT	Other	47,707	—	41,912	32,818	3.41 – 3.58	Up to June 30, 2026
	Total	4,814,707	2,386,411	2,835,640	2,786,120

(1)
The stated interest rates and maturity are related to the outstanding loan balance as of December 31, 2022.

A summary of the terms and conditions of the bonds issued is as follows:
			In thousands of yen
Entity	Instrument	Date of issue	Principal amount	Carrying amount January 1, 2021	Carrying amount December 31, 2021	Carrying amount December 31, 2022	Interest rate (%)	Security	Maturity
JEPLAN	1st unsecured bonds	January 8, 2015	100,000	97,904	98,417	98,936	1.00	Unsecured Bonds	January 8, 2025
JEPLAN	2nd unsecured bonds	March 31, 2016	100,000	97,785	98,327	98,876	0.90	Unsecured Bonds	January 8, 2025
JEPLAN	3rd unsecured bonds	July 29, 2016	200,000	39,945	—	—	0.18	Unsecured Bonds	July 29, 2021
JEPLAN	4th unsecured bonds	September 30, 2016	300,000	59,748	—	—	0.15	Unsecured Bonds	September 30, 2021
JEPLAN	5th unsecured bonds	December 30, 2016	120,000	58,611	44,176	29,600	0.14(1)	Unsecured Bonds	December 30, 2024
JEPLAN	6th unsecured bonds	April 5, 2017	100,000	97,347	97,995	98,653	0.80	Unsecured Bonds	January 8, 2025
JEPLAN	Convertible bonds(2)	February 5, 2021	500,000	—	487,923	—	0.60	Unsecured Bonds	February 5, 2026
PRT	1st unsecured bonds	September 14, 2021	400,000	—	396,218	317,527	5.00	Unsecured Bonds	September 14, 2026
		Total	1,820,000	451,340	1,223,056	643,592

(1)
0.1% from the day after the issue date until June 30, 2017. Interest rate equal to the 6-month TIBOR determined in accordance with the bond terms and conditions plus 0.0% from the day after June 30, 2017 onwards.

(2)
The bond holder, Sojitz Corporation, has a right to purchase issued common stocks of PRT with the purchase price offsetting the principal amount of the bond. The option was exercised in April, 2022 and the bond was derecognized. As a result, the Company’s ownership in PRT decreased from 100.0% to 75.0%. Refer to Note 31. “Subsidiaries.”

(2)
Financial Covenants

The syndicated loan agreement with PRT, a subsidiary of the Company, and the corporate bonds underwriting agreement issued by PRT are subject to financial covenants, and the main financial covenants pertaining to these agreements are as follows:
(i)
Syndicated Loan Agreement

Balance of borrowings at the end of the current fiscal year is ¥1,457,750 thousand.
JEPLAN, on a non-consolidated basis, is required to maintain total net assets on its balance sheet at ¥2,500,000 thousand or more as of the end of each fiscal year.
PRT, on a non-consolidated basis, is required to maintain the balance of the reserve account for principal and interest repayment at ¥94,000 thousand or more.
The Company was in compliance with all financial covenants as of January 1, 2021, December 31, 2021 and 2022.

(ii)
Corporate Bonds Underwriting Agreement

Balance at the end of the current fiscal year is ¥320,000 thousand.
PRT, on a non-consolidated basis, is required to not recognize an operating loss for two consecutive fiscal years with respect to operating income or loss on the statement of income at the end of each fiscal year, after the year ending December 31, 2022, and total liabilities of the Company at each year-end balance sheet date should not exceed its total assets.
There was a breach of relevant covenants as of December 31,2021 and 2022 since total liabilities of the Company as of December 2021 and 2022 exceeded total assets.
The Company did not obtain an agreement from the underwriter to not exercise its right regarding the repayment acceleration clause as of December 31, 2021 and 2022 which was effective till the following year-end respectively, accordingly the carrying amounts of the bond was presented within current liabilities, Bonds and loans as Current portion of bonds as of December 31, 2021 and 2022.
18. Provisions
The movements in the provisions for the year ended December 31, 2021 and 2022 are as follows:
In thousands of yen
Provisions for asset retirement obligations
As of January 1, 2021	492,830
Increases	1,725
Decreases (reversed)	(3,680)
Unwinding of discount and changes in the discount rate	2,589
As of December 31, 2021	493,464
Unwinding of discount and changes in the discount rate	2,604
As of December 31, 2022	496,068
In respect of the future retirement of right-of-use assets used by the Group, asset retirement obligations which are legally and constructively obliged by laws or contracts are reasonably estimated and recorded based on the past experiences.
These costs are expected to be paid after one year or later, but the timing will be affected by future business plans.
19. Issued Capital and Reserves
(1)
Number of Authorized Shares and Issued Shares

Number of authorized shares
The number of authorized shares is 200,000 shares, 200,000 shares and 360,000 shares of common stock as of January 1, 2021, December 31, 2021 and 2022, respectively.
Number of issued shares
The change in the number of shares issued for the years ended December 31, 2021 and 2022 is as follows:
Shares issued
January 1, 2021	83,810
Increase(1)	6,210
December 31, 2021	90,020
Increase(2)	8,196
December 31, 2022	98,216

(1)
The increase in the total number of shares issued and outstanding during the year ended December 31, 2021 is due to an increase in capital by private placement. As a result, share capital and share premium increased by ¥776,250 thousand and ¥770,816 thousand, respectively.

(2)
The increase in the total number of shares issued and outstanding during the year ended December 31, 2022 is due to an increase in capital by private placement. As a result, share capital and share premium increased by ¥1,374,300 thousand and ¥1,319,598 thousand, respectively.

The shares issued by the Company are ordinary shares with no par value that have no restrictions on any rights, and all issued shares have been fully paid.
(2)
Share Premium

Share premium consists of additional paid-in capital, other share premium, and stock options.
The Companies Act stipulates that more than half of the paid-in amounts from the issuance of shares should be included in the share capital and the rest should be included in the additional paid-in capital. In addition, the additional paid-in capital can be included in the share capital by a resolution of the shareholders’ meeting.
The Company issued stock options to its directors during the year ended December 31, 2022 based on the Companies Act of Japan. The terms and conditions of the options are described in Note 29. “Share-based Payments.”
(3)
Retained Earnings

Retained earnings consists of legal earnings reserve and other retained earnings.
The Companies Act stipulates that one-tenth of the amount paid as dividends of retained earnings should be accumulated as additional paid-in capital or legal earnings reserve until the total amount of additional paid-in capital and legal earnings reserve reaches one-fourth of the share capital.
The accumulated legal earnings reserve could be used to cover a deficiency. In addition, the legal earnings reserve could be withdrawn by a resolution of the shareholders’ meeting.
20. Revenue
(1)
The breakdown of revenue for the years ended December 31, 2021 and 2022 is as follows:

	In thousands of yen
	2021
	Japan	Europe	Other	Total
By type of goods or services
Recycled PET resin and products sales	1,962,713	—	5,938	1,968,651
Used clothing collection services	167,168	—	—	167,168
Consulting and marketing	365,158	123	19,487	384,768
Total	2,495,039	123	25,425	2,520,587
	In thousands of yen
	2022
	Japan	Europe	Other	Total
By type of goods or services
Recycled PET resin and products sales	5,676,555	—	143,495	5,820,050
Used clothing collection services	307,582	—	—	307,582
Consulting and marketing	196,591	—	—	196,591
Total	6,180,728	—	143,495	6,324,223

The Group operates as a single reportable segment, but its goods or services are classified into three discrete categories: recycled PET resin and products sales, used clothing collection services, and consulting and marketing.
The recognition, measurement and timing of these revenues are described in Note 3. “Significant Accounting Policies, (13) Revenue.”
(2)
Information on contract balances as of January 1, 2021, December 31, 2021 and 2022 is as follows:

	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Receivables arising from contracts with customers	69,105	685,161	813,892
Contract liabilities	16,256	5,454	10,977
The balance of contract liabilities at the beginning of the fiscal year recognized as revenue was ¥16,256 thousand and ¥5,454 thousand for the years ended December 31, 2021 and 2022, respectively.
The amount of revenue recognized for performance obligations satisfied or partially satisfied in previous periods was ¥5,038 thousand and ¥4,757 thousand for the years ended December 31, 2021 and 2022, respectively.
(3)   Since the Group has no material transactions with individual contract terms exceeding one year, the practical expedient is applied, and information on remaining performance obligations is omitted. In addition, there are no material considerations arising from contracts with customers that are not included in the transaction price.
21. Selling, General and Administrative Expenses
The breakdown of selling, general and administrative expenses for the years ended December 31, 2021 and 2022 is as follows:
	In thousands of yen
	2021	2022
Employee benefit expenses	583,304	582,748
Professional fees	345,098	405,926
Depreciation and amortization expenses	147,672	139,188
Supplies expenses	190,492	93,851
Taxes and dues	75,108	112,483
Research and development expenses	83,635	748,189
Others	111,469	232,850
Total	1,536,778	2,315,235
22. Employee Benefit Expenses
The breakdown of employee benefit expenses for the years ended December 31, 2021 and 2022 is as follows:
	In thousands of yen
	2021	2022
Salary and bonuses	684,817	803,320
Directors’ remunerations	89,604	90,351
Social welfare expenses	110,149	115,569
Share-based payment expenses	—	22,810
Others	4,133	11,527
Total	888,703	1,043,577

Employee benefit expenses are included in “Cost of sales” and “Selling, general and administrative expenses.”
Refer to Note 29. “Share-based Payments” for further details regarding share-based payment expenses.
23. Finance Income and Expenses
Finance income and expenses for the years ended December 31, 2021 and 2022 are as follows:
	In thousands of yen
	2021	2022
Interest income:
Interest income on financial assets measured at amortized cost	19	16
Interest income on sublease	58	41
Total	77	57
	In thousands of yen
	2021	2022
Interest expense:
Interest expense on financial liabilities measured at amortized cost	61,661	77,959
Interest expense on lease liabilities	29,543	28,691
Other	7,145	5,500
Total	98,349	112,150
There are no significant fees arising from financial liabilities measured at amortized cost.
24. Other Operating Income and Expenses
Other operating income and expenses for the years ended December 31, 2021 and 2022 are as follows:
	In thousands of yen
	2021	2022
Other operating income:
Gain on sales of fixed assets	5,311	—
Gain on reversal of allowance for expected credit losses for trade and other receivables	3,948	23
Income from government grants	38,165	37,524
Others	42,463	43,760
Total	89,887	81,307
	In thousands of yen
	2021	2022
Other operating expenses:
Loss on disposal of fixed assets	4,026	0
Loss on foreign currency exchange	—	14,703
Others	2,295	19,828
Total	6,321	34,531

25. EPS
The basis for calculating basic EPS and diluted EPS is as follows:
	In thousands of yen
	2021	2022
Net profit (loss) for the year attributable to owners of the Company	(1,299,040)	(1,944,151)
Net profit adjustment amount	—	—
Net profit (loss) used for calculation of diluted EPS	(1,299,040)	(1,944,151)
	In the number of shares
Weighted average number of common shares used for calculation of basic EPS	86,028	94,203
Effect of dilutive securities:
Stock acquisition rights	—	—
Weighted average number of common shares used for calculation of diluted EPS	86,028	94,203
	In yen
Basic EPS	(15,100.20)	(20,637.89)
Diluted EPS	(15,100.20)	(20,637.89)
There were 1,210 dilutive potential common shares associated with the stock acquisition rights as of December 31, 2022. As they were antidilutive, they were excluded from the computation of diluted EPS.
26. Supplemental Cash Flow Information
(1)
Changes in Liabilities from Financing Activities

	In thousands of yen
	Short-term loans	Long-term loans(1)	Bonds	Lease liabilities	Installment payables	Total
Net liabilities as of January 1, 2021	1,300,000	1,086,411	451,340	1,407,328	85,478	4,330,557
Changes from cash flow	(1,055,000)	1,540,399	785,000	(95,687)	(48,537)	1,126,175
Non-cash changes
New leases	—	—	—	86,735	—	86,735
Other	—	(36,170)	(13,284)	71	95,657	46,274
Net liabilities as of December 31, 2021	245,000	2,590,640	1,223,056	1,398,447	132,598	5,589,741
Changes from cash flow	213,333	(276,498)	(95,000)	(95,302)	(46,163)	(299,630)
Non-cash changes
New leases	—	—	—	38,875	—	38,875
Other	—	13,645	(484,464)	893	994	(468,932)
Net liabilities as of December 31, 2022	458,333	2,327,787	643,592	1,342,913	87,429	4,860,054

(1)
Includes balances due for repayment within one year.

(2)
Material Non-cash Transactions

Material non-cash transactions for the years ended December 31, 2021 and 2022 involved the recognition of right-of-use assets from leases. For details, please refer to Note 14. “Leases.”

27. Financial Instruments
(1)
Capital Management

The Group makes investments in capital expenditures and research and development to improve corporate value through sustainable growth. In order to meet these funding needs, the Group manages its capital through consideration of the balance between interest-bearing debt and equity.
The Company is the guarantor of the syndicated loans entered into by its subsidiary, PRT. The syndicated loans require the Company to maintain the total equity on the Company’s non-consolidated statements of financial position at ¥2,500,000 thousand or more.
The balances of equity and major liabilities as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Loans	2,386,411	2,835,640	2,786,120
Bonds	451,340	1,223,056	643,592
Lease liabilities	1,407,328	1,398,447	1,342,913
Equity	1,844,331	2,102,547	3,269,614
The total equity on the Company’s non-consolidated statements of financial position is ¥2,626,913 thousand, ¥3,558,377 thousand, and ¥4,950,799 thousand as of January 1, 2021, December 31, 2021, and December 31, 2022, respectively, and fully meet the equity levels required under the syndicated loan agreement described above.
(2)
Classification of Financial Instruments

Financial Assets
The details of financial assets by classification as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Financial assets measured at amortized cost
Current assets
Trade and other receivables	87,806	705,294	823,137
Other financial assets	1,153,059	153,084	152,634
Non-current assets
Other financial assets	29,101	13,703	108,228
Total	1,269,966	872,081	1,083,999

Financial Liabilities
The details of financial liabilities by classification as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Financial liabilities measured at amortized cost
Current liabilities
Trade payables	70,016	359,475	524,311
Other payables	406,550	322,676	1,238,079
Bonds	115,000	411,219	332,527
Loans	1,394,014	604,221	893,833
Other financial liabilities	24,984	34,006	36,961
Non-current liabilities
Bonds	336,340	811,837	311,065
Loans	992,397	2,231,419	1,892,287
Other financial liabilities	52,698	77,019	51,657
Total	3,391,999	4,851,872	5,280,720

(3)
Financial Risk Management Policy

The Group implements risk management to mitigate financial risks that arise in the course of conducting business activities.
The principal risks to which the Group is exposed include foreign currency risk, interest rate risk, credit risk and liquidity risk.
Each of these risks is managed in accordance with the Group’s risk management policies.
(4)
Credit Risk

Credit Risk Management and Maximum Exposure to Credit Risk
The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities including deposits with banks and other financial institutions, and foreign exchange transactions. The maximum exposure to credit risk, without taking into account any collateral held at the end of the reporting period, is the carrying amount of the financial instruments that are exposed to credit risk on the consolidated statements of financial position. The Group regularly monitors the status of credit risk exposure with banks and other financial institutions.
Trade and other receivables are exposed to customer credit risk.
The Group monitors the status of overdue balances, reviews outstanding balances for each customer and regularly examines the credibility of major customers in accordance with the Group’s credit management policies in order to identify potential collection concerns at an early stage and reduce potential credit risks.
The Group does not have excessively concentrated credit risk for any specific customers.

Change in allowance for expected credit losses for financial assets
A summary of the change in the allowance for expected credit losses for financial assets for the years ended December 31, 2021 and 2022 is as follows:
In thousands of yen
Credit-impaired financial assets(2)
As of January 1, 2021	11,183
Increases(1)	51
Decreases due to reversal(1)	(3,948)
As of December 31, 2021	7,286
Decrease due to write-off	(7,235)
Decreases due to reversal(1)	(23)
As of December 31, 2022	28

(1)
The increases and decreases due to reversal of allowance for expected credit losses were mainly due to increases or decreases from sales and collection.

(2)
The Group has applied the simplified model permitted by IFRS 9 for trade receivables, other receivables and lease receivables, where the Group estimates the allowance for impairment losses at the amount equal to the lifetime expected credit losses from the time of initial recognition, but the entire amount of allowance for expected credit losses for trade receivables, other receivables and lease receivables is included in credit-impaired financial assets since the amount is not significant.

The allowance for expected credit losses for credit-impaired financial assets also includes the impairment of long-term loan receivables, which is ¥7,235 thousand, ¥7,235 thousand, and nil as of January 1, 2021, December 31, 2021 and 2022, respectively.
The decreases due to reversal of allowance for expected credit losses are recorded in Other operating income in the consolidated statements of profit or loss.
Carrying amount of financial instruments with expected credit loss
The carrying amounts of financial instruments before deducting allowance for expected credit losses as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Credit-impaired financial assets (Lifetime ECL)	11,183	7,286	28

(5)
Liquidity Risk

Liquidity Risk Management
The Group is exposed to liquidity risk, which is the risk that the Group would not be able to meet payment obligations when they become due.
Trade and other payables, bonds, loans, lease liabilities as well as other financial liabilities are exposed to liquidity risk. The Group monitors its liquidity position and secures sufficient cash availability by regularly developing mid and long-term financial plans. Moreover, the Company has entered into overdraft and commitment line agreements with financial institutions to efficiently obtain working capital and other funds and maintain liquidity.
The Group entered into a committed syndicated loan amounting to ¥1,750,000 thousand. As of January 1, 2021 the unused commitment line was ¥1,557,500 thousand, and it was fully utilized on December 31, 2021 and 2022, respectively.

Balances of financial liabilities by maturity
The balances of financial liabilities by maturity as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021
	Carrying amount	Contractual cash flow	Within one Year	Between one and five years	Five years and thereafter
Non-derivative financial liabilities
Trade payables	70,016	70,016	70,016	—	—
Other payables	406,550	406,550	406,550	—	—
Bonds	451,340	460,000	115,000	345,000	—
Loans	2,386,411	2,391,860	1,349,014	828,265	214,581
Lease liabilities	1,407,328	1,698,040	117,251	377,777	1,203,012
Other financial liabilities	77,682	77,682	24,984	52,698	—
Total	4,799,327	5,104,148	2,082,815	1,603,740	1,417,593
	In thousands of yen
	December 31, 2021
	Carrying amount	Contractual cash flow	Within one Year	Between one and five years	Five years and thereafter
Non-derivative financial liabilities
Trade payables	359,475	359,475	359,475	—	—
Other payables	322,676	322,676	322,676	—	—
Bonds	1,223,056	1,245,000	95,000	1,150,000	—
Loans	2,835,640	2,835,346	592,637	2,047,679	195,030
Lease liabilities	1,398,447	1,705,210	117,706	409,620	1,177,884
Other financial liabilities	111,025	111,025	34,006	77,019	—
Total	6,250,319	6,578,732	1,521,500	3,684,318	1,372,914
	In thousands of yen
	December 31, 2022
	Carrying amount	Contractual cash flow	Within one Year	Between one and five years	Five years and thereafter
Non-derivative financial liabilities
Trade payables	524,311	524,311	524,311	—	—
Other payables	1,238,079	1,238,079	1,238,079	—	—
Bonds	643,592	650,000	95,000	555,000	—
Loans	2,786,120	2,781,597	884,417	1,789,470	107,710
Lease liabilities	1,342,913	1,588,733	118,874	409,569	1,060,290
Other financial liabilities	88,618	88,618	36,961	51,657	—
Total	6,623,633	6,871,338	2,897,642	2,805,696	1,168,000

(6)
Foreign Currency Risk

Foreign Currency Risk Management
The Group’s operations involve transactions in foreign currencies, and foreign currency risk arises primarily from fluctuations in the exchange rates of U.S. dollar and Euro.

Currency fluctuations may affect the Group’s profit or loss and the value of its financial instrument holdings.
The Group continuously monitors exchange rates and manages exchange exposures for the purpose of managing the risk.
Foreign Currency Risk Sensitivity Analysis
The effects on profit or loss before tax of a 1% appreciation of the Japanese yen against foreign currencies, primarily the U.S. dollar and Euro, holding all other variables constant as of December 31, 2021 and 2022 are as follows:
	In thousands of yen
	2021	2022
Effects on profit (loss) before tax	(37)	(6,527)

(7)
Interest Rate Risk

Interest Rate Risk Management
The Group obtains financing through interest-bearing borrowings.
The Group is exposed to the interest rate risk from borrowings that bear interest at variable rates.
Variable rate borrowings are exposed to the risk of increasing interest expenses resulting from rising interest rates. The Group continuously monitors interest rate fluctuations for variable rate borrowings.
Interest Rate Risk Sensitivity Analysis
The effects on profit or loss before tax of a 1% increase in the interest rate of variable rate borrowings holding all other variables constant as of December 31, 2021 and 2022 are as follows:
	In thousands of yen
	2021	2022
Effects on profit (loss) before tax	(18,342)	(15,920)

(8)
Fair Value Measurement

Fair Value Hierarchy
Financial instruments measured at fair value are categorized in the following fair value hierarchy that reflects the significance and observability of the inputs in making the measurements:
Level 1: Fair value measured based on observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2: Fair value measured using direct or indirect observable inputs other than those of Level 1; and
Level 3: Fair value measured using significant unobservable inputs, which reflect the reporting entity’s own assumptions that market participants would use in establishing a price.
When two or more inputs are used for the measurement of fair value, the level of fair value measurement is determined based on the lowest level input that is significant to the entire measurement.
Reclassification among the levels in the fair value hierarchy is recognized upon the date when the event or change in circumstances causing the reclassification to occur.
There were no significant transfers of financial instruments between the levels as of January 1, 2021, December 31, 2021 and 2022.

The measurement method of financial instruments fair values is as follows:
Bonds:
Of bond payable, those with floating interest rates reflect market interest rates in the short term and the fair value approximates the book value, and those with fixed interest rates are classified as Level 2 because the fair value represents the present value of future cash flows discounted at an appropriate rate such as the yield on government bonds plus a credit spread.
Loans:
The fair value of short-term borrowings approximates the book value, therefore the book value represents the fair value.
Of long-term loans payable, those with floating interest rates reflect market interest rates in the short-term and the fair value approximates the book value, and those with fixed interest rates are classified as Level 2 because the fair value represents the present value of future cash flows discounted at an appropriate rate such as the yield on government bonds plus a credit spread.
Financial Instruments Measured at Amortized Cost
The fair value of financial assets and liabilities measured at amortized cost as of January 1, 2021, December 31, 2021 and 2022 are as follows:
Bonds and loans classified as Level 2 are assessed by using assessment method and regularly monitored based on pricing model using observable market inputs such as market interest rates.
Fair value information is not provided for immaterial financial instruments because financial instruments whose carrying amount is a reasonable approximate to fair value.
Disclosure of the fair value of lease liabilities is not required.
	In thousands of yen
	January 1, 2021
	Carrying amounts	Fair value
		Level 1	Level 2	Level 3	Total
Financial liabilities measured at amortized cost
Bonds(1)	451,340	—	464,320	—	464,320
Loans(1)	2,386,411	—	2,392,518	—	2,392,518
Total	2,837,751	—	2,856,838	—	2,856,838
	In thousands of yen
	December 31, 2021
	Carrying amounts	Fair value
		Level 1	Level 2	Level 3	Total
Financial liabilities measured at amortized cost
Bonds(1)	1,223,056	—	1,232,741	—	1,232,741
Loans(1)	2,835,640	—	2,834,735	—	2,834,735
Total	4,058,696	—	4,067,476	—	4,067,476

	In thousands of yen
	December 31, 2022
	Carrying amounts	Fair value
		Level 1	Level 2	Level 3	Total
Financial liabilities measured at amortized cost
Bonds(1)	643,592	—	651,299	—	651,299
Loans(1)	2,786,120	—	2,775,269	—	2,775,269
Total	3,429,712	—	3,426,568	—	3,426,568

(1)
Bonds and Loans include the current portion.

28. Pledged Assets
Assets pledged as collateral for liabilities from debt-financing as of January 1, 2021, December 31, 2021 and 2022 are as follows:
	In thousands of yen
	January 1, 2021	December 31, 2021	December 31, 2022
Cash and cash equivalents	432,453	238,966	537,521
Other financial assets	1,150,000	150,000	244,000
Fixed assets	2,296,736	2,226,150	2,122,993
Total	3,879,189	2,615,116	2,904,514
Other financial assets above include cash held in a time deposit account, in the amount of ¥1,000,000 thousand, which was pledged as collateral in a debt-financing agreement with a financial institution. The time deposit was classified as a financial asset due to the contractual restrictions, preventing the Company from withdrawing any cash from the time deposit account to meet its short-term cash commitments throughout the debt-financing agreement ended June 2021.
In addition to the above, the shares of subsidiaries that have been eliminated on the consolidated financial statements amounted to ¥643,005 thousand, ¥643,005 thousand and ¥482,248 thousand as of January 1, 2021, December 31, 2021 and 2022, respectively, pledged as collateral as requested by financial institutions mainly for borrowings by the Group.
These loan agreements stipulate the financial institution’s right that if the principal and interest of the loan are over-due and the debt is defaulted, or if the representation and warranty or financial covenants are violated, the collateral is disposed of and used to cover the repayment or offset the outstanding amounts.
29. Share-based Payments
The Group has adopted a stock option plan for the purpose of motivating and enhancing long-term corporate value and aligning interests with shareholders.
(1)
Major Terms of the Stock Option Plan

2nd stock acquisition rights(1)
Grantees	3 directors, 2 executive officers
Type and number of shares granted	1,210 shares of common stock
Grant date	August 15, 2022
Exercise period	From August 11, 2024 to August 10, 2032
Exercise price	¥350,000
Payment method	Equity settlement

(1)
Vesting terms

The vesting conditions are that the Group must be listed on the stock exchange and the grantee must maintain their position as director or officer until the date the options become exercisable.
(2)
Changes in Number of Stock Options and Exercise Price

	2022
	Number of shares	Weighted average exercise price (per share in yen)
Outstanding at the beginning of the fiscal year	—	—
Granted	1,210	350,000
Exercised	—	—
Expired	—	—
Forfeited/expired after vesting	—	—
Outstanding at the end of the fiscal year	1,210	350,000
Exercisable at the end of the fiscal year	—	—
Weighted average remaining contract years	—	9.6

(3)
Fair Value and Fair Value Measurement Method of Stock Options Granted

Valuation technique used
The fair value of the stock options is measured using Black-Scholes model.
Main inputs
2nd stock option
Fair value of the underlying stock on the date of issuance of the options	¥99,311
Exercise price	¥350,000
Expected volatility(1)	29.65%
Expected life on the options	5.99 years
Expected dividend	¥0
Risk-free interest rate	0.020%

(1)
The Company estimates the expected volatility by considering daily stock price fluctuations of listed companies which are judged to be similar to it, and it is determined that sufficient stock price information can be observed and outliers are not included.

(4)
Share-based Payment Expenses

Share-based payment expenses recognized in the consolidated statements of profit or loss were nil and ¥22,810 thousand for the years ended December 31, 2021 and 2022, respectively.
30. Related Parties
(1)
Compensation for Key Management Personnel

The compensation for the directors from the board as well as directors from the Audit and Supervisory Board of the Company in the years ended December 31, 2021 and 2022 is as follows:

	In thousands of yen
	2021	2022
Short-term employee benefits	89,604	90,351
Share-based payment	—	14,138
Total	89,604	104,489

(2)
Related Party

There were no significant related party transactions during the years ended December 31, 2021 and 2022.
31. Subsidiaries
The following table sets forth the major subsidiaries owned by the Group as of December 31, 2022:
			Percentage of ownership
Name	Country of Incorporation	Primary business Activities	December 31, 2021	December 31, 2022
PET REFINE TECHNOLOGY CO., LTD(1)	Japan	Recycle of used PET bottles using original chemical recycling technology and production of PET resin	100.0%	75.0%
General Incorporated Association Japan Circular Society Development Association(2)	Japan	License registration for the industrial waste wide area certification business	—	—

(1)
As a result of exercise of the right to purchase PRT’s share by Sojitz Corporation, the Company’s ownership in PRT decreased from 100.0% to 75.0%. Refer to Note 17. “Bonds and Loans.”

(2)
General Incorporated Association Japan Circular Society Development Association has obtained the license for the industrial waste wide-area certification business on behalf of the Company. However, since this entity is classified as a not a for-profit corporation, there are no legal arrangements such as voting rights. The Group exercises the rights to appoint a majority of the members of the Board of Directors, and its business operations rely significantly on the Group.

As a result, General Incorporated Association Japan Circular Society Development Association is considered substantially controlled by the Group and became a subsidiary of the Group.
32. Joint Arrangement
In 2020, the Company entered into a Joint Development Cooperation and Commercialization Agreement (the “Axens Agreement”) with Axens Group, a French company that is a provider of solutions for the production and purification of major petrochemical intermediates, and IFP Energies nouvelles, a public research organization in France (collectively the “Axens Group Companies”), pursuant to which we are jointly developing a chemical recycling technology called REWIND®, with an aim to license such technology to various companies. The Company accounts for the Axens Agreement as a joint operation.
Pursuant to the Axens Agreement, the Company and the Axens Group Companies are obligated to conduct research and development activities for REWIND® at respective facilities and share the costs of research and development activities equally. Also, the Company and the Axens Group Companies agreed to equally share the ownership and costs of an additional recycling unit, which has been constructed. This new capacity will be used for the demonstration of REWIND® technology prior to commercialization. Additionally, all operational outcomes to be generated by the developed REWIND® technology will be shared between the Company and the Axens Group Companies.

33. Subsequent Events
(1)   On March 31, 2023, the Company issued convertible bonds with stock acquisition rights to UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership in the amount of ¥970,000 thousand, carrying an interest rate of 2.0% compounded per annum. The bonds will mature on March 31, 2024. Each bond has one ordinary share acquisition right per nominal bond value of ¥10,000 thousand, at an exercise price per share of the lesser of the issue price per share at any future issuance of ordinary shares and ¥400,000. On July 7, 2023, UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership each converted its bonds for 2,286 shares and 486 shares, respectively, at a conversion price of ¥350 thousand per share. Concurrently with the exercise of the stock acquisition rights, as of July 7, 2023, each of UMI III Investment Limited Partnership and UMI III Decarbonization Investment Limited Partnership entered into an Additional Shareholder Support Agreement. The convertible bonds with stock acquisition rights were converted into its bonds for ordinary shares of JEPLAN on July 7, 2023. Due to this, the shareholder’s equity of the Company increased by ¥913,654 thousand.
(2)   On June 15, 2023, the Company entered into a banking transaction agreement and loan agreement with The Oita Bank, Ltd. for a principal amount of ¥40,000 thousand. Pursuant to the loan agreement, the loan carries a variable interest rate with a base rate of 1.5% per annum, subject to change in accordance with certain criteria of The Oita Bank, Ltd.
(3)   On June 16, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among (i) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated on May 29,2023 under the laws of Japan (“PubCo”), (ii) AP Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), and (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated on June 16, 2023 under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”). The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, on the date of the closing of the Business Combination (the “Closing”), as a result of which Merger Sub will merge with and into SPAC, with PubCo continuing as the surviving company and the Company and SPAC will become a wholly-owned subsidiary of PubCo (the “Merger”). The transactions have not yet been completed as of the date of this report.
(4)   On June 26, 2023, pursuant to a Total Share Subscription Agreement, the Company issued 715 shares of our common stock to Monex Climate Impact Fund LP for an aggregate purchase price of ¥250,250 thousand. On July 6, 2023, Monex Climate Impact Fund LP entered into an Additional Shareholder Support Agreement.
(5)   In August 2023, an equipment malfunction was discovered during the melt polymerization process start-up preparation work at the PRT Plant. Production at the PRT Plant resumed on August 17, 2023. However, the issue has not been resolved to date. Although the Group believes that stable production of r-PET can currently continue at the PRT Plant, management believes that additional repairs or part replacements may be required in the future, and the costs, extent and timing of which are currently uncertain as the assessment and remediation efforts are continuing. Management assesses that there was no impact to the consolidated financial statements for the fiscal year ending December 31, 2022.
34. Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report
(1)   In August 2023, following further investigation into the equipment malfunction, production at the PRT Plant resumed on August 17, 2023, as no significant abnormalities were observed, except for an unusual noise issue. After observing stable daily production of r-PET resin without any negative impact on quality, management decided to continue full-time production, as they determined that the risk of another halt in production was minimal. While management believes that stable production of r-PET can currently continue at the PRT plant, the need for additional repairs or part replacements, estimated at ¥20 million, may be necessary to incur during routine refurbishment in June 2024. Although the exact costs, scope, and timing of these actions remain uncertain as assessments and remediation efforts are ongoing, Management assesses that there was no impact to the consolidated financial statements for the fiscal year ending December 31, 2022.

(2)   On September 26, 2023, the Green Finance Organization agreed to waive its right to demand redemption due to PRT’s breach of a financial covenant under the Corporate Bond Underwriting Agreement dated August 31, 2021. The waiver is effective from September 29, 2023 until April 30, 2024.
(3)   On November 30, 2023, JEPLAN issued 429 common shares of the Company to Kingwhale Corporation for an aggregate purchase price of \150,150 thousand, pursuant to a Share Subscription Agreement. On that same date, Kingwhale Corporation entered into a Shareholder Support Agreement. Accordingly, the shareholder’s equity of the Company increased by \150,150 thousand.
(4)   On December 21, 2023, JEPLAN issued 2,857 common shares of the Company to Osaka Gas Co., Ltd. (“Osaka Gas”), for an aggregate purchase price of \999,950 thousand, pursuant to a Share Subscription Agreement. On that same date, Osaka Gas entered into a Shareholder Support Agreement. Accordingly, the shareholder’s equity of the Company increased by \999,950 thousand.

Annex A

BUSINESS COMBINATION AGREEMENT
by and among
AP Acquisition Corp
JEPLAN Holdings, Inc.
JEPLAN MS, Inc.
and
JEPLAN, Inc.
dated as of June 16, 2023

A-i

A-ii

A-iii

Exhibits
Exhibit A Form of Amended Company Charter
Exhibit B Form of Plan of Merger
Exhibit C Form of PubCo Charter
Exhibit D Form of PubCo Series 1 Warrant Terms
Exhibit E Form of PubCo Series 2 Warrant Terms
Exhibit F Form of Amended Surviving Corporation Charter
Exhibit G Form of Assignment and Assumption Agreement
Exhibit H Form of PubCo Warrant Agreement
Exhibit I Form of Registration Rights Agreement

A-iv

INDEX OF DEFINED TERMS
Acquisition Entity	Article VI
Action	Section 1.1
ADS	Section 3.3(a)
ADS Facility	Section 3.3(a)
Affiliate	Section 1.1
Agreement	Preamble
Amended Company Charter	Section 1.1
Amended Surviving Corporation Charter	Section 3.1(d)
Anti-Corruption Laws	Section 4.7(d)
Anti-Money Laundering Laws	Section 1.1
APPI	Section 1.1
Assignment and Assumption Agreement	Section 9.9
Audited Financial Statements	Section 4.9(a)
Authorization Notice	Section 3.1(b)(i)
Available SPAC Cash	Section 1.1
Benefit Plan	Section 1.1
Business Combination	Section 1.1
Business Combination Deadline	Section 1.1
Business Data	Section 1.1
Business Day	Section 1.1
Cayman Act	Recitals
Closing	Section 3.1(a)
Closing Date	Section 3.1(a)
Code	Recitals
Company	Preamble
Company Acquisition Proposal	Section 1.1
Company Additional Financial Statements	Section 7.6(a)
Company Board	Recitals
Company Board Recommendation	Section 9.2(c)(ii)
Company Charter	Section 1.1
Company Contract	Section 1.1
Company Convertible Notes	Section 1.1
Company Cure Period	Section 11.1(d)
Company Disclosure Letter	Article IV
Company Interim Financial Statements	Section 7.6(a)
Company IP	Section 1.1
Company Lease	Section 4.14(c)
Company Material Adverse Effect	Section 1.1
Company Option	Section 1.1
Company Owned Real Property	Section 1.1
Company Permitted Financing	Section 1.1
Company Permitted Financing Agreement	Section 1.1

A-v

Company Permitted Transaction	Section 1.1
Company Products	Section 1.1
Company Q1 Financial Statements	Section 7.6(a)
Company Related Party	Section 1.1
Company Semi-Annual Financial Statements	Section 7.6(a)
Company Shareholder	Section 1.1
Company Shareholder PubCo ADS Recipients	Section 2.2(a)
Company Shareholders’ Approval	Section 4.5(b)
Company Shareholders’ Meeting	Section 9.2(c)(i)
Company Shares	Section 1.1
Company Systems	Section 4.15(d)
Company Transaction Expenses	Section 1.1
Competing SPAC	Section 1.1
Confidential Information	Section 12.14
Continental	Recitals
Contract	Section 1.1
Control	Section 1.1
Controlled	Section 1.1
Controlling	Section 1.1
D&O Indemnified Parties	Section 7.4(a)
D&O Insurance	Section 7.4(b)
D&O Tail	Section 7.4(b)
Data Room	Section 1.1
Data Security Requirements	Section 1.1
Deposit Agreement	Section 3.3(a)
Depositary Bank	Section 3.3(a)
Depositary Bank’s Custodian	Section 1.1
Disclosure Letter	Section 1.1
Dissenting SPAC Shareholders	Section 3.5(a)
Dissenting SPAC Shares	Section 3.5(a)
DTC	Section 1.1
Encumbrance	Section 1.1
Enforceability Exceptions	Section 4.5(a)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
Equity Value	Section 1.1
ERISA	Section 1.1
Event	Section 1.1
Exchange Act	Section 1.1
Exchange Ratio	Section 1.1
Exercising Warrantholder	Section 3.3(g)
Extension Expenses	Section 1.1
Fully-Diluted Company Shares	Section 1.1
GAAP	Section 1.1

A-vi

Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Group	Section 1.1
Group Companies	Section 1.1
Group Company	Section 1.1
GT	Section 12.19
Hazardous Substance	Section 1.1
IFRS	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 7.1
Investment Agreements	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 12.1
Japan Act	Recitals
JOBS Act	Section 5.14
K&E	Section 12.19
Knowledge of SPAC	Section 1.1
Knowledge of the Company	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Liabilities	Section 1.1
Made Available	Section 1.1
Major Customers	Section 1.1
Major Suppliers	Section 1.1
Material Contracts	Section 1.1
Material Permits	Section 4.7(h)
Merger	Recitals
Merger Effective Time	Section 3.1(a)
Merger Filing Documents	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Share	Section 6.2(a)
Merger Sub Subscriber Share	Section 6.2(a)
Merger Sub Written Resolution	Recitals
Minimum Cash Condition	Section 10.3(e)
Non-Recourse Parties	Section 12.17
Non-Recourse Party	Section 12.17
NYSE	Section 1.1
Ordinary Course	Section 1.1
Organizational Documents	Section 1.1
Owned IP	Section 1.1
Patents	Section 1.1

A-vii

Per Share PubCo ADS Merger Consideration	Section 3.1(g)(ii)(2)
Permitted Encumbrances	Section 1.1
Permitted Equity Financing	Section 1.1
Permitted Equity Financing Proceeds	Section 1.1
Permitted Equity Subscription Agreement	Section 1.1
Person	Section 1.1
Personal Data	Section 1.1
Plan of Merger	Section 1.1
Pre-Merger Contribution	Section 1.1
Pre-Merger Reorganization	Section 1.1
Pre-Merger Reorganization Schedule	Section 2.1
Price per Share	Section 1.1
Privacy Laws	Section 1.1
Process	Section 1.1
Processed	Section 1.1
Processing	Section 1.1
Prohibited Person	Section 1.1
Proxy/Registration Statement	Section 1.1
PubCo	Preamble
PubCo ADS	Section 1.1
PubCo ADS Merger Consideration	Section 3.1(g)(ii)(2)
PubCo ADS Share Exchange Consideration	Section 2.2(a)
PubCo Charter	Section 1.1
PubCo Common Shares	Section 1.1
PubCo Contributed Warrants	Section 3.3(b)
PubCo Exchange Shares	Section 1.1
PubCo Series 1 Warrant	Section 1.1
PubCo Series 1 Warrant Terms	Section 1.1
PubCo Series 2 Warrant	Section 1.1
PubCo Series 2 Warrant Terms	Section 1.1
PubCo Subscriber Shares	Section 6.2(a)
PubCo Warrant	Section 1.1
PubCo Warrant Agent	Recitals
PubCo Warrant Agreement	Section 9.9
PubCo Warrant Recipients	Section 3.3(b)
PubCo Warrant Terms	Section 1.1
Redeeming SPAC Shares	Section 1.1
Registered IP	Section 1.1
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 9.1(a)
Remaining Trust Fund Proceeds	Section 3.2(a)(iii)(2)
Representatives	Section 1.1
Required Company Shareholder Approval	Section 4.5(b)
Required Governmental Authorization	Section 1.1

A-viii

Requisite Company Shareholder Consent	Section 4.5(b)
restraint	Section 10.1(e)
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Security Incident	Section 1.1
Share Exchange	Section 1.1
Share Exchange Agreement	Section 1.1
Share Exchange Effective Time	Section 1.1
Shareholder Litigation	Section 9.6
Shareholder Lock-up Agreement	Recitals
Shareholder Support Agreement	Recitals
Software	Section 1.1
SPAC	Preamble
SPAC Accounts Date	Section 1.1
SPAC Acquisition Proposal	Section 1.1
SPAC Board	Recitals
SPAC Board Recommendation	Section 9.2(b)(ii)
SPAC Charter	Section 1.1
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Conversion	Section 1.1
SPAC Class B Ordinary Shares	Section 1.1
SPAC Cure Period	Section 11.1(e)
SPAC Director	Section 8.4(a)
SPAC Disclosure Letter	Article V
SPAC Extension Option	Section 1.1
SPAC Extension Proposal	Section 1.1
SPAC Financial Statements	Section 5.7(a)
SPAC Group	Section 12.19
SPAC Knowledge Parties	Section 1.1
SPAC Material Adverse Effect	Section 1.1
SPAC Material Contracts	Section 5.18
SPAC Net Tangible Assets Proposal	Section 1.1
SPAC Net Tangible Assets Requirement	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Preference Shares	Section 1.1
SPAC Private Placement Warrants	Section 1.1
SPAC Prospectus	Section 12.1
SPAC Public Warrants	Section 1.1
SPAC Related Party	Section 1.1
SPAC SEC Filings	Section 5.12
SPAC Securities	Section 1.1
SPAC Shareholder	Section 1.1

A-ix

SPAC Shareholder PubCo ADS Recipients	Section 3.3(c)
SPAC Shareholder PubCo Contributed Shares	Section 3.3(c)
SPAC Shareholder Redemption Amount	Section 1.1
SPAC Shareholder Redemption Right	Section 1.1
SPAC Shareholders’ Approval	Section 1.1
SPAC Shareholders’ Meeting	Section 9.2(b)(i)
SPAC Shares	Section 1.1
SPAC Transaction Expenses	Section 1.1
SPAC Unit	Section 1.1
SPAC Warrant	Section 1.1
Specific Company Representations	Section 10.2(a)
Specific SPAC Representations	Section 10.3(a)
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subsidiary	Section 1.1
Surviving Corporation	Recitals
Tax	Section 1.1
Tax Returns	Section 1.1
Taxes	Section 1.1
Terminating Company Breach	Section 11.1(d)
Terminating SPAC Breach	Section 11.1(e)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Transaction Document	Section 1.1
Transaction Documents	Section 1.1
Transaction Proposals	Section 1.1
Transactions	Section 1.1
Transfer Taxes	Section 1.1
Trust Account	Section 12.1
Trust Agreement	Section 5.13
Trustee	Section 5.13
U.S.	Section 1.1
Union	Section 1.1
Unit Separation	Section 3.1(g)(i)
Warrant Agreement	Section 1.1
Working Capital Loan	Section 1.1
Written Objection	Section 3.1(b)

A-x

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of June 16, 2023 (this “Agreement”), is made and entered into by and among (i) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“PubCo”), (ii) AP Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), and (iv) JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (the “Company”).
RECITALS
WHEREAS, SPAC is a blank check company and was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, PubCo is a newly incorporated Japanese joint stock corporation and a direct, wholly-owned Subsidiary of the Company, and was incorporated for the purposes of effectuating the Transactions as set forth herein;
WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company limited by shares and a direct, wholly-owned Subsidiary of PubCo, and was incorporated for the purpose of effectuating the Merger;
WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (a) PubCo and the Company shall, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act of Japan (Act No. 86 of 2005) (the “Japan Act”) and other applicable Laws, implement and consummate the Pre-Merger Reorganization (as defined below) and (b) following the Pre-Merger Reorganization and at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo (such surviving entity is hereinafter referred to for the periods from and after the Merger Effective Time as the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”);
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger, together with the Share Exchange, will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (such qualification, the “Intended Tax Treatment”);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, the Company, SPAC and certain Company Shareholders have entered into a shareholder support agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, such Company Shareholders have agreed to (a) vote all Company Shares held by such Company Shareholders in favor of the Transactions, (b) appear at the Company Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (c) vote all Company Shares held by such Company Shareholders against any proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, and (d) subject to certain exceptions, not transfer any Company Shares held by such Company Shareholders;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, the Company, SPAC, Sponsor and the other Persons named therein have entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor and such Persons have agreed to (a) support and vote their SPAC Class B Ordinary Shares in favor of this Agreement and the Transactions, (b) take all actions reasonably necessary to consummate the Transactions, (c) not redeem their SPAC Class B Ordinary Shares, (d) waive the anti-dilution rights of the SPAC Class B Ordinary Shares set forth in the SPAC Charter, (e) subject to certain exceptions, not to transfer any SPAC Securities held by them prior to Closing, and (f) subject to certain exceptions, not transfer any PubCo Common Shares (including PubCo Common Shares in the form of PubCo ADSs) held by them after Closing;
WHEREAS, at Closing, PubCo, Sponsor, SPAC, certain SPAC Shareholders and certain Company Shareholders shall enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit I (the “Registration Rights Agreement”), pursuant to which, among other things, and effective upon the Closing, PubCo commits to file the applicable registration statements following the Closing that includes, among other things and subject to certain exceptions, the relevant portion of the PubCo ADS Merger Consideration held by signatories to the Registration Rights Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, PubCo, SPAC and certain Company Shareholders have entered into a lock-up agreement (the “Shareholder Lock-up Agreement”), pursuant to which, among other things, and effective upon the Closing, certain Company Shareholders agree, subject to the terms and conditions set forth therein, for the period after the Closing specified therein, not to transfer the PubCo Common Shares (including PubCo Common Shares in the form of PubCo ADSs) held by such Company Shareholders, if any, subject to certain exceptions;
WHEREAS, pursuant to the Assignment and Assumption Agreement (as defined below) to be entered into by and among PubCo, SPAC, Computershare Inc. (the “PubCo Warrant Agent”) and Continental Stock Transfer & Trust Company, a limited purpose trust company (“Continental”) in accordance with this Agreement, (a) the PubCo Warrant Agent shall be engaged to act as the warrant agent for PubCo, (b) Continental, as the warrant agent for SPAC, shall assign to the PubCo Warrant Agent all of its rights, interests, and obligations in and under the SPAC Warrant Agreement (as defined below) and (c) SPAC shall assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement, in each case with effect from the Merger Effective Time;
WHEREAS, pursuant to the PubCo Warrant Agreement (as defined below) to be entered into by and between PubCo and the PubCo Warrant Agent in accordance with this Agreement, with effect from the Merger Effective Time, each outstanding PubCo Warrant shall represent the right to acquire, from and after the Closing, PubCo Common Shares in the form of PubCo ADSs, pursuant to the terms and conditions of the PubCo Warrant Agreement and the applicable PubCo Warrant Terms (as defined below);
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the Merger and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party (including the Plan of Merger) and the execution, delivery and performance thereof and the consummation of the Merger and the other Transactions, (c) resolved to recommend the adoption of this Agreement, the Plan of Merger, the Amended Surviving Corporation Charter and the Merger by the SPAC Shareholders, and (d) directed that this Agreement, the Plan of Merger, the Amended Surviving Corporation Charter and the Merger be submitted to the SPAC Shareholders for their adoption;
WHEREAS, (a) the sole director of Merger Sub has (i) determined that it is fair to, advisable and in the best interests of Merger Sub to enter into this Agreement and the other Transaction Documents and to consummate the Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the other Transaction Documents (including the Plan of Merger) and the execution, delivery and performance of this Agreement and the other Transaction Documents (including the Plan of Merger) and the consummation of the Transactions and (b) the sole shareholder of Merger Sub has passed a written resolution approving this Agreement and the other Transaction Documents (including the Plan of Merger) and the Transactions (the “Merger Sub Written Resolution”);
WHEREAS, (a) the sole director of PubCo has (i) approved the Pre-Merger Reorganization, the Merger and the other Transactions, and (ii) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof and (b) the sole shareholder of PubCo has adopted a resolution by written consent (i) approving this Agreement and the other Transaction Documents and approving the Pre-Merger Reorganization, the Merger and other and the other Transactions and (ii) adopting the PubCo Charter effective at the Share Exchange Effective Time; and

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved the Pre-Merger Reorganization, the Merger and other Transactions; (b) (i) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof and the consummation of the Transactions, and (ii) adopted the form of Amended Company Charter effective at the Share Exchange Effective Time; and (c) resolved to convene the shareholders meeting of the Company necessary to effect this Agreement, the Pre-Merger Reorganization and the Plan of Merger by the Company Shareholders.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub and the Company agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration, mediation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Laws;
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);
“Amended Company Charter” means the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A;
“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Laws issued, administered or enforced by any Governmental Authority;
“APPI” means, collectively, the Act on the Protection of Personal Information (Act No. 57 of 2003, as amended) and related enforcement orders and ordinances implementing the Act on the Protection of Personal Information in Japan;
“Available SPAC Cash” means an amount equal to the sum of (a) the amount of cash available in the Trust Account following the SPAC Shareholders’ Meeting (after deducting (i) the amount required to satisfy the SPAC Shareholder Redemption Amount, (ii) the amount of all Company Transaction Expenses and (iii) the amount of all SPAC Transaction Expenses) and (b) the aggregate amount of Permitted Equity Financing Proceeds that have been funded to, or that will be funded in connection with the Closing;
“Benefit Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) or (b) compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, consulting, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control plan, program, policy, practice, Contract, agreement, or other arrangement, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director or officer, individual consultant or other individual service provider of the Company and its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any Liability, in each case other than any statutory benefit plan mandated by Law;
“Business Combination” has the meaning given in the SPAC Charter;
“Business Combination Deadline” means the date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, which is June 21, 2023 as of the date of this Agreement, subject to extension from time to time pursuant to the SPAC Extension Option or otherwise in accordance with the SPAC Charter;
“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases), and technical, business and other information, including Personal Data, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by or on behalf of the Company or any of its Subsidiaries or by the Company Systems;
“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Japan, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);
“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 10% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions, (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 10%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 10% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), other than the Transactions; provided that no Company Permitted Transaction shall be deemed to constitute a Company Acquisition Proposal;
“Company Charter” means the articles of incorporation of the Company in effect as of the date hereof;
“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound;
“Company Convertible Notes” means, collectively, the convertible bonds issued by the Company to the holders identified therein as set forth on Section 1.1(a) of the Company Disclosure Letter;
“Company IP” means all Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries as currently conducted and as currently anticipated to be operated;
“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries or any of the Acquisition Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, or (h) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect;
“Company Option” means each outstanding and unexercised option to purchase Company Shares granted pursuant to the option allocation agreements with the Company upon approval by the Company Board and the Company Shareholders;
“Company Owned Real Property” means all real property, interests in real property and land use rights, buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case owned by the Company or any Subsidiary of the Company;
“Company Permitted Financing” means the Series E financing as contemplated by one or more Company Permitted Financing Agreements, including any issuance of the Company Convertible Notes in connection therewith;
“Company Permitted Financing Agreement” means each such Contract that the Company may enter into during the Interim Period with one or more investors with respect to the issuance and sale of Company Shares by the Company in connection with the Company Permitted Financing;
“Company Permitted Transaction” means any (a) Company Permitted Financing, and/or (b) such transactions as set forth on Section 1.1(b) of the Company Disclosure Letter; provided that the Company shall consult SPAC in good faith and shall keep SPAC reasonably informed with respect to each such transaction described in the foregoing sub-clauses (a) and (b);
“Company Products” means all products and services (whether involving the use of Software or otherwise, including any of the foregoing currently in development) from which the Company or any of its Subsidiaries has derived, within the three (3) years preceding the date hereof, is currently deriving or is currently anticipated to derive, revenue from the sale, distribution, license, maintenance or other provision thereof;
“Company Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director or officer of the Company or any of its Subsidiaries, in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries;
“Company Shareholder” means any holder of any Company Shares;
“Company Shares” means common shares of the Company;
“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company, any of its Subsidiaries or Affiliates or any of the Acquisition Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms and (b) any and all filing fees payable by the Company or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions; provided that the Company shall only be responsible for fifty percent (50%) of all printer fees, costs and expenses of Toppan Merrill LLC for the preparation of the Proxy/Registration Statement and any Transactions-related filings to be made by SPAC or PubCo with the SEC (excluding (i) fees and expenses incurred in connection with SPAC’s ongoing reporting obligations under the Exchange Act and (ii) the printing and mailing costs associated with the distribution of the Proxy/Registration Statement to the SPAC Shareholders);
“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;
“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;
“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;
“Data Room” means the virtual data room containing written documents and information relating to the Company and its Subsidiaries made available by the Company on the Microsoft SharePoint under the project name “Journey” and to which SPAC and its Representatives had access on or prior to the date of this Agreement;
“Data Security Requirements” means all of the following to the extent applicable to the Company or any of its Subsidiaries or any Company Systems or Business Data and in each case pertaining to data protection, data transfer, data privacy, data security, or data breach notification requirements: (i) all Laws (including all Privacy Laws), (ii) the Company’s and its Subsidiaries’ rules, policies, and procedures, (iii) industry standards applicable to the industry in which the business of the Company or any of its Subsidiaries operates and (iv) Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound;
“Depositary Bank’s Custodian” means such bank or other financial institution appointed pursuant to the Deposit Agreement as the custodian for the Depositary Bank with respect to the PubCo ADSs, or any successor Person thereto;
“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;
“DTC” means the Depository Trust Company;
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;
“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety (but only with respect to protection from pollutants), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and, solely with respect to protection from Hazardous Substances only, the Occupational Safety and Health Act (29 U.S.C. § 653,

et seq.), the Waste Management and Public Cleansing Act, Act No.137 of 1970, as amended; the Air Pollution Control Act, Act No. 97 of 1968, as amended; the Water Pollution Prevention Act, Act No. 138 of 1970, as amended; the Soil Contamination Countermeasures Act, Act No. 53 of 2002, as amended and the Industrial Safety and Health Act, Act No. 57 of 1972 as amended;
“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);
“Equity Value” means US$300,000,000;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“Exchange Ratio” means the quotient obtained by dividing the Price per Share by US$10.00;
“Extension Expenses” means the costs and expenses incurred by SPAC, Sponsor or any of their respective Affiliates in connection with extending the Business Combination Deadline beyond June 21, 2023 or any subsequent deadline, including any amount deposited by Sponsor in the Trust Account in connection with either any exercise of the SPAC Extension Option or any adoption of a SPAC Extension Proposal, and in each case the relevant extension;
“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Share Exchange Effective Time and (ii) that are issuable upon the exercise or settlement of all Company Options, warrants, convertible notes (including the Company Convertible Notes) and other Equity Securities of the Company that are issued and outstanding immediately prior to the Share Exchange Effective Time (whether or not then vested or exercisable as applicable, of which, the number of Company Shares that are issuable upon the exercise, exchange or conversion of any Company Options or warrants shall be calculated using the treasury stock method of accounting), minus (b) the Company Shares held by the Company or any Subsidiary of the Company (if applicable) as treasury shares;
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;
“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party and public international organization), or any candidate for governmental or political office;
“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, any government, regulation or compliance, or any arbitrator, mediator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority, and any company, businesses, enterprise, or other entities owned or Controlled by the above Governmental Authorities;
“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;
“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;

“Hazardous Substance” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (e) per- or polyfluoroalkyl substances;
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time;
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP or IFRS, as applicable, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally;
“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in: (a) Patents, (b) Trademarks, (c) copyrights and copyrightable works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in (a)-(f), and (h) all rights in the foregoing;
“Investment Agreements” mean, collectively, the investment agreements listed on Section 1.1(c) of the Company Disclosure Letter, each between the Company and one or more Company Shareholders;
“Investment Company Act” means the Investment Company Act of 1940, as amended;
“Knowledge of SPAC” or any similar expression means the knowledge that each of the SPAC Knowledge Parties actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter;
“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1(d) of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter;
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;
“Leased Real Property” means any real property subject to a Company Lease;
“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Made Available” means, with respect to any document or information made available by the Company, its Subsidiary or any of their respective Representatives pursuant to this Agreement at least twenty-four (24) hours prior to the date hereof either (a) via the Data Room or (b) via email to the SPAC or any of its Representatives;
“Major Customers” means the top 10 customers of the Group for the financial year ended December 31, 2022, as set forth in Part I of Section 1.1(e) of the Company Disclosure Letter;
“Major Suppliers” means the top 10 suppliers of the Group for the financial year ended December 31, 2022, as set forth in Part II of Section 1.1(e) of the Company Disclosure Letter;
“Material Contracts” means, collectively, each Company Contract that:
(a)   involves obligations (contingent or otherwise), payments or revenues to or by the Group in excess of JPY100 million in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of JPY100 million in the next twelve (12) months after the date of this Agreement;
(b)   is with a Company Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants);
(c)   is any investment agreement, stockholders agreement or other agreement with any Person creating or governing the rights of such Person in respect of such Person’s holding of any Equity Securities in, or the management of, the Company or any of its Subsidiaries (including the Investment Agreements);
(d)   involves Indebtedness with or with respect to an amount in excess of JPY30 million;
(e)   involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of JPY100 million;
(f)   involves the capital expenditure by the Group in an amount in excess of JPY100 million in the aggregate in any twelve (12) months period;
(g)   involves the waiver, compromise, or settlement of any dispute, claim, litigation, arbitration or other Action with an amount higher than JPY10 million;
(h)   grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;
(i)   contains covenants of the Company or any of its Subsidiaries (i) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material respect in any line of business or (ii) prohibiting or restricting the Company’s or any of its Subsidiary’s ability to conduct their respective business with any Person in any geographic area in any material respect;
(j)   is entered into with each of the Major Customers;
(k)   is entered into with each of the Major Suppliers;
(l)   is entered into with any Governmental Authority;
(m)   involves any material development or similar arrangement with any medical institution, scientific research institution, university, business enterprise, expert or any other Person;
(n)   involves the establishment of, contribution to, or operation of a partnership, joint venture, alliance, collaboration, variable interest or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person, involving payments of an amount higher than JPY100 million;

(o)   relates to the license, sublicense, creation, development, or acquisition of any material Company IP, other than (i) non-exclusive end user licenses of commercially-available, unmodified, off-the-shelf Software used solely for the Company or any of its Subsidiaries’ internal use and with a total replacement cost of less than JPY15 million, (ii) non-exclusive licenses granted in the Ordinary Course to customers of the Company or any of its Subsidiaries and (iii) assignments of Intellectual Property to the Company or any of its Subsidiaries under Contracts with their employees or contractors entered into in the Ordinary Course;
(p)   is a collective bargaining agreement or other Contract with a Union; or
(q)   with respect to the employment or engagement of any former (to the extent of any ongoing Liability) or current employee, officer, director, individual consultant or other individual service provider that provides for target annual cash compensation in excess of JPY30 million that (i) requires any Group Company to provide notice in excess of thirty (30) days in order to terminate such employment or engagement or (ii) provides for severance, retention, change in control, transaction or similar payments or accelerated vesting of compensation or benefits upon the transactions contemplated by this Agreement and the other Transaction Documents;
“NYSE” means the New York Stock Exchange;
“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person;
“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or articles of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, shareholders agreement or similar organizational documents, in each case, as amended or restated;
“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;
“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party; (d) all matters of record, including defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property granted to customers or suppliers of the Company or any of its Subsidiaries in the Ordinary Course and consistent with past practice, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’

compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance;
“Permitted Equity Financing” means purchases of PubCo Common Shares or PubCo ADSs on the Closing Date and immediately prior to the Closing by one or more investors pursuant to Section 9.7;
“Permitted Equity Financing Proceeds” means cash proceeds to be funded by investors participating in the Permitted Equity Financing immediately prior to or concurrently with the Closing to PubCo pursuant to the Permitted Equity Subscription Agreements;
“Permitted Equity Subscription Agreement” means a subscription agreement executed by an investor, SPAC and PubCo after the date hereof pursuant to which such investor has agreed to purchase for cash PubCo Common Shares from PubCo on the Closing Date and immediately prior to the Closing pursuant to Section 9.7;
“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;
“Personal Data” has the meaning given to the term “personal data,” “personal information” or other similar term by applicable Laws and shall also include (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any applicable Laws;
“Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit B and any amendment or variation thereto made in accordance with the provisions of the Cayman Act and the terms thereof;
“Pre-Merger Contribution” means a series of transactions prescribed in Section 3.3(c);
“Pre-Merger Reorganization” means (i) a series of transactions (including the Share Exchange) prescribed in the Pre-Merger Reorganization Schedule and (ii) the Pre-Merger Contribution;
“Price per Share” means the Equity Value divided by the Fully-Diluted Company Shares;
“Privacy Laws” means all applicable Laws concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements, and including the APPI;
“Process,” “Processing” or “Processed” means, with respect to Personal Data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, encryption, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such Personal Data;
“Prohibited Person” means any Person that is (a) organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, includes Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of

State’s Debarred List; or any list of Persons subject to Sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union and its member states); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;
“Proxy/Registration Statement” means a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act relating to the Transactions and containing a proxy statement of SPAC with respect to the SPAC Shareholders’ Meeting and the Transactions to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;
“PubCo ADS” means an American depositary share of PubCo duly and validly issued against the deposit of an underlying PubCo Common Share deposited with the Depositary Bank in accordance with the Deposit Agreement;
“PubCo Charter” means the amended and restated articles of incorporation of PubCo in substantially the form attached hereto as Exhibit C;
“PubCo Common Shares” means common shares of PubCo, as further described in the PubCo Charter;
“PubCo Exchange Shares” has the meaning ascribed to it in the Pre-Merger Reorganization Schedule;
“PubCo Series 1 Warrant” means a warrant (i.e., a stock acquisition right under the Japan Act) issued by PubCo to purchase PubCo Common Shares in the form of PubCo ADSs, pursuant to the terms and conditions of the PubCo Warrant Agreement and the PubCo Series 1 Warrant Terms;
“PubCo Series 1 Warrant Terms” means the terms and conditions governing the PubCo Series 1 Warrants, annexed to the PubCo Warrant Agreement as Exhibit 1 and in substantially the form attached hereto as Exhibit D;
“PubCo Series 2 Warrant” means a warrant (i.e., a stock acquisition right under the Japan Act) issued by PubCo to purchase PubCo Common Shares in the form of PubCo ADSs, pursuant to the terms and conditions of the PubCo Warrant Agreement and the PubCo Series 2 Warrant Terms;
“PubCo Series 2 Warrant Terms” means the terms and conditions governing the PubCo Series 2 Warrants, annexed to the PubCo Warrant Agreement as Exhibit 2 and in substantially the form attached hereto as Exhibit E;
“PubCo Warrant” means a PubCo Series 1 Warrant or a PubCo Series 2 Warrant, as applicable;
“PubCo Warrant Terms” means, collectively, the PubCo Series 1 Warrant Terms and the PubCo Series 2 Warrant Terms;
“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;
“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;
“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;
“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Laws;
“Sanctions” means those trade, economic and financial sanctions and export controls laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar trade, economic and financial sanctions administered by a Governmental Authority;
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933, as amended;
“Security Incident” means any actual, alleged or reasonably suspected data breach, ransomware or other security incident or Event that results in, has resulted in, or is reasonably suspected to have resulted in the corruption or loss, or accidental, unauthorized or unlawful destruction, alteration or disclosure of, or access to or use of, any Personal Data or other Business Data or any Company Systems;
“Share Exchange” has the meaning ascribed to it in the Pre-Merger Reorganization Schedule;
“Share Exchange Agreement” means the share exchange agreement to be entered into by and between the Company and PubCo pursuant to the Japan Act regarding the Share Exchange;
“Share Exchange Effective Time” means such date and time where the Share Exchange becomes effective as provided in the Share Exchange Agreement, or such other date and time mutually agreed in writing by the Company and SPAC;
“Software” means all software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing;
“SPAC Accounts Date” means September 30, 2021;
“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under the SPAC Prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in SPAC or any of its controlled Affiliates; in each case, other than the Transactions;
“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on November 26, 2021 and effective on December 16, 2021;
“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value US$0.0001 per share, as further described in the SPAC Charter;
“SPAC Class B Conversion” means the automatic conversion of each SPAC Class B Ordinary Share into one (1) SPAC Class A Ordinary Share, in accordance with the terms of the SPAC Charter;
“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value US$0.0001 per share, as further described in the SPAC Charter;

“SPAC Extension Option” means the “extension option”, as such term defined in the “Summary” section of the SPAC Prospectus, which is exercisable by the Sponsor pursuant to the SPAC Charter, to extend the Business Combination Deadline by an additional three (3) months each time for up to two (2) times, subject to the terms and conditions provided therein;
“SPAC Extension Proposal” means the adoption and approval of the amendments to the SPAC Charter to extend the Business Combination Deadline, on such terms as determined at the sole discretion of SPAC;
“SPAC Knowledge Parties” means the individuals listed on Section 1.1 of the SPAC Disclosure Letter;
“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and Liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any Events that are cured by SPAC prior to the Closing, (g) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (h) the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right, the number of Dissenting SPAC Shares or the failure to obtain SPAC Shareholders’ Approval or (i) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (i) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to have, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;
“SPAC Net Tangible Assets Proposal” means the approval by SPAC Shareholders of the amendments to the SPAC Charter to remove the SPAC Net Tangible Assets Requirement;
“SPAC Net Tangible Assets Requirement” means certain requirements that SPAC shall have at least US$5,000,001 of net tangible assets pursuant to Article 49.2(b), Article 49.4, Article 49.5 and Article 49.8 of the SPAC Charter in effect as of the date hereof;
“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;
“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter;
“SPAC Private Placement Warrants” means, collectively, the SPAC Warrants acquired by the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement dated as of December 16, 2021 by and between SPAC and the Sponsor;
“SPAC Public Warrants” means all outstanding and unexercised warrants, other than SPAC Private Placement Warrants, issued by SPAC to acquire SPAC Class A Ordinary Shares;

“SPAC Related Party” means (a) the Sponsor and (b) any director, officer or Affiliate of SPAC or the Sponsor;
“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;
“SPAC Shareholder” means any holder of any SPAC Shares;
“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;
“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the Transaction Proposals and/or any SPAC Extension Proposal;
“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter;
“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;
“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC, Sponsor or their respective Affiliates (whether or not billed or accrued for) (a) as a result of or in connection with the negotiation, documentation and consummation of the Transactions or (b) otherwise in connection with any business activities and operations of SPAC consistent with its final prospectus, dated as of December 16, 2021 and filed with the SEC on December 20, 2021 (Registration No. 333-261440), including (i) the Extension Expenses, (ii) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (iii) any Working Capital Loans, (iv) all amounts payable by SPAC pursuant to the letter agreement dated as of December 16, 2021 by and between SPAC and the Sponsor and (v) any and all filing fees to the Governmental Authorities in connection with the Transactions (including (1) fees and expenses incurred in connection with SPAC’s ongoing reporting obligations under the Exchange Act and (2) the printing and mailing costs associated with the distribution of the Proxy/Registration Statement to the SPAC shareholders); provided that SPAC shall only be responsible for fifty percent (50%) of all printer fees, costs and expenses of Toppan Merrill LLC for the preparation of the Proxy/Registration Statement and any Transactions-related filings to be made by SPAC or PubCo with the SEC;
“SPAC Unit” means the units issued by SPAC in the IPO and the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;
“SPAC Warrant” means a SPAC Public Warrant or a SPAC Private Placement Warrant, as applicable;
“SPAC Warrant Agreement” means the Warrant Agreement, dated as of December 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a limited purpose trust company, as warrant agent;
“Sponsor” means AP Sponsor LLC, a Cayman Islands limited liability company;
“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively;
“Tax” or “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;
“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;
“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin or quality, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;
“Transaction Documents” means, collectively, this Agreement, the Share Exchange Agreement, the Permitted Equity Subscription Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Shareholder Lock-up Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement, the PubCo Warrant Agreement (including the PubCo Warrant Terms), the Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;
“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the Merger and the Plan of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right, (iv) the SPAC Net Tangible Assets Proposal and (v) the adoption and approval of each other proposal that NYSE or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated;
“Transactions” means, collectively, the Pre-Merger Reorganization, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;
“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions;
“Union” means any union, works council, labor organization or other employee representative body;
“U.S.” means the United States of America; and
“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   References to “US$”, “dollar”, or “cents” are to the lawful currency of the United States of America.
(d)   References to “JPY” or “yen” are to the lawful currency of Japan.
(e)   Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.
(f)   All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Company or any of its Subsidiaries).
(g)   Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.
(h)   The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.
(i)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(j)   Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.
(k)   With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II

PRE-MERGER REORGANIZATION
Section 2.1.   The Share Exchange and Pre-Merger Reorganization.   Prior to the Merger Effective Time, each of the Company, PubCo and Merger Sub shall implement or cause to be implemented the Pre-Merger Reorganization (including the Share Exchange) at such time and in such order and manner prescribed by Section 2.1 of the Company Disclosure Letter (the “Pre-Merger Reorganization Schedule”), unless otherwise mutually agreed in writing by the Company and SPAC.
Section 2.2.   Effect of the Pre-Merger Reorganization.
(a)   From and after the Share Exchange Effective Time and before the Merger Effective Time, the effect of the Pre-Merger Reorganization shall be as provided in this Agreement (including the Pre-Merger Reorganization Schedule) and the applicable provisions of the Japan Act. Without limiting the generality of the foregoing, and subject thereto, at the Share Exchange Effective Time, (i) each Company Share issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for such fraction of a newly issued PubCo Common Share (in certificated form and credited as fully paid and free of all Encumbrance) that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.2(b); (ii) each Company Option issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio; and (iii) the Company Shareholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Exchange Shares, and the Company shall become a direct, wholly-owned subsidiary of PubCo; provided that, at or as soon as practicable after the Merger Effective Time, all the PubCo Exchange Shares held by each former Company Shareholder who has elected to receive the corresponding PubCo ADSs in lieu of the PubCo Exchange Shares (such election to include (x) consent and authorization for any Person reasonably designated by PubCo and the Depositary Bank from time to time to take all necessary actions to effect such delivery of PubCo ADSs following the deposit of the underlying PubCo Exchange Shares and (y) provision of such former Company Shareholder’s information that is necessary to effect the delivery of the corresponding PubCo ADSs to such former Company Shareholder) shall be transferred and deposited to the Depositary Bank’s Custodian for purposes of issuing such PubCo ADS in accordance with Section 3.3(d) (the Company Shareholders so electing to receive PubCo ADSs, the “Company Shareholder PubCo ADS Recipients”, and the aggregate PubCo ADSs issued to the Company Shareholders in connection with the Share Exchange, collectively, the “PubCo ADS Share Exchange Consideration”).
(b)   Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Common Share will be issued by virtue of the Share Exchange, and each Person who would otherwise be entitled to a fraction of a PubCo Common Share (after aggregating all fractional shares of the applicable class of PubCo Common Shares that otherwise would be received by such holder) shall instead have the number of PubCo Common Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Common Share of such class.
ARTICLE III

MERGER; CLOSING; ADS FACILITY
Section 3.1.   The Merger.
(a)   Closing of the Merger.   Subject to Section 3.1(b), on the first date on which all conditions set forth in Article X that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.9. At the Closing, Merger Sub shall merge with and into SPAC, with SPAC being the surviving company in the Merger (the day on which the Closing occurs, the “Closing Date”). On the

Closing Date, PubCo, SPAC and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Merger (substantially in the form attached hereto as Exhibit B) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the Merger effective (collectively, the “Merger Filing Documents”). The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Act as may be agreed by Merger Sub and SPAC in writing and specified in the Plan of Merger (the “Merger Effective Time”).
(b)   Notice to SPAC Shareholders Delivering Written Objection.   If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:
(i)   SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and
(ii)   unless SPAC and the Company elect by agreement in writing to waive this Section 3.1(b)(ii), no party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3.
(c)   Effect of the Merger.   At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub shall cease to exist.
(d)   Organizational Documents of the Surviving Corporation.   At the Merger Effective Time, the SPAC Charter, as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of the Surviving Corporation attached hereto as Exhibit F (the “Amended Surviving Corporation Charter”), and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Cayman Act.
(e)   Directors and Officers of PubCo.   At the Merger Effective Time,
(i)   the existing directors and corporate auditors (if any) of PubCo (except for any director or corporate auditor who is designated in accordance with Section 8.4(a) and Section 8.4(b) of this Agreement if he or she is a director or corporate auditor of PubCo immediately prior to the Merger Effective Time) shall cease to hold office, and the board of directors and the board of corporate auditors of PubCo shall consist of such directors and corporate auditors nominated and appointed in accordance with Section 8.4(a) and Section 8.4(b) of this Agreement, each to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successor is duly elected or appointed and qualified; and
(ii)   the existing officers (if any) of PubCo (except for any officer who is designated in accordance with Section 8.4(c) of this Agreement if he or she is an officer of PubCo immediately prior to the Merger Effective Time) shall cease to hold office and the initial officers of PubCo from the Merger Effective Time shall be appointed in accordance with Section 8.4(c) of this Agreement, each to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successor is duly elected or appointed and qualified.
(f)   Directors and Officers of the Surviving Corporation.   At the Merger Effective Time, each of the directors and officers of SPAC shall cease to hold office, and the board of directors and officers of the Surviving Corporation shall be appointed as determined by the Company, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until they are removed or resign in accordance with the Articles of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified.
(g)   Effect of the Merger on Issued Securities of SPAC and Merger Sub.   At the Merger Effective Time, by virtue of and as part of the agreed consideration for the Merger and without any further action (save as set out in this Section 3.1(g)) on the part of any party hereto or the holders of securities of SPAC or Merger Sub:
(i)   SPAC Units.   Each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1(g).
(ii)   SPAC Ordinary Shares.
(1)   On the Closing Date, immediately prior to the Merger Effective Time (but in any event after completion of the Pre-Merger Reorganization), the SPAC Class B Conversion shall be effected. Following the SPAC Class B Conversion, each SPAC Class B Ordinary Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.
(2)   Immediately following the separation of each SPAC Unit in accordance with Section 3.1(g)(i), each SPAC Class A Ordinary Share (which, for the avoidance of doubt, shall include the SPAC Class A Ordinary Shares held as a result of the Unit Separation and any SPAC Class A Ordinary Shares issued as a result of the SPAC Class B Conversion) issued and outstanding immediately prior to the Merger Effective Time (other than any SPAC Shares referred to in Section 3.1(g)(iv), Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one PubCo ADS (the “Per Share PubCo ADS Merger Consideration”, and all PubCo ADSs issued to holders of SPAC Ordinary Shares in connection with the Merger, collectively, the “PubCo ADS Merger Consideration”). As of the Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.
(iii)   SPAC Warrants.   (A) Each SPAC Public Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 1 Warrant; and (B) each SPAC Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to a SPAC Public Warrant and a SPAC Private Placement Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively, in each case in accordance with the provisions of the PubCo Warrant Agreement and the relevant PubCo Warrant Terms.
(iv)   SPAC Treasury Shares.   Notwithstanding Section 3.1(g)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Merger Effective Time, such SPAC Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.
(v)   Redeeming SPAC Shares.   Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.
(vi)   Dissenting SPAC Shares.   Each Dissenting SPAC Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.5(a) and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Act.
(vii)   Merger Sub Shares.   All Merger Sub Shares issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Corporation, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Corporation.
Section 3.2.   Closing Deliverables.
(a)   At the Closing,
(i)   PubCo shall deliver or cause to be delivered to SPAC,
(1)   evidence of the appointment of the SPAC Director as a director on the board of directors of PubCo, effective as of the Merger Effective Time;
(2)   the Assignment and Assumption Agreement duly executed by PubCo and the PubCo Warrant Agent;
(3)   the PubCo Warrant Agreement duly executed by PubCo and the PubCo Warrant Agent; and
(4)   the Registration Rights Agreement duly executed by PubCo and the Company Holders (as defined therein);
(ii)   SPAC shall deliver or cause to be delivered to PubCo,
(1)   the Assignment and Assumption Agreement duly executed by SPAC and Continental; and
(2)   the Registration Rights Agreement duly executed by the Sponsor and other SPAC Holders (as defined therein);
(iii)   the Surviving Corporation (as the surviving company in the Merger) shall:
(1)   cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;
(2)   pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Corporation, by wire transfer of immediately available funds from the Trust Account (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) all accrued and unpaid SPAC Transaction Expenses and, at the election of the Company, certain or all accrued and unpaid Company Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (C) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Surviving Corporation for its immediate use, subject to this Agreement and the Trust Agreement; and
(3)   thereafter, terminate the Trust Account, except as otherwise provided in the Trust Agreement; and
(iv)   PubCo shall deliver or cause to be delivered to the Depositary Bank opinions of its U.S. and Japanese counsel that are reasonably satisfactory in form and substance to the Depositary Bank.
(b)   If a bank account of PubCo or any of its Subsidiaries is designated by the Surviving Corporation under Section 3.2(a)(iii)(2), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Corporation to PubCo or such Subsidiary of PubCo, and/or (ii) a dividend from the Surviving Corporation to PubCo, in each case, as determined by the Surviving Corporation in its sole discretion, subject to applicable Laws.
Section 3.3.   Establishment of ADS Facility; Distribution of PubCo ADS Share Exchange Consideration and PubCo ADS Merger Consideration.
(a)   Prior to the Share Exchange Effective Time, PubCo shall cause a sponsored American depositary share (“ADS”) facility for the PubCo Common Shares (the “ADS Facility”) to be established with a reputable bank reasonably acceptable to SPAC (provided, for the avoidance of doubt, that The Bank of New York Mellon is acceptable to SPAC) (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the PubCo ADSs, including (1) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”), in form and substance reasonably acceptable to SPAC, (2) establishing the ADS Facility, to be effective as of the Share Exchange Effective Time, and (3) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the PubCo ADSs. PubCo shall use its reasonable best efforts to cause the Depositary Bank to prepare and file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.
(b)   SPAC shall, as promptly as possible following the final determination of such number, notify PubCo in writing of (i) the number of the Redeeming SPAC Shares and (ii) a good faith estimate of the number of PubCo Warrants (the “PubCo Contributed Warrants”) to be distributed to the holders of SPAC Warrants pursuant to Section 3.1(g)(iii) (such holders, the “PubCo Warrant Recipients”).
(c)   PubCo shall, as soon as practicable upon receipt of such notification from SPAC pursuant to Section 3.3(b) and in any event prior to the Share Exchange Effective Time, allot and issue, or cause to be allotted and issued, to the Merger Sub, (i) credited as fully paid and free of all Encumbrance, a number of PubCo Common Shares in certificated form (the “SPAC Shareholder PubCo Contributed Shares”) equal to the aggregate number of PubCo ADSs to be issued to the holders of SPAC Ordinary Shares pursuant to Section 3.1(g)(ii)(2) (such holders, the “SPAC Shareholder PubCo ADS Recipients”), and (ii) a number of PubCo Warrants equal to the aggregate number of the PubCo Contributed Warrants.
(d)   At or as soon as practicable after the Merger Effective Time, PubCo shall transfer and deposit or cause to be transferred and deposited all PubCo Exchange Shares held by the Company Shareholder PubCo ADS Recipients to the Depositary Bank’s Custodian and instruct the Depositary Bank to register and deliver the PubCo ADSs representing such PubCo Common Shares in accordance with this Agreement; provided, that PubCo shall deliver to the Depositary Bank its written consent to the delivery of PubCo ADSs representing any of those PubCo Common Shares that are Restricted

Securities (as defined in the Deposit Agreement), which consent will be subject to the conditions that those PubCo ADSs will not be eligible for holding through DTC and will be subject to a legend describing the applicable transfer restrictions.
(e)   Upon issuance by PubCo of the SPAC Shareholder PubCo Contributed Shares and the PubCo Contributed Warrants pursuant to Section 3.3(c), Merger Sub (or, following the Merger Effective Time, the Surviving Corporation) shall:
(i)   hold all such SPAC Shareholder PubCo Contributed Shares for the benefit of the SPAC Shareholder PubCo ADS Recipients and, at or as soon as practicable after the Merger Effective Time, transfer and deposit or cause to be transferred and deposited all SPAC Shareholder PubCo Contributed Shares to the Depositary Bank’s Custodian and instruct the Depositary Bank to register and deliver the PubCo ADSs representing such PubCo Common Shares in accordance with this Agreement; provided, that PubCo shall deliver to the Depositary Bank its written consent to the delivery of PubCo ADSs representing any of those PubCo Common Shares that are Restricted Securities (as defined in the Deposit Agreement), which consent will be subject to the conditions that those PubCo ADSs will not be eligible for holding through DTC and will be subject to a legend describing the applicable transfer restrictions; and
(ii)   hold all such PubCo Contributed Warrants for the benefit of the PubCo Warrant Recipients and, as soon as practicable and in any event prior to the Merger Effective Time, transfer or cause to be transferred all PubCo Contributed Warrants to the PubCo Warrant Agent.
(f)   Immediately after the Merger Effective Time,
(i)   each SPAC Shareholder PubCo ADS Recipient shall be entitled to receive, in exchange for each automatically cancelled SPAC Share, the Per Share PubCo ADS Merger Consideration, and the Surviving Corporation shall instruct the Depositary Bank to distribute the PubCo ADSs comprising the PubCo ADS Merger Consideration to the SPAC Shareholder PubCo ADS Recipients in accordance with the Plan of Merger and this Agreement (including Section 3.1(g)(ii)); and
(ii)   each PubCo Warrant Recipient shall, upon receipt by the PubCo Warrant Agent of PubCo Contributed Warrants from Merger Sub in accordance with Section 3.3(e)(ii), be entitled to receive in exchange therefor, one PubCo Warrant in respect of each SPAC Warrant so represented, and the PubCo Warrant Agent shall distribute the PubCo Warrants to the PubCo Warrant Recipients in accordance with the Plan of Merger and this Agreement (including Section 3.1(g)(iii)).
(g)   At or prior to the Merger Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Common Shares for delivery to the Depositary Bank’s Custodian upon the exercise of such PubCo Warrants. From and after the Merger Effective Time, upon any exercise of the PubCo Warrants by any holder thereof (each an “Exercising Warrantholder”), PubCo will, in accordance with the PubCo Warrant Agreement, allot and issue, or cause to be allotted and issued, and deliver to the Depositary Bank’s Custodian a number of the PubCo Common Shares in certificated form underlying such exercised PubCo Warrants, and instruct the Depositary Bank to register and deliver the corresponding PubCo ADSs to the PubCo Warrant Agent, and, upon receipt of such PubCo ADSs, the PubCo Warrant Agent shall distribute such corresponding PubCo ADSs to such Exercising Warrantholder.
(h)   The PubCo ADSs (other than the PubCo ADSs representing those PubCo Common Shares that are Restricted Securities (as defined in the Deposit Agreement)) shall be accepted into the DTC, and each of the SPAC Shareholder PubCo ADS Recipients, Company Shareholder PubCo ADS Recipients and Exercising Warrantholders that holds PubCo ADSs through the DTC will receive a security entitlement in the number of PubCo ADSs that such holder has the right to receive pursuant to this Agreement, the PubCo Warrant Agreement and the PubCo Warrant Terms (as applicable). The Depositary Bank will hold the PubCo Common Shares held by it from time to time in accordance with the terms of the Deposit Agreement, and holders of PubCo ADSs will have the rights with respect to those shares that are specified in the Deposit Agreement.

(i)   To the extent that the number of PubCo Contributed Warrants exceeds the number of PubCo Warrants actually distributed to the PubCo Warrant Recipients in accordance with the Plan of Merger and this Agreement (including Section 3.1(g)(iii) and Section 3.3(f)(ii)), the Surviving Corporation shall transfer to PubCo, and PubCo shall cancel upon such transfer, all of such excessive PubCo Warrants for nil consideration.
(j)   From and after the Merger Effective Time, there shall be no further registration of transfers of SPAC Shares thereafter on the records of SPAC. If, after the Merger Effective Time, any SPAC Shares are presented to PubCo, the Surviving Corporation or the Depositary Bank for any reason, they shall be cancelled and exchanged for the applicable portion of the PubCo ADS Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article III.
Section 3.4.    Further Assurances.   If, at any time after the Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, PubCo, the Surviving Corporation and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.
Section 3.5.    Dissenter’s Rights.
(a)   Subject to Section 3.1(b)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable portion of the PubCo ADS Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable portion of the PubCo ADS Merger Consideration, without any interest thereon in accordance with Section 3.1(g)(ii).
(b)   Prior to the Closing, SPAC shall give PubCo and the Company (i) prompt notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to partake in all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
Section 3.6.    Withholding.   Each of the Company, PubCo, SPAC, Merger Sub and the Surviving Corporation (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts treated as compensation for applicable Tax purposes, the Company, PubCo, SPAC, Merger Sub or the Surviving Corporation (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Company, PubCo, SPAC, Merger Sub or the Surviving Corporation (or their respective Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Company, PubCo, SPAC, Merger Sub or the Surviving Corporation (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to SPAC as of the date of this Agreement as follows:
Section 4.1.   Organization, Good Standing and Qualification.   The Company is a Japanese corporation (kabushiki kaisha) duly incorporated and validly existing under the Laws of Japan and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Company Charter, other Organizational Documents of the Company and the Organizational Documents of each other Group Company, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such Organizational Documents are in full force and effect, and the Company and each of the other Group Companies is not in default of any term or provision of such Organizational Documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.
Section 4.2.   Subsidiaries.   A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. Except as set forth on Section 4.2 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing in all respects (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group taken as a whole.
Section 4.3.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized share capital of the Company is JPY4,350,852,500 with 360,000 authorized Company Shares in total, of which (i) 98,216 Company Shares are issued and outstanding as of the date of this Agreement, (ii) 2,772 Company Shares are issuable upon the full conversion of all Company Convertible Notes outstanding as of the date of this Agreement and (iii) 1,210 Company Shares are issuable upon the exercise of Company Options outstanding as of the date of this Agreement. Set forth in Section 4.3(a) of the Company Disclosure Letter is a true and correct list of each holder of Company Shares and the number of Company Shares held by each such holder as of the date hereof. Except as set forth in Section 4.3(a) of the Company

Disclosure Letter, there are no other Equity Securities of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with applicable Laws, including the Japan Act and the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948) and all requirements set forth in (1) the Company Charter and other Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such Company Shares to which the Company is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Company Charter, any other Organizational Documents of the Company or any other Material Contract.
(b)   Section 4.3(b) of the Company Disclosure Letter sets forth a true and correct schedule of all outstanding Company Options, as of the date of this Agreement, including the name of the holder of the Company Options, the type of Company Options, the number of Company Shares subject thereto, the grant date, the expiration date, the vesting schedule (including acceleration provisions), current vesting status and the exercise price thereof. The Company has delivered to SPAC true and complete copies of the forms of award agreements and all Company Options are evidenced by award agreements in substantially the forms Made Available to SPAC as of the date hereof, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted and properly approved by the Company Board (or appropriate committee thereof) and granted in compliance, in all material respects, with all applicable Laws and all of the terms and conditions of the award agreements pursuant to which it was issued.
(c)   Except as otherwise set forth in this Section 4.3 or on Section 4.3(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the Company is not party to any contracts or commitments by which the Company is or may be bound to issue, nor does the Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of the Company convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.
Section 4.4.   Capitalization of Subsidiaries.
(a)   The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws and all requirements set forth in (A) the Organizational Documents of such Group Company, and (B) any other applicable Contracts governing the issuance or allotment of such securities to which such Group Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of such Group Company or any other Contract to which such Group Company is a party or otherwise bound.
(b)   Except as set forth on Section 4.4(b) of the Company Disclosure Letter, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c)   Except as set forth on Section 4.4(c) of the Company Disclosure Letter, no Group Company is party to any contracts or commitments by which the Group Company is or may be bound to issue, nor does any Group Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of any Group Company convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of such Group Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Group Company of additional shares, the sale of treasury shares or the issuance or sale by such Group Company of other Equity Securities of such Group Company, or for the repurchase or redemption by such Group Company of shares or other Equity Securities of such Group Company the value of which is determined by reference to shares or other Equity Securities of such Group Company, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Group Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.
Section 4.5.   Authorization.
(a)   Other than the Company Shareholders’ Approval, the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and other than the Company Shareholders’ Approval, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (B) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).
(b)   The approval and authorization of the Pre-Merger Reorganization and other Transactions shall require (i) approval by the shareholders meeting of the Company, pursuant to the terms and subject to the conditions of the Company Charter and applicable Laws (the “Required Company Shareholder Approval”), and (ii) such written consent as set forth on Section 4.5(b) of the Company Disclosure Letter (the “Requisite Company Shareholder Consent”, together with the Required Company Shareholder Approval, the “Company Shareholders’ Approval”).
(c)   The Company Shareholders’ Approval are the only votes and approvals of holders of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Pre-Merger Reorganization. Prior to the Share Exchange Effective Time, the Company shall have received the Requisite Company Shareholder Consent in respect of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including the Share Exchange.
(d)   On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.
Section 4.6.   Consents; No Conflicts.   Except (a) as otherwise set forth in Section 4.6 of the Company Disclosure Letter, (b) for the Company Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (d) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article V and Article VI are true and correct, and except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence, (i) result in any material violation of, be in conflict with, or constitute a default that would be material to the Company under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Laws or (D) any Material Contract or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities Laws, this Agreement, the Company Charter and Permitted Encumbrances.
Section 4.7.   Compliance with Laws; Consents; Permits.   Except as disclosed in Section 4.7 of the Company Disclosure Letter:
(a)   In the three (3) years prior to the date hereof, (i) the Company and its Subsidiaries have been, and are, in material compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any actual, pending or threatened Action with respect to a violation of any applicable Laws which has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries is or has been subject to any investigation by any Governmental Authority with respect to any violation of any applicable Laws.
(b)   In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries.
(c)   Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and no such proceeding, demand, inquiry, investigation or hearing has been threatened.
(d)   Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the three (3) years prior to the date hereof: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Penal Code of Japan of 1907, as amended, the Unfair Competition Prevention Act of Japan, as amended, or any other local or foreign anti-corruption or anti-bribery Law applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”); (ii) been in violation of any Anti-Corruption Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company, any of its Subsidiaries, any agent, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Laws.
(e)   Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees nor to the Knowledge of the Company, any of their respective agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has, at any time in the three (3) years prior to the date hereof, been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(f)   Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and no Prohibited Person has, at any time in the three (3) years prior to the date hereof, been given an offer to become an employee, officer, consultant or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has at any time in the three (3) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction, with a Prohibited Person or taken any other action that would violate Sanctions.
(g)   To the Knowledge of the Company, no monies injected into the Company or its Subsidiaries have been derived from unlawful activities or otherwise in violation of Anti-Money Laundering Laws.
(h)   Each of the Group Companies has all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects (the “Material Permits”), and such Material Permits are fully effective and have been complied with in all material respects. To the Knowledge of the Company, there are no circumstances that will, or will reasonably, result in any Material Permit being suspended, cancelled, revoked or not renewed.
Section 4.8.   Tax Matters.
(a)   All material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by any Group Company have been paid when due. Each Group Company has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.
(b)   No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of a Group Company has been received from, any Tax authority. No dispute or assessment relating to any Tax Returns or any Taxes of a Group Company with any Tax authority is currently outstanding.
(c)   No material claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.
(d)   There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of any Group Company.
(e)   No Group Company has been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than a Group Company) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).
(f)   Each Group Company is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.
(g)   No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(h)   No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.
(i)   The Company has not taken or agreed to take any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(j)   The Company does not have any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.
Section 4.9.   Financial Statements.
(a)   The Company has Made Available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal years then ended (the “Audited Financial Statements”), together with the auditor’s reports thereon. The Audited Financial Statements (i) were prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) present, in all material respects, a true and fair view of the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein; (iii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved; and (iv) when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the company, Regulation S-X).
(b)   The Company maintains a system of internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   Since December 31, 2021, none of the Company’s directors has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Laws. Since December 31, 2021, no attorney representing the Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.
Section 4.10.   Absence of Changes.   Since December 31, 2021, (a) to the date of this Agreement, the Group Companies have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course; and (b) there has not been any occurrence of any event which would or is likely to have a Company Material Adverse Effect.
Section 4.11.   Actions.   Except as set forth in Section 4.11 of the Company Disclosure Letter, (a) there is, and in the past three (3) years there has been, no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacity as such) and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors, officers or employees (in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations contemplated hereby, or (ii) be, or reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. No order has been made, petition presented, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of any Group Company or the establishment of a liquidation group, no administrator has been appointed for any Group Company nor steps taken to appoint an administrator, and to the Knowledge of the Company there are no (A) Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning any Group Company and (B) circumstances which, under the applicable Laws, would justify any such Actions.
Section 4.12.   Liabilities.   Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since December 31, 2022, (b) that are Liabilities incurred since December 31, 2022 in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) set forth in Section 4.12 of the Company Disclosure Letter, (e) arising under this Agreement or other Transaction Documents, (f) that will be discharged or paid off prior to the Closing, or (g) which are immaterial.
Section 4.13.   Material Contracts and Commitments.
(a)   Section 4.13(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement and as of the date of this Agreement no Group Company is a party to or bound by any Material Contract that is not listed in Section 4.13(a) of the Company Disclosure Letter. True and complete copies of each Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.
(b)   Each Material Contract listed on Section 4.13(a) of the Company Disclosure Letter is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and represents the legal, valid and binding obligations of the counterparties thereto. No Group Company is in material breach or material default under any Material Contract. The applicable Group Company has duly performed all of its obligations under each such Material Contract as set forth in Section 4.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued. No event has occurred that with notice or lapse of time, or both, would constitute a material default, breach or violation of such Material Contract by any Group Company or, to the Knowledge of the Company, would entitle any third party to prematurely terminate any Material Contract.
(c)   None of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate or not renew any Material Contract.
Section 4.14.   Title; Properties.
(a)   Section 4.14(a) of the Company Disclosure Letter sets forth the owner, address and floor area (in square meters) of each Company Owned Real Property. Except as disclosed on Section 4.14(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, be expected to be material to the Company or any of its Subsidiaries, the relevant Group Company (i) has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to the Company Owned Real Property, free and clear of all Encumbrances, except for the Permitted Encumbrances; and (ii) the relevant Group Company has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title, land use rights or building ownership rights, as applicable. No Group Company has leased or otherwise granted to any person the right to use or occupy any Company Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Real Property or any portion thereof or interest therein. The relevant Group Company is the only party in possession of the Company Owned Real Property. Each Company Owned Real Property is permitted to be used for the business that the relevant Group Company currently operates therein, and the relevant Group Company is permitted to conduct business in the relevant Company Owned Real Property.
(b)   The relevant Group Company has complied in all material respects with all of the terms and conditions of, and all of its obligations under, the relevant Contracts in relation to the acquisition of any Company Owned Real Property owned by such Group Company, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority. Each of the Company Owned Real Property has been and remains in conformity in all material respects with all Laws applicable to the relevant Company Owned Real Property, including such Laws in respect of building codes and standards, fire prevention, safety, land expropriation, land bidding, city planning and zoning, construction design, building construction, and construction inspection and acceptance.
(c)   Except for the Company Owned Real Property, no Group Company owns or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”). Section 4.14(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Lease and the address of the property demised or leased under each such Company Lease, and all Company Leases together comprise all of the real property leased or licensed by the Group. Each Company Lease is in compliance with applicable Laws, and all Governmental Orders required under applicable Laws in respect of any Company Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Lease, except in any such case where the failure to so be in compliance or obtain such Governmental Order would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
(d)   Each Company Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Lease. To the Knowledge of the Company, when each Company Lease was granted or entered into, the landlords under such Company Lease were registered owners and all necessary consents were obtained.
(e)   To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened to challenge or dispute, a Group Company’s right to occupy, use or enjoy each

Leased Real Property as such leased property is currently occupied, used or enjoyed, and no circumstance exists which may give rise to a material challenge or dispute of this type or nature.
(f)   No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Leased Real Property, and to the Knowledge of the Company, no circumstance exists which may give rise to a material allegation of this type or nature.
(g)   No Group Company has received any written notice from the relevant lessor or landlord under any Company Lease terminating, purporting to terminate, or advising of an intention to terminate such Company Lease prior to the expiration of its term, and to the Knowledge of the Company, no circumstance exists (whether as a result or as contemplated under the Transactions or otherwise) which may entitle such lessor or landlord to do so.
(h)   Each of the Group Companies has good and valid title to all of the assets owned by it, whether tangible or intangible (including all assets acquired thereby since December 31, 2021, but excluding any tangible or intangible assets that have been disposed of since December 31, 2021 in the Ordinary Course or any Company Owned Real Property), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All of the aforementioned assets are in the Group’s possession or under its control, or the Group is entitled to take possession or control of them.
(i)   No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Leased Real Property. It being understood and agreed that the provisions of this Section 4.14, as they relate to any Leased Real Property, pertain only to the leasehold interest of the applicable Group Company. This Section 4.14 constitutes the exclusive representations and warranties of the Company with respect to real property, and any claim for breach of representation or warranty with respect to real property shall be based on the representations and warranties made in this Section 4.14, and shall not be based on the representations and warranties set forth in any other provision of this Agreement.
Section 4.15.   Intellectual Property Rights.
(a)   Section 4.15(a)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Registered IP. Either the Company or its applicable Subsidiary has made required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for the Registered IP. Each item of Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Except as disclosed in Section 4.15(a)(ii) of the Company Disclosure Letter, the Company and its Subsidiaries (i) exclusively own and possess all right, title and interest in and to the Owned IP, including each item of Registered IP, and (ii) exclusively own, or otherwise have a sufficient right to use pursuant to a valid and enforceable written license, all Company IP; in each case with respect to the foregoing clauses (i) and (ii), free and clear of any Encumbrances other than Permitted Encumbrances. Immediately subsequent to the Closing, the Company IP will be available for use by the Company and its Subsidiaries on the same terms and conditions as those under which the Company and its Subsidiaries owned or used the Company IP immediately prior to the Closing.
(b)   The operation of the business of the Company and its Subsidiaries does not violate, infringe, dilute, or misappropriate, and during the last three (3) years has not violated, infringed, diluted or misappropriated any Intellectual Property of any Person, nor has the Company or any of its Subsidiaries received during the last three (3) years any written notice, request for indemnification or license or threat relating to any of the foregoing, nor have the Company or any of its Subsidiaries requested or received any opinions of counsel related to the same. No Action or claim alleging misappropriation, infringement, dilution or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or contesting the validity, ownership, use, registrability or enforceability of any of the Owned IP is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, diluting, or misappropriating or, during the past three (3) years, has violated, infringed, diluted or misappropriated any Owned IP. Except as disclosed in Section 4.15(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has, during the past three (3) years given any written notice to any other Person alleging any violation, infringement, dilution or misappropriation of any Owned IP, and no Actions related to the same are pending.
(c)   All Persons who have contributed, developed or conceived any Company IP or Company Products have done so pursuant to a valid and enforceable agreement that protects the Trade Secrets of the Company and its Subsidiaries and grants the Company or its applicable Subsidiary exclusive ownership (through present assignment to the Company or its applicable Subsidiary) of the Person’s contribution, development or conception, except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Company or any of its Subsidiaries. No Persons who have contributed, developed or conceived any Company IP have made or threatened in writing (or to the Knowledge of the Company, orally) any claims of ownership with respect to any Owned IP. Neither the Company nor any of Subsidiaries has disclosed any Trade Secrets to any Person other than pursuant to a written valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such Trade Secrets.
(d)   The Company and its Subsidiaries have implemented and maintained reasonable and appropriate security, disaster recovery and security plans, procedures and facilities and have taken other reasonable steps consistent with industry practices of similar companies offering similar services designed to safeguard all Trade Secrets and Personal Data, and all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer or information technology systems, owned or use or held for use by or on behalf of the Company or any of its Subsidiaries (together with all data and information stored in and transmitted by any of the foregoing, collectively, the “Company Systems”), from unauthorized or illegal access, use, modification and interruption. The Company Systems are in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries own, lease, license, or otherwise have the valid and enforceable right to use all Company Systems and have obtained a sufficient number of licenses (whether licensed by seats or otherwise) for their use of all Software encompassed by the Company Systems.
(e)   The Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Company IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein, and the Company IP and Company Systems are sufficient for conduct of the business of the Group Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. During the past two (2) years prior to the date of this Agreement, there has been no material failure or other material substandard performance of any Company System, in each case, which has not been remedied in all material respects.
(f)   The Company and its Subsidiaries have a valid right to use and exploit the Business Data as currently exploited in connection with their respective businesses.
Section 4.16.   Labor and Employment Matters.
(a)   (i) Each of the Company and its Subsidiaries is, and for the three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, employee benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, paid time off, terms and conditions of employment, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security organization, collective bargaining, trade and labor unions, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, employee health and safety, employee trainings and notices, workers’ compensation, statutory labor or employment reporting and filing obligations, and contracting arrangements; (ii) there is no pending or, to the Knowledge of the Company, threatened material Action relating to the violation of any applicable Laws by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers, individual consultant or other individual service providers with any Governmental Authority or the Company or any of its Subsidiaries; (iii) each of the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons (including independent contractors, consultants, leased employees, other non-employee service providers, and overtime exempt employees) who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications; and (iv) except as would not result in material Liability for the Company or its Subsidiaries, each of the Company and its Subsidiaries has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance, and termination payments, fees, expense reimbursements and other compensation that have come due and payable to its current and former employees and individual service providers under applicable Laws, Contracts, or Company policies.
(b)   To the Knowledge of the Company, no employee or individual service provider of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar legal or binding contractual obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.
(c)   Since January 1, 2020, (i) there have not been (x) any allegations or formal or informal complaints made to or filed with the Company or any of its Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, or (y) any Actions initiated, filed or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, in each case by or against any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, by or against any current or former director, officer, employee or individual service provider.
(d)   (i) No employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating, or is a party to or bound by, any collective bargaining agreement or other Contract or bargaining relationship with any Union, (iii) to the Knowledge of the Company, there is and has been in the past three (3) years no effort made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (iv) there are and in the past three (3) years there have been no labor disputes (including any work slowdown, lockout, stoppage, picketing, material labor arbitration, material labor grievance, or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent, bargaining or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.17.   Employee Benefits.
(a)   Section 4.17(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Benefit Plan. With respect to each material Benefit Plan, the Group Companies have provided SPAC with true and complete copies of the governing documents pursuant to which the plan is maintained, funded and administered. No Benefit Plan is subject to ERISA or the Code or U.S. Law.

(b)   Except would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans has been operated and administered, in all material respects, in accordance with its terms, and is in compliance, in all material respects, with all applicable Laws, and all contributions to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any material Liability to any of the Company and any of its Subsidiaries under such Benefit Plan (other than for accrued benefits payable to participants thereunder); (ii) there is no pending or, to the Knowledge of the Company, threatened Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts.
(c)   Except as set forth on Section 4.17(c) of the Company Disclosure Letter, neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) would reasonably be expected to: (i) result in any payment or benefit becoming due or payable to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor, individual consultant or other individual service provider of the Company or any of its Subsidiaries; (ii) increase the amount or value of compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries; (iv) require a contribution by any Group Company to any Benefit Plan or otherwise; or (v) limit or restrict the ability of PubCo or any Group Company to merge, amend, or terminate any Benefit Plan.
Section 4.18.   Brokers.   Except as set forth in Section 4.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.
Section 4.19.   Proxy/Registration Statement.   The information supplied by the Company in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.20.   Environmental Matters.   The following representation in this Section 4.20 are the exclusive representations of the Company with regard to Hazardous Substances:
(a)   The Group Companies are, and, in the past three (3) years, have been, in compliance in all material respects with all applicable Environmental Laws, except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
(b)   In the past three (3) years, (i) no Group Company has received any written notice, report, Governmental Order or other information regarding any actual or alleged material violation by any Group Company of, or material Liabilities of the Group under, Environmental Laws; and (ii) except in compliance with applicable Environmental Laws or as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no Group Company has disposed or arranged for the disposal of, handled, manufactured, treated, processed, stored, generated, transported, distributed, sold, marketed, installed, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, and no Hazardous Substances are present on, at, in, or upon any Leased Real Property.
(c)   There are no Actions pending or, to the Knowledge of the Company, threatened against any Group Company under Environmental Laws which would or would reasonably be expected to result in a material Liability of any Group Company, and no Group Company is subject to any outstanding Governmental Order of any Governmental Authority under Environmental Laws which has resulted or would reasonably be expected to result in a material Liability of the Group.
(d)   Except in connection with real property leases entered into in the Ordinary Course, the Group has not agreed to defend, indemnify, protect, save, insure and/or hold harmless any other Person from any material claim, damage, fee, Liabilities, Actions, costs and/or expenses, and the Group has not agreed to assume and has not otherwise become subject to the material Liability of any other Person, arising under any Environmental Law.
Section 4.21.   Insurance.   Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (a) no material claims have been made which remain outstanding and unpaid under such insurance policies, (b) no circumstances exist that would reasonably be expected to give rise to a material claim of under such insurance policies, and (c) there are no circumstances which might lead to any Liability under such insurance policies of the Group being avoided or rendered unenforceable by the relevant insurers or otherwise materially reduce the amount recoverable under any policy of this type.
Section 4.22.   Company Related Parties.   Except as set forth in Sections 4.22 of the Company Disclosure Letter, the Company has not engaged in any transactions with any Company Related Parties that would be required to be disclosed in the Proxy/Registration Statement.
Section 4.23.   Data Protection.
(a)   Each Group Company observes and complies with and has observed and complied with all and has not breached the Privacy Laws and other Data Security Requirements, except for any failures to do so that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.
(b)   Each Group Company maintains and has maintained an accurate and up to date registration with each supervisory authority and similar body in each jurisdiction where any Group Company operates and where any Privacy Laws apply in respect of its Processing of Personal Data, if and as required by the Privacy Laws in each such jurisdiction where any Group Company operates.
(c)   Before any third party has Processed any Personal Data for or on behalf of any Group Company, such Group Company has undertaken appropriate and documented due diligence on such third party before the Processing commenced, and has entered into a written contract with such third party which incorporates the terms stipulated by and complies in all material respects with all applicable requirements of the Privacy Laws.
(d)   None of the Group Companies has, in the past three (3) years, received any written notice of any dispute, claim, complaint or demand of any kind from any Person or is or has been, in the past three (3) years, a party to any Action relating to Processing of Personal Data or compliance with any Data Security Requirements, and to the Knowledge of the Company, there are no facts, matters or circumstances which might reasonably be expected to give rise to any such dispute, claim, complaint or demand.
(e)   The Company has put in place and maintained all necessary, appropriate and documented procedures, policies, systems, security and other technical and organizational measures in order to protect Personal Data in accordance with the Privacy Laws except for any failures to do so that would not individually or in the aggregate, reasonably be expected to be material to the Group Companies. No Group Company has experienced any Security Incident in the past three (3) years.
(f)   The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a material breach or material violation of, or any material Liability under, any of the Data Security Requirements.
Section 4.24.   No Additional Representation or Warranties.   Except as set forth in Article V and Section 12.1, the Company acknowledges and agrees that SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC
Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure; Subsidiaries) and Section 5.4 (Authorization)) or (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Letter shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Letter to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure), SPAC represents and warrants to the Company as of the date of this Agreement as follows:
Section 5.1.   Organization, Good Standing, Corporate Power and Qualification.   SPAC is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. A true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company prior to the execution of this Agreement.
Section 5.2.   Capitalization and Voting Rights.
(a)   Capitalization of SPAC.   As of the date of this Agreement, the authorized share capital of SPAC consists of US$55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preference Shares. Section 5.2(a) of the SPAC Disclosure Letter sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC as of the date of this Agreement. All of the issued and outstanding Equity Securities of SPAC (A) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (B) have been offered, sold and issued by SPAC in compliance in all material respects with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (C) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the SPAC Charter or any SPAC Material Contract.
(b)   Except as set forth in this Section 5.2 or Section 5.2(a) of the SPAC Disclosure Letter, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and as of the date of this Agreement there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.
(c)   Other than the SPAC Shareholder Redemption Right or pursuant to the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any Persons.
Section 5.3.   Corporate Structure; Subsidiaries.   SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.
Section 5.4.   Authorization.
(a)   Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party. This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:
(i)   The approval and authorization of the Merger and the Plan of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the outstanding SPAC Ordinary Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and
(ii)   The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Ordinary Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws.
(c)   The SPAC Shareholders’ Approval are the only votes of SPAC Shareholders necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.
(d)   On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby, (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.
Section 5.5.   Consents; No Conflicts.   Except (a) as otherwise set forth in Section 5.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities Laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents, the failure of which to be obtained or made would not have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents by SPAC to which it is or will be a party do not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (assuming the representations and warranties in Article IV are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Laws, or (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities Laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.
Section 5.6.   Tax Matters.
(a)   All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be paid when due. SPAC has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.
(b)   No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority. No dispute or assessment relating to such Tax Returns or such Taxes of SPAC with any such Tax authority is currently outstanding.
(c)   No material claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.
(d)   There are no liens for material Taxes (other than Permitted Encumbrances) upon the assets of SPAC.
(e)   SPAC has not been a member of an affiliated, consolidated or similar Tax group and otherwise does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f)   SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(g)   SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.
(h)   SPAC has not taken, or agreed to take, any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(i)   SPAC does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.
Section 5.7.   Financial Statements.
(a)   The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof.
(b)   SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 5.7(c) of the SPAC Disclosure Letter.
Section 5.8.   Absence of Changes.   Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any occurrence of any event which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
Section 5.9.   Actions.   Except (i) for Actions arising after the date hereof related to the Transactions or (ii) as would not be, or reasonably be expected to be, material to SPAC, (a) there is no Action pending or threatened against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.
Section 5.10.   Brokers.   Except as set forth in Section 5.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 5.11.   Proxy/Registration Statement.   The information supplied or to be supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Subsidiaries, the Acquisition Entities or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
Section 5.12.   SEC Filings.   Except as disclosed on Section 5.12 of the SPAC Disclosure Letter, (a) SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents and exhibits thereto required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”); (b) each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings; and (c) as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.
Section 5.13.   Trust Account.   As of the date of this Agreement, SPAC has at least US$182,481,513 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 16, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by each of the Company and the Acquisition Entities with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Corporation on the Closing Date and after the Merger Effective Time.

Section 5.14.   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
Section 5.15.   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.
(b)   Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
Section 5.16.   NYSE Quotation.   SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “APCA”, “APCA-UN” and “APCA-WT”, respectively. SPAC is in compliance with the rules of NYSE and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on NYSE. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.
Section 5.17.   SPAC Related Parties.   SPAC has not engaged in any transactions with any SPAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement.
Section 5.18.   SPAC Material Contracts.   The SPAC SEC Filings include true and correct copies (subject to redactions thereof) of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is a party as of the date of this Agreement, other than confidentiality and non-disclosure agreements and this Agreement (such contracts, collectively, the “SPAC Material Contracts”). Each SPAC Material Contract is, as of the date of this Agreement, in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.
Section 5.19.   No Additional Representation or Warranties.   Except as set forth in Article IV, Article VI and Section 12.1, SPAC acknowledges and agrees that neither the Company nor any of the Acquisition Entities is not making any representation or warranty whatsoever to SPAC pursuant to this Agreement.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES
PubCo and Merger Sub (each, an “Acquisition Entity”) hereby jointly and severally represent and warrant to SPAC and the Company as of the date of this Agreement as follows:
Section 6.1.   Organization, Good Standing, Corporate Power and Qualification.   PubCo is a joint stock corporation duly incorporated and validly existing under the Laws of Japan. Merger Sub is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

Section 6.2.   Capitalization and Voting Rights.
(a)   Capitalization.   As of the date of this Agreement, the authorized share capital of PubCo consists of JPY2,000,000 divided into 40 shares, all of which are issued and outstanding as of the date of this Agreement (such shares, as the same may be split, combined, subdivided or reclassified after the date of this Agreement, the “PubCo Subscriber Shares”). The authorized share capital of Merger Sub consists of US$1.00 divided into 100 shares of US$0.01 par value each (each a “Merger Sub Share”), of which one Merger Sub Share (the “Merger Sub Subscriber Share”) is issued and outstanding as of the date of this Agreement. The PubCo Subscriber Shares, the Merger Sub Subscriber Share, and any PubCo Common Shares and Merger Sub Shares that will be allotted and issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (ii) were, or will be, issued, in compliance with applicable Laws and the Organizational Documents of PubCo and Merger Sub, respectively, and (iii) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of PubCo or Merger Sub, or any other Contract to which PubCo or Merger Sub (as applicable) is a party or otherwise bound.
(b)   No Other Securities.   Except as set forth in Section 6.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of PubCo or Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of PubCo or Merger Sub exercisable or exchangeable for shares of PubCo or Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of PubCo or Merger Sub, or for the repurchase or redemption by PubCo or Merger Sub of shares or other Equity Securities of PubCo or Merger Sub or the value of which is determined by reference to shares or other Equity Securities of PubCo or Merger Sub, and there are no voting trusts, proxies or agreements of any kind which may obligate PubCo or Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of PubCo or Merger Sub.
(c)   PubCo does not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity, other than Merger Sub and, from and after completion of the Share Exchange, the Company and other Group Companies. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.
Section 6.3.   Corporate Structure; Subsidiaries.   No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.
Section 6.4.   Authorization.   Each Acquisition Entity has all requisite corporate power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which an Acquisition Entity is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 6.5.   Consents; No Conflicts.   Except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of the Acquisition Entities to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Acquisition Entity, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which an Acquisition Entity is or will be a party by each Acquisition Entity does not, and the consummation by such Acquisition Entity of the transactions contemplated hereby and thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of such Acquisition Entity, (C) any applicable Laws, (D) any Contract to which such Acquisition Entity is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of such Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Acquisition Entity, except in the case of sub-clauses (A), (C), and (D) of subsection (i) above or subsection (ii) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to consummate the Transactions.
Section 6.6.   Absence of Changes.   Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.
Section 6.7.   Actions.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to consummate the Transactions, (a) there is no Action pending or threatened against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.
Section 6.8.   Brokers.   Except as set forth in Section 4.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity or any of its Affiliates.
Section 6.9.   Proxy/Registration Statement.   The information supplied or to be supplied by each Acquisition Entity or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
Section 6.10.   Business Activities.   Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions, and has no, and at all times prior to the Closing, except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.
Section 6.11.   Tax Matters.   Each Acquisition Entity is or will be classified as a corporation for U.S. federal income tax purposes as of the effective date of its formation and will not subsequently change such classification. No Acquisition Entity has taken, or agreed to take, any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. No Acquisition Entity has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

Section 6.12.   Foreign Private Issuer.   PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.
ARTICLE VII

COVENANTS OF THE COMPANY AND CERTAIN OTHER PARTIES
Section 7.1.   Conduct of Business.   Except (i) as contemplated or permitted by the Transaction Documents (including the Pre-Merger Reorganization and any Permitted Equity Financing) or pursuant to any Company Permitted Financing Agreements (including any Company Permitted Transaction), (ii) as required by applicable Laws, (iii) as set forth on Section 7.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company (1) shall use reasonable best efforts operate the business of the Company and its Subsidiaries in all material respects in the Ordinary Course; (2) shall preserve the Group’s business and material operational relationships in all material respects with the suppliers, contractors, licensors, employees, landlords, customers and distributors of any Group Company and (3) shall not, and shall cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:
(a)   (i) amend its articles of incorporation or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business or operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;
(b)   other than in the Ordinary Course, incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding JPY30 million in the aggregate;
(c)   transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third-party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third-party, other than the issuance of Company Shares (1) upon the settlement or exercise of Company Options (outstanding as of the date of this Agreement or granted thereafter in compliance with this Agreement) in accordance with their terms or (2) pursuant to obligations incurred by the Company prior to the date hereof and described in Section 7.1(c) of the Company Disclosure Letter;
(d)   sell, lease, sublease, license, transfer, abandon, allow to lapse, impose any Encumbrance upon or otherwise dispose of any material property (including any Company Owned Real Property) or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed JPY100 million in the aggregate, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;
(e)   sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of, or impose any Encumbrance (other than Permitted Encumbrances) upon any Intellectual Property;
(f)   disclose any Trade Secrets or Personal Data to any Person (other than pursuant to valid and enforceable Contracts entered into in the Ordinary Course in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

(g)   merge, consolidate or amalgamate with or into any Person;
(h)   make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances except, in any such case with a value or purchase price in excess of JPY100 million in the aggregate;
(i)   settle any Action by any Governmental Authority or any other third party material to the business of the Company and its Subsidiaries taken as a whole, in excess of JPY10 million in the aggregate;
(j)   (i) split, combine, subdivide, adjust, recapitalize, reclassify, or otherwise effect any change in respect of any of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued as set forth in Section 4.3(b) of the Company Disclosure Letter in accordance with repurchase rights existing on the date of this Agreement, or (iii) amend any term or alter any rights of any of its outstanding Equity Securities;
(k)   authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount not to exceed JPY100 million in the aggregate;
(l)   (i) except in the Ordinary Course, enter into or amend any Material Contract, or extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract; or (ii) following the execution of the Share Exchange Agreement pursuant to the Pre-Merger Reorganization Schedule, amend, modify, supplement, restate or waive any terms of, or terminate, such Share Exchange Agreement;
(m)   voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit, except in the Ordinary Course;
(n)   make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;
(o)   except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement, (v) settle any material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) fail to pay any Tax that became due and payable (including estimated Tax payments);
(p)   take, or fail to take, any action if such action or failure would reasonably be expected prevent, impair or impede the Intended Tax Treatment;
(q)   except in the Ordinary Course, (i) increase or decrease the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers, employee, individual consultant or other individual service provider of any Group Company whose annual base compensation exceeds JPY30 million, (ii) pay, grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former directors, officers, employee, individual consultant or other individual service provider of any Group Company, or (iii) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any of its current or former employees, directors, officers, individual consultants or other individual service providers of any Group Company;
(r)   amend, modify, or terminate any Benefit Plan or adopt or establish, adopt or enter into a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), except in connection with annual renewals for Benefit Plans that are health and welfare programs in the Ordinary Course;
(s)   waive or release any non-competition, non-solicitation, non-disclosure, non-interference, confidentiality or non-disparagement obligation of any current or former director, officer or employee of any Group Company;
(t)   (i) modify, extend, amend, negotiate, terminate or enter into any collective bargaining agreement or other Contract with any Union or (ii) recognize or certify any Union or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(u)   implement or announce any plant closing, group layoff of employees, reduction-in-force, furlough or similar action; or
(v)   enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (u)).
provided, however, that during the period from the Share Exchange Effective Time through the Closing, neither the Company nor PubCo shall take any action except as required or contemplated by this Agreement or the other Transaction Documents.
For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 7.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 7.1.
Section 7.2.   Access to Information.   Upon reasonable prior notice and subject to applicable Laws, from the date of this Agreement until the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 7.2, reasonable access during normal business hours to the officers, directors, employees, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Laws, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of Section 12.14.
Section 7.3.   Acquisition Proposals and Alternative Transactions.   During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
Section 7.4.   D&O Indemnification and Insurance.
(a)   From and after the Closing, the Surviving Corporation and PubCo shall jointly and severally indemnify and hold harmless each of the respective present and former directors and officers of the

Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Laws and its respective certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Surviving Corporation and PubCo shall, and shall cause their Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and each Acquisition Entity’s respective former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of SPAC or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   For a period of six (6) years from the Closing, each of PubCo and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance (each a “D&O Insurance”) covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s respective directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, its Subsidiaries or the Surviving Corporation be required to expend more than US$1,032,500 for the D&O Insurance in favor of those Persons who are currently covered by SPAC’s liability insurance policy for its directors and officers; provided, however, that (i) each of PubCo and the Surviving Corporation may cause coverage to be extended under the respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (each a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Surviving Corporation and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.4 shall be continued in respect of such claim until the final disposition thereof. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by PubCo and shall not be a SPAC Transaction Expense.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and PubCo and all of their respective successors and assigns. In the event that the Surviving Corporation, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation or PubCo, respectively, shall ensure (and each of PubCo and the Surviving Corporation shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Surviving Corporation or PubCo as the case may be, shall succeed to the obligations set forth in this Section 7.4.

(d)   The provisions of Section 7.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.
Section 7.5.   Notice of Developments.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 7.5 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article X have been satisfied or give rise to any right of termination set forth in Article XI.
Section 7.6.   Financials.
(a)   (i) As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2023 and the related unaudited consolidated statements of income and profit and loss and cash flows for the three-month period then ended (the “Company Q1 Financial Statements”); (ii) during the Interim Period and as soon as reasonably practicable following June 30 and December 31 of each year, the Company shall deliver to SPAC the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of income and profit and loss and cash flows as of and for the six-month period then ended (the “Company Semi-Annual Financial Statements”); and (iii) as soon as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC any unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different six-month period ending on June 30 and December 31 of each year (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy/Registration Statement (including once the Audited Financial Statements become stale for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions) (the “Company Additional Financial Statements”, and together with the Company Q1 Financial Statements and the Company Semi-Annual Financial Statements, collectively, the “Company Interim Financial Statements”).
(b)   The Company Interim Financial Statements shall (i) comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof; (ii) be prepared in accordance with the books and records of the Company and its Subsidiaries; (iii) fairly present the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein (except as may be indicated in the notes thereto and subject to normal year-end adjustment and the absence of footnotes); and (iv) be prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to year-end adjustments and the absence of footnotes).
(c)   The Company, SPAC and PubCo shall each use its reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.
Section 7.7.   No Trading.   The Company acknowledges that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.
Section 7.8.   Company Convertible Notes.   The Company shall use commercially reasonable efforts to enforce its rights under the Company Convertible Notes (including Article 5.2 of the subscription agreement dated as of March 8, 2023 by and among the Company and the holders of such Company Convertible Notes as specified on Section 1.1(a) of the Company Disclosure Letter) and take all other actions reasonably necessary to effect the conversion of all Company Convertible Notes into Company Shares prior to the Share Exchange Effective Time pursuant to the terms and conditions of the Company Convertible Notes.
Section 7.9.   Shareholder Support Agreement, Shareholder Lock-up Agreement and Required Consents.
(a)   If necessary, the Company shall use its commercially reasonable efforts to cause one or more Company Shareholders to enter into one or more shareholder support agreements each in substantially the same form as the Shareholder Support Agreement, such that the aggregate voting power in the Company of such Company Shareholders, when combined with the aggregate voting power in the Company of those Company Shareholders who have already entered into Shareholder Support Agreements, will be sufficient as of the time of the Company Shareholders’ Meeting to obtain the Company Shareholders’ Approval.
(b)   The Company shall use its commercially reasonable efforts to cause each such Company Shareholder listed on Section 7.9 of the Company Disclosure Letter to, as soon as reasonably practicable after the date hereof and in any event prior to the Share Exchange Effective Time, enter into a lock-up agreement in substantially the same form as the Shareholder Lock-up Agreement (except for the period during which such Company Shareholder shall not transfer its PubCo Common Shares, including PubCo Common Shares in the form of PubCo ADSs).
(c)   The Company shall (i) use its commercially reasonable efforts to obtain the consents set forth in Section 4.5 and Section 4.6(b) of the Company Disclosure Letter prior to the Share Exchange Effective Time, and (ii) keep SPAC reasonably informed of the progress thereof.

ARTICLE VIII

COVENANTS OF PUBCO, SPAC AND CERTAIN OTHER PARTIES
Section 8.1.   PubCo Incentive Plan.   Prior to the Closing Date, PubCo may approve and adopt an equity incentive plan in form and substance reasonably satisfactory to SPAC (which approval shall not be unreasonably delayed or withheld).
Section 8.2.   NYSE Listing.   From the date of this Agreement through the Closing, (a) SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on NYSE and (b) PubCo shall promptly apply for, and shall use reasonable best efforts to cause, the PubCo ADSs and PubCo Series 1 Warrants to be issued in connection with the Transactions to be approved for listing on NYSE and accepted for clearance by DTC, subject to official notice of issuance, prior to the Closing Date.
Section 8.3.   Conduct of Business.   Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) in connection with any exercise of the SPAC Extension Option or the adoption of a SPAC Extension Proposal or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in sub-clauses (f) and (h) below shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC and each Acquisition Entity (1) shall operate its business in the Ordinary Course and (2) shall not:
(a)   (i) with respect to SPAC only, seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals;
(b)   (i) set aside, make or declare any dividend or other distribution to its shareholders (whether in cash, shares, equity securities or property), (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, warrants or other Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;
(c)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;
(d)   except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material Tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);
(e)   take, or fail to take, any action if such action or failure would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(f)   enter into, renew or amend in any material respect, any transaction or SPAC Material Contract, except for material Contracts entered into in the Ordinary Course;
(g)   incur, guarantee or otherwise become liable for any Indebtedness or other material Liability, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans);

(h)   make any change in its accounting principles or methods unless required by GAAP or applicable Laws;
(i)   (i) issue any Equity Securities, other than the issuance of Equity Securities of PubCo pursuant to the Permitted Equity Subscription Agreements, this Agreement or in connection with any Working Capital Loan, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants or other equity-based awards;
(j)   settle or agree to settle any Action before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC or an Acquisition Entity;
(k)   form any Subsidiary;
(l)   liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or
(m)   enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 8.3 (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing sub-sections (a) through (l)).
Section 8.4.   Post-Closing Directors and Officers of PubCo.   Subject to the terms of the PubCo Charter, PubCo shall, and the Company shall cause PubCo to, take all such action within its power as may be necessary or appropriate such that immediately following the Closing:
(a)   the board of directors of PubCo shall consist of (i) one director designated in writing by the Sponsor and reasonably acceptable to the Company (the “SPAC Director “), and (ii) such other directors designated in writing by the Company; provided, however, that each such directors designated pursuant to the foregoing of this Section 8.4(a) shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement;
(b)   the board of corporate auditors of PubCo shall consist of such corporate auditors designated in writing by the Company; provided, however, that each such corporate auditor designated pursuant to the foregoing of this Section 8.4(b) shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement; and
(c)   unless otherwise mutually agreed in writing by the Company and SPAC after the date hereof, the officers of the Company holding such positions as set forth on Section 8.4(c) of the Company Disclosure Letter shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successors are duly elected or appointed and qualified.
Section 8.5.   Acquisition Proposals and Alternative Transactions.   During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
Section 8.6.   SPAC Public Filings.   From the date of this Agreement through the Closing, each of SPAC and PubCo will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 8.7.   Section 16 Matters.   Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Laws) as are reasonably necessary to cause any acquisition or disposition of PubCo Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Permitted Equity Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE IX

JOINT COVENANTS
Section 9.1.   Regulatory Approvals; Other Filings.
(a)   Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.
(b)   With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, each of the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that SPAC shall not enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity shall enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms delays in any material respect the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, each of the Company and the Acquisition Entities agrees to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Laws require it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

Section 9.2.   Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.
(a)   Proxy/Registration Statement.
(i)   As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare, and PubCo shall file with the SEC, a Proxy/Registration Statement. SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo ADSs and PubCo Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any Governmental Authority (including NYSE) in connection with the Transactions.
(ii)   Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo will advise the Company and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo ADSs and PubCo Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.
(iii)   If, at any time prior to the Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC shall promptly inform the Company. If, at any time prior to the Merger Effective Time, any event or circumstance relating to any Group Company, any Acquisition Entity or their respective officers or directors, should be discovered by the Company, any other Group Company or any Acquisition Entity which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and SPAC and PubCo shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b)   SPAC Shareholders’ Approval.
(i)   Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, NYSE rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the Minimum Cash Condition will not be satisfied at the Closing; or (5) to comply with applicable Laws.
(ii)   The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.
(c)   Required Company Shareholder Approval.
(i)   Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) in accordance with the Company Charter to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Required Company Shareholder Approval (including the approval of any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Required Company Shareholder Approval) and such other matter as may be mutually agreed by SPAC and the Company. The Company will use its reasonable best efforts to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, the Company Charter and the Investment Agreements. The Company (y) shall set the date of the Company Shareholders’ Meeting not more than fifteen (15) days after the Proxy/Registration Statement is declared effective under the Securities Act, unless otherwise agreed by SPAC and the Company in writing, and (z) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Company shall adjourn the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholder Approval, or (3) to comply with applicable Laws; provided, however, that for both prior clauses (1) and (2) in the aggregate the Company may adjourn on only one occasion and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than fifteen (15) consecutive days in connection with such adjournment.
(ii)   The Company shall send meeting materials to the Company Shareholders which shall seek the Required Company Shareholder Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Required Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.
Section 9.3.   Efforts to Consummate.   Without limiting any covenant contained in Article VII or Article VIII (a) the Company shall, and shall cause its Subsidiaries to, and (b) each of SPAC and the Acquisition Entities shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions, and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X (including, in the case of the Company, SPAC and PubCo, the use of commercially reasonable efforts to enforce their respective rights under any Permitted Equity Subscription Agreements, as applicable) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article IX, shall require the Company, any of its Subsidiaries, SPAC or any Acquisition Entity or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of PubCo, the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.
Section 9.4.   Tax Matters.   Each of the parties to this Agreement agrees that it will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the parties to this Agreement will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return.
Section 9.5.   Certain Other Tax Covenants.   Neither the Acquisition Entities, nor SPAC, nor any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of the Surviving Corporation for U.S. federal income tax purposes within two (2) calendar years following the Closing Date.

Section 9.6.   Shareholder Litigation.   The Company and, prior to the Closing, PubCo shall promptly advise SPAC, and SPAC, shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company and, prior to the Closing, PubCo shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 9.7.   Permitted Equity Financing.
(a)   During the Interim Period, SPAC and PubCo may execute Permitted Equity Subscription Agreements mutually agreed by SPAC, PubCo and the Company that would constitute a Permitted Equity Financing; provided that unless otherwise agreed by SPAC and the Company in writing, no such Permitted Equity Subscription Agreement shall provide for a purchase price of PubCo Common Shares or PubCo ADSs at a price less than US$10.00 per PubCo Common Share or PubCo ADS (including any discounts, rebates, equity kickers or promote), and (ii) no such Permitted Equity Subscription Agreement shall provide for the issuance of any Equity Securities of PubCo other than PubCo Common Shares or PubCo ADSs. Each of SPAC, PubCo and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by each other.
(b)   Unless otherwise consented in writing by each of the Company and SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Permitted Equity Subscription Agreements. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Permitted Equity Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Permitted Equity Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Permitted Equity Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Permitted Equity Subscription Agreements, in the event that all conditions in the Permitted Equity Subscription Agreements (other than conditions that the Company, SPAC, PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Permitted Equity Subscription Agreements) have been satisfied, consummate the transactions contemplated by the Permitted Equity Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Permitted Equity Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the Permitted Equity Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Permitted Equity Subscription Agreements. Without limiting the generality of the foregoing, the Company, SPAC or PubCo, as applicable, shall each give the other parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Permitted Equity Subscription Agreements known to the Company, SPAC or PubCo, as applicable; (B) of the receipt of any notice or other communication from any party to any Permitted Equity Subscription Agreements by the Company, SPAC or PubCo, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Permitted Equity Subscription Agreements or any provisions of any Permitted Equity Subscription Agreements; and (C) if the Company, SPAC or PubCo, as applicable, do not expect PubCo to receive, all or any portion of the Permitted Equity Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Permitted Equity Subscription Agreements. The Company, SPAC and PubCo shall take all actions required under the Permitted Equity Subscription Agreements with respect to the timely book-entry or other records evidencing the PubCo Common Shares or PubCo ADSs as and when required under any such Permitted Equity Subscription Agreements. Each of the parties shall use its reasonable efforts to, and shall instruct its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the Permitted Equity Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other parties or the other parties’ financial advisors with respect to the Permitted Equity Financing.
Section 9.8.   Company Permitted Financing.   The Company shall keep SPAC reasonably informed with respect to the Company Permitted Financing.
Section 9.9.   Amendment to the SPAC Warrant Agreement.   At the Merger Effective Time, (a) PubCo and SPAC shall enter into an assignment and assumption agreement in substantially the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”) with the PubCo Warrant Agent and Continental and (b) PubCo and the PubCo Warrant Agent shall enter into an amended and restated warrant agreement in substantially the form attached hereto as Exhibit H (the “PubCo Warrant Agreement”) to amend and restate the SPAC Warrant Agreement.
ARTICLE X

CONDITIONS TO OBLIGATIONS
Section 10.1.   Conditions to Obligations of SPAC, the Acquisition Entities and the Company.   The obligations of the Company, SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Closing are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:
(a)   Each of the SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained;
(b)   The Proxy/Registration Statement and the Form F-6 shall each have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(c)   (i) PubCo’s initial listing application with NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo ADSs to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject to official notice of issuance;
(d)   To the extent that the SPAC Net Tangible Assets Proposal has not been passed, after deducting the SPAC Shareholder Redemption Amount, SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and
(e)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Section 10.2.   Conditions to Obligations of SPAC at Closing.   The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:
(a)   The representations and warranties contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization of the Company), Section 4.4 (Capitalization of Subsidiaries), Section 4.5 (Authorization), Section 4.18 (Brokers), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification), Section 6.2 (Capitalization and Voting Rights), Section 6.4 (Authorization), Section 6.8 (Brokers) and Section 6.10 (Business Activities) (collectively, the “Specified Company Representations”) that is (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of the Company and the Acquisition Entities contained in Article IV and Article VI (other than the Specified Company Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)   Each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Closing Date shall have been performed in all material respects;
(c)   Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;
(d)   The Pre-Merger Reorganization shall have been consummated pursuant to the terms and conditions of this Agreement (including Article II and the Pre-Merger Reorganization Schedule); and
(e)   The Company shall have delivered to SPAC a certificate, signed by an authorized officer of the Company and dated as of the Closing Date, certifying the conditions set forth in Section 10.2(a), Section 10.2(b), Section 10.2(c) and Section 10.2(d) have been fulfilled.
Section 10.3.   Conditions to Obligations of the Company and the Acquisition Entities at Closing.   The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:
(a)   The representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure; Subsidiaries), Section 5.4 (Authorization), Section 5.10 (Brokers) and Section 5.15 (Business Activities) (collectively, the “Specified SPAC Representations”) that is (i) qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of SPAC contained in Article V (other than the Specified SPAC Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;
(b)   Each of the covenants of SPAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;
(c)   Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured;
(d)   SPAC shall deliver or cause to be delivered to the Company a certificate signed by an authorized officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been fulfilled; and
(e)   The Available SPAC Cash shall be not less than US$30,000,000 (the “Minimum Cash Condition”).
Section 10.4.   Frustration of Conditions.   None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under this Agreement.
ARTICLE XI

TERMINATION/EFFECTIVENESS
Section 11.1.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Share Exchange Effective Time:
(a)   by mutual written consent of the Company and SPAC;
(b)   by written notice from either the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;
(c)   by written notice from either the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement; provided that such termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Article IX;
(d)   by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 10.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Acquisition Entity then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(e)   by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 10.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, provided that

Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(f)   by written notice from SPAC to the Company if the Required Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;
(g)   by written notice from SPAC to the Company if any shareholder of Merger Sub revokes, or seeks to revoke, the Merger Sub Written Resolution;
(h)   by written notice from either SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the Business Combination Deadline (and if such Business Combination Deadline shall not be a Business Day, then the next following Business Day); provided that the right to terminate this Agreement pursuant to this Section 11.1(h) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; or
(i)   by written notice from the Company to SPAC, if, after the SPAC Shareholders’ Meeting and based upon the final SPAC Shareholder Redemption Amount, the Company reasonably determines in good faith that the Minimum Cash Condition is unlikely to be satisfied by the Business Combination Deadline.
Section 11.2.   Effect of Termination.
(a)   Any termination of this Agreement under Section 11.1 above shall be effective immediately upon execution of the mutual written consent by the required parties or the delivery of written notice of the party seeking termination to the other parties, as the case may be.
(b)   In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than Liability of the Company, SPAC or any Acquisition Entity, as the case may be, for fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII shall survive any termination of this Agreement.
ARTICLE XII

MISCELLANEOUS
Section 12.1.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that, pursuant to the final prospectus of SPAC, filed with the SEC on December 20, 2021 (Registration No. 333-261440) (the “SPAC Prospectus”), including the Trust Agreement, SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions contemplated in this Agreement and the Transaction Documents or for intentional fraud in the making of the representations and warranties in Article V. This Section 12.1 shall survive the termination of this Agreement for any reason.
Section 12.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 12.3.   Notices.   All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:
(a)   If to SPAC, to:
AP Acquisition Corp
10 Collyer Quay
#37-00 Ocean Financial Center, Singapore
Attention: Keiichi Suzuki
Email: keiichi.suzuki@advantagepartners.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Jesse Sheley; Joseph Raymond Casey
Email: jesse.sheley@kirkland.com; joseph.casey@kirkland.com
(b)   If to the Company or any Acquisition Entity, to:
JEPLAN, Inc.
12-2 Ogimachi
Kawasaki-ku, Kawasaki City Kanagawa
210-0867, Japan
Attention: Mr. Masayuki Fujii
Email: masayuki-fujii@jeplan.co.jp
with a copy (which shall not constitute notice) to:
Greenberg Traurig LLP
1 Vanderbilt Ave
New York, New York 10017
Attention: Koji Ishikawa; Barbara A. Jones; Adam Namoury
Email: ishikawak@gtlaw.com; barbara.jones@gtlaw.com; adam.namoury@gtlaw.com
Section 12.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.4, (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.17, and (iii) the Sponsor is an intended third party beneficiary of, and may enforce the rights of SPAC under Section 8.4(a)(i) and this Section 12.5(iii) and all other rights expressly described in this Agreement as being rights of SPAC.
Section 12.6.   Expenses.   Each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants, except that SPAC and the Company shall each pay one-half of all printer fees, costs and expenses of Toppan Merrill LLC for the preparation of the Proxy/Registration Statement and any Transactions-related filings to be made by SPAC or PubCo with the SEC (excluding (a) SPAC’s ongoing reporting obligations under the Exchange Act and (b) SPAC’s printing and mailing costs associated with the distribution of the Proxy/Registration Statement to its shareholders); provided, however, that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid (i) all Transfer Taxes and (ii) in accordance with Section 3.2(a)(ii)(2), the accrued and unpaid SPAC Transaction Expenses and the accrued and unpaid Company Transaction Expenses.
Section 12.7.   Governing Law.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state; provided that the fiduciary duties of the Company Board and the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands.
Section 12.8.   Consent to Jurisdiction.   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 12.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH

PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 12.8.
Section 12.9.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
Section 12.10.   Disclosure Letters.   The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.
Section 12.11.   Entire Agreement.   This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Summary of Certain Proposed Terms and Conditions between SPAC and the Company, dated as of November 25, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.
Section 12.12.   Amendments.   This Agreement may be amended or modified in whole or in part prior to the Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company, SPAC and the Acquisition Entities; provided, however, that after the Company Shareholder Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.
Section 12.13.   Publicity.
(a)   All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 12.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.13(a).
(b)   The restriction in Section 12.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
Section 12.14.   Confidentiality.   The existence and terms of this Agreement are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as confidential (the “Confidential Information”). Notwithstanding anything to the contrary contained in the preceding sentence, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including NYSE), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.
Section 12.15.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
Section 12.16.   Enforcement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.
Section 12.17.   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement or any other Transaction Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, any Acquisition Entity or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).
Section 12.18.   Non-Survival of Representations, Warranties and Covenants.   Except as otherwise contemplated by Section 11.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XII.
Section 12.19.   Conflicts and Privilege.
(a)   The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or the Surviving Corporation) (collectively, the “SPAC Group”), on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Group, on the other hand, any legal counsel, including Kirkland & Ellis (“K&E”) and Maples and Calder (Singapore) LLP, that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo or the Surviving Corporation, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Corporation or the Sponsor. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the SPAC Group, on the one hand, and K&E or Maples and Calder (Singapore) LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of PubCo and the Surviving Corporation.
(b)   The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the SPAC Group, on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Group, on the other hand, any legal counsel, including Greenberg Traurig, LLP (“GT”) and Mourant Ozannes (Cayman) LLP (“Mourant”), that represented the Company prior to the Closing may represent the Company or any other member of the Group, in such dispute. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among any member of the Group, on the one hand, and GT or Mourant, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Group after the Closing.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
SPAC:
AP ACQUISITION CORP
By:
/s/ Keiichi Suzuki

Name: Keiichi Suzuki
Title:   Director
[Signature Page to Business Combination Agreement]

MERGER SUB:
JEPLAN MS, Inc.
By:
/s/ Masaki Takao

Name: Masaki Takao
Title:   Director
[Signature Page to Business Combination Agreement]

PUBCO:
JEPLAN Holdings, Inc.
By:
/s/ Masaki Takao

Name: Masaki Takao
Title:   Representative Director
[Signature Page to Business Combination Agreement]

COMPANY:
JEPLAN, Inc.
By:
/s/ Masaki Takao

Name:
Masaki Takao

Title:
Representative Director and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A
Form of Amended Company Charter

AMENDED AND RESTATED ARTICLES OF INCORPORATION
JEPLAN, INC

JEPLAN, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION1
ARTICLE I
General Provisions
Section 1.   (Trade Name)
This Company is called 株式会社ＪＥＰＬＡＮ. It shall be described as JEPLAN, INC. in English.
Section 2.   (Purpose)
This Company’s purpose shall be to conduct the following business:
1)
The purchase and sale and trade of the following goods:

a.
Hydrocarbon fuel and its ingredients

b.
Chemical products and their materials and ingredients

c.
Textile products and their materials

d.
Foods and other agricultural, forestry, livestock and fishery products, and goods of the foregoing

2)
Business of research, development, production, manufacturing, processing, collection, delivery, disposal and recycling of any of the foregoing goods

3)
Business regarding sales marketing for related to each item in (1)

4)
Business related to research, development, installation work, lease and upkeep of machinery related to each item in (1)

5)
Business related to design, procurement, construction, operation, sale, lease, maintenance and upkeep of equipment and facility related to each item in (1)

6)
Business related to development, acquisition, use, maintenance, lease and sale of intellectual properties, including industrial property rights, copyrights, publication rights, rights neighboring on copyright, and other intangible property rights as well as character goods, know-how, software, etc.

7)
Business related to Internet and other telecommunication network, services providing information using electric technologies and services collecting information as referred to in the preceding items.

8)
Restaurant business and business related to the purchase and sale of wine, beer and other alcoholic beverages, beverages for pleasure, soft drinks and other beverages, and confectionery

9)
Business related to planning, publicity and advertising, and managing of various events

10)
Used goods trading business and related business, including warehousing and the forwarding businesses of land transportation, maritime transportation, air transportation

11)
Agent services, brokerage services and wholesale services of any of the foregoing items

12)
Consulting services regarding any of the foregoing items

13)
Any and all business related to any of the foregoing items

1
Note: This is a form of the Articles after the Closing, which is expected at the time of execution of the Business Combination Agreement. It may be subject to amendment or revision if the Company changes its plan before the Closing.

Section 3.   (Principal Place of Business)
This Company shall have the principal place of business in Kawasaki City, Kanagawa Prefecture.
Section 4.   (Method of Public Notice)
The public notice of this Company shall be made by publication in The Nikkan Kogyo Shimbun.
Section 5.   (Establishment of Governing Bodies)
In addition to stockholders meeting and Directors, this Company shall have the following governing bodies:
1)
The Board of Directors

2)
Corporate Auditors

3)
The Board of Corporate Auditors

4)
Accounting Auditor

ARTICLE II
Stock
Section 6.   (Total Number of Authorized Shares)
The total number of authorized shares of this Company shall be • shares.
Section 7.   (Restriction on Stock Transfer)
Transfer of stock of this Company shall require the approval of the Board of Directors.
Section 8.   (Stockholder Registry Administrator)
This Company shall have a stockholder registry administrator.
2.   The Board of Directors by its resolution shall select a stockholder registry administrator and the place of his/her administration.
3.   This Company’s stockholder registry and original registry of share acquisition rights shall be kept at the place of the administration of the stockholder registry administrator, this Company shall cause the stockholder registry administrator to make entry into, or recordation of, stockholder registry and original registry of share acquisition right registration and this Company shall not handle any of the foregoing.
Section 9.   (Stock Administration Rules)
The shares and fees of this Company shall be prescribed by the stock administration rules adopted by the Board of Directors in addition to those set forth by the laws and in the Articles of Incorporation.
Section 10.   (Record Date)
This Corporation shall deem those stockholders entered or recorded in the final stockholder registry as of the last day of each business year as the stockholders who will be entitled to exercise their rights at the ordinary general stockholders meeting regarding that business year.
2.   In addition to the foregoing subsection or otherwise prescribed by the Articles of Incorporation, if it becomes necessary, this Company, pursuant to a resolution adopted at the Board of Directors meeting and with prior notice, may deem those stockholders or registered stock pledgee entered or recorded in the final stockholder registry as of certain date as the ones who are entitled to exercise their rights as stockholders or registered stock pledgees.

ARTICLE III
Meetings of Stockholders
Section 11.   (Matters to be Decided at Stockholders Meeting)
Stockholders meetings shall only adopt those matters which are prescribed by the Companies Act or set forth in the Articles of Incorporation.
Section 12.   (Time to Convene a Stockholders Meeting)
The ordinary general meeting of stockholders of this Company shall be convened within three months after the last day of each business year, and an extraordinary general meeting of stockholders shall be convened when it becomes necessary.
Section 13.   (Person Who May Convene a Meeting, and Chair)
Unless otherwise set forth by law, a meeting of stockholders shall be convened by the Representative Director and Director by the order of the resolution by the Board of Directors, and the President and Director shall serve as chair. Provided that if the Representative Director is not available due to an accident, another Director, by the order determined by the Board of Directors, shall take his/her place.
Section 14.   (Required Vote for Resolution)
A special resolution (those resolutions set forth in Section 309(2) of the Companies Act) shall be adopted by the affirmative vote of at least two thirds of shares present at a meeting of stockholders where stockholders who own more than one third of the shares of stock entitled to vote are present.
2.   Unless otherwise prescribed by law or set forth in the Articles of Incorporation, any resolutions other than those set forth in the foregoing subsection at a meeting of stockholders shall be adopted by the affirmative vote of a majority of the shares represented by stockholders who are present and entitled to vote.
Section 15.   (Vote by Proxy)
A stockholder may exercise his/her/its voting rights by appointing another stockholder who has a voting right of this Company as his/her/its proxy.
2.   In the foregoing case, a stockholder or his/her/its proxy must submit to this Company a document evidencing the proxy power at each meeting of stockholders.
ARTICLE IV
Directors and the Board of Directors
Section 16.   (Number of Directors)
The number of Directors of this Company shall not be more than five.
Section 17.   (Procedure to Elect Directors)
Directors shall be elected by a resolution adopted at a stockholders meeting.
2.   The resolution to elect Directors described in the foregoing subsection shall require approval of a majority of the shares represented and voting at a meeting at which the stockholders who hold at least one third of the shares entitled to vote were present. A resolution to elect Directors shall not require cumulative voting.
Section 18.   (Term of Director)
A Director’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of such Director.

Section 19.   (Representative Director)
One Representative Director shall be elected by a resolution of the Board of Directors.
2.   The Representative Director shall represent the company and execute business of the company. Directors.
Section 20.   (Convening the Board of Directors Meetings, Chair and Notice)
A meeting of the Board of Directors shall be convened by the Representative Director, who shall serve as chair. Provided that in the event that the Representative Director is not available due to an accident, another Director, by the order determined by the Board of Directors, shall take his/her place.
2.   A notice of a meeting of the Board of Directors shall be sent to each Director and corporate auditor at least three days prior to the meeting. Provided that this period may be shortened in case of an emergency.
3.   A meeting of the Board of Directors may be held without following the procedures for convening a meeting if all Directors and Corporate Auditors consent thereto.
Section 21.   (Voting at a Meeting of the Board of Directors and Substitution for Resolutions)
A resolution of the Board of Directors shall be adopted by [the affirmative vote of] a majority of the Directors present at a meeting where a majority of the Directors who are entitled to vote are present.
2.   If, pursuant to Section 370 of the Companies Act, a Director has made a proposal regarding the subject matter of a meeting of the Board of Directors and all of Directors have expressed their consent in writing or electronic record, such proposal shall be deemed to be adopted at the meeting of the Board of Directors. Provided that this does not apply when a corporate auditor expresses [his/her] objection.
Section 22.   (Minutes of Directors Meeting)
A summary of proceeding of the Board of Directors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Directors and Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.
Section 23.   (Rules of the Board of Directors)
Matters regarding the Board of Directors shall be set forth by law or this Articles of Incorporation as well as the rules of the Board of Directors adopted by the Board of Directors.
Section 24.   (Director Compensation etc.)
Compensation etc. shall be determined by a resolution adopted at a stockholders meeting.
Section 25.   (Exculpation of Directors)
Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a Director (including a former Director) from liabilities to the extent such liabilities exceed the maximum liability under the law.
2.   Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a Director (except a Director who is also an executive officer) to limit such Director’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.
ARTICLE V
(Corporate Auditors and the Board of Corporate Auditors)
Section 26.   (Number of Corporate Auditors)

This Company shall have Corporate Auditors, and the number of such Corporate Auditors shall not be more than four.
Section 27.   (Election of Corporate Auditors)
Corporate Auditors shall be elected at a stockholders meeting.
2.   The election of Corporate Auditors shall be approved by an affirmative vote of a majority of the shares at a meeting where stockholders owning more than one third of the shares entitled to vote are present.
Section 28.   (Term of Corporate Auditors)
A corporate auditor’s term expires at the conclusion of the last stockholders meeting regarding the last of the four business years ended after the election of such corporate auditor.
2.   The term of a corporate auditor who is appointed as a successor to a corporate auditor who left prior to the expiration of the term shall expire at the time when the term of the corporate auditor who had left would expire.
Section 29.   (Full-Time Corporate Auditor)
The Board of Corporate Auditors shall select full-time corporate auditor.
Section 30.   (Notice to Convene the Board of Corporate Auditors)
A notice to convene the Board of Corporate Auditors shall be sent to each corporate auditor three days prior to the meeting. Provided that this period may be shortened in case of an emergency.
2.   A meeting of the Board of Corporate Auditors may be held without following the procedures for convening a meeting if all the Auditors consent thereto.
Section 31.   (Vote Required at the Board of Corporate Auditors)
Except as otherwise set forth by law, a resolution at the Board of Corporate Auditors shall be approved by a majority of Corporate Auditors.
Section 32.   (Minutes of the Board of the Corporate Auditors)
A summary of proceedings of the Board of Corporate Auditors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.
Section 33.   (Rules of the Board of Corporate Auditors)
Matters regarding the Board of Corporate Auditors shall be set forth by law or the Articles of Incorporation as well as the rules of the Board of Corporate Auditors adopted by the Board of Corporate Auditors.
Section 34.   (Corporate Auditors’ Compensation etc.)
Compensation etc. of Corporate Auditors shall be determined by a resolution adopted at a stockholders meeting.
Section 35.   (Exculpation of Corporate Auditor)
Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423.1 of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a corporate auditor (including a former corporate auditor) from liabilities to the extent such liabilities exceed the maximum liability under the law.
2.   Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a corporate auditor to limit such corporate auditor’s liabilities if conditions set forth in

Section 423.1 of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.
ARTICLE VI
Accounting Auditor
Section 36.   (Election of Accounting Auditor)
An accounting auditor shall be elected by a resolution adopted at a stockholders meeting.
Section 37.   (Term of Accounting Auditor)
An accounting auditor’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of the accounting auditor.
2.   Unless a resolution is adopted otherwise at the ordinary general meeting of stockholders set forth in the foregoing subsection, the accounting auditor shall be reelected at such ordinary general stockholders meeting.
Section 38.   (Accounting Auditor’s Compensation etc.)
Compensation etc. of the accounting auditor shall be determined by the Representative Director with the consent of the Board of Corporate Auditors.
ARTICLE VII
Accounting
Section 39.   (Business Year)
The business year of this Company shall begin on January 1 and end on December 31 each year.
Section 40.   (Dividend)
This Company may, by a resolution adopted by the Board of Directors, determine any matter set forth in an item in Section 459(1) of the Companies Act.
2.   This Company may distribute surplus in cash (the “Dividend”) to stockholders or registered stock pledgees who are entered into or recorded in the last stockholders registry (including register of substantial shareholders) as of the last day of each business year.
3.   In addition to the foregoing, this Company may determine by a resolution adopted by the Board of Directors a record date and may pay dividends.
Section 41.   (Statute of Limitations regarding Dividend etc.)
This Company shall be relieved from payment obligation should the Dividend not be received by a stockholder or registered stock pledgee after three years since the date when the payment commences.
2.   No interest shall accrue on the unpaid Dividend.

Exhibit B
Form of Plan of Merger

Exhibit B
AP Acquisition Corp (the Surviving Company)
and
JEPLAN MS, Inc. (the Merging Company)

PLAN OF MERGER

Date:

THIS PLAN OF MERGER (this Plan of Merger) is dated                   2023 between:
(1)
AP Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company); and

(2)
JEPLAN MS, Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands (the Merging Company).

RECITALS
(A)
The board of directors of each of the Surviving Company and the Merging Company have, in accordance with section 233(3) of the Companies Act, approved a merger pursuant to which the Merging Company will (i) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting in the Surviving Company and (ii) cease to exist, with the Surviving Company continuing as the surviving company (the Merger).

(B)
The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (defined below).

(C)
The shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(D)
Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED as follows:
1.   DEFINITIONS AND INTERPRETATION
1.1   Definitions
In this Plan of Merger:
Companies Act	means the Companies Act (as amended) of the Cayman Islands;
Constituent Company	means each of the Surviving Company and the Merging Company;
Effective Date	means the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Companies Act;
Merger Agreement	means the business combination agreement dated [ ] June 2023 between the Surviving Company, JEPLAN Holdings, Inc., the Merging Company and JEPLAN, Inc. in the form annexed as Schedule 1 to this Plan of Merger;
Registrar	means the Registrar of Companies in the Cayman Islands; and
Restated M&A	means the amended and restated memorandum and articles of association of the Surviving Company in the form annexed as Schedule 2 to this Plan of Merger.

1.2   Interpretation
The following rules apply in this Plan of Merger unless the context requires otherwise:
(a)
Headings are for convenience only and do not affect interpretation.

(b)
The singular includes the plural and the converse.

(c)
A gender includes all genders.

(d)
Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)
A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)
A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3   Schedules
The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.
2.   PLAN OF MERGER
2.1   Constituent company details
(a)
The constituent companies (as defined in the Companies Act) to the Merger are the Surviving Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named AP Acquisition Corp after the Merger.

(c)
The registered office of the Surviving Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Following the Effective Date, the registered office of the Surviving Company will continue to be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)
Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, of which 17,250,000 Class A ordinary shares are issued and outstanding, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, of which 4,312,500 Class B ordinary shares are issued and outstanding, and 5,000,000 preference shares of a par value of US$0.0001 each, of which no preference shares are issued, fully paid and outstanding.

(e)
Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be US$1.00 divided into 100 shares of a par value of US$0.01 each, of which one share is issued and outstanding.

(f)
On the Effective Date, the authorised share capital of the Surviving Company shall continue to be US$55,500 divided into 555,000,000 shares of a par value of US$0.0001 each.

2.2   Effective Date
The Merger shall be effective on the Effective Date.

2.3   Terms and conditions of the Merger
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement.
2.4   Memorandum of association and articles of association
On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the Restated M&A.
2.5   Rights and restrictions attaching to shares
Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company will be as set out in the Restated M&A.
2.6   Property
On the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
2.7   Directors of the Surviving Company
The names and addresses of the directors of the Surviving Company shall be as follows:
Name	Address
[ ]	[ ]
[ ]	[ ]
2.8   Directors’ benefits
No amounts or benefits will be paid or payable to any director of either of the Constituent Companies consequent upon the Merger.
2.9   Secured creditors
(a)
The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.   APPROVAL AND AUTHORISATION
This Plan of Merger has been:
(a)
approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act; and

(b)
authorised by special resolution of the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act; and

(c)
authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act.

4.   AMENDMENT AND TERMINATION
4.1
At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Constituent Companies, to:

(a)
change the Effective Date, provided that the new Effective Date shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar; or

(b)
to make any other change to the Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

4.2
At any time prior to the Effective Date, this Plan of Merger may be terminated by the board of directors of either of the Constituent Companies.

4.3
If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.   COUNTERPARTS
This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.
6.   GOVERNING LAW
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[The signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED	)
for and on behalf of	)
AP Acquisition Corp acting by:	)
	)	Name:
)
	)	Position: Director
SIGNED	)
for and on behalf of	)
JEPLAN MS, Inc. acting by:	)
	)	Name:
)
	)	Position: Director

Schedule 1
Merger Agreement

Schedule 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit C
Form of PubCo Charter

AMENDED AND RESTATED ARTICLES OF INCORPORATION
JEPLAN Holdings, INC

JEPLAN Holdings, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION
ARTICLE I
General Provisions
Section 1.   (Trade Name)
This Company is called 株式会社 JEPLAN Holdings. It shall be described as JEPLAN Holdings, INC. in English.
Section 2.   (Purpose)
This Company aims to engage in the following businesses and to control or manage the business activities of domestic companies or foreign companies equivalent to them through the ownership of stocks or shares in such companies, as well as to engage in the following businesses:
1)
The purchase and sale and trade of the following goods:

a.
Hydrocarbon fuel and its ingredients

b.
Chemical products and their materials and ingredients

c.
Textile products and their materials

d.
Foods and other agricultural, forestry, livestock and fishery products, and goods of the foregoing

2)
Business of research, development, production, manufacturing, processing, collection, delivery, disposal and recycling of any of the foregoing goods

3)
Business regarding sales marketing for related to each item in (1)

4)
Business related to research, development, installation work, lease and upkeep of machinery related to each item in (1)

5)
Business related to design, procurement, construction, operation, sale, lease, maintenance and upkeep of equipment and facility related to each item in (1)

6)
Business related to development, acquisition, use, maintenance, lease and sale of intellectual properties, including industrial property rights, copyrights, publication rights, rights neighboring on copyright, and other intangible property rights as well as character goods, know-how, software, etc.

7)
Business related to Internet and other telecommunication network, services providing information using electric technologies and services collecting information as referred to in the preceding items.

8)
Restaurant business and business related to the purchase and sale of wine, beer and other alcoholic beverages, beverages for pleasure, soft drinks and other beverages, and confectionery

9)
Business related to planning, publicity and advertising, and managing of various events

10)
Used goods trading business and related business, including warehousing and the forwarding businesses of land transportation, maritime transportation, air transportation

11)
Agent services, brokerage services and wholesale services of any of the foregoing items

12)
Consulting services regarding any of the foregoing items

13)
Any and all business related to any of the foregoing items

Section 3.   (Principal Place of Business)
This Company shall have the principal place of business in Kawasaki City, Kanagawa Prefecture.
Section 4.   (Method of Public Notice)
The public notice of this Company shall be made by publication in The Nikkan Kogyo Shimbun.
Section 5.   (Establishment of Governing Bodies)
In addition to stockholders meeting and Directors, this Company shall have the following governing bodies:
1)
The Board of Directors

2)
Corporate Auditors

3)
The Board of Corporate Auditors

4)
Accounting Auditor

ARTICLE II
Stock
Section 6.   (Total Number of Authorized Shares)
The total number of authorized shares of this Company shall be [•] shares.
Section 7.   (Acquisition of Treasury Stocks)
This Company may, upon the resolution of the Board of Directors, acquire treasury stocks through market trades and other transactions.
Section 8.   (Issuance of Stock Certificates)
This Company issues stock certificates related to its shares.
Section 9.   (Stockholder Registry Administrator)
This Company shall have a stockholder registry administrator.
2.   The Board of Directors by its resolution shall select a stockholder registry administrator and the place of his/her administration.
3.   This Company’s stockholder registry, original registry of share acquisition rights and registry of lost stock certificates shall be kept at the place of the administration of the stockholder registry administrator. This Company shall cause the stockholder registry administrator to make entry into, or recordation of, stockholder registry, original registry of share acquisition rights and registry of lost stock certificates and this Company shall not handle any of the foregoing.
Section 10.   (Stock Administration Rules)
The administration of matter relating to shares this Company and related fees shall be prescribed by the Stock Administration Rules adopted by the Board of Directors in addition to those set forth by the laws and in the Articles of Incorporation.
Section 11.   (Record Date)
This Corporation shall deem those stockholders entered or recorded in the final stockholder registry as of the last day of each business year as the stockholders who will be entitled to exercise their rights at the ordinary general stockholders meeting regarding that business year.
2.   In addition to the foregoing subsection or otherwise prescribed by the Articles of Incorporation, if it becomes necessary, this Company, pursuant to a resolution adopted at the Board of Directors meeting and with prior notice, may deem those stockholders or registered stock pledgee entered or recorded in the final stockholder registry as of certain date as the ones who are entitled to exercise their rights as stockholders or registered stock pledgees.
ARTICLE III
Meetings of Stockholders
Section 12.   (Matters to be Decided at Stockholders Meeting)
Stockholders meetings shall only adopt those matters which are prescribed by the Companies Act or set forth in the Articles of Incorporation.
Section 13.   (Time to Convene a Stockholders Meeting)
The ordinary general meeting of stockholders of this Company shall be convened within three months after the last day of each business year, and an extraordinary general meeting of stockholders shall be convened when it becomes necessary.
Section 14.   (Person Who May Convene a Meeting, and Chair)
Unless otherwise set forth by law, a meeting of stockholders shall be convened by the Representative Director authorized by the resolution of the Board of Directors meeting and the Representative Director shall serve as chair. Provided that if the Representative Director is not available due to an accident, another director, by the order determined by the Board of Directors, shall substitute this Representative Director.
Section 15.   (Required Vote for Resolution)
A special resolution (those resolutions set forth in Section 309(2) of the Companies Act) shall be adopted by the affirmative vote of at least two thirds of shares present at a meeting of stockholders where stockholders who own more than one third of the shares of stock entitled to vote are present.
2.   Unless otherwise prescribed by law or set forth in the Articles of Incorporation, any resolutions other than those set forth in the foregoing subsection at a meeting of stockholders shall be adopted by the affirmative vote of a majority of the shares represented by stockholders who are present and entitled to vote.
Section 16.   (Vote by Proxy)
A stockholder may exercise his/her/its voting rights by appointing another stockholder who has a voting right of this Company as his/her/its proxy.
2.   In the foregoing case, a stockholder or his/her/its proxy must submit to this Company a document evidencing the proxy power at each meeting of stockholders.
ARTICLE IV
Directors and the Board of Directors
Section 17.   (Number of Directors)
The number of Directors of this Company shall not be more than seven.
Section 18.   (Procedure to Elect Directors)
Directors shall be elected by a resolution adopted at a stockholders meeting.
2.   The resolution to elect Directors described in the foregoing subsection shall require approval of a majority of the shares represented and voting at a meeting at which the stockholders who hold at least one third of the shares entitled to vote were present. A resolution to elect Directors shall not require cumulative voting.

Section 19.   (Term of Director)
A director’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of such director.
Section 20.   (Representative Director)
One Representative Director shall be elected by a resolution of the Board of Directors.
2.   The Representative Director shall represent the company and execute business of the company.
Section 21.   (Convening the Board of Directors Meetings, Chair and Notice)
A meeting of the Board of Directors shall be convened by the Representative Director, who shall serve as chair. Provided that in the event that the Representative Director is not available due to an accident, another director, by the order determined by the Board of Directors, shall take his/her place.
2.   A notice to convene a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor at least three days prior to the meeting. Provided that this period may be shortened in case of an emergency.
3.   A meeting of the Board of Directors may be held without following the procedures for convening a meeting if all Directors and Corporate Auditors consent thereto.
Section 22.   (Voting at a the Board of Directors Meetings and Substitution for Resolutions)
A resolution of the Board of Directors shall be adopted by the affirmative vote of a majority of the Directors present at a meeting where a majority of the Directors who are entitled to vote are present.
2.   If, pursuant to Section 370 of the Companies Act, a director has made a proposal regarding the subject matter of a meeting of the Board of Directors and all of Directors have expressed their consent in writing or electronic record, such proposal shall be deemed to be adopted at the meeting of the Board of Directors. Provided that this does not apply when a Corporate Auditor expresses his/her objection.
Section 23.   (Minutes of the Board of Directors Meetings)
A summary of proceeding of the Board of Directors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Directors and Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.
Section 24.   (Rules of the Board of Directors)
Matters regarding the Board of Directors shall be set forth by law or this Articles of Incorporation as well as the rules of the Board of Directors adopted by the Board of Directors.
Section 25.   (Director Compensation etc.)
Compensation etc. (meaning the Remunerations prescribed by Article 361 of the Companies Act) shall be determined by a resolution adopted at a stockholders meeting.
Section 26.   (Exculpation of Directors)
Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a director (including a former director) from liabilities to the extent such liabilities exceed the maximum liability under the law.
2.   Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a director (except a director who is also an executive officer) to limit such director’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE V
(Corporate Auditors and the Board of Corporate Auditors)
Section 27.   (Number of Corporate Auditors)
This Company shall have Corporate Auditors, and the number of such Corporate Auditors shall not be more than four.
Section 28.   (Election of Corporate Auditors)
Corporate auditors shall be elected at a stockholders meeting.
2.   The election of Corporate Auditors shall be approved by an affirmative vote of a majority of the shares at a meeting where stockholders owning more than one third of the shares entitled to vote are present.
Section 29.   (Term of Corporate Auditors)
A Corporate Auditor’s term expires at the conclusion of the last stockholders meeting regarding the last of the four business years ended after the election of such Corporate Auditor.
2.   The term of a Corporate Auditor who is appointed as a successor to a Corporate Auditor who left prior to the expiration of the term shall expire at the time when the term of the Corporate Auditor who had left would expire.
Section 30.   (Full-Time Corporate Auditor)
The Board of Corporate Auditors shall select full-time Corporate Auditor.
Section 31.   (Notice to Convene the Board of Corporate Auditors Meetings)
A notice to convene a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the meeting. Provided that this period may be shortened in case of an emergency.
2.   A meeting of the Board of Corporate Auditors may be held without following the procedures for convening a meeting if all the Corporate Auditors consent thereto.
Section 32.   (Vote Required at the Board of Corporate Auditors Meetings)
Except as otherwise set forth by law, a resolution at the Board of Corporate Auditors shall be approved by a majority of Corporate Auditors.
Section 33.   (Minutes of the Board of Corporate Auditors Meetings)
A summary of proceedings of the Board of Corporate Auditors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.
Section 34.   (Rules of the Board of Corporate Auditors)
Matters regarding the Board of Corporate Auditors shall be set forth by law or the Articles of Incorporation as well as the rules of the Board of Corporate Auditors adopted by the Board of Corporate Auditors.
Section 35.   (Corporate Auditors’ Compensation etc.)
Compensation etc. of Corporate Auditors shall be determined by a resolution adopted at a stockholders meeting.
Section 36.   (Exculpation of Corporate Auditor)
Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a Corporate Auditor (including a former Corporate Auditor) from liabilities to the extent such liabilities exceed the maximum liability under the law.
2.   Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a Corporate Auditor to limit such Corporate Auditor’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.
ARTICLE VI
Accounting Auditor
Section 37.   (Election of Accounting Auditor)
An accounting auditor shall be elected by a resolution adopted at a stockholders meeting.
Section 38.   (Term of Accounting Auditor)
An accounting auditor’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of the accounting auditor.
2.   Unless a resolution is adopted otherwise at the ordinary general meeting of stockholders set forth in the foregoing subsection, the accounting auditor shall be reelected at such ordinary general stockholders meeting.
Section 39.   (Accounting Auditor’s Compensation etc.)
Compensation etc. of the accounting auditor shall be determined by the Representative Director with the consent of the Board of Corporate Auditors.
ARTICLE VII
Accounting
Section 40.   (Business Year)
The business year of this Company shall begin on January 1 and end on December 31 each year.
Section 41.   (Dividend)
This Company may, by a resolution adopted by the Board of Directors, determine any matter set forth in an item in Section 459(1) of the Companies Act.
2.   This Company may distribute surplus in cash (the “Dividend”) to stockholders or registered stock pledgees who are entered into or recorded in the last stockholders registry (including register of substantial shareholders) as of the last day of each business year.
3.   In addition to the foregoing, this Company may determine by a resolution adopted by the Board of Directors a record date and may pay dividends.
Section 42.   (Statute of Limitations regarding Dividend etc.)
This Company shall be relieved from payment obligation should the Dividend not be received by a stockholder or registered stock pledgee after three years since the date when the payment is completed.
2.   No interest shall accrue on the unpaid Dividend.

ARTICLE VIII
Supplementary Provisions
Section 43.   (Compliance with Laws and Regulations)
All matters not provided for in this Articles of Incorporation shall be governed by the Companies Act and other applicable laws and regulations.

Exhibit D
Form of PubCo Series 1 Warrant Terms

Exhibit E
Form of PubCo Series 2 Warrant Terms

Exhibit F
Form of Amended Surviving Corporation Charter

Exhibit F
COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
AP ACQUISITION CORP
(ADOPTED BY SPECIAL RESOLUTIONS DATED [ ] 2023)

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
AP ACQUISITION CORP
(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2023)
1.
The name of the Company is AP Acquisition Corp.

2.
The registered office of the Company will be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act.

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.
Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Act (as amended) or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Act (as amended), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Act (as amended).

6.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, provided that nothing in this Memorandum of Association shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of business outside the Cayman Islands.

7.
The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.
The authorised share capital of the Company is US$55,500 divided into 555,000,000 Shares of US$0.0001 par value each, with the power for the Company, insofar as is permitted by law and the Articles, to redeem, purchase or redesignate any of its shares and to increase or reduce the said share capital subject to the Companies Act (as amended) and the Articles and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9.
The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

10.
Capitalised terms that are not defined in this Memorandum bear the meanings given to those terms in the Articles.

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
AP ACQUISITION CORP
(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2023)

ARTICLE	PAGE
REGISTRATION BY WAY OF CONTINUATION	A-127
MERGERS AND CONSOLIDATIONS	A-127
FINANCIAL YEAR	A-127
AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION	A-127
CAYMAN ISLANDS DATA PROTECTION	A-127

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
AP ACQUISITION CORP
(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2023)
TABLE A
1.
In these Articles, the regulations contained in Table A in the First Schedule to the Companies Act (as defined below) do not apply except insofar as they are repeated or contained in these Articles.

DEFINITIONS AND INTERPRETATION
2.
In these Articles, the following words and expressions shall have the meanings set out below save where the context otherwise requires:

Articles	these Articles of Association of the Company, as amended from time to time by Special Resolution;
Auditors	the auditor or auditors for the time being of the Company;
Board of Directors	the Directors assembled as a board or assembled as a committee appointed by that board;
Companies Act	the Companies Act (as amended);
Company	the above-named company;
Directors	the directors of the Company for the time being;
Dividend	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles;
Electronic Record	has the same meaning as in the Electronic Transactions Act;
Electronic Transactions Act	the Electronic Transactions Act (as amended);
Memorandum	the Memorandum of Association of the Company, as amended and restated from time to time by Special Resolution;
Ordinary Resolution	a resolution passed by a simple majority of the votes of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, and includes a unanimous written resolution;

paid up	paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;
person	any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having separate legal personality) or any of them as the context so requires;
Register of Members	the register of Shareholders to be kept pursuant to these Articles;
Registered Office	the registered office of the Company for the time being;
Seal	the common seal of the Company including any duplicate seal;
Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
Share	a share in the capital of the Company of any class including a fraction of such share;
Shareholder	any person registered in the Register of Members as the holder of Shares of the Company and, where two or more persons are so registered as the joint holders of such Shares, the person whose name stands first in the Register of Members as one of such joint holders;
Share Premium Account	the share premium account established in accordance with these Articles and the Companies Act;
signed	includes an electronic signature and a signature or representation of a signature affixed by mechanical means;
Special Resolution	has the same meaning as in the Companies Act, and includes a unanimous written resolution; and
Treasury Shares	Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

3.
In these Articles, unless there be something in the subject or context inconsistent with such construction:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing a gender shall include other genders;

(c)
words importing persons only shall include companies, partnerships, trusts or associations or bodies of persons, whether corporate or not;

(d)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)
the word “year” shall mean calendar year, the word “quarter” shall mean calendar quarter and the word “month” shall mean calendar month;

(f)
a reference to a “dollar” or “$” is a reference to the legal currency of the United States of America;

(g)
a reference to any enactment includes a reference to any modification or re-enactment thereof for the time being in force;

(h)
a reference to any meeting (whether of the Directors, a committee appointed by the Board of Directors or the Shareholders or any class of Shareholders) includes any adjournment of that meeting;

(i)
Sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(j)
a reference to “written” or “in writing” includes a reference to all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

4.
Subject to the two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

5.
The table of contents to, and the headings in, these Articles are for convenience of reference only and are to be ignored in construing these Articles.

COMMENCEMENT OF BUSINESS
6.
The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit.

SITUATION OF REGISTERED OFFICE
7.
The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to the Registered Office, may establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES
8.
The Directors may impose such restrictions as they think necessary on the offer and sale of any Shares.

9.
Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of or grant options over the same and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. For such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

10.
Subject to the Companies Act, and without prejudice to any rights previously conferred on the holders of existing Shares, any share or fraction of a share in the Company’s share capital may be issued either at a premium or at par, and with such preferred, deferred, other special rights, or restrictions, whether in regard to Dividend, voting, return of share capital or otherwise, as the Board of Directors may from time to time by resolution determine, and any share may be issued by the Directors on the terms that it is, or at the option of the Directors is liable, to be redeemed or purchased by the Company whether out of capital in whole or in part or otherwise. No Share may be issued at a discount except in accordance with the Companies Act.

11.
The Directors may in their absolute discretion refuse to accept any application for Shares and may accept any application in whole or in part.

12.
The Company may on any issue of Shares deduct any sales charge or subscription fee from the amount subscribed for the Shares.

13.
No person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right thereto in the registered holder, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

14.
The Directors shall keep or cause to be kept a Register of Members as required by the Companies Act at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office.

15.
The Directors in each year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Companies Act in respect of exempted companies and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

16.
The Company shall not issue Shares to bearer.

17.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the foregoing generality, voting and participation rights) and other attributes of a Share. If more than one fraction of a Share is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

18.
The premium arising on all issues of Shares shall be held in the Share Premium Account established in accordance with these Articles.

19.
Payment for Shares shall be made at such time and place and to such person on behalf of the Company as the Directors may from time to time determine. Payment for any Shares shall be made in such currency as the Directors may determine from time to time, provided that the Directors shall have the discretion to accept payment in any other currency or in kind or a combination of cash and in kind.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
20.
Subject to the Companies Act, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company and/or the Shareholder on such terms and in such manner as the Company may by Special Resolution, before the issue of such Shares, determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c)
make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

21.
Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

22.
The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

23.
The Directors may when making payments in respect of a redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

24.
Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

TREASURY SHARES
25.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

26.
No Dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

27.
The Company shall be entered in the Register of Members as the holder of the Treasury Shares, provided that:

(a)
the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of Treasury Shares is permitted and Shares allotted as fully paid bonus shares in respect of Treasury Shares shall be treated as Treasury Shares.

28.
Treasury Shares may be disposed of by the Company on any terms and conditions determined by the Directors.

MODIFICATION OF RIGHTS
29.
If at any time the share capital of the Company is divided into different classes of Shares, all or any rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied or abrogated:

(a)
by, or with the approval of, the Directors without the consent of the holders of the Shares of that class if the Directors determine that the variation or abrogation is not materially adverse to the interests of those Shareholders; or

(b)
otherwise only with the consent in writing of the holders of at least two-thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (subject to any rights or restrictions attached to those Shares). For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class.

30.
The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every class meeting of the holders of one class of Shares, except that the necessary quorum shall be one or more Shareholders holding or representing by proxy at least twenty (20) per cent in par value of the issued Shares of that class and that any holder of Shares of that class present in person or by proxy may demand a poll.

31.
For the purposes of Articles 29 and 30, the Directors may treat all classes of Shares, or any two classes of Shares, as forming a single class if they consider that each class would be affected in the same way by the proposal or proposals under consideration. In any other case, the Directors shall treat all classes of Shares, or any two classes of Shares, as separate classes.

32.
The rights of the holders of the Shares of any class shall not, where those Shares were issued with preferred or other rights, be deemed to be materially adversely varied or abrogated by the creation or issue of further Shares ranking equally with those Shares or the redemption or purchase of Shares of any other class by the Company (subject to any rights or restrictions attached to those Shares).

SHARE CERTIFICATES
33.
The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise.

34.
If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms if any, as to evidence and obligations to indemnify the Company as the Board of Directors may determine.

TRANSFER AND TRANSMISSION OF SHARES
35.
No transfer of Shares shall be permitted without the consent of the Directors, which may be withheld for any or no reason but may include any transfer which in the opinion of the Directors is not or may not be consistent with any representation or warranty that the transferor of the Shares may have given to the Company, may result in Shares being held by any person in breach of the laws of any country or government authority, or may subject the Company or Shareholders to adverse tax or regulatory consequences under the laws of any country.

36.
All transfers of Shares shall be effected by an instrument of transfer in writing in any usual or common form in use in the Cayman Islands or in any other form approved by the Directors and need not be under seal.

37.
The instrument of transfer must be executed by or on behalf of the transferor. The instrument of transfer must be accompanied by such evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and the transferor is deemed to remain the holder until the transferee’s name is entered in the Register of Members. The instrument of transfer must be completed and signed in the exact name or names in which such Shares are registered, indicating any special capacity in which it is being signed with relevant details supplied to the Company.

38.
The Directors shall not recognise any transfer of Shares unless the instrument of transfer is deposited at the Registered Office or such other place as the Directors may reasonably require for the Shares to which it relates, together with such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

39.
The registration and transfer of Shares may be suspended at such times and for such periods as the Directors may from time to time determine.

40.
All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

41.
In case of the death of a Shareholder, the survivors or survivor (where the deceased was a joint holder) and the executors or administrators of the deceased where the deceased was the sole or only surviving holder, shall be the only persons recognised by the Company as having title to the deceased’s interest in the Shares, but nothing in this Article shall release the estate of the deceased holder whether sole or joint from any liability in respect of any Share solely or jointly held by the deceased.

42.
Any guardian of an infant Shareholder and any curator or other legal representative of a Shareholder under legal disability and any person entitled to a share in consequence of the death or bankruptcy of a Shareholder shall, upon producing such evidence of title as the Directors may require, have the right either to be registered as the holder of the Share or to make such transfer thereof as the deceased or bankrupt Shareholder could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the Shares by the infant or by the deceased or bankrupt Shareholder before the death or bankruptcy or by the Shareholder under legal disability before such disability.

43.
A person so becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall have the right to receive and may give a discharge for all Dividends and other money payable or other advantages due on or in respect of the Share, but such person shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Shareholder unless and until such person shall be registered in the Register of Members as a Shareholder in respect of the Share, provided always that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold all Dividends or other monies payable or other advantages due in respect of the Share until the requirements of the notice have been complied with.

COMMISSION ON SALE OF SHARES
44.
The Company may, in so far as the Companies Act permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUST
45.
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Companies Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

LIEN
46.
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or the Shareholder’s estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

47.
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to be received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

48.
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

49.
The net proceeds of such sale, after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES
50.
Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

51.
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

52.
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

53.
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

54.
An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

55.
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

56.
The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by such Shareholder, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

57.
No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a Dividend declared or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES
58.
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

59.
If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

60.
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

61.
A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by such person to the Company in respect of those Shares together with interest, but such person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by such person in respect of those Shares.

62.
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of any instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall such person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

63.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

ALTERATION OF SHARE CAPITAL
64.
The Company may from time to time by Ordinary Resolution increase its share capital by such sum to be divided into Shares of such amounts and with such rights, priorities and privileges annexed thereto, as the Ordinary Resolution shall prescribe.

65.
All new Shares shall be subject to the provisions of these Articles with respect to the payment of calls, liens, transfer, transmission, and forfeiture and otherwise as the Shares in the original share capital.

66.
Subject to the Companies Act, the Company may by Special Resolution from time to time reduce its share capital in any way, and in particular, without prejudice to the generality of the foregoing power, may:

(a)
cancel any paid-up share capital which is lost, or which is not represented by available assets; or

(b)
pay off any paid-up share capital which is in excess of the requirements of the Company,

and may, if and so far as is necessary, alter the Memorandum by reducing the amounts of its share capital and of its Shares accordingly.
67.
The Company may from time to time by Ordinary Resolution alter (without reducing) its share capital by:

(a)
consolidating and dividing all or any of its share capital into Shares of larger amount than its existing Shares;

(b)
converting all or any of its paid-up Shares into stock, and reconverting that stock into paid-up Shares of any denomination;

(c)
subdividing its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; or

(d)
cancelling any Shares which, at the date of the passing of the Ordinary Resolution, have not been taken, or agreed to be taken by any person, and diminishing the amount of its authorised share capital by the amount of the Shares so cancelled.

GENERAL MEETINGS
68.
The Directors may proceed to convene a general meeting whenever they think fit, including, without limitation, for the purposes of considering a liquidation of the Company, and they shall convene a general meeting on the requisition of the Shareholders holding at the date of the deposit of the requisition not less than one-half of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings.

69.
The requisition:

(a)
must be in writing and state the objects of the meeting;

(b)
must be signed by each requisitionist and deposited at the Registered Office; and

(c)
may consist of several documents in like form each signed by one or more requisitionists.

70.
If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) day period.

71.
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Directors. A general meeting may be convened in the Cayman Islands or at such other location, as the Directors think fit.

NOTICE OF GENERAL MEETINGS
72.
Five (5) calendar days’ notice at least specifying the place, the day and the hour of any general meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter mentioned to such persons as are under these Articles or the conditions of issue of the Shares held by them entitled to receive notices from the Company. If the Directors determine that prompt Shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the Directors consider reasonable.

73.
A general meeting shall, notwithstanding that it is called by shorter notice than that specified in the preceding Article, be deemed to have been duly called with regard to the length of notice if it is so agreed by all the Shareholders entitled to attend and vote thereat.

74.
In every notice calling a general meeting, there shall appear with reasonable prominence a statement that a Shareholder entitled to attend and vote either (i) is entitled to appoint one or more proxies to attend such meeting and vote instead of such Shareholder and that a proxy need not also be a Shareholder or (ii) has appointed a proxy who, unless such appointment is revoked, will attend such meeting and vote on behalf of such Shareholder.

75.
The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

PROCEEDINGS AT GENERAL MEETINGS
76.
No business shall be transacted at any general meeting unless a quorum is present. Two Shareholders being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Shareholder entitled to vote at such general meeting in which case the quorum shall be that one Shareholder present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

77.
Save as otherwise provided for in these Articles, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the Shareholders present shall be a quorum.

78.
A person may participate at a general meeting by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at such meeting.

79.
The Chairperson (if any) or, if absent, the Deputy Chairperson (if any) of the Board of Directors, or, failing them, some other Director nominated by the Directors shall preside as Chairperson at every general meeting, but if at any meeting neither the Chairperson nor the Deputy Chairperson nor such other Director be present within fifteen (15) minutes after the time appointed for holding the meeting, or if neither of them be willing to act as Chairperson, the Directors present shall choose some Director present to be Chairperson or if no Directors be present, or if all the Directors present decline to take the chair, the Shareholders present shall choose some Shareholder present to be Chairperson.

80.
The Chairperson may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

81.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.
82.
At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairperson or any Shareholder or Shareholders present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

83.
Unless a poll be so demanded, a declaration by the Chairperson that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect made in the Company’s minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact without proof of the number or the proportion of the votes recorded in favour of or against such resolution.

84.
If a poll is duly demanded it shall be taken in such manner and at such place as the Chairperson may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Chairperson may, in the event of a poll, appoint scrutineers and may adjourn the meeting to some place and time fixed by the Chairperson for the purpose of declaring the result of the poll.

85.
In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of the meeting at which the show of hands or at which the poll is taken, shall be entitled to a second or casting vote.

86.
A poll demanded on the election of a Chairperson and a poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the Chairperson directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

87.
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

A demand for a poll may be withdrawn and no notice need be given of a poll not taken immediately.
VOTES OF SHAREHOLDERS
88.
On a show of hands every holder of Shares (being an individual) who is present in person or by proxy, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy, and entitled to vote thereon shall have one vote. On a poll every holder of Shares present in any such manner and entitled to vote thereon, shall be entitled to one vote in respect of each Share held by them.

89.
In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the Shares.

90.
A Shareholder who has appointed special or general attorneys or a Shareholder who is subject to a disability may vote on a poll, by such Shareholder’s attorney, committee, receiver, curator bonis or other person in the nature of a committee, receiver, or curator bonis appointed by a court and such attorney, committee, receiver, curator bonis or other person may on a poll vote by proxy; provided that such evidence as the Directors may require of the authority of the person claiming to vote shall, unless otherwise waived by the Directors, have been deposited at the Registered Office not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

91.
No person shall be entitled to vote at any general meeting unless they are registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

92.
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairperson of the meeting, whose decision shall be final and conclusive.

93.
On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy) and a Shareholder entitled to more than one vote need not, if the Shareholder votes, use all their votes or cast all the votes the Shareholder uses in the same way.

94.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

95.
Any person (whether a Shareholder or not) may be appointed to act as a proxy. A Shareholder may appoint more than one proxy to attend on the same occasion. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

96.
The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, must be deposited at the Registered Office, or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company, no later than the time appointed for holding the meeting or adjourned meeting; provided that the Chairperson of the meeting may in the Chairperson’s discretion accept an instrument of proxy sent by fax, email or other electronic means.

97.
An instrument of proxy shall:

(a)
be in any common form or in such other form as the Directors may approve;

(b)
be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the general meeting for which it is given as the proxy thinks fit; and

(c)
subject to its terms, be valid for any adjournment of the general meeting for which it is given.

98.
The Directors may at the expense of the Company send to the Shareholders instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the Shareholders entitled to be sent a notice of the meeting and to vote thereat by proxy.

99.
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

100.
Anything which under these Articles a Shareholder may do by proxy that Shareholder may also do by a duly appointed attorney. The provisions of these Articles relating to proxies and instruments appointing proxies apply, mutatis mutandis, to any such attorney and the instrument appointing that attorney.

101.
Any Shareholder which is a corporation or partnership may, by a resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation or partnership as the corporation or partnership could exercise if it were a Shareholder who was an individual and such corporation or partnership shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present.

WRITTEN RESOLUTIONS OF SHAREHOLDERS
102.
A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of, attend and vote at a general meeting shall be as valid and effective as a resolution passed at a general meeting duly convened and held and may consist of several documents in the like form each signed by one or more of the Shareholders.

DIRECTORS
103.
Unless otherwise determined by the Company by Ordinary Resolution, the minimum number of Directors shall be one (exclusive of alternate Directors) and the maximum number of Directors shall be unlimited.

104.
A Director need not be a Shareholder but shall be entitled to receive notice of and attend all general meetings.

105.
The Company may, by Ordinary Resolution, appoint any person to be a Director and may in like manner remove any Director and may appoint another person in the Director’s stead. Without prejudice to the power of the Company by Ordinary Resolution to appoint a person to be a Director, the Board of Directors, so long as a quorum of Directors remains in office, shall have the power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy or otherwise.

106.
Each Director shall be entitled to such remuneration as approved by the Board of Directors and this may be in addition to such remuneration as may be payable under any other Article. Such remuneration shall be deemed to accrue from day to day. The Directors and the Secretary may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings or in connection with the business of the Company. The Directors may, in addition to such remuneration as aforesaid, grant special remuneration to any Director who, being called upon, shall perform any special or extra services to or at the request of the Company.

107.
Each Director shall have the power to nominate another Director or any other person to act as alternate Director in the Director’s place at any meeting of the Directors at which the Director is unable to be present and at the Director’s discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions, powers and duties of the Director being represented. Any Director who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of their appointor in addition to the vote to which such Director is entitled in their own capacity as a Director, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as an alternate Director if and when the Director by whom the alternate Director has been appointed vacates their office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing such alternate Director and shall be agreed between them.

108.
Every instrument appointing an alternate Director shall be in such common form as the Directors may approve.

109.
The appointment and removal of an alternate Director shall take effect when lodged at the Registered Office or delivered at a meeting of the Directors.

110.
The office of a Director shall be vacated in any of the following events namely:

(a)
if the Director resigns their office by notice in writing signed by such Director and left at the Registered Office;

(b)
if the Director becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(c)
if the Director dies or is found to be or becomes of unsound mind;

(d)
if the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;

(e)
if the Director is removed from office by notice addressed to such Director at their last known address and signed by all of the co-Directors (not being less than two in number); or

(f)
if the Director is removed from office by Ordinary Resolution.

TRANSACTIONS WITH DIRECTORS
111.
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director on such terms as to tenure of office and otherwise as the Directors may determine.

112.
No Director or intending Director shall be disqualified by their office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established, but the nature of the Director’s interest must be declared by such Director at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, then at the next meeting of the Directors held after such Director becomes so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made, then at the first meeting of the Directors held after such Director becomes so interested.

113.
In the absence of some other material interest than is indicated below, provided a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company declares (whether by specific or general notice) the nature of their interest at a meeting of the Directors that Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that such Director may be interested therein and if such Director does so their vote shall be counted and such Director may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

114.
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning the Director’s own appointment.

115.
Any Director may act independently or through the Director’s firm in a professional capacity for the Company, and the Director or the firm shall be entitled to remuneration for professional services as if the Director were not a Director, provided that nothing herein contained shall authorise a Director or the Director’s firm to act as Auditor to the Company.

116.
Any Director may continue to be or become a director, managing director, manager or other officer or shareholder of any company promoted by the Company or in which the Company may be interested, and no such Director shall be accountable for any remuneration or other benefits received by the Director as a director, managing director, manager or other officer or shareholder of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors or other officers of such company).

POWERS OF DIRECTORS
117.
The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Companies Act or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the Companies Act, and to such regulations being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

118.
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney. The Directors may also appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and on such conditions as they determine, including authority for the agent to delegate all or any of their powers.

119.
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments drawn by the Company, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

PROCEEDINGS OF DIRECTORS
120.
The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions and matters arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

121.
A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

122.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall be two, if there are two or more Directors, and shall be one if there is only one Director.

123.
The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up vacancies in their number, or of summoning general meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Shareholders may summon a general meeting for the purpose of appointing Directors.

124.
The Directors may from time to time elect and remove a Chairperson and, if they think fit, a Deputy Chairperson and determine the period for which they respectively are to hold office. The Chairperson or, failing them, the Deputy Chairperson shall preside at all meetings of the Directors, but if there be no Chairperson or Deputy Chairperson, or if at any meeting the Chairperson or Deputy Chairperson be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.
125.
A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

126.
Without prejudice to the powers conferred by these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors. The Directors may, by power of attorney or otherwise, appoint any person to be an agent of the Company on such condition as the Directors may determine, provided that the delegation is not to the exclusion of their own powers.

127.
The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under the preceding Article.

128.
The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of the officer’s appointment an officer may be removed by resolution of the Directors or Shareholders.

129.
All acts done by any meeting of Directors, or of a committee of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

130.
The Directors shall cause minutes to be made of:

(a)
all appointments of officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of Directors; and

(c)
all resolutions and proceedings of all meetings of the Company and of the Directors and of any committee of Directors.

Any such minutes, if purporting to be signed by the Chairperson of the meeting at which the proceedings took place, or by the Chairperson of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.
WRITTEN RESOLUTIONS OF DIRECTORS
131.
A resolution in writing signed by all the Directors for the time being entitled to attend and vote at a meeting of the Directors (an alternate Director being entitled to sign such a resolution on behalf of their appointor) shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors (or their alternates).

PRESUMPTION OF ASSENT
132.
A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file their written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

BORROWING POWERS
133.
The Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge or pledge its undertaking, property, and assets or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt liability or obligation of the Company or of any third party.

SECRETARY
134.
The Directors may appoint any person to be a Secretary who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no Secretary capable of acting, be done by or to any assistant or deputy Secretary or if there is no assistant or deputy Secretary capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors, provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

135.
No person shall be appointed or hold office as Secretary who is:

(a)
the sole Director;

(b)
a corporation the sole director of which is the sole Director; or

(c)
the sole director of a corporation which is the sole Director.

NO MINIMUM SHAREHOLDING
136.
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

THE SEAL
137.
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

138.
The Directors may keep for use outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

139.
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVES
140.
Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class, the Directors may, in their absolute discretion, declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account, or as otherwise permitted by the Companies Act.

141.
Except as otherwise provided by the rights attached to Shares, or as otherwise determined by the Directors, all Dividends and distributions in respect of Shares shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.
142.
The Directors may deduct and withhold from any Dividend or distribution otherwise payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

143.
The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) of shares, debentures or securities of any other company or in any one or more of such ways and, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

144.
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

145.
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

146.
Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall (unless the Directors in their sole discretion otherwise determine) be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

147.
Any Dividend or distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such Dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or distribution shall remain as a debt due to the Shareholder. Any Dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such Dividend or distribution shall be forfeited and shall revert to the Company.

148.
No Dividend or distribution shall bear interest against the Company.

149.
A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend.

SHARE PREMIUM ACCOUNT
150.
The Directors shall establish an account on the books and records of the Company to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

CAPITALISATION
151.
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst such Shareholders had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Shareholders and the Company.

ACCOUNTS
152.
The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

153.
The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

154.
The Board of Directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspection of any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by resolution of the Shareholders.

AUDIT
155.
The accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by resolution of the Shareholders or by the Board of Directors, or failing any determination as aforesaid, shall not be audited.

NOTICES
156.
Any notice or document may be served by the Company on any Shareholder:

(a)
personally;

(b)
by registered post or courier to that Shareholder’s address as appearing in the Register of Members; or

(c)
by cable, telex, facsimile, e-mail or any other electronic means should the Directors deem it appropriate.

157.
In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

158.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

159.
Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through the post in a prepaid letter envelope or wrapper, addressed to the Company or to such officer at the Registered Office.

160.
Where a notice or other document is sent by registered post, service of that notice or other document shall be deemed to be effected by properly addressing, pre-paying and posting an envelope containing it, and that notice or other document shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which it was posted. Where a notice or other document is sent by courier, service of that notice or other document shall be deemed to be effected by delivery of the notice or other document to a courier company, and that notice or other document shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which it was delivered to the courier company. Where a notice or other document is sent by cable, telex or facsimile, service of that notice or other document shall be deemed to be effected by properly addressing and sending it, and that notice or other document shall be deemed to have been received on the same day that it was transmitted. Where a notice or other document is sent by email, service of that notice or other document shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and that notice or other document shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

161.
Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in pursuance of these Articles shall notwithstanding that such Shareholder be then dead, insane, bankrupt or dissolved, and whether or not the Company has notice of such death, insanity, bankruptcy or dissolution, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless the Shareholder’s name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under such Shareholder) in the Share.

WINDING UP AND FINAL DISTRIBUTION OF ASSETS
162.
The Directors may present a winding up petition on behalf of the Company without the sanction of a resolution of the Shareholders passed at a general meeting.

163.
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit.

164.
If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

165.
If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Companies Act, divide among the Shareholders in specie the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of a single kind, and may for such purposes set such value as the liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Shareholders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator, with the like approval, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Shareholder shall be compelled to accept any Shares in respect of which there is liability.
INDEMNITY
166.
Every Director or officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the Director or officer may incur by their own actual fraud or wilful default. No such Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

167.
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgement or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgement or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgement, costs or expenses, then such party shall not be indemnified with respect to such judgement, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

168.
The Directors, on behalf of the Company, shall have the power to purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

DISCLOSURE
169.
Any Director, officer or authorised agent of the Company shall, if lawfully required to do so under the laws of any jurisdiction to which the Company is subject or in compliance with the rules of any stock exchange upon which the Company’s shares are listed or in accordance with any contract entered into by the Company, be entitled to release or disclose any information in their possession regarding the affairs of the Company including, without limitation, any information contained in the Register of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
170.
The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and for the purpose of determining the Shareholders entitled to receive payment of any Dividend the Directors may either before or on the date of declaration of such Dividend fix a date as the record date for such determination.

171.
If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a Dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting has been made in the manner provided in the preceding Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
172.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS
173.
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

FINANCIAL YEAR
174.
The Directors shall determine the financial year of the Company and may change the same from time to time. Unless they determine otherwise, the financial year shall end on 31 December in each year.

AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION
175.
Subject to the provisions of the Companies Act and the provisions of the Articles as regards to the matters to be dealt with by way of Ordinary Resolution, the Company may from time to time by way of Special Resolution:

(a)
change its name;

(b)
alter or add to these Articles; or

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce any capital redemption reserve fund.

CAYMAN ISLANDS DATA PROTECTION
176.
The Company is a “data controller” for the purposes of the Data Protection Act, 2017 (as amended, the DPA). By virtue of subscribing for and holding Shares in the Company, Shareholders provide the Company with certain information (Personal Data) that constitutes “personal data” under the DPA. Personal Data includes, without limitation, the following information relating to a Shareholder and/or any natural person(s) connected with a Shareholder (such as a Shareholder’s individual directors, members and/or beneficial owner(s)): name, residential address, email address, corporate contact information, other contact information, date of birth, place of birth, passport or other national identifier details, national insurance or social security number, tax identification, bank account details and information regarding assets, income, employment and source of funds.

177.
The Company processes such Personal Data for the purposes of:

(a)
performing contractual rights and obligations (including under the Memorandum and these Articles);

(b)
complying with legal or regulatory obligations (including those relating to anti-money laundering and counter-terrorist financing, preventing and detecting fraud, sanctions, automatic exchange of tax information, requests from governmental, regulatory, tax and law enforcement authorities, beneficial ownership and the maintenance of statutory registers); and

(c)
the legitimate interests pursued by the Company or third parties to whom Personal Data may be transferred, including to manage and administer the Company, to send updates, information and notices to Shareholders or otherwise correspond with Shareholders regarding the Company, to seek professional advice (including legal advice), to meet accounting, tax reporting and audit obligations, to manage risk and operations and to maintain internal records.
178.
The Company transfers Personal Data to certain third parties who process the Personal Data on the Company’s behalf, including third party service providers that it appoints or engages to assist with its management, operation, administration and legal, governance and regulatory compliance. In certain circumstances, the Company may be required by law or regulation to transfer Personal Data and other information with respect to one or more Shareholders to a governmental, regulatory, tax or law enforcement authority. That authority may, in turn, exchange this information with another governmental, regulatory, tax or law enforcement authority established in or outside the Cayman Islands.

Exhibit G

Form of Assignment and Assumption Agreement

Exhibit H

Form of PubCo Warrant Agreement

Exhibit I

Form of Registration Rights Agreement

Annex B
AP Acquisition Corp (the Surviving Company)
and
JEPLAN MS, Inc. (the Merging Company)

PLAN OF MERGER

Date:

THIS PLAN OF MERGER (this Plan of Merger) is dated                   2023 between:
(1)
AP Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands(the Surviving Company); and

(2)
JEPLAN MS, Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands (the Merging Company).

RECITALS
(A)
The board of directors of each of the Surviving Company and the Merging Company have, in accordance with section 233(3) of the Companies Act, approved a merger pursuant to which the Merging Company will (i) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting in the Surviving Company and (ii) cease to exist, with the Surviving Company continuing as the surviving company (the Merger).

(B)
The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (defined below).

(C)
The shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(D)
Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED as follows:
1.   DEFINITIONS AND INTERPRETATION
1.1   Definitions
In this Plan of Merger:
Companies Act	means the Companies Act (as amended) of the Cayman Islands;
Constituent Company	means each of the Surviving Company and the Merging Company;
Effective Date	means the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Companies Act;
Merger Agreement	means the business combination agreement dated 16 June 2023 between the Surviving Company, JEPLAN Holdings, Inc., the Merging Company and JEPLAN, Inc. in the form annexed as Schedule 1 to this Plan of Merger;
Registrar	means the Registrar of Companies in the Cayman Islands; and
Restated M&A	means the amended and restated memorandum and articles of association of the Surviving Company in the form annexed as Schedule 2 to this Plan of Merger.

1.2   Interpretation
The following rules apply in this Plan of Merger unless the context requires otherwise:
(a)
Headings are for convenience only and do not affect interpretation.

(b)
The singular includes the plural and the converse.

(c)
A gender includes all genders.

(d)
Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)
A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)
A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3   Schedules
The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.
2.   PLAN OF MERGER
2.1   Constituent company details
(a)
The constituent companies (as defined in the Companies Act) to the Merger are the Surviving Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named AP Acquisition Corp after the Merger.

(c)
The registered office of the Surviving Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Following the Effective Date, the registered office of the Surviving Company will continue to be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)
Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, of which 17,250,000 Class A ordinary shares are issued and outstanding, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, of which 4,312,500 Class B ordinary shares are issued and outstanding, and 5,000,000 preference shares of a par value of US$0.0001 each, of which no preference shares are issued, fully paid and outstanding.

(e)
Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be US$1.00 divided into 100 shares of a par value of US$0.01 each, of which one share is issued and outstanding.

(f)
On the Effective Date, the authorised share capital of the Surviving Company shall continue to be US$55,500 divided into 555,000,000 shares of a par value of US$0.0001 each.

2.2   Effective Date
The Merger shall be effective on the Effective Date.

2.3   Terms and conditions of the Merger
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement.
2.4   Memorandum of association and articles of association
On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the Restated M&A.
2.5   Rights and restrictions attaching to shares
Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company will be as set out in the Restated M&A.
2.6   Property
On the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
2.7   Directors of the Surviving Company
The names and addresses of the directors of the Surviving Company shall be as follows:
Name	Address
[ ]	[ ]
[ ]	[ ]
2.8   Directors’ benefits
No amounts or benefits will be paid or payable to any director of either of the Constituent Companies consequent upon the Merger.
2.9   Secured creditors
(a)
The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.   APPROVAL AND AUTHORISATION
This Plan of Merger has been:
(a)
approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act; and

(b)
authorised by special resolution of the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act; and

(c)
authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act.

4.   AMENDMENT AND TERMINATION
4.1
At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Constituent Companies, to:

(a)
change the Effective Date, provided that the new Effective Date shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar; or

(b)
to make any other change to the Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

4.2
At any time prior to the Effective Date, this Plan of Merger may be terminated by the board of directors of either of the Constituent Companies.

4.3
If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.   COUNTERPARTS
This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.
6.   GOVERNING LAW
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[The signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED for and on behalf of AP Acquisition Corp acting by:	) ) ) ) ) )	Name: Position: Director
SIGNED for and on behalf of JEPLAN MS, Inc. acting by:	) ) ) ) ) )	Name: Position: Director

Schedule 1
Merger Agreement

Annex C
The NTA Amendment to the SPAC Articles
1.
Article 49.2(b) of the amended and restated memorandum and articles of association of APAC (the “SPAC Articles”) be amended by deleting the words:

“, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases”
2.
Article 49.4 of the SPAC Articles be amended by deleting the words:

“, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination”
3.
Article 49.5 of the SPAC Articles be amended by deleting the words:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”
4.
Article 49.8 of the SPAC Articles be amended by deleting the words:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

C-1

Annex D
[Proxy Card for Extraordinary Meeting]

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Article 330 of the Companies Act of Japan (the “Japan Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:
1.   Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;
2.   If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;
3.   If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and
4.   If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.
In accordance with PubCo’s Articles of Incorporation, and pursuant to the provisions of Article 427 of the Japan Act, we are authorized to enter into agreements with non-executive directors and corporate auditors, respectively, to limit his or her liability to our Company for loss or damage arising from the conduct specified under Article 423 of the Japan Act; provided that, the amount of such limited liability is the amount stipulated in applicable laws and regulations.
In addition, PubCo’s Articles of Incorporation include limitation of liability provisions, pursuant to which it can exempt, by resolution of its board of directors, its directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Japan Act.
Upon the consummation of the Business Combination, PubCo will maintain, at its expense, a directors’ and officers’ liability insurance policy for each of its directors and corporate auditors. The policy insures each of its directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.
We have entered into a customary liability limitation agreement with each of our independent directors and corporate auditors which limits the maximum amount of their liability to an amount stipulated in laws and regulations.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1#	Business Combination Agreement, dated as of June 16, 2023, by and among the Registrant, AP Acquisition Corp, JEPLAN MS, Inc. and JEPLAN, Inc. (included as Annex A to the proxy statement/prospectus).
3.1*	Articles of Incorporation of the Registrant, dated May 29, 2023 (English translation).
3.2*	Form of Amended and Restated Articles of Incorporation of the Registrant (English translation).

Exhibit Number	Description
3.3*	Amended and Restated Memorandum and Articles of Association of AP Acquisition Corp, dated November 26, 2021 (incorporated by reference to Exhibit 3.1 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on December 22, 2021).
3.4*	Form of Amendment to the Amended and Restated Memorandum and Articles of Association of AP Acquisition Corp (included as Annex C to the proxy statement/prospectus).
4.1**	Specimen Certificate of Common Shares of the Registrant.
4.2**	Form of Deposit Agreement among the Registrant, the depositary named therein, and holders and beneficial owners of the American Depositary Shares.
4.3**	Specimen American Depositary Receipt of the Registrant (included as Exhibit A to Exhibit 4.2).
4.4*	Warrant Agreement, dated December 16, 2021, by and between AP ACQUISITION CORP and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on December 22, 2021).
4.5*	Form of Amended and Restated Warrant Agreement by and between the Registrant, and Computershare Inc. and its affiliate Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.6 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on June 16, 2023).
5.1**	Legal Opinion of Greenberg Traurig Tokyo Law Offices.
8.1	Tax Opinion of Kirkland & Ellis LLP.
10.1**	Form of Share Exchange Agreement (English translation).
10.2*	Sponsor Support Agreement and Deed, dated as of June 16, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, AP Sponsor LLC, and certain shareholders and officers and directors of AP Acquisition Corp (incorporated by reference to Exhibit 10.1 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on June 16, 2023).
10.3*
Amended and Restated Sponsor Support Agreement and Deed, dated as of September 8, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, AP Sponsor LLC, and certain shareholders and officers and directors of AP Acquisition Corp.

10.4*	Shareholder Support Agreement, dated as of June 16, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, and Michihiko Iwamoto and Masaki Takao (incorporated by reference to Exhibit 10.2 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on June 16, 2023).
10.5*	Shareholder Lock-Up Agreement, dated as of June 16, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, and certain shareholders of JEPLAN, Inc. (incorporated by reference to Exhibit 10.3 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on June 16, 2023).
10.6*	Shareholder Support Agreement, dated as of September 7, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, and JAFCO SV4 Investment Limited Partnership (represented by JAFCO Group Co., Ltd., its general partner).
10.7*	Shareholder Lock-Up Agreement, dated September 7, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, and JAFCO SV4 Investment Limited Partnership (represented by JAFCO Group Co., Ltd., its general partner).
10.8*	Waiver and Consent, dated September 7, 2023, by and among JEPLAN, Inc., AP Acquisition Corp, and JAFCO SV4 Investment Limited Partnership (represented by JAFCO Group Co., Ltd., its general partner).
10.9*	Sponsor Subscription Agreement, dated as of September 8, 2023, by and among the Registrant, JEPLAN, Inc., AP Acquisition Corp and AP Sponsor LLC.

Exhibit Number	Description
10.10*	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to AP Acquisition Corp’s current report on Form 8-K, filed with the SEC on June 16, 2023).
10.11+**	Form of Indemnification Agreement, by and between the Registrant and each of its independent directors and corporate auditors (English translation).
10.12*†	Agreement on Purchase of Recycled PET Resin, dated as of August 19, 2021, by and between PET Refine Technology Co., Ltd. and Nishino Kinryo Co., Ltd. (English translation).
10.13*	Stockholder Agreement, dated January 22, 2021, by and between JEPLAN, Inc., PET Refine Technology Co., and Sojitz Corporation (English translation).
10.14*	Share Subscription Agreement, dated June 26, 2023, by and between Monex Climate Impact Fund LP and JEPLAN, Inc.
10.15*	Lease Agreement for Fixed Term Land Leasehold Right for Business Purposes, dated as of October 30, 2008, by and between ENEOS Corporation and PET Refine Technology Co., as amended (English translation).
10.16*	Building Lease Agreement, dated as of October 20, 2008, by and between ENEOS Corporation and PET Refine Technology Co., as amended (English translation).
10.17+**	Form of terms and conditions for share acquisition rights issued by the Registrant to directors and officers (English translation).
10.18*	Shareholder Lock-Up Agreement, dated as of June 23, 2023, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, and KISCO LTD.
10.19*	Form of Shareholder Support Agreement, by and between the Registrant, JEPLAN, Inc., AP Acquisition Corp, and certain shareholders of JEPLAN, Inc.
10.20*	Form of Share Subscription Agreement, by and between JEPLAN, Inc. and the Subscriber(s) named therein.
10.21*†
Joint Development Cooperation and Commercialization Agreement for the Chemical Recycling of Polyethylene Terephtalate (PET), effective as of June 30, 2020, by and between JEPLAN, Inc., Axens, and IFP Energies nouvelles.

10.22*†
Amendment No. 1 to the Joint Development Cooperation and Commercialization Agreement for the Chemical Recycling of Polyethylene Terephtalate (PET), effective as of July 29, 2021, by and between JEPLAN, Inc., Axens, and IFP Energies nouvelles.

10.23*†	Loan Agreement, dated July 21, 2020, by and between Asahi Softdrinks Co., Ltd. and JEPLAN, Inc. (English translation).
10.24*†	Agreement on the Purchase of Recycled PET Resin, dated May 18, 2021, by and between Asahi Softdrinks Co., Ltd. and JEPLAN, Inc. (English translation).
10.25*†
Memorandum and Amendment to the Agreement on the Purchase of Recycled PET Resin, dated August 29, 2022, by and between Asahi Softdrinks Co., Ltd., PET Refine Technology Co., Ltd., and JEPLAN, Inc. (English translation).

10.26*†
Memorandum and Amendment to the Agreement on the Purchase of Recycled PET Resin, dated February 15, 2023, by and between Asahi Softdrinks Co., Ltd., PET Refine Technology Co., Ltd., and JEPLAN, Inc. (English translation).

10.27*†
Memorandum and Amendment to the Agreement on the Purchase of Recycled PET Resin, dated September 29, 2023, by and between Asahi Softdrinks Co., Ltd., PET Refine Technology Co., Ltd., and JEPLAN, Inc. (English translation).

10.28†	Amendment No. 2 to the Joint Development Cooperation and Commercialization Agreement for the Chemical Recycling of Polyethylene Terephtalate (PET), effective as of August 1, 2022, by and between JEPLAN, Inc., Axens, and IFP Energies nouvelles.
10.29†
Amendment No. 3 to the Joint Development Cooperation and Commercialization Agreement for the Chemical Recycling of Polyethylene Terephtalate (PET), effective as of December 20, 2023, by and between JEPLAN, Inc., Axens, and IFP Energies nouvelles.

Exhibit Number	Description
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Marcum Asia CPAs LLP, independent public accountant to Registrant.
23.2	Consent of Marcum Asia CPAs LLP, independent public accountant to AP Acquisition Corp.
23.3**	Consent of Greenberg Traurig Tokyo Law Offices (included in Exhibit 5.1).
23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).
99.1**	Form of Proxy Card for AP Acquisition Corp’s Extraordinary General Meeting (included as Annex D to the proxy statement/prospectus).
99.2*	Consent of Michihiko Iwamoto to be named as Director.
99.3*	Consent of Keiichi Suzuki to be named as Director.
99.4*	Consent of Masayuki Fujii to be named as Director.
99.5*	Consent of Tsubasa Kurose to be named as Director.
99.6*	Consent of Akikazu Ida to be named as Director.
99.7*	Registrant’s Management’s Representation for the Waiver of the Requirements of Form 20-F, Item 8.A.4
107*	Filing Fee Table

*
Previously filed.

**
To be filed by amendment.

#
Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K but will be furnished supplementally to the SEC upon request.

†
Certain confidential portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K but will be furnished supplementally to the SEC upon request.

+
Indicates management contract or compensatory plan or arrangement.

Item 22.   Undertakings
(A)
The registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)
The registrant hereby undertakes:

(1)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D)
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan on January 31, 2024.
JEPLAN Holdings, Inc.
By:
/s/ Masaki Takao

Name: Masaki Takao
Title:   Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors and corporate auditors of the Registrant, a Japanese corporation, which is filing this registration statement on Form F-4 with the U.S. Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, and the Registrant’s Authorized Representative in the United States, hereby constitutes and appoints Mr. Masayuki Fujii as such individual’s true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and re-substitution, for such individual and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated:
Signature	Title	Date
/s/ Masaki Takao Masaki Takao	Sole Director and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)	January 31, 2024

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement on January 31, 2024.
Cogency Global Inc.
Authorized U.S. Representative
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:
Sr. Vice President on behalf of Cogency Global Inc.